UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RYVYL INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of RYVYL Inc.:

RYVYL Inc. (“Ryvyl’ or the “Company”) and RTB Digital, Inc. (“RTB”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Ryvyl will merge with and into RTB, with RTB surviving as a wholly-owned subsidiary of Ryvyl (the “merger”). The merger will result in a company focused on deploying its Web3 media platform for major media brands and premium clients, generating Web3 revenue and reaching millions of monthly media consumers through partnerships with Yahoo, TheStreet and nearly two hundred sports reporters, including the majority of Sports Illustrated’s top revenue producing and highest audience team channels, as well as the world’s #1 hockey network - also departing SI - all of which recently migrated to the RTB platform.

At the effective time of the merger, the following securities of each RTB securityholder will be converted into the right to receive, or acquire through replacement options and warrants, a portion of 14,285,715 shares of Ryvyl’s common stock (the “Merger Shares”). The RTB stock option holders and RTB warrant holders have the right to exercise their securities at a net exercise per share rate of $21.90 prior to the merger, and if not so exercised then (i) each RTB stock option that is outstanding will be assumed by Ryvyl, and (ii) each RTB warrant will adjust according to its terms to represent the right to acquire Ryvyl common stock. To the extent that by their terms RTB warrants do not continue to represent the right to acquire securities of Ryvyl on comparable terms to those of RTB warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for RTB warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party to the Merger Agreement. The RTB common stockholders as of immediately prior to the closing, including those that have net exercised their RTB stock options and RTB warrants will receive their Pro Rata Portion (as defined in the Merger Agreement) of the Merger Shares, based on the number of shares of RTB outstanding immediately prior to the closing.

Ryvyl’s stockholders will continue to own and hold their existing shares of Ryvyl’s common stock, as adjusted for the reverse stock split implemented on January 2, 2026, at the rate of 35 outstanding shares for one new share of common stock. Immediately after the merger, current stockholders, warrant holders, and option holders of RTB will own, or hold rights to acquire, approximately 84.85% of the common stock of Ryvyl (excluding shares of Ryvyl that may be issued on conversion of outstanding RTB convertible notes), which for these purposes is defined as the outstanding common stock of Ryvyl (including the shares of common stock issued in the merger), plus the number of shares of Ryvyl common stock issuable on conversion of options and warrants of Ryvyl that were in-the-money as of the date of the Merger Agreement, plus the number of shares that would issue from a net exercise of all options and warrants of RTB based on a $21.90 RTB share price (the “Base Amount Common Stock of Ryvyl”), with Ryvyl’s current stockholders, option holders and warrant holders owning, or holding rights to acquire, approximately 15.15% of the Base Amount Common Stock of Ryvyl. The foregoing percentages will be substantially reduced upon conversion of the assumed RTB convertible notes. Also as a result of the merger, the Series C Preferred Stock issued by Ryvyl to RTB on October 6, 2025, as modified on December 9, 2025, will be cancelled.

Shares of Ryvyl’s common stock are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RVYL.” Prior to the consummation of the merger, Ryvyl will file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules. After completion of the merger, Ryvyl will be renamed to “RTB Digital, Inc.” and currently expects to trade on Nasdaq under the symbol “RTB.”

On January 29, 2026, the closing sale price of Ryvyl’s common stock on Nasdaq was $6.39 per share.

Pursuant to Section 92A.390 of the Nevada Corporation Act, Ryvyl has determined that holders of the Ryvyl Common Stock are not entitled to appraisal rights with respect to the proposed merger because Ryvyl is a covered security under Sections 18(b)(1)(A) and (B) of the Securities Act of 1933, as amended, due to its current and anticipated listing on Nasdaq.

Ryvyl is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and related matters. At the Ryvyl special meeting, which will be held virtually at 4:00 p.m. Eastern Time (“ET”)/1:00 p.m. Pacific Time, on Wednesday, March 18, 2026, unless postponed or adjourned to a later date, Ryvyl will ask its stockholders, among other things:

1.

to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, the assumption of the RTB equity incentive plans and outstanding awards, the RTB convertible notes, and the change of control resulting from the merger;

2.	to approve an amendment to the Ryvyl Amended and Restated Articles of Incorporation, as amended, to effect the change of name of Ryvyl to “RTB Digital, Inc.;”

3.	to consider and vote upon an adjournment of the Ryvyl special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and

4.	to transact such other business as may properly come before the Ryvyl special meeting or any adjournment or postponement thereof.

In addition, following the effectiveness of the registration statement on Form S-4 (the “Registration Statement”), of which this proxy statement/prospectus is a part, and pursuant to the conditions of the Merger Agreement, RTB will ask its stockholders to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger.

On September 26, 2025 and November 7, 2025, at meetings of the board of directors of Ryvyl (the “Board”), the Board unanimously adopted resolutions concluding and finding the transactions contemplated by the Merger Agreement to be advisable and fair to, and in the best interests of Ryvyl and its stockholders, and the Board recommended to authorize the execution of the Merger Agreement and proposing that the transactions contemplated by the Merger Agreement and related documentation be brought to the stockholders of Ryvyl for their approval.

After careful consideration, each member of Ryvyl’s Board and the Ryvyl’s Board together, and RTB’s board of directors separately, has (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of Ryvyl and RTB, as applicable, and their respective stockholders, (ii) approved and declared advisable that the Merger Agreement and the transactions contemplated therein be implemented, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its respective stockholders vote to adopt or approve, as applicable, the Merger Agreement and, therefore, approve the transactions contemplated therein and as set forth herein to implement the merger. Ryvyl’s board of directors recommends that Ryvyl’s stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Ryvyl, RTB, and the proposed transaction is contained in this proxy statement/prospectus. Ryvyl and RTB urge you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 22.

Ryvyl and RTB are excited about the opportunities the merger brings to both Ryvyl’s and RTB’s stockholders, and thank you for your consideration and continued support.

If you have any questions or need assistance voting your shares, please call Ryvyl’s proxy solicitor, Kingsdale Advisors, which we refer to as Kingsdale, by telephone at (888) 518-6812 (toll-free within North America), or by email at contactus@kingsdaleadvisors.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated February 9, 2026, and is first being mailed to Ryvyl’s stockholders on or about February 12, 2026.

RYVYL INC.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

(855) 201-1613

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 18, 2026

Dear Stockholders of Ryvyl:

On behalf of the board of directors of RYVYL Inc., a Nevada corporation (“Ryvyl”), we are pleased to deliver this proxy statement/prospectus for the proposed merger between Ryvyl and RTB Digital, Inc., a Delaware (“RTB”), pursuant to which RYVYL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Ryvyl (“Merger Sub”), will merge with and into RTB, with RTB surviving as a wholly-owned subsidiary of Ryvyl. The special meeting of stockholders of Ryvyl will be held virtually at  www.virtualshareholdermeeting.com/RVYL2026SM on March 18, 2026, at 4:00 p.m. Eastern Time (“ET”)/1:00 p.m. Pacific Time unless postponed or adjourned to a later date for the following purposes:

1.

to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, the assumption of the RTB equity incentive plans and outstanding awards, the assumption of the RTB convertible notes, and the change of control resulting from the merger;

2.	to approve an amendment to the Ryvyl Amended and Restated Articles of Incorporation, as amended, to effect the change of name of Ryvyl to “RTB Digital, Inc.;”

3.	to consider and vote upon an adjournment of the Ryvyl special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and

4.	to transact such other business as may properly come before the Ryvyl special meeting or any adjournment or postponement thereof.

Ryvyl’s board of directors has fixed February 6, 2026, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Ryvyl special meeting and any adjournment or postponement thereof. Only holders of record of shares of Ryvyl’s common stock and at the close of business on the record date are entitled to notice of, and to vote at, the Ryvyl special meeting. At the close of business on the record date, Ryvyl had 1,266,631 shares of common stock outstanding and entitled to vote and 205,775 additional votes that may be cast by the holders of the Series C Preferred Stock. The total number of shares that may be voted at the special meeting are 1,472,406 shares.

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the issued and outstanding shares of Ryvyl common stock and Series C Preferred Stock (subject to a blocker provision of 19.9% on the number of votes the Series C Preferred Stock may vote) entitled to vote together as a single class is required to approve Proposals Nos. 1, and 2. For the purpose of Proposal 3: (i) if a quorum is present at the special meeting, the affirmative vote of holders of a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal 3, and (ii) if a quorum is not present, at the special meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, would be sufficient to approve Proposal 3.

Adoption of each of the proposals is not contingent on any of the others being adopted by the stockholders.

Your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the stockholders approve the adoption of the Merger Agreement. Abstentions, failure to submit a proxy or vote at the special meeting and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. You should carefully read and consider the accompanying proxy statement/prospectus in its entirety, including the annexes to the proxy statement/prospectus, and the documents incorporated by reference in the proxy statement/prospectus, as they contain important information about, among other things, the merger and how it affects you.

The board of directors of Ryvyl has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Ryvyl and the stockholders of Ryvyl, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend the Ryvyl stockholders approve the adoption of the Merger Agreement and approve the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, and (d) directed that the Merger Agreement be submitted to Ryvyl stockholders for their adoption. The Ryvyl Board recommends that the Ryvyl stockholders vote “FOR” the Merger Agreement Proposal and all the other proposals listed above.

Refer to the section entitled “Questions and Answers” of the accompanying proxy statement/prospectus for additional information on how to participate in the special meeting.

Please vote as promptly as possible, regardless of whether you expect to attend the special meeting via the special meeting website. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished by the bank, broker or other nominee. If you hold shares in your own name, please submit a proxy to have your shares voted as promptly as possible by (i) logging onto the website shown on your proxy card and following the instructions to vote online, (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by telephone or (iii) completing, dating, signing and returning the enclosed proxy card in the postage-prepaid envelope provided, so that your shares may be represented and voted at the special meeting if you later decide not to attend or become unable to attend. Submitting a proxy will also help to secure a quorum and avoid added solicitation costs. Submitting a proxy will not prevent you from voting at the special meeting via the special meeting website; any stockholder who is present at the special meeting via the special meeting website may vote, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the accompanying proxy statement/prospectus.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger and the Merger Agreement. We urge you to carefully read this proxy statement/prospectus, including the documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” included in this proxy statement/prospectus, beginning on page 22.

If you have questions about the matters to be voted on at the special meeting, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of common stock, please contact the proxy solicitor:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, New York 10151

Stockholders may call toll-free within North America: (888) 518-6812

Call collect or text Outside North America: +646-491-9093

By Order of Ryvyl’s Board of Directors,

George Oliva,

Interim Chief Executive Officer

February 9, 2026

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Ryvyl from other documents that are not included in or delivered with this proxy statement/prospectus, as permitted by the rules of the Securities and Exchange Commission (the “SEC”). For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 160 of this proxy statement/prospectus.

Copies of any of the documents incorporated by reference herein, excluding exhibits to those documents unless specifically incorporated by reference herein, are available without charge to stockholders of Ryvyl and stockholders of RTB upon written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to RYVYL:

RYVYL Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Attention: Corporate Secretary

(619) 549-2184

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, New York 10151

Stockholders may call toll-free within North America: (888) 518-6812

Call collect or text Outside North America: +646-491-9093

For information related to RTB:

RTB Digital, Inc.

4300 University Way NE, Suite C

Seattle, WA 98105

Attention: Corporate Secretary

If you would like to request any of the documents that are incorporated by reference into this proxy statement/prospectus, please do so by March 20, 2026, which is five business days prior to the date of the special meeting of Ryvyl, in order to receive them before the meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Ryvyl with the SEC by accessing Ryvyl’s website at https://www.ryvyl.com. We are not incorporating the contents of the websites of the SEC, Ryvyl or RTB or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Ryvyl, constitutes a prospectus of Ryvyl under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.001 per share, of Ryvyl (“Ryvyl Common Stock”) to be issued to RTB Stockholders in connection with the Agreement and Plan of Merger, dated October 2, 2025 (as it may be amended from time to time, the “Merger Agreement”), among Ryvyl, RTB and RYVYL Merger Sub, Inc., a direct, wholly-owned subsidiary of Ryvyl (“Merger Sub”), providing for the merger of Merger Sub with and into RTB, with RTB surviving as a direct, wholly-owned subsidiary of Ryvyl (the “merger”). This proxy statement/prospectus also constitutes a proxy statement of Ryvyl under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Ryvyl.

Information contained in this proxy statement/prospectus regarding Ryvyl has been provided by Ryvyl, and information contained in this proxy statement/prospectus regarding RTB has been provided by RTB. Ryvyl and RTB have both contributed to the information related to the merger contained in this proxy statement/prospectus.

On January 2, 2026, Ryvyl implemented a reverse stock split of its common stock at the rate of 35 outstanding shares into one share of common stock. The stock numbers and other financial data disclosed in this proxy statement/prospectus has been adjusted to reflect the stock split.

Ryvyl and RTB have not authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 9, 2026, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date unless the information specifically indicates that another date applies. You should also assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of the incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Ryvyl Stockholders nor the issuance by Ryvyl of shares of Ryvyl Common Stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus reflects the reverse stock split implemented on January 2, 2026, which was approved by the stockholders of Ryvyl at the annual meeting held on December 15, 2025.

The following section provides answers to frequently asked questions about the Ryvyl special meeting and the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	Why am I receiving these materials?

A:	The board of directors of Ryvyl is providing these proxy materials to you in connection with the solicitation of proxies for use at the special meeting of Ryvyl to be held on Wednesday, March 18, 2026, at 4:00 p.m. ET/1:00 p.m. PT.

The special meeting will be held as a virtual meeting via live webcast on the Internet. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the special meeting, vote, and submit your questions on the day of the meeting via the Internet by visiting www.virtualstockholdermeeting.com/RVYL2026 and entering the control number included on your proxy card. The unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the special meeting on the meeting website. Further instructions on how to attend and participate in the special meeting via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.

If Ryvyl experiences technical difficulties during the meeting (e.g., a temporary or prolonged power outage), it will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged).

Q:	What is the purpose of the Ryvyl special meeting?

A:	At the Ryvyl special meeting, the stockholders of Ryvyl will consider and vote on the following matters:

1.

to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, assumption of the RTB equity incentive plans and outstanding awards, assumption of the RTB convertible notes, and the change of control resulting from the merger;

2.	to approve an amendment to the Ryvyl Amended and Restated Articles of Incorporation, as amended, to effect the change of name of Ryvyl to “RTB Digital, Inc.;”

3.	to consider and vote upon an adjournment of the Ryvyl special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and

4.	to transact such other business as may properly come before the Ryvyl special meeting or any adjournment or postponement thereof.

Q.	What shares will be entitled to vote at the special meeting and what is the quorum?

A.	Our voting securities consist of common stock and the Series C Preferred Stock. These shares vote together on all matters presented for approval of the stockholders at the special meeting. As of the record date, there are 1,266,631 shares of common stock entitled to be present and vote at the special meeting. Also, there is one holder of the Series C Preferred Stock that is entitled to vote the equivalent of 205,775 shares of common stock, which represents 13.98 percent of the shares entitled to be present and vote at the special meeting. Together, at the special meeting, there will be entitled to vote an aggregate of 1,472,405 shares of stock. A quorum will be achieved if an aggregate of 490,802 shares entitled to vote will be present by proxy or in person. RTB has indicated that it intends to be present at the special meeting and to vote in favor of each of the proposals presented to the stockholders at the special meeting.

Q.	How many votes do I have?

A.

Each share of common stock entitles you to one vote. The Series C Preferred Stock has the equivalent of an aggregate of 205,775 votes. The common stock and the Series C Preferred Stock vote together as a single class on all matters presented to the stockholders at the special meeting.

v

Q:	What is the merger?

A:	Ryvyl and RTB have entered into an Agreement and Plan of merger, dated as of September 28, 2025 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Ryvyl and RTB. Under the Merger Agreement, RYVYL Merger Sub Inc., a wholly owned subsidiary of Ryvyl (“Merger Sub”), will merge with and into RTB, with RTB surviving as a wholly owned subsidiary of Ryvyl. This transaction is referred to as the “merger.”

At the effective time of the merger (the “Effective Time”), the following securities of each RTB securityholder will be converted into the right to receive the Pro Rata Portion of the Merger Shares, subject to the adjustment to account for the reverse stock split of the Ryvyl common stock implemented January 2, 2026, provided, however, that no fractional shares of the Company will be issued as a result of the merger: (x) the aggregate number of issued and outstanding shares of RTB common stock prior to the Effective Time; (y) the aggregate number of shares of RTB common stock issuable upon the exercise of all RTB stock options outstanding as of immediately prior to the Effective Time being assumed by Ryvyl; and (z) the aggregate number of shares of RTB common stock issuable upon exercise of RTB warrants outstanding as of immediately prior to the effective time that are converted into the right to acquire securities of Ryvyl in accordance with their terms and subject to the assumptions under the Merger Agreement, provided that each RTB stock option that is outstanding shall be cancelled and Ryvyl will assume and/or issue in exchange a Ryvyl’s replacement stock option, under its then effective Equity incentive plan(s). It is anticipated that outstanding RTB warrants will have been “net” exercised prior to the closing in exchange for shares of RTB common stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished, and retired and shall cease to exist, provided, however, that in the event that any such RTB warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of the Company on comparable terms to those of RTB warrants, then the parties of the Merger Agreement shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such RTB warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement. Additionally, pursuant to the Merger Agreement, Ryvyl will assume the outstanding convertible notes of RTB, which after the merger will be converted into shares of the combined company.

As of January 30,2026, as a result of the merger, current holders of RTB’s common stock, and options and warrants to purchase RTB’s common stock are expected to own, or hold rights to acquire, in the aggregate of approximately 15,215,399 shares of Ryvyl common stock, representing approximately 84.85% (excluding the shares that may be issued on conversion of the RTB convertible notes) of the fully-diluted common stock of Ryvyl, which for these purposes is defined as the outstanding common stock of Ryvyl (including the shares of common stock issued in the merger), plus all options and warrants of Ryvyl outstanding immediately prior to the merger, plus all options and warrants of RTB converted into options and warrants of Ryvyl in connection with the merger (the “Fully-Diluted Common Stock of Ryvyl”), and Ryvyl’s current stockholders, option holders and warrant holders are expected to own, or hold rights to acquire, in the aggregate approximately 15.15% of the Fully-Diluted Common Stock of Ryvyl, in each case, following the Effective Time of the merger. The assumption and conversion of the RTB convertible notes after consummation of the merger will substantially reduce the foregoing percentages. Also, as a result of the merger, the Series C Preferred Stock issued by Ryvyl to RTB will be cancelled.

After the completion of the merger, Ryvyl will change its corporate name from “RYVYL Inc.” to “RTB Digital, Inc.” (or to such other name as Ryvyl and RTB may agree) as contemplated by the Merger Agreement (the “Ryvyl Name Change”).

Q:	What will happen to Ryvyl if, for any reason, the merger does not close?

A:	If, for any reason, the merger does not close, Ryvyl’s board of directors may elect, among other things, to attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Ryvyl, resume its business activities and continue to operate the business of Ryvyl, or pursue alternative strategical routes, as determined by the Ryvyl’s board of directors.

Q:	Why are the two companies proposing to merge?

A:	RTB and Ryvyl believe that the merger will result in a combined company focused on developing and operating a professional SaaS (Software as a Service) platform which hosts an exclusive coalition of professionally-managed online media channels. For a discussion of Ryvyl’s and RTB’s reasons for the merger, please see the section entitled “The Merger—Ryvyl Reasons for the Merger” and “The Merger—RTB Reasons for the Merger” in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Ryvyl as of the applicable record date. If you are a stockholder of Ryvyl, you are entitled to vote at Ryvyl’s annual stockholder meeting (referred to herein as the “Ryvyl special meeting”) to (i) approve the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Ryvyl’s common stock pursuant to the Merger Agreement, and (ii) the change of name of Ryvyl to “RTB Digital Inc.” This document serves as:

●	a proxy statement of Ryvyl used to solicit proxies for the Ryvyl special meeting; and

●	a prospectus of Ryvyl used to offer shares of Ryvyl’s common stock in exchange for shares of RTB’s common stock in the merger and issuable as a replacement of RTB’s warrants and options, as applicable.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Ryvyl’s stockholders must approve the merger, which includes the issuance of Ryvyl’s common stock pursuant to the Merger Agreement. The Ryvyl stockholders are also being asked to approve the amendment to the Amended and Restated Articles of Incorporation to change the of name of Ryvyl and approval of each other proposal that either the SEC or Nasdaq indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, the adoption and approval of each other proposal reasonably agreed to by Ryvyl and RTB as necessary or appropriate in connection with the consummation. RTB’s stockholders also must adopt the Merger Agreement and, thereby, approve the merger and the other transactions contemplated therein. It is also required that the Nasdaq Stock Market continues to list the common stock of the combined company on the Capital Market upon completion of the merger.

Registration Statement Effectiveness. The Registration Statement on Form S-4 must be declared effective under the Securities Act of 1933, with no stop order issued by the SEC and no proceeding seeking a stop order remaining pending.

Nasdaq Listing Approval. The securities to be issued in the merger must be approved for listing on Nasdaq, subject to official notice of issuance. It is a critical requirement that the Nasdaq Stock Market continues to list the common stock of the combined company on Nasdaq upon completion of the merger.

Regulatory Clearances. Any applicable waiting period under the Hart-Scott-Rodino Act must have expired or been terminated, and all other approvals, clearances, and expiration of applicable waiting periods required by any applicable antitrust laws or as required by state or federal regulators for digital asset or cryptocurrency-related business activities must have been obtained or occurred.

Absence of Governmental Orders. No order issued by any governmental authority preventing the consummation of the merger or the other transactions shall be in effect, and no law shall have been enacted or enforced that prohibits or makes illegal the consummation of the merger or other transactions.

Additional Closing Conditions. Beyond the stockholder votes and regulatory approvals, the following conditions must also be satisfied at or prior to closing:

●	Delivery of officers’ certificates confirming satisfaction of accuracy and performance conditions, such as for covenants and the absence of any Material Adverse Effects as defined in the Merger Agreement.

●	The Ryvyl common stock shall not have been delisted from Nasdaq.

●	Ryvyl shall have entered into Release Agreements with certain vendors and debt holders in full force and effect.

●	The members of the post-closing board of directors shall have been elected or appointed consistent with the terms of the Merger Agreement.

●	Employment agreements with specified executives, including the Oliva Employment Agreement with George Oliva, shall be duly executed and effective as of closing of the merger.

●	Any outstanding SEC proceedings or shareholder derivative lawsuits shall have been finally settled with all required remedial actions taken.

Specified contracts involving the Ryvyl and its security holders shall have been terminated with no further obligation or liability. In addition to the requirement of obtaining the stockholder approvals and other closing conditions described above, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus.

Q:	What will RTB’s stockholders, warrant holders option holders, and debt holders receive in the merger?

A:

As a result of the merger, RTB’s stockholders, warrant holders and option holders will become entitled to receive shares or rights to acquire shares of Ryvyl’s common stock equal to, in the aggregate, approximately 84.85% of the Fully-Diluted Common Stock of Ryvyl.

The debt holders of RTB will have their debt assumed by Ryvyl, and immediately after the merger the debt principal and unpaid interest will be converted into the common stock of the combined company. As a result the above ratios of ownership will be reduced by this further dilution. However, conversion of the debt will eliminate the obligation to repay the debt and accrued interest and reduce operational expenses going forward.

For a more complete description of what RTB’s stockholders, warrant holders and option holders will receive in the merger, please see the section entitled “The Merger Agreement—Merger Consideration and Exchange Ratio” in this proxy statement/prospectus.

Q:	As a stockholder of Ryvyl, how does Ryvyl’s board of directors recommend that I vote?

A:	After careful consideration, Ryvyl’s board of directors recommends that Ryvyl’s stockholders vote:

●

“FOR” Proposal No. 1 to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, assumption of the RTB equity incentive plans and outstanding awards, assumption of the RTB convertible notes, and the change of control resulting from the merger;

●	“FOR” Proposal No. 2 to approve an amendment to the Ryvyl Amended and Restated Articles of Incorporation, as amended, to effect the change of name of Ryvyl to “RTB Digital, Inc.;”

●	“FOR” Proposal No. 3 to consider and vote upon an adjournment of the Ryvyl special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Q:	What risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Ryvyl and RTB, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:

We anticipate that the merger will occur in early April 2026, soon after the conclusion of the Ryvyl special meeting, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Ryvyl urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider each of the proposals submitted to the Ryvyl special meeting and how the merger affects you.

If you are a stockholder of Ryvyl as of the Record Date, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via phone or via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Ryvyl special meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	For shares held in “street name,” if you do not provide voting instructions to your broker, this will result in a “broker non-vote” for the non-routine proposals which, in some instances, may have the same effect as vote against such proposals. Failure to return your proxy card or otherwise provide proxy instructions and the resulting “broker nonvote” will have the same effect as an “AGAINST” vote on Proposal Nos. 1 and 3. It will have no effect on other proposals. Please see the answer to “Q: If my Ryvyl shares are held in “street name” by my broker, will my broker vote my shares for me?” below for further discussion regarding broker discretion to vote on the proposals and “broker non-votes.” Please carefully review the table below.

#	Proposal	Vote Required	Effect of Abstentions	Routine or non-routine Broker Non-Votes

1	Approval of Merger	Affirmative vote of a majority of the issued and outstanding shares of Ryvyl common stock entitled to vote	Same effect as an “Against” vote	The matter is not routine. Will have the same effect as an “Against” vote.

2	Name Change	Affirmative vote of a majority of the issued and outstanding shares of Ryvyl common stock entitled to vote	Same effect as an “Against” vote	The matter is routine. Broker non-votes are not expected.

3	Adjournment	Two scenarios:

(i) if a quorum is present at the special meeting, the affirmative vote of holders of a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal 3

		(ii) if a quorum is not present at the special meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, would be sufficient to approve Proposal 3	No effect	The matter is routine. Broker non-votes are not expected.

Q.	If my Ryvyl shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.” Ryvyl believes that only Proposals Nos. 2 and 3 constitute routine matters. The “routine” treatment of these proposals does not affect the seriousness with which we treat it. Ryvyl does not believe that any of the other proposals involve matters that will be considered routine under the relevant securities exchange rules. Ryvyl encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

Q:	May I vote at the virtual special meeting of stockholders of Ryvyl?

A:	Yes. Although the format of virtual special meeting allows only virtual participation, if you were a stockholder of record as of the close of business on the record date, and eligible to vote, you may participate in the virtual special meeting and vote your shares during the Ryvyl special meeting instead of voting in advance by Internet or telephone or returning your signed proxy card (if you request a paper copy). However, we urge you to vote in advance even if you are planning to participate in the special meeting.

Q:	When and where is the special meeting of Ryvyl’s stockholders?

A:

The Ryvyl special meeting will be held virtually at 4:00 p.m. Eastern Time (“ET”)/1:00 p.m. Pacific Time, on March 18, 2026.

To attend the special meeting, you must register prior to the registration deadline of March 25, 2026, at 11:59 p.m Eastern time. You can register to attend the meeting by logging into the www.virtualshareholdermeeting.com/RVYL2026SM website and entering the control number listed on the proxy card you received. You will then receive an e-mail confirming that you registered and providing additional details. In addition, you will receive an e-mail one hour prior to the start time for the meeting with a unique URL link that will allow you to join the meeting. To attend the special meeting, you will need the control number included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of Ryvyl common stock in street name through an account with an intermediary. You may log into the special meeting website at www.virtualshareholdermeeting.com/RVYL2026SM and enter your control number beginning 15 minutes before the commencement of the special meeting. Instructions on how to attend and participate online at the special meeting, including how to ask questions and vote, are posted at www.virtualshareholdermeeting.com/RVYL2026SM.

If there are technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), the meeting may be promptly reconvened (if the technical difficulty is temporary) or may be adjourned and reconvened on a later day (if the technical difficulty is more prolonged). In any situation, Ryvyl will promptly notify stockholders via a notification on www.virtualshareholdermeeting.com/RVYL2026SM. If a Ryvyl stockholder encounters technical difficulties accessing the special meeting or asking questions during the special meeting, a support line will be available on the login page of the special meeting website. Instructions on how to attend and participate online at the special meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.virtualshareholdermeeting.com/RVYL2026SM.

Q:	How do I vote and what are the voting deadlines?

Stockholders of record can vote by proxy or by attending the special meeting virtually by visiting by visiting the following website:  www.virtualshareholdermeeting.com/RVYL2026SM, where votes can be submitted via live webcast. If you vote by proxy, you can vote by Internet, telephone or by mail as described below.

●	You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the proxy card that accompanies this proxy statement. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 25, 2026. Alternatively, you may request a printed proxy card by following the instructions provided in the notice.

●	You may vote by retuning the proxy form. If you would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received no later than March 25, 2026. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named on the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the special meeting, the persons named on the proxy card will vote the shares you own in accordance with the recommendations of Ryvyl board of directors.

●	You may vote at the special meeting. If you choose to vote at the special meeting virtually, you will need the 16-digit control number included on your notice or on your proxy card. If you are the beneficial owner of your shares, your 16-digit control number may be included in the voting instructions form that accompanied your proxy materials. If your nominee did not provide you with a 16-digit control number in the voting instructions form that accompanied your proxy materials, you may be able to log onto the website of your nominee prior to the start of the special meeting, on which you will need to select the stockholder communications mailbox link through to the special meeting, which will automatically populate your 16-digit control number in the virtual special meeting interface. the method you use to vote will not limit your right to vote at the virtual special meeting. all shares that have been properly voted and not revoked will be voted at the special meeting.

x

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. Holders of RTB common stock?

It is the intent of Ryvyl that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the tax opinion representations and assumptions, in the opinion of Potomac Law Group, PLLC, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder of RTB’s common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of RTB common stock for shares of Ryvyl common stock in the merger, except as described below with respect to the treatment of fractional shares.

Treatment of Fractional Shares. No fractional shares of Ryvyl common stock will be issued to RTB stockholders in the merger. Instead, the number of Ryvyl shares that each RTB stockholder receives will be rounded to the nearest whole number as follows:

●	If the fractional portion of Ryvyl shares that a stockholder would otherwise receive is less than 0.5 shares, the total will be rounded down to the next lower whole number of shares

●	If the fractional portion is 0.5 shares or greater, the total will be rounded up to the next higher whole number of shares

No cash will be paid to any stockholder in lieu of fractional shares.

Tax Consequences of Rounding. To the extent that a U.S. Holder of RTB common stock receives fewer Ryvyl shares as a result of rounding down (i.e., the fractional share is less than 0.5), such U.S. Holder may be treated as having received a taxable distribution or as having sold a portion of the Ryvyl shares for cash equal to the fair market value of the fractional share that was eliminated, which may result in recognition of gain or loss. The U.S. federal income tax consequences of such rounding are not entirely clear, and stockholders should consult their tax advisors regarding the application of the tax laws to their particular circumstances.

Conversely, to the extent a U.S. Holder receives additional Ryvyl shares as a result of rounding up (i.e., the fractional share is 0.5 or greater), the additional shares may be treated as a taxable dividend or as additional merger consideration. Again, the tax treatment is uncertain and stockholders should consult their tax advisors.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of RTB common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Ryvyl’s stockholders of record, may change their vote at any time before their proxy is voted at the Ryvyl special meeting in one of the following ways:

(i)	by entering a new vote via the Internet or telephone;

(ii)	by signing and returning a new proxy card with a later date;

(iii)	by delivering a written revocation to the Secretary of Ryvyl at the address listed in this proxy statement/prospectus; or

(iv)	by attending the Ryvyl special meeting and voting via live webcast.

Q:	Who is paying for this proxy solicitation?

The board of directors of Ryvyl is soliciting proxies for use at the special meeting. Ryvyl will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers and other nominees to forward to the beneficial owners of the shares held of record by the brokers or other nominees. Ryvyl will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to beneficial owners.

This solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although Ryvyl may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Ryvyl has engaged Kingsdale Advisors to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of approximately $16,500, plus certain out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you are a stockholder of Ryvyl and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the special meeting, the merger, including the procedures for voting your shares, you should contact:

Jasmine Farrington, Esq. Corporate Secretary RYVYL Inc. 3131 Camino Del Rio N. Suite 1400 San Diego, CA 92108 jasmine@ryvyl.com 619-549-2184

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the Ryvyl special meeting and RTB’s stockholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A, the opinion of Newbridge Securities Corporation attached as Annex B, and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

The Companies

RYVYL Inc.

3131 Camino Del Rio N. Suite 1400

San Diego, CA 92108

Tel: (855) 201-1613

Ryvyl is a financial technology company that provides global payment acceptance and disbursement solutions. Ryvyl enables merchants to accept credit card payments through arrangements with third-party acquiring banks and payment processors. Credit card payment processing services represent the substantial majority of Ryvyl’s revenues. In addition, Ryvyl offers NEMS Core, an internally-developed disbursements platform launched in late 2024 that enables businesses to seamlessly and efficiently distribute funds.

Through its Bank Identification Number (“BIN”) sponsorship arrangement, Ryvyl enables businesses to process credit card transactions, providing direct access to global card networks without the need for a traditional banking license. In contrast to traditional independent sales organization, referred to as ISOs, Ryvyl performs a broader set of functions that are typically carried out by processors, including:

●	applications processing and merchant underwriting;

●	merchant onboarding and account configuration;

●	ongoing risk monitoring and transaction-level oversight; and

●	customer service and merchant support.

In addition, Ryvyl also facilitates equipment servicing or replacement, security verifications, and handles customer support inquiries. Ryvyl focuses on merchants operating in underserved and, in some cases, higher risk industry verticals, where Ryvyl believes that its operating structure and risk-management capabilities allow it to support customer segments that many acquiring banks and processors may not be able to serve directly.

Another service of Ryvyl is NEMS Core. This service allows customers to initiate, validate, route, and settle disbursements through an automated, modular workflow. Its flexible architecture is intended to support a variety of payment types and volumes, enabling businesses to manage their disbursement needs in an increasingly digital and interconnected financial environment. While NEMS Core remains in the early stages of commercialization and currently serves as a complement to Ryvyl’s acquiring services model, Ryvyl has not committed to significant future expansion of the platform and is evaluating its continued strategic relevance as part of its broader long-term operational planning.

Ryvyl employs a hybrid operating model that combines internal operational functions with external acquiring services partnerships. Internally, Ryvyl manages merchant review and underwriting, risk management, onboarding, and customer service. Externally, Ryvyl relies on acquiring banks and processing partners for transaction processing, settlement, and sponsorship under its own BIN. This structure allows Ryvyl to maintain direct merchant relationships and control over customer-facing activities, while leveraging the infrastructure and regulatory framework of established acquiring institutions.

Ryvyl maintains risk management and compliance processes designed to support both its acquiring services operations and the NEMS Core disbursements platform. As part of the onboarding process, Ryvyl’s compliance team conducts reviews of customer applications, including Know Your Customer (“KYC”) documentation, which must be approved before the onboarding is finalized. Ryvyl also monitors customer transactions for potential compliance issues and reviews activity for adherence to applicable requirements established by its acquiring partners and card networks. Risk monitoring and compliance oversight are integrated into Ryvyl’s broader operational workflow and are intended to help identify and address issues that may arise in connection with customer activity.

Ryvyl’s strategy is to continue expanding its credit card payment processing services by growing its merchant base and strengthening relationships with existing and prospective customers within its target markets. Management believes the acquiring services business represents an attractive opportunity for steady growth due to established merchant and agent relationships, favorable margins, and a relatively low-cost structure. As part of this strategy, Ryvyl intends to invest in business development activities, pursue new merchant acquisition channels, and maintain service levels designed to support merchant retention.

RTB Digital, Inc.

4300 University Way NE

Suite C

Seattle, WA 98105 Tel:

Overview

RTB (d/b/a “Roundtable”) has developed and operates a professional SaaS (Software as a Service) platform which hosts an exclusive coalition of professionally-managed online media channels. RTB’s operations primarily consisted of software development; advertising and sponsorship sales; and identifying and signing a group of select “Platform Partners” to operate on its platform. Each channel is organized around a topic and is operated by an invite only Platform Partner, typically a major media company, but also drawn from subject matter experts, reporters, and thought leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging RTB’s proprietary, Web3-based, socially-driven, mobile-enabled, video-focused technology platform (“Platform”) engaging niche audiences within a single coalition.

Platform Partners incur the costs of content creation on their respective channels and receive a share of the revenue associated with their content, typical 50% after certain direct costs are deducted. Because of the state-of the-art technology and large scale of the Platform and the expertise in search engine optimization, user engagement, ad monetization and content distribution, Platform Partners continually benefit from ongoing technological advances and audience development expertise. While the Platform Partners benefit from these critical performance improvements, they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

RTB operates websites at thestreet.com/crypto, RoundtableSports.io, TheHockeyNews.com, Roundtable.io, MissWorld.com, rtb.MissWorld.com, and others. The information contained on the official website of RTB (RTB.io) and information about RTB on any other personal, viral, social network informational websites or software applications, do not constitute part of this proxy statement/prospectus or any other report or future reports or schedules filed with the Securities and Exchange Commission (“SEC”) or other state securities regulatory bodies.

RTB’s strategy includes acquiring related online media, publishing and technology businesses by merger or acquisition that management believes will expand the scale of unique users interacting on the RTB technology platform. RTB believe that with an increased scale in unique users, RTB will be able to obtain improved advertising terms and grow advertising revenue.

The Platform

The proprietary online publishing, community, and video platform provides the Platform Partners (who are third parties producing and publishing content typically on their own domains), and individual creators contributing content to the RTB owned and operated sites (“Expert Contributors”), the ability to produce and manage editorially focused content through tools and services provided by RTB. RTB has also developed proprietary advertising technology, techniques and relationships that allows RTB, the Platform Partners, and the Expert Contributors to monetize editorially focused online content through various display and video advertisements and other monetization services (the “Monetization Solutions” and, together with the Platform, the “Platform Services”).

The Platform is comprised state-of-the-art publishing tools, video services, social/community engagement features, content distribution channels, newsletter technology, content recommendations, notifications, white-label apps for iOS and Android, and other technology that delivers a complete set of features to drive a digital media business upon an entirely cloud-based suite of services. The software engineering and product development teams of RTB are experienced at delivering these services at scale. RTB continues to develop the Platform software by combining proprietary code with components from the open-source community, plus select commercial services, as well as identifying, acquiring, and integrating other platform technologies where RTB see unique long-term benefits to us.

The Platform Services include:

●	Content management, content recommendations, and traffic redistribution;

●	Hosting and bandwidth;

●	Secure, blockchain-based storage of user data and content;

●	Video publishing, hosting, and player solution;

●	Community/social features, including ability for users to post text, images & videos; video threads; “likes”, comments and @mentions; reporting and moderation tools including AI-based moderation and spam control; user reputation and gamification;

●	Native iOS and Android mobile Apps, with in-app notifications and white-label capability for major brands;

●	Real-time reporting as well as integration with Google Analytics;

●	User account management with multi-level access controls;

●	Content and user account migration to the Platform, including text, images, videos, emails and membership data;

●	Technical support team to support the Platform Partners and staff (if applicable) on the Platform;

●	Advertising serving, trafficking/insertion orders, yield management, reporting and collection;

●	Ability to pay Platform Partners via crypto;

●	Various integrations to enable syndication of content e.g., MSN, Yahoo, Apple News, Google News and RSS feeds; and

●	Other features, as they may be added to the Platform from time to time.

Platform Partners Business Model

Platform Partners use the Platform Services to produce, manage, host and monetize their content in accordance with the terms and conditions of partner agreements between each of the Platform Partners and RTB (the “Partner Agreements”). The Platform Partners incur the costs with respect to creating their content; thus, not requiring expenditures by RTB. Pursuant to the Partner Agreements, RTB and the Platform Partners split revenue generated from the Platform Services used in connection with the Platform Partner’s content based on certain criteria. Criteria include whether the revenue was from digital advertising sales, was generated by the Platform Partner or RTB, was generated in connection with a subscription or a membership, was generated from syndicating or third party licensing, or was derived from affiliate links.

Subject to the terms and conditions of each Partner Agreement and in exchange for the Platform Services, the Platform Partners grant RTB, for so long as the Platform Partner’s assets are hosted on the Platform, (i) the right to use, host, store, cache, reproduce, publish, publicly display, distribute, transmit, modify, adapt and create derivative works of the content provided by the Platform Partner to provide, maintain and improve the Platform Services; (ii) use, publicly display, distribute and transmit the name, logo, and trademarks of the Platform Partner to identify them as users of the Platform Services; (iii) exclusive control of ads.txt with respect to the Platform Partner’s domains; and (iv) with some exceptions, the exclusive right to include the Platform Partner’s website domains and related URLs in a consolidated listing assembled by third party measurement companies such as comScore, Nielsen or other similar measuring services selected by RTB. As such, the Platform serves as the primary digital media and social platform with respect to each of the Platform Partners’ website domains during the applicable term of each Partner Agreement.

The Role of Bitcoin and Cryptocurrency: Fuel for Growth

RTB believes that it can reduce the typical waiting period that a Platform Partner would have to receive revenue from the current industry typical time period of 30-90 days to a practically instantaneous transfer through the establishment of “liquidity pools” that would allow the swapping of ad revenue receivables for BTC or stablecoins. As currency accumulates in RTB “liquidity pool”, it will be used as “growth collateral” to back up revenue guarantees offered to major media partners recruited to utilize the platform. Since these guarantees are based on existing advertising and sponsorship revenues, and RTB expect to outperform the partners’ prior top-line monetization, RTB also expect the treasury to continue growing. The sequence looks like this:

1.	Media partners/publishers generate ad inventory on their online properties;

2.	Major brands purchase ads, paying us using “fiat” or traditional currencies;

3.	We then convert this revenue to Bitcoin, stablecoins or other currencies;

4.	Publishers receive (typically) 50% of this as revenue sharing; and

5.	The remaining 50% is added to RTB’s liquidity pool.

In the near future, publishers will be given the option to withdraw their earnings immediately and directly via cryptocurrency transfer. RTB believes this feature will provide an additional competitive advantage.

RTB does not issue, mine or lend cryptocurrency, and crypto trading activity is limited to risk management within its treasury holdings.

RTB Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Ryvyl, and was formed solely for the purposes of carrying out the merger.

The Merger (see page 59)

If the merger is completed, Merger Sub will merge with and into RTB, with RTB surviving as a wholly owned subsidiary of Ryvyl.

At the effective time, the following securities of each RTB stockholder will be converted into the right to receive the Pro Rata Portion (as defined hereafter) of shares of Ryvyl’s common stock (the “Merger Shares”), adjusted to account for the Ryvyl common stock reverse split implemented January 2, 2026: (i) the aggregate number of issued and outstanding shares of RTB common stock prior to the effective time; (ii) the aggregate number shares of RTB common stock issuable upon the exercise of all RTB stock options outstanding as of immediately prior to the effective time through the assumption of the RTB incentive stock plans and assumption of the outstanding options; and (iii) the aggregate number of shares of RTB common stock issuable upon exercise of RTB warrants outstanding as of immediately prior to the effective time that are converted into the right to acquire securities of Ryvyl in accordance with their terms and subject to the assumption of outstanding warrants pursuant to the Merger Agreement that are not exercised. In the event that any such RTB warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Ryvyl on comparable terms to those of RTB warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such RTB warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement. The debt holders of RTB will have their debt assumed by Ryvyl, and immediately after the merger the debt principal and unpaid interest will be converted into the common stock of the combined company.

Immediately following the consummation of the merger, current stockholders, option holders and warrant holders of RTB will own, or hold rights to acquire, approximately 84.85% of the Fully-Diluted Common Stock of Ryvyl, with current stockholders, option holders and warrant holders of Ryvyl owning, or holding rights to acquire, approximately 15.15% of the Fully-Diluted Common Stock of Ryvyl. As a result a result of the conversion of the debt principal and interest, the above ratios of ownership will be reduced by this further dilution. However, conversion of the debt will eliminate the obligation to repay the debt and accrued interest and reduce operational expenses going forward.

Please see the section entitled “The Merger Agreement” in this proxy statement/prospectus.

The closing of the merger is expected to occur no later than the third business day after the last of the conditions to the merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Ryvyl and RTB agree in writing. Ryvyl and RTB anticipate that the consummation of the merger will occur in the first quarter of 2026. However, because the merger is subject to a number of conditions, neither Ryvyl nor RTB can guarantee the closing will occur at this time, or if it will occur at all. Upon completion of the merger, the company will be renamed RTB Digital, Inc., and the trading symbol for Ryvyl’s common stock will be updated accordingly.

Reasons for the Merger (see page 62)

Following the merger, the combined organization will be a company focused on developing and expanding acceptance of its professional SaaS (Software as a Service) platform that hosts an exclusive coalition of professionally-managed online media channels.

The reasons for the merger are set forth below, including the common reasons of each of Ryvyl and RTB and those more particular to each of Ryvyl and RTB.

Cash Resources. Ryvyl and RTB believe the combined company’s cash and cash equivalents at the closing of the merger will be sufficient to enable the combined company to continue the development of its products and services. As of September 30, 2025, based on the RTB financial statements included herein, RTB has current assets of approximately $31,276,000. It is also anticipated that RTB will be able to raise additional capital within the near term.

Value to Stockholders. Ryvyl believes the proposed merger will enable stockholders of Ryvyl to increase the value of their current shareholdings by continuing to hold an equity interest in a new business that is currently funded with over $15,000,000 in cash and cash equivalent assets. RTB believes that the proposed merger will enable stockholders of RTB to be able to participate in a public company that it believes will have financing opportunities and participate as a stockholder in a publicly traded company.

The Ryvyl management and board of directors in negotiating the Merger Agreement and approving the merger considered a number of factors, including the following:

●	the current restricted ability to raise capital for the continuing business of Ryvyl, its current cash position to fund ongoing operations, the reduction in its products and services after the disposal of Ryvyl EU that effectively terminated its operations outside the U.S., and limited its product and service offerings in the U.S.;

●	the experience of RTB’s management team, with the long established careers in digital media and publishing companies and early stage technology companies that addressed new markets;

●	RTB brings technology and blockchain visionaries, including Eyal Hertzog, Bancor co-founder and inventor and patent holder of key Decentralized Finance (“DeFi”) protocol including automated market-making and liquidity pool, as well as the inventor of the first social video recommendation algorithm as co-founder of MetaCafe, who form the basis of a team creating the only large-scale, Web3 professional media platform, including a decentralized payment system that allows publishers to “self-pay,” and control their own data, audiences and IP;

●	the merger with RTB aligned with the Ryvyl strategy to allocate its treasury reserves to crypto assets, which management of Ryvyl believed would strengthen its financial position differentiate Ryvyl from the fintech landscape and potential increase shareholder value;

●	the large current and potential market for RTB’s products and services, in what it considered to be a growing segment of the media industry; and

●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes.

The RTB management and board of directors in negotiating the Merger Agreement and approving the merger considered a number of factors, including the following:

●	the potential increased access to sources of capital and a broader range of investors to support the development of its professional SaaS (Software as a Service) platform following consummation of the merger compared to if RTB continued to operate as a privately held company;

●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

●	RTB’s board of directors’ belief that there currently were few alternatives to a merger that were reasonably likely to create greater value for RTB’s stockholders after reviewing the various strategic options to enhance stockholder value that were considered by RTB’s board of directors; and

●	the fact that shares of Ryvyl’s common stock issued to RTB’s stockholders will be registered on a Form S-4 registration statement and listed on the Nasdaq Capital Market and accordingly will become freely tradable for RTB’s stockholders who are not affiliates of RTB and who are not parties to lock-up agreements.

Opinion of the Ryvyl Financial Advisor (see page 63)

At the November 7, 2025, meeting of the Ryvyl board of directors, to review the financial factors supporting the merger transaction, to determine if the merger transaction was in the best interests of the stockholders of Ryvyl and to ratify the prior entry into the Merger Agreement, representatives of Newbridge Securities Corporation (“Newbridge”) rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the merger consideration to be paid by Ryvyl pursuant to the Merger Agreement, was fair to the Ryvyl stockholder from a financial point of view.

The full text of the written opinion of Newbridge, dated November 7, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by Newbridge, is attached as Annex B to this prospectus. Newbridge provided its opinion for the information and assistance of the Ryvyl board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion only addresses whether the merger consideration to be paid by Ryvyl in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Ryvyl stockholder as of the date of the opinion. The Newbridge opinion did not address any other term or aspect of the Merger Agreement or the merger or any other transaction. The Newbridge opinion does not constitute a recommendation to the Board or any holder of Ryvyl common stock as to how the board of directors, a Ryvyl stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Ryvyl engaged Newbridge on October 23, 2025, as a financial advisor to provide its written opinion at a fixed cost of $80,000 payable in installments, the last of which is due within 10 days after the effective date of the registration statement of which this proxy statement / prospectus is a part. In addition, Ryvyl agreed to reimburse Newbridge for its reasonable out-of-pocket expenses and to indemnify Newbridge and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Neither Ryvyl nor RTB engaged Newbridge for any services of any nature during the two years preceding the date on which Ryvyl engaged Newbridge on October 23, 2025, or since that date for any services other than rendering its opinion to Ryvyl.

Material U.S. Federal Income Tax Consequences of the Merger (see page 75)

Subject to the tax opinion representations and assumptions (as defined on page 75), in the opinion of Potomac Law Group, PLLC, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Accordingly, a U.S. Holder (as defined on page 75) of RTB common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of RTB common stock for shares of Ryvyl common stock in the merger. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of RTB common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Overview of the Merger Agreement; Merger Consideration (see page 72)

At the Effective Time, the following securities of each RTB securityholder will be converted into the right to receive the Pro Rata Portion of the Merger Shares:

●	the aggregate number of issued and outstanding shares of RTB common stock prior to the effective time;

●	the aggregate number of shares of RTB common stock issuable upon the exercise of all RTB stock options outstanding as of immediately prior to the effective time, provided, however each RTB stock option that is outstanding, along with the RTB equity incentive plans, will be assumed by reason of the Merger Agreement and the outstanding option will be adjusted to reflect the Exchange Ratio; and

●	the aggregate number of shares of RTB common stock issuable upon exercise of RTB warrants outstanding as of immediately prior to the effective time that are converted into the right to acquire securities of Ryvyl in accordance with their terms and subject to the assumptions under the Merger Agreement.

Immediately after the merger, RTB’s current stockholders, option holders, and warrant holders will own, or hold rights to acquire, approximately 84.85% of the Fully-Diluted Common Stock of Ryvyl with current stockholders, option holders and warrant holders of Ryvyl owning, or holding rights to acquire, approximately 15.15% of the Fully-Diluted Common Stock of Ryvyl. The foregoing percentages do not reflect the assumption of the RTB convertible notes that will be converted by the combined company after the consummation of the merger, and result in a substantial reduction of the foregoing percentages, reflecting further dilution to all the stockholders immediately after the merger.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Ryvyl’s common stock that RTB’s stockholders will be entitled to receive for changes in the market price of Ryvyl’s common stock after the date the Merger Agreement was signed. Accordingly, the market value of the shares of Ryvyl’s common stock issued pursuant to the merger will depend on the market value of the shares of Ryvyl’s common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.

Treatment of RTB’s Stock Options, Warrants and Debt (see page 70)

Pursuant to the Merger Agreement, at the Effective Time:

●	Each option to purchase shares of RTB’s common stock outstanding and unexercised immediately prior to the Effective Time, will be assumed by Ryvyl in connection with the assumption of the RTB incentive stock plans.

●	It is anticipated that outstanding RTB warrants will have been “net” exercised prior to the closing in exchange for shares of RTB common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished, and retired and will cease to exist. However, in the event that any such RTB warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Ryvyl on comparable terms to those of RTB warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such RTB warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement.

●	The outstanding debt of RTB will be assumed by Ryvyl, and after the consummation of the merger, the outstanding principal and accrued and unpaid interest will be converted into shares of common stock of Ryvyl.

Conditions to the Completion of the Merger (see page 96)

To consummate the merger, the Ryvyl stockholders must approve and adopt the Merger Agreement thereby approving the merger and the other transactions contemplated by the Merger Agreement. The Ryvyl stockholders are also being asked to approve the change in the corporate name of “RYVYL INC.” to “RTB Digital, Inc.”

Ryvyl implemented a reverse stock split of its common stock at the rate of 35 issued and outstanding shares into one resulting share of common stock. The authorized number of shares of common stock was increased to 500,000,000 shares of common stock and there are 4,930,000 shares of “blank check’ preferred stock currently authorized and available for issuance, of which there are 50,000 preferred shares designated as the Series C Preferred Stock currently issued and outstanding. This condition to the merger has been satisfied.

In connection with the closing of the merger, RTB has the discretion to seek from certain of its security holders, including its significant stockholders, directors, and executive officers, lockup agreements with respect to any Merger Shares or any securities convertible into or exercisable or exchangeable for Merger Shares, for 180 days from the closing date of the merger. Obtaining any lock up agreements is not a condition to the closing of the merger.

Furthermore, Ryvyl is required to have applied to the Nasdaq Stock Market for the continued listing of the combined company on the Capital Market of Nasdaq, as of and after the completion of the merger.

The Registration Statement on Form S-4 must be declared effective under the Securities Act of 1933, with no stop order issued by the SEC and no proceeding seeking a stop order remaining pending.

The securities to be issued in the merger must be approved for listing on Nasdaq, subject to official notice of issuance. It is a critical requirement that the Nasdaq Stock Market continues to list the common stock of the combined company on Nasdaq upon completion of the merger.

Any applicable waiting period under the Hart-Scott-Rodino Act must have expired or been terminated, and all other approvals, clearances, and expiration of applicable waiting periods required by any applicable antitrust laws or as required by state or federal regulators for digital asset or cryptocurrency-related business activities must have been obtained or occurred.

No order issued by any governmental authority preventing the consummation of the merger or the other transactions shall be in effect, and no law shall have been enacted or enforced that prohibits or makes illegal the consummation of the merger or other transactions.

Beyond the stockholder votes and regulatory approvals, the following closing conditions to the merger must also be satisfied at or prior to closing:

●	Delivery of officers’ certificates confirming satisfaction of accuracy and performance conditions, such as for covenants and the absence of any Material Adverse Effects as defined in the Merger Agreement.

●	The Ryvyl common stock shall not have been delisted from Nasdaq.

●	Ryvyl shall have entered into Release Agreements with certain vendors and debt holders in full force and effect.

●	The members of the post-closing board of directors shall have been elected or appointed consistent with the terms of the Merger Agreement and applicable Nevada law.

●	Employment agreements with specified executives, including the Oliva Employment Agreement with George Oliva, shall be duly executed and effective as of closing of the merger.

●	Any outstanding SEC proceedings or shareholder derivative lawsuits shall have been finally settled with all required remedial actions taken.

●	Specified contracts involving the Company and its security holders shall have been terminated with no further obligation or liability.

No Solicitation (see page 98)

Each of Ryvyl and RTB agreed that, except as described below, from the date of the Merger Agreement until the earlier of the consummation of the merger or the termination of the Merger Agreement in accordance with its terms, Ryvyl, Merger Sub, and RTB will not, nor will either party authorize any of the directors, officers, employees, stockholders holding greater than 5% shareholding interest, affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives retained by it to, directly or indirectly:

●	initiate, solicit, seek or knowingly encourage or support any inquiries, proposals, or offers that constitute or would reasonably be expected to lead to, a “Ryvyl acquisition proposal” or a “RTB acquisition proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation” below);

●	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Ryvyl acquisition proposal or a RTB acquisition proposal;

●	enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Ryvyl acquisition proposal or RTB acquisition proposal, or enter into any agreement or agreement in principle requiring Ryvyl or RTB to abandon, terminate or fail to consummate the transactions contemplated by the merger and the Merger Agreement; and

●	resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and to limit its conversation or other communication exclusively to such referral.

Termination of the Merger Agreement (see page 99)

Either RTB or Ryvyl may terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

The parties may terminate the Merger Agreement by mutual written agreement of Ryvyl and RTB. Either party may terminate the Merger Agreement (i) if a governmental authority issued a final and non-appealable order enjoining or prohibiting the consummation of the merger, (ii) the merger shall not have been consummated on or before March 28, 2026 (the “End Date”); provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose breach primarily causes or results in the failure of the merger to be consummated by such time; provided, further, that if on the date upon which the End Date would otherwise occur Ryvyl is in process of procuring the effectiveness of a registration statement or obtaining stockholder approval, the End Date shall be delayed until the first day following which a proceeding brought by the SEC to prevent effectiveness of the registration statement has resulted in a final order precluding effectiveness of the registration statement or the stockholders of Ryvyl affirmatively vote not to authorize the Closing, or (iii) there is a material breach of any of the representations or warranties of the other party set forth in the Merger Agreement or if the other party has failed to perform any covenant or agreement on the part of such party set forth in the Merger Agreement that has not been cured within 20 days or is incapable of being cured, subject to specified limitations. RTB also has the right to terminate the Merger Agreement if there is the failure to obtain the required approval of Ryvyl’s stockholders.

Ryvyl may terminate the Merger Agreement if RTB has not obtained the approval of its stockholders within 10 business days after the Registration Statement which includes this proxy statement/prospectus is declared effective by the SEC.

If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue Series C Warrants (defined below) to RTB. The Series C Warrant terms include: (i) warrants for that number of shares calculated as the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock ($6,500,000) divided by (b) the exercise price for the warrants, (ii) the exercise price based on the volume-weighted average price of Ryvyl’s common stock for the five trading days following public announcement of the Material Breach Event, with a floor price of $2.80 per share, and (iii) a term of five years from the date of issuance.

Securities Purchase Agreement dated October 6, 2025

On October 6, 2025, Ryvyl entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RTB, pursuant to which Ryvyl sold an aggregate of 50,000 shares of its Series C convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), which closed on October 7, 2025. On December 9, 2025, the Purchase Agreement was modified to increase the purchase price to $6,500,000. Each share of Series C Preferred Stock was sold at a purchase price of $130.00 per share for gross proceeds of $6,500,000 to the Company, before the offering expenses. The Purchase Agreement memorialized that the purchase by RTB of the Series C Preferred Stock is in furtherance of maintaining Ryvyl’s required capital during the period prior to the closing of the merger of RTB. If the merger does not take place, the Series C Preferred Stock shall be dilutive of the economics or voting of Ryvyl’s shares of common stock; and if the merger takes place, then the Series C Preferred Stock will be cancelled.

The Series C Preferred Stock has voting rights equivalent to the number of shares of common stock issuable upon conversion of the Series C Preferred Stock. The Series C Preferred Stock will vote with the common stock of Ryvyl on all matters. Because of blocker provisions in the certificate of designations for the shares, the holder of the Series C Preferred Stock, RTB may only vote at a meeting of the stockholders of Ryvyl equal to 19.9% of the shares issuable upon conversion of the Series C Preferred Stock at the time of issuance, October 7, 2025, pursuant to the Nasdaq listing rules. For purposes of the special meeting, the Series C Preferred Stock that may be voted will be counted towards quorum if present at the meeting in person or by proxy. The holder may only vote the equivalent of 205,775 shares.

Series C Warrants

If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue the Series C Warrants (defined below) to RTB.

If issued, the Series C Warrants will be exercisable into the number of shares of common stock equal to the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock divided by (b) the Exercise Price.

The “Exercise Price” of the Series C Warrants will be equal to a volume-weighted average price of the Ryvyl’s common stock on Nasdaq for the five (5) trading days commencing the date the public announcement that the transactions contemplated by the Merger Agreement failed to close. The Series C Warrants will be issued on the first business day (the “Issue Date”) following the fifth (5th) trading day following the public announcement that the transactions contemplated by the Merger Agreement failed to close; provided if the transactions described in Section 1.01 of the Merger Agreement closes, the Warrants will be automatically terminated and declared void ab initio without any action required by any party.

If issued, the Series C Warrants will each have an exercise price not less than $2.80 per share, which is 20% of the Nasdaq closing price of our common stock as of October 6, 2025. The Series C Warrants may be exercisable at any time for a period of five (5) years from the Issue Date.

Under the terms of the Series C Warrants, the Company may not give effect to the exercise of the Series C Warrant, and a holder will not be entitled to exercise any portion of any the Series C Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) would exceed, at the discretion of each holder, 0% through 19.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, which percentage may be increased or decreased at the holder’s election upon notice to the Company, up to 19.99%. If a holder is subject to the Maximum Percentage upon exercise of the Series A Warrants following the Milestone Event or the Series B Warrants following the Company’s election to effect a Mandatory Exercise, as applicable, they will receive, in lieu of shares of Common Stock, Pre-Funded Warrants.

Series C Warrant Registration Rights Agreement

Ryvyl entered into a registration rights agreement with RTB, pursuant to which it shall register for resale the shares of common stock that are issuable upon the exercise of the Series C Warrants. The Series C Preferred Stock will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, or under any state securities laws.

Management Following the Merger (see page 126)

Effective as of the closing of the merger, the combined company’s executive officers and directors are expected to include:

Name	Title
James Heckman	Chief Executive Officer and Director
Alykhan (Aly) Madhavji	Chief Financial Officer and Director
George Oliva	Chief Accounting Officer
William Sornsin	Chief Operating Officer
Zechariah (Zack)Kirscher	Vice President Legal
Walton Comer	Director and Chairman of the Board
W. Graeme Roustan	Director
Michael Alexander	Director
David Bailey	Director
Brett Moyer	Director

Interests of Certain Directors, Officers and Affiliates of Ryvyl and RTB (see pages 67 and 68)

In considering the recommendation of Ryvyl’s board of directors with respect to the issuance of Ryvyl common stock pursuant to the Merger Agreement and the other matters to be acted upon by Ryvyl’s stockholders at the Ryvyl special meeting, Ryvyl’s stockholders should be aware that certain members of Ryvyl’s board of directors and executive officers of Ryvyl have interests in the merger that may be different from, or in addition to, interests they have as Ryvyl’s stockholders. For example, Mr. Brett Moyer, a director of Ryvyl will continue as a director of the combined company. Messrs. George Oliva and Zechariah Kirscher, officers of Ryvyl will continue as officers of the combined company.

In addition, six of the RTB directors, Messrs. James Heckman, Alykhan Madhavji, Walton Comer, W. Graeme Roustan, Michael Alexander and David Bailey will become, if finally appointed, directors of the combined company and Messrs. James Heckman, Alykhan Madhavji and William Sornsin, each an officer of RTB, will become an officers of the combined company. On January 5, 2026 RTB executed a binding term sheet with UTXO Management (“UTXO”), of which Mr. David Bailey is the general manager, and UTXO is an affiliate of 210K Capital, LP. The term sheet is for a $10M investment in RTB that will convert into shares of the post-merger company at a pre-money valuation of $200 million. UXTO also will receive warrants with 20% coverage, exercisable at-the-money (based on the conversion price), with an expiration date of 365 days from execution. The term sheet contains price protection provisions, such that if the post-merger company’s fully diluted capitalization table, at the time of merger, is below $200 million, additional warrants will be issued to the Investor to cover the difference.

As of December 31, 2025, Ryvyl’s directors and executive officers beneficially owned, in the aggregate approximately 0.46% of the outstanding shares of Ryvyl common stock.

As of December 31, 2025, RTB and all of RTB’s directors and executive officers, together with their affiliates, owned approximately 26.73% of the outstanding shares of RTB common stock, on an as converted to common stock basis, which excludes any RTB shares issuable upon exercise or settlement of RTB stock options held by such individual.

Summary of Risk Factors (see page 22)

Below is a summary of the principal risk factors related to the merger, Ryvyl, RTB, and the combined company. This summary does not address all of the risks. Additional discussion of the risks summarized herein, and other risks related to the businesses of Ryvyl and RTB, can be found below under the heading “Risk Factors,” in Ryvyl’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (a copy of which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference), in the Ryvyl’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 (a copy of which is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference) and should be carefully considered, together with other information in this proxy statement/prospectus before deciding how to vote.

Risks Related to the Proposed Merger

●	The Pro rata portion of the Merger Shares is not adjustable based on the market price of Ryvyl common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

●	The relative ownership position of our stockholder will be diluted as a result of the merger

●	The merger will result in changes to Ryvyl’s board of directors and management team that may affect Ryvyl’s business strategy post-merger as compared to it current business strategy.

●	Failure to complete the merger may result in Ryvyl or RTB paying the equivalent of a termination fee or expenses to the other party and could significantly harm the market price of Ryvyl common stock and negatively affect the future business and operations of each company.

●	The merger may be completed even through certain events occur prior to the closing that materially and adversely affect Ryvyl or RTB.

●	Some Ryvyl and RTB officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

●	The market price of the combined company’s shares may decline as a result of the merger.

●	The market price of our common stock after the proposed merger with RTB may be affected by factors different from those currently affecting our shares of common stock.

●	Ryvyl may not realize all of the anticipated benefits of the proposed merger with RTB.

●	During the pendency of the merger, Ryvyl and RTB may not be able to enter into alternative business combination that are more favorable. Certain provision of the Merger Agreement may discourage third parties from submitting alternative takeover proposals.

●	Recent changes to the Nevada corporate law impose restrictions on persons acquiring a controlling interest in Ryvyl.

●	The lack of a public market for the RTB common stock makes it difficult to evaluate the value of the RTB common stock.

●	The consummation of the merger and other transaction contemplated by the Merger Agreement are subject to a number of conditions which if not satisfied or waived, would adversely impact the parties ability to complete the merger.

●	The merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes.

●	Business development activity involves numerous risks, including not being able to integrate the acquired business and the assumption of liabilities that could adversely affect it.

●	If Ryvyl does not successfully consummate a strategic transaction, its board of directors may decide to pursue a dissolution and liquidation of Ryvyl

●	The change of name and ticker symbol of Ryvyl as part of the merger may result in detrimental consequences associated with investors and customers’ confusion.

●	Ryvyl and RTB may become involved in litigation in connection with the merger.

Risks Related to the Combined Company

●	The combined company will need to raise additional capital and its stockholders may experience significant dilution and other concomitant effects of such capital raise.

●	Stockholders of the combined company may experience additional dilution because of future issuances of the combined company’s common stock pursuant to options, warrants, and its equity incentive plans.

●	The combined company’s executive officers, directors, and principal stockholders, if they choose to act together, will continue to control or significantly influence all matters submitted to stockholders for approval.

Risks Related to Ryvyl

●	The financial situation of Ryvyl creates doubt whether it will continue as a going concern if the merger is not completed.

●	The pendency of the merger could materially and adversely affect the business and operations of Ryvyl

●	There is no assurance Ryvyl will be able to successfully enter the digital asset space or enhance its current business plan.

●	Low or changing demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

●	The payment technology industry is highly competitive and innovative; some of Ryvyl’s competitors have greater financial and operational resources.

●	Litigation involving our IP may adversely affect our business, financial condition and results of operations.

●	Adverse developments affecting the financial services industry, could adversely affect our business, financial condition and results of operations and prospects.

●	Potential cyberattacks, security problems or other disruptions and expanding social media vehicles present new risks.

●	Business interruptions or systems failures may impair the availability of our websites, applications, products or services or otherwise harm our business.

●	Privacy regulation is an evolving area and compliance therewith may increase our operating costs or adversely impact our ability to service our clients and market our products and services. Data privacy and security breaches could result in our being liable and result in substantial costs.

●	If we are not able to comply with the listing standards of the Nasdaq Stock Market, the Ryvyl common stock may be delisted.

●	The sale of, or potential sale of, our common stock, after the merger, may adversely affect the market price and liquidity of the trading market for the Ryvyl common stock.

Risks related to RTB

●	If RTB fails to retain current users or add new users, or if users decrease their level of engagement with the Platform, the RTB business would be seriously harmed, and the ability to attract and retain advertisers would be materially adversely affected.

●	RTB may fail to introduce new and exciting products and services, or such products and services may not achieve a high level of market acceptance, which could negatively affect user retention, growth, and engagement.

●	RTB may fail to accurately anticipate user needs or fail to innovate and develop new software and products that meet such needs, or may fail to price products competitively or provide a compelling user experience.

●	RTB may be unable to effectively combat spam, bugs, malware, viruses, hacking, or other hostile or inappropriate usage of the products or the Platform, which could harm the RTB business and user experience.

●	Changes in user sentiment about the quality or usefulness of the existing products, increased user concerns related to privacy and information sharing, or adverse changes in RTB products or services mandated by legislation or regulatory authorities could negatively affect the business.

●	Technical or other problems may frustrate the user experience, particularly if such problems prevent RTB from delivering products in a fast and reliable manner, which could result in loss or delay in revenue and loss of market share.

●	RTB may fail to maintain sufficient stablecoin or Bitcoin inventory to meet payment obligations, manage Bitcoin price volatility, and successfully monetize its digital-backed liquidity pool, which is critical to operations and could impair RTB’s ability to attract and retain users and Platform Partners.

●	RTB, Platform Partners, or other companies in the industry may be the subject of adverse media reports or other negative publicity, some of which may be inaccurate or include confidential information that RTB is unable to correct or retract, which could damage RTB’s brand image or reputation.

●	Recent advances in artificial intelligence may significantly alter the market for RTB products and services and enable unauthorized access, duplication, and distribution of RTB content without proper compensation or attribution, which could reduce online traffic, audience sizes, and revenue streams.

●	The digital media and Software-as-a-Service industries are fragmented and highly competitive, with many players having greater name recognition and financial resources, which could adversely affect RTB’s revenues and operating results if it does not compete effectively.

●	If Internet search engine algorithms are modified, traffic to RTB content could be reduced and its ability to attract and retain audiences could be adversely impacted.

●	The sales and payment cycle for online advertising is long, subject to delays, and advertisers may not pay at all or may require make-goods based on performance, which could materially adversely affect the RTB business.

●	RTB is dependent on the continued services and performance of key Platform Partners and third-party content contributors, and the loss of such Platform Partners or contributors could have a material adverse effect on the RTB business, operating results, and financial condition.

●	The RTB Platform performs complex functions and is vulnerable to undetected errors or unforeseen defects that could result in failure to operate or inefficiency, loss of or delay in revenue, and injury to the RTB reputation.

●	The growing percentage of users whose devices do not support third-party cookies or other tracking technologies could adversely affect RTB’s ability to collect and disclose useful data to advertisers and negatively impact its business and financial condition.

●	RTB Platform Partners may engage in intentional or negligent misconduct or otherwise misuse the Platform, which may damage the RTB brand image, business and results of operations and expose RTB to legal liability.

●	The RTB Platform and technology systems contain open-source software, which may pose risks to RTB’s proprietary software if third parties claim ownership or demand release of derivative works, potentially requiring RTB to make source code freely available or cease offering implicated services.

●	RTB’s principal assets include cryptocurrency holdings, including Bitcoin, which are subject to extreme price volatility, regulatory uncertainty, custody risks, and potential total loss.

●	Due to the lack of an operating history and the concentration of cryptocurrency holdings, it is difficult to evaluate the RTB business and future prospects, and RTB may not achieve or maintain profitability in any given period.

●	RTB will compete against companies with similar strategies, including companies with significant cryptocurrency holdings, and may be unable to compete effectively in this highly competitive environment.

●	The emergence or growth of other digital assets, including those with significant private or public sector backing, could negatively impact the price of cryptocurrencies and adversely affect the RTB business.

●	RTB’s cryptocurrency holdings are less liquid than cash and may not serve as a reliable source of liquidity for RTB’s operations.

●	RTB faces significant custody and security risks relating to its digital asset holdings, and if RTB or third-party service providers experience a security breach or cyberattack, RTB may lose some or all of its cryptocurrency assets.

●	Bitcoin and other digital asset holdings are not protected by FDIC insurance or similar government guarantees, and RTB’s digital currency assets could be subject to impairment if the asset prices decline.

●	RTB faces risks of non-performance by counterparties, including custodians, and risks relating to inability or refusal of counterparties to perform due to deterioration in their financial condition or liquidity.

●	Cryptocurrency is a novel asset that exposes RTB to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect RTB’s financial position, operations and prospects.

●	Policymakers are just beginning to consider regulatory regimes for digital assets, and RTB may be unable to effectively react to proposed legislation and regulation of digital assets, which would adversely affect its business.

●	The status of crypto assets as securities is subject to high degree of uncertainty, and if RTB is unable to properly characterize its offerings, it may face regulatory scrutiny, inquiries, investigations, fines and penalties.

●	RTB may be subject to money transmission licensing requirements, anti-money laundering compliance, sanctions screening and other regulatory obligations, and changes in regulation could restrict RTB’s ability to hold, trade or utilize Bitcoin or impose substantial compliance costs.

●	Regulatory changes classifying crypto-assets as securities could lead to RTB’s classification as an investment company under the Investment Company Act of 1940, which could adversely affect the market price of cryptocurrencies and could prohibit RTB from operating its business as planned.

●	Investors in RTB will not be afforded the protections and safeguards offered by the Investment Company Act of 1940 to registered investment companies, such as limitations on leverage and strict limitations on affiliate transactions.

●	Due to the unregulated nature and lack of transparency of many cryptocurrency trading venues, such venues may experience greater fraud, security failures or regulatory problems than more established asset class trading venues, which could result in loss of confidence and adversely affect cryptocurrency values.

●	RTB may have difficulty managing its growth as it adds Platform Partner and end-user support capabilities, continues software development, and expands administrative capabilities.

●	The strategic relationships that RTB may develop and rely upon may not be successful, and competitors may develop more substantial relationships with the same or more attractive partners.

●	Interruptions or performance problems with RTB technology and infrastructure, including denial of service attacks or other security incidents, could cause users to use competing businesses and adversely affect RTB’s operating results.

●	Partner Agreements include service level standards that obligate RTB to provide credits or termination rights in the event of significant disruption of the Platform, which may adversely affect the business.

●	Cyber-attacks and other security threats could have a material adverse effect on RTB’s business, and the sophistication of threats continues to evolve, including risks associated with artificial intelligence and quantum computing.

●	RTB’s customers and suppliers face similar cybersecurity threats, and an incident impacting any of these entities could materially adversely affect RTB’s operations and results.

●	Improper conduct of RTB employees or others with access to confidential or sensitive information could adversely affect the RTB business and reputation.

●	RTB may be unable to protect sensitive information or comply with evolving information security and privacy regulations, which could subject RTB to investigations and legal action.

●	RTB’s products and services carry cybersecurity risks, including risks that they could be breached or fail to detect or prevent attacks, which could result in losses to customers and claims against RTB.

●	Given the persistence and sophistication of threats RTB faces, RTB may not succeed in preventing or mitigating attacks that could have material adverse effects, and costs related to cybersecurity incidents may exceed insurance coverage.

●	RTB relies on third-party cloud platforms and data center hosting facilities, and errors or defects in third-party software could result in failure of RTB’s digital media services or require more expensive alternatives.

●	RTB is subject to terms and conditions with technology providers that have broad discretion to change their policies, and such changes may be unfavorable to RTB.

●	Real or perceived errors, failures, or bugs in the Platform could adversely affect RTB’s operating results, competitive position, and growth prospects.

●	Malware, viruses, hacking attacks and improper use of the Platform could harm the RTB business and results of operations.

●	If RTB is unable to protect its intellectual property rights, its business could suffer significantly, and competitors and third parties may assert claims of infringement against RTB’s proprietary technology.

●	RTB could be required to cease certain activities or incur substantial costs due to claims of infringement of another party’s intellectual property rights.

●	RTB is subject to many evolving laws and regulations in the United States and abroad related to privacy, data protection, content, intellectual property, advertising, taxation and other matters central to its business, and failure to comply could adversely affect RTB and result in significant penalties.

●	More stringent consumer protection, privacy and data protection laws may be adopted in the United States and abroad, and compliance may prove difficult and costly for RTB.

●	RTB is subject to risks from changes to regulations, government funding, trade policies and tariffs imposed by governments that impact RTB’s advertising clients and could adversely affect advertising spending.

●	Recent tariffs by the U.S. government on product imports may have an outsize impact on certain industries that are key advertising categories for RTB, including automotive and consumer goods.

●	RTB’s services involve storage and transmission of digital information, and cybersecurity incidents may expose RTB to risks of loss, unauthorized disclosure or misuse, litigation liability, regulatory exposure and reputational harm.

●	RTB and third-party service providers have experienced attempted cyber-attacks on a regular basis, and one such attack infiltrated RTB’s systems and accessed a limited amount of non-financial and encrypted data.

●	RTB expects to incur significant and increasing costs in efforts to detect and prevent cybersecurity incidents and cannot ensure that such prevention efforts will succeed.

●	A significant cybersecurity incident could subject RTB to reputational harm, loss of revenue and financial liability that may exceed insurance coverage and preclude obtaining adequate future insurance.

●	RTB may enter into strategic business relationships that could subject RTB to risks including risks associated with sharing proprietary information, non-performance by third parties and increased expenses.

●	Future acquisitions and integration of new assets and businesses could divert management resources from existing businesses and adversely affect RTB’s business operations.

●	Acquisitions may not achieve their goals, use substantial amounts of cash, cause dilutive equity issuances, require significant goodwill impairment or expose RTB to unknown liabilities.

●	RTB may require availability of components or technology from third parties, and their unavailability could impede RTB’s growth and product development.

●	RTB’s business is subject to risks of catastrophic events such as pandemics, earthquakes, flooding, fire, power outages, terrorist attacks and acts of war, which could have a material adverse effect on business and financial condition.

●	As RTB relies heavily on computer and communications systems and the Internet to conduct business, disruptions from viruses, break-ins, denial-of-service attacks or similar incidents could negatively impact the ability to run RTB’s business.

●	RTB may not have sufficient protection or recovery plans for all circumstances related to disruptions or catastrophic events.

●	There can be no assurance that RTB will be able to secure additional financing on acceptable terms, or at all, as and when necessary to continue operations.

●	Any equity financing will be dilutive to existing stockholders, and debt financing may involve restrictive covenants that limit operating flexibility.

●	Strategic arrangements may require RTB to relinquish rights or grant licenses to some or substantial parts of its intellectual property.

●	RTB has a history of losses and may continue to incur losses in the future if it does not achieve sufficient revenue or adequately reduce costs to achieve and maintain profitability.

●	There is no assurance that RTB’s operations will generate sufficient cash flows to support continued operations without additional capital funding or borrowings.

●	RTB’s results of operations may fluctuate significantly and may not meet expectations of management or securities analysts, making it difficult to evaluate RTB’s business and future prospects.

●	RTB may not be able to sustain current growth rates, current revenue levels, or achieve profitability.

●	RTB expects to face challenges relating to changes in demand and pricing, developing relationships with Platform Partners and advertisers, innovating new solutions and competing against larger companies.

●	RTB may face challenges related to seasonality in the business, length and complexity of sales cycles, timing of stock-based compensation expense and other operational matters.

●	Any one or more factors may result in significant fluctuations in RTB’s results of operations and investors should not rely on past results as an indicator of future performance.

●	Because many expenses are based upon forecast demand and may be difficult to reduce in the short term, volatility in quarterly revenue could cause significant variations in quarterly results.

●	RTB may not forecast revenue or expenses accurately, which may cause results to diverge from estimates or expectations of securities analysts and investors.

●	If RTB fails to meet or exceed expectations, the trading price of the post-combination common stock could fall and RTB could face costly litigation including securities class action lawsuits.

●	RTB may become subject to legal proceedings and claims arising in the ordinary course of business, including claims brought by customers, partners and employees.

●	RTB’s business nature exposes it to claims related to defamation, intellectual property rights, privacy and rights of publicity, and RTB may not be able to monitor or edit significant portions of content on the Platform.

●	This risk is enhanced in jurisdictions outside the United States where RTB may be less protected under local laws and could face fines or orders restricting or blocking its services.

●	Prior employers of RTB’s employees may assert that employees are breaching restrictive covenants or other limitations imposed by past employment arrangements, and such claims could be costly and disruptive.

●	RTB believes its employees are free to work for RTB without breaching past employment arrangements, but notwithstanding RTB’s care in employment practices, prior employers may assert claims that could be costly to contest and detrimental to operations.

●	Insurance may not cover claims arising in the ordinary course of business and may not provide sufficient payments to cover all costs to resolve claims.

●	An uninsured or underinsured claim could result in unanticipated costs and reduce financial results and analyst expectations.

●	Litigation may result in substantial costs and divert management’s attention and resources, which could adversely affect RTB’s business, financial condition and results of operations.

●	RTB’s ability to utilize net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code in the event of certain changes in ownership of RTB.

●	If an ownership change occurs, Section 382 would impose an annual limit on RTB’s use of pre-ownership NOLs and other tax attributes, potentially increasing tax liability and causing tax attributes to expire unused.

●	RTB’s ability to use net operating losses is dependent on the ability to generate taxable income, and certain NOLs could expire before RTB generates sufficient taxable income to make use of them.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus and in the incorporated documents. Ryvyl and RTB both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 74)

In the United States, Ryvyl must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Ryvyl’s common stock and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus is a part has not been declared effective by the SEC. Neither RTB nor Ryvyl is aware of any filings, approvals or clearances from any antitrust regulatory authorities in the United States or other countries required to consummate the merger. RTB and Ryvyl have agreed to collaborate if such filings, approvals or clearances are necessary.

Nasdaq Stock Market Listing (see page 78)

Prior to consummation of the merger, Ryvyl will file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules. If such application is accepted, Ryvyl anticipates that Ryvyl’s common stock will be listed on the Nasdaq Capital Market following the closing of the merger under the trading symbol “RTB.”

On June 12, 2025, Ryvyl received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), notifying it that because the per share closing bid price for the Ryvyl common stock had fallen below $1.00 per share for 30 consecutive business days, Ryvyl no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). To satisfy the Minimum Bid Price Requirement, Ryvyl obtained shareholder approval of a reverse split of its common stock on December 15, 2025, and on January 2, 2026, a reverse stock split for the common stock was implemented at the rate of 35 issued and outstanding shares into one share, rounding up at the participant level for fractional shares. As a result of the reverse stock split, there were then 1,037,591 shares of common stock outstanding on January 2, 2026. The equivalent number of votes that the Series C Preferred is entitled to vote was also adjusted to 205,775.

The market value of the common stock of Ryvyl on a historical basis is presented on page 117 of this proxy statement/prospectus. The closing price of a share of common stock on September 28, 2025, the date the Merger Agreement was signed, and on January 29, 2026, were $10.50 and $____, respectively.

Anticipated Accounting Treatment (see page 78)

The merger will be treated as a reverse merger in accordance with generally accepted accounting principles (“GAAP”). Under this method of accounting, Ryvyl is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the historical financial statements of RTB will represent a continuation of the financial position and results of operations of RTB, with the merger being treated as the equivalent of RTB issuing stock for the net assets of Ryvyl, accompanied by a recapitalization. The net assets acquired and liabilities assumed of Ryvyl by RTB will be recorded at fair market value in accordance with ASC 805, Business Combinations, due to the change in control and operating activity (i.e., Ryvyl does not qualify as a “shell” company) of Ryvyl. Operations prior to the merger will be those of RTB in future reports of the combined company The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Ryvyl that exist as of the date of completion of the transaction.

Appraisal Rights (see page 79)

Holders of Ryvyl’s common stock are not entitled to appraisal rights in connection with the merger because the shares are listed on a national securities exchange.

RTB’s stockholders are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights for RTB stockholders, see the section entitled “The Merger—Appraisal Rights” in this proxy statement/prospectus.

Comparison of Stockholder Rights (see page 147)

Ryvyl is incorporated under the laws of the State of Nevada, and RTB is incorporated under the laws of the State of Delaware. There are substantive differences between the corporate laws of Nevada and Delaware. If the merger is completed, RTB’s stockholders will become stockholders of Ryvyl, and their rights will be governed by Chapter 78 of the Nevada Revised Statutes (NRS), Ryvyl’s Amended and Restated Bylaws and, Ryvyl’s Amended and Restated Articles of Incorporation, as amended by the amendment set forth in Annex C to implement the Ryvyl Name Change, assuming Proposal No. 2 is approved.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Ryvyl and RTB, summary unaudited pro forma condensed financial data for Ryvyl and RTB after the transaction.

Summary Historical Financial Data of Ryvyl

The following summary financial data for 2024 and 2023, prepared using accounting principles generally accepted in the United States (“GAAP”), has been derived from the Ryvyl unaudited condensed consolidated balance sheet as of September 30, 2025 and the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2025 and 2024 included elsewhere in this proxy statement/prospectus and the audited consolidated balance sheets as of December 31, 2024 and 2023 and consolidated statements of operations for the years then ended included elsewhere in this proxy statement/prospectus. The financial data should be read in conjunction with Ryvyl’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ryvyl’s financial statements and related notes included elsewhere in this proxy statement/prospectus. These historical results are not necessarily indicative of results to be expected in any future period.

Operations Data:

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except share data)	2025	2024	2024	2023
Revenues	$8,338	$15,478	$55,998	$65,869
Payroll and payroll taxes	4,359	7,365	13,836	12,017
General and administrative expenses	3,412	2,640	6,933	8,678
Impairment of Goodwill	-	6,675	6,675	-
Impairment of Intangible Assets	758	-	3,028	-
Professional Fees	2,196	3,351	4,372	7,076
Other Operating Expenses	2,752	6,741	8,467	10,243
Other (income) expenses	1,843	3,981	4,800	40,510
Net loss	$(11,644)	$(25,023)	$(26,825)	$(53,101)

Balance Sheet Data:

	As of September 30,	As of December 31,
(in thousands, except share data)	2025	2024	2023
Cash and cash equivalents	$17,736	$92,031	$73,318
Goodwill	-	18,856	26,753
Total assets	23,413	122,276	128,665
Current liabilities	24,021	103,542	85,542
Long term debt, net of debt discount	615	17,363	15,912
Total liabilities	26,635	123,768	105,174
Total stockholders equity (deficit)	(3,222)	(1,492)	23,491
Total liabilities and stockholders equity	$23,413	$122,276	$128,665

Selected Historical Financial Data of RTB

The following summary financial data for 2025 and 2024, prepared using GAAP, has been derived from the RTB unaudited condensed balance sheet as of September 30, 2025 and the unaudited condensed statements of operations for the nine months ended September, 2025 and 2024 included elsewhere in this proxy statement/prospectus and the audited balance sheets as of December 31, 2024 and 2023 and the statements of operations for the years then ended included elsewhere in this proxy statement/prospectus. The financial data should be read in conjunction with RTB’s “Discussion and Analysis of Financial Condition and Results of Operations” and RTB’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. These historical results are not necessarily indicative of results to be expected in any future period.

Operations Data:

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except share data)	2025	2024	2024	2023
Revenues	$1,443	$706	$1,178	$170
Selling and Marketing	385	190	329	85
General and administrative expenses	2,605	869	1,123	815
Other income (expenses)	468	(134)	(82)	(220)
Net loss	$(2,058)	$(1,206)	$(1,316)	$(1,486)

Balance Sheet Data:

	As of September 30,	As of December 31,
(in thousands, except share data)	2025	2024	2023
Cash and cash equivalents	$15,042	$8	$22
Total assets	31,276	937	813
Current liabilities	1,827	890	1,346
Total liabilities	1,827	1,524	1,714
Total stockholders’ equity (deficit)	29,449	(587)	(901)
Total liabilities and stockholders’ equity (deficit)	$31,276	$937	$813

Summary Unaudited Pro Forma Condensed Combined Financial Data of Ryvyl and RTB

The following information does not give effect to Ryvyl’s Reverse Stock Split described on page F-10 of the Ryvyl Inc. Consolidated Financial Statements for the Year Ended December 31, 2024 and 2023.

The following summary unaudited pro forma condensed combined financial data has been prepared in accordance with the acquisition method of accounting under U.S. GAAP. For accounting purposes, RTB is the accounting acquirer, and Ryvyl is the accounting acquiree. The unaudited pro forma condensed combined statements of operations assume that the merger occurred as of January 1, 2024, and combine the historical operating results of RTB and Ryvyl for the periods presented. The unaudited pro forma condensed combined balance sheet assumes that the merger occurred on September 30, 2025, and combines the historical balance sheets of RTB and Ryvyl as of that date.

The summary unaudited pro forma condensed combined financial data presented below is for illustrative purposes only. The information is not necessarily indicative of the operating results or financial position that would have occurred had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. The summary unaudited pro forma condensed combined financial data as of September 30, 2025 and for the nine months ended September 30, 2025 and the year ended December 31, 2024 has been derived from the detailed unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. This information should be read together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the separate historical financial statements and accompanying notes of Ryvyl and RTB included elsewhere in this proxy statement/prospectus.

At the Effective Time, the unaudited pro forma condensed combined financial information reflects the assumed conversion of each share of RTB common stock into the right to receive shares of Ryvyl common stock such that, immediately following the Effective Time, holders of RTB common stock, options and warrants are expected to own approximately 92.6% of the issued and outstanding common stock of the combined company (the “Base Amount Common Stock”), and the holders of Ryvyl common stock, options and warrants are expected to own approximately 7.4% of the Base Amount Common Stock.

Pro forma operations data:

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except share data)	2025	2024	2024	2023
Revenues	$9,781	$16,184	$57,176	$66,039
Payroll and payroll taxes	4,359	7,365	13,836	12,017
General and administrative expenses	6,017	3,510	8,056	9,493
Selling and Marketing	385	190	329	85
Impairment of Goodwill	-	6,675	6,675	-
Impairment of Intangible Assets	758	-	3,028	-
Professional Fees	2,196	3,351	4,372	7,076
Other Operating Expenses	2,752	6,741	8,467	10,243
Other (income) expenses	2,311	3,848	4,718	40,290
Net loss	$(13,702)	$(26,229)	$(28,141)	$(54,587)

Pro forma balance sheet data:

	As of September 30,	As of December 31,
(in thousands, except share data)	2025	2024	2023
Cash and cash equivalents	$32,778	$92,039	$73,340
Goodwill	-	18,856	26,753
Total assets	54,689	123,213	129,478
Current liabilities	25,848	104,432	86,888
Long term debt, net of debt discount	615	17,363	15,912
Total liabilities	28,462	125,292	106,520
Total stockholders’ equity (deficit)	26,227	(2,079)	22,590
Total liabilities and stockholders’ equity (deficit)	$54,689	$123,213	$129,478

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. You should read and consider the risks associated with each of the businesses of Ryvyl and RTB. For Ryvyl, these risks can be found in its most recent Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which risk factors are incorporated herein by reference. For RTB, these risks can be found in this proxy statement/prospectus beginning on page 40. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. Please see the section entitled “Where You Can Find More Information” beginning on page 160 of this proxy statement/prospectus.

Risks Related to the Merger

The pro rata portion of the Merger Shares is not adjustable based on the market price of Ryvyl common stock or cash assets of RTB, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the exchange ratio formula for the RTB common stock, and the exchange ratio is based on the fully-diluted outstanding common stock of RTB and the fully-diluted outstanding common stock of Ryvyl, after taking into account each company’s outstanding options and warrants, irrespective of the exercise prices of such options and warrants, and Ryvyl’s and RTB’s net cash balances, in each case immediately prior to the closing of the merger as described under the heading “The merger—Merger Consideration.”

The exchange ratio formula in the Merger Agreement counts all warrants and options regardless of their exercise price. This means that warrants with exercise prices significantly above the current market price are included in the fully-diluted share count, which affects the exchange ratio calculation.

The relative ownership position of our stockholders will be diluted as a result of the Merger.

The merger will dilute the ownership position of our existing stockholders. Immediately following the closing of the transactions contemplated by the Merger Agreement and without taking into account certain additional shares of common stock issued upon the assumed securities, (i) the aggregate number of shares of common stock issued to the former stockholders and other equity holders of RTB as consideration for the merger is expected to represent approximately 84.85% of the outstanding equity interests of the combined companies and (ii) Ryvyl equity holders as of immediately after to the merger are expected to own approximately 15.15% of the outstanding equity interests of the combined companies. The Ryvyl stockholders, along with the RTB that hold Ryvyl common stock after the merger, will experience further dilution of their ownership position as a result of the conversion of the assumed RTB convertible debt in the amount of approximately $36,960,000, that will occur after consummation of the merger. Consequently, our existing stockholders, as a general matter, will have less influence over our management and policies after the effective time of the Merger than they currently exercise over our management and policies.

The merger will result in changes to Ryvyl’s board of directors and management team that may affect Ryvyl’s business strategy post-merger as compared to its current business strategy.

If the parties complete the merger, the composition of Ryvyl’s board of directors and management team will change from the respective current Board and management team. The Board of Directors of the combined companies will be reconstituted to consist of seven (7) members, six (6) of whom will be identified by RTB prior to the closing of the merger, with Brett Moyer continuing to serve on Ryvyl’s board of directors after such closing. The new composition of Ryvyl’s board of directors and management team may affect our business strategy and operating decisions subsequent to the consummation of the Merger.

Failure to complete the merger may result in Ryvyl or RTB paying the equivalent of a termination fee or expenses to the other party and could significantly harm the market price of Ryvyl common stock and negatively affect the future business and operations of each company.

If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue Series C Warrants (defined below) to RTB. The Series C Warrant terms include: (i) warrants for that number of shares calculated as the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock ($6,500,000) divided by (b) the exercise price for the warrants, (ii) the exercise price based on the volume-weighted average price of Ryvyl’s common stock for the five trading days following public announcement of the Material Breach Event, with a floor price of $2.80 per share, and (iii) a term of five years from the date of issuance.

The payment of the redemption price would seriously reduce the ability of Ryvyl to carry on its business, unless it was able to find financing to be able to meet its obligations, which would also include the expenses of the attempted merger transaction. The issuance of the Series C Warrants would result in a significant dilution to the stockholders of Ryvyl, and would likely impede the ability of Ryvyl to raise capital. Overall, the obligations under the Purchase Agreement would substantially impair the ability of Ryvyl to continue its business, locate an alternative merger candidate, and continue its listing on the Nasdaq Stock Market.

The merger may be completed even though certain events occur prior to the closing that materially and adversely affect Ryvyl or RTB.

The Merger Agreement provides that either Ryvyl or RTB can refuse to complete the merger if there is a material adverse change affecting the other party between September 28, 2025, the date of the Merger Agreement, and the closing of the merger. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on Ryvyl or RTB, including:

●	General domestic and international economic, business or regulatory conditions or political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency), or the securities, credit, financial, debt or other capital markets in general;

●	acts of God, natural disasters, calamities, disease outbreaks or pandemics;

●	any decline, in and of itself, in the market price or trading volume of Ryvyl common stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a Ryvyl material adverse effect, unless otherwise excluded);

●	any failure, in and of itself, by Ryvyl to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Ryvyl material adverse effect, unless otherwise excluded);

●	the execution and delivery of the Merger Agreement, the public announcement thereof, the pendency of the Merger Agreement, the impact thereof on the relationships of Ryvyl with customers, suppliers or partners or the consummation of the merger;

●	any changes after the date of the Merger Agreement not announced prior to the date of the Merger Agreement in any law applicable to the merger or GAAP; and

●	any action or omission taken by Ryvyl pursuant to the prior written request of RTB to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Ryvyl, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Ryvyl and its Subsidiaries operate.

If adverse changes occur and Ryvyl and RTB still complete the merger, the market price of the combined company’s common stock may suffer. This in turn may reduce the value of the merger to the stockholders of Ryvyl, RTB, or both.

Some Ryvyl and RTB officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of Ryvyl and RTB participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, the receipt of severance benefits, and the potential ability to sell an increased number of shares of common stock of the combined company in accordance with Rule 144 under the Securities Act of 1933, as amended (“Securities Act”). Mr. Brett Moyer, a director of Ryvyl will continue as a director of the combined company. Messrs. George Oliva and Zechariah Kirscher, officers of Ryvyl will continue as officers of the combined company. In addition, six of the RTB directors, Messrs. James Heckman, Alykhan Madhavji, Walton Comer, W. Graeme Roustan, Michael Alexander and David Bailey, will become, if finally appointed, directors of the combined company, and Messrs. James Heckman, Alykhan Madhavji and Mr. William Sornsin, each an officer of RTB, will become an officer of the combined company. Mr. David Bailey also has an interest in the post-merger company through the UTXO investment in RTB for a $10M note which has substantive price protection provisions and 20% warrant coverage. For more information concerning the interests of Ryvyl’s and RTB’s executive officers and directors, see the sections entitled “The Merger—Interests of the Ryvyl Directors and Executive Officers in the Merger.” and “The Merger—Interests of the RTB Directors and Executive Officers in the Merger” in this proxy statement/prospectus.

The market price of the common stock of the combined company following the merger may decline as a result of the merger.

The market price of combined company’s common stock may decline as a result of the merger for a number of reasons including if:

●	investors react negatively to the prospects of the combined company’s business and financial condition following the merger;

●	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

The market price of our common stock after the proposed Merger with RTB may be affected by factors different from those currently affecting our shares of common stock.

The businesses of Ryvyl, on the one hand, and RTB, on the other hand, differ and, accordingly, the results of operations of Ryvyl subsequent to the completion of the proposed Merger and the market price of our common stock may be affected by factors different from those currently affecting the independent results of operations and market price of our common stock.

Ryvyl and RTB stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Ryvyl’s and RTB’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the expected strategic and financial benefits currently anticipated from the merger.

We may fail to realize all of the anticipated benefits of the proposed Merger with RTB.

The success of the proposed Merger with RTB, will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of Ryvyl with RTB. To realize these anticipated benefits, however, we must successfully combine the businesses of Ryvyl with RTB. If we are unable to successfully combine the businesses of Ryvyl with RTB, the anticipated benefits and any cost savings of the Merger may not be realized fully or at all or may take longer to realize than expected. There is no guarantee that any cost saving or other economic benefits will occur, and we may incur unanticipated charges or make payments that were not previously contemplated.

Ryvyl and RTB have operated, and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees and the disruption of each of Ryvyl’s and RTB’s ongoing business, or inconsistencies in standards, controls, procedures, and policies that adversely affect Ryvyl’s and RTB’s ability to maintain their relationships with their respective clients, customers, and employees, which could have a negative impact on our ability to achieve the anticipated benefits of the Merger. Integration efforts between the two companies may, to some extent, also divert management’s attention and resources. These integration matters could have an adverse effect on each of Ryvyl and RTB during such transition period.

During the pendency of the merger, Ryvyl and RTB may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Ryvyl and RTB to make acquisitions, subject to certain exceptions relating to fiduciary duties, as set forth in the Merger Agreement, or to complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors during such period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging, or entering certain extraordinary transactions, such as a merger, sale of assets, or other business combination outside the ordinary course of business with any third party, subject to certain exceptions relating to fiduciary duties, as set forth in the Merger Agreement. Any such transactions could be more favorable to such party’s stockholders that the transactions contemplated by the Merger Agreement.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Ryvyl and RTB from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would be reasonably likely to be inconsistent with the board of directors’ fiduciary duties.

Recent changes to the Nevada corporate law impose restrictions on persons acquiring a controlling interest in Ryvyl.

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our original articles of incorporation and have not amended our articles of incorporation to so elect.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws would apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Because the lack of a public market for RTB common stock makes it difficult to evaluate the value of RTB common stock, the stockholders of RTB may receive shares of Ryvyl common stock in the merger that have a value that is less than, or greater than, the fair market value of RTB common stock.

The outstanding common stock of RTB is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of RTB. Because the percentage of Ryvyl common stock to be issued to RTB’s stockholders was determined based on negotiations between the parties, it is possible that the value of Ryvyl common stock to be received by RTB’s stockholders will be less than the fair market value of RTB or Ryvyl may pay more than the aggregate fair market value for RTB.

If the conditions to the merger are not satisfied or waived, the merger will not occur.

Even if the merger is approved by the stockholders of Ryvyl and RTB, other conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus. Ryvyl and RTB cannot assure you that all of the conditions will be satisfied or waived. Certain of the closing conditions are incapable of being waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Ryvyl and RTB each may lose some or all of the intended benefits of the merger.

The consummation of the Merger and the other transactions contemplated by the Merger Agreement are subject to a number of conditions, which, if not satisfied or waived, would adversely impact the parties’ ability to complete the Merger and the other transactions contemplated by the Merger Agreement.

The merger and the other transactions contemplated by the Merger Agreement are subject to certain closing conditions, including, among others, requisite stockholder approvals. There can be no assurance that these conditions will be satisfied or waived, if permitted. Therefore, there can be no assurance with respect to the timing of the closing of the merger and the other transactions contemplated by the Merger Agreement or that the merger and the other transactions contemplated by the Merger Agreement will be completed at all.

The merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by holders of RTB common stock.

Ryvyl and RTB intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus. In the event that the merger does not qualify as a “reorganization,” the merger would generally result in taxable gain or loss for each U.S. Holder (as defined hereafter) of RTB common stock, with the amount of such gain or loss determined by the amount that each RTB stockholder’s adjusted tax basis in the RTB common stock surrendered is less or more than the fair market value of the Ryvyl common stock. Each holder of RTB common stock is urged to consult with his, her, or its own tax advisor with respect to the tax consequences of the merger.

Business development activity involves numerous risks, including the risks that Ryvyl may be unable to integrate the acquired business successfully and that Ryvyl may assume liabilities that could adversely affect it.

In order to transform its business, pursue strategic opportunities, and enhance stockholder value, Ryvyl entered into the Merger Agreement. Ryvyl cannot be sure the merger will result in a successful acquisition, development or launch of products that will prove to be commercially successful or will improve the long-term viability of Ryvyl’s business. General expansion of the combined company business, any acquisitions or licenses acquisitions, increasing staffing levels each and all could require the post combination company to have to raise significant capital and potentially incur significant dilution through the direct or indirect issuance of new shares of common stock. These strategic transactions involve many risks, including, but not limited to, the following:

●	difficulties in achieving identified financial revenue synergies, growth opportunities, operating synergies, and cost savings;

●	difficulties in assimilating the personnel, operations and products of RTB, and the potential loss of key employees and advisers;

●	difficulties in consolidating intellectual properties portfolios and corporate infrastructures of the respective parties;

●	Ryvyl’s inability to achieve expected revenues and gross margins for any products Ryvyl may acquire;

●	the diversion of management’s attention from other business concerns; and

●	difficulties in reorganizing, winding-down, or liquidating operations if not successful.

Business development activities require significant transaction costs, including substantial fees for investment bankers, attorneys, and accountants. Any acquisition could result in the assumption of material unknown and/or unexpected liabilities. Ryvyl also cannot provide assurance that the combined company will achieve any cost savings or synergies relating to recent or future acquisitions. Additionally, in any acquisition agreement, the negotiated representations, warranties, and agreements of the selling parties may not entirely protect Ryvyl or the combined company, and liabilities resulting from any breaches could exceed negotiated indemnity limitations. These factors could impair the future growth and ability to compete, divert resources from other potentially more profitable areas, or otherwise cause a material adverse effect on its business, financial position, and results of operations.

The financial statements of acquired companies, or those that may be acquired in the future, are prepared by management of such companies, and are not independently verified by Ryvyl’s management. In addition, any pro forma financial statements prepared by Ryvyl to give effect to such acquisitions may not accurately reflect the results of operations of such companies that would have been achieved had the acquisition of such entities been completed at the beginning of the applicable periods.

If Ryvyl does not successfully consummate a strategic transaction, its board of directors may decide to pursue a dissolution and liquidation of Ryvyl. In such an event, the amount of cash available for distribution to Ryvyl stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the process to identify a strategic transaction will result in a successfully consummated transaction. If no transaction is completed, Ryvyl’s board of directors may decide to pursue a dissolution and liquidation of the company. In such an event, the amount of cash available for distribution to Ryvyl stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation since the amount of cash available for distribution continues to decrease as Ryvyl funds its operations while it evaluates its strategic alternatives. In addition, if the Ryvyl board of directors was to approve and recommend, and its stockholders were to approve, a dissolution and liquidation of the company, Ryvyl would be required under Nevada corporate law to pay outstanding obligations of the Company. The management will have to take into account any penalty payment that will be due if the merger transaction is not consummated because of a Material Breach by Ryvyl. As a result of this requirement, a portion of Ryvyl’s assets may need to be reserved pending the resolution of such obligations. In addition, Ryvyl may be subject to litigation or other claims related to a dissolution and liquidation of the company. If a dissolution and liquidation were pursued, the Ryvyl board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Ryvyl common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the company.

The change of name and ticker symbol of Ryvyl as a part of the merger may result in detrimental consequences associated with investors and customers’ confusion.

It is expected that Ryvyl will change the corporate name and ticker symbol as a result of the merger which would require Ryvyl to undergo significant rebranding efforts in the eyes of investors and potential customers. It may experience a loss in goodwill associated with existing brand name, customer confusion, and a loss of business connections and will incur substantial costs in connection with rebranding and protection of its intellectual property.

Ryvyl is or may become a target of certain demands by individual or class action plaintiffs based on securities or derivative lawsuits in connection with the merger, which could result in substantial costs and may delay or prevent the consummation of the merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. Ryvyl and the members of the Ryvyl board of directors may be defendants in one or more lawsuits relating to the Merger Agreement and the merger and, even if such lawsuits are without merit, addressing said demand letters and defending against the pertinent claims can result in substantial costs and divert management time and resources of both Ryvyl and RTB. Ryvyl cannot predict the future development of events in connection with the demand letters, nor can it predict the outcome of any such potential lawsuits. Neither Ryvyl nor RTB is able to predict the amount of time and expense that would be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in Ryvyl’s favor, could be substantial, and such litigation could distract both Ryvyl and RTB from pursuing the consummation of the merger and other potentially beneficial business opportunities relevant to the post-merger company’s business.

Risks Related to Ryvyl’s Continued Operations

Our financial situation creates doubt whether we will continue as a going concern if the merger is not completed.

As described in the notes to our consolidated financial statements included in our 2024 Form 10-K and the notes to our interim condensed consolidated statements included in this Report, respectively, for the years ended December 31, 2024, and 2023, and the nine month periods ended September 30, 2025 and 2024, there is a substantial doubt about our ability to continue as a going concern. For the year ended December 31, 2024, we had a net loss of $26.8 million, and as of December 31, 2024, we had an accumulated deficit of $179.4 million. For the three months ended September 30, 2025, we had a net loss of $2.0 million, and as of September 30, 2025, we had an accumulated deficit of $192.5 million. Also, until recently, we had relied on the repatriation of profits from our European subsidiaries to cover some of our critical operating expenses, which we are no longer able to do following the sale of our wholly owned subsidiary, Ryvyl EU, effective June 1, 2025. As a result, management has determined that our cash balance as of September 30, 2025, will not be sufficient to fund our operations and capital needs for the next 12 months from the date of this Report. These conditions raise substantial doubt about our ability to continue as a going concern. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will need to raise additional working capital. No assurance can be given that additional financing will be available, or if available, that we will be able to secure any such financing on acceptable terms. If adequate working capital is not available, we may be forced to discontinue operations.

The pendency of the merger could materially and adversely affect the business and operations of Ryvyl.

Prior to the effective time of the merger, some customers, potential customers, or vendors of Ryvyl may delay or defer decisions regarding whether to do business or continue to do business with Ryvyl, which could materially and adversely affect the revenues or potential revenues, earnings or potential earnings, cash flows, expenses, and prospects of the Ryvyl business, regardless of whether the merger is completed.

Further, the pursuit of the merger and the preparation for the integration in connection therewith may place a burden on Ryvyl’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition, and results of operations.

There is no assurance Ryvyl will be able to successfully enter the digital asset space or enhance its current business plan.

As a result of the sale of Ryvyl EU and the loss of Ryvyl’s businesses under their European segment in June 2025, Ryvyl’s management sought to acquire or combine with another business that Ryvyl considered as having complementary technology, and ultimately determined to conclude the Merger Agreement with RTB. There are no assurances that Ryvyl will close the merger or that the merger will result in a significant benefit to Ryvyl. If Ryvyl is unable to successfully enter the digital asset space or enhance its current business plan through its acquisition of RTB, Ryvyl’s business will continue to operate primarily through its North America segment.

Low or changing demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Ryvyl believes that our competitive advantage is due in part to our ability to develop and introduce new Ryvyl products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

The payments technology industry is highly competitive and highly innovative, and some of Ryvyl’s competitors have greater financial and operational resources than Ryvyl, which may give them an advantage with respect to the pricing of services offered to customers and the ability to develop new and disruptive technologies.

Ryvyl currently operates in the payments technology industry, which is highly competitive and highly innovative. In this industry, our primary competitors include other payment processors, credit card processing firms, third-party card processing software institutions, as well as financial institutions, ISOs, and payment facilitators. Some of our current and potential competitors may be larger than we are and have greater financial and operational resources or brand recognition than we have. Competitors may provide payment processing services to merchants at lower margins or at a loss in order to generate banking fees from such merchants. It is also possible that larger financial institutions could decide to perform some or all of the services that we currently provide or could provide in the future in-house. Ryvyl is facing increasing competition from competitors, including new entrant technology companies, who offer certain innovations in payment methods. Some of these competitors utilize proprietary software and service solutions. Some of these competitors have significant financial resources and robust networks and are highly regarded by consumers. In addition, some competitors, such as private companies or startup companies, may be less risk averse than we are and, therefore, may be able to respond more quickly to market demands. These competitors may compete in ways that minimize or remove the role of traditional card networks, acquirers, issuers and processors in the digital payments process. If these competitors gain a greater share of total digital payments transactions, it could have an adverse effect on our business, financial condition, results of operations and cash flows.

Ryvyl could face substantial competition, which could reduce our market share and negatively impact our net revenue.

Notable companies in the payment facilitator industry include PayPal, Stripe, and Square. Many of our payment facilitator competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to a variety of claims including product warranty, product liability, and consumer protection claims related to product defects, among other litigation. We may also be subject to claims involving health and safety, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, have and could in the future, adversely affect our business, financial condition, results of operations, or prospects.

The funds in our accounts are held in banks or other financial institutions. Our funds held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold our funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

Our business is dependent on our strategic banking relationships to process our electronic transactions. If we are unable to secure or retain a banking partner due to market conditions in the financial services industry, our financial condition will be materially affected.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us could have material adverse impacts on our liquidity, our business, financial condition or results of operations, and our prospects. Our business is dependent on our strategic banking relationships to process our electronic transaction. Our business and our relationships with banking partners has been and may in the future, be adversely impacted by these developments in ways that we cannot predict at this time. There may be additional risks that we have not yet identified, and we cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

In February 2024, Ryvyl transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, Ryvyl recently introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025 and in the third financial quarter of 2025 have been minimal.

The decline in revenues resulting from this product transition has adversely impacted Ryvyl’s liquidity in its North America segment in the short term.

We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. Ryvyl may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our business.

Further, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Business interruptions or systems failures may impair the availability of our websites, applications, products or services, or otherwise harm our business.

Our systems and operations and those of our service providers and partners have experienced from time to time, and may experience in the future, business interruptions or degradation of service because of distributed denial of-service and other cyberattacks, insider threats, hardware and software defects or malfunctions, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, public health crises (including pandemics), power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. The frequency and intensity of weather events related to climate change are increasing, which could increase the likelihood and severity of such disasters as well as related damage and business interruption. A catastrophic event that could lead to a disruption or failure of our systems or operations could result in significant losses and require substantial recovery time and significant expenditures to resume or maintain operations. Further, some of our systems are not fully redundant and any failure of these systems, including due to a catastrophic event, may lead to operational outages or delays. While we try to mitigate risks from outages or delays, any planning and testing may not be effective or sufficient for all possible outcomes or events. As a provider of payments solutions, we are also subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and rigorous testing of such plans, which may be costly and time-consuming to implement, and may divert our resources from other business priorities. Any of the foregoing risks could have a material adverse impact on our business, financial condition, and results of operations.

We have experienced, and expect to continue to experience, system failures, cyberattacks, unplanned outages, and other events or conditions from time to time that have and may interrupt the availability, or reduce or adversely affect the speed or functionality, of our products and services. While we continue to undertake system upgrades efforts designed to improve the availability, reliability, resiliency, and speed of our payments platform, these efforts are costly and time-consuming, involve significant technical complexity and risk, may divert our resources from new features and products, and may ultimately not be effective. A prolonged interruption of, or reduction in, the availability, speed, or functionality of our products and services could materially harm our business and financial condition. Frequent or persistent interruptions in our services could permanently harm our relationship with our customers and partners and our reputation. If any system failure or similar event results in damage to our customers or their business partners, they could seek significant compensation or contractual penalties from us for their losses. These claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

In addition, any failure to successfully implement new information systems and technologies or improvements or upgrades to existing information systems and technologies in a timely manner could lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business, adversely impact our business, internal controls, results of operations, and financial condition, and ultimately could cause us to lose existing licenses that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.

Software and hardware defects, failures, undetected errors and development delays could affect our ability to deliver our services, damage customer relations, expose us to liability and have an adverse effect on our business, financial condition and results of operations.

Our services are based on software and computing systems that may encounter development delays, and the underlying software may contain undetected errors, viruses, defects or vulnerabilities. The hardware infrastructure on which our systems run may have a faulty component or fail. Defects in our software services, underlying hardware or errors or delays in our processing of digital transactions could result in additional development costs, diversion of technical and other resources from our other development efforts and could result in loss of credibility with current or potential customers, harm to our reputation and exposure to liability claims. In instances in which we rely on third party software, our services are occasionally affected by defects, viruses, vulnerabilities, security incidents or other failures that take place at the vendor level. Depending on the circumstances, a vendor failure could cause delays, disruption or data loss or damage, and therefore cause harm to our credibility, reputation or financial condition. In addition, our insurance may not be adequate to compensate us for all losses or failures that may occur.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Data privacy and security concerns relating to our technology and our practices could cause us to incur significant liability and deter current and potential users from using our products and services. Software bugs or defects, security breaches, and attacks on our systems could result in the improper disclosure and use of user data and interference with our users’ ability to use our products and services, harming our business operations.

Concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other data-privacy-related matters, even if unfounded, could harm our financial condition, and operating results. Our policies and practices may change over time as expectations regarding privacy and data change. Our products and services involve the storage and transmission of proprietary information, and bugs, theft, misuse, defects, vulnerabilities in our products and services, and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and other potential liability. Systems and control failures, security breaches and/or inadvertent disclosure of user data could result in government and legal exposure, seriously harm our business, and impair our ability to attract and retain customers.

We may experience cyber-attacks and other attempts to gain unauthorized access to our systems. We may experience future security issues, whether due to employee error or malfeasance or system errors or vulnerabilities in our or other parties’ systems, which could result in significant legal and financial exposure. We may be unable to anticipate or detect attacks or vulnerabilities or implement adequate preventative measures. Attacks and security issues could also compromise trade secrets and other sensitive information, harming our business. As a result, we may suffer significant legal or financial exposure, which could harm our business, financial condition, and operating results.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages, or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

We may employ individuals who were previously employed by companies that are developing similar products and technology, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We are highly dependent on information systems and systems failures or interruption could significantly disrupt our business, which may, in turn, negatively affect our financial results and the market price of our common stock.

We depend on communications and information systems for payment-processing as well as certain third party service providers. As our reliance on these systems has increased, so have the risks posed to these communications and information systems. Any failure or interruption in these systems, including due to (i) electrical or telecommunication outages, (ii) natural disasters such as earthquakes, tornadoes and hurricanes, (iii) disease pandemics, (iv) events arising from local or larger state political or social matters, including terrorist activities, and (v) cyberattacks could cause disruptions in our activities.

If we cannot keep pace with rapid technological developments to provide new and innovative products and services, the use of our products and services and, consequently, our revenues, could decline.

Rapid, significant, and disruptive technological changes impact the industries in which we operate, including payment technologies, internet browser technologies, artificial intelligence and machine learning, and developments in technologies supporting our regulatory and compliance obligations. We expect that new technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. We cannot predict the effects of technological changes on our business, which technological developments or innovations will become widely adopted, and how those technologies may be regulated. Developing and incorporating new technologies into new and existing products and services may require significant investment, take considerable time, and may not ultimately be successful. We may rely on third parties for the development of and access to new or evolving technologies. These third parties may restrict or prevent our access to, or utilization of, those technologies, as well as their platforms or products. Our ability to develop, provide or incorporate new technologies and adapt our existing products and services or develop future and new products and services using new technologies may be limited or restricted by industry-wide standards, platform providers, payments networks, changes to laws and regulations, changing customer expectations, third-party intellectual property rights, and other factors. If we are unable to develop and incorporate new technologies and adapt to technological changes and evolving industry standards in a timely or cost-effective manner, our business, results of operations, or reputation could be harmed.

Risks Related to Ryvyl’s Common Stock

We are subject to increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the DoddFrank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

The rules and regulations applicable to public companies have substantially increased our legal and financial compliance costs and make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations made it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs in the future to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, the Ryvyl common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. In the past, we have received deficiency notices due to our inability to meet various of the listing requirements, included the minimum stockholders’ equity requirement and the minimum closing bid price. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq in the future.

If Ryvyl is not able to maintain its compliance with the listing requirements of the Nasdaq Stock Market, then the common stock of Ryvyl will be subject to delisting. In the event that the Ryvyl common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market established for unlisted securities, such as the OTC Markets. This would be a material breach of the Merger Agreement, and RTB and Ryvyl would have to determine if continuing the merger would be practical in light of the change in listing of the common stock.

In the event that the Ryvyl common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of the Ryvyl common stock because it may be considered a penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 5g7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). The Ryvyl common stock may, in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor”(generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and our trading volume could decline.

The trading market for the Ryvyl common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. While we currently have certain analyst coverage, if one or more of the analysts who cover us downgrade the Ryvyl common stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the Ryvyl common stock could decrease, which might cause our stock price and trading volume to decline.

Sales, or the availability for sale, of substantial amounts of Ryvyl’s common stock could adversely affect the value of its common stock.

Ryvyl cannot predict the effect, if any, that future sales of its common stock, or the availability of its common stock for future sales, will have on the market price of its common stock. Sales of substantial amounts of its common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of its common stock. This in turn could impair Ryvyl’s future ability to raise capital through an offering of its equity securities.

There may be future sales or other dilution of Ryvyl’s equity, which may adversely affect the market price of its common stock.

Ryvyl is not restricted from issuing additional shares of common stock. The market price of Ryvyl’s common stock could decline as a result of sales of its common stock and warrants or the perception that such sales could occur. Ryvyl may issue and sell additional shares of its common stock in private placements or registered offerings in the future. Ryvyl also may conduct additional registered rights offerings in the future pursuant to which it may issue shares of its common stock or other securities.

Ryvyl is a “non-accelerated filer” and a “smaller reporting company” for SEC filing purposes and it cannot be certain if the reduced disclosure requirements applicable will make Ryvyl’s common stock less attractive to investors.

For so long as Ryvyl remains a ‘non-accelerated filer” it may take advantage of certain exemptions from various requirements that are applicable to public companies that are not ‘non-accelerated filers,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Ryvyl’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find Ryvyl’s common stock less attractive because Ryvyl relies on these exemptions. If some investors find Ryvyl’s common stock less attractive as a result, there may be a less active trading market for Ryvyl’s common stock, and Ryvyl’s stock price may be more volatile or may decline.

In addition, Section 107 of the JOBS Act also provides that a “smaller reporting company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, Ryvyl chose to “opt out” of this extended transition period, and as a result, it intends to comply with new or revised accounting standards on the relevant dates that adoption of those standards may be required. Ryvyl’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If shares of Ryvyl’s common stock cease to be listed on a national exchange Ryvyl’s securities will not be eligible for federal preemption rights and be subject to state “blue sky” laws which may affect Ryvyl’s capabilities of raising capital.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. it does not know whether securities will be registered or exempt from registration under the laws of any state. If Ryvyl’s securities cease to be listed on the national exchange, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for Ryvyl’s common stock. Registering or qualifying shares with states can be time consuming. Compliance and regulatory costs may vary from state to state and may adversely affect future financings and Ryvyl’s ability to raise capital.

If Ryvyl’s common stock is delisted from national exchange some institutional investors may not be allowed to purchase Ryvyl’s shares and may be required to liquidate their current positions in Ryvyl’s stock which could negatively affect the price and volatility of Ryvyl’s shares.

Institutional investors may be restricted by their investment policies from investing in shares of companies that are not listed on a national exchange and may be required to liquidate their positions if Ryvyl’s securities are delisted from a national exchange. Liquidations, should they occur, may increase volatility and cause wide fluctuations and further declines in the prices of Ryvyl’s securities.

Delisting of Ryvyl’s common stock from a national exchange can cause material dilution of Ryvyl’s stock in future financings which can erode stockholder value.

If it is not able to maintain listing of Ryvyl’s securities on Nasdaq the trading prices of Ryvyl’s securities may decline and it may need to sell larger amounts of Ryvyl’s securities to obtain needed operating capital, possibly at prices which are at further discounts to the market or upon other terms that are less favorable to Ryvyl, subjecting Ryvyl’s stockholders to material dilution and losses to their investment.

Sales of substantial amounts of Ryvyl’s common stock in the public or private markets could reduce the price of Ryvyl’s common stock and may dilute your voting power and ownership interest in Ryvyl.

Sales of a substantial number of shares of Ryvyl’s common stock in the public or private markets, or the perception that these sales could occur, as well as sales of shares by directors or officers, which have occurred or which may occur from time to time, could adversely affect the market price of Ryvyl’s common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Ryvyl does not intend to pay dividends for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Ryvyl’s common stock.

Ryvyl has never declared or paid any dividends on Ryvyl’s common stock. Ryvyl intends to retain any earnings to finance the operation and expansion of Ryvyl’s business, and it does not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in Ryvyl’s common stock if the market price of Ryvyl’s common stock increases.

Future sales and issuances of Ryvyl’s equity securities or rights to purchase Ryvyl’s equity securities, including pursuant to Ryvyl’s equity incentive plans, would result in dilution of the percentage ownership of Ryvyl’s stockholders and could cause Ryvyl’s stock price to fall.

To the extent Ryvyl raises additional capital by issuing equity securities; Ryvyl’s stockholders may experience substantial dilution. Ryvyl may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner it determines from time to time. If Ryvyl sell common stock, convertible securities or other equity securities in more than one transaction, investors may be diluted by subsequent sales. Such sales may also result in material dilution to Ryvyl’s existing stockholders, and new investors could gain rights superior to existing stockholders.

The public market for Ryvyl’s common stock has been volatile. This volatility may affect the ability of Ryvyl’s investors to sell their shares as well as the price at which they sell their shares.

Ryvyl’s per share and day-to-day trading prices have often been volatile. This volatility may continue or increase in the future. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Those broad market fluctuations may adversely affect the market price of Ryvyl’s common stock.

Ryvyl has the right to issue shares of preferred stock. If it was to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

Ryvyl is authorized to issue 4,950,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time to time by Ryvyl’s board of directors. Ryvyl’s board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and it has no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of Ryvyl’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of Ryvyl’s common stock. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of Ryvyl, to the detriment of the holders of Ryvyl’s common stock. Ryvyl cannot assure you that it will not, under certain circumstances, issue shares of Ryvyl’s preferred stock.

Risks Related to RTB

If RTB fails to retain current users or add new users, or if the users decrease their level of engagement with the Platform, the RTB business would be seriously harmed.

The success of the RTB business and ability to attract and retain advertisers heavily depends on the size of the user base and the level of engagement of users. Several factors could negatively affect user retention, growth, and engagement, including if:

●	users increasingly engage with competing platforms instead of the Platform;

●	RTB fails to introduce new and exciting products and services, or such products and services do not achieve a high level of market acceptance;

●	RTB fails to accurately anticipate user needs or fails to innovate and develop new software and products that meet these needs;

●	RTB fails to price our products competitively;

●	RTB does not provide a compelling user experience because of the decisions made regarding the type and frequency of advertisements that are displayed;

●	RTB is unable to combat spam, bugs, malwares, viruses, hacking, or other hostile or inappropriate usage of the products or the Platform (as defined below);

●	there are changes in user sentiment about the quality or usefulness of the existing products in the short-term, long-term, or both;

●	there are increased user concerns related to privacy and information sharing, safety, or security on the Platform;

●	there are adverse changes in the RTB products or services that are mandated by legislation, regulatory authorities, or legal proceedings;

●	technical or other problems frustrate the user experience, particularly if those problems prevent RTB from delivering products in a fast and reliable manner;

●	RTB fails to maintain sufficient digital asset (including Bitcoin) inventory to meet payment obligations, manage Bitcoin price volatility, and successfully monetize its digital asset-backed liquidity pool is critical to operations, which could impair RTB’s ability to attract and retain users and Platform Partners;

●	RTB, Platform Partners, or other companies in our industry are the subject of adverse media reports or other negative publicity, some of which may be inaccurate or include confidential information that RTB is unable to correct or retract; or

●	RTB fails to maintain its brand image or its reputation is damaged.

Generative Artificial Intelligence (“AI”) technology may negatively impact our ability to attract, engage, and retain audiences; protect and monetize our intellectual property; maintain and grow our revenue streams; avoid reputational harm; and involve other risks.

Recent advances in the use of AI may significantly alter the market for the RTB products and services. These technologies make it easier to access, duplicate, and distribute the RTB content, or otherwise generate output based on the RTB content, without authorization, fair compensation, or proper attribution. These technologies may reduce online traffic and audience sizes, infringe RTB intellectual property rights, harm existing and potential new revenue streams, damage the RTB brand, and adversely affect the RTB business, financial condition, and results of operations. The RTB reputation may also be harmed if these technologies wrongly attribute inaccurate information to us. RTB seeks to limit such threats; however, controlling unauthorized use of content and intellectual property is difficult and preventative measures implemented by RTB may not prevent misuse, misattribution, and infringement of the RTB intellectual property. Although RTB does not believe these threats have been material to its businesses to date, RTB expects to continue to be subject to these threats and, as a result may experience a negative impact on its business and financial condition.

The market in which RTB participates is intensely competitive, and if it does not compete effectively, its operating results could be harmed.

The digital media and Software-as-a-Service industries are fragmented and highly competitive. There are many players in these markets, many with greater name recognition and financial resources, which may give them a competitive advantage. The general business of online media, combined with some level or method of leveraging community attracts many potential entrants, and in the future, there may be strong competitors that will compete with RTB in general or in selected markets. These and other companies may be better financed and be able to develop their markets more quickly and penetrate those markets more effectively. RTB expects competition to intensify in the future. All of this could adversely affect our revenues and operating results.

If Internet search engines’ algorithms and methodologies are modified, traffic to our content could be reduced and our ability to attract and retain our audiences could be adversely impacted.

The RTB search engine optimization capability in connection with audience acquisition efforts substantially depends on various internet search engines, such as Google, to direct a significant amount of traffic to the content published on the Platform. Algorithms are used by these search engines to determine search result listings and the order of the listings displayed in response to specific searches. Search engines frequently revise their algorithms in an attempt to optimize their search result listings. Future algorithm changes by Google or any other search engines could cause content published on the Platform to receive less favorable placements, which could reduce the number of readers who view this content and impact the RTB ability to effectively serve digital advertisements to the RTB audience. If RTB is unable to respond effectively to changes made by search engine providers to their algorithms and other processes, this could have a material adverse effect on RTB revenues and operating results.

The sales and payment cycle for online advertising is long, and such sales may not occur when anticipated or at all, all of which could adversely affect the RTB business.

The decision process is typically lengthy for brand advertisers and sponsors to commit to online campaigns and subject to delays which may be beyond the control of RTB. In addition, some advertisers and sponsors take months after the campaign runs to pay, and some may not pay at all, or require partial “make-goods” based on performance. This could have a material adverse effect on the RTB business, financial condition, or results of operations.

RTB is dependent on the continued services and on the performance of key third party content contributors, the loss of which could adversely affect the RTB business.

RTB relies on content contributed by third party providers to attract users that drive advertising and subscription revenue. The loss of the services of any of such key contributors could have a material adverse effect on the RTB business, operating results, and financial condition. Competition for contributors is intense, and there can be no assurance that RTB will be able to successfully attract, assimilate, or retain them, which could have a material adverse effect on the RTB business, financial condition, or results of operations.

The RTB revenues could decrease if the Platform does not continue to operate as intended.

The Platform performs complex functions and is vulnerable to undetected errors or unforeseen defects that could result in a failure to operate or inefficiency. The occurrence of errors and defects could result in loss of or delay in revenue, loss of market share, increased development costs, diversion of development resources and injury to the RTB reputation or damage to the RTB efforts to expand brand awareness.

The growing percentage of users whose computers, tablets, or phones do not support identification through third party cookies, mobile identifiers, or other tracking technologies could adversely affect the RTB business, results of operations, and financial conditions.

RTB relies heavily on its ability to collect and disclose data and metrics in order to attract new advertisers and retain existing advertisers. Any restriction, whether by law, regulation, policy, or other reason, on its ability to collect and disclose data that the RTB advertisers find useful would impede the RTB ability to attract and retain advertisers.

RTB uses “cookies,” or small text files placed on user devices when an Internet browser is used, as well as mobile device identifiers, to connect users’ computers anonymously to information that RTB gathers, enabling the Platform to demonstrate to advertisers its efficacy. More and more devices have offered functionalities that block such anonymized identifiers and some prominent technology companies have announced intentions to discontinue the use of cookies entirely. Although RTB believes the Platform is well-positioned to continue to provide key data insights to advertisers without cookies, actions by advertisers to buy advertising based on alternative identifiers could lead to changes in purchase behavior of advertisers, thereby possibly impacting the RTB operations, and the RTB financial condition could be adversely affected.

The RTB Platform Partners may engage in intentional or negligent misconduct or other improper activities on the Platform or otherwise misuse the Platform, which may damage the RTB brand image, business and results of operations.

The Platform provides the RTB owned and operated media businesses, Platform Partners, and individual creators contributing content the ability to produce and manage editorially focused content through tools and services provided by RTB. RTB might not be able to monitor or edit a significant portion of the content, such as advertising content, that appears on the Platform. If misconduct and misuse of the Platform for inappropriate or illegal purposes occurs, user experience on the Platform may suffer, and claims may be brought against RTB. The RTB business and public perception of the RTB brand may be materially and adversely affected if we face any related lawsuits or other liabilities.

The Platform and technology systems of RTB contain open-source software, which may pose particular risk to RTB proprietary software, features and functionalities in a manner that negatively affect the RTB business.

RTB uses open-source software in the Platform and technology systems, and it plans to continue to use open-source software in the future. RTB has have set up an internal system to monitor the open-source software used by RTB in its operations and functionality and to manage the risks posed to the RTB business. RTB may face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that RTB developed using such software. These claims could result in litigation and could require RTB to make its software source code freely available, purchase a costly license or cease offering the implicated services unless and until RTB can re-engineer them to avoid infringement. This could require significant additional technology and development resources, and RTB may not be able to complete such re-engineering successfully.

Risks Related To RTB Business and Cryptocurrency Strategy

Among RTB’s principal assets are cryptocurrency holdings, primarily Bitcoin, which constitute a material portion of total assets. Cryptocurrency holdings are subject to extreme price volatility, regulatory uncertainty, custody risks, and potential total loss.

Due to the lack of an operating history and the concentration of crypto asset holdings, it is difficult to evaluate the RTB business and future prospects, and RTB may not be able to achieve or maintain profitability in any given period.

RTB will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant cryptocurrency holdings, and the RTB business, operating results, and financial condition may be adversely affected if RTB is are unable to compete effectively.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of cryptocurrencies and adversely affect the RTB business.

Our cryptocurrency holdings will be less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for RTB.

We will face risks relating to the custody of our crypto assets. If RTB or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to the cryptocurrencies, or if the private keys are lost or destroyed, or other similar circumstances or events occur, RTB may lose some or all of its crypto assets, and the RTB financial condition and results of operations could be materially adversely affected.

Bitcoin prices have experienced significant volatility, with prices ranging from approximately $15,000 to over $120,000 per Bitcoin over the past three years. RTB’s Bitcoin holdings are classified as indefinite-lived intangible assets under GAAP, subject to impairment testing. Declines in Bitcoin prices could result in material impairment charges, while appreciation cannot be recognized until Bitcoin is sold.

RTB maintains custody of its Bitcoin through Anchorage Digital, a regulated digital asset custodian. RTB faces risks of loss, theft, or restricted access to Bitcoin holdings due to cybersecurity breaches, custodian insolvency, or regulatory action. Unlike traditional banking deposits, cryptocurrency holdings are not protected by FDIC insurance or similar government guarantees.

The RTB cryptocurrency acquisition strategy will expose us to risk of non-performance by counterparties, including in particular risks relating to custodians, including as a result of inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason.

Cryptocurrency and other digital assets are novel assets, which will expose us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects.

Policymakers in the U.S. are just beginning to consider what regulatory regime for digital assets would look like and the elements that would serve as the foundation for such a regime. RTB may be unable to effectively react to proposed legislation and regulation of digital assets, which would adversely affect the RTB business.

The status of crypto assets as “securities” in any relevant jurisdiction, as well as the status of cryptocurrency-related products and services in general, is subject to a high degree of uncertainty. If RTB is unable to properly characterize such products or service offerings, RTB may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect the RTB business, operating results and financial condition.

RTB may be subject to money transmission licensing requirements, anti-money laundering compliance, sanctions screening, and other regulatory obligations related to its cryptocurrency payment operations. Changes in regulation could restrict RTB’s ability to hold, trade, or utilize Bitcoin, or could impose substantial compliance costs.

Regulatory changes classifying crypto-assets as “securities” could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and could adversely affect the market price of cryptocurrencies and the market price of shares of our securities.

RTB would not be able to operate its business according to the RTB business plans if it is required to register as an investment company under the 1940 Act.

Investors in RTB will not be afforded the protections and safeguards offered by the 1940 Act to investors in registered investment companies such as mutual funds and exchange-traded funds, including, but not limited to, limitations on the amount of leverage that RTB may use and strict limitations on its ability to engage in transactions with its affiliates.

RTB believes that it is not subject to the same legal and regulatory obligations, including certain compliance and reporting obligations that apply to registered investment companies under the 1940 Act, such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

RTB may be restricted in the manner in which it conducts its operations to ensure that it is not deemed to be an investment company for purposes of the 1940 Act.

Due to the unregulated nature and lack of transparency surrounding the operations of many cryptocurrency trading venues, cryptocurrency trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in cryptocurrency trading venues and adversely affect the value of our cryptocurrency holdings.

Risks Related to RTB Economic and Operational Risks

RTB may have difficulty managing our growth.

RTB has added, and expects to continue to add, Platform Partner and end-user support capabilities, continue software development activities, and expand administrative capabilities. In the past two years, RTB has entered into strategic transactions that have significantly expanded business and placed significant strain on its resources. To manage any further growth, organically or through further acquisitions, RTB will be required to improve existing, and implement new, operational and financial systems and properly manage its employee base. If it is unable to manage growth effectively, the business could be harmed.

The strategic relationships that RTB may be able to develop and on which it may come to rely may not be successful.

RTB will seek to develop strategic relationships with advertising, media, technology, and other companies to enhance market penetration, business development, and advertising sales revenues. There can be no assurance that these relationships will develop and mature or that potential competitors will not develop more substantial relationships with the same or more attractive partners. The inability to successfully implement the RTB strategy of building valuable strategic relationships could harm the overall business of RTB.

Interruptions or performance problems associated with the RTB technology and infrastructure may adversely affect the business and operating results.

RTB believes that its growth will depend in part on the ability of users, customers, and Platform Partners to access the Platform at any time or within an acceptable amount of time. If RTB experiences performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of users accessing the Platform software simultaneously, denial of service attacks, or other security related incidents, users may decide to use other businesses. Generally, if the Platform software is unavailable or if users are unable to access it within a reasonable amount of time or at all, the business would be negatively affected.

Moreover, the Partner Agreements with the Platform Partners include service level standards that obligate RTB to provide credits or termination rights in the event of a significant disruption of the Platform, which may adversely affect the business and operating results if Platform Partners elect to use the credits or terminate its use of the Platform.

Cyber-attacks and other security threats and disruptions could have a material adverse effect on the RTB business.

As a tech-powered media company, RTB Faces cybersecurity threats, such as ransomware and denial-of-service, and attacks on technical infrastructure. Customers and suppliers face similar cybersecurity threats, and a cybersecurity incident impacting RTB or any of these entities could materially adversely affect operations, performance and results of operations.

The sophistication of threats continues to evolve and grow, including the risk associated with the use of emerging technologies, such as artificial intelligence and quantum computing, for nefarious purposes. In addition to cybersecurity threats, RTB faces threats to the security of systems and employees from terrorist acts, sabotage or other disruptions, any of which could adversely affect the business. The improper conduct of employees or others working on behalf of RTB who have access to confidential or sensitive information could also adversely affect the RTB business and reputation. Customers (including sites that RTB operates for customers) and suppliers experience similar security threats.

If RTB is unable to protect sensitive information, including complying with evolving information security, data protection and privacy regulations, customers or governmental authorities could investigate the adequacy of the RTB threat mitigation and detection processes and procedures; and could bring actions against RTB for noncompliance with applicable laws and regulations. Moreover, depending on the severity of an incident, customers’ data, employees’ data, intellectual property (including trade secrets and research, development and engineering know-how), and other third-party data (such as suppliers) could be compromised, which could adversely affect the RTB business. Products and services provided by RTB to customers also carry cybersecurity risks, including risks that they could be breached or fail to detect, prevent or combat attacks, which could result in losses to the customers and claims against RTB, and could harm relationships with RTB customers and financial results.

Given the persistence, sophistication, volume and novelty of threats RTB faces, RTB may not be successful in preventing or mitigating an attack that could have a material adverse effect on RTB and the costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means.

The RTB suppliers face similar security threats and an incident at one of these entities could adversely impact the RTB business. These entities are typically outside RTB control and may have access to RTB information with varying levels of security and cybersecurity resources, expertise, safeguards and capabilities. Adversaries actively seek to exploit security and cybersecurity weaknesses in a supply chain. Breaches in the supply chain could in the future compromise RTB data and adversely affect customer deliverables. RTB also must rely on its supply chain for adequately detecting and reporting cyber incidents, which could affect its ability to report or respond to cybersecurity incidents effectively or in a timely manner. Failures by the RTB suppliers could result in damages to the customers and have an adverse effect on the RTB business and operations.

We operate the RTB exclusive coalition of professional-managed online media channels on third party cloud platforms and data center hosting facilities.

RTB relies on software and services licensed from, and cloud platforms provided by, third parties to offer digital media services. Any errors or defects in third party software or cloud platforms could result in errors in, or a failure of, the RTB digital media services, which could harm the RTB reputation and business and force RTB to seek more expensive alternatives. Failure of these third-party systems could cause us to render credits or pay penalties or cause the Platform Partners to terminate their contractual arrangements with RTB.

RTB is subject to certain standard terms and conditions with Google Cloud and other technology providers, companies which have broad discretion to change their terms of service and other policies, and those changes may be unfavorable to RTB.

Real or perceived errors, failures, or “bugs” in the Platform could adversely affect our operating results and growth prospects.

Because the Platform is complex, undetected errors, failures, vulnerabilities, or bugs may occur despite prior testing, especially when updates are deployed. Real or perceived errors, failures, or bugs in the software could result in negative publicity, loss of or delay in market acceptance of the Platform, loss of competitive position, or claims by Platform Partners or users for losses sustained by them.

Malware, viruses, hacking attacks, and improper or illegal use of the Platform could harm the RTB business and results of operations.

Malware, viruses, and hacking attacks have become more prevalent in the industry in which RTB operates and have occurred on the RTB systems and may occur in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware, or other computer equipment, and the inadvertent transmission of computer viruses could harm the RTB business, financial condition and operating results.

If we are unable to protect our intellectual property rights, our business could suffer.

The success of RTB significantly depends on its proprietary technology. RTB relies on a combination of copyright, trademark and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect its proprietary technology. The RTB business, profitability and growth prospects could be adversely affected if RTB fails to receive adequate protection of its proprietary rights.

RTB could be required to cease certain activities or incur substantial costs due to claims of infringement of another party’s intellectual property rights.

Some competitors and other third parties may own technology patents, copyrights, trademarks, trade secrets and website content which they may use to assert claims against RTB. RTB cannot give assurance that it will not become subject to claims that it misappropriated or misused other parties’ intellectual property rights. Any claim or litigation alleging that RTB infringed or otherwise violated intellectual property or other rights of third parties, with or without merit, whether or not settled out of court or determined in favor of RTB, could be time-consuming and costly to address and resolve, and could divert the time and attention of the RTB management and technical personnel.

If RTB is required to make substantial payments, cease using the challenged intellectual property, obtain a license or redesign existing technology due to any intellectual property infringement claims against it, such payments or actions could have a material adverse effect upon its business and financial results.

RTB is subject to many laws and regulations in the United States and abroad that are constantly evolving and involve matters central to its business.

RTB is subject or will be subject in the future to myriad constantly evolving laws, statutes and regulations in the United States as well as in other countries where it may do business. These include, among others, privacy, data protection, and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, personal information, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, employee classification, product liability, taxation, economic or other trade prohibitions or sanctions (including tariffs), securities law compliance, and online payment services, and the related compliance costs. The failure of RTB to comply with these laws and regulations could adversely affect its business and cause significant penalties to be imposed on RTB.

In particular, the growth and development of Internet content, commerce and communities may prompt more stringent consumer protection, privacy, and data protection laws, both in the United States and abroad, as well as new laws governing their taxation. Compliance with any newly adopted laws may prove difficult and costly for RTB.

RTB is subject to risks from changes to regulations, government funding, trade policies and tariffs imposed by governments that impact the advertising clients of RTB.

Changes in regulations, government funding, trade policies and tariffs imposed by the U.S. and other governments could have an impact on advertisers and the advertising market. If advertisers’ operating costs increase due to the changes in policy, and they are unsuccessful in passing these increases along to consumers, then the advertisers will likely seek to reduce costs in other ways, including the amount of their advertising. Additionally, changes in regulations, government funding, trade policies and tariffs could also have the impact of preventing advertisers from deploying new goods and services and reducing the related advertising dollars. The recently announced tariffs by the U.S. government on product imports from certain countries may result in an outsize impact on certain industries that are key advertising categories for RTB, including automotive and consumer goods. The uncertainty regarding the ultimate impact of any changes in regulations, government funding, trade policies or tariffs could also impact advertisers as they continue to determine changes needed to their businesses. Such changes in trade policy or the imposition of tariffs could have a material adverse effect on customers’ advertising spend, which could have a material adverse effect on the RTB business, results of operations, and financial condition.

The RTB services involve the storage and transmission of digital information; therefore, cybersecurity incidents, including those caused by unintentional errors and those intentionally caused by third parties, may expose RTB to a risk of loss, unauthorized disclosure or other misuse of this information, litigation liability, regulatory exposure, reputational harm and increased security costs.

RTB and our third party service providers experience attempted cyber-attacks of varying degrees on a regular basis, one of which infiltrated our systems and accessed a limited amount of our non-financial and encrypted data. RTB expects to incur significant, increasing costs in ongoing efforts to detect and prevent cybersecurity-related incidents. RTB cannot ensure that its efforts to prevent cyber security incidents will succeed. While RTB purchases liability coverage for certain of these types of matters, a significant cybersecurity incident could subject RTB to reputational harm, loss of revenue, financial liability and other damage that may exceed our insurance coverage and preclude RTB from obtaining adequate insurance levels in the future.

Existing or future strategic alliances, long-term investments and acquisitions may have a material and adverse effect on the RTB business, reputation, and results of operations.

RTB may enter strategic business relationships with third parties to further its business purpose from time to time. These alliances could subject RTB to risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect the RTB business. RTB may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, RTB may also suffer negative publicity or harm to our reputation by virtue of our association.

Future acquisitions and the subsequent integration of new assets and businesses into RTB will require significant attention from management and could result in a diversion of resources from existing businesses, which in turn could have an adverse effect on the RTB business operations. Acquisitions may not achieve the goals sought and could be viewed negatively by users, business partners or investors, use substantial amounts of cash, cause potentially dilutive issuances of equity securities, require significant goodwill impairment charges or amortization expenses for other intangible assets and expose RTB to unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to, in some cases, having to obtain shareholders’ approval, RTB may also have to obtain approvals and licenses from relevant authorities for the acquisitions, which could result in increased delay and costs.

The RTB products may require availability of components or known technology from third parties and their nonavailability can impede growth.

RTB licenses/buys certain technology integral to its products from third parties, including open-source and commercially available software. The inability to acquire and maintain any third-party product licenses or integrate the related third-party products into the RTB products in compliance with license arrangements, could result in delays in product development until equivalent products can be identified, licensed and integrated. RTB also expects to require new licenses in the future as the business grows and technology evolves. RTB cannot provide assurance that these licenses will continue to be available to RTB on commercially reasonable terms, if at all.

The RTB business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire, and power outages, and to interruption by man-made acts, such as war and terrorism.

Our business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. A significant natural disaster could have a material adverse effect on the business, results of operations, and financial condition, and insurance coverage may be insufficient to compensate RTB for losses that may occur. Furthermore, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in the RTB or our Platform Partners’ businesses or the U.S. economy as a whole. The technology infrastructure may also be vulnerable to computer viruses, break-ins, denial-of-service attacks, and similar disruptions from unauthorized tampering with computer systems, which could lead to interruptions, delays and loss of critical data. RTB may not have sufficient protection or recovery plans in some circumstances. As RTB relies heavily on its computer and communications systems and the Internet to conduct business and provide high quality user and customer service, these disruptions could negatively impact the ability of RTB to run our business and either directly or indirectly disrupt our Platform Partners’ businesses, which could adversely affect our business, results of operations, and financial condition.

As the general economic and market conditions present uncertainty as to the ability of RTB to secure additional capital, there can be no assurances that RTB will be able to secure additional financing on acceptable terms, or at all, as and when necessary to continue to conduct operations.

The future liquidity and capital requirements of RTB will depend upon numerous factors, including the success of the Platform, product and service offerings, competing technological developments, and general economic and market conditions, which have presented substantial uncertainty in recent months. RTB may need to raise funds through public or private financings, strategic relationships, or other arrangements. There can be no assurance that funding will be available on terms acceptable to RTB, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit operating flexibility with respect to certain business matters. Strategic arrangements may require RTB to relinquish rights or grant licenses to some or substantial parts of its intellectual property. If funds are raised through the issuance of equity securities, the percentage ownership of the stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences, or privileges senior to those of the holders of the existing capital stock. If adequate funds are not available on acceptable terms, RTB may not be able to continue operating, develop or enhance products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results, and financial condition.

RTB has a history of losses.

In the year ended December 31, 2024, RTB had net loss of approximately $1,316 compared to approximately $1,486 for the year ended December 31, 2023. The accumulated deficit of RTB as of December 31, 2024 was approximately $5,743 compared to approximately $4,427 as of December 31, 2023. RTB may continue to incur losses in the future if RTB do not achieve sufficient revenue or adequately reduce costs to achieve and maintain profitability. There is no assurance that the RTB operations will generate sufficient cash flows to support the continued operations in the future without needing to seek additional capital funding or borrowings. RTB can provide no assurance that if RTB needs to seek additional outside capital that it will be available on favorable terms or at all. Any failure to achieve and maintain profitability could have a materially adverse effect on the ability of RTB to implement its business plan or its effect on its results and operations and financial condition.

The RTB results of operations may fluctuate significantly and may not meet expectations of management or those of securities analysts and investors.

RTB operates in an evolving industry, and as a result, its business has evolved over time such that its operating history makes it difficult to evaluate its business and future prospects. The results of operations have fluctuated in the past, and future results of operations are likely to fluctuate as well. RTB may not be able to sustain current growth rates, current revenue levels, or achieve profitability. In addition, because the business is evolving, the RTB historical results of operations may be of limited utility in assessing our future prospects. RTB expects to face challenges, risks, and difficulties frequently experienced by growing companies in rapidly developing industries, including those relating to:

●	changes in demand and pricing for the RTB products, services and the Platform;

●	developing, maintaining, and expanding relationships with Platform Partners and advertisers;

●	innovating and developing new solutions that are adopted by and meet the needs of Platform Partners and advertisers;

●	competing against companies with a larger user and customer base or greater financial or technical resources;

●	changes in the pricing policies of Platform Partners, advertisers and competitors;

●	changes in access to valuable user data;

●	costs to develop and upgrade the Platform to incorporate new technologies;

●	costs related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

●	seasonality in the business;

●	the length and complexity of sales cycles;

●	the timing of stock-based compensation expense;

●	potential costs to attract, onboard, retain and motivate qualified personnel;

●	responding to evolving industry standards and government regulations that impact the RTB business, particularly in the areas of data protection and consumer privacy;

●	changes in demand as a result of changes in the macroeconomic environment, as a result of inflation, changes in interest rates or foreign exchange rates, or otherwise; and

●	further expanding our business in other markets.

Any one or more of the factors above may result in significant fluctuations in the results of operations. Investors should not rely on past results as an indicator of future performance.

Because many of the expenses are based upon forecast demand and may be difficult to reduce in the short term, volatility in quarterly revenue could cause significant variations in quarterly results of operations. RTB may not forecast our revenue or expenses accurately, which may cause results of operations to diverge from estimates or the expectations of securities analysts, and investors. If RTB fail to meet or exceed such expectations for these or any other reasons, the trading price of the post combination common stock could fall, and RTB could face costly litigation, including securities class action lawsuits.

Any future litigation against RTB could be costly and time-consuming to defend.

RTB has in the past and may in the future become subject to legal proceedings and claims or regulatory inquiries or proceedings that arise in the ordinary course of business, such as claims brought by customers and partners in connection with commercial disputes, employment claims made by the current or former employees, or claims for reimbursement following misappropriation of customer data.

For example, RTB could face claims relating to information published or made available on the Platform. In particular, the nature of the business exposes RTB to claims related to defamation, intellectual property rights and rights of publicity and privacy. RTB might not be able to monitor or edit a significant portion of the content that appears on the Platform. This risk is enhanced in certain jurisdictions outside the United States where the protection from liability for third party actions may be unclear and where RTB may be less protected under local laws than RTB is in the United States. RTB could also face fines or orders restricting or blocking its services in particular geographies as a result of content hosted on the RTB services. If any of these events occur, the RTB business could be seriously harmed.

The RTB employees are highly experienced, having worked in the RTB industry for many years and prior employers may try to assert that the employees are breaching restrictive covenants and other limitations imposed by past employment arrangements. RTB believe that all of its employees are free to work for RTB in their various capacities and have not breached past employment arrangements. Notwithstanding the care in the RTB employment practices, a prior employer may assert a claim against RTB. Such claims can be costly to contest, disruptive to the work environment, and may be detrimental to the operations and financial results.

Moreover, insurance may not cover any claims that rise in the ordinary course of business, may not provide sufficient payments to cover all the costs to resolve one or more the claims, and may not continue to be available on terms acceptable to RTB. A claim brought against RTB that is uninsured or underinsured could result in unanticipated costs, thereby reducing the results of operations and leading analysts or potential investors to reduce their expectations of the performance of RTB. Litigation may result in substantial costs and may divert management’s attention and resources, which could adversely affect the RTB business, financial condition, results of operations, and prospects.

The ability of RTB to utilize our net operating loss carryforwards may be limited.

As of December 31, 2024, RTB had federal net operating loss carryforwards, or NOLs, resulting from prior period losses. Certain of those NOLs, that were incurred in the taxable years ending prior to 2021, could expire before RTB generates sufficient taxable income to make use of the NOLs. Subject to certain limitations, NOLs can be used to offset taxable income for U.S. federal income tax purposes. However, Section 382 of the Internal Revenue Code of 1986, as amended, may limit certain NOLs that RTB may use in any future year for U.S. federal income tax purposes in the event of certain changes in ownership of RTB and the combined company. If an “ownership change” occurs, Section 382 would impose an annual limit on certain pre-ownership NOLs and other tax attributes RTB can use to reduce its taxable income, potentially increasing and accelerating the liability for income taxes, and also potentially causing those tax attributes to expire unused. In addition, RTB’s ability to use its net operating losses is dependent on the ability to generate taxable income, and certain net operating losses could expire before RTB generates sufficient taxable income to make use of the net operating losses.

Risks Related to the Combined Company

The market price of the combined company common stock is expected to be volatile and may drop following the merger.

The market price of the combined company’s common stock is likely to be volatile following the merger. The combined company’s stock price could be subject to wide fluctuations in response to a variety of factors including the following:

●	significant lawsuits, including patent or stockholder litigation;

●	inability to obtain additional funding if an when needed;

●	failure to successfully develop and implement the combined company’s products, services and business plans;

●	changes in laws or regulations applicable to the combined company’s businesses;

●	introduction of new products, services or technologies by the competitors to the combined company;

●	failure to meet or exceed any development or financial projections and/or business estimates the combined company provides to the public and to the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined company or the combined company’s competitors;

●	disputes or other developments relating to proprietary rights, including patents and copyrights, litigation matters, and the combined company’s ability to obtain patent, trademark and copyright protection for the combined company’s licensed and owned technologies, processes and other intellectual property;

●	additions or departures of key management personnel;

●	changes in the market valuations of similar companies;

●	general economic and market conditions and overall fluctuations in the U.S. equity market;

●	sales of common stock or other securities by the combined company or its stockholders in the future that have an adverse impact on the market for the publicly traded securities; and

●	trading volume of the combined company’s common stock.

In addition, the stock market, in general, and smaller technology companies, in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of the combined company’s common stock, regardless of the combined company’s actual operating performance. Further, a decline in the financial markets and related factors beyond the combined company’s control may cause the combined company’s stock price to decline rapidly and unexpectedly.

Even if the merger is completed, the combined company will need to raise additional capital by issuing securities or debt or through licensing or similar arrangements, which may cause significant dilution to the combined company’s stockholders, restrict the combined company’s operations, or require the combined company to relinquish proprietary rights. Future issuances of the combined company’s common stock pursuant to options and warrants outstanding following the merger and its equity incentive plans could result in additional dilution.

Following the completion of the merger, the combined company may need to raise additional capital to fund its operations beyond 2026. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, the terms of such an issuance may cause more significant dilution to the combined company’s stockholders’ ownership, and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing or similar arrangements, it may be necessary to relinquish potentially valuable rights to current product candidates and potential products or proprietary technologies, or grant licenses on terms that are not favorable to the combined company.

In addition, the exercise or conversion of some or all of the combined company’s outstanding options or warrants could result in additional dilution in the percentage ownership interest of each of the Ryvyl or RTB stockholders.

Sales of a substantial number of shares of the combined company’s common stock by the combined company’s stockholders in the public market could cause the combined company’s stock price to fall.

The market or the perception that these sales might occur could significantly reduce the market price of the combined company’s common stock and impair the combined company’s ability to raise adequate capital through the sale of additional equity securities.

Based on shares of RTB common stock outstanding and issuable as of February 6, 2026, the record date, the combined company will have outstanding a total of approximately 16,390,216 shares of common stock immediately after the merger, assuming no exercise of outstanding options or warrants or other issuances by Ryvyl or RTB. The shares of the combined company held by officers and directors and other significant shareholders who are affiliates will be subject to restrictions imposed by the insider trading policy and by sales of “restricted securities.” It is not expected that many of the shares issued to the RTB stockholders will be subject to any lock up agreements. Prior to the merger, RTB may seek to obtain lock up agreements from its significant stockholders. None of the shares held by the Ryvyl stockholders will be subject to any lock up agreement. Therefore, the majority of the outstanding shares of the combined company will be freely tradable, without restriction, in the public market immediately following the merger. Sales of the shares of the combined company, or perceptions that they will be sold, could cause the trading price of the combined company’s common stock to decline.

The combined company’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on the combined company’s business and share price.

As a privately held company, RTB was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). Commencing with the combined company’s Annual Report on Form 10-K for the fiscal year after completion, the combined company’s management will be required to report on the effectiveness of the combined company’s internal control over financial reporting. The rules governing the standards that must be met for the combined company’s management to assess the combined company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

The combined company cannot assure you that there will not be material weaknesses or significant deficiencies in the combined company’s internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its financial condition, results of operations or cash flows. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if the combined company’s independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in the combined company’s internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline, and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined company’s future access to the capital markets.

Because the combined company will be a “smaller reporting company,” it will not be required to comply with certain disclosure requirements that are applicable to other public companies; however, it cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make the common stock of the combined company less attractive to investors.

We believe that the combined company will continue as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As a smaller reporting company, the combined company will be eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to reduced disclosure obligations, including with respect to executive compensation, in our periodic reports, proxy statements, and registration statements. The combined company will continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million as of the prior June 30, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of the prior June 30. It cannot be predicted if investors will find our common stock less attractive because we may rely on these exemptions.

After the merger, the combined company’s executive officers, directors, and principal stockholders, if they choose to act together, will continue to control, or significantly influence all matters submitted to stockholders for approval.

Following the completion of the merger, the combined company’s executive officers, directors and greater than 5% stockholders, in the aggregate, will own approximately 22.85% of combined company’s outstanding common stock (assuming no exercise of outstanding options). Furthermore, two of the combined company’s anticipated directors will be appointed by RTB. As a result, such persons, or their appointees to the combined company’s board of directors, acting together, will have the ability to control or significantly influence all matters submitted to the combined company’s board of directors or stockholders for approval, including the appointment of the combined company’s management, the election and removal of directors and approval of any significant transaction, as well as the combined company’s management and business affairs. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving the combined company, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the combined company’s business, even if such a transaction would benefit other stockholders.

The combined company may become involved in securities class action litigation that could divert management’s attention and harm the combined company’s business and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or stockholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined company may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third party claims against us and may reduce the amount of money available to us.

Our articles of incorporation, bylaws and Nevada law provides that we will indemnify our directors, officers and employees, in each case, to the fullest extent permitted by law. We may also advance expenses as part of the indemnification provisions. To the extent there are claims against our directors, officers and others our time and financial resources may be used in their defense, which may reduce the resources we have to devote to our business development.

The results of operations of the combined company may be negatively impacted if customers do not maintain their favorable perception of our brands and products or as a result of potential litigation associated with the Ryvyl Name Change.

Maintaining and continually enhancing the value of the brands is critical to the success of combined company’s business. Brand value is based in large part on investors’ and partners’ perceptions. Success in promoting and enhancing brand value depends in large part on our ability to provide high-quality products. Brand value could diminish significantly due to a number of factors, including adverse publicity about combined company’s products or clinical research associated therewith (whether valid or not), our corporate name change from “RYVYL Inc.” to “RTB Digital, Inc. “

In the event the Ryvyl Name Change is not widely accepted by our investors and partners or if it proves to be less popular than anticipated or not reflective of the business being conducted, our brand may suffer. Damage to the combined company’s brand, reputation or loss of customer or investor confidence in its brand could result in decreased chances of the combined company to access additional funding and grow its business which may impact on combined company’s business, results of operations or financial condition. Additionally, the Ryvyl Name Change may result in lawsuits associated with the new name of the combined company.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus (if any) contain forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”)) concerning Ryvyl, RTB, the proposed merger, and other matters. These statements may discuss goals, intentions, and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ryvyl, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the merger are not satisfied, including the failure to timely or at all obtain stockholder approval for the merger; uncertainties as to the timing of the consummation of the merger and the ability of each of Ryvyl and RTB to consummate the merger; risks related to Ryvyl’s ability to correctly estimate its operating expenses and its expenses associated with the merger; risks related to the changes in market price of Ryvyl’s common stock and the ability of the combined company to satisfy the requirements of the Nasdaq Listing Rules; the ability of Ryvyl or RTB to protect their respective intellectual property rights; competitive responses to the merger, if any; unexpected costs, charges, or expenses resulting from the merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the impact of the conflicts of interests disclosed in this proxy statement/prospectus and the ability of Ryvyl to adequately address it, and legislative, regulatory, political, and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere. Ryvyl can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, Ryvyl undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

For a discussion of the factors that may cause Ryvyl, RTB, or the combined company’s actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Ryvyl and RTB to complete the merger and the effect of the merger on the business of Ryvyl, RTB, and the combined company, see the section entitled “Risk Factors.”

Additional factors that could cause actual results to differ materially from those expressed in the forward looking statements are discussed in reports filed with the SEC by Ryvyl including the risk factors included in Ryvyl’s most recent Annual Report on Form 10-K, and Ryvyl’s recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See the section entitled “Where You Can Find More Information.”

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Ryvyl, RTB, or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Except as required by applicable law, Ryvyl and RTB do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF RYVYL’S STOCKHOLDERS

Date, Time, and Place

The Ryvyl special meeting will be held on Wednesday, March 18, 2026, commencing at 4:00 p.m. Eastern Time (“ET”)/1:00 p.m. Pacific Time and will be “virtual,” meaning that you can participate in the meeting online at www.virtualshareholdermeeting.com/RVYL2026SM at the appointed time and date. Ryvyl stockholders are encouraged to access the special meeting before the start time of 12:45 p.m., Pacific time on March 18, 2026. Please allow ample time for online check-in. Ryvyl stockholders will not be able to attend the special meeting in person. Ryvyl is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Ryvyl’s board of directors for use at the Ryvyl special meeting and any adjournments or postponements of the Ryvyl special meeting. This proxy statement/prospectus is first being furnished to Ryvyl’s stockholders on or about February 12, 2026.

Purpose of the Ryvyl Special meeting

The purpose of the Ryvyl special meeting is:

1.	to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, assumption of the RTB equity incentive plans and outstanding awards, assumption of the RTB convertible notes, and the change of control resulting from the merger;

2.	to approve an amendment to the Ryvyl Amended and Restated Articles of Incorporation, as amended, to effect the change of name of Ryvyl to “RTB Digital, Inc.;”

3.	to consider and vote upon an adjournment of the Ryvyl special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and

4.	to transact such other business as may properly come before the Ryvyl special meeting or any adjournment or postponement thereof.

Recommendation of the Ryvyl Board of Directors

After careful consideration, the Ryvyl Board recommends that Ryvyl’s stockholders vote:

●	“FOR” Proposal No. 1 to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, assumption of the RTB equity incentive plans and outstanding awards, assumption of the RTB convertible notes, and the change of control resulting from the merger;

●	“FOR” Proposal No. 2 to approve an amendment to the Ryvyl Amended and Restated Articles of Incorporation to effect the change of name of Ryvyl to “RTB Digital, Inc.”;

●	“FOR” Proposal No. 3 to consider and vote upon an adjournment of the Ryvyl special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Record Date and Voting Power

Only holders of record of Ryvyl’s common stock and Series C Preferred Stock at the close of business on the record date, February 6, 2026, are entitled to notice of, and to vote at, the Ryvyl special meeting. The Ryvyl common stock and the Series C Preferred Stock vote together on all matters presented to the Ryvyl stockholders for approval at a meeting of stockholders. There were approximately 225 holders of record of Ryvyl’s common stock at the close of business on the record date and one holder of record of the Series C Preferred Stock, which is RTB. At the close of business on the record date, 1,266,631 shares of Ryvyl’s common stock were issued and outstanding. Each share of Ryvyl’s common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Ryvyl” in this proxy statement/prospectus for information regarding persons known to Ryvyl’s management to be the beneficial owners of more than 5% of the outstanding shares of Ryvyl’s common stock. The Series C Preferred Stock is entitled to vote the equivalent of 205,775 shares of common stock, which represents 13.98 percent of the shares entitled to be present and voted at the special meeting. At the special meeting, there will be entitled to vote an aggregate of 1,472,406 shares of stock. A quorum will be achieved if an aggregate of 490,802 shares entitled to vote will be present by proxy or in person. RTB has indicated that it intends to be present at the special meeting and vote in favor of each of the proposals presented to the stockholders.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of Ryvyl’s board of directors for use at the Ryvyl special meeting.

Voting. If you are a stockholder of record of Ryvyl as of the record date referred to above, you may vote by proxy or by attending the special meeting virtually by visiting the link generated by visiting the following website: www.virtualshareholdermeeting.com/RVYL2026SM, where votes can be submitted via live webcast. If you vote by proxy, you can vote by Internet, telephone or by mail as described below.

●	You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the proxy card that accompanies this proxy statement. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. p.m. Eastern Time/ 8:59 p.m. Pacific Time on March 25, 2026. Alternatively, you may request a printed proxy card by following the instructions provided in the notice.

●	You may vote by mail. If you would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received no later than March 25, 2026. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named on the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the special meeting, the persons named on the proxy card will vote the shares you own in accordance with the recommendations of the Ryvyl Board.

●	You may vote at the special meeting. If you choose to vote at the special meeting virtually, you will need the 16-digit control number included on your notice or on your proxy card. If you are the beneficial owner of your shares, your 16-digit control number may be included in the voting instructions form that accompanied your proxy materials.

If your nominee did not provide you with a 16-digit control number in the voting instructions form that accompanied your proxy materials, you may be able to log onto the website of your nominee prior to the start of the special meeting, on which you will need to select the stockholder communications mailbox link through to the special meeting, which will automatically populate your 16-digit control number in the virtual special meeting interface. The method you use to vote will not limit your right to vote at the virtual special meeting. All shares that have been properly voted and not revoked will be voted at the special meeting.

If you are the beneficial owner of shares held of record by a broker or other nominee, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee how to vote your shares. The availability of telephone and Internet voting options will depend on the voting process of your broker or other nominee. As discussed above, if you received your 16-digit control number in the voting instructions form that accompanied your notice or your proxy materials, or if you are able to link through to the special meeting from the website of your nominee and populate your 16-digit control number in the virtual special meeting interface, you will be able to vote virtually at the special meeting.

Revocation of Proxy. If you are a Stockholder of Record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the special meeting by:

●	entering a new vote by Internet or telephone;

●	signing and returning a new proxy card with a later date;

●	delivering a written revocation to our Secretary at the address listed on the front page of this proxy statement; or

●	attending the special meeting and voting via live webcast.

If you are the beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Required Vote The presence at the meeting, in person or by proxy, of the holders of a third of the shares of common stock entitled to vote at the special meeting on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the special meeting with respect to such matter. The following table describes the voting standard for each proposal and the effects of abstentions and broker non-votes.

#	Proposal	Vote Required	Effect of Abstentions	Routine or non-routine Broker Non-Votes
1	Approval of Merger	Affirmative vote of a majority of the issued and outstanding shares of Ryvyl common stock entitled to vote	Same effect as an “Against” vote	The matter is not routine. Will have the same effect as an “Against” vote.

2	Name Change	Affirmative vote of a majority of the issued and outstanding shares of Ryvyl common stock entitled to vote	Same effect as an “Against” vote	The matter is routine. Broker nonvotes are not expected.

Will have the same effect as an “Against” vote.

3	Adjournment

Two scenarios:

(iii) if a quorum is present at the special meeting, the affirmative vote of holders of a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal 3

(iv) if a quorum is not present at the special meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, would be sufficient to approve Proposal 3

			No effect	The matter is routine. Broker non-votes are not expected.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Ryvyl may solicit proxies from Ryvyl’s stockholders by personal interview, telephone, telegram or otherwise. Ryvyl will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Ryvyl’s common stock for the forwarding of solicitation materials to the beneficial owners of Ryvyl’s common stock. Ryvyl will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Ryvyl has retained as its proxy solicitor Kingsdale Advisors, and will pay fees of approximately $16,500, plus reimbursement of out-of-pocket expenses.

If you have any questions or need assistance voting your shares, please call Kingsdale Advisors, at (888) 518-6812 (toll-free North America), or contact them via e-mail at contactus@kingsdaleadvisors.com.

Other Matters

As of the date of this proxy statement/prospectus, Ryvyl’s board of directors does not know of any business to be presented at the Ryvyl special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Ryvyl special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the merger, including the Merger Agreement as amended. While Ryvyl and RTB believe that this description covers the material terms of the merger and the Merger Agreement as amended, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement, with Amendment No. 1 and Amendment No. 2, attached as Annex A, the opinion of Newbridge attached as Annex B, and the other documents to which you are referred include herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Merger

The following is a summary of certain key meetings, events, negotiations, discussions and actions involving Ryvyl, RTB and their respective directors, officers and advisors that led to the signing of the Merger Agreement.

The Ryvyl Board, with the assistance of Ryvyl management and its outside advisors, regularly reviewed and evaluated Ryvyl’s strategic and financial alternatives to enhance stockholder value, including Ryvyl’s long-term strategic plans, its operating performance, the opportunities and risks associated with its payments and related businesses, its financial condition and liquidity position, and broader developments in the markets in which Ryvyl operates. This review included consideration of various strategic alternatives, such as business combinations, capital raising transactions, acquisitions, divestitures and other potential transactions, with a particular focus on accessing growth capital, improving Ryvyl’s balance sheet, and leveraging its technology and public listing.

On May 22, 2025, Ryvyl’s then CEO, Fredi Nisan, entered into a non-binding letter of intent with a blockchain technology company (“Company A”) whose management team had experience with cryptocurrency, reflecting Ryvyl’s strategic objective of adding complementary blockchain capabilities and domain expertise. The letter of intent, which provided for a 90-day term and included a limited exclusivity period, contemplated a potential acquisition of Company A by Ryvyl, subject to completion of due diligence and negotiation of definitive documentation. Under the letter of intent, the parties’ obligations would expire on August 20, 2025, unless earlier terminated by either party in accordance with its terms. During the pendency of the letter of intent with Company A, Ryvyl undertook some preliminary general and due diligence investigation of Company A.

On June 16, 2025, in an amendment to its registration statement on Form S-1 and in a related press release, it was announced that Ryvyl management intended to pursue strategic actions, including “expanding its blockchain applications and crypto capabilities.” As part of this strategic plan, Ryvyl expressed its intent to acquire a complementary blockchain technology company whose management team possessed prior experience in cryptocurrency and related digital asset markets.

In June 2025 a non-US investment vehicle (“Company B”) began acquiring shares of Ryvyl in the open market and ultimately accumulated a significant position. Observing the acquisition and learning the name of the acquiring company, management of Ryvyl contacted the management of Company B, and Ryvyl management began direct discussions with the management team of Company B regarding potential cooperation and strategic opportunities, including with respect to its fintech and crypto platform and potential collaborations among Ryvyl with certain of its portfolio companies located and operating in Europe. Over the ensuing weeks, there were a number of meetings between Ryvyl and Company B, including a demonstration of its technology to Ryvyl’s then chief executive officer and discussions of potential cooperative arrangements.

At a Ryvyl Board meeting on June 27, 2025, Ryvyl management provided an update on potential acquisition opportunities, including the status of the discussions between Ryvyl and Company A on the one hand and Company B on the other hand.

At a subsequent Ryvyl Board meeting on July 16, 2025, the Ryvyl Board discussed the execution of Ryvyl’s strategic pivot and next steps with respect to each of Company A and Company B.

In July 2025, Ryvyl engaged Maxim Group LLC (“Maxim”) as its non-exclusive financial advisor to assist Ryvyl in identifying and negotiating with potential counterparties in connection with a reverse merger or other strategic business combination transactions. Maxim’s engagement contemplated that it would introduce potential targets, assist in structuring a transaction, and support negotiations with such parties.

On July 28, 2025, Maxim introduced George Oliva, Ryvyl’s Chief Financial Officer, to RTB. A preliminary meeting was held among George Oliva, James Heckman, CEO of RTB, and Eric Cheng, an investment banker with Maxim, at which an introductory discussion was held regarding a potential reverse merger transaction through which RTB would combine with Ryvyl, where the combined company expected to focus on Web3 and media-related solutions.

At a meeting of the Ryvyl Board on July 30, 2025, management provided an update on potential strategic transaction alternatives then under consideration, including those with Company A, Company B, and RTB, and discussed preliminary terms and considerations for each path.

On July 31, 2025, George Oliva received by email a proposed non-binding letter of intent (the “Initial RTB LOI”) from RTB’s Acting Chief Financial Officer, Mr. Bill Sornsin, for a reverse merger transaction that ascribed enterprise values of $5 million for Ryvyl and $35 million for RTB.

On a call on an August 2, 2025, held among representatives of Ryvyl (including George Oliva), RTB (including James Heckman) and Maxim (including Eric Cheng), Ryvyl countered the proposed valuation by requesting a $10 million enterprise value for Ryvyl, which RTB declined. Following this call, Mr. Oliva submitted a written counterproposal via email to Mr. Heckman, the CEO of RTB, seeking a $7.5 million enterprise value for Ryvyl.

On August 3, 2025, Ryvyl and RTB entered into a mutual non-disclosure agreement to facilitate mutual due diligence and further negotiations regarding a potential reverse merger.

On August 5, 2025, during a call among Messrs. Oliva, Heckman and Cheng, representatives of Ryvyl, RTB and Maxim, respectively, RTB presented a revised proposal reflecting an enterprise value of $6.25 million for Ryvyl, and closing conditions that included (i) a minimum of $20 million in new equity capital to be raised by RTB (the “Minimum Raise”) and (ii) Ryvyl’s successful negotiation of outstanding payables to its software vendor for its NEMS platform such that payables would be reduced to below $2.4 million. Based on the proposed relative valuations of Ryvyl and RTB at that time, the pro forma ownership of the combined company would be approximately 15.15% for Ryvyl’s stockholders and 84.85% for RTB’s equity holders, in each case prior to giving effect to any additional equity capital that could be raised, outstanding debt conversion, and equity to be issued to Maxim in connection with its role as financial advisor.

Also on August 5, 2025, Ryvyl informed management of Company B that it was interested in a more expansive strategic transaction under which Ryvyl would seek to acquire its payment processing business in the United Kingdom, obtain rights to use its software platform, appoint a chief executive officer to lead the combined businesses, and receive a $6 million direct equity investment intended to cure Ryvyl’s minimum stockholders’ equity deficiency for continued listing on Nasdaq.

On August 6, 2025, management of Company B notified Ryvyl that was keen to move forward with discussions on this broader transaction, and during this period Company B was informed of the pending retirement of key executive officers.

On August 7, 2025, at a meeting of the Ryvyl Board, Mr. Oliva presented an update on negotiations with RTB and the other strategic alternatives then under consideration. After discussion of the relative merits and risks of the potential transactions with RTB, Company A and Company B, the Ryvyl Board authorized management to proceed with finalizing a non-binding letter of intent with RTB, and to discontinue discussions with Company A in order to focus on the RTB opportunity, subject to further due diligence and final documentation. Subsequently, Mr. Oliva notified Company A that RYVYL had elected to terminate the letter of intent prior to its stated expiration date.

Later, on August 7, 2025, Ryvyl and RTB executed a non-binding letter of intent (the “RTB LOI”) reflecting the agreed valuation framework and pro forma ownership split and including a binding exclusivity provision. Under the RTB LOI, both Ryvyl and RTB were permitted to continue non-exclusive dialogues with other parties regarding potential competing transactions. However, Ryvyl would be obligated to terminate such dialogues upon RTB’s completion of an equity financing resulting in aggregate gross proceeds of at least the Minimum Raise, and RTB would be obligated to terminate such dialogues upon Ryvyl’s regaining compliance with Nasdaq’s continued listing standards.

Following execution of the RTB LOI, on August 7, 2025, George Oliva, representatives of Ryvyl and James Heckman, Aly Madhavji, and Bill Sornsin, representatives of RTB, together with their respective financial and legal advisors, commenced mutual business, financial, accounting and legal due diligence.

On August 8, 2025, Ryvyl initiated due diligence on RTB’s business, operations and technology, and on August 11, 2025, the parties held a joint auditor and business due diligence call to discuss RTB’s financial statements, accounting policies and related matters.

On August 21, 2025, Ryvyl received an email from Company B discussing concerns, efforts made to obtain valuations for the assets it proposed to contribute to a potential merger, and a preliminary ownership split on a post-acquisition basis. On September 24, 2025, Ryvyl received copies of valuation reports prepared by Company B and its advisors, which indicated an aggregate enterprise value of approximately $38 million for the assets that Company B proposed to contribute.

During August and September 2025, the Ryvyl and RTB held multiple business alignment and legal “kick-off” calls, including calls on (i) August 15, 2025, among George Oliva, James Heckman, Aly Madjavji, Bill Sornsin, Eric Cheng and additional Maxim representatives, (ii) August 22, 2025, among George Oliva, Zack Kirscher, Josh Lawler, and Benjamin Snipes, the latter two persons being attorneys at Zuber Lawler (“ZL”), the law firm representing RTB and (iii) September 5, 2025 and September 11, 2025, among George Oliva, James Heckman, Bill Sornsin, Aly Madhavji, Josh Lawler, Benjamin Snipes, Zack Kirscher, and Sarah Williams, Ryvyl’s legal counsel at Ellenoff Grossman & Schole LLP (“ESG”) , to discuss business strategy, integration planning, and key issues.

On September 13, 2025, George Oliva traveled to Vancouver, British Columbia, to meet with RTB representatives James Heckman, Bill Sornsin and Aly Madhavji to further discuss the proposed transaction and strategic alignment between the parties. During these discussions, and more broadly over the course of August and September 2025, Ryvyl’s management and the Ryvyl Board were particularly focused on RTB’s business model, which combined Web3 technology and software-as-a-service offerings targeted at a media industry, and RTB’s strategy of converting a portion of its operating cash flows into bitcoin so as to enable its customers to transact certain transactions in bitcoin. Ryvyl’s management and the Ryvyl Board were also attracted to the experience and track record of RTB’s management team and co-founders across Web3, cryptocurrency, software and media, and believed that a combination with RTB presented an opportunity to reposition Ryvyl’s business and growth profile while leveraging its public company platform.

Also, at the meeting in Vancouver, British Columbia, on September 13, 2025, RTB proposed that for continued understanding of the Ryvyl management, there was a need to secure the services of certain Ryvyl management persons. The RTB representatives proposed that Mr. George Oliva continue as the Chief Financial Officer. The parties agreed to defer further discussion of the terms of Mr. Oliva’s potential continued employment until a later date.

While diligence proceeded during August and September 2025, Mr. Steele of EGS and Mr. Josh Lawler of ZL, respective legal counsel for Ryvyl and RTB, in coordination with the Ryvyl Board and management, commenced drafting and negotiating the draft Merger Agreement and related transaction documents. A preliminary form of agreement and plan of merger was provided by Lloyd Steele of EGS to the law firm of ZL on August 28, 2025, and on September 4, 2025, Josh Lawler, on behalf of RTB, responded with comments to the draft Merger Agreement.

On September 24, 2025, Lloyd Steele of the EGS law firm provided a revised draft of the Merger Agreement to Josh Lawler with comments on the new draft version of the Merger Agreement. Additionally, there was a group Zoom meeting to discuss the document at which were the law firms EGS, and ZL, and members of Ryvyl and RTB management teams including but not limited to: Lloyd Steele, Josh Lawer, Eric Cheng, George Oliva, and James Heckman. The terms of the RTB LOI were emphasized and the overall discussion focused on reflecting those terms and not others in the draft Merger Agreement. A key focus of the negotiations among the legal representatives related to the treatment of certain cash liability provisions embedded in Ryvyl’s outstanding warrants to purchase common stock (“Company Warrants”) that could be triggered upon the closing of the proposed merger. RTB sought assurances that such provisions would be substantially eliminated as a condition to closing. As ultimately reflected in the draft Merger Agreement, Ryvyl agreed to use its best effects to amend no less than 97% of the Ryvyl Warrants to remove such cash liability provisions, with the draft terms of the Merger Agreement providing that if such amendments were not obtained by the 30th calendar day following the date of the Merger Agreement, RTB’s exclusivity obligations would terminate.

Between mid-September and late September 2025, representatives of Ryvyl, RTB, Maxim and outside legal counsel held several negotiation sessions to address open business and legal issues in the draft Merger Agreement, including meetings on September 23, 2025, September 24, 2025, and September 26, 2025, attended by George Oliva, James Heckman and Eric Cheng. These discussions covered, among other topics, the finalization of valuation mechanics and pro forma ownership, closing conditions (including the Minimum Raise and warrant amendment thresholds), governance and board composition of the combined company, covenants relating to capital structure and financing, representations and warranties, termination provisions and related fees, and the conditions for RTB’s obligation to proceed with the proposed merger. Following Ryvyl’s and RTB’s agreement on the material terms of the draft Merger Agreement, on September 26, 2025, the parties discussed and finalized the terms of Mr. George Oliva’s employment agreement.

On September 25, 2025, Ryvyl held a follow-up meeting with the management team of Company B. During that meeting, the management of Company B indicated that it was not necessarily interested in raising additional equity capital to fund the cryptocurrency treasury strategy that had been discussed and that the parties would need to identify and recruit a chief executive officer to lead the combined businesses. In addition, Company B did not commit to providing direct funding to Ryvyl as part of the proposed transaction, which raised concerns for the Ryvyl Board regarding Ryvyl’s ability to address its minimum equity deficiency and ongoing liquidity needs through a combination with Company B. Company B’s limited interest in funding, its desire to cap ownership at 75% after raising additional funds and have Ryvyl raise capital in the market, and its unwillingness to promptly address the CEO gap made the execution risk too high and timing too uncertain from Ryvyl’s perspective. By contrast, RTB had strong leadership, credible investor backing, and was already motivated and prepared to move quickly on a merger, providing the highest likelihood of closing in time to support Ryvyl’s continued operations. In comparison, Company B and its potential partners    had expressed interest only at a high level and would likely have required prolonged diligence and protracted negotiations, whereas RTB was looking for an opportunity to effectively step into an already contemplated merger framework and was actively seeking to consummate a transaction.

At the meeting on September 26, 2025, a final approved draft Merger Agreement between Ryvyl and RTB was provided by Lloyd Steele of EGS to Josh Lawler of ZL, and to both management teams and Maxim. Later on September 26, 2025, the Ryvyl Board, acting by unanimous written consent, approved the draft Merger Agreement and related transactions with RTB within the parameters previously discussed with Ryvyl management and the Ryvyl advisors.

On September 28, 2025, Ryvyl and RTB executed the Merger Agreement. Following execution of the Merger Agreement, Ryvyl and RTB continued to coordinate on transaction-related matters, including accounting analyses, integration planning and Nasdaq listing requirements.

On October 1, 2025, Ryvyl informed Company B that Ryvyl had signed a definitive Merger Agreement with RTB, and therefore, Ryvyl would not be pursuing a strategic transaction with Company B.

On October 2, 2025, and October 20, 2025, Mr. Oliva, Mr. Jose Mendoza, and Mr. Zack Kirscher of Ryvyl, Mr. Heckman and Mr. Sornsin of RTB, and representatives of RSM USA LLP, a technical accounting advisory firm, held telephonic discussions regarding the accounting treatment of the merger and related financing transactions. On October 3, 2025, following the execution of the Merger Agreement, the Ryvyl Board met to receive an update from management regarding the status of the merger with RTB, including progress on meeting the closing conditions, accounting and technical considerations, and the expected timeline for regulatory and stockholder approvals.

On October 5, 2025, so that Ryvyl would be able to satisfy the capital requirements of the Nasdaq Stock Market and to show RTB’s support for the proposed merger, the Ryvyl Board approved by unanimous written consent the sale of 50,000 shares of the Series C Preferred Stock to RTB.

On October 6, 2025, Ryvyl entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RTB, pursuant to which Ryvyl agreed to sell an aggregate of 50,000 shares of its Series C convertible preferred stock, par value $0.001 per share (the “Series C Preferred Stock”), to RTB in a private placement for gross proceeds of $5,000,000. The private placement closed on October 7, 2025. The Purchase Agreement reflected the parties’ mutual understanding that RTB’s investment in the Series C Preferred Stock was intended to support Ryvyl’s capital needs during the period prior to closing of the merger and that, regardless of whether the merger ultimately closed, the Series C Preferred Stock would only become economically and voting-dilutive to Ryvyl’s common stock at such times as the Merger Agreement remained in effect.

Throughout the period from June 2025 through the signing of the Merger Agreement and the Purchase Agreement with RTB, the Ryvyl Board held regular and special meetings to review and evaluate strategic alternatives, including potential transactions with Company A, Company B and RTB. During these meetings, Ryvyl management, with the assistance of Ryvyl’s financial and legal advisors, provided the Ryvyl Board with updates regarding negotiations, due diligence findings, valuation analyses, potential synergies, capital structure implications and expected benefits and risks associated with each potential transaction. The Ryvyl Board also considered Ryvyl’s standalone prospects, including Ryvyl’s liquidity position, Nasdaq listing status and the challenges of pursuing its strategic plan without a strategic transaction or significant additional capital.

On October 10, 2025, Ryvyl and RTB executed Amendment No. 1 to the Merger Agreement to address certain technical and timing matters that had arisen following the initial signing. On October 15, 2025, Mr. Oliva discussed with Mr. Cheng of Maxim about engaging a firm to provide a fairness opinion evaluating the merger transaction and for use in the Registration Statement on Form S-4. On October 21, 2025, Mr. Cheng introduced Mr. Oliva to Mr. Constantino Gutierrez of Newbridge Securities Corporation to discuss engaging Newbridge Securities Corporation to provide a fairness opinion for the transaction.

On October 22, 2025, and October 23, 2025, Mr. Oliva of Ryvyl and Mr. Sornsin of RTB met via Zoom to introduce RTB’s consultant accounting firm, BakerTilly, and to discuss preparation of the Registration Statement on Form S-4 relating to the merger.

On October 23, 2025, RYVYL engaged Newbridge Securities Corporation to provide a fairness opinion and immediately thereafter provided access to the data room and other financial documentation to Mr. Gutierrez and his team.

In later October and November, Ryvyl and RTB continued to coordinate on business alignment, the Nasdaq listing of the post-merger company and the continued compliance of Ryvyl with the listing standards, and regulatory matters, including a business alignment call on October 15, 2025, and an initial listing application call on October 18, 2025. The Ryvyl Board and management remained engaged throughout this period in overseeing the transaction process, monitoring RTB’s progress toward satisfying the capital minimum raise condition, the Ryvyl management’s efforts to amend the Ryvyl Warrants to remove cash liability provisions, and generally evaluating any developments that could impact the expected benefits and risks of the merger.

On November 7, 2025, the Ryvyl Board held an electronic video meeting to review the fairness opinion and valuation analysis of RTB prepared by Ryvyl’s financial advisor, Newbridge Securities Corporation, in connection with the merger. At this meeting, Mr. Gutierrez made an oral presentation and provided certain supporting materials for the analysis and conclusion expressed in the form of fairness opinion. The Ryvyl Board considered, among other things, the financial terms of the transaction, the relative asset, cash position, and management contributions of both Ryvyl and RTB to the combined company, the synergies and strategic benefits expected to result from the proposed merger, and the potential risks of the transaction relative to Ryvyl’s standalone plan. Following discussion, the Ryvyl Board reaffirmed its determination that the Merger Agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Ryvyl and its stockholders, and after the foregoing, Mr. Gutierrez delivered to the Board the executed copy of the fairness opinion.

On December 9, 2025, Ryvyl and RTB entered into a First Amendment to the Securities Purchase Agreement (the “Amendment”), to amend certain terms of the Purchase Agreement and the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”). Pursuant to the Amendment, the parties agreed to (i) increase the original purchase price for the 50,000 shares of Series C Preferred Stock by $1,500,000 to an aggregate of $6,500,000, to be paid at the signing of the Amendment by RTB to Ryvyl, and (ii) increase the Stated Value (as defined in the Purchase Agreement) per share of Series C Preferred Stock in the Certificate of Designation from $100.00 to $130.00 for an aggregate Stated Value of $6,500,000.

On January 12, 2026, after discussions among the management of Ryvyl and RTB, to update the status of the conditions to completion of the merger that are specified in the Merger Agreement, Ryvyl and RTB entered into a second amendment to the Merger Agreement. In this amendment, the parties agreed (i) to remove the requirement to amend the Ryvyl Warrants to eliminate the cash payment provision and to eliminate the right of RTB to seek an alternative transaction if the Ryvyl Warrants were not amended, (ii) to remove the requirement to have certain directors, officers and significant stockholder sign lock up agreements, (iii) to remove the requirement of RTB to obtain from its significant stockholders support agreement in favor of approval of the Merger Agreement, (iv) to adjust the exchange terms to have Ryvyl adopt the current RTB incentive equity plans and assume any of the awards thereunder not otherwise converted into RTB common stock prior to the merger, and (v) to provide that the reverse split of the Ryvyl common stock on January 2, 2026, satisfies the obligation of Ryvyl under the Merger Agreement to have a reverse split at the rate of 1:5 TO 1:15.

Ryvyl Reasons for the Merger

The Ryvyl management and board of directors in negotiating the Merger Agreement and approving the merger considered a number of factors, including the following, as to why Ryvyl should enter into the Merger Agreement:

●	the current restricted ability to raise capital for the continuing business of Ryvyl, its current cash position to fund ongoing operations, the reduction in its products and services after the disposal of Ryvyl EU that effectively terminated its operations outside the U.S. and limited its product and service offerings in the U.S.;

●	the experience of RTB’s management team, with the long established careers in digital media and publishing companies and early stage technology companies that addressed new markets;

●	RTB brings technology and blockchain visionaries, including Eyal Hertzog, Bancor co-founder and inventor and patent holder of key Decentralized Finance (“DeFi”) protocol including automated market-making and liquidity pool, as well as the inventor of the first social video recommendation algorithm as co-founder of MetaCafe, who form the basis of a team creating the only large-scale, professional media platform, including a decentralized payment system that allows publishers to “self-pay,” and control their own data, audiences and IP;

●	the merger with RTB aligned with the Ryvyl strategy to allocate its treasury reserves to crypto assets, which management of Ryvyl believed would strengthen its financial position differentiating Ryvyl from the fintech landscape and potential increase shareholder value;

●	the large current and potential market for RTB’s products and services, in what it considered to be a growing segment of the media industry; and

●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes.

RTB Reasons for the Merger

The RTB management and board of directors in negotiating the Merger Agreement and approving the merger considered a number of factors, including the following as to why RTB should enter into the Merger Agreement:

●	the potential increased access to sources of capital and a broader range of investors to support the development of its professional SaaS (Software as a Service) platform following consummation of the merger compared to if RTB continued to operate as a privately held company;

●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

●	RTB’s board of directors’ belief that there currently were few alternatives to a merger that were reasonably likely to create greater value for RTB’s stockholders after reviewing the various strategic options to enhance stockholder value that were considered by RTB’s board of directors; and

●	the fact that shares of Ryvyl’s common stock issued to RTB’s stockholders will be registered on a Form S-4 registration statement and listed on the Nasdaq Capital Market and accordingly will become freely tradable for RTB’s stockholders who are not affiliates of RTB and who are not parties to lock-up agreements.

Opinion of the Ryvyl Financial Advisor

Ryvyl, referred to in this section as RYVL, retained Newbridge to act as its financial advisor in connection with entering into the Merger Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RYVL selected Newbridge to act as its financial advisor in connection with entering into the Merger Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On November 7th, 2025, at a meeting of the RYVL Board held to evaluate entering into the Merger Agreement, Newbridge delivered to the RYVL Board a presentation, and was confirmed by delivery of a written opinion, dated November 7th, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Merger Consideration (as defined therein) to be paid to the security holders of RTB Digital Inc. (“RTB”) is fair, from a financial point of view, to RYVL’s common stockholders (the “Opinion”).

The full text of Newbridge’s written Opinion to the RYVL Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the Opinion. Newbridge delivered its Opinion to the RYVL Board for the benefit and use of the RYVL Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger Agreement from a financial point of view. Newbridge’s Opinion also does not address the relative merits of entering into the Merger Agreement as compared to any alternative business strategies or transactions that might exist for RYVL, or the underlying business decision of RYVL whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

■	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

■	reviewed the final Merger Agreement;

■	reviewed RYVL’s publicly available last ten fiscal quarters of historical financial results, (Q1-2023 – Q2-2025);

■	reviewed publicly available financial information of RYVL filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through November 6th, 2025;

■	conducted discussions with RYVL’s management team to better understand RYVL’s recent business history, review their corporate presentation and near-term financials;

■	conducted discussions with RTB’s management team to better understand their company’s business model, their recent business history, and to review near-term financial projections and drivers of future growth;

■	performed a Public Company Comparable analysis of similar companies to RTB, which included variables such as companies trading on a major stock exchange in the US or Europe, and have businesses in the “Digital Media Publishing/ Ad-Tech” sector to attain the Q1-2027E Enterprise Value / Revenue multiples;

■	performed an M&A Comparable Transaction analysis of similar companies to RTB, that have businesses in the “Digital Media Publishing / Ad-Tech” sector to attain historical Enterprise Value / Revenue multiples; and

■	performed a Private Market Comparable Transactions analysis of similar companies to RTB that operate globally, operate in the “Digital Media Publishing / Ad-Tech” sector, and have received a minority investment, to derive certain implied historical Enterprise Value / Revenue multiples.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of the management of RYVL that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of RTB, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of RTB.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of RYVL and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of RYVL Common Stock actually will be when the Merger Agreement is consummated or the prices at which shares of RYVL Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the RYVL Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses. Newbridge employed various methods to analyze the range of Implied Equity Values of RTB.

Comparable Public Company Analysis

To calculate the implied equity value of the operating business, Newbridge first obtained the Q1-2027E (the last 12 months as of the first quarter 2027) Enterprise Value (“EV”) / Revenue multiples from a total of 9 comparable public companies identified by Newbridge that most resembled RTB’s business in the “Digital Media Publishing / Ad-Tech” sector and applied them to RTB’s Q1-2027E forecast for Revenue.

The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States or Europe; (ii) operates in the “Digital Media Publishing / Ad-Tech” sector, and (iii) had listed estimates of Revenue for FY-2026 and FY-2027.

It should be noted that there are some differences between the selected companies and RTB, specifically that some have larger equity values, and slightly different rates of sales growth. While no individual company is identical to RTB, all the companies selected in the comparable data set are those that Newbridge deemed relevant based on its experience and professional judgment.

The average Q1-2027E EV/Revenue multiple for the “Digital Media Publishing / Ad-Tech” sector was 2.29x and that was then multiplied by RTB’s Q1-2027E Revenue estimate of $19.4 million, to derive an Enterprise Value of $44.4 million.

When adding the cash on hand of $0.0 million and remove $0.0 million in debt, the Implied Equity Value of RTB is $44.4 million.

The table below summarizes certain observed historical financial metrics of the selected public companies that were sourced from S&P Capital IQ data as of November 6th, 2025.

Comparable Public Company Analysis Digital Media Publishers &	11/6/2025		Balance Sheet		Income Statement		Valuation Multiples
Ad-Tech	Stock	Stock	Market	Enterprise	Revenue	Revenue	EV / Revenue		EV / Revenue		EV / Revenue
Company Name	Symbol	Price	Capitalization	Value	2026E	2027E	2026E		2027E		Q1-2027E
The Trade Desk, Inc.	NasdaqGM:TTD	$47.7	$23,322.6	$21,978.9	$3,332.2	$3,856.0	6.6	x	5.7	x	6.4	x
Zeta Global Holdings Corp.	NYSE:ZETA	$19.9	$4,797.3	$4,609.0	$1,540.3	$1,803.8	3.0	x	2.6	x	2.9	x
Magnite, Inc.	NasdaqGS:MGNI	$17.1	$2,456.4	$2,599.5	$737.1	$750.0	3.5	x	3.5	x	3.5	x
DoubleVerify Holdings, Inc.	NYSE:DV	$11.0	$1,795.0	$1,681.8	$841.4	$939.4	2.0	x	1.8	x	1.9	x
Ziff Davis, Inc.	Nasdaq:ZD	$33.4	$1,368.7	$1,812.0	$1,536.3	$1,592.2	1.2	x	1.1	x	1.2	x
Taboola.com Ltd.	NasdaqGS:TBLA	$3.7	$1,100.0	$1,153.2	$2,019.0	$2,119.7	0.6	x	0.5	x	0.6	x
Future plc	LSE:FUTR	$7.8	$756.2	$1,117.2	$978.4	$1,005.6	1.1	x	1.1	x	1.1	x
PubMatic, Inc.	NasdaqGM:PUBM	$8.1	$368.5	$296.6	$279.1	$323.6	1.1	x	0.9	x	1.0	x
The Arena Group Holdings, Inc.	NYSEAM:AREN	$5.2	$244.4	$353.3	$178.5	$180.0	2.0	x	2.0	x	2.0	x
Source: S&P Capital IQ data (as of November 6th, 2025).									Average		2.3	x

Comparable M&A Transaction Company Analysis

Newbridge analyzed the last approximately six years (since January 2020) of M&A transaction data in the “Ad-Tech Saas Platform” sector to find similar transactions where the targets being acquired most resembled RTB’s business. The universe of transactions where there were similarities to RTB’s business and where financial data was recorded for the transaction value was generally limited, as is usually the case versus Public Comparables.

The criteria used for the selected transactions were those in which the targets Newbridge deemed relevant to the RTB business, and included (i) targets that were in the “Ad-Tech Saas Platform” sector, (ii) no geographical limitations to where the targets had corporate headquarters, and (iii) transactions wherein the identified the EV/Revenue multiple was known.

The historical M&A EV/Revenue multiple for the “Ad-Tech Saas Platform” sector was 2.27x and that was then multiplied by RTB’s Q1-2027E Revenue estimate of $19.4 million to derive an Enterprise Value of $44.0 million.

When adding the cash on hand of $0.0 million and remove $0.0 million in debt, the Implied Equity Value of RTB is $44.0 million.

The table below summarizes certain observed historical financial metrics of the selected public companies that were sourced from S&P Capital IQ and Pitchbook data as of November 6th, 2025.

M&A Comparables Analysis (2020 - Present) | Industry: Ad-Tech SaaS Platforms

M&A Closed Date	Transaction Type	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)		Geographic Region
04/01/2020	M&A	Telaria Video	$371.4	Magnite (NAS: MGNI)	4.7	x	USA
10/31/2020	M&A	Commerce Media Tech	$35.6	Team Internet Group (LON: TIG)	0.6	x	Europe
04/04/2022	M&A	Infinia Mobile	$17.7	Azerion Group (AMS: AZRN)	1.6	x	Europe
04/21/2022	M&A	Livewrapped	$2.6	Vo2 Cap (STO: VO2)	1.9	x	Europe
10/13/2023	M&A	Hawk	$14.4	Azerion Group (AMS: AZRN)	1.6	x	Europe
02/13/2025	M&A	Innovid	$525.0	Flashtalking	3.2	x	USA
Source: S&P Capital IQ and Pitchbook data (as of November 6th, 2025).				Average	2.3	x

Private Market Transaction Company Analysis

Newbridge analyzed the last approximately 5 years (since January 2021) of Private Market transaction data in the “Ad-Tech Saas Platform” sector to find similar transactions where the targets being acquired most resembled BRH’s business. The universe of transactions where there were similarities to BRH’s business, and where financial data was recorded for the transaction value was generally limited, as is usually the case versus Public Comparables.

The criteria used for the selected transactions were those in which the targets most resembled the BRH transaction and included (i) privately-held targets that were in the “Ad-Tech Saas Platform” sector, (ii) targets that had no geographical limitation to where they were headquartered, (iii) transactions that had received a minority investment, and (iv) transactions wherein the identified the Equity Value / Revenue multiple was known.

The average historical EV/Revenue multiple for the “Ad-Tech Saas Platform” sector was 2.6x, and that was then multiplied by RTB’s Q1-2027E Revenue estimate of $19.4 million to derive an Enterprise Value of $50.4 million.

When adding the cash on hand of $0.0 million and remove $0.0 million in debt, the Implied Equity Value of RTB is $50.4 million.

The table below summarizes certain observed historical financial metrics of the selected public companies that were sourced from Pitchbook data as of November 6th, 2025.

Private Company Investment Analysis (2021 - Present) | Industry: Ad-Tech SaaS Platforms

M&A Closed Date	Transaction Type	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)		Geographic Region
05/27/2021	Later Stage VC	SoleBrain	$4.6	Global Catalyst Partners Japan	3.4	x	Asia
08/01/2021	Later Stage VC	Launchmetrics	$1.9	Entier Capital	1.2	x	USA
09/30/2021	Later Stage VC	Bluecore	$125.0	CSC UpShot Ventures	2.6	x	USA
03/07/2022	Later Stage VC	Feathr	$5.0	Ninth Avenue South Investments	3.4	x	USA
08/29/2022	Seed Round	AdTonos	$2.4	Blacksheep Ventures	1.6	x	Europe
11/07/2022	Later Stage VC	Silverpush	$11.6	Seven Hills Capital	2.6	x	USA
09/12/2023	Later Stage VC	spaceAdd	$5.5	Altos Ventures	3.2	x	Asia
12/05/2023	Later Stage VC	Albacross	$1.0	NA	3.0	x	Europe
05/30/2024	Later Stage VC	APG|SGA	$181.4	Neue Zürcher Zeitung	2.0	x	Europe
06/26/2024	Seed Round	Sweply	$2.0	500 Global	3.3	x	Middle East
Source: S&P Capital IQ and Pitchbook data (as of November 6th, 2025).				Average	2.6	x

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the RYVL Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion.

The estimates of the future performance of RYVL in or underlying Newbridge’s analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analysis. The analysis does not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations resulting from, the analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of the RYVL Common Stock.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $44.0 million and $50.4 million, with a midpoint of $47.2 million. The RYVL Common Stock to be received by RTB of $35.0 million is below the valuation range of the Analyses.

Based upon and subject to the foregoing, it is our Opinion that, on the date of November 7th, 2025, the Merger Consideration (as defined in Newbridge’s written opinion) to be received by the securityholders

Interests of the Ryvyl Directors and Executive Officers in the merger.

In considering the recommendation of Ryvyl’s board of directors with respect to the issuance of Ryvyl common stock pursuant to the Merger Agreement and the other matters to be acted upon by Ryvyl’s stockholders at the Ryvyl special meeting, Ryvyl’s stockholders should be aware that certain members of Ryvyl’s board of directors and executive officers of Ryvyl have interests in the merger that may be different from, or in addition to, interests they have as Ryvyl’s stockholders. For example, Mr. Brett Moyer, a director of Ryvyl will continue as a director of the combined company. Messrs. George Oliva and Zechariah Kirscher, officers of Ryvyl will continue as officers of the combined company. In addition, six of the RTB directors, Messrs. James Heckman, Alykhan Madhavji, Walton Comer, W. Graeme Roustan, Michael Alexander and David Bailey will become, if finally appointed, directors of the combined company, and Messrs. James Heckman, Alykhan Madhavji and William Sornsin, each an officer of RTB, will become an officer of the combined company. George Oliva, Ryvyl’s current Chief Financial Officer, will continue to be employed as the Chief Accounting Officer of the combined company, pursuant to a written contract of employment, Zechariah Kirscher, Ryvyl’s current Vice President Legal will continue to fill that position in the combined company, and Brett Moyer, one of Ryvyl’s current directors will continue as a director on Ryvyl’s board of directors following the merger.

As of December 31, 2025, Ryvyl’s directors and executive officers beneficially owned, in the aggregate approximately 0.24% of the outstanding shares of Ryvyl common stock.

As of December 31, 2025, RTB and all of RTB’s directors and executive officers, together with their affiliates, owned approximately 26.73% of the outstanding shares of RTB common stock, on an as converted to common stock basis, which excludes any RTB shares issuable upon exercise or settlement of RTB stock options held by such individual.

The board of directors of Ryvyl did not establish a special committee given the fact that there were no direct conflicts of interest between Ryvyl and RTB, prior to the signing of the Merger Agreement on September 28, 2025, and the Securities Purchase Agreement for the sale of the Series C Preferred Stock was entered into on October 7, 2025, after the approval of the Merger Agreement.

George Oliva Employment Agreement

As a condition to executing and entering into the Merger Agreement, the Company has agreed to enter into an Employment Agreement with George Oliva, its current Chief Financial Officer (the “Oliva Post-Closing Employment Agreement”), and a director of Ryvyl, which is to become effective, upon the Closing of the merger (the “Oliva Post-Closing Employment Agreement Effective Date”). Under the terms of the Oliva Post-Closing Employment Agreement, Mr. Oliva will serve as the Executive Vice President of Finance and Chief Accounting Officer of the combined companies. He will report directly to the Chief Executive Officer of the combined companies. Mr. Oliva will devote his full working time to his employment with the combined companies. The term of the Oliva Post-Closing Employment Agreement is for two (2) years after the Oliva Post-Closing Employment Agreement Effective Date.

Mr. Oliva will be paid a base salary of $375,000 per year, subject to adjustments, as provided. Mr. Oliva is also entitled to a bonus of $225,000, which is payable in installments of $112,500 on the date which is six (6) months after the Oliva Post-Closing Employment Agreement Effective Date and the remaining $112,500 on the date that is twelve (12) months after the Oliva Post-Closing Employment Agreement Effective Date; provided that he continues to be employed on each applicable date, and that he has diligently performed the services assigned to him. He is also entitled to an annual performance bonus as determined by the Chief Executive Officer and the Board. Mr. Oliva will also be awarded options under the equity inventive plan of the combined companies representing not less than 2% of the fully diluted share capital. Such options will not vest until twelve (12) months after Oliva Post-Closing Employment Agreement Effective Date and then in twelve (12) equal monthly amounts thereafter.

Mr. Oliva also will receive equity compensation in the form of an option grant by the combined company, as of the consummation of the merger. The award is to be in an amount of shares not less than 2% of the combined company’s fully diluted share capital with an exercise price equal to the fair market value as of the date of this agreement, calculated immediately prior to the merger, and the terms of which will be no less favorable than that granted to the combined company’s fifth ranked employee by total equity ownership. The award will vest commencing after 12 months full time employment after the merger on a monthly basis in twelve installments, subject to continued employment. In the event of termination for cause, unvested options will terminate; in the event of termination without cause, the unvested options will accelerate and become vested.

The Oliva Post-Closing Employment Agreement also contains customary benefits provisions as well as termination and severance provisions. Mr. Oliva’s employment may be terminated, at any time, without cause, and upon any such termination he is entitled, in addition to accrued amounts earned, a severance payment equal to the amount of base salary payable to him, until the end of the term, in regular monthly installments. Mr. Oliva is also entitled to acceleration of the $225,000 retention bonus and acceleration of his equity awards. Mr. Oliva is also entitled to certain continued group health insurance benefits until the earlier of twelve (12) months after termination or when he receives comparable coverage from a subsequent employer, in each case as long as he makes required employee contributions.

The Oliva Post-Closing Employment Agreement also contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Interests of the RTB Directors and Executive Officers in the Merger

In considering the recommendation of the RTB board of directors with respect to approving the merger and its related matters to be approved by the stockholders of RTB, the RTB stockholders should be aware that RTB directors and executive officers have interests in the merger that are different from, or in addition to, the interests of RTB’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Specifically, six of the RTB directors, Messrs. James Heckman, Alykhan Madhavji, Walton Comer, W. Graeme Roustan, Michael Alexander and David Bailey will become, if finally appointed, directors of the combined company, and Messrs. James Heckman, Alykhan and William Sornsin, each an officer of RTB, will each become an officer of the combined company. These individuals will be entitled to receive compensation and benefits in their capacities as officers and/or directors of the combined company, which may include equity awards and other incentives that differ from their current arrangements with RTB.

On January 5, 2026, RTB executed a Binding Term Sheet (the “Binding Term Sheet”) with UTXO Management (“UTXO”), an affiliate of 210k Capital, LP and scheduled to consolidate assets into Nakamoto Holdings (“NAKA”). The Binding Term Sheet provides a similar structure to the previous $33 million secured convertible note offering for UTXO to invest $10.0 million into RTB, which, assuming consummation of the merger, will result in additional shareholder equity in Ryvyl. This strategic investment brings the recent capital raised by RTB to $43.0 million. UTXO is the investment arm of BTC, Inc. Mr. David Bailey, a director of RTB and a potential director of the post-merger company, is the general partner of UXTO.

The material terms of the Binding Term Sheet provide that UXTO purchase a convertible note in the principal amount of $10.0 million (“$10M Note”). The investment proceeds will be held in Bitcoin, which may gain or lose value in advance of or post-merger consummation. The $10M Note will convert automatically upon consummation of the merger into the common stock of the post-merger company at a pre-money valuation of $200 million. UXTO also will receive warrants with 20% coverage, exercisable at-the-money (based on the conversion price), with an expiration date of 365 days from execution. The Binding Term Sheet contains price protection provisions, such that if the post-merger company’s fully diluted capitalization table, at the time of merger, is below $200 million, additional warrants will be issued to UTXO to cover the difference. The equity of the post-merger company received on conversion will be subject to a lock-up for 12 months after the merger and the post-merger company will have a right of first refusal on the shares of common stock that UXTO intends to sell that are released from the lock-up.

The board of directors of RTB did not establish a special committee given the fact that there were no direct conflicts of interest between RTB and Ryvyl based on overlapping ownership and directors or management.

Purchase of Series C Preferred Stock for Listing Requirements

Subsequent to the signing of the Merger Agreement, to ensure the combined company maintains its listing on The Nasdaq Capital Market, RTB (or its affiliates/investors) made a direct capital investment in Ryvyl as of October 7, 2025 and December 9, 2025. This investment was necessary to enable Ryvyl to satisfy the minimum stockholders’ equity requirement of Nasdaq. This purchase of stock fits into the transaction mix as a critical condition to closing, ensuring that the combined entity (“RTB Digital, Inc.”) remains a publicly traded company with access to capital markets. Without this pre-merger investment, Ryvyl faced potential delisting, which would have materially adversely affected the liquidity and value of the merger consideration for RTB stockholders. Currently the Series C Preferred Stock has the right to convert into 205,775 shares of common stock of Ryvyl, subject to the blocker provisions, and pursuant to its voting provisions has the right to be counted for quorum purposes and to vote up to 205,775 shares in all matters presented to the stockholders of Ryvyl, including the matters to be presented at the special meeting.

Ownership Interests

Ownership Interests in Ryvyl

As of December 31, 2025, Ryvyl’s directors and executive officers beneficially owned, in the aggregate approximately 0.24% of the shares of Ryvyl common stock, which for purposes of this subsection excludes any Ryvyl shares issuable upon exercise or settlement of Ryvyl stock options or warrants or Ryvyl RSUs held by such individual.

Name	Position	Ownership of Ryvyl common stock

George Olvia	Chief Financial Officer, Director	.18%
Zechariah Kirscher	Vice President Legal	.06%
Gene Jones	Director	-
Brett Moyer	Director	-
Tod Browndorf	Director	-
Directors and Officers together (5 persons)		0.24%

As of December 31, 2025, RTB’s directors and executive officers beneficially owned, in the aggregate approximately 13.98% of the shares of Ryvyl common stock, which for purposes of this subsection excludes any Ryvyl shares issuable upon exercise or settlement of Ryvyl stock options or warrants or Ryvyl RSUs held by such individual.

Name	Position	Ownership of Ryvyl common stock
James Heckman (1)	Chief Executive Officer	205,775

Directors and Officers together (1)		205,775

(1)	RTB owns the Series C Preferred Stock, and Mr. Heckman has the right to direct the voting and disposition of these securities as the Chief Executive Officer of RTB. Represents the equivalent number of shares of common stock that RTB may vote in respect of its ownership interest in the Series C Preferred Stock. The Series C Preferred Stock may convert into an aggregate of 207,775 shares of common stock of Ryvyl, subject to a 19.9% blocker provision.

Ownership Interests in RTB

As of December 31, 2025, RTB’s directors and executive officers beneficially owned, in the aggregate approximately 26.73% of the shares of RTB’s common stock, which for purposes of this subsection excludes any RTB shares issuable upon exercise or settlement of RTB stock options held by such individual.

Name	Position	Ownership of RTB Common stock

James Heckman	CEO and Director	3.56%

Alykhan (Aly) Madhavji (1)	CFO and Director	13.48%

William Sornsin	COO	1.75%

Walton Comer	Director	3.93%

W. Graeme Roustan	Director	-0-

David Bailey (2)	Director, via BTC Inc.	3.28%

Mike Alexander	Director	0.73%

(1)	Includes the shares held by Blockchain Founders Fund over which he has beneficial ownership, but he disclaims that portion of the shares other than those of which he has pecuniary interest.
(2)	Includes shares held by BTC Inc. over which he has beneficial ownership.

As of December 31, 2025, Ryvyl’s directors and executive officers did not beneficially own any shares of RTB.

Directors and Officers Positions Following the Merger

As described elsewhere in this proxy statement/prospectus, including in the section captioned “Management Following the Merger,” certain of RTB’s directors and executive officers are expected to become the directors and executive officers of Ryvyl upon the closing of the merger.

Name	Position in Ryvyl Prior to merger	Position in RTB, if applicable	Position in the combined company
James Heckman	N/A	Chief Executive Officer and Director	Chief Executive Officer and Director
Alykhan (Aly) Madhavji	N/A	Chief Financial Officer and Director	Chief Financial Officer and Director
George Oliva	Chief Financial Officer	N/A	Chief Accounting Officer
Zechariah (Zack) Kirscher	Vice President Legal	N/A	Vice President Legal
William Sornsin	N/A	Chief Operating Officer	Chief Operating Officer
Walton Comer	N/A	Director	Director
W. Graeme Roustan	N/A	Director	Director
Michael Alexander	N/A	Director	Director
David Bailey	N/A	Director	Director
Brett Moyer	Director	N/A	Director

Biographies of the directors and officers following the merger can be found in the section entitled “— Management Following the Merger.”

Treatment of Options and Warrant, Preferred Stock and Convertible Notes of RTB

As of January 31, 2026, an aggregate of 5,198,333 shares of RTB common stock were issuable upon the vesting and exercise of outstanding stock options under RTB's 2024 Stock Option Plan (board approved May 1, 2024) and 2025 Stock Option Plan (board approved August 12, 2025), at a weighted average exercise price of $0.80 per share. At the Effective Time, each RTB option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and Ryvyl will assume and/or issue in exchange a Ryvyl replacement option, under its then effective Ryvyl stock option plan, for the RTB stock option of like tenor as the holders currently have under the RTB stock option plan. In the event that any RTB stock option plan cannot be cancelled, the parties will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such RTB stock options.

As of January 31, 2026, an aggregate of 700,000 shares of RTB's common stock were issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.79 per share. It is anticipated that outstanding RTB warrants will have been "net" exercised prior to closing in exchange for shares of RTB common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist. In the event that any RTB warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Ryvyl on comparable terms to those of the RTB warrants, then the parties will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such Company Warrants.

The Series C Preferred Stock, upon consummation of the merger will be cancelled and returned to the status of authorized preferred stock of the combined corporation. No payment will be made upon its cancellation.

The outstanding convertible debt of RTB will be assumed by the combined company, and thereafter converted into shares of common stock of the post-merger company. Currently, there is approximately $36,960,000 of outstanding principal and accrued and unpaid interest due. It is estimated that the number of shares to be issued will be approximately 7,690,129 shares of the combined company.

Limitations of Liability and Indemnification of Officers and Directors.

The Amended and Restated Certificate of Incorporation of Ryvyl provides that the Company will indemnify the directors or officers of the Company or a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise serving at the request of the Company to the full extent permissible by applicable law as then in effect, against all losses, claims, damages, expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including attorneys’ fees) actually and reasonably incurred or suffered by the indemnitee. The Company may also advance expenses and maintain insurance for the protection of the aforesaid persons.

The Bylaws of Ryvyl provide that the company will indemnify its directors and officers to the fullest extent permitted by the Nevada Revised Statutes (“NRS”), subject to certain exceptions contained in our Bylaws. In addition, our Bylaws provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Ryvyl has also entered into indemnification agreements with each of its directors.

The Merger Agreements provides that the combined company will provide that it and RTB shall (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to applicable law) to the former and continuing officers and directors of RTB against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Closing of the merger. It also proves that for three years after the Closing of the merger, the combined company will maintain in effect the policies of directors’ and officers’ liability insurance from a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds) with respect to claims arising from facts or events that occurred at or before the Closing of the merger, subject to a cap on the premium that is required.

Director Compensation Arrangements Following the Closing of the Merger

The current non-employee director compensation plan described elsewhere in this proxy statement/prospectus will continue until the board of directors of the combined company reviews the compensation arrangements for directors and determines to adopt new compensation arrangements. Currently, nothing has been decided.

The provisions of Ryvyl current employment agreements will remain unchanged, subject to the continued employment of such persons. In respect of the termination of employees, they will be entitled to the standard severance arrangements currently in place. Other than that, nothing has been decided definitively.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into RTB. Upon the consummation of the merger, RTB will continue as the surviving corporation and will be a wholly owned subsidiary of Ryvyl.

After completion of the merger, Ryvyl will be renamed “RTB Digital, Inc.” and expects to trade on Nasdaq under the symbol “RTB.”

Merger Consideration

At the Effective Time:

●	any shares of common stock, no par value per share, of RTB held as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

●	the following securities of each RTB stockholder will be converted into the right to receive the Pro Rata Portion of the Merger Shares (as adjusted for the Ryvyl reverse stock split implemented January 2, 2026), provided, however, that no fractional shares of Ryvyl will be issued as a result of the merger:

(a)	the aggregate number of issued and outstanding shares of RTB common stock prior to the Effective Time (after giving effect to the exchange of the RTB Preferred Stock for RTB common stock);

(b)	the aggregate number of issued and outstanding RTB convertible note shares prior to the Effective Time (or which would be issued in accordance with the terms of the RTB convertible notes as a result of the merger), the conversion into shares of the post-merger company to take place after the exchange described herein, and diluting all the stockholders after the initial exchange;

(c)	the aggregate number of issued and outstanding RTB Class C common stock;

(d)	the aggregate number shares of RTB common stock issuable upon the exercise of all RTB stock options outstanding as of immediately prior to the effective time, will be assumed through the assumption by Ryvyl of the RTB incentive option plans; and

(e)	the aggregate number of shares of RTB common stock issuable upon exercise of RTB warrants outstanding as of immediately prior to the Effective Time that are converted into the right to acquire securities of Ryvyl in accordance with their terms and subject to the assumptions under the Merger Agreement;

●	each outstanding RTB Convertible Security, which includes SAFE instruments (Simple Agreements for Future Equity), if not exercised or converted prior to the Effective Time, shall automatically be converted into an equivalent convertible security of Ryvyl (the “Assumed Convertible Security”). Subject to the subsequent sentence, each Assumed Convertible Security will be subject to the terms and conditions set forth in the RTB’s equity plan or other applicable agreement (except any references therein to the RTB or RTB common stock will instead mean the combined company and the combined company common stock, respectively). Each Assumed Convertible Security shall: (i) have the right to acquire a number of shares of the combined company common stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of RTB common stock which the Assumed Convertible Security had the right to acquire immediately prior to the Effective Time, multiplied by (B) the exchange ratio of 0.38; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the applicable exercise price or conversion price of the Assumed Convertible Security, divided by (B) the exchange ratio of 0.38 and (iii) be subject to the same vesting schedule as indicated in the Assumed Convertible Security.

●	it is anticipated that all outstanding RTB warrants will be exercised on a cashless or net settlement basis prior to the Effective Time of the merger, in which case RTB warrant holders will receive shares of RTB common stock calculated based on the intrinsic value of their warrant position (the difference between the fair market value of the underlying shares and the exercise price) without requiring payment of the exercise price in cash, and such RTB common stock will then be converted into Ryvyl common stock at the Exchange Ratio in the merger on the same basis as all other RTB common stock, at which point the RTB warrants themselves will be cancelled, extinguished, and retired and will cease to exist and have no further force or effect. However, to the extent that any RTB warrants are not exercised (whether on a net settlement basis or otherwise) prior to the Effective Time, such warrants will not be converted into the right to receive merger consideration, but instead shall be adjusted to represent the right to acquire shares of Ryvyl common stock on terms intended to be comparable to those of the original RTB warrants, taking into account the Exchange Ratio and the other terms of the merger; provided that if by their terms any RTB warrants cannot, after such adjustment, continue to represent the right to acquire securities of Ryvyl on comparable terms to those of the RTB warrants (for example, due to differences in warrant agreement adjustment provisions, market conditions, or other factors), then Ryvyl and RTB have agreed to negotiate in good faith and use commercially reasonable efforts to mutually agree, as promptly as practicable, to amendments to the Merger Agreement as are necessary to reflect an assumption, exchange, or similar accommodation for such RTB warrants, and any such accommodation must be reasonably satisfactory to each party to the Merger Agreement. RTB stockholders should be aware that there can be no assurance that RTB and Ryvyl will be able to reach agreement on any required amendments or accommodations if such good faith negotiations are required, which could result in uncertainty regarding the treatment of RTB warrants and could potentially delay or jeopardize the closing of the merger.; and

●	each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of RTB common stock.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Ryvyl’s common stock that RTB’s stockholders, option holders, and warrant holders will be entitled to receive for changes in the market price of Ryvyl’s common stock or in the value of RTB common stock. Accordingly, the market value of the shares of Ryvyl’s common stock issued to RTB stockholders pursuant to the merger will depend on the market value of the shares of Ryvyl’s common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.

No fractional shares of Ryvyl’s common stock will be issuable to RTB’s stockholders pursuant to the Merger Agreement. Instead, in the event any holder of RTB common stock would otherwise be entitled to receive a fraction of a share of Ryvyl common stock, after aggregating all fractional shares of Ryvyl’s common stock issuable to such stockholder, such fractional share will be rounded down to the nearest whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or greater.

At the Effective Time, Ryvyl will deposit with VStock Transfer, LLC, as exchange agent, the number of shares of Ryvyl common stock sufficient to deliver to the RTB stockholders the aggregate amount of Merger Shares deliverable to such RTB stockholders.

Within five business days after the approval of the Merger Agreement has been obtained from the RTB stockholders pursuant to a written consent signed by the holders of at least a majority (over 50%) of the outstanding shares of RTB common stock, RTB will send or cause to be sent by physical or electronic mail to the RTB stockholders a letter of transmittal, together with instructions for use in effecting the surrender of RTB stock certificates (to the extent such shares of RTB common stock are certificated) in exchange for shares of Ryvyl common stock.

Upon delivery to the exchange agent of a duly completed and validly executed letter of transmittal and such other documents as Ryvyl may reasonably require, and if applicable, the surrender of related RTB stock certificates (or affidavits of loss) (collectively, the “Surrender Documentation”), the holder of shares of RTB common stock in respect of which such Surrender Documentation is delivered will be entitled to receive the number of whole shares of Ryvyl common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

At the Effective Time, all holders of shares of RTB’s common stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of RTB. In addition, no transfer of RTB’s common stock after the Effective Time will be registered on the stock transfer books of RTB. From and after the Effective Time, holders of RTB’s common stock will be deemed to represent only the right to receive shares of Ryvyl’s common stock (as adjusted for fractional shares) (or, with respect to shares whose holder has demanded and perfected appraisal rights, to receive the fair value of the shares as determined pursuant to Section 262 of the Delaware General Corporation Law. Ryvyl will not pay interest, dividends or other distributions on any shares of Ryvyl’s common stock to be issued in exchange for any un-surrendered stock certificate representing shares of RTB until the stock certificate is surrendered or an affidavit of loss is surrendered as provided in the Merger Agreement.

Effective Time of the Merger

The merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Ryvyl in writing and specified in the Certificate of Merger in accordance with the Delaware General Corporation Law. Completion of the Merger Agreement requires satisfaction or waiver of all of the conditions to the consummation of the merger contained in the Merger Agreement, including the adoption of the Merger Agreement by RTB’s stockholders and the approval by Ryvyl’s stockholders of the Merger Agreement and the issuance of Ryvyl’s common stock, the approval of Ryvyl’s stockholders of the name change and the approval of Ryvyl’s stockholders of the Ryvyl 2025 Plan. Neither Ryvyl nor RTB can predict the exact timing of the consummation of the merger.

Regulatory Approvals

In the United States, each of Ryvyl and RTB must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Capital Market in connection the merger and with Ryvyl’s issuance of shares of Ryvyl’s common stock and the filing of this proxy statement/prospectus with the SEC.

Tax Treatment of the merger

Ryvyl and RTB intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the accompanying Treasury regulations. Provided that the merger qualifies for this intended tax treatment, U.S. Holders (defined further below) of RTB common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of RTB common stock for shares of Ryvyl common stock in the merger. The discussion of U.S. federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws.

Ryvyl and RTB have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code, and not to take any actions that are reasonably likely to cause the merger to fail to so qualify. For a more complete discussion of certain U.S. federal income tax consequences of the merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below.

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger, including the effects of U.S. federal, state, local, non-U.S. and other tax laws.

Tax Withholding

Each of Ryvyl, Merger Sub, RTB and the exchange agent for the merger consideration has the right to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of RTB common stock, or any other person or entity receiving payment pursuant to the Merger Agreement, any amounts as it is required to deduct and withhold under any tax law with respect to the making of such payment. Any such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person or entity in respect of whom such deduction and withholding was made.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange their RTB common stock for Ryvyl common stock in the merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other tax laws, such as U.S. federal estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Ryvyl nor RTB has sought or intends to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a position regarding the tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus.

For purposes of this discussion, a U.S. Holder is a beneficial owner of RTB common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds RTB common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding RTB common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is limited to U.S. Holders that hold RTB common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the net investment income tax. This discussion does not address the tax consequences of any transactions that may occur concurrently with the merger or before or after the merger (whether or not such transactions occur in connection with the merger). This discussion does not address the tax consequences to U.S. Holders that exercise appraisal rights. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	U.S. Holders whose functional currency is not the U.S. dollar;

●	persons holding RTB common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and the owners thereof);

●	persons for whom RTB common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code, or who acquired their shares of RTB common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to RTB common stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell RTB common stock under the constructive sale provisions of the Code;

●	persons who hold or received RTB common stock pursuant to the exercise of any employee stock option or otherwise as compensation, or who hold or received RTB common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

●	tax-qualified retirement plans;

●	persons who exercise dissenter rights with respect to RTB common stock;

●	persons that directly, indirectly, or constructively own five percent or more (by vote or value) of RTB common stock;

●	persons that purchased or sell their shares of RTB common stock as part of a wash sale; and

●	persons holding warrants and/or options with respect to RTB common stock.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of RTB Common Stock

It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Ryvyl will receive an opinion from Potomac Law Group, PLLC, counsel to Ryvyl, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the representations, assumptions, and qualifications in that opinion.

The tax opinion will be based on: (1) an assumption that the statements and facts concerning the merger set forth in this proxy statement/prospectus and in the merger agreement are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus and the merger agreement; (2) customary assumptions and representations from Ryvyl and RTB, as well as certain warranties, covenants and undertakings by Ryvyl, RTB and Merger Sub; and (3) the law in effect on the date of the opinion and assumption that there will be no change in applicable law between such date and the time of the merger (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Ryvyl nor RTB intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this proxy statement/prospectus.

Accordingly, subject to the limitations described above, on the basis of the opinion described above that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code:

●	a U.S. Holder of shares of RTB common stock will not recognize any gain or loss upon the exchange of shares of RTB common stock for shares of Ryvyl common stock in the merger;

●	a U.S. Holder of shares of RTB common stock will have a tax basis in the shares of Ryvyl common stock received in the merger (including fractional shares deemed received and redeemed as described below) equal to the tax basis of the shares of RTB common stock surrendered in exchange therefor;

●	a U.S. Holder of shares of RTB common stock will have a holding period for the shares of Ryvyl common stock received in the merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its shares of RTB common stock surrendered in exchange therefor; and

●	if a U.S. Holder of shares of RTB common stock acquired different blocks of shares of RTB common stock at different times or at different prices, the shares of Ryvyl common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of RTB common stock, and the basis and holding period of such shares of Ryvyl common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of RTB common stock exchanged for such shares of Ryvyl common stock.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of RTB common stock generally would be treated as selling its RTB common stock in exchange for Ryvyl common stock in a taxable transaction. Such U.S. Holder would recognize gain or loss for U.S. federal income tax purposes on each share of RTB common stock surrendered in the merger in an amount equal to the difference between the fair market value, at the effective time of the merger, of the Ryvyl common stock received in the merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the RTB common stock surrendered in the merger. Gain or loss must be calculated separately for each block of RTB common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of RTB common stock exceeds one year at the effective time of the merger. Longterm capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Ryvyl common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

Information Reporting and Backup Withholding

If the merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury Regulations require certain U.S. Holders who are “significant holders” of RTB common stock (generally, a U.S. Holder that owns at least 1% of the outstanding RTB common stock or has a tax basis in RTB non-stock securities of at least $1,000,000 immediately before the merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the merger occurs setting forth certain information with respect to the transaction. Such statement must include the U.S. Holder’s tax basis in such U.S. Holder’s RTB common stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of RTB and Ryvyl. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

In some circumstances, payments to U.S. persons who are individuals may be subject to backup withholding, generally at 24 percent. A U.S. Holder will generally not be subject to backup withholding if such holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption from backup withholding and provides proof of the applicable exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding, you should consult your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

Nasdaq Capital Market Listing

Ryvyl’s common stock currently is listed on Nasdaq under the symbol “RVYL.” Ryvyl has agreed to continue to list the existing shares of Ryvyl common stock on Nasdaq and use all necessary action to cause the shares of Ryvyl common stock being issued in the merger to be approved for listing on Nasdaq (or such other exchange on which the Ryvyl common stock then trades).

In addition, under the Merger Agreement, RTB’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the existing shares of Ryvyl’s common stock must have been continually listed on Nasdaq, and Ryvyl must have caused the shares of Ryvyl’s common stock to be issued in the merger to be approved for listing on Nasdaq as of the closing of the merger.

Prior to consummation of the merger, Ryvyl and RTB will file an initial listing application with Nasdaq pursuant to Nasdaq “reverse merger” rules. If such application is accepted, Ryvyl anticipates that the shares of Ryvyl’s common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “RTB.”

Anticipated Accounting Treatment

The merger will be treated as a reverse merger in accordance with generally accepted accounting principles (“GAAP”). Under this method of accounting, Ryvyl is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the historical financial statements of RTB will represent a continuation of the financial position and results of operations of RTB, with the merger being treated as the equivalent of RTB issuing stock for the net assets of Ryvyl, accompanied by a recapitalization. The net assets acquired and liabilities assumed of Ryvyl by RTB will be recorded at fair market value in accordance with ASC 805, Business Combinations, due to the change in control and operating activity (i.e., Ryvyl does not qualify as a “shell” company) of Ryvyl. Operations prior to the merger will be those of RTB in future reports of the combined company. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Ryvyl that exist as of the date of completion of the transaction.

Appraisal Rights

Nevada Law as applicable to Ryvyl

Holders of Ryvyl’s common stock are not entitled to appraisal rights in connection with the merger under Nevada law because the common stock is traded on the Nasdaq Capital Market, a national securities exchange.

Delaware Law as applicable to RTB

If the merger is completed, holders of record and beneficial owners of RTB Common Stock who (i) do not vote in favor of the approval of the merger, (ii) properly demand appraisal of their shares, (iii) continuously hold of record or beneficially own their shares through the effective date of the merger, (iv) otherwise comply with the procedures of Section 262 of the DGCL (“Section 262”), and (v) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their shares in connection with the merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” mean a record holder of RTB Common Stock, all references in Section 262 and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of RTB Common Stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. HOLDERS OF RTB COMMON STOCK SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.

Under Section 262, if the merger is completed, holders of record and beneficial owners of RTB Common Stock who (i) deliver a written demand for appraisal of such person’s shares of RTB Common Stock to us prior to the vote on the approval of the Merger Agreement, (ii) do not vote, in person or by proxy, to approve the Merger Agreement and its related transactions, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the merger, and (iv) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of RTB Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the merger consideration, for the “fair value” of their shares of RTB Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid in the merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below.

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the shares subject to appraisal will accrue and compound quarterly from the effective date of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, RTB must provide notice to stockholders of record as of a record date that may be fixed no more than 10 days prior to the date notice is given, at least 20 days prior to the special meeting. If RTB does not fix a record date in advance, the record date will be the close of business on the day before notice is given with respect to shares for which appraisal rights are available. Such notice must include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes our notice to the holders of record and beneficial owners of RTB Common Stock that appraisal rights are available in connection with the merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the merger, any holder of record or beneficial owner of shares of RTB Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the merger consideration. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of RTB Common Stock, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of RTB Common Stock must do ALL of the following:

●	such person must not vote in favor of the Merger Agreement to approve, among other things, the merger;

●	such person must deliver to us a written demand for appraisal before the vote on the merger at the special meeting; and

●	such person must continuously hold of record or beneficially own the shares of RTB Common Stock from the date of making the demand through the effective date of the merger (a person will lose appraisal rights if the person transfers the shares before the effective date of the merger).

As described below, within 120 days after the effective date of the merger, but not thereafter, an appraisal proceeding must be commenced by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all persons entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of RTB Common Stock.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the approval of the merger or abstain from voting on the approval of the merger.

Filing Written Demand

A person wishing to exercise appraisal rights must deliver to us, before the vote on the approval of the Merger Agreement at the special meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the approval of the Merger Agreement. A vote in favor of the approval of the Merger Agreement, in person at the special meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A person exercising appraisal rights must own or hold, as applicable, beneficially or of record, the shares on the date the written demand for appraisal is delivered and must continue to hold or own, as applicable, the shares through the effective date of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Merger Agreement, and it will constitute a waiver of such person’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval of the Merger Agreement or abstain from voting on the approval of the Merger Agreement. Neither voting against the approval of the Merger Agreement nor abstaining from voting or failing to vote on the Merger Agreement to approve the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to, and separate from, any proxy or vote on the approval of the Merger Agreement. A person’s failure to vote against the Merger Agreement will not constitute a waiver of your appraisal rights, but a person’s failure to make the written demand prior to the taking of the vote on the approval of the Merger Agreement at the special meeting will constitute a waiver of appraisal rights.

In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform us of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of RTB Common Stock. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list (as defined below).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

RYVYL Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Attn.: General Counsel

At any time within 60 days after the effective date of the merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the terms offered pursuant to the Merger Agreement, by delivering to us, as the surviving corporation, a written withdrawal of the demand for appraisal. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (which we refer to as a “reservation”) for any application (as defined below) to the Delaware Court of Chancery; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the effective date of the merger. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the merger consideration.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective date of the merger, the continuing corporation will notify each stockholder who has complied with Section 262 and has not voted in favor of or consented to the merger and each beneficial owner who has submitted a demand for appraisal in accordance with Section 262, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, the continuing corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the continuing corporation in the case of a petition filed by any person other than the continuing corporation, demanding a determination of the fair value of the shares held by all persons entitled to appraisal. The continuing corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the continuing corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of RTB Common Stock. Accordingly, any persons who desire to have their shares of RTB Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of RTB Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the continuing corporation a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten days after receipt by the continuing corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the continuing corporation, service of a copy thereof must be made upon the continuing corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing of such petition to the continuing corporation and all of the persons shown on the verified list at the addresses stated therein. The costs of any such notice will be borne by the continuing corporation.

After notice is provided to the applicable persons as required by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Accordingly, persons holding stock represented by stock certificates and wishing to seek appraisal of their shares are cautioned to retain their stock certificates pending resolution of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon application by the continuing corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of RTB Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the continuing corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the continuing corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (x) the difference, if any, between the amount paid by the continuing corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (y) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will consider all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the transaction that “throw any light on future prospects” of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation” of the transaction. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the [transaction] and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as, or less than the value of the consideration in the merger that they would receive pursuant to the merger if they did not seek appraisal of their shares. ALTHOUGH WE BELIEVE THAT THE VALUE OF THE RYVYL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND RTB STOCKHOLDERS AND BENEFICIAL OWNERS SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE VALUE OF THE RYVYL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. We do not anticipate offering more than the merger consideration in connection with the merger to any persons exercising appraisal rights, and we reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of RTB Common Stock is less than the value of the merger consideration to be issued in connection with the merger. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the continuing corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith (which we refer to as an “application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a reservation. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of shares of RTB Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of RTB Common Stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration in connection with the merger. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger or if the person delivers to the continuing corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the merger consideration in connection with the merger in accordance with Section 262.

From and after the effective date of the merger, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of RTB Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

ANY HOLDER OF RTB COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Description of Ryvyl’s Securities

Ryvyl’s authorized capital stock consists of 500,000,000 shares of common stock, $.001 par value, and 4,930,000 shares of preferred stock, $.01 par value. There are 1,266,631 shares of common stock issued and outstanding and 50,000 shares of preferred stock issued and outstanding at February 6, 2026, the record date.

The following information is a summary of information concerning the securities of Ryvyl and does not purport to be complete. It is subject to and qualified in its entirety by reference to Ryvyl’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), each of which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of Ryvyl’s stockholders. The holders of common stock do not have pre-emptive rights or cumulative voting. Ryvyl’s bylaws provide that the holders of one-third of the shares entitled to vote at a stockholders’ meeting, present in person, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by Nevada corporate law, the Articles of Incorporation, or by the bylaws. In most instances, if holders of a majority of the common stock, present in person or by proxy at any meeting, vote “for” a matter, the matter passes. The Articles of Incorporation provide that, to be adopted by the stockholders, an amendment of the Articles of Incorporation, a plan of merger or share exchange with any other corporation, the sale, lease, exchange, or other disposition, whether in one transaction or a series of transactions, by this corporation of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by a majority of the votes in each voting group entitled to be cast on such matter.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Ryvyl’s common stock are entitled to receive ratably any dividends declared by Ryvyl’s board of directors out of assets legally available. Upon Ryvyl’s liquidation, dissolution or winding up, holders of Ryvyl’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the outstanding liquidation preferences of any then outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Ryvyl’s common stock is listed on The Nasdaq Capital Market under the symbol “RVYL.” Ryvyl has not applied to list its common stock on any other exchange or quotation system.

Preferred Stock

Ryvyl has 4,930,000 shares of authorized preferred stock, $0.01 par value, of which 50,000 shares were issued and are outstanding on February 6, 2026. Ryvyl issued 70,000 shares of preferred stock in two series, which were cancelled and not returned to the status of authorized preferred stock.

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by Ryvyl’s board of directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Ryvyl’s capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While Ryvyl does not currently have any plans for the issuance of any preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;

●	Diluting the voting power of the common stock;

●	Impairing the liquidation rights of the common stock; or

●	Delaying or preventing a change in control of Ryvyl without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by Ryvyl, Ryvyl does not believe that any provision of its restated articles of incorporation or amended and restated bylaws would delay, defer or prevent a change in control.

Series C Preferred Stock.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, the 50,000 outstanding shares of Series C Preferred Stock are currently convertible into an aggregate of 205,775 shares of Common Stock, with each share of Series C Preferred Stock being convertible into 4.1155 shares of Common Stock. If the merger is consummated, the Series C Preferred Stock will be cancelled and no shares of Common Stock will be issued.

The stated value of each share of Series C Preferred Stock is $130.00. The conversion price for the Series C Preferred Stock shall equal $31.588 per share of Common Stock, subject to adjustment; provided, however that the conversion price shall not be less than $2.80.

Each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the holder thereof, into that number of shares of common stock (subject to the ownership limitations) determined by dividing the stated value of such share by the conversion price. Ryvyl will reserve and keep available out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holder, not less than such aggregate number of shares of the common stock as shall be issuable (taking into account any adjustments and restrictions) upon the conversion of the then outstanding shares of Series C Preferred Stock. Upon a “material breach event,” which is defined in the Purchase Agreement for the Series C Preferred Stock, Ryvyl shall mandatorily redeem all outstanding shares of series C Preferred Stock at an aggregate redemption price equal to the aggregate stated value of the shares. At any time prior to the closing of the merger, Ryvyl may redeem all outstanding shares of Series C Preferred Stock at a price equal to the redemption price. In the event that RTB is the sole Holder of Series C Preferred Shares at the time of the redemption, and the redemption is to take place concurrently with the closing of the merger, redemption shall take place through cancellation of the preferred shares, and payment shall be deemed to have been made without payment of the redemption price.

Holders of the Series C Preferred Stock shall be entitled to receive dividends equal (on an as-if-converted to-common-stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of the Series C Preferred Stock.

Each share of Series C Preferred Stock shall entitle the holder thereof to cast that number of votes equal to the number of whole shares of common stock into which the shares of Series C Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter (calculated on an as-converted basis, equal to 19.9% of the issued and outstanding shares of common stock as of the date of acquisition) The holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters submitted to stockholders of the Company, except as otherwise required by law or as specifically provided herein.

As long as any shares of Series C Preferred Stock are outstanding, Ryvyl shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series C Preferred Stock, voting separately as a class: (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend Certificate of Designation for the series, (ii) amend the Amended and Restated Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (iii) increase the number of authorized shares of Series C Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing.

Upon any liquidation, dissolution or winding-up, whether voluntary or involuntary (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the stated value plus any accrued and unpaid dividends and any other amounts due and owing in respect of each share of Series C Preferred Stock before any distribution or payment shall be made to the holders of any junior securities and if the assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series C Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

The Series C Preferred Stock is subject to adjustment upon stock dividends and stock splits, and it is entitled to participate in subsequent rights offerings and pro rata distributions of assets. The rights of the holders of the Series C Preferred Stock are protected in the event of a fundamental transaction.

Series C Warrants

If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue Series C Warrants (defined below) to RTB.

The common warrants (the “Series C Warrants”), if issued, will be exercisable into the number of shares of common stock equal to the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock divided by (b) the Exercise Price. The “Exercise Price” of the Series C Warrants will be equal to a volume-weighted average price of the Ryvyl’s common stock on Nasdaq for the five (5) trading days commencing the date the public announcement that the transactions contemplated by the Merger Agreement failed to close. The Series C Warrants will be issued on the first business day (the “Issue Date”) following the fifth (5th) trading day following the public announcement that the transactions contemplated by the Merger Agreement failed to close; provided if the transactions described in Section 1.01 of the Merger Agreement closes, the Warrants will be automatically terminated and declared void ab initio without any action required by any party.

If issued, the Series C Warrants will each have an exercise price not be less than $2.80 per share, which is 20% of the Nasdaq closing price of our common stock as of October 6, 2025. The Series C Warrants may be exercisable at any time for a period of five (5) years from the Issue Date.

Under the terms of the Series C Warrants, the Company may not give effect to the exercise of the Series C Warrant, and a holder will not be entitled to exercise any portion of any the Series C Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) would exceed, at the discretion of each holder, 0% through 19.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, which percentage may be increased or decreased at the holder’s election upon notice to the Company, up to 19.99%. If a holder is subject to the Maximum Percentage upon exercise of the Series A Warrants following the Milestone Event or the Series B Warrants following the Company’s election to effect a Mandatory Exercise, as applicable, they will receive, in lieu of shares of Common Stock, Pre-Funded Warrants.

Series C Warrant Registration Rights Agreement

Ryvyl entered into a registration rights agreement with RTB, pursuant to which it shall register for resale the shares of common stock that are issuable upon the exercise of the Series C Warrants. The Series C Preferred Stock will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, or under any state securities laws.

2025 Common Stock Warrants and Pre-Funded Warrants

On July 16, 2025, Ryvyl issued an aggregate of 439,561 Common Stock Warrants (the 2025 Common Warrant”) and 207,132 Pre Funded Warrants (the “Pre-Funded Warrant”).

2025 Common Warrants

The 2025 Common Warrants are exercisable immediately upon issuance and have an initial exercise price of $13.65 per share (subject to adjustment), and will expire five years from the date of issuance. There are currently 252,085 of the 2025 Common Warrants outstanding that can be exercised for 252,085 shares of common stock. In addition to standard price adjustment provisions and subject to certain exceptions, upon issuance of common stock or common stock equivalents by Ryvyl at a price per share that is less than the then-current exercise price of the 2025 Common Warrant, the exercise price of the 2025 Common Warrant will be reduced to a lower price, subject to a floor price of $4.55, as set forth in the 2025 Common Warrant. Additionally, if at any time on or after the Common Warrant initial exercise date there occurs any share split, reverse share split, share dividend, share combination recapitalization or other similar transaction involving our common stock (each, a “Share Combination Event”) and the average VWAP during the five (5) consecutive trading days immediately following the Share Combination Event is less than the exercise price then in effect, then the exercise price then in effect shall be reduced to such lower price, subject to the $4.55 floor price set forth in the Common Warrant.

The 2025 Common Warrants contain ownership limitations pursuant to which a holder does not have the right to exercise any portion of their warrants if it would result in the holder (together with its affiliates) beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock.

If, at the time a holder exercises its 2025 Common Warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the 2025 Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the 2025 Common Warrant.

If at any time on or after the initial exercise date there occurs any share split, reverse share split, share dividend, share combination recapitalization or other similar transaction involving the common stock (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the average VWAP during the five (5) consecutive trading days immediately following the Share Combination Event Date (the “Share Combination Adjustment Period”, and such price, the “Event Market Price”) is less than the exercise price then in effect, then immediately following the close of trading on the Company’s primary trading market on the last trading day of the Share Combination Adjustment Period, the exercise price then in effect shall be reduced to the Event Market Price; provided, however, if the Share Combination Event is effective after close of trading on Ryvyl’s primary trading market, then the Share Combination Event Date shall be deemed to occur on the next trading day, and the Share Combination Adjustment Period shall be adjusted accordingly; provided, further, that the adjustment to the exercise price in this sentence shall not reduce the exercise below the floor price set forth in the 2025 Common Warrant (equal to twenty percent (20%) of the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d)(1)(A) (i.e., the lower of (i) the closing price (as reflected on Nasdaq.com) of our Common Stock immediately preceding the execution of the securities purchase agreement for this transaction, and (ii) the average closing price of our Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the execution of the securities purchase agreement for this transaction).

In the event of any fundamental transaction, as described in the 2025 Common Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of Ryvyl’s common stock, then upon any subsequent exercise of a 2025 Common Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of Ryvyl, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the 2025 Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the 2025 Common Warrants have the right to require us or a successor entity to redeem the 2025 Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each 2025 Common Warrant) of the remaining unexercised portion of the 2025 Common Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in the control of Ryvyl, including a fundamental transaction not approved by the board of directors, the holders of the 2025 Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the 2025 Common Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

No fractional shares of common stock will be issued upon the exercise of the 2025 Common Warrants. Rather, the number of shares of common stock to be issued will, at the election of Ryvyl, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Ryvyl Reverse Stock Split

At the annual meeting of stockholders of Ryvyl, held on December 15, 2025, the stockholders approved a proposal that would permit a reverse split of the issued and outstanding common stock at a ratio of between one-for-twenty and one-for-fifty, with the ratio, time and date to be determined at the sole discretion of the board of directors. On January 2, 2026, the board of director implemented a reverse stock split of the Ryvyl common stock at the rate of 35 issued and outstanding shares into one share of common stock, rounding up for fractional shares. Immediately after the reverse stock split, there were 1,037,591 shares of common stock issued and outstanding. Other securities of Ryvyl were adjusted according to their terms in the event of a change in the capitalization.

Dividend Policy

Ryvyl has never paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future. Ryvyl intends to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of Ryvyl’s board of directors and will be dependent upon financial condition, results of operations, capital requirements, and such other factors as the board of directors deems relevant.

Nevada Anti-Takeover Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Transfer Agent

Ryvyl’s transfer agent and warrant agent for the Warrants is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598; telephone (212) 828-8436.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, as amended. A copy of the Merger Agreement, with Amendment No. 1 and Amendment No. 2, is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement as amended has been attached to provide you with information regarding its terms and is not intended to provide any other factual information about Ryvyl, RTB, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement as amended. You should refer to the full text of the Merger Agreement as amended for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement as amended contains representations and warranties that Ryvyl and Merger Sub, on the one hand, and RTB, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement as amended and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with the Merger Agreement as amended. While Ryvyl and RTB do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Merger Agreement as amended. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Ryvyl or RTB, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Ryvyl, Merger Sub, and RTB and are modified by the disclosure schedules.

Description of the Merger Agreement

Introduction and Qualification

The following is a summary of the material terms of the Agreement and Plan of Merger, dated as of September 28, 2025, as amended by Amendment No.1 and Amendment No.2 (the “Merger Agreement”), by and among Ryvyl, Ryvyl Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Ryvyl (“Merger Sub”), and RTB. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. You should refer to the full text of the Merger Agreement for complete details regarding the merger and the terms and conditions thereof. The Merger Agreement is provided to you to understand the principal terms and conditions of the transaction and is not intended to provide any other factual information regarding Ryvyl, RTB, or the parties.

General Structure of the Transaction

The Merger Agreement provides for the merger of Merger Sub with and into the RTB, with the RTB surviving the merger as a direct, wholly owned subsidiary of Ryvyl (the “Surviving Corporation”). Following the merger, holders of RTB securities will exchange their interests for shares of Ryvyl common stock and equivalent interests for Ryvyl common stock. In the case of RTB compensatory options, the RTB equity compensation plans will be assumed Ryvyl and outstanding options will be adjusted to reflect the exchange ratio of the number of Ryvyl shares of common stock to be issued for the RTB shares of common stock.

The merger has been approved unanimously by the board of directors of each of Ryvyl, Merger Sub, and RTB, with the Board of Ryvyl and RTB recommending the transaction to their respective stockholders.

Except for (1) the reverse stock split of Ryvyl’s common stock implemented January 2, 2026 (which is not a condition to closing the merger), (2) amendments to Ryvyl’s certificate of incorporation and bylaws, and (3) a change of Ryvyl’s corporate name to “RTB Digital, Inc.,” the organizational documents of Ryvyl will not be materially altered in connection with the merger.

Merger Consideration

Overview of the Merger Consideration

At the effective time of the Merger (the “Effective Time”), RTB stockholders and security holders will receive the “Pro Rata Portion of the Merger Shares.” The Merger Consideration is calculated based on the Exchange Ratio, which is derived from the following formula:

Exchange Ratio = (Fully Diluted Ryvyl Common Stock × Valuation Ratio) / Fully Diluted RTB Common Stock

For example, as of September 28, 2025 when the Merger Agreement was signed, where:

●	Ryvyl Valuation = $6,250,000

●	RTB Valuation = $35,000,000

●	Valuation Ratio = 5.60 (RTB Valuation divided by Ryvyl Valuation)

●	Fully Diluted Ryvyl Common Stock = 931,668 shares (including potential litigation settlement shares)

●	Fully Diluted RTB Common Stock = 13,750,000 shares (excluding Class C shares from additional financings)

●	Illustrative Exchange Ratio in the Merger Agreement = 0.38

Pro Forma Ownership Structure

Based on the illustrative Exchange Ratio of 0.38 and the pro forma capitalization, the RTB shareholders will own approximately 84.85% of the fully diluted equity of the combined company, consisting of:

●	RTB Common Stock shareholders: 931,668 shares;

●	RTB Convertible Note holders: approximately 6,599,741 shares (assuming conversion); and

●	Other RTB securities holders converted to Ryvyl shares.

Existing Ryvyl stockholders will own approximately 15.15% of the fully diluted equity of the combined company, consisting  of:

●	Current Ryvyl shareholders: 931,668 shares; and

●	Ryvyl option and warrant holders: included in Fully Diluted Ryvyl count.

Total Pro Forma Shares Outstanding: 12,748,853 shares (on a fully diluted basis, excluding potential dilution from additional RTB financings post-signing). Also excluded from the above calculations is the assumption and conversion of the RTB convertible notes by the combined company.

RTB Preferred Stock Conversion

Prior to closing, all holders of RTB Preferred Stock must either exchange or convert their shares into RTB common stock at the applicable conversion ratios set forth in the RTB’s certificate of incorporation (including any accrued or unpaid dividends). This “RTB Preferred Stock Exchange” ensures that, at the Effective Time, all RTB equity interests are in the form of common stock or common-stock-equivalent instruments subject to the Exchange Ratio.

Treatment of RTB Equity Plans and Convertible Securities

RTB Stock Options: Each outstanding RTB stock option that is not exercised prior to the Effective Time shall be assigned by RTB and automatically assumed by Ryvyl under the terms of the Merger Agreement, and its terms adjusted to reflect the Exchange Ratio described above. Each such assumed option shall:

●	Cover a number of shares of Ryvyl common stock equal to the product of (A) the number of RTB common shares the original option covered, multiplied by (B) the Exchange Ratio 0.38, rounded down to the nearest whole share;

●	Have an exercise price equal to the original RTB option exercise price divided by the Exchange Ratio 0.38, rounded up to the nearest whole cent; and

●	Remain subject to the same vesting schedule as the original RTB option.

RTB Convertible Securities: Each outstanding RTB convertible security (including convertible notes, warrants, and other instruments convertible into or exercisable for RTB common stock) that is not exercised or converted prior to the Effective Time shall be automatically converted into an equivalent Ryvyl convertible security (an “Assumed Convertible Security”) with parallel adjustments to the number of shares and exercise price, and subject to the same vesting and other material terms, except that all references to RTB common stock shall be replaced with references to Ryvyl common stock.

RTB Convertible Notes: The Merger Agreement contemplates that outstanding RTB Convertible Notes (representing up to $33,000,000 in principal plus $3,960,000 in accrued interest, convertible at $2.55 per RTB share) will be converted into shares Ryvyl common stock after the closing. The conversion of this debt will result in approximately 8,237,949 shares of Ryvyl Common Stock, plus additional shares to reflect accrued interest of approximately 988,554 shares.

RTB Warrants

It is anticipated that outstanding RTB warrants will be net-exercised prior to closing in exchange for RTB common stock in accordance with their original terms. To the extent any RTB warrants remain outstanding and unexercised at the Effective Time, the parties will negotiate in good faith to either assume such warrants on terms comparable to the RTB warrants, or effect an exchange or similar accommodation reasonably satisfactory to all parties.

Treasury Stock and Excluded Shares

Any shares of RTB common stock held by the RTB as treasury stock immediately prior to the Effective Time shall be automatically canceled and retired, and no consideration shall be paid therefor.

Merger Sub Common Stock

Each share of Merger Sub common stock outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock.

Fractional Shares

No fractional shares of Ryvyl common stock shall be issued. If any RTB stockholder would otherwise receive a fractional share, such fractional share shall be rounded down to the nearest whole share if less than 0.5, and rounded up to the nearest whole share if 0.5 or greater. No cash will be paid in consideration of any fractional shares.

Dissenting Shares

Shares of RTB common stock held by stockholders who did not vote for (or consent to) the Merger and who properly exercise appraisal rights under Delaware General Corporation Law Section 262 (“Dissenting Shares”) shall not be converted into Ryvyl common stock. Instead, such shares shall represent only the appraisal rights granted under Delaware law, provided that if the holder fails to perfect, waives, or loses such appraisal rights, or if a court determines the holder is not entitled to appraisal relief, the shares shall be treated as if converted to Merger Consideration.

No Price Adjustment

The Merger Agreement contains no price-based termination right and does not provide for adjustment to the Exchange Ratio based on fluctuations in the market price of Ryvyl or RTB common stock between signing and closing. Accordingly, the market value of the Merger Consideration at closing may differ materially from the value on the date of this proxy statement/prospectus.

Exchange Procedures

Ryvyl shall appoint VStock Transfer LLC (or another mutually acceptable exchange agent) to handle the delivery of Merger Consideration to RTB stockholders. Prior to the Effective Time, Ryvyl shall deposit with the exchange agent a sufficient number of Ryvyl common shares to satisfy all Merger Consideration obligations.

Within five business days after obtaining RTB stockholder approval (as described below), Ryvyl shall send a letter of transmittal and exchange instructions to all the former RTB stockholders. Upon submission of a properly executed letter of transmittal and other customary documentation, stockholders shall receive their Merger Consideration. Until exchanged, all former RTB common shares shall represent only the right to receive the applicable Merger Consideration, without interest, and no further transfers shall be registered on RTB’s stock books following the Effective Time.

Directors and Officer Following Closing

Board Composition

Effective immediately following the closing of the merger, Ryvyl’s board of directors shall be expanded to seven (7) members and shall consist of the individuals designated by the RTB in the Disclosure Schedules (as may be updated by RTB prior to closing), plus one independent director designated by Ryvyl to comply with Nasdaq independence requirements. The persons indicated herein will be appointed to the board of directors of the combined company. It is expected that the non-continuing current members of the Ryvyl board of directors will resign their positions. If not, the Ryvyl board of directors will be increased to a number that includes those additional board members. The board is expected to be comprised of Messrs. James Heckman, Alykhan Madhavji, Walton Comer, W. Graeme Roustan, Michael Alexander, David Bailey and Brett Moyer.

Executive Management

Following closing, Ryvyl’s executive officers shall include the individuals designated by the RTB in the Disclosure Schedules, expected to include:

●	James Heckman - Chief Executive Officer

●	Alykhan Madhavji - Chief Financial Officer

●	George Oliva - Chief Accounting Officer

●	William Sornsin - Chief Operating Officer

●	Zechariah Kirscher - Vice President, Legal

Oliva Employment Agreement

Concurrently with closing, Ryvyl shall enter into an employment agreement with George Oliva. Mr. Oliva shall serve as an executive officer of Ryvyl, leading the business unit comprising Ryvyl’s pre-closing operations and business, and shall receive specified compensation, including equity-based awards.

Organizational Documents and Governance

Ryvyl Certificate of Incorporation and Bylaws

Subject to Ryvyl stockholder approval, Ryvyl’s certificate of incorporation shall be amended to reflect the change in the corporate name to “RTB Digital, Inc.” The Restated Ryvyl Articles and Bylaws shall govern Ryvyl until further amended in accordance with their terms and Nevada law and decided upon by the board of directors of the combined company.

Surviving Corporation Documents

At the Effective Time, the RTB’s certificate of incorporation and bylaws shall be automatically amended and restated to mirror the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time.

Ryvyl Name and Ticker

As contemplated by the transaction, Ryvyl shall change its corporate name to “RTB Digital, Inc.” It is anticipated that the ticker for the shares of common stock listed on the Nasdaq Stock Market will be “RTB” following the consummation of the merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties regarding corporate existence, authority, governmental approvals, non-contravention, capitalization, subsidiaries, compliance with laws, material contracts, litigation, employee matters, intellectual property, taxes, and other standard transaction matters. These representations and warranties shall not survive the Effective Time and are subject to qualifications, exceptions, and materiality thresholds set forth in the Merger Agreement and Disclosure Schedules.

Material Adverse Effect

The obligation of each party to close is conditioned on the absence of a “Material Adverse Effect” on the other party, defined as any event, circumstance, or condition that would reasonably be expected to prevent or materially delay consummation of the transaction, or that has or would have a material adverse effect on business, financial condition, or results of operations. However, this condition is subject to broad carve-outs for industry-wide changes (unless disproportionate), effects of the announcement or pendency of the transaction, force majeure events, changes in GAAP or law (unless disproportionate), general economic or market conditions (unless disproportionate), and failure to achieve budget or forecasts.

Conditions to Closing

The obligations of each party to close are subject to satisfaction or waiver of the following conditions. Each condition may be waived by the party (or parties) for whose benefit such condition exists to the extent permitted by applicable law:

The following are the mutual conditions to the closing of the merger:

●	Effectiveness of Ryvyl’s Form S-4 registration statement and absence of SEC stop orders;

●	Compliance with applicable state securities laws and receipt of required governmental approvals;

●	No injunctions or orders preventing the Merger;

●	Receipt of required stockholder approvals (RTB written consent and Ryvyl stockholder approval);

●	Absence of threatened governmental proceedings seeking material damages or injunctive relief;

●	Expiration or termination of any applicable antitrust waiting periods (including Hart-Scott-Rodino, if applicable);

●	Nasdaq listing approval for the issuance of Merger Consideration shares.

The following are the conditions to the closing of the merger that are RTB’s Obligation that are in addition to the mutual conditions, the RTB’s obligation to close is subject to:

●	Material accuracy of Ryvyl’s and Merger Sub’s representations and warranties as of closing date (subject to materiality thresholds);

●	Compliance by Ryvyl and Merger Sub with material covenants and obligations;

●	Absence of Ryvyl Material Adverse Effect;

●	Certificate from Ryvyl CFO confirming Fully Diluted Ryvyl Common Stock;

●	Receipt of customary closing deliverables and documentation from RTB stockholders and other parties as specified in the Merger Agreement;

●	Continued listing of Ryvyl common stock on Nasdaq;

●	Receipt of director/officer resignations;

●	Warrant Amendments (as described below);

●	Receipt of release agreements;

●	Execution of Employment Agreements and other transaction agreements as specified in the Merger Agreement;

●	Settlement of outstanding SEC proceedings or shareholder derivative lawsuits;

●	Termination of certain specified contracts.

In addition to the mutual conditions, Ryvyl’s obligation to close is subject to:

●	Material accuracy of RTB’s representations and warranties as of closing date (subject to materiality thresholds);

●	Compliance by the RTB with material covenants and obligations;

●	Absence of RTB Material Adverse Effect;

●	Certificate from RTB CEO confirming Fully Diluted RTB Common Stock;

●	Receipt of RTB written consent approval within 10 Business Days after Registration Statement effectiveness;

●	Termination of specified RTB contracts.

Other Conditions to Closing

In addition to the conditions described above, certain other closing conditions must be satisfied or waived by the party (or parties) for whose benefit such condition exists to the extent permitted by applicable law, including:

●	To the extent determined by management of RTB and agreed by the security holders of significant, designated security holders of RTB, receipt of executed agreements restricting the transfer, sale, pledge, or other disposition of shares of Ryvyl common stock received as Merger Consideration for a period of not less than180 days following the closing of the Merger, subject to customary exceptions for estate planning transfers, transfers by operation of law, and certain other permitted transfers; and

●	Such other conditions as are specified in the Merger Agreement and the schedules and exhibits thereto.

Covenants and Conduct Obligation

Interim Operating Covenants

From execution through closing, each party has agreed to operate in the ordinary course consistent with past practice (subject to exceptions permitted by the Merger Agreement or consented to in writing by the other party), and to refrain from:

●	Declaring dividends or distributions; repurchasing shares; or materially altering capital structure (except for authorized transactions);

●	Amending organizational documents or effecting mergers, consolidations, or recapitalizations without consent;

●	Issuing equity securities or options outside of ordinary course exceptions (except for Ryvyl’s issuance of Merger Consideration shares);

●	Forming subsidiaries or acquiring material equity interests;

●	Incurring material indebtedness outside ordinary course;

●	Establishing or materially amending employee plans (subject to ASC 409A compliance requirements);

●	Granting material severance, bonuses, or increased compensation outside ordinary course;

●	Making material tax filings, elections, or settlements without consent;

●	Making material changes to accounting principles or methods;

●	Failing to maintain insurance or pay obligations in a timely manner;

●	Adopting liquidation or dissolution plans.

Such covenants remain in effect until the earlier of closing or termination of the Merger Agreement.

Non-Solicitation and No-Shop Provisions

RTB Non-Solicitation

RTB and its advisors have agreed not to, directly or indirectly:

●	Solicit, encourage, or support any alternative acquisition proposal;

●	Engage in discussions or negotiations regarding, or furnish nonpublic information in connection with, any alternative acquisition proposal; and

●	Enter into letters of intent or agreements regarding any alternative acquisition proposal without Ryvyl’s consent.

An Acquisition Proposal means any proposal for a merger, tender offer, business combination, asset sale, or acquisition of 50% or more of RTB’s voting power, excluding the Merger and the contemplated transactions.

Notwithstanding the foregoing, prior to RTB stockholder approval, RTB’s Board may furnish nonpublic information to, and engage in negotiations with, a qualified bidder if the Board determines in good faith that such action is required to discharge fiduciary duties and if certain procedural requirements are met, including providing Ryvyl with notice and matching rights.

Ryvyl Non-Solicitation

Ryvyl and Merger Sub have made substantially parallel agreements not to solicit or engage in alternative Ryvyl acquisition proposals and similarly have a fiduciary out, that should be compliant with Nevada law.

Stockholder Approval Requirements

RTB Stockholder Approval

The Merger requires approval by the RTB’s stockholders. The Merger Agreement provides that RTB shall obtain stockholder approval by written consent of holders representing at least 7,113,439 outstanding shares of RTB common stock within 10 Business Days after the Registration Statement has been declared effective by the SEC.

Ryvyl Stockholder Approval

Ryvyl is required to hold a meeting of its stockholders (the “Ryvyl Stockholder Meeting”) to obtain approval of the following:

●	The approval of the Merger Agreement, which approval will include the issuance of Ryvyl Common Stock as Merger Consideration and the assumption of the RTB equity incentive plans and outstanding awards; and

●	The amendments to Ryvyl’s certificate of incorporation (including the name change to RTB Digital, Inc.).

The Merger Agreement also has a provision that Ryvyl would obtain stockholder approval of a reverse stock split of Ryvyl common stock at a ratio to be determined by the Board within the range of 1-for-15 to 1-for-115. Ryvyl obtained shareholder approval of a reverse stock split at the rate of 1 for 20 into 1 for 50, on December 15, 2025, and proceeded to implement a 35 shares into one share reverse stock split effective as of January 2, 2026. By amendment to the Merger Agreement, this reverse split provision was modified as to the ratio approved by the stockholders of Ryvyl, and the January 2, 2026, satisfied the Merger Agreement provision.

Representations of RTB Regarding Equity Plans

In the Merger Agreement, RTB has represented and warranted that:

●	All RTB equity plans are validly established, documented, and legally binding;

●	All option grants, equity awards, and convertible securities are duly authorized and validly issued in compliance with the RTB’s plans, employment agreements, and applicable law;

●	All option grants have properly vested according to their terms or remain subject to stated vesting schedules;

●	The RTB has disclosed all outstanding options, warrants, restricted stock, restricted stock units, and convertible securities, including the holder, grant date, vesting schedule, and applicable exercise or conversion prices;

●	No options or convertible securities are subject to acceleration or forfeiture upon the merger, except as expressly provided in the Merger Agreement;

●	The RTB’s equity plans contain no provisions requiring cash settlement, including upon the merger or a change of control; and

●	No RTB equity awards are in-the-money or contain features that would trigger cash payments upon consummation of the merger.

Tax Treatment

The Merger Agreement specifies that the parties intend for U.S. federal income tax purposes that the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and that Ryvyl and RTB each qualify as parties to the reorganization under Section 368(b). The Merger Agreement serves as the parties’ “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and applicable Treasury Regulations.

However, each party shall be responsible for the tax consequences of the transaction to its own stockholders, and neither party makes any representations or provides tax advice regarding individual tax consequences. Stockholders should consult their own tax advisors regarding the specific tax consequences of the Merger to them.

Termination Rights

The Merger Agreement may be terminated upon certain circumstances and events. These circumstances and events are set forth in the Merger Agreement and include the following:

●	By mutual written consent of the parties;

●	By either party if:

–	A Governmental Authority issues a final, non-appealable order prohibiting the Merger; or

–	the merger shall not have been consummated on or before March 28, 2026 (the “End Date”); provided that the right to terminate the Merger Agreement shall not be available to any Party whose breach of any provision of the Merger Agreement primarily causes or results in the failure of the merger to be consummated by such time; provided, further, that if on the date upon which the End Date would otherwise occur Ryvyl is in process of procuring the effectiveness of a registration statement or obtaining Ryvyl stockholder approval, the End Date shall be delayed until the first day following which a proceeding brought by the SEC to prevent effectiveness of the registration statement has resulted in a final order precluding effectiveness of the registration statement or the stockholders of Ryvyl affirmatively vote not to authorize the Closing.;

●	By RTB if:

–	A material breach of Ryvyl’s representations or covenants would cause closing conditions not to be satisfied, and such breach is incapable of being cured or has not been cured within 20 days following written notice.

●	By Ryvyl if:

–	The RTB Stockholder Approval shall not have been obtained within 10 Business Days after the Registration Statement has been declared effective; or

–	A material breach of the RTB’s representations or covenants would cause closing conditions not to be satisfied, and such breach is incapable of being cured or has not been cured within 20 days following written notice.

Termination Fees and Expenses

The Merger Agreement does not provide for a termination fee or reverse termination fee. Section 10.16 states: “Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the Party incurring such costs and expenses.”

All fees and expenses incurred in connection with the Merger shall be borne by the party incurring them, except as otherwise explicitly provided in the Merger Agreement.

Notwithstanding the Merger Agreement provisions indicated above, in the event of a termination of the Merger Agreement, If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue Series C Warrants (defined below) to RTB. The Series C Warrant terms include: (i) warrants for that number of shares calculated as the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock ($6,500,000) divided by (b) the exercise price for the warrants, (ii) the exercise price based on the volume-weighted average price of Ryvyl’s common stock for the five trading days following public announcement of the Material Breach Event, with a floor price of $2.80 per share, and (iii) a term of five years from the date of issuance.

Regulatory Approvals

The parties shall cooperate in good faith and use best efforts to obtain all governmental approvals and consents necessary to consummate the Merger, including compliance with:

●	Hart-Scott-Rodino Antitrust Improvements Act of 1976 (if applicable, which the parties do not believe is applicable);

●	State securities law compliance;

●	Continued listing of the Ryvyl common stock on the Nasdaq Stock market following consummation of the merger;

●	SEC registration of the securities to be issued as Merger Consideration and fulfilling the related disclosure requirements; and

●	Any other applicable antitrust or competition laws (including foreign jurisdictions).

Each party shall bear its own expenses in connection with obtaining such approvals, except as otherwise provided in the Merger Agreement.

Risk of Loss and No Price Adjustment

The Merger Consideration is fixed based on the Exchange Ratio formula as calculated immediately prior to closing and shall not be adjusted for changes in the market price of Ryvyl or RTB common stock, the market value of the Merger Consideration, business results, or other factors between signing and closing. Accordingly, the market value of the Ryvyl shares received by RTB stockholders at closing may be materially different from the value on the date of this proxy statement/prospectus or the date of signing the Merger Agreement.

Non-Survival of Representations and Warranties

Importantly, all representations and warranties of each party contained in the Merger Agreement shall not survive the Effective Time and shall expire and be of no further force or effect following closing. Accordingly, holders of Merger Consideration shall not have recourse to any party regarding the accuracy of representations and warranties made in the Merger Agreement following the effective time of the merger.

The only provisions that survive closing are: (a) those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time, and (b) the General Provisions of Article X.

Additional Considerations for the Merger Agreement

Stockholders of both Ryvyl and RTB should note that in connection with the merger:

●	RTB stockholders will become Ryvyl stockholders and shall be subject to Ryvyl’s certificate of incorporation, bylaws, and applicable Nevada law for corporations incorporated in Nevada;

●	The Merger Consideration will consist solely of Ryvyl common stock; no cash shall be paid for fractional shares;

●	Following the merger, the combined company will operate under the RTB Digital, Inc. name (following a name change by Ryvyl through an amendment to its certificate of incorporation and approved by the Ryvyl stockholders);

●	The historical RTB business shall be integrated with Ryvyl’s pre-closing business operations under a unified management structure led by the designated executive officers under a board of directors anticipated to consist of a majority of the current RTB directors;

●	RTB stockholders will own approximately 84.85% of the fully diluted equity of the combined company, while existing Ryvyl stockholders will own approximately 15.15%. The foregoing percentages to not take into account the further dilution that will take place upon the conversion of the RTB convertible notes that will occur after the closing by the combined company.

Conclusion

This summary provides an overview of the material terms of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Stockholders are urged to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Ryvyl, RTB, or their respective businesses. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Ryvyl and RTB make with the SEC.

AGREEMENTS RELATED TO THE MERGER

Series C Preferred Stock Financing

On October 6, 2025, Ryvyl entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RTB, pursuant to which Ryvyl sold an aggregate of 50,000 shares of its Series C convertible preferred stock, par value $0.01 per share (the “Series C Preferred Stock”), which closed on October 7, 2025. The Purchase Agreement was modified on December 9, 2025, to increase the purchase price to an aggregate of $6,500,000. Each share of Series C Preferred Stock was sold at a purchase price of $130 per share for gross proceeds of $6,500,000 to the Company, before the offering expenses. The Purchase Agreement memorializes that the purchase by RTB of the Series C Preferred Stock is in furtherance of maintaining Ryvyl’s required capital during the period prior to the closing of the merger of RTB and Ryvyl, and that regardless of whether the merger takes place, the Series C Preferred Stock shall be dilutive of the economics or voting of Ryvyl’s shares of common stock only at such times as the Merger Agreement is effective. The Series C Preferred Stock is currently convertible into 205,775 shares of common stock of Ryvyl, at the conversion rate of $31.588 per share of common stock.

If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue Series C Warrants (defined below) to RTB. The Series C Warrant terms include: (i) warrants for that number of shares calculated as the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock ($6,500,000) divided by (b) the exercise price for the warrants, (ii) the exercise price based on the volume-weighted average price of Ryvyl’s common stock for the five trading days following public announcement of the Material Breach Event, with a floor price of $2.80 per share, and (iii) a term of five years from the date of issuance. The Purchase Agreement specifies that solely in the event of a material breach event (as defined in the Purchase Agreement), being (i) the termination of the Merger Agreement (x) by RTB as a result of a material breach by Ryvyl thereof, or (y) in light of the failure of any condition to RTB’s obligation to close specified in Section 8.02 of the Merger Agreement arising materially from Ryvyl’s action or refusal to act to satisfy such condition or (ii) Ryvyl’s breach of the Purchase Agreement, Ryvyl shall issue to RTB the Series C Common Warrants to purchase common stock, as described at page 84 of this proxy statement/ prospectus.. If there is no Material Breach Event, then there will be no issuance of the Series C Warrants.

Under the blocker provision in the certificate of designation, as amended by notice on October 29, 2025, the holder of the Series C Preferred Stock, RTB, may only vote at a meeting of the stockholders of Ryvyl that number of shares equal to 19.99% of the issued and outstanding shares of common stock as of the date of acquisition, including the special meeting, calculated as of the date of purchase pursuant to Nasdaq listing rules. For purposes of the special meeting, the holder may vote the equivalent of 205,775 shares, and the presence of these shares at the special meeting will be counted towards quorum.

Executive Services Agreement

On November 10, 2025, Ryvyl and RTB signed an executive services agreement (“Executive Services Agreement”) for Ryvyl to provide to RTB, in connection with the preparation of RTB documentation for this prospectus/proxy statement, project management of accounting operations, including oversight, coordination, and leadership of accounting projects as designated by RTB, and supervising, managing, and liaising with external auditors for periodic and annual audits, including preparation, delivery of materials, response to audit inquiries, and facilitating remediation of audit findings, among other things. Ryvyl will be paid at the rate of $180.00 per hour for senior executives and $130.00 for employees, billed in quarter hour increments, for the services provided to RTB. Ryvyl will also be reimbursed for its out of pocket expenses. Ryvyl will assign a qualified executive to oversee the services and serve as the primary contact and lead for RTB under Executive Services Agreement, and designate one or more employees, as needed, to support and assist with the agreed upon services for the RTB accounting operations, project management, audit coordination, and other related services. Ryvyl will provide services to RTB in a manner consistent with the standard, quality, and procedures with which Ryvyl performs the services for its own operations. Neither party makes any other warranties, express or implied, with respect to the Service provided hereunder. Ryvyl shall be entitled to rely fully on the completeness, accuracy, and timeliness of all data, documents, information, and materials provided by RTB in connection with the services. The maximum aggregate liability of Ryvyl to RTB for breach of the Executive Services Agreement or otherwise with respect to the services shall be limited to a refund of the amounts actually paid for the particular service at issue, or, at the option of RTB, redelivery or delivery of the services. This limitation shall not apply in the event of claims resulting from the gross negligence or willful misconduct of Ryvyl. In no event shall Ryvyl be liable for any indirect, incidental, consequential, special, or punitive damages, including, without limitation, any interruption or loss of business, profit or goodwill. The Executive Services Agreement also makes clear that RTB is solely responsible for providing the documentation necessary for completion of this proxy statement/prospectus, notwithstanding any service request made of Ryvyl under the agreement.

Maxim Advisory Agreement

On July 25, 2025, Ryvyl entered into an M&A Advisory Agreement (the “Advisory Agreement”) with the Maxim Group (“Maxim”) to be the non-exclusive advisor to provide general financial advisory, capital raising, and investment banking services in connection with a transaction with entities either introduced by Maxim or introduced by Ryvyl to Maxim and scheduled to the Advisory Agreement. The term of the agreement was for a period ending the earlier of the consummation of a transaction or six months, provided the Advisory Agreement could be terminated earlier in certain circumstances. A transaction subject to the Advisory Agreement is one that includes the Merger Agreement and related merger between Ryvyl and RTB. As consideration to Maxim, due upon closing of the merger, Ryvyl will owe an aggregate of 3% of the RTB enterprise value, which is $35,000,000, payable half in cash and half in shares of the post transaction company. The cash portion equals $525,000, and will be paid by RTB and Ryvyl in proportion to the exchange percentages of the stockholders of the combined company immediately after the merger, without taking into account the conversion of the RTB convertible notes. The number of shares to be issued will equal $525,000 in value, or approximately 109,410 shares of common stock based on an agreed price per share. The Advisory Agreement provides for a right of first refusal for nine months after the closing of the merger for Maxim to act as an underwriter, placement agent or selling agent in capital raising activities by the combined company. The Advisory Agreement also provides for other typical contract clauses of investment banking advisory agreements, including indemnification rights, arbitration provisions, and limitation of liability provisions.

George Oliva Employment Agreement

As a condition to executing and entering into the Merger Agreement, the Company has agreed to enter into an Employment Agreement with George Oliva, its current Chief Financial Officer (the “Oliva Post-Closing Employment Agreement”), and a director of Ryvyl, which is to become effective, upon the Closing of the merger (the “Oliva Post-Closing Employment Agreement Effective Date”). Under the terms of the Oliva Post-Closing Employment Agreement, Mr. Oliva will serve as the Executive Vice President of Finance and Chief Accounting Officer of the combined companies. He will report directly to the Chief Executive Officer of the combined companies. Mr. Oliva will devote his full working time to his employment with the combined companies. The term of the Oliva Post-Closing Employment Agreement is for two (2) years after the Oliva Post-Closing Employment Agreement Effective Date.

Mr. Oliva will be paid a base salary of $375,000 per year, subject to adjustments, as provided. Mr. Oliva is also entitled to a bonus of $225,000, which is payable in installments of $112,500 on the date which is six (6) months after the Oliva Post-Closing Employment Agreement Effective Date and the remaining $112,500 on the date that is twelve (12) months after the Oliva Post-Closing Employment Agreement Effective Date; provided that he continues to be employed on each applicable date, and that he has diligently performed the services assigned to him. He is also entitled to an annual performance bonus as determined by the Chief Executive Officer and the Board. Mr. Oliva will also be awarded options under the equity inventive plan of the combined companies representing not less than 2% of the fully diluted share capital. Such options will not vest until twelve (12) months after Oliva Post-Closing Employment Agreement Effective Date and then in twelve (12) equal monthly amounts thereafter.

Mr. Oliva also will receive equity compensation in the form of an option grant by the combined company, as of the consummation of the merger. The award is to be in an amount of shares not less than 2% of the combined company’s fully diluted share capital with an exercise price equal to the fair market value as of the date of this agreement, calculated immediately prior to the merger, and the terms of which will be no less favorable than that granted to the combined company’s fifth ranked employee by total equity ownership. The award will vest commencing after 12 months full time employment after the merger on a monthly basis in twelve installments, subject to continued employment. In the event of termination for cause, unvested options will terminate; in the event of termination without cause, the unvested options will accelerate and become vested.

The Oliva Post-Closing Employment Agreement also contains customary benefits provisions as well as termination and severance provisions. Mr. Oliva’s employment may be terminated, at any time, without cause, and upon any such termination he is entitled, in addition to accrued amounts earned, a severance payment equal to the amount of base salary payable to him, until the end of the term, in regular monthly installments. Mr. Oliva is also entitled to acceleration of the $225,000 retention bonus and acceleration of his equity awards. Mr. Oliva is also entitled to certain continued group health insurance benefits until the earlier of twelve (12) months after termination or when he receives comparable coverage from a subsequent employer, in each case as long as he makes required employee contributions.

The Oliva Post-Closing Employment Agreement also contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

MATTERS BEING SUBMITTED TO A VOTE OF RYVYL’S STOCKHOLDERS

Proposal No. 1

Approval of the Merger and the Issuance of Common Stock in the merger

At the Ryvyl special meeting, Ryvyl’s stockholders will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of Ryvyl common stock to, and exchange of securities of, RTB’s stockholders, option holders and warrant holders pursuant to the Merger Agreement, assumption of the RTB equity incentive plans and outstanding awards thereunder, assumption of the RTB convertible notes, and the change of control. Immediately following the merger, it is expected that RTB’s current stockholders, warrant holders, and option holders will own, or hold rights to acquire, approximately 84.85% of the Fully-Diluted Common Stock of Ryvyl, with current Ryvyl stockholders, option holders, and warrant holders owning, or holding rights to acquire, approximately 15.15% of the Fully-Diluted Common Stock of Ryvyl. The assumption and conversion of the RTB convertible notes, however, will substantially dilute the foregoing percentages, as the conversion is by the combined company after the consummation of the merger.

The terms of, reasons for, and other aspects of the Merger Agreement, the merger, and the issuance of Ryvyl common stock and assumption of other securities of RTB pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus.

Vote Required

Approval of this Proposal No. 1 requires the affirmative vote of a majority of the issued and outstanding shares of both the common stock and the Series C Preferred Stock that are entitled to vote on the record date of the Ryvyl special meeting, voting together as a single class. Abstentions from voting on the proposal and broker non-votes will have the same effect as an “Against” vote. It is anticipated that Proposal No. 1 will be a non-discretionary proposal considered non-routine under the rules of NYSE.

Board Recommendation

RYVYL BOARD, BASED ON THE OPINION OF THE BOARD, RECOMMENDS THAT RYVYL’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, THE ISSUANCE OF RYVYL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, THE ASSUMPTION OF THE RTB EQUITY INCENTIVE PLANS AND OPTIONS, ASSUMPTION OF THE RTB CONVERTIBLE NOTES, AND THE CHANGE OF CONTROL.

Proposal No. 2

Approval of an Amendment to the Restated Articles of Incorporation, as Amended, of Ryvyl

Effecting the Ryvyl Name Change

General

At the Ryvyl special meeting, Ryvyl’s stockholders will be asked to approve an amendment to the Amended and Restated Articles of Incorporation (the “Ryvyl Articles”) to effect the change the name of “RYVYL Inc.” to “RTB Digital, Inc.” The Board believes that it is in the Ryvyl’s and its shareholders’ best interests to effect the Ryvyl Name Change, so as to reflect the new direction of the company once the merger is completed.

Purpose

As discussed in this proxy statement/prospectus, in the event the merger is completed, the transaction will result in the combination of two distinct brands that are believed to be known in the industry. In addition to enhancement of the continuing recognition of the Ryvyl and RTB brands, Ryvyl and RTB intend to introduce a new brand that would combine the previous businesses under its aegis and would additionally allow the combined company to expand its business in various strategic directions.

The Ryvyl Name Change recognizes and celebrates the substantial brand legacies established by both Ryvyl and RTB and does not manifest the intention to abandoned any intellectual property associated in connection therewith.

Principal Effects of the Amendment

The amendment to the Ryvyl Articles effecting the Ryvyl Name Change is set forth in Annex C to this proxy statement/prospectus. The following is the text of the proposed Amendment to Article I of the Ryvyl Articles:

“The name of the corporation is RTB Digital, Inc.”

If approved, the amendment to effect the Ryvyl Name Change will become effective upon filing an amendment to the Ryvyl Articles with the Secretary of State of the State of Nevada, which is anticipated to occur at the effective time of the merger.

If the Ryvyl Name Change becomes effective, the rights of Ryvyl stockholders holding shares of Ryvyl common stock and the number of shares will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates or book-entry shares, nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Any new stock certificates that are issued after the name change becomes effective will bear the name RTB Digital, Inc.

Following the Ryvyl Name Change, Ryvyl’s common stock will be listed on the Nasdaq Capital Market following the closing of the merger under the proposed trading symbol “RTB.”

Vote Required

Approval of this Proposal No. 2 requires the affirmative vote of a majority of the issued and outstanding shares of both the common stock and the Series C Preferred Stock that are entitled to vote on the record date of the Ryvyl special meeting, voting together as a single class. Abstentions from voting on the proposal and broker non-votes will have the same effect as an “Against” vote. It is anticipated that Proposal No. 2 will be a discretionary proposal considered routine under the rules of NYSE.

Board Recommendation

RYVYL BOARD, BASED ON THE OPINION OF THE BOARD, RECOMMENDS THAT RYVYL’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE RYVYL ARTICLES TO EFFECT THE RYVYL NAME CHANGE.

Proposal No. 3

Approval of Possible Adjournment of the Ryvyl Special Meeting

General

If Ryvyl fails to receive a sufficient number of votes to approve Proposal No. 1 and/ 2, Ryvyl may propose to adjourn the Ryvyl special meeting for the purpose of soliciting additional proxies to approve the aforementioned proposals. Ryvyl currently does not intend to propose adjournment at the Ryvyl special meeting if there are sufficient votes to approve all of the aforementioned proposals.

If Ryvyl stockholders approve this Proposal No. 3, we could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the approval of Proposal Nos. 1 and 2. Among other things, approval of this Proposal No. 3 could mean that, even if we had received proxies representing a sufficient number of votes against the aforementioned proposals such that those proposals would be defeated, we could adjourn the special meeting without a vote and seek to convince the holders of those shares to change their votes to votes in favor of the aforementioned proposals.

Vote Required

Assuming a quorum is present at the special meeting, the affirmative vote of holders of a majority of the shares represented and entitled to vote at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal No. 3.

If a quorum is not present at the special meeting, a majority of the shares present and entitled to vote in person or by proxy, even if less than a majority of a quorum, will be sufficient to approve Proposal No. 3. Abstentions from voting on the proposal will not be counted as votes cast and accordingly, will have no effect upon the outcome of this proposal. It is anticipated that Proposal No. 3 will be a discretionary proposal considered routine under the rules of the NYSE. Broker non-votes are not expected.

Board Recommendation

RYVYL BOARD RECOMMENDS THAT RYVYL’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSALS.

RYVYL BUSINESS DESCRIPTION

Our Company

Ryvyl is a financial technology company that provides global payment acceptance and disbursement solutions. Ryvyl enables merchants to accept credit card payments through arrangements with third-party acquiring banks and payment processors. Credit card payment processing services represent the substantial majority of Ryvyl’s revenues. In addition, Ryvyl offers NEMS Core, an internally-developed disbursements platform launched in late 2024 that enables businesses to seamlessly and efficiently distribute funds.

Payment Processing Services

Through our Bank Identification Number (“BIN”) sponsorship arrangement, Ryvyl enables businesses to process credit card transactions, providing direct access to global card networks without the need for a traditional banking license. Although Ryvyl is not itself a payment processor, it serves as an intermediary - similar in certain respects to an independent sales organization (“ISO”) - connecting merchants with acquiring partners. In contrast to traditional ISOs, Ryvyl performs a broader set of functions that are typically carried out by processors, including:

●	applications processing and merchant underwriting;

●	merchant onboarding and account configuration;

●	ongoing risk monitoring and transaction-level oversight; and

●	customer service and merchant support.

In addition, Ryvyl also facilitates equipment servicing or replacement, security verifications, and handles customer support inquiries. Performing these activities enables Ryvyl to maintain direct control over the merchant experience and support processes. Ryvyl focuses on merchants operating in underserved and, in some cases, higher risk industry verticals, where Ryvyl believes that its operating structure and risk-management capabilities allow it to support customer segments that many acquiring banks and processors may not be able to serve directly.

NEMS Core Disbursements Platform

In late 2024, Ryvyl launched NEMS Core, an internally-developed global disbursements platform designed to streamline inbound and outbound payment flows for businesses. NEMS Core allows customers to initiate, validate, route, and settle disbursements through an automated, modular workflow. Its flexible architecture is intended to support a variety of payment types and volumes, enabling businesses to manage their disbursement needs in an increasingly digital and interconnected financial environment.

While NEMS Core remains in the early stages of commercialization and currently serves as a complement to Ryvyl’s acquiring services model, Ryvyl has not committed to significant future expansion of the platform and is evaluating its continued strategic relevance as part of its broader long-term operational planning.

Operating Model

Ryvyl employs a hybrid operating model that combines internal operational functions with external acquiring services partnerships. Internally, Ryvyl manages merchant review and underwriting, risk management, onboarding, and customer service. Externally, Ryvyl relies on acquiring banks and processing partners for transaction processing, settlement, and sponsorship under its own BIN. This structure allows Ryvyl to maintain direct merchant relationships and control over customer-facing activities, while leveraging the infrastructure and regulatory framework of established acquiring institutions.

Risk Management

Ryvyl maintains risk management and compliance processes designed to support both its acquiring services operations and the NEMS Core disbursements platform. As part of the onboarding process, Ryvyl’s compliance team conducts reviews of customer applications, including Know Your Customer (“KYC”) documentation, which must be approved before the onboarding is finalized. Ryvyl also monitors customer transactions for potential compliance issues and reviews activity for adherence to applicable requirements established by its acquiring partners and card networks. Risk monitoring and compliance oversight are integrated into Ryvyl’s broader operational workflow and are intended to help identify and address issues that may arise in connection with customer activity.

Strategy

Ryvyl’s strategy is to continue expanding its credit card payment processing services by growing its merchant base and strengthening relationships with existing and prospective customers within its target markets. Management believes the acquiring services business represents an attractive opportunity for steady growth due to established merchant and agent relationships, favorable margins, and a relatively low-cost structure. As part of this strategy, Ryvyl intends to invest in business development activities, pursue new merchant acquisition channels, and maintain service levels designed to support merchant retention.

In addition to its acquiring services operations, Ryvyl offers disbursement services through its NEMS Core platform. Ryvyl’s long-term approach to this product will continue to be informed by ongoing assessments of customer needs, market conditions, and resource allocation priorities.

Customers and Markets

Ryvyl serves merchants operating in a variety of industry verticals, with a particular emphasis on underserved and higher risk categories. Key verticals include retail businesses, private or independent educational institutions, auto and home insurance, and segments of the adult entertainment industry. Ryvyl’s merchant base is geographically dispersed across the United States, and its revenues are not materially concentrated in any single customer or small group of customers.

Competition

The markets in which Ryvyl operates are competitive. Ryvyl primarily competes with other ISOs and merchant service providers that act as intermediaries between merchants and payment processors. Competitive factors generally include pricing, service quality, underwriting flexibility, onboarding speed, and the ability to support merchants operating in non-traditional or higher-risk segments.

Ryvyl seeks to differentiate itself from traditional ISOs by offering a broader range of operational and support services. In addition to connecting merchants with processing partners, Ryvyl performs several functions that are typically carried out by processors or specialized service providers, including merchant applications processing, underwriting, onboarding, risk monitoring, and customer service. Ryvyl also facilitates services such as equipment servicing or replacement, security verifications, and technical support. Management believes that this integrated service model offers a higher-value proposition and enables Ryvyl to support merchant segments with more complex onboarding and servicing needs.

Legal Proceedings

From time to time, the Company is and may become involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders

The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On December 12, 2022, Jacqueline Dollar (a/k/a Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. On January 21, 2026, Ms. Dollar filed a notice of conditional settlement of entire case with the Court.

●	On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. On July 9, 2025, the Parties executed the Stipulation and Agreement of Settlement (“Stipulation of Settlement”). On July 15, 2025, Plaintiff filed its Unopposed Motion for Preliminary Approval of Class Action Settlement. The Stipulation of Settlement provides for the full resolution and release of all claims against the Cullen Defendants in exchange for $300,000 in cash (“Cash Settlement Amount”), 700,000 freely tradable shares of the Company’s common stock (“Settlement Shares”), and a put option that, together with the Cash Settlement Amount and Settlement Shares, requires that the combined value of the settlement consideration shall be no less than $1,000,000. On August 20, 2025, the Court issued an Order Provisionally Approving Certification of the Proposed Settlement Class and Granting Preliminary Approval of the Class Action Settlement. On December 19, 2025, the Court granted the Motion for Final Approval of the Settlement.

●

On June 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C.

The Complaints seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. On May 8, 2025, all parties reached an agreement in principle to fully resolve and settle all claims alleged in the lawsuits, and on September 30, 2025 they filed a Stipulation and Agreement of Settlement. On November 14, 2025, the Court granted the parties’ Joint Motion for Preliminary Approval of Settlement. On December 12, 2025, the parties filed a Joint Motion for Final Approval of Settlement, which was set for hearing on January 9, 2026. On January 13, 2026, the Court granted the Motion for Final Approval of the Settlement.

●	On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ’24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company moved to dismiss the first amended complaint for similar reasons as its motion to dismiss the original complaint. The Court granted that motion, in part, on April 18, 2025, ruling that Mr. Byelick was incapable of pleading certain claims (and dismissing those claims) but adequately pled others for purposes of a motion to dismiss only. Mr. Byelick subsequently filed a motion for partial summary judgment, which the Court denied in full as premature. The parties are currently engaged in discovery. Given the uncertainty of litigation and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of the case at this time.

●	On July 2, 2025, Plaintiff Kapcharge USA Inc. commenced a lawsuit against Defendants Ryvyl Inc., FFS Data Corporation, CML Management, LLC and Cynthia Lambert in San Diego Superior Court, Case No. 25CU035045C. This lawsuit stems from a dispute between Kapcharge on the one hand and FFS Data Corporation (“FFS”), and CML Management, LLC on the other hand, related to a payment processor agreement between Kapcharge and FFS. Kapcharge alleges causes of action for Conversion, Money Had and Received, Violation of Penal Code § 496, Restitution, Breach of Contract (against FFS, CML, and Lambert), and Unfair Competition in Violation of California Business and Professions Code § 17200 et seq. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

●	On July 15, 2025, Plaintiff Rachael Mora filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Mora is alleging sex discrimination and sexual favoritism in violation of the California Fair Employment and Housing Act (“FEHA”), and failure to prevent discrimination in violation of FEHA. Ms. Mora is also claiming retaliation and negligent supervision/negligent retention. Ms. Mora is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims.

●	On December 29, 2025, Plaintiff Ellenoff, Grossman & Schole LLP (“EGS”), filed a complaint against the Company in the Supreme Court of the State of New York County of New York. EGS is alleging breach of contract, account stated, and quantum meriut. The Company denies liability and intends to vigorously defend against all claims. Given the stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

Corporate Information

Our principal executive offices are located at 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108. Our telephone number is (855) 201-1613. The address of our website is www.ryvyl.com. The inclusion of our web address in this prospectus does not include or incorporate by reference the information on our website into this proxy statement / prospectus.

RTB BUSINESS DESCRIPTION

Company Overview

RTB (d/b/a “Roundtable”) has developed and operates a professional SaaS (Software as a Service) platform which hosts an exclusive coalition of professionally-managed online media channels. RTB’s operations primarily consisted of software development; advertising and sponsorship sales; and identifying and signing a group of select “Platform Partners” to operate on its platform. Each channel is organized around a topic and is operated by an invite-only Platform Partner, typically a major media company but also drawn from subject matter experts, reporters, and thought leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging RTB’s proprietary, Web3-based, socially-driven, mobile-enabled, video-focused technology platform (“Platform”) engaging niche audiences within a single coalition.

Platform Partners incur the costs of content creation on their respective channels and receive a share of the revenue associated with their content, typical 50% after certain direct costs are deducted. Because of the state-of-the-art technology and large scale of the Platform and the expertise in search engine optimization, user engagement, ad monetization and content distribution, Platform Partners continually benefit from ongoing technological advances and audience development expertise. While the Platform Partners benefit from these critical performance improvements, they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

RTB operates websites at thestreet.com/crypto, RoundtableSports.io TheHockeyNews.com, Roundtable.io, MissWorld.com, rtb.MissWorld.com, and others. The information contained on the official website of RTB (RTB.io) and information about RTB on any other personal, viral, social network informational websites or software applications, will not constitute part of this proxy statement/prospectus or any other report or future reports or schedules filed with the Securities and Exchange Commission (“SEC”) or other state securities regulatory bodies.

RTB’s strategy includes acquiring related online media, publishing and technology businesses by merger or acquisition that management believes will expand the scale of unique users interacting on the RTB technology platform. RTB believe that with an increased scale in unique users, RTB will be able to obtain improved advertising terms and grow advertising revenue.

The Platform

The proprietary online publishing, community, and video platform provides the Platform Partners (who are third parties producing and publishing content typically on their own domains), and individual creators contributing content to the RTB owned and operated sites (“Expert Contributors”), the ability to produce and manage editorially focused content through tools and services provided by us. RTB have also developed proprietary advertising technology, techniques and relationships that allows RTB, the Platform Partners, and the Expert Contributors to monetize editorially focused online content through various display and video advertisements and other monetization services (the “Monetization Solutions” and, together with the Platform, the “Platform Services”). The RTB Platform offers audiences bespoke content with optimized design and page construction.

The Platform comprises state-of-the-art publishing tools, video services, social/community engagement features, content distribution channels, newsletter technology, content recommendations, notifications, white-label apps for iOS and Android, and other technology that deliver a complete set of features to drive a digital media business upon an entirely cloud-based suite of services. The software engineering and product development teams of RTB are experienced at delivering these services at scale. RTB continues to develop the Platform software by combining proprietary code with components from the open-source community, plus select commercial services, as well as identifying, acquiring, and integrating other platform technologies where RTB see unique long-term benefits to us.

The Platform Services include:

●	Content management, content recommendations, and traffic redistribution;

●	Hosting and bandwidth;

●	Secure, blockchain-based storage of user data and content;

●	Video publishing, hosting, and player solution;

●	Community/social features, including ability for users to post text, images & videos; video threads; “likes”, comments and @mentions; reporting and moderation tools including AI-based moderation and spam control; user reputation and gamification;

●	Native iOS and Android mobile Apps, with in-app notifications and white-label capability for major brands;

●	Real-time reporting as well as integration with Google Analytics;

●	User account management with multi-level access controls;

●	Content and user account migration to the Platform, including text, images, videos, emails and membership data;

●	Technical support team to support the Platform Partners and staff (if applicable) on the Platform;

●	Advertising serving, trafficking/insertion orders, yield management, reporting and collection;

●	Ability to pay Platform Partners via crypto;

●	Various integrations to enable syndication of content e.g., MSN, Yahoo, Apple News, Google News and RSS feeds; and

●	Other features, as they may be added to the Platform from time to time.

Platform Partners Business Model

Platform Partners use the Platform Services to produce, manage, host and monetize their content in accordance with the terms and conditions of partner agreements between each of the Platform Partners and us (the “Partner Agreements”). The Platform Partners incur the costs with respect to creating their content; thus, not requiring expenditures by us. Pursuant to the Partner Agreements, RTB and the Platform Partners split revenue generated from the Platform Services used in connection with the Platform Partner’s content based on certain criteria. Criteria include whether the revenue was from digital advertising sales, was generated by the Platform Partner or us, was generated in connection with a subscription or a membership, was generated from syndicating or third party licensing, or was derived from affiliate links.

Subject to the terms and conditions of each Partner Agreement and in exchange for the Platform Services, the Platform Partners grant us, for so long as the Platform Partner’s assets are hosted on the Platform, (i) the right to use, host, store, cache, reproduce, publish, publicly display, distribute, transmit, modify, adapt and create derivative works of the content provided by the Platform Partner to provide, maintain and improve the Platform Services; (ii) use, publicly display, distribute and transmit the name, logo, and trademarks of the Platform Partner to identify them as users of the Platform Services; (iii) exclusive control of ads.txt with respect to the Platform Partner’s domains; and (iv) with some exceptions, the exclusive right to include the Platform Partner’s website domains and related URLs in a consolidated listing assembled by third party measurement companies such as comScore, Nielsen or other similar measuring services selected by us. As such, the Platform serves as the primary digital media and social platform with respect to each of the Platform Partners’ website domains during the applicable term of each Partner Agreement.

The Role of Digital Currency: Fuel for Growth

Digital currency is a component of RTB’s growth strategy. As currency accumulates in RTB “liquidity pool,” it will be used as “growth collateral” to back up revenue guarantees offered to major media partners recruited to utilize the platform. Since these guarantees are based on existing advertising and sponsorship revenues, and RTB expect to outperform the partners’ prior top-line monetization, RTB also expect the treasury to continue growing. The sequence looks like this:

1.	Media partners/publishers generate ad inventory on their online properties;

2.	Major brands purchase ads, paying us using “fiat” or traditional currencies;

3.	We then convert this revenue to Bitcoin, stablecoins or other digital currencies;

4.	Publishers receive (typically) 50% of this as revenue sharing, after certain expenses; and

5.	The remaining 50% is added to RTB’s liquidity pool.

In the near future, publishers will be given the option to withdraw their earnings immediately and directly via cryptocurrency transfer, without waiting the industry’s typical 30-90 days (or more) to be paid for advertising or sponsorship revenue. The company believes this feature will provide an additional competitive advantage.

RTB does not issue, mine or lend cryptocurrency, and crypto trading activity is limited to risk management within its treasury holdings.

Corporate History

Roundtable Media, LLC., was incorporated in Puerto Rico on May 27, 2021 (“Inception”). On November 9, 2022, the company transitioned to a Delaware corporation as “Roundtable Media, Inc.” with all LLC shares exchanged for shares in the corporation on a 1:1 basis pursuant to a Stock Exchange Agreement. On June 30, 2024, Roundtable Media, Inc. effected a 1:5 reverse-split of its common stock. On October 29, 2024, the corporate name was changed to “RTB Digital Inc.” with a dba using the name Roundtable.

Prior to founding RTB in 2021, its founding team worked on a variety of digital media platforms, with the common thread of achieving economies of scale by assembling a coalition of publishers, covering particular niche media interests, on a unified technology and business platform. One of the founders and the Chief Executive Officer of Maven, Mr. James C. Heckman, created the first version of this model in 1991, leveraging early digital technology for NFL teams for “NFL Exclusive,” and later founded Rivals.com, which is still operated today by On3.com,; Scout.com, operated today by CBS; and Maven, later renamed Arena Group Holdings, an NYSE-listed company (ticker: AREN) with over 100 million active users. RTB’s founders have worked together since 1999, building many different socially focused, single platform media models, including Scout.com, Rivals.com, Rivals.net (Europe), Zazzle, 5to1.com, and Maven.

RTB was founded as an entirely new enterprise to build and operate an exclusive coalition of professionally managed media channels and interest groups, each operated by an existing media company with some combination of experts, reporters, group evangelists and social leaders as “Platform Partners.” These Platform Partners are able to leverage RTB’s proprietary, Web3-based, socially-driven, mobile-enabled, video-focused technology platform to engage niche audiences within a single coalition (“the RTB Platform”).

The RTB model has attracted an approximate aggregate audience of 1.9 million monthly unique users as of December, 2024, as reported by Google Analytics. RTB distributes content via syndication to an additional potential audience exceeding 400 million users via MSN, Yahoo Finance, Yahoo Sports, TheStreet, Newsbreak, SmartNews, Apple News and other partners. RTB believes that its media model will appeal to the users and subscribers of the RTB Platform in a way similar to how the model has previously appealed to sports fans in the founders’ previous ventures. RTB intends the RTB Platform to appeal to professional publishers who currently struggle to monetize on their existing platforms or are operating with less-than-world-class features in one or more areas (mobile, video, community, etc.). The consumer-facing product of the RTB Platform is made available on the web and as iOS (Apple) and Android mobile applications. The merger and acquisition strategy of the company is intended to bring related online media, publishing and technology companies into the company coalition and onto the RTB worldclass technology platform, thus increasing the scale and number of unique users and the range of services.

As of November 2025, RTB had active Platform Partners operating over 230 distinct channels or websites. For a Platform Partner to migrate to the Platform requires a substantial amount of effort by both the Platform Partner and the RTB technology team, and not every Platform Partner, despite the best intentions, undertakes or achieves the migration.

Technology and Intellectual Property

In January 2024 RTB acquired the technology assets of DeWeb Ltd, including the publishing and community platform that they had been developing and operating for several years. After the acquisition that technology was adjusted and aligned to RTB’s business goals to become the RTB Platform, which was then “soft-launched” over the course of 2024, as a companion product to Web2 properties like The Hockey News and TheStreet.com operating traditional websites. Throughout 2024 and 2025 RTB continued to develop and enhance state-of-the-art mobile, video, communications, social, notifications and other technology into the RTB Platform, built on both a blockchain and traditional cloud-based back-end. DeWeb’s software engineering team is experienced at delivering service at scale. RTB continue to develop the RTB Platform software by combining proprietary code with components from the open-source community, plus select commercial services. To the extent it is able and given the limited financial resources at its disposal, management is investing in core technical competencies to be able to do more product development.

RTB believes that innovation is one of the keys to its competitiveness and will be necessary for future sustained growth, including its ability to attract and retain Platform Partners. Currently, RTB relies on the confidentiality of its operations, proprietary know-how and business secrets to protect what it considers an innovative platform. All RTB employees and contractors have entered into confidentiality agreements and RTB considers its employees’ work (and that of its technology contractors) to be proprietary and owned by RTB. There can be no assurance that RTB will be able to enforce its rights if its intellectual property is improperly taken by RTB’s employees or contractors or adopted by its competitors without the approval of RTB.

In the future, when necessary and where practical, RTB will take additional steps to protect its intellectual property interests under the laws of the United States and the other jurisdictions in which RTB will operate. As the business develops, RTB plans to develop specific trademarks for the RTB products and seek registration of those marks with government authorities for their protection. RTB also plans to seek opportunities to obtain patent protection. RTB does not currently hold any patents.

The competitive position of RTB may be seriously damaged if it cannot maintain its trade secrets and, in the future, obtain patent protection for any important differentiating aspects of its products or otherwise protect its intellectual property rights in its technology.

Material Agreements

Web3 Advertising & Sponsorship Agreements

RTB entered into a strategic Web3 sponsorship and partnership agreement with Chintai Utility Services Limited. The agreement included an annual commitment of $600,000, payable as $300,000 in cash and $300,000 in CHEX tokens, for a comprehensive “TheStreetCrypto Sponsorship.” including sponsorship a “Roundtable 100” online listing of leading companies. Additionally, RTB maintained significant Web3-focused agreements with Gryphon Digital Mining, representing a $306,000 annual commitment (ended in November 2024); HIVE Digital Technologies, representing a $200,000 annual commitment; and Payward, Inc. dba Kraken at $120/quarter for two quarters.

Arena Agreements

In 2021, the Company entered into an agreement with Maven Coalition Inc (later renamed Arena Group, NYSE:AREN) whereby the Company was permitted to utilize Maven’s publishing, distribution and monetization platform and to recruit its own partners as “sub-partners” to utilize the Maven platform. Under this agreement, Maven would share revenues from advertising, subscription, distribution and other revenue types with the Company, subject to certain terms and conditions.

In 2023, the Company and Arena Group agreed to an Amendment to the 2021 agreement, modifying certain terms, and an Addendum under which the Company agreed to provide coverage of crypto/blockchain industry news for TheStreet.com (an Arena Group property); Arena agreed to permit the Company to sell advertising and sponsorships on TheStreet in return for revenue sharing; Arena agreed to certain financial mitigations related to prior contract disagreements; and the parties agree to work together on co-branding, sales and other matters.

Material Platform Partner Agreements

In 2021, the Company entered into a Partner Agreement with Percival Services, LLC and Miss World, Ltd. whereby Miss World agreed to operate its primary website and country contestant channels on the Company’s platform; to permit the Company to provide digital media sales; and to require its contestants to utilize the Company’s platform for a “Digital Contest” that contributes to the winning formula for the Miss World pageant, among other terms.

In 2024, the Company announced a strategic deal with Yahoo and Roustan Media, under which Roustan’s TheHockeyNews.com would distribute its content on Yahoo Sports and move TheHockeyNews main channel and 50 associated team and theme channels onto the Company’s platform, and Yahoo would share revenue from advertising associated with TheHockeyNews content on its network. In 2025 Yahoo agreed to also distribute non-hockey team sports content published on RoundtableSports.io including NFL, NCAA, NBA, MLB, rodeo, boxing, soccer and F1 content.

In November 2025 the Company entered into a Binding Letter of Intent with Roustan Media, Inc., W. Graeme Roustan, and True Sports, ULC (“True”) under which the Company would advance Roustan Media $5 million dollars in exchange for 1) a 5-year, no interest promissory note backed by personal and corporate guarantees 2) a 10-year, $1.5 million per year advertising commitment by True 3) a 10-year commitment to operate The Hockey News and all associated sites on the Company’s platform, on various revenue sharing terms 4) a commitment to operate all national sites of the International Hockey Federation on the Company’s platform; and 5) certain other terms relating to ecommerce, co-branding, co-marketing and so forth. W. Graeme Roustan is a director of the Company.

Other Agreements

In 2024, the Company announced an agreement to acquire the assets of DeWeb, Ltd., an Israel-based technology company that had developed a sophisticated content publishing and user engagement platform. DeWeb is continuing operations supplying software development services to the Company under contract. The objective of this acquisition was to accelerate the Company’s growth by providing more advanced technology and features to both consumers and Platform Partners; to improve traffic to the partner sites; to increase engagement with users and to improve monetization from advertisers.

Customer Concentration

For the fiscal years ended December 31, 2023, and 2024, RTB had a significant concentration of revenue from a limited number of customers. Specifically, revenue from Chintai Utility Services Limited and Gryphon Digital Mining accounted for 10% or more of RTB’s gross revenues for the periods in which the respective agreements were active. Both agreements ended in November 2024. In fiscal years 2023 and 2024, advertising revenue associated with the Company’s Arena Group contract accounted for 10% or more of RTB’s gross revenues, and this is expected to be the case in 2025 also. The loss of this contract could have a material adverse effect on RTB’s business, financial condition, and results of operations.

Dependence on Service Providers

RTB relies on The Arena Group (operator of TheStreet.com) for the distribution of some of its digital content and the fulfillment of advertising impressions required under some of its advertising agreements. While the specific costs associated with this arrangement are not detailed herein, RTB is operationally dependent on the continued access to TheStreet.com platform to deliver the services promised to several major customers. Similarly, RTB relies on deWeb, Ltd. for the provision of technical services associated with its platform. Any disruption in these relationships could materially impact RTB’s ability to fulfill its contractual obligations. There are no other single service providers that account for 10% or more of RTB’s costs.

Competition

Currently RTB believes that there are dozens of competitors delivering niche media content on the web and on mobile devices and an even broader array of general media companies and major media brands, and dozens of competitors delivering software or SaaS-based solutions for those media companies. All those competitors use mobile alerts, invest heavily in video and leverage social media. RTB believes that it has developed distribution, production and technology tactics that are superior because its management team’s experience in the past with prior companies have proven to be highly engaging and effective for the RTB model, which organizes channels into interest groups, led by its expert partners – the Platform Partners.

The web provides unlimited access to the market by niche or general media companies, so there are a large number and variety of direct and indirect competitors to RTB, each competing for audience and ad and sponsorship dollars. The general business of online media, combined with some level or method of leveraging community, attracts many potential entrants. Thus in the future, there may be strong competitors that will compete with RTB in general or in selected markets. These and other companies may be better financed and be able to develop their markets more quickly and penetrate those markets more effectively. Below is a list of possible competitors and categories:

●	Vox, Minute Media, Business Insider, Arena Group et al – producers of niche content, leveraging social media, mobile and video to compete for partners and for ad dollars;

●	Fortune, CNN, ESPN, Yahoo!, Google, et al – major media companies, producers of general content which also compete for ad dollars;

●	WordPress, Substack, Medium, RebelMouse, ArcXP – content management software providers, open to all including experts and professionals, competing for partners;

●	YouTube, X, Instagram, Facebook, Reddit – social platforms open to all including experts and professionals;

RTB believes that it competes on the basis of its technology, ease of use, value delivered to consumers and Platform Partners, and platform evolution through a continuing development program. RTB believes that it will also compete by growing through mergers and acquisition of other companies that have related online media, publishing and technology businesses intended to expand the scale of unique users interacting on its technology platform. RTB believes that an increased scale in unique users will result in improved advertising terms and concomitant growth in advertising revenue. RTB believes that its methods, technology and experience enable it to compete for a material amount of market share of media dollars and subscription revenue. RTB also believes that it is rapidly establishing a reputation for its business, distribution and technology methods within selected initial markets, which can be enhanced over time as RTB gains customer awareness and Platform Partner success. Concurrent with the growth of its customer base, RTB believes that it will develop brand awareness, which translates to sponsorship support, and will obtain data from its users that will allow RTB to expand content and advertising offerings.

RTB believes that innovation is one of the keys to its competitiveness, and innovation will be necessary for future sustained growth. To the extent it is able, and given the limited financial resources at its disposal, RTB is investing in core technical competencies to be able to do more product development. Furthermore, RTB plans to file to protect its intellectual property in appropriate market segments. RTB expects that in future periods it will continue to use a substantial amount of its financial resources for development of its platform and products.

Government Regulations

The RTB operations are subject to many United States federal and state laws and regulations that involve data privacy, data protection, rights of publicity, content regulation, intellectual property, or other subjects. The application and interpretation of these laws and regulations often are uncertain and the impact of regulatory changes cannot be predicted with certainty.

Several government authorities, both in the United States and abroad are increasing their focus on privacy issues and the use of personal information. All U.S. states have enacted some form of data security legislation, and there are several federal laws governing data privacy. A growing number of U.S. states have enacted laws regarding the collection, use and disclosure of personal information, such as the California Consumer Privacy Act of 2018 (the “CCPA”), which was amended by the California Privacy Rights Act (the “CPRA”), that went into effect January 1, 2020. As more states consider or enact laws about information security, companies may be required to adopt written information security policies consistent with state laws.

At the U.S. federal the Federal Trade Commission (“FTC”) and state attorneys general have oversight of business operations concerning the use of personal information and breaches of the privacy laws and may examine privacy policies to ensure that a company discloses all material practices and fully complies with representations in the policies regarding the use of personal information and the failure to do so could give rise to penalties under state or federal unfair competition or consumer protection laws.

RTB reviews its privacy policies and overall operations on a regular basis to ensure compliance with applicable United States federal and state laws, and to the extent applicable, any foreign laws. On an annual basis RTB reviews the program and adjusts its privacy notice and compliance program practices to account for the evolving practices of the company and the CCPA/CPRA regulations that were first promulgated in July 2020 and continue to be subject to ongoing rulemaking. There are conflicting interpretations of adopted law in the digital media industry, and given the lack of guidance to date on many of these issues, the compliance posture of RTB on some issues might not be accepted by the State of California.

In addition to the laws of the United States, RTB may be subject to foreign laws regulating web sites and online services that in some jurisdictions are stricter than the laws in the United States. For example, the General Data Protection Regulation (the “GDPR”) includes operational requirements for companies that receive or process personal data of residents of the European Union (“EU”). Some EU countries are considering or have passed legislation implementing additional data protection requirements that could increase the cost and complexity of delivering services in those jurisdictions. The GDPR also includes certain requirements regarding notification of data processing obligations or security incidents to appropriate data protection authorities. How the GDPR will be fully applied to online services, including cookies and digital advertising, is still being determined through ongoing rulemaking and evolving interpretation by applicable authorities. On June 16, 2020, the Court of Justice of the European Union (“CJEU”), declared the E.U.-U.S. Privacy Shield framework (“Privacy Shield”) to be invalid. As a result, Privacy Shield is no longer a valid mechanism for transferring personal data from the European Economic Area to the United States. GDPR also establishes a private right of action to lodge complaints with supervisory authorities to seek judicial remedies and obtain compensation for damages for violations of the GDPR. GDPR imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of consolidated annual worldwide gross revenue).

Social networking websites are also under increasing scrutiny. Legislation has been introduced on the state and federal level that could regulate social networking websites. Any such regulation would likely be an impediment to the business of RTB.

The FTC regularly considers issues relating to online behavioral advertising (a/k/a interest-based advertising), which is a significant revenue source for us, and the U.S. Congress and state legislatures are frequently asked to regulate this type of advertising, including requiring consumers to provide express consent for tracking purposes, so that advertisers may know their interests and are, therefore, able to serve them more relevant, targeted ads. Targeted ads generate higher per impression fees than non-targeted ads. New laws, or new interpretations of existing laws, could potentially place restrictions on the ability to utilize the RTB database and other marketing data (e.g., from third parties) on RTB’s own behalf and on behalf of the RTB advertising clients, which may adversely affect the business of RTB.

Legislation concerning the above-described online activities could affect the ability to make the RTB websites available in certain countries as future legislation is made effective. It is possible that state and foreign governments might also attempt to regulate transmissions of content on an RTB website or prosecute the company for violations of their laws. United States law offers limited safe harbors and immunities to publishers for certain liabilities arising out of user-posted content, but other countries do not. Further, legislative proposals in the United States and internationally could impose new obligations in areas affecting the business, such as liability for copyright infringement by third parties and liability for defamation or other claims arising out of user-posted content. The RTB business could be negatively impacted if applicable laws subject RTB to greater regulation or risk of liability.

The RTB business could also be adversely affected if regulatory enforcement authorities, such as the California Attorney General or EU/EEA data protection authorities, take issue with any of the approaches used by the company to implement compliance, or if new laws, regulations or decisions regarding the collection, storage, transmission, use or disclosure of personal information are implemented in such ways that impose new or additional technological requirements on the company, limit its ability to collect, transmit, store and use or disclose the information, or if government authorities or private parties challenge the RTB data privacy or security practices that result in liability to, or restrictions on the company, or RTB experiences a significant data or information breach which would require public disclosure under existing notification laws and for which RTB may be liable for damages or penalties.

Furthermore, governments of applicable jurisdictions might attempt to regulate the RTB transmissions or levy sales or other taxes relating to activities of RTB, even though RTB do not have a physical presence or operate in those jurisdictions. As the RTB platforms, products and advertising activities are available over the Internet anywhere in the world, multiple jurisdictions may claim that RTB is required to qualify to do business as a foreign corporation in each of those jurisdictions and pay various taxes in those jurisdictions. RTB adheres to the laws of the state and local jurisdictions where RTB believes it has nexus, however, there can be no assurance that RTB has complied with all jurisdictions that may assert that RTB owes taxes.

Currently, RTB carries general liability and errors & omissions insurance, but this insurance is limited in amount and may not be sufficient in type or amount to cover RTB against claims related to a cybersecurity breach and related business and system disruptions. RTB cannot be certain that such potential losses will not exceed policy limits, insurance will continue to be available on economically reasonable terms, or at all, or any insurer will not deny coverage as to any future claim. In addition, RTB may be subject to changes in insurance policies and practices, including premium increases or the imposition of large deductible or co-insurance requirements.

Employees

As of December 1, 2025, RTB had four full-time employees, three of whom were in senior executive positions, and 17 contractors: 1 executive, 4 in publisher development and support, 3 in advertising and sponsorship sales, 2 in video production, 1 in accounting, and 6 in editorial & social media. Software development and operations are performed under contract with DeWeb, Ltd. None of the employees is covered by any collective bargaining agreement. In the future, RTB expects to expand its management employees for financial compliance, to add operational employees as the partner coalition expands, and to add additional software development, design and product management resources. Its future success will depend in part on its ability to continue to attract, retain and motivate highly qualified technical and management personnel.

Properties

The corporate mailing address is 4300 University Way NE, Suite C, Seattle, WA 98105. Operational activities of RTB are conducted on a distributed basis with employees and contractors working remotely. The current telephone number is (267) 329-9366. The Company does not currently own or lease any properties.

Legal Proceedings

RTB is not currently a party to any material legal proceedings.

RYVYL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The annual Ryvyl Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies the audited consolidated financial statements of Ryvyl Inc. as of and for each of the fiscal years ended December 31, 2024 and 2023 contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, previously filed with the SEC on March 28, 2025, are attached as Annex D to this proxy statement/prospectus and incorporated by reference herein.

The third quarter Ryvyl Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies the unaudited condensed consolidated financial statements of RYVYL Inc. contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, previously filed with the SEC on November 14, 2025, are attached as Annex E to this proxy statement/prospectus and incorporated by reference herein.

Effect of January 2, 2026 Reverse Stock Split on Per-Share Data

On January 2, 2026, Ryvyl implemented a reverse stock split at the rate of 1 new share for 35 issued and outstanding shares. The following tables show the effect of the reverse stock split on the net loss per share and the weighted average number of common shares for each of the years ended December 31, 2024 and 2023, and the nine months ended September 30, 2025 and 2024.

	Year Ended December 31,
	2024	2023
Net loss per share:
Basic and diluted	$(140.25)	$(353.88)
Weighted average number of common shares outstanding:
Basic and diluted	191,262	150,053

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss per share:
Basic	$(2.39)	$(26.58)	$(29.03)	$(109.08)
Diluted	$(2.29)	$(26.58)	$(27.38)	$(109.08)
Weighted average number of common shares outstanding:
Basic	815,624	194,636	451,781	183,114
Diluted	851,344	194,636	479,065	183,114

RYVYL EXECUTIVE COMPENSATION 2025

The following table summarizes information for the fiscal year ended December 31, 2025, concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our two most highly compensated executive officers, who continued to serve as executive officers on December 31, 2025, other than the Principal Executive Officer and two additional executive offers for whom disclosure would have been provided, but for the fact such executive officers no longer served as an executive officer, on December 31, 2025 (collectively, “Named Executive Officers”). Our Named Executive Officers in 2025 were Mr. Nisan, Mr. Errez, and Mr. Oliva.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ben Errez	2025	266,000	-	322,197	-	455,439	1,043,636
Chairman/EVP (3)

Fredi Nisan	2025	363,191	-	322,197	-	159,046	844,435
CEO/Director (4)

George Oliva	2025	375,000	-	214,880	-	69,776	659,656
CFO/Interim CEO/Director (5)

(1)	Represents the aggregate grant date fair value of restricted stock and stock option awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (“ASC 718”). These amounts do not necessarily correspond to the actual value that may be recognized by the holder. Refer to Note 1, Summary of Significant Accounting Policies, of this Report for a description of the assumptions used in determining the grant date fair values of these awards.

(2)	All other compensation includes Company paid healthcare insurance premiums, compensation for board memberships, and 401(k) match. For Messrs. Errez and Nisan, compensation includes severance compensation.

(3)	Mr. Errez retired in August 2025.

(4)	Mr. Nisan retired in October 2025.

(5)	Mr. Oliva became the interim CEO in November 2025.

RYVYL MARKET PRICE, DIVIDENDS AND RELATED MATTERS

Summary of Stock Prices

Ryvyl’s common stock is traded on the Nasdaq Capital Market under the symbol “RVYL.” The stock prices for the fiscal year ended December 31, 2024 and the fiscal year 2025 to date are set forth below.

	High	Low
Fiscal Year Ended December 31, 2024
First quarter	$169.75	$78.75
Second quarter	$104.65	$39.20
Third quarter	$84.00	$31.15
Fourth quarter	$82.25	$36.40

Fiscal Year ending December 31, 2025, to date
First quarter	$66.50	$14.15
Second quarter	$36.40	$12.60
Third quarter	$34.30	$8.75
Fourth quarter	$20.30	$4.90

On January 29, 2026, the high and low price of a share of Ryvyl common stock were $ 7.25 and $6.38, respectively.

Holders

As of February 6, 2026, there were 1,266,631 shares of common stock outstanding held by approximately 225 holders of record (not including an indeterminate number of beneficial holders of stock held in street name).

In addition there is one holder of record of the Series C Preferred Stock, RTB, which has the right to vote on all matters at an annual or special meeting of stockholders, equal to 19.99% of the issued and outstanding shares of common stock as of the date of acquisition, Currently, the amount of the vote held by Series C Preferred Stock is the equivalent of 205,775 shares, representing 13.98% of all the shares entitled to vote at the special meeting.

For purposes of quorum, there must be more than 33 1/3% of the shares entitled to vote at the meeting, or 490,802 shares entitled to vote, present by proxy or in person.

Dividends

There have been no cash dividends declared on our common stock, and the board does not anticipate paying cash dividends in the foreseeable future. Dividends are declared at the sole discretion of our board.

Securities Authorized for Issuance under Equity Compensation Plans

Ryvyl maintains one stock-based compensation plan, the 2023 Equity Incentive Plan (the “2023 EIP”). The 2023 EIP was adopted by the Ryvyl board of directors on September 11, 2023, and thereafter timely approved by our stockholders. The 2023 EIP was subsequently amended on October 15, 2024, and thereafter timely approved by the Ryvyl stockholders. As of January 23, 2026, there are 58,952 shares of common stock available for the grant of awards under the 2023 EIP.

Recent Issuance of Unregistered Securities

We had no sales of unregistered securities in 2024 that have not been previously disclosed in a Current Report on Form 8-K or Quarterly Report on Form 10-Q other than following:

We issued a total of 10,629 unregistered shares of common stock for the year ended December 31, 2025. The shares were issued to vendors and former employees as compensation.

We issued 50,000 shares of Series C Preferred Stock that are convertible into an aggregate of 205,775 shares of Common Stock, with each share of Series C Preferred Stock being convertible into 4.1155 shares of Common Stock.

RYVYL CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

RTB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of RTBs’ financial condition and results of operations together with RTBs’ financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as RTBs’ plans, objectives, expectations, intentions, and beliefs. RTBs’ actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors—Risks Related to RTB” included elsewhere in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to RTB before the Business Combination. Unless otherwise indicated, all dollar amounts in this Management’s Discussion and Analysis are presented in thousands.

Overview

RTB (dba “Roundtable”) has developed and operates a blockchain-based, professional SaaS (Software as a Service) platform which hosts an exclusive coalition of professionally-managed online media channels. As of December 31, 2023, and December 31,2024, the Company has generated less than $1,000,000 and $2,000,000 in revenue, respectively. During 2023, 2024 and 2025 the Company’s operations primarily consisted of software development; advertising and sponsorship sales; and identifying and signing a group of select “Platform Partners”. Each channel is organized around a typical topic and is operated by an invite only Platform Partner, drawn from subject matter experts, reporters, group evangelists and social leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging the Company’s proprietary, Web3-based, socially-driven, mobile-enabled, video-focused technology platform (“Platform”) engaging niche audiences within a single coalition.

Proposed Merger with Ryvyl

RTB Digital, Inc. (“RTB”) and Ryvyl have entered into an Agreement and Plan of merger, dated as of September 28, 2025 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Ryvyl and RTB. Under the Merger Agreement, RYVYL Merger Sub Inc., a wholly owned subsidiary of Ryvyl (“Merger Sub”), will merge with and into RTB, with RTB surviving as a wholly owned subsidiary of Ryvyl. This transaction is referred to as the “merger.” More information regarding the merger and the terms of the Merger Agreement are discussed throughout this proxy statement/prospectus, particularly in “The Merger” and “The Merger Agreement”.

Key Operating Metrics

Our key operating metrics are:

●	Monthly active users – represents the total number of active users in a given month as reported by Google Analytics

●	Revenue per page view (“RPM”) – represents the advertising revenue earned per 1,000 pageviews. It is calculated as our advertising revenue during a period divided by our total page views during that period and multiplied by $1,000; and

●	Monthly average pageviews – represents the total number of pageviews in a given month or the average of each month’s pageviews in a fiscal quarter or year, which is calculated as the total number of page views recorded in a quarter or year divided by three months or 12 months, respectively.

We monitor and review our key operating metrics as we believe that these metrics are relevant for our industry and specifically to us and to understanding our business. Moreover, they form the basis for trends informing certain predictions related to our financial condition. Our key operating metrics focus primarily on our digital advertising revenue, which is our most significant revenue stream. Management monitors and reviews these metrics because such metrics are readily measurable in real time and can provide valuable insight into the performance of and trends related to our digital advertising revenue and our overall business. We consider only those key operating metrics described here to be material to our financial condition and results of operations. They are not indicative of future prospects, as these hinge on our ability to attract large media partners with existing traffic. As our current platform and in particular its associated advertising operations had not fully launched prior to 2025, and continues to be under active development, we also do not consider these metrics useful or representative of the business for prior years.

For pricing indicators, we focus on RPM as it is the pricing metric most closely aligned with monthly average pageviews. RPM is an indicator of yield and pricing driven by both advertising density and demand from our advertisers. RPM for the third quarter of 2025 was $3.49

Monthly active users and monthly average pageviews are measured across all properties hosted on the Platform and provide us with insight into volume, engagement and effective page management and are therefore our primary measure of traffic. We utilize a third-party source, Google Analytics, to confirm this traffic data. Monthly active users for January through November 2024 was 1.245 million, and monthly average pageviews for the same period was 2,800 million. These numbers do not include additional users and pageviews served and monetized on TheStreet.com/crypto, or on Yahoo Sports and other distribution partners, which those companies do not separately report publicly.

As described above, these key operating metrics are critical for management as they provide insights into our digital advertising revenue generation and overall business performance. This information also provides feedback on the content on our website and its ability to attract and engage users, which allows us to make strategic business decisions designed to drive more users to read or view more of our content and generate higher advertising revenue across all properties hosted on the Platform.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, RTB has incurred operating losses and negative cash flows from its operations. From inception, RTB has primarily funded its operations from issuances of convertible promissory notes and SAFE. In September 2025, we entered into Convertible Note Agreements for $33,000 in financing (amounts in thousands). These convertible notes have a stated simple interest rate of 12% and under the terms of the convertible notes, all interest accrues in full immediately upon their signing. All principal and accrued interest of the Convertible Notes will convert into shares of the Company’s Class B Common Stock at a price of $2.55 per share upon various dates throughout September 2026 or upon the occurrence of a qualifying event such as a change of control or an equity financing resulting in a $20,000 aggregate raise.

For the nine months ended September 30, 2025, we incurred a net loss from operations of $2,058 and negative operating cash flows of $1,240. Furthermore, we carried a cash balance of $15,042, a USDC balance of $14,994, and working capital of $28,731, indicating we have the ability to meet our current obligations in the near term.

Funding Requirements

RTB expects to continue to incur operating losses and significant cash outflows for the foreseeable future. RTB’s ability to fund its operations and execute its business plan will depend on its capacity to raise additional capital and manage its expenses in line with revenue growth.

RTB’s funding requirements over the next twelve months are expected to include:

●	Operating Expenses: RTB anticipates continued significant expenditures related to payroll, benefits, and professional services as the company expands its engineering, sales, and management teams. General and administrative expenses, including legal, accounting, insurance, and compliance costs, are expected to remain elevated.

●	Platform and Technology Investment: The company plans to continue investing in the development and enhancement of its proprietary SaaS platform and blockchain infrastructure. This includes capitalized software development, technology upgrades, and integration of acquired assets. These investments are critical to supporting new features, scalability, and the onboarding of additional media partners.

●	Revenue Share and Working Capital: As RTB’s platform grows, the company will be required to fund revenue share payments to Platform Partners, typically representing 50% of advertising and sponsorship revenue. Additional working capital will be needed to support upfront payments or guarantees to major media partners and to manage growth in accounts receivable as new contracts are executed.

●	Strategic and Transaction-Related Costs: RTB expects to incur professional fees and other costs associated with the merger, public company reporting, regulatory compliance, and Nasdaq listing. The company may also be required to make payments under the DeWeb service contract and other partner agreements, including minimum guarantees and settlement of contractual obligations.

●	Debt Service and Redemption Obligations: RTB’s outstanding convertible notes accrue 12% interest, with all principal and accrued interest due upon conversion or maturity, although these notes convert to equity under all circumstances and thus will not require cash outlays. The company must also be prepared to redeem or settle preferred stock and warrants if certain merger conditions are not met, which could require significant cash outlays.

As of September 30, 2025, RTB had cash and cash equivalents of $15,042, primarily resulting from $16,159 in net proceeds from the issuance of convertible notes and SAFE notes during the period. Additionally, there is $14,994 in USDC funds. This provides a substantial liquidity buffer in the near term. RTB’s combined operating and investing cash outflows for the first nine months of 2025 totaled approximately $1,125 (operating outflows of $1,240 offset by investing inflows of $115).

At the current rate of cash utilization, management expects that existing cash resources will be sufficient to fund operations and planned investments for at least the next 12 months. The company’s ability to meet future funding requirements will depend on several factors, including the pace of revenue growth, effective management of discretionary spending, and continued access to external financing.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2025, and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024
Net cash used in operating activities	$(1,240)	$(924)
Net cash provided by (used in) investing activities	115	(357)
Net cash provided by financing activities	16,159	1,265
Net increase (decrease) in cash and cash equivalents	15,034	(16)
Cash and cash equivalents, beginning of period	8	22
Cash and cash equivalents, end of period	$15,042	$6

Net Cash Used in Operating Activities

For the nine months ended September 30, 2025, net cash used in operating activities increased to $(1,240) from $(924) for the nine months ended September 30, 2024. The larger operating cash outflow reflects a higher net loss driven by working-capital movements including increases in accounts receivable and USDC receivable tied to investor subscriptions that remained unsettled at period end. Operating cash use was further affected by higher prepaid balances (e.g., legal retainers and studio software licenses), and the timing effects of accounts payable growth and upfront customer billings recorded as unearned revenue. In addition, utilization of a partners contractual right to offset altered the timing of partner-related cash settlements within the period.

Net Cash Provided by (Used in) Investing Activities

For the nine months ended September 30, 2025, net cash provided by financing activities increased to $115 from $(357) for the nine months ended September 30, 2024. The improvement primarily reflects higher proceeds from the sale of short-term investments ($545 in 2025 versus $42 in 2024), partially offset by intangible asset acquisitions ($(405) in 2025 versus $(367) in 2024). No capitalized platform development costs were incurred in 2025, compared to $(39) in 2024.

Net Cash Provided by Financing Activities

For the nine months ended September 30, 2025, net cash provided by financing activities increased $16,159 from $1,265 for the nine months ended September 30, 2024. The increase is primarily attributable to $15,000 proceeds from the issuance of convertible notes completed in September 2025, together with additional inflows from SAFE note issuances ($1,159 versus $325 in 2024). Financing inflows in 2024 were limited and included stock issuance ($1,500) and debt repayment ($(560)), which did not recur in 2025.

The following table summarizes our cash flows for the years ended December 31, 2024, and 2023 (in thousands):

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(997)	$(874)
Net cash used in investing activities	(282)	(1)
Net cash provided by financing activities	1,265	500
Net decrease in cash and cash equivalents	(14)	(375)
Cash and cash equivalents, beginning of year	22	397
Cash and cash equivalents, end of year	$8	$22

Net Cash Used in Operating Activities

For the year ended December 31, 2024, net cash used in operating activities increased by $123 to $(997), compared to $(874) for the year ended December 31, 2023. The increase was primarily driven by unfavorable working capital movements, including a $223 decrease in deferred revenue, a $245 decrease in accounts payable, and an $82 decrease in prepayments and other current assets. These unfavorable changes were partially offset by a $170 improvement in net loss and a $123 increase in non-cash adjustments, including depreciation and amortization, amortization of debt discount, and stock-based compensation.

Net Cash Used in Investing Activities

For the year ended December 31, 2024, net cash used in investing activities increased to $(282) compared to $(1) for the year ended December 31, 2023. The 2024 cash outflows primarily reflect acquisition of intangible assets ($(368)) and capitalized platform development costs ($(167)), partially offset by proceeds from the sale of short-term investments ($247) and sale of assets ($7). The increase in investing outflows is consistent with ongoing investment in platform development and intangible assets.

Net Cash Provided by Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities increased to $1,265 from $500 for the year ended December 31, 2023. Financing inflows in 2024 included proceeds from the issuance of SAFE notes payable ($325) and net stock issuance ($1,500), partially offset by debt repayment ($(560)). In comparison, 2023 financing inflows were limited to a short-term loan ($500).

Results of Operations

Comparison of the nine months ended September 30, 2025, and 2024 (in thousands):

	Nine Months Ended September 30,		Change
	2025	2024	$	%
Revenue	$1,443	$706	$737	104%
Cost of revenue	782	621	161	26%
Gross profit	661	85	576	678%
Operating expenses
Selling and marketing	385	190	195	103%
General and administrative	2,605	869	1,736	200%
Depreciation and amortization	197	98	99	101%
Total operating expenses	3,187	1,157	2,030	175%
Loss from operations	(2,526)	(1,072)	(1,454)	136%
Other income (expenses)
Gain on sale of investments	468	(22)	490	-2,227%
Interest expense, net	-	(100)	100	-100%
Loss on sale of assets	-	(5)	5	-100%
Loss on related party receivable		(7)	7	-100%
Total other income (expenses)	468	(134)	602	-449%
Loss before income taxes	(2,058)	(1,206)	(852)	71%
Income tax provision	-	-	-	0%
Net loss	$(2,058)	$(1,206)	$(852)	71%

For the nine months ended September 30, 2025, the net loss from operations increased by $1,454 to $2,526, compared to $1,072 in the prior period. Net loss increased by $852 to $2,058, compared to $1,206 in the prior period. This was primarily due to a $1,736 increase in general and administrative expenses, driven by expenditures to maintain and further develop the platform and professional fees related to the proposed merger, as well as a $195 increase in selling and marketing expenses and a $99 increase in depreciation and amortization. These amounts were partially offset by a $737 increase in revenue and a $468 gain on sale of investments.

Revenue

For the nine months ended September 30, 2025, total revenue increased $737, or a 104% increase, to $1,443 from $706 for the nine months ended September 30, 2024. This reflected increase is driven by growth in digital advertising revenue and sponsorship services revenue as the result of new contracts.

Cost of Revenue

For the nine months ended September 30, 2025, we recognized costs of revenue of $782, as compared to $621 for the nine months ended September 30, 2024, representing an increase of $161. This was driven by a net increase in the Company’s revenue share with Partners due to increased revenue generation.

Operating Expenses

Selling and marketing

For the nine months ended September 30, 2025, we incurred selling and marketing costs of $385 as compared to $190 for the nine months ended September 30, 2024. The increase in selling and marketing costs of $195 is primarily related to increases in sales team headcount and commissions resulting from new sponsorship services deals.

General and administrative

For the nine months ended September 30, 2025, we incurred general and administrative costs of $2,605 as compared to $869 for the nine months ended September 30, 2024. The $1,736 increase in general and administrative expenses is driven by platform improvements of $793, platform maintenance and hosting costs of $714, and professional & legal fees of $391 due to the proposed merger.

Depreciation and amortization

For the nine months ended September 30, 2025, we incurred depreciation and amortization expense of $197 as compared to $98 for the nine months ended September 30, 2024. The $99 increase in depreciation and amortization expenses is driven by the amortization of capitalized platform developed costs.

Other Income (Expenses)

Gain on sale of investments

For the nine months ended September 30, 2025, we generated a $468 gain on sale of investments as compared to $22 loss on sale of investments for the nine months ended September 30, 2024. The gain related to the one-time sale of 3rd party shares.

Interest expense, net

For the nine months ended September 30, 2025, we did not incur any interest expense, compared to $100 for the nine months ended September 30, 2024. The decrease reflects the absence of financing costs in the current period.

Comparison of Fiscal 2024 to Fiscal 2023 (in thousands):

	Years Ended December 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Revenue	$1,178	$170	$1,008	593%
Cost of revenue	819	532	287	54%
Gross profit (loss)	359	(362)	721	-199%
Operating expenses
Selling and marketing	329	85	244	287%
General and administrative	1,123	815	308	38%
Depreciation and amortization	141	4	137	3425%
Total operating expenses	1,593	904	689	76%
Loss from operations	(1,234)	(1,266)	32	-3%
Other income (expenses)
Gain on sale of investments	30	-	30	100%
Interest expense, net	(100)	(84)	(16)	19%
Loss on sale of assets	(5)	-	(5)	100%
Loss on related party receivable	(7)	(102)	95	-93%
Loss on construction in progress write-off	-	(34)	34	-100%
Total other expenses	(82)	(220)	138	-63%
Loss before income taxes	(1,316)	(1,486)	170	-11%
Income tax provision	-	-	-	0%
Net loss	$(1,316)	$(1,486)	$170	-11%

For the year ended December 31, 2024, the net loss decreased by $170 to $1,316, as compared to our prior period net loss of $1,486. This improvement was primarily driven by a $721 increase in gross profit resulting from significant revenue growth and a $138 reduction in total other expenses, partially offset by a $689 increase in total operating expenses, including higher selling and marketing costs and depreciation related to platform development.

Revenue

For the year ended December 31, 2024, total revenue increased $1,008, or a 593% increase, to $1,178 from $170 for the year ended December 31, 2023. This increase was primarily attributable to direct business growth, which contributed approximately $1,000 in aggregate from sponsorship services revenue and direct advertising contracts.

Cost of Revenue

For the year ended December 31, 2024, we recognized cost of revenue of $819, as compared to $532 for the year ended December 31, 2023, representing an increase of $287, or 54%. This increase was primarily driven by influencer revenue share arrangements and minimum guarantee commitments under partner agreements.

Operating Expenses

Selling and marketing

For the year ended December 31, 2024, we incurred selling and marketing costs of $329 as compared to $85 for the year ended December 31, 2023. The increase of $244, or 287%, was primarily related to the launch of an ad sales team in 2024, including contractor expenses and sales commissions tied to new sponsorship deals.

General and administrative

For the year ended December 31, 2024, we incurred general and administrative costs of $1,123 as compared to $815 for the year ended December 31, 2023. The $308 increase, or 38%, was driven by salary increases, stock-based compensation, higher travel spend, and increased insurance costs.

Depreciation and amortization

For the year ended December 31, 2024, we incurred depreciation and amortization expense of $141 as compared to $4 for the year ended December 31, 2023. The $137 increase, or 3,425%, was primarily due to amortization of intangible assets acquired in the DeWeb asset acquisition.

Other Income (Expenses)

Gain on sale of investments

For the year ended December 31, 2024, we recognized a $30 capital gain on the sale of equity and crypto assets received in exchange for services, as compared to no gain or loss for the year ended December 31, 2023. This gain was related to a one-time monetization of non-cash consideration previously earned through service arrangements.

Interest expense, net

For the year ended December 31, 2024, we incurred interest expense of $100 as compared to $84 for the year ended December 31, 2023. The $16 increase, or 19%, was primarily due to higher financing costs.

Critical Accounting Policies and Estimates

Our significant account policies are described in the section of this proxy/prospectus entitled “RTB DIGITAL, INC. INDEX TO FINANCIAL STATEMENTS – Notes to Financial Statements and Notes to Condensed Financial Statements (Unaudited) – Note 2, Summary of Significant Accounting Policies.” We consider certain of these policies to be critical accounting policies as they require significant management judgements, assumptions, and estimates which we believe are critical in understanding and evaluating our reported financial results. These judgements, estimates, and assumptions are inherently subjective and actual results may materially differ from these estimates and assumptions.

Stock-Based Compensation

RTB measures stock-based compensation expense for equity awards granted to employees, directors, and consultants based on the fair value of the award on the grant date. The determination of fair value involves significant judgment and is considered a critical accounting estimate due to the use of subjective inputs and the material impact on reported results.

For stock options granted under the Company’s 2024 and 2025 Equity Incentive Plans, fair value is estimated using the Black-Scholes option-pricing model. This model requires the input of several assumptions, each of which involves management judgment:

●	Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value is determined through periodic third-party valuations. These valuations consider market-based approaches, including guideline public company comparisons and recent financing transactions. The valuation is updated quarterly or upon significant events (e.g., merger negotiations).

●	Expected Term: The Company uses the simplified method to estimate the expected term of options, given limited historical exercise data. In 2025, the expected term was shortened to approximately 1.75 years to reflect anticipated liquidity events, compared to 3.0 years in 2024.

●	Expected Volatility: Volatility is estimated based on a peer group of comparable public companies in the fintech and SaaS sectors. The Company used an expected volatility of approximately 54% in both 2024 and 2025.

●	Risk-Free Interest Rate: Based on U.S. Treasury yields commensurate with the expected term of the options. Rates ranged from 3.8% to 4.5% during the periods presented.

●	Dividend Yield: Assumed to be 0%, as the Company has not historically paid dividends and does not anticipate doing so in the near term.

The resulting fair value of options granted in 2025 averaged approximately $0.30 per share, up from $0.20 per share in 2024. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period, typically three to four years. The Company does not estimate forfeitures at the grant date but accounts for them as they occur.

For the nine months ended September 30, 2025, the Company recorded $261 in stock-based compensation expense, compared to $64 for the year ended December 31, 2024. The increase reflects expanded equity grants and the issuance of common shares under service arrangements. As of September 30, 2025, the Company had approximately $1.03 million in unrecognized stock-based compensation expense related to unvested awards, which will be amortized over a weighted-average period of approximately 2.99 years.

Changes in any of the valuation assumptions could materially affect the calculated fair value of equity awards and the timing of expense recognition. Management believes the current assumptions are reasonable and consistent with industry practice for private companies.

Determination of Fair Value of Common Stock

The estimated fair value of RTB’s common stock underlying its stock-based awards has been determined by RTBs’ board of directors as of each option grant date with input from management, considering RBs’ most recently available third-party valuations of common stock and RTBs’ board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “practice aid”).

RTBs management determined the Option Pricing Method (“OPM”) method, primarily the OPM backsolve methodology, was the most appropriate method for determining the fair value of RTBs common stock based on its stage of development and other relevant factors. Within the OPM framework, the backsolve method for inferring the total equity value implied by a recent financing transaction involves the construction of an allocation model that takes into account RTBs’ capital structure and the rights, preferences, and privileges of each class of stock, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, and risk-free rate). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast (i.e., the enterprise has many choices and options available), and the enterprise’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. In determining the estimated fair value of the common stock, the board of directors also considered that the stockholders could not freely trade the common stock based on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

In addition to considering the results of independent third-party valuations, RTBs’ board of directors considered various objective and subjective factors to determine the fair value of common stock as of each grant date, including:

○	External market conditions affection the industry and trends within the industry

○	The competitive landscape for RTB

○	RTBs’ financial position, including cash on hand, and its historical and forecasted performance and operating results;

○	The likelihood of achieving a liquidity event, such as an initial public offering or a sale of RTB, given prevailing market conditions; and

○	General economic conditions

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgement. As a result, if RTB had used significantly different assumptions or estimates, the fair value of its common stock and RTB’s stock-based compensation expense could be materially different.

Following the completion of the Merger, it is no longer necessary for RTBs’ board of directors to estimate the fair value of RTBs’ common stock in connection with its accounting for granted stock options and other equity awards RTB may grant, as the fair value of its common stock will be based on the quoted market price of its common stock.

Related Party Transactions

Related Party Transactions are described in “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 12, Related Party Transactions” and “RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY”.

Recently Issued Accounting Pronouncements

Recently Issued Accounting Pronouncements are described in “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2, Summary of Significant Accounting Policies.”

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors of the Combined Company After the Merger

Following the merger, combined company’s board of directors and management is expected to be the persons listed below in the table. Of the current directors and officers of Ryvyl, only Mr. Brett Moyer will be a continuing director and Messrs. Oliva and Zechariah Kirscher will be a continuing senior executive management person of Ryvyl.

Name	Age	Position
Executive Officers
James Heckman	60	Chief Executive Officer and Director
Alykhan (Aly) Madhavji	35	Chief Financial Officer and Director
George Oliva	64	Chief Accounting Officer
Zechariah (Zack) Kirscher	38	Vice President Legal
William Sornsin	63	Chief Operating Officer

Non-Employee Directors
Walton Comer	49	Director, Chairman of the Board
W. Graeme Roustan	65	Director
Michael Alexander	60	Director
David Bailey	35	Director
Brett Moyer	67	Director

Directors

James Heckman, Chief Executive Officer and Director

James Heckman has served as Chief Executive Officer and Director of RTB from inception. He previously served as Chief Executive Officer and Director of Arena Group, formerly Maven (NYSE:AREN) from November 4, 2016 until his resignation on August 26, 2020. Mr. Heckman has extensive experience in Internet media, advertising, video, and online communities. He was the Chief Executive Officer of North American Membership Group, Inc., including its subsidiary Scout Media, Inc., from October 2013 to May 2016, and Chairman of the board of directors from May 2016 to July 2016. From April 2011 to August 2012, Mr. Heckman served as Head of Global Media Strategy for Yahoo!. He was previously the Founder and Chief Executive Officer of 5to1, an advertising platform, from August, 2008 through its 2011 sale to Yahoo!; Chief Strategy Officer of Zazzle.com from 2007 to 2008; Chief Strategy Officer of FOX Interactive Media from 2005 to 2007, where he architected the ad alliance between Myspace; Founder and Chief Executive Officer of Scout.com, from April 2001 through to its sale to FOX Interactive Media in September 2005; Founder and Chief Executive Officer of Rivals.com from 1997 to 2000; and President and Publisher of NFL Exclusive, official publication for every NFL team, from 1991 to 1998. He holds a Bachelor of Arts in Communications from the University of Washington.

Walton Comer, Director and Chairman of the Board

Mr. Comer has served as Co-Founder, Chief Investment Officer and Director of XBTO Group since its inception in 2015. Mr. Comer has extensive experience in quantitative finance, digital-asset trading and financial-technology development. He previously co-founded Lucid Holdings in March 2010, which was acquired by CINT for over $1 billion in December 2021, and was a founding investor in Deribit beginning in November 2017, which was recently sold to Coinbase for over $3 billion in August 2025. Prior to founding XBTO, Mr. Comer served as Founder and Principal of Falcon Bridge Partners, a high-frequency commodities trading platform, active from August 2008 to 2012. From May 2006 to July 2008, he served as Vice President of Risk at SAC Capital. From September 2002 to May 2006, he was Director of Research at Thornhill Partners. Earlier in his career, from September 2000 to August 2002, he was a Partner at Instant Gravity LLC, a company engaged in the development of new-media and financial-services technologies. Mr. Comer holds an M.A. in Mathematics of Finance from Columbia University, earned in 2006; a B.S. degree in Electrical Engineering from Columbia in 1999; and BS degrees in Physics and Mathematics from Sewanee, also earned in 1999.

Alykhan Madhavji, Chief Financial Officer and Director

Mr. Madhavji is Managing Partner at Blockchain Founders Fund (June 2018-Present), investing in early-stage technology companies; he has served as Senior Blockchain Fellow at INSEAD, advised international organizations on emerging tech, and has been recognized among Lattice80’s “Blockchain 100.” He is a Knight on the acclaimed TV Show CryptoKnights. Education: MBA, INSEAD; Master of Global Affairs (Schwarzman Scholar), Tsinghua University; Bachelor of Commerce with Distinction, University of Toronto; CPA, CA, CMA, and CIM designations.

W. Graeme Roustan, Director

Mr. Roustan is owner and publisher of The Hockey News and has been chairman of Roustan Capital (Florida) since 1990. He recently signed a definitive agreement to acquire True Hockey from True Temper Sports Inc. Mr. Roustan has been Chairman, President and CEO of Roustan Media, Ltd. of Canada, a publishing company, since 2018; Chairman, President and CEO of Roustan Sports, Ltd. (Canada), a manufacturing company, since 2019; and Chairman and CEO of True Sports, ULC (Canada) since November 2025. He is an investor and board leader who earlier served as Chairman of Performance Sports Group (owner of Bauer Hockey and Cascade brands), leading the acquisition of Bauer from Nike, and has chaired and served on multiple public and private company boards in sports/consumer sectors. He is an NACD Board Leadership Fellow and a graduate of the Institute of Corporate Directors (ICD) Directors Education Program (Rotman, University of Toronto) – ICD.D. Education: ICD.D (Rotman School, University of Toronto).

Michael Alexander, Director

Mr. Alexander is a financial-services and technology executive who served as Chief Executive Officer, Jefferies Asia (2010–2018), and later led EOS VC at Block.one (2018–2020). With more than 25 years of experience in Asia capital markets, Mike is a prominent figure in the financial services in the region. Before joining Jefferies, he was Group Head of Sales and Sales Trading at CLSA Hong Kong, Director of Asian Proprietary Trading at Deutsche Bank Hong Kong, and Head of Proprietary Trading at JPMorgan Hong Kong and Ord Minnett. Education: University of Queensland.

David Bailey, Director

Mr. Bailey is Founder/CEO of Nakamoto Holdings, and since 2013, has served as the Co-Founder and Chief Executive Officer of BTC Inc., which is an industry leader in the digital currency and blockchain space. Through its subsidiaries, BTC Inc. is the publisher of the world’s leading digital (Bitcoin Magazine, Distributed, and Let’s Talk Bitcoin Network) and print publications (Distributed Magazine and Bitcoin Magazine) dedicated to the cryptocurrency and blockchain spaces, an internationally recognized conference series, a blockchain venture studio, a marketing firm and more. Through his guidance, the company has reached millions of readers, facilitated dozens of clients and pioneered technology that is helping build the future. Mr. Bailey served as a director of Arena Group (NYSE:AREN) from January 28, 2018 until his resignation on June 10, 2021, and was also a board member of Po.et, a shared, open, universal ledger designed to record metadata and ownership information for digital creative assets. Mr. Bailey is also a member of the board of directors of Blockchain Education Network, sits on the board of advisors for the University of Alabama, and since September 2019 has been the general partner of UTXO Management. Mr. Bailey is a graduate of the University of Alabama.

Brett Moyer, Director

Brett Moyer has served as a director of Ryvyl since June 2025. Mr. Moyer has served as the Chief Financial Officer of Datavault AI Inc., a data sciences technology company, since December 2024. Mr. Moyer was a founder of WiSA and served as President and Chief Executive Officer of WiSA and Chairperson of its board of directors from August 2010 to December 31, 2024, at which time, it acquired Data Vault Holdings Inc.’s assets and Nathaniel T. Bradley, CEO of Data Vault Holdings, became CEO of the newly named Datavault AI. From August 2002 to July 2010, Mr. Moyer served as president and chief executive officer of Focus Enhancements, Inc., a developer and marketer of proprietary video technology. From February 1986 to May 1997, Mr. Moyer worked at Zenith Electronics Inc. a consumer electronic company, where he had most recently been the vice president and general manager of its Commercial Products Division. Since June 2016, Mr. Moyer has also served as a member of the board of directors of Alliant International University, a private university offering graduate study in psychology, education, business management, law and forensic studies, and bachelor’s degree programs in several fields. From 2003 to December 2015, he served on the board of directors of HotChalk, Inc., a developer of software for the educational market, and from March 2007 to September 2008, he was a member of the board of directors of NeoMagic Corporation, a developer of semiconductor chips and software that enable multimedia applications for handheld devices. Mr. Moyer received a Bachelor of Arts in Economics from Beloit College in Wisconsin and a Master’s of Business Administration with a concentration in finance and accounting from Thunderbird School of Global Management.

Officers

George Oliva, Chief Accounting Officer

George Oliva joined the RYVYL team in October 2023 as Chief Financial Officer, has served as a Director since September 2025, and has over 30 years as a senior finance professional, with a background in corporate finance, treasury, financial planning and analysis, international tax, and strategic planning. Prior to joining RYVYL, he was Chief Financial Officer and Corporate Secretary for WiSA Technologies (“WiSA”) since 2019. Prior to WiSA, he provided financial consulting services to public and private companies nationwide. He was also a partner with Hardesty LLC, a national executive services firm. Mr. Oliva has held several interim positions with a variety of clients that included a scientific instruments business acquired by a private equity firm, a medical device manufacturer preparing for an IPO, an audio company merger and a yield improvement software company implementing a world-wide ERP system. Mr. Oliva was CFO of Penguin Computing from 2009 through 2013, where he played a leading role in guiding them through a period of rapid growth, twice making the Silicon Valley Business Journal’s list of fastest growing private companies. Prior to Penguin, he was CFO of StreamLogic, a public company doing business as Hammer Storage Solutions, where he navigated its going-private transaction. Prior to serving in such roles, Mr. Oliva was responsible for financial planning and analysis and operational support as the operations controller for Conner Peripherals and at Read-Rite Corporation, both exceeding a billion of revenue in the data storage industry. Mr. Oliva began his career in auditing with Arthur Andersen & Co., a leading public accounting firm. Mr. Oliva is a certified public accountant, currently inactive status. He earned a B.S. degree in Business Administration from U.C. Berkeley with a dual emphasis in Accounting and Finance.

Zechariah Kirscher, Vice President Legal

Zechariah Kirscher has served on the Company’s internal legal team since May 2022, when he joined as Senior Counsel, and was later appointed VP of Legal Affairs in April 2023. Prior to joining the Company, Mr. Kirscher spent nearly a decade working in law firms in Southern California, most recently at Cooley LLP from April 2021 to May 2022 and, before that, DLA Piper (US) from September 2015 to April 2021. While at Cooley and DLA, Mr. Kirscher represented banks, lenders, private funds, and companies in primarily the venture lending space. Today, Mr. Kirscher leverages his experience with early stage companies to contribute to the growth and success of RYVYL as it seeks to transform the payments industry. Mr. Kirscher holds a Bachelor of Arts degree from the University of Wisconsin-Madison and a Juris Doctor degree from Chicago-Kent College of Law.

William (Bill) Sornsin, Chief Operating Officer

Mr. Sornsin was one of our founders and has served as our Chief Operating Officer and Chief Financial Officer from inception. Prior to joining us, Mr. Sornsin co-founded and served as the Chief Operating Officer of Arena Group (NYSE:AREN) from November 2016 through August 2018, and then again from December 2019 until September 2020. He was Chief Technology Officer of North American Membership Group, Inc., including its subsidiary Scout Media, Inc., from October 2013 to January 2016, and was the Chief Operating Officer from January 2016 to July 2016. Mr. Sornsin joined Mr. Heckman in 1999 as co-founder and Chief Technology Officer of Rivals.com. In 2001, he became co-founder and Chief Technology Officer and Chief Operating Officer for the original Scout.com and served as the Vice President of Engineering and Operations at Fox Interactive Media after the acquisition of Scout Media, Inc. in 2005. Prior to his service at Rivals.com and Scout Media, Inc., Mr. Sornsin held a variety of roles at Microsoft, including Group Manager of MSN Core Technology and Product Planning Lead for Microsoft Exchange. He holds a Bachelor of Science in Electrical/Computer Engineering from the University of Iowa and a Masters of Business Administration from the University of California – Los Angeles.

Family Relationships

There are no family relationships among any of our current or the anticipated combined company directors or executive officers.

Composition of the Board of Directors

The board of directors of the combined company will consist of seven persons. Mr. Walton Comer is expected to serve as the chairperson of the board of directors following the merger.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the board of directors can consist of not less than one director nor more than 11 directors. The number of directors is fixed by the board of directors. The Amended and Restated Bylaws also provide that a majority of the total number of directors then in office will constitute a quorum for a meeting of the board of directors. At each annual meeting of stockholders, directors will be elected for a one year term, until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above.

The board of directors following the merger will continue to have an audit committee, a compensation committee, and a nomination committee.

Independence of the Board of Directors

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nomination committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

The current board of directors has reviewed the composition of the board and the independence of each person proposed to be appointed as part of the consummation of the merger. Based upon information requested from and provided by each potential director nominee concerning his or her background, employment and affiliations, including family relationships, the current board of directors has determined that each of Messrs. Walton Comer, Michael Alexander, David Bailey and Brett Moyer who are the nominees to be directors of the combined company after the merger are or will be independent directors under NASDAQ’s rules.

The board of directors also determined that the potential director nominees who will serve on its audit committee, its compensation committee, and its nomination committee satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, the board of directors considered the relationships that each such non-employee director has with Ryvyl and RTB and all other facts and circumstances the board of directors deemed relevant in determining independence, including the beneficial ownership of Ryvyl’s capital stock by each non-employee director after the merger. After the merger, as necessary, the board of directors will conduct the same analysis to determine the independence of the persons serving on the audit committee, compensation committee, and nomination committees.

Board Leadership Structure

The board of directors believes each person on the board should have a voice in the affairs and the management of the company. The board of directors does not have a formal policy regarding the separation of the roles of chief executive officer and chairperson of the board of directors, as the board believes that it is in the best interests of the company to make that determination based on the direction of the company and the current membership of the board. The board believes that our stockholders are best served at this time by having a chairperson who is an integral part of our board structure and a critical aspect of effective corporate governance. The chairperson of the board of directors presides at all meetings of the board. The chairperson has significant responsibilities, which include in part:

●	Establishing the agenda for regular meetings of our board;

●	Coordinating with the committee chairs regarding meeting agendas and information requirements and presiding over meetings of our board; and

●	Coordinating the activities of the other directors and performing such other duties as our Board may establish or delegate from time to time.

Role of Board in Risk Oversight

One of the key functions of our board is informed oversight of our risk management process. Our board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through our board as a whole, and through various standing committees of our board that address risks inherent in their respective areas of oversight. In particular, our board is responsible for monitoring and assessing strategic risk exposure associated with operations, plans, prospects and reputation, and our audit committee has the responsibility to consider and discuss any major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

Our audit committee is responsible for reviewing and discussing our major financial risk exposures, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters, and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee monitors compliance with legal and regulatory requirements and is responsible for the oversight of cybersecurity risks

Our nominating committee is responsible for reviewing and discussion the risks and exposures relating to corporate governance and management and director succession planning.

Our compensation committee is responsible for evaluating the risks and exposures associated with leadership assessment and compensation programs and arrangements, including incentive plans.

Committees of the Combined Company Board of Directors

The board of directors after the merger will continue to have an audit committee, a compensation committee and a nominating committee, each of which will have the composition and the responsibilities described below.

Audit Committee

The audit committee of the combined company after the merger is expected to be comprised of Walton Comer (Chairman), Michael Alexander, and Brett Moyer, each of whom is currently believed to be “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules. In addition, the board of directors has determined that Mr. Michael Alexander is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act.

The role of the Audit Committee is to:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm its independence from management;

●	reviewing with our independent registered public accounting firm the scope and results of its audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”);

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by the board of directors of the Ryvyl code of business conduct and our disclosure controls and procedures;

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters;

●	reviewing and approving related-person transactions; and

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm.

A copy of the charter of the audit committee is available on Ryvyl’s website at www.ryvyl.com (under “Investors –Governance”).

Compensation Committee

The compensation committee of the combined company after the merger is expected to be comprised of Walton Comer (Chairman), and Michael Alexander, each of whom we believe to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules.

The role of the compensation committee is to:

●	to review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation;

●	review, approve and recommend to the board the annual compensation (base salary, bonus, equity compensation and other benefits) for all of the company executives;

●	review, approve and recommend to the Board the forms of compensation, including plan compensation, act as the administrator of the equity compensation plans, and the approve grants and awards under the plans and to whom they should be granted;

●	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders;

●	review and recommend general compensation goals and guidelines, including policies and procedures for equity based compensation; and

●	prepare certain portions of annual proxy statement materials, including an annual report on executive compensation and assess the stockholder advisory vote on compensation.

A copy of the charter of the Compensation Committee is available on Ryvyl’s website at www.ryvyl.com (under “Investors –Governance”).

Nomination Committee

The nomination committee of the combined company after the merger is expected to be comprised of David Bailey (Chairman), Michael Alexander and Walton Comer, each of whom we believe to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules.

The role of the nomination committee is to:

●	evaluate from time to time the appropriate size (number of members) of the board and recommend any increase or decrease;

●	conduct an annual evaluation of the board and its members;

●	determine compensation amounts and equity plan and awards for directors;

●	determine the desired skills and attributes of members of the board, taking into account the needs of the business and listing standards and hire search firms for board candidates;

●	establish criteria for current prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to management, and operations;

●	review and monitor compliance with the code of business conduct of the company and consider questions of possible conflicts of members of the board and the corporate officers;

●	review and assess stockholder nominations for directors and other stockholder proposals;

●	review planning for succession to the position of senior management positions;

●	annually recommend to the board persons to be nominated for election as directors;

●	recommend to the board the members of all standing committees;

●	adopt or develop for board consideration corporate governance principles and policies; and

●	periodically review and report to the Board on the effectiveness of corporate governance procedures and the board as a governing body.

A copy of the charter of the nominations committee is available on Ryvyl’s website www.ryvyl.com (under “Investors –Governance”).

Director Attendance at Annual Meetings of Stockholders

The company does not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, but we encourage all directors to make every effort to attend all annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at board of directors and committee meetings.

Code of Business Conduct and Ethics

The board of directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers, and employees. A copy of this code is available on our website at investors.ryvyl.com/governance/charter-documents. The company intends to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Board of Directors and Committees Self-Assessment

The board of directors conducts, and the nominating committee oversees, an annual self-assessment to determine whether the board of directors is functioning effectively. The board of directors periodically considers the mix of skills and experience that directors bring to the board of directors to assess whether the board has the necessary tools to perform its oversight function effectively.

Communications with the Board of Directors

The board of directors welcomes communications from our stockholders, and it is its policy to facilitate communication from stockholders. The board of directors generally believes it is in our best interests that designated members of management speak on behalf of the company. Stockholders and other interested parties wishing to communicate with the board of directors or with an individual director concerning the Company may do so by writing to the board of directors or to a particular director, by mailing such correspondence to the company, addressed to the Corporate Secretary, 3131 Camino Del Rio North Suite 1400, San Diego, CA 92108.

Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The board of directors has instructed the corporate secretary and other relevant members of management to examine incoming communications and forward to the board or individual director as appropriate, communications he or she deems relevant to the board’s roles and responsibilities. The board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

Transactions with Related Persons

For information about transactions with related persons, please see the section entitled “Related Party Transactions of Directors and Executive Officers of the Combined Organization.

RTB EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation of RTB’s named executive officers during the fiscal years ended 2023, 2024 and 2025.

Name and Principal Position	Year	Salary	Bonus(s)	Options Awarded		All other Compensation
James Heckman, CEO	2025	$180,000	0	453,000	(1)
James Heckman, CEO	2024	$177,000	0	707,000	(1)
James Heckman, CEO	2023	$144,000	0
William Sornsin, CFO/COO(2)	2025	$180,000	0	159,000	(1)
William Sornsin, CFO/COO	2024	$177,000	0	220,000	(1)
William Sornsin, CFO/COO	2023	$120,000	0
Alykhan Madhavji, CFO(2)	2025	$30,000	0	343,750	(1)(3)

(1)	Option awards reflect stock-based compensation for outstanding options.
(2)	Mr. Madhavji was named CFO effective November 1, 2025, after which point Mr. Sornsin continued as COO only.
(3)	The options were granted to BFF Ltd. in connection with a services agreement under which Mr. Madhavji serves as CFO. Mr. Madhavji serves as Managing Partner of Blockchain Founders Fund, with which BFF Ltd. is affiliated, and may be deemed to beneficially own the shares held by BFF Ltd. Mr. Madhavji disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Narrative Disclosure to Summary Compensation Table

Salaries and Bonuses

In fiscal year 2025, Mr. Heckman received an annual base salary of $180,000, representing an increase from his 2024 base salary of $177,000, which also increased from his 2023 base salary of $144,000. In fiscal year 2025, Mr. Sornsin received an annual base salary of $180,000, representing an increase from his 2024 base salary of $177,000, which also increased from his 2023 base salary of $120,000. Neither Mr. Heckman nor Mr. Sornsin received any discretionary bonuses or non-equity incentive plan compensation for the years presented.

Equity-Based Compensation

The amounts reported in the “Options Awarded” column represent the aggregate grant date fair value of stock options granted to the named executive officers.

●	James Heckman: In 2025, Mr. Heckman was granted options with a grant date fair value of $453,000. In 2024, Mr. Heckman was granted options with a grant date fair value of $353,500.

●	William Sornsin: In 2025, Mr. Sornsin was granted options with a grant date fair value of $159,000. In 2024, Mr. Sornsin was granted options with a grant date fair value of $110,000.

These option awards reflect the company’s strategy to align the long-term interests of its executives with those of its stockholders and to retain key leadership during the merger process. No option awards were granted to either NEO in fiscal year 2023.

All Other Compensation

Neither Mr. Heckman nor Mr. Sornsin received any additional compensation reportable under the “All Other Compensation” column for the fiscal years 2025, 2024 and 2023.

Employment Agreements

Currently, RTB does not have any written employment agreements with any of its executive officers. All executive officers are “at will” employees, except as otherwise described herein. There are no special agreements that require the company to pay severance or offer any consideration of financial benefit in the event of termination of employment of RTB executive officers. The current executive officers are employees of RTB, except that Mr Madhavji serves as CFO under a services agreement with BFF Ltd.

After the merger, the combined company will engage Mr. George Oliva as its Chief Accounting Officer. See Page 103 for a description of his employment agreement.

Executive Compensation Elements

Executive compensation of RTB’s officers is primarily comprised of base salary. Currently, RTB does not have a non-equity compensation plan that provides a cash bonus element to compensation. RTB provides stock option grants that generally vest over five years, but some grants may be granted with special terms at the board’s discretion The company offers a comprehensive benefits package with medical, dental, and vision insurance.

Base Salaries

The annual base salaries or base compensation, as applicable, for RTB’s named executive officers for the fiscal years 2025 and 2024 changed from the base salaries in effect for the fiscal year 2023 as set forth in the Summary Compensation Table above. The reason for the increase was a cost of living adjustment and merit increase.

Equity Compensation

RTB’s provides equity incentive through the grant of option grants. After the merger, the executives of the combined company will participate in the current equity award plan of Ryvyl, which will continue to be available.

Employee Benefits Program

Executive officers, including the named executive officers, are eligible to participate in all of the available employee benefit plans if any, including medical insurance, on the same basis as other employees, subject to applicable law. These benefit programs are designed to enable the company to attract and retain its workforce in a competitive marketplace.

Change in Control Benefits

There are no contracts, agreements, plans, or arrangements that provide executives any benefits if there is a change in control.

RTB Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2025.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
James Heckman, Chief Executive Officer	—	—	453,000	(1)	$1.00	8/12/2035
James Heckman, Chief Executive Officer	—	—	707,000	(2)	$0.50	5/15/2034
William Sornsin, Jr., Chief Operating Officer/CFO	—	—	159,000	(1)	$1.00	8/12/2035
William Sornsin, Jr., Chief Operating Officer/CFO	—	—	220,000	(2)	$0.50	5/15/2034
Alykhan Madhavji, Chief Financial Officer	—	—	343,750	(1)(3)	$1.00	8/12/2035

(1)	Represents options granted under the RTB Digital, Inc. 2025 Stock Option Plan, which was approved by the board of directors of RTB on August 12, 2025. Options vest according to individual grant agreements.
(2)	Represents options granted under the RTB Digital, Inc. 2024 Stock Option Plan, which was approved by the board of directors of RTB on May 1, 2024. Options vest according to individual grant agreements.

(3)	The options were granted to BFF Ltd. in connection with a services agreement under which Mr. Madhavji serves as CFO. Mr. Madhavji serves as Managing Partner of Blockchain Founders Fund, with which BFF Ltd. is affiliated, and may be deemed to beneficially own the shares held by BFF Ltd. Mr. Madhavji disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

RTB DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2024, RTB’s director compensation policy did not offer any cash compensation to non-employee directors in 2024. This policy did not change in the fiscal year 2025.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Ryvyl Director Compensation” and “Ryvyl Executive Compensation,” Ryvyl describes below transactions and series of similar transactions, since the beginning of Ryvyl’s last fiscal year, to which Ryvyl was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Agreement and Plan of Merger with RTB Digital, Inc.

On September 28, 2025, Ryvyl entered into the Agreement and Plan of Merger (the “Merger Agreement”) with RTB. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, RTB will merge with and into Merger Sub, and upon consummation of the merger, Merger Sub will cease to exist, and RTB will become a wholly-owned subsidiary of Ryvyl.

Subject to the terms and conditions of the Merger Agreement, if the merger is completed, the securities of RTB will be converted into the right to receive shares of Ryvyl’s common stock (the “Merger Shares”) representing approximately 84.85% of the total issued and outstanding shares of common stock of Ryvyl on a fully converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities, and excluding the shares of common stock to be issued upon the assumption of the outstanding convertible debt that will be converted after consummation of the merger.

The merger will involve change of control and may be consummated only following the approval of Ryvyl’s stockholders. Ryvyl is obligated to file a Registration Statement on Form S-4 in connection with the merger to register the Merger Shares.

Series C Preferred Stock

On October 6, 2025, Ryvyl entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RTB, pursuant to which Ryvyl sold an aggregate of 50,000 shares of its Series C convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), which closed on October 7, 2025. The Purchase Price was modified on December 9, 2025, to increase the purchase price. Each share of Series C Preferred Stock was sold at a purchase price of $130 per share for gross proceeds of up to $6,500,000 to the Company, before the offering expenses. The Purchase Agreement memorialized that the purchase by RTB of the Series C Preferred Stock is in furtherance of maintaining Ryvyl’s required capital during the period prior to the closing of the merger of RTB. If the merger does not take place, the Series C Preferred Stock shall be dilutive of the economics or voting of Ryvyl’s shares of common stock; and if the merger takes place, then the Series C Preferred Stock will be cancelled.

The Series C Preferred Stock has voting rights equivalent to the number of shares of common stock issuable upon conversion of the Series C Preferred Stock. The Series C Preferred Stock will vote with the common stock of Ryvyl on all matters. Because of blocker provisions in the certificate of designations for the shares, the holder of the Series C Preferred Stock, RTB may only vote at a meeting of the stockholders of Ryvyl equal to 19.9%% of the shares issuable upon conversion of the Series C Preferred Stock, as determined on the date of purchase, October 7, 2025, pursuant to Nasdaq listing rules. For purposes of the special meeting, the Series C Preferred Stock that may be voted will be counted towards quorum if present at the meeting in person or by proxy and the holder may vote the equivalent of 205,775 shares on all matters presented to the stockholders, voting together as a single class.

If (i) RTB terminates the Merger Agreement due to a material breach by Ryvyl that is not cured, (ii) RTB terminates because Ryvyl fails to satisfy any condition to closing under Section 8.02 of the Merger Agreement rising materially from Ryvyl’s action or refusal to act, or (iii) Ryvyl breaches the Securities Purchase Agreement (defined below) for the sale of the Series C Preferred Stock (defined below) (together a “Material Breach Event”), then Ryvyl is required to redeem all the outstanding Series C Preferred Stock for an aggregate redemption price of $6,500,000. In addition, upon a Material Breach Event, Ryvyl will be required to issue Series C Warrants (defined below) to RTB. The Series C Warrant terms include: (i) warrants for that number of shares calculated as the quotient of (a) the aggregate purchase price paid for Series C Preferred Stock ($6,500,000) divided by (b) the exercise price for the warrants, (ii) the exercise price based on the volume-weighted average price of Ryvyl’s common stock for the five trading days following public announcement of the Material Breach Event, with a floor price of $2.80 per share, and (iii) a term of five years from the date of issuance.

Roustan Transaction

On November 4, 2025 RTB entered into a letter of intent (“Letter”) between and among True Sports, ULC, a British Columbia company, and all affiliated parties (collectively “True”) (upon closure of acquisition by W. Graeme Roustan); Roustan Media, Inc., a Florida company (“Roustan”), including The Hockey News (“THN”), and W. Graeme Roustan in his personal capacity. Mr. Roustan is a director of RTB and Roustan Media had a pre-existing platform partner agreement to operate The Hockey News websites on the RTB Platform. The Letter provides for a $5 million loan from RTB to Roustan with a 5-year repayment period, with quarterly payments, backed by personal and corporate guarantees. In lieu of interest, RTB received the following:

●	A $1.5 million/year advertising guarantee from True for 10 years;

●	Warrants comprising 25% of True’s capitalization table;

●	Commitment for The Hockey News to operate on the RTB Platform for 10 years;

●	Commitment for the International Hockey Federation to operate national sites on the RTB Platform; and

●	Various other marketing, branding and revenue-sharing commitments.

Related Parties in Connection with the Merger

Mr. George Oliva will be employed under a written employment agreement entered into on October 7, 2025, to be effective upon the consummation of the merger transaction, to be the Chief Accounting Officer of the combined company. Mr. Oliva also will be granted options to acquire shares of common stock of Ryvyl See page 103 of this proxy statement / prospectus for a description of the employment agreement under which Mr. Oliva will hold this position.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the business combination. The following unaudited pro forma condensed combined financial information of Ryvyl and RTB has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. No management adjustments by Ryvyl’s management have been included by Ryvyl and, therefore, only transaction accounting adjustments are included in the following unaudited pro forma condensed combined financial information, which presents the combination of the historical financial information of Ryvyl and RTB adjusted to give effect to the merger and certain other related events contemplated by the merger.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Ryvyl and RTB, in each case, prepared in accordance with U.S. GAAP adjusted to give effect to the merger. Both Ryvyl and RTB,  historically prepared their financial statements in accordance with U.S. GAAP with the U.S. dollar as its reporting currency. The unaudited pro forma condensed combined financial information gives effect to merger adjustments required by U.S. GAAP based on historical financial information.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, and the unaudited proforma condensed combined statement of operations for the nine months ended September 30, 2025 and unaudited proforma historical condensed combined statement of operations for the year ended December 31, 2024, have been prepared using and combining, and should be read in conjunction with, the following (in the case of the balance sheet, giving effect to the merger as if it had been consummated as of September, 2025, and in the case of the statements of operations, giving effect to the merger as if it had been consummated as of January 1, 2024):

●	Ryvyl’s historical consolidated financial statements as of and for the nine months ended September 30, 2025, as included elsewhere in this proxy statement/prospectus;

●	RTB’s historical condensed (unaudited) financial statements as of and for the nine months ended September 30, 2025, as included elsewhere in this proxy statement/prospectus;

●	Ryvyl’s historical condensed statement of operations for the year ended December 31, 2024, as included elsewhere in this proxy statement/prospectus;

●	RTB’s historical statement of operations for the year ended December 31, 2024, as included elsewhere in this proxy statement/prospectus;

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined companies’ financial condition or results of operations would have been had the merger been completed as of the date indicated. The unaudited pro forma combined condensed financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent the estimates of Ryvyl’s and RTB’s management, as applicable, based on information available as of the date of these unaudited pro forma condensed combined financial information.

Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of Ryvyl and RTB have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. For more information, please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The unaudited pro forma condensed combined financial information should be read together with Ryvyl’s and RTB’s historical financial statements and related notes thereto, as applicable, and the sections titled “RYVYL Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “RTB Digital’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “and other financial information included elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Ryvyl will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of RTB issuing shares at the closing of the merger for the net assets of Ryvyl as of the closing, accompanied by a recapitalization. The net assets of Ryvyl will be stated at historical cost, with goodwill recorded.

RTB has been determined to be the accounting acquirer based on the following:

●	the RTB will have the largest voting interest in RTB under each of the scenarios described below under “Basis of Pro Forma Presentation”;

●	the existing senior management of Ryvyl will constitute a portion of the senior management of RTB ;

●	the business of RTB will primarily comprise the ongoing operations of Ryvyl; and

●	RTB is the largest entity, both in terms of substantive operations and number of employees.

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2025

	Historical
(Unaudited- in thousands)	RYVYL INC. September 30, 2025	RTB Digital, Inc. September 30, 2025	Merger Adjustments	Note	Net Balance
Assets
Current assets
Cash and cash equivalents	$1,155	$15,042			$16,197
Restricted Cash	16,581	-			16,581
USDC	-	14,994			14,994
Accounts receivable, net	839	197			1,036
Prepayments and other current assets	1,209	152			1,361
Contractual right to offset	-	173			173
Total current assets	19,784	30,558			50,342
Non-Current assets
Property and equipment, net	115	28			143
Goodwill	-	-	18,317	(1)	18,317
Acquired and other intangible assets, net	1,467	690			2,157
Operating lease right-of-use assets, net	1,807	-			1,807
Other assets	240	-			240
Total non-current assets	3,629	718	18,317		22,664
Total Assets	$23,413	$31,276	$18,317		$73,006
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,698	$1,363			$3,061
Accrued expenses and other	5,316	7			5,323
Payment processing liabilities, net	16,326	-			16,326
Current portion of operating lease liabilities	636	-			636
Other current liabilities	45	-			45
Unearned Revenue	-	284			284
Deferred cost - contract liability - current	-	173			173
Total current liabilities	24,021	1,827	-		25,848
Non-Current liabilities
Long term debt, net of debt discount	615	-			615
Operating lease liabilities, less current portion	1,999	-			1,999
Total non-current liabilities	2,614	-	-		2,614
Total liabilities	26,635	1,827	-		28,462
Stockholders’ (deficit) equity
Common stock	32	-	(32)	(1)	-
Additional paid-in capital	189,270	37,250	(174,175)	(1)	52,345
Accumulated deficit	(192,524)	(7,801)	192,524	(1)	(7,801)
Total stockholders’ (deficit) equity	(3,222)	29,449	18,317		44,544
Total liabilities and stockholders’ equity (deficit)	$23,413	$31,276	$18,317		$73,006

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

	Historical
(Unaudited - in thousands, except share and per-share amounts)	RYVYL INC. September 30, 2025	RTB Digital, Inc. September 30, 2025	Merger Adjustments	Net Balance

Revenue	$8,338	$1,443		$9,781
Cost of revenue	4,357	782		5,139
Gross profit	3,981	661	-	4,642

Operating Expenses
Selling and marketing	22	385		407
General and administrative	10,958	2,605		13,563
Depreciation and amortization	229	197		426
Impairment of intangible assets	758	-		758
Restructuring charges	1,510	-		1,510
Total operating expenses	13,477	3,187	-	16,664
Income (loss) from operations	(9,496)	(2,526)	-	(12,022)
Other income (expense):
Gain on sale of investments	-	468		468
Interest expense, net	(1,785)	-		(1,785)
Accretion of debt discount	(150)	-		(150)
Derecognition expense on conversion of convertible debt	176	-		176
Legal settlements expense	(155)	-		(155)
Other (expense) income	71	-		71
Total other income (expenses)	(1,843)	468	-	(1,375)
Loss from continuing operations before income taxes	(11,339)	(2,058)		(13,397)
Provision for income taxes	305	-		305
Net loss from continuing operations	(11,644)	(2,058)	-	(13,702)
Income (loss) from discontinued operations, net of tax	(1,472)	-	-	(1,472)
Net Loss	$(13,116)	$(2,058)	-	$(15,174)

Statement of Comprehensive Loss
Net Loss	$(13,116)	$(2,058)	-	$(15,174)
Foreign currency translation gain (loss)	1,250	-	-	1,250
Total comprehensive loss	$(11,866)	$(2,058)	-	$(13,924)
Net loss per share attributable to common stockholders
Basic	$(0.83)	$-	$(0.78)	$(1.61)
Diluted	$(0.78)	$-	$(0.83)	$(1.61)
Weighted average number of common shares outstanding
Basic	15,812,318	-	(6,367,796)	9,444,522
Diluted	16,767,263	-	(7,322,741)	9,444,522

UNAUDITED HISTORICAL CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEAR ENDED DECEMBER 31, 2024

	Historical
(Unaudited Pro Forma - in thousands, except share and per-share amounts)	RYVYL INC. December 31, 2024 (as reported)	RTB Digital, Inc. December 31, 2024 (as reported)	Merger Adjustments	Net Balance

Revenue	$55,998	$1,178		$57,176
Cost of revenue	33,572	819		34,391
Gross profit	22,426	359	-	22,785

Operating Expenses
Selling and marketing	95	329		424
General and administrative	29,613	1,123		30,736
Depreciation and amortization	2,264	141		2,405
Impairment of goodwill	6,675	-		6,675
Impairment of intangible assets	3,028	-		3,028
Restructuring charges	1,636	-		1,636
Total operating expenses	43,311	1,593	-	44,904
Loss from operations	(20,885)	(1,234)	-	(22,119)
Other income (expense):
Gain on sale of investments	-	30		30
Interest expense, net	(862)	(100)		(962)
Accretion of debt discount	(2,258)	-		(2,258)
Changes in fair value of derivative liability	14	-		14
Derecognition expense on conversion of convertible debt	(600)	-		(600)
Legal settlements expense	(2,064)	-		(2,064)
Other (expense) income	970	-		970
Loss on sale of assets	-	(5)		(5)
Loss on related party receivable	-	(7)		(7)
Total other expenses	(4,800)	(82)	-	(4,882)
Loss before income taxes	(25,685)	(1,316)		(27,001)
Provision for income taxes	1,140	-		1,140
Net loss	$(26,825)	$(1,316)	-	$(28,141)

Statement of Comprehensive Loss
Net Loss	$(26,825)	$(1,316)	-	$(28,141)
Foreign currency translation loss (gain)	(1,652)	-	-	(1,652)
Total comprehensive loss	$(28,477)	$(1,316)	-	$(29,793)
Net loss per share attributable to common stockholders, basic and diluted	$(4.01)	$-	$(16.15)	$(20.16)
Weighted average number of common shares outstanding, basic and diluted	6,694,165	-	(5,298,178)	1,395,987

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

 Note 1: Basis of presentation

The historical financial information and statement of operations and comprehensive loss for both Ryvyl and RTB as of and for the nine months ended September 30, 2025, was prepared in accordance with US GAAP. The two companies will combine through a reverse merger transaction. As a result, the merger adjustments included in the unaudited pro forma consolidated balance sheet and statement of operations as of and for the nine months ended September 30, 2025, reflect the impact of the merger transaction, and align Ryvyl’s historical financial statement balances with the presentation of RTB historical financial statements.

The pro forma consolidated balance sheet and statement of operations assume the merger has occurred as of September 30, 2025, and any transactions which are triggered by the merger (Note 3) are also included in the presentation.

Note 2: Estimated consideration and preliminary purchase price allocation

Estimated consideration of approximately $15,000 is based on the Ryvyl closing share price of $10.50 on September 30, 2025. The value of purchase price consideration will change based on fluctuations in the share price of the Company’s common stock and the number of common shares of Ryvyl outstanding on the closing date.

The following table summarizes the components of the estimated consideration (in thousands, except share and per-share amounts):

Fully Diluted Parent (Ryvyl) Common Stock (Post 1/2/26 stock split))	1,438
Total Company common shares issued (Post 1/2/26 stock split)	17,287
Diluted Parent Stock Percentage	8%
Post Split Share Price	$10.50
Total Enterprise Value	$181,517
Total estimated consideration equity	$15,099

The equity portion of the purchase price will depend on the market price of the Ryvyl common shares when the acquisition is consummated. Ryvyl believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	Ryvyl’s share price	Purchase price (equity portion)
As presented	$10.50	$15,099
10% increase	$11.55	$16,609
10% decrease	$9.45	$13,589

Ryvyl performed a preliminary valuation analysis of the fair market value of Ryvyl’s and RTB’s merged assets to be combined and equity to be assumed. Using the total consideration for the merger, Ryvyl has estimated the allocations to such assets and equity related to Ryvyl.

The following table summarizes the allocation of the preliminary purchase price as of September 30, 2025 (in thousands):

Assets acquired	$23,413
Goodwill	18,317
Liabilities assumed	(26,635)
Total estimated consideration	$15,095

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet. The final purchase price allocation will be determined when Ryvyl has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final purchase price allocation will be completed upon finalization of the transaction accounting adjustments and may differ materially from the preliminary allocation presented herein.

The final allocation may include (1) changes in fair values of property, plant and equipment; (2) changes in allocations to intangible assets, such as trade names, technology and customer relationships, as well as goodwill; and (3) other changes to assets and liabilities.

Note 3: Convertible Notes (debt)

During August 2025, RTB entered into Convertible Note Agreements (the “Convertible Notes” or the “Notes”) with various investors, one of which is a related party. The Notes are recorded as equity within the company’s condensed balance sheets. Upon signing the Notes, the company received $15,000 in cash and $15,000 in USDC. Furthermore, a pre-existing outstanding payable with a related party in the amount of $150 was converted into a Convertible Note.

The Notes have a stated simple interest rate of 12.00% and under the terms of the Notes, all interest accrues in full immediately upon their signing. All principal and accrued interest of the Notes will convert into shares of the RTB Class B Common Stock at a price of $2.55 per share upon various dates throughout September 2026 or upon the occurrence of a qualifying event such as a change of control or an equity financing resulting in a $20,000 aggregate raise. The effective interest rate of the Notes was 10.52%.

In connection with the issuance of the Notes, each investor was granted detachable Class B common stock warrants (the “Convertible Note Warrants”) equal to 20% of their respective principal. The company issued 2,588,237 warrants with a strike price of $2.55 per share with an expiration date one year from the issuance of each investor’s respective Note during September 2025.

As noted in the agreement, at the option of the holder, or if there is a liquidation event or change in control, the debt converts to RTB equity. The Notes were classified within stockholders’ equity on the RTB condensed historical balance sheet. With the merger transaction included in the pro forma, this convertible debt effectively converts to RTB equity. Similarly, as the merger agreement causes RTB equity to convert to Ryvyl stock at a share price of $10.50 (see note 2), the RTB equity which results from the note conversion also becomes Ryvyl shares of common stock.

Note 4: Earnings per Share

The following table sets forth the Company’s pro forma basic and diluted loss per share for the periods presented. The pro forma net loss reflects the impact of the business combination between RTB and RYVYL, as required under Article 11 of Regulation S-X. Pro forma weighted average shares outstanding give effect to the assumed issuance of RYVYL Parent Common Stock, conversion of RTB equity interests, and other equity-class adjustments as if the transaction had occurred at the beginning of each period presented. Since the Company reported a net loss for all periods presented, all potentially dilutive securities were anti-dilutive and therefore excluded from the computation of diluted loss per share. Accordingly, basic and diluted loss per share are the same.

For the Nine Months Ended September 30, 2025
Loss per share, basic and diluted
Pro forma loss	$(15,174)
Weighted average shares outstanding pro forma, basic and diluted	9,444,522
Loss per share, basic and diluted	$(1.61)

Weighted average shares outstanding, basic and diluted	Shares	%	Loss Per Share Class
Company Common Stock	4,700,424	49.8%	$(0.800)
Company Convertible Notes + Accrued Interest	3,876,592	41.0%	(0.659)
Fully Diluted Parent Common Stock	839,362	8.9%	(0.143)
Class C Common Stock- Maxim Shareholder	28,145	0.3%	(0.005)
Total	9,444,522	100.0%	$(1.607)

For the Year Ended December 31, 2024
Loss per share, basic and diluted
Pro forma loss	$(28,141)
Weighted average shares outstanding pro forma, basic and diluted	1,395,987
Loss per share, basic and diluted	$(20.16)

Weighted average shares outstanding, basic and diluted	Shares	%	Loss Per Share Class
Company Common Stock	1,178,724	84.4%	$(1.380)
Fully Diluted Parent Common Stock	210,486	15.1%	(0.246)
Class C Common Stock- Maxim Shareholder	6,776	0.5%	(0.008)
Total	1,395,987	100.0%	$(20.159)

COMPARISON OF STOCKHOLDER RIGHTS UNDER DELAWARE AND NEVADA LAW

The rights of the RTB stockholders are currently governed by the Delaware General Corporation Law (the “DGCL”), and the provisions of the RTB certificate of incorporation and bylaws. Following the completion of the merger, the rights of the combined company stockholders will be governed by the Nevada Revised Statutes (the NRS”) and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Ryvyl.

The statutory corporate laws of Delaware, as governed by the DGCL, are similar in many respects to those of Nevada, as governed by the NRS. However, there are certain differences that may affect your rights as a stockholder, as well as the corporate governance of the combined company. The following are brief summaries of material differences between the current rights of RTB stockholders and the rights of stockholders of the combined company following consummation of the merger under the NRS. The following discussion does not provide a complete description of the differences that may affect your rights as a stockholder. This summary is qualified in its entirety by reference to the NRS and DGCL as well as to the constituent documents of each of Ryvyl and RTB.

Increasing or Decreasing Authorized Capital Stock

Under both Delaware and Nevada law, the stockholders must approve an increase or decrease in the number of authorized shares in accordance with the provisions of the applicable statutes. The NRS also allows the board of directors of a Nevada corporation, unless otherwise provided in the articles of incorporation, to increase or decrease the number of authorized shares of a class or series of the corporation’s shares and correspondingly effect a forward or reverse split of the same class or series of the corporation’s shares (and change the par value thereof) without a vote of the stockholders, as long as the action taken (i) does not adversely change or alter any right or preference of the stockholders and does not include any provision[s] pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and (ii) who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Delaware law has no similar provision. In such circumstances, the proposed increase or decrease must be approved by the stockholders holding a majority of the voting power of the affected class or series.

Classified Board of Directors

The NRS permits any Nevada corporation to classify its board of directors into any number of classes with staggered terms of office, as long as at least one-fourth of the total number of directors is elected annually. The DGCL also permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office. Neither of the constituent documents of Ryvyl and RTB provide for a classified board of directors, and directors are elected for annual terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Shareholder Cumulative Voting

Cumulative voting for directors entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the number of directors to be elected, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.

The NRS permits any Nevada corporation to provide in its articles of incorporation the right to cumulative voting in the election of directors if certain procedures are followed. Although the DGCL does not generally grant stockholders cumulative voting rights, a Delaware corporation may provide in its certificate of incorporation for cumulative voting in the election of directors.

Neither of the constituent documents of Ryvyl and RTB provide for cumulative voting in the election of directors.

Board of Director Vacancies

Under both the DGCL and the NRS, subject to the certificate or articles of incorporation and bylaws, vacancies on the board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board. The constituent documents of both Ryvyl and RTB provide for their boards of directors to fill vacancies by appointment of persons thereto to serve as directors of the company.

Removal of Directors

Under the DGCL, the holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against their removal would be sufficient to elect him or her. The NRS does not make a distinction between the removal for cause or without cause and requires the vote of the holders of at least two-thirds of the shares or class or series of shares of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors.

Limitation on Personal Liability of Directors and Officers

The NRS and the DGCL each, by way of statutory provisions or permitted provisions in corporate charter documents, eliminate or limit the personal liability of directors and officers to the corporation or their stockholders for monetary damages for breach of a director’s fiduciary duty, subject to the differences discussed below.

The DGCL permits corporations to adopt charter provisions exculpating directors from monetary liability to the corporation and its stockholders for breaches of the directors’ duty of care, but the statute precludes liability limitation for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and for paying dividends or repurchasing stock out of other than lawfully available funds. With respect to a corporation’s most senior officers-namely, the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, controller, treasurer and chief accounting officer, as well as any other persons identified as “named executive officers” in a company’s most recent SEC filings or who otherwise consent to jurisdiction under Delaware’s long-arm statute applicable to directors and officers of Delaware corporations-the DGCL authorizes similar limitations of liability, but only in connection with direct claims brought by stockholders, including class actions. The DGCL does not, however, authorize a limitation on liability of officers for breach of fiduciary duty arising out of claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

Under the NRS, in order for a director or officer to be individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act, the presumption of the business judgment rule must be rebutted and it must be proven that the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Unlike the DGCL, however, the limitation on director and officer liability under the NRS does not distinguish the duty of loyalty or transaction from which a director derives an improper personal benefit, but does, pursuant to NRS 78.300, impose limited personal liability on directors for distributions made in violation of NRS 78.288. Further, the NRS permits a corporation to renounce in its articles of incorporation any interest or expectancy to participate in specific or specified classes or categories of business opportunities; however the Ryvyl Amended and Restated Articles of Incorporation does not provide for this renunciation. Both the DGCL and the NRS permit limitation of liability which applies to both directors and officers, though the NRS also expressly applies this limitation to liabilities owed to creditors of the corporation. Furthermore, under the NRS, it is not necessary for a corporation to adopt provisions in its articles of incorporation limiting personal liability of directors or officers, as this limitation is provided by statute.

The constituent documents of both Ryvyl and RTB provides for exculpation of directors to the fullest extent permitted by the DGCL and NRS.

Indemnification

The NRS and the DGCL each have statutory mechanisms that permit corporations to indemnify directors, officers, employees and agents in similar circumstances, subject to the differences discussed below.

In suits that are not brought by or in the right of the corporation, both jurisdictions’ statutory indemnification mechanisms permit a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover under these statutory provisions as long as they acted in good faith and believed their actions were either in the best interests of or not opposed to the best interests of the corporation. Under the statutory indemnification mechanism provided under the NRS, the person seeking indemnity may also be indemnified if they are not held liable for breach of their fiduciary duties. Similarly, with respect to a criminal proceeding, the person seeking indemnification must not have had any reasonable cause to believe their conduct was unlawful. The articles of incorporation may provide for further indemnification than that described in the statutory mechanism provided under the NRS.

In derivative suits, a corporation in either jurisdiction may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

Under the statutory indemnification mechanism in either jurisdiction, no corporation may indemnify a party unless it decides that indemnification is proper. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel will determine whether the conduct of the person seeking indemnity conformed to the statutory provisions governing indemnity. Similarly, under the statutory indemnification mechanisms under the NRS, the corporation through its stockholders, directors or independent counsel must determine that the indemnification is proper.

The indemnification pursuant to the statutory mechanisms available under the NRS, as described above, does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. However, unless otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

The constituent documents of both Ryvyl and RTB provide for indemnification to the fullest extent permitted by their respective laws.

Action by Written Consent of Directors

Both the DGCL and NRS provide that, unless the articles or certificate of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.

The constituent documents of both Ryvyl and RTB do not limit the type or nature of a board action taken by written consent.

Actions by Written Consent of Stockholders

Both the DGCL and NRS provide that, unless the articles or certificate of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock, having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders, consent to the action in writing. In addition, the DGCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. There is no equivalent notice requirement under the NRS.

The NRS also permits a corporation to prohibit stockholder action by written consent in lieu of a meeting of stockholders by including such prohibition in its articles of incorporation or bylaws.

The Amended and Restated Articles of Incorporation of Ryvyl provide that any action required or permitted to be taken at a meeting of stockholders of the corporation may be taken without a meeting or a vote if either: (a) the action is taken by written consent of all stockholders entitled to vote on the action; or (b) so long as the corporation is not a public company, the action is taken by written consent of stockholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. To the extent the NRS requires prior notice of any such action to be given to nonconsenting or nonvoting stockholders, such notice shall be given before the date on which the action becomes effective. The notice shall be in the form of a record and shall contain or be accompanied by the same material that, under the NRS, would have been required to be delivered to nonconsenting or nonvoting stockholders in a notice of meeting at which the proposed action would have been submitted for stockholder action. Such notice shall be provided in the same manner as the Amended and Restated Bylaws or Amended and Restated Articles of Incorporation require or permit other notices to stockholders to be provided.

The constituent documents of RTB stockholder may act by written consent if such consent is signed by holder of not less than minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends and Distributions

Delaware law is more restrictive than Nevada law with respect to dividend payments. Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of the corporation.

The NRS provides that no distribution (including dividends on, or redemption or purchases of, shares of capital stock or distributions of indebtedness) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders (this “clause (ii) condition”, the Balance Sheet Test). Directors may consider financial statements prepared on the basis of accounting practices that are reasonable under the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, and any other method that is reasonable under the circumstances. The Amended and Restated Articles of Incorporation of Ryvyl does not, however, eliminate the requirement that the combined company comply with the Balance Sheet Test with respect to any distribution. The payment of dividends following the consummation of the merger will be within the discretion of the combined company’s board of directors, subject to applicable law.

Appraisal or Dissenter’s Rights

In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights, each with statutory limitations. Appraisal or dissenter’s rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.

Under Section 262 of the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger, consolidation or conversion, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

In addition, Section 262 of the DGCL allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee holding such shares on behalf of such owner as a nominal plaintiff and makes it easier than under Nevada law to withdraw from the appraisal process and accept the terms offered in the merger, consolidation or conversion. Under the DGCL, no appraisal rights are available to stockholders of the surviving or resulting corporation if the merger did not require their approval.

Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of the stockholder’s shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required for the merger, regardless of whether the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, or if the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133, (iii) consummation of a plan of conversion to which the corporation is a party, (iv) consummation of a plan of exchange in which the corporation is a party, (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares, or (v) any corporate action to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

Also under the NRS, holders of covered securities (generally those that are listed on a national securities exchange), any shares traded in an organized market and held by at least 2,000 stockholders of record with a market value of at least $20,000,000, and any shares issued by an open-end management investment company registered under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, are generally not entitled to dissenter’s rights. However, this exception is not available if (i) the articles of incorporation of the corporation issuing the shares provide that such exception is not available, (ii) the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provides otherwise, or (iii) the holders of the class or series of stock are required by the terms of the corporate action to accept for the shares anything except cash, shares of stock or other securities as described in NRS 92A.390(3) or any combination thereof. The NRS prohibits a dissenting stockholder from voting their shares or receiving certain dividends or distributions after their dissent. The constituent documents of Ryvyl do not provide for dissenter rights.

The mechanics and timing procedures vary somewhat between Delaware and Nevada, but both require technical compliance with specific notice and payment protocols.

Special Meetings of the Stockholders

The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise. The bylaws of Ryvyl, however, provide that a special meeting may be called only at any time by the board of directors, the chairman of the board, or the president.

Under the bylaws of RTB, a special meeting of stockholders may be called by a majority vote of the board, the chairman of the board, the chief executive officer or the president. Because the constituent documents of the combined company will be those of Ryvyl, special meetings of stockholders of the combined company may be called only by the board of directors, chairman of the board or the president.

Meetings Pursuant to Petition of Stockholders

The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting.

Under the NRS, stockholders having not less than 15% of the voting power may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected.

Adjournment of Stockholder Special Meeting

Under the DGCL, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

In contrast, under the NRS, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board of directors of the corporation fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given. The Ryvyl bylaws reduce this 60-day period to 45 days. Under the Ryvyl bylaws, any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at the meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at the meeting. The Ryvyl bylaws also provide that notice of any adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of bylaws. At any adjourned meeting, Ryvyl may transact any business which might have been transacted at the original meeting.

Duration of Proxies

Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period.

Under the NRS, a proxy is effective only for a period of six months, unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed seven years. The NRS also provides for irrevocable proxies, without limitation on duration, in limited circumstances.

Quorum and Voting

The DGCL provides that the certificate of incorporation and bylaws may establish quorum and voting requirements, but in no event shall a quorum consist of less than one-third of the shares entitled to vote. If the certificate of incorporation and bylaws are silent as to specific quorum and voting requirements: (a) a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders; (b) in all matters other than the election of directors, the affirmative vote of the majority of shares present at the meeting and entitled to vote on the subject matter shall be the act of the stockholders; (c) directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote on the election of directors; and (d) where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series shall constitute a quorum entitled to take action with respect to that vote on that matter and, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series present at the meeting shall be the act of such class or series or classes or series. A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board. The bylaws of RTB provide that the holders of shares representing a majority of capital stock issued and entitled to vote thereat present in person or represented by proxy shall constitute a quorum at all meetings of the stockholders for the transaction of business.

The NRS provides that, unless the articles of incorporation or bylaws provide otherwise, a majority of the voting power of the corporation, present in person or by proxy at a meeting of stockholders (regardless of whether the proxy has authority to vote on any matter), constitutes a quorum for the transaction of business. Under the NRS, unless the articles of incorporation or bylaws provide for different proportions, action by the stockholders on a matter at a meeting at which a quorum exists, other than the election of directors, is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Unless provided otherwise in the corporation’s articles of incorporation or bylaws, directors are elected at the annual meeting of stockholders by plurality vote. The Ryvyl bylaws provide that unless otherwise required by law or the bylaws, the holders of one-third of the shares entitled to vote at the meeting, present in person or represented by proxy of the combined company’s capital stock shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Business Opportunities

The NRS permits a Nevada corporation to renounce, in its articles of incorporation or by action of the board of directors, any interest or expectancy to participate in specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The Ryvyl Amended and Restated Articles of Incorporation do not include a renunciation of any interest or expectancy in corporate opportunities.

Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for their own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for their own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation. The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation or by action of the board of directors, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

PRINCIPAL STOCKHOLDERS OF RYVYL

The following table sets forth certain information with respect to the beneficially owned holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. Applicable percentage ownership is based on the 1,266,631 shares of Common Stock outstanding as of February 6, 2026, the Record Date.

A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at 3131 Camino Del Rio North, Suite 1400, San Diego, California.

	Shares Beneficially Owned
	Common Stock		Series C Preferred Stock		% Total Voting
Name and Address of Owner	Shares	%(1)	Shares	%(1)	Power(1)
5% Stockholders
S8 Global Fintech & Regtech Fund (2)	102,996	8.13%	-	-	7.00%
GreenBox POS LLC (3)	52,826	4.17%	-	-	3.59%
RTB Digital, Inc.(4)	205,775	13.98%	50,000	100%	13.98%

Named Executive Officers and Directors
George Oliva	1,871	*	-	-	*
Zechariah Kirscher (5)	2,882	*	-	-	*
Gene Jones	-	-	-	-	-
Brett Moyer	-	-	-	-	-
Tod Browndorf	-	-	-	-	-
Named Executive Officers and Directors as a Group (5 Persons)	4,753	0.37%	-	-	0.32%

*	Less than 1%

(1)	Percentages are based on 1,266,631 shares of Common Stock, and 50,000 shares of Series C Preferred Stock issued and outstanding as of December 31, 2025, which shares of Series C Preferred Stock are entitled to an aggregate of 205,775 votes.

(2)	Based on a Form 4 filed by S8 Global Fintech & Regtech Fund (“S8 Global”) with the SEC on July 17, 2025, in which it reported an ownership of an aggregate of 102,996 shares of Common Stock. The business address of S8 Global is 2C Parc d’Activites, Capellen, Luxembourg 8308.

(3)	GreenBox POS LLC (“PrivCo”) holds 52,826 shares of the Company’s issued and outstanding Common Stock. PrivCo is managed by its two managing members, Ben Errez and Fredi Nisan, both former officers and directors of the Company. Messrs. Errez and Nisan each own 50% of PrivCo.

(4)	Conversions of the shares of Series C Preferred Stock held by RTB Digital, Inc. (“RTB”) are subject to a beneficial ownership limitation in the certificate of designation for the Series C Preferred Stock, which provides that RTB cannot convert such shares if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. However, pursuant to such certificate of designation, RTB’s right to vote the shares of Series C Preferred Stock held by it are not subject to such beneficial ownership limitation and are instead limited to an aggregate of 205,775 votes. As a result, the number of shares of Common Stock reflected as beneficially owned by RTB is higher than the number of shares of Common Stock into which the Series C Preferred Stock can currently convert. James Heckman is the Chief Executive Officer of RTB and the business address of RTB is 4300 University Way NE, Suite C, Seattle, WA 98105.

(5)	Includes 2,286 fully vested options granted by the Company to Mr. Kirscher.

PRINCIPAL STOCKHOLDERS OF RTB

The following table sets forth certain information with respect to the beneficial ownership of RTB’s common stock as of December 31, 2025, based on 13,750,000 shares of common stock of RTB outstanding, for:

●	each of RTB’s directors;

●	each of RTB’s executive officers;

●	all of RTB’s current directors and executive officers as a group; and

●	each person or group who beneficially owned more than 5% of RTB’s common stock.

Beneficial ownership has been determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to RTB’s knowledge, the person named in the table has sole voting and sole investment power with respect to all shares that he beneficially owned, subject to community property laws where applicable.

Name	Shares Beneficially Owned	Percent of Outstanding Shares
5% Stockholders
Blockchain Founders Fund (1)	2,128,750	15.18%
Brock Pierce	1,120,000	8.15%
Joseph Lipsey III (2)	1,200,000	8.30%
Jason Dorsett	1,280,250	9.31%

Directors and Executive Officers
James Heckman (CEO) (3)	1,020,250	7.42%
Alykhan (Aly) Madhavji (CFO) (4)	-0-	*
William Sornsin (COO) (5)	405,000	2.95%
Walton Comer (6)	540,000	3.93%
W. Graeme Roustan (7)	-0-	*
David Bailey/BTC Inc. (8)	451,667	3.28%
Mike Alexander (9)	100,000	0.73%
All Directors and Executive Officers as a group (7 Persons)	4,645,667	33.78%

(1)	Includes 1,853,750 shares of common stock and 275,000 shares issuable upon exercise of options under a Vendor Participation Agreement dated March 14, 2025, which have fully vested. Alykhan Madhavji, to be the Chief Financial Officer and a director of the combined company, serves as Managing Partner of Blockchain Founders Fund and may be deemed to beneficially own the shares held by Blockchain Founders Fund. Mr. Madhavji disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Excludes options to purchase 343,750 shares issued to BFF in consideration of Mr. Madhavji's service as CFO, with the first tranche (50%) vesting on August 1, 2026..

(2)	Includes warrants to purchase 700,000 shares.

(3)	Includes options to purchase 530,250 shares under the RTB 2024 Stock Option Plan that have vested as of March 31, 2026 (707,000 options × 27/36 months). Excludes 176,750 unvested options under the 2024 Stock Option Plan and 453,000 options under the 2025 Stock Option Plan that have not vested as of March 31, 2026.

(4)	Excludes shares and options held by Blockchain Founders Fund, which are separately reported above. Mr. Madhavji holds no shares or options in his individual capacity.

(5)	Includes options to purchase 165,000 shares under the RTB 2024 Stock Option Plan that have vested as of March 31, 2026 (220,000 options × 27/36 months). Excludes 55,000 unvested options under the 2024 Stock Option Plan and 159,000 options under the 2025 Stock Option Plan that have not vested as of March 31, 2026.

(6)	Excludes options to purchase 137,500 shares under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026.

(7)	Excludes options to purchase 137,500 shares under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026.

(8)	Includes 50,000 shares held personally and 401,667 shares held by BTC, Inc., of which Mr. Bailey is a beneficial owner. Reflects the reclamation of 138,333 RTB shares from BTC Inc. Excludes options to purchase 137,500 shares under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026. Excludes any shares of common stock that may be issued pursuant to the $10M Note that may be issued to UTXO Management, of which David Bailey is the general manager.

(9)	Excludes options to purchase 137,500 shares under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the merger, assuming the closing of the merger occurred on or about January 29, 2026, by:

●	Each anticipated director and named executive officer of the combined company’s;

●	all of the combined company’s anticipated directors and executive officers as a group; and

●	each person or group who is known to the management of RTB or Ryvyl to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated in the footnotes to this table, RTB and Ryvyl believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table assumes that (i) Ryvyl had 1,266,631 shares of common stock outstanding, and excludes the exercise of any outstanding options or warrants and issuance of shares in settlement of outstanding litigation, and (ii) upon the closing of the merger, the shares of RTB common stock, and the assumed options and warrants will be converted into the right to receive an aggregate of 7,294,375 shares of Ryvyl’s common stock based on an exchange ratio of 0.5305 shares of Ryvyl common stock for each share of RTB common stock.. The following table does not give effect to the assumption and conversion of the RTB convertible notes, which as of December 31, 2025, aggregated $36,960,000 in principal and interest, convertible at the rate of $2.55.

Shares of Ryvyl’s common stock that may be acquired by an individual or group within 60 days of January 29, 2026, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of Ryvyl’s common stock of any other person shown in the table. Options under the RTB 2024 Stock Option Plan and the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026, are not deemed exercisable within 60 days and are therefore excluded from beneficial ownership.

Name of Beneficial Owner	Percentage of Shares Beneficially Owned
5% Stockholders
Blockchain Founders Fund (1)	1,129,302	12.97%
Brock Pierce	594,160	6.94%
Joseph Lipsey III (2)	636,600	7.13%
Jason Dorsett	679,173	7.93%

Directors and Executive Officers
James Heckman(3)	541,243	6.12%
Alykhan (Aly) Madhavji (4)	-0-	*
William Sornsin (5)	214,852	2.48%
Walton Comer (6)	286,470	3.35%
W. Graeme Roustan (7)	-0-	*
David Bailey (8)	239,609	2.80%
Michael Alexander (9)	53,050	0.62%
Brett Moyer (10)	-0-	*
George Oliva (11)	1,871	*
Zechariah Kirscher (12)	2,120	*
All Directors and Officers (10 persons) (3)(4)(5)(6)(7)(8)(9)(10(11)(12)	1,339,215	15.00%

*	Less than one percent.

(1)	Includes 983,414 shares of Ryvyl common stock (representing 1,853,750 shares of RTB common stock converted at the exchange ratio of 0.5305) and 145,888 shares of Ryvyl common stock issuable upon exercise of vested options under a Vendor Participation Agreement dated March 14, 2025, which have fully vested (representing 275,000 RTB options converted at the exchange ratio of 0.5305). The 275,000 options were issued directly to Blockchain Founders Fund. Alykhan Madhavji, to be the Chief Financial Officer and a director of the combined company, serves as Managing Partner of Blockchain Founders Fund and may be deemed to beneficially own the shares held by Blockchain Founders Fund. Mr. Madhavji disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Excludes options to purchase 182,359 shares of Ryvyl common stock (representing 343,750 RTB options converted at the exchange ratio of 0.5305) issued to BFF in consideration of Mr. Madhavji's service as CFO, with the first tranche (50%) vesting on August 1, 2026.

(2)	Includes warrants to purchase 371,350 shares of Ryvyl common stock (represented by warrants to purchase 700,000 shares of RTB common stock converted at the exchange ratio of 0.5305) that are currently exercisable.

(3)	Mr. Heckman is to be the Chief Executive Officer and a director of the combined company. Includes 281,298 shares of Ryvyl common stock issuable upon exercise of vested options under the RTB 2024 Stock Option Plan (as converted at the exchange ratio of 0.5305). Excludes 93,766 shares issuable upon exercise of unvested options under the RTB 2024 Stock Option Plan and 240,316 shares issuable upon exercise of unvested options under the RTB 2025 Stock Option Plan (representing 453,000 unvested RTB options) each as converted at the exchange ratio of 0.5305, that have not vested as of March 31, 2026.

(4)	Excludes shares held by Blockchain Founders Fund, which are separately reported above. Mr. Madhavji holds no shares or options in his individual capacity. All options related to Mr. Madhavji's service as CFO were issued directly to Blockchain Founders Fund.

(5)	Includes 87,532 shares of Ryvyl common stock issuable upon exercise of vested options under the RTB 2024 Stock Option Plan (representing 165,000 RTB options vested as of March 31, 2026, converted at the exchange ratio of 0.5305). Excludes 29,178 shares issuable upon exercise of unvested options under the RTB 2024 Stock Option Plan (representing 55,000 unvested RTB options) and 84,350 shares issuable upon exercise of unvested options under the RTB 2025 Stock Option Plan (representing 159,000 unvested RTB options), each as converted at the exchange ratio of 0.5305, that have not vested as of March 31, 2026.

(6)	Excludes options to purchase 72,944 shares of Ryvyl common stock (representing 137,500 unvested RTB options converted at the exchange ratio of 0.5305) issuable upon exercise of unvested options under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026.

(7)	Excludes options to purchase 72,944 shares of Ryvyl common stock (representing 137,500 unvested RTB options converted at the exchange ratio of 0.5305) issuable upon exercise of unvested options under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026.

(8)	Includes 26,525 shares of Ryvyl common stock (representing 50,000 shares of RTB common stock held personally) and 213,084 shares of Ryvyl common stock (representing 401,667 shares of RTB common stock held by BTC, Inc.), each converted at the exchange ratio of 0.5305. Mr. Bailey is a beneficial owner of BTC, Inc. Reflects the reclamation of 138,333 RTB shares from BTC Inc. Excludes options to purchase 72,944 shares of Ryvyl common stock (representing 137,500 unvested RTB options converted at the exchange ratio of 0.5305) under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026. Excludes any shares of common stock that may be issued pursuant to the $10M Note that may be issued to UTXO Management, of which David Bailey is the general manager.

(9)	Excludes options to purchase 72,944 shares of Ryvyl common stock (representing 137,500 unvested RTB options converted at the exchange ratio of 0.5305) issuable upon exercise of unvested options under the RTB 2025 Stock Option Plan that have not vested as of March 31, 2026.

(10)	Does not include any options to purchase shares of common stock to be issued upon consummation of the merger.

(11)	Includes 6,286 shares of common stock issuable upon exercise of outstanding options.

(12)	Includes 1,524 shares of common stock issuable upon exercise of outstanding options.

LEGAL MATTERS

Law Offices of Golenbock Eiseman Assor Bell & Peskoe, New York, New York will pass on the validity of Ryvyl’s common stock offered by this proxy statement/prospectus. The material U.S. federal income tax consequences of the merger will be passed upon by Potomac Law Group, PLLC, Washington D. C..

EXPERTS

Ryvyl

The financial statements of Ryvyl. as of December 31, 2024 and 2023 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years and included in the registration statement of which this prospectus is a part have been audited by Simon & Edward, LLP, independent registered public accounting firm, as indicated in its report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

RTB

The financial statements of RTB Digital, Inc. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2024, included in this proxy statement/prospectus, have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports or a notice of availability of such materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or a single notice of availability of such materials to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies.

Ryvyl and some of its intermediaries may be householding the proxy materials for the special meeting. Once the Ryvyl stockholders have received notice from their broker or another intermediary that they will be householding materials sent to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes its consent. Should a Ryvyl stockholder wish to receive separate copies, or if such stockholders are currently receiving separate copies and wish to receive a single copy, of the proxy materials, please send a request to Ryvyl., Attention: Corporate Secretary, 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108 and Ryvyl will promptly deliver a separate copy of each of these documents to stockholders, free of charge.

If the Ryvyl stockholders hold their shares through an intermediary that is householding and wish to receive separate copies, or if the Ryvyl stockholders are currently receiving separate copies and wish to receive a single copy, of the proxy materials in the future, please contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND MORE INFORMATION

Ryvyl files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Ryvyl files at the SEC public reference room, located at 100 F Street NE, Room 1503, Washington, DC 20549, which is open on official business days from 10:00 a.m. to 3:00 p.m. Ryvyl SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

Ryvyl has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Ryvyl to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

Ryvyl maintains a website at www.ryvyl.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

As of the date of this proxy statement/prospectus, Ryvyl has filed a registration statement on Form S-4 to register with the SEC Ryvyl’s common stock that Ryvyl will issue to RTB’s stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Ryvyl, as well as a proxy statement of Ryvyl for its special meeting and an information statement for the purpose of RTB for its written consent.

Ryvyl has supplied all information contained in this proxy statement/prospectus relating to Ryvyl, and RTB has supplied all information contained in this proxy statement/prospectus relating to RTB.

If you would like to request documents from Ryvyl, please send a request in writing or by telephone to either Ryvyl or RTB at the following addresses:

RYVYL Inc.	RTB Digital, Inc.
3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108 Telephone: (619) 549-2184 Attn: Corporate Secretary	4300 University Way NE, Suite C Seattle. WA 98105 Attn: Corporate Secretary

To obtain timely delivery of these documents before the special meeting, stockholders must request the information no later than March 20, 2026 (which is five business days before the date of the special meeting).

Neither Ryvyl nor RTB has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

“Ryvyl” is a registered and unregistered trademark of Ryvyl in the United States and other jurisdictions.

“RTB,” the RTB logo and other trademarks, service marks, and trade names of RTB are registered and unregistered marks of RTB Digital, Inc.

Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

RYVYL INC.

INDEX TO FINANCIAL STATEMENTS

The audited consolidated financial statements of RYVYL Inc. as of and for each of the fiscal years ended December 31, 2024 and 2023 contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, previously filed with the SEC on March 28, 2025, are attached as Annex D to this proxy statement/prospectus and incorporated by reference herein.

The unaudited condensed consolidated financial statements of RYVYL Inc. contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, previously filed with the SEC on November 14, 2025, are attached as Annex E to this proxy statement/prospectus and incorporated by reference herein.

RTB Digital, Inc.

RTB Digital, Inc.

Financial Statements

Years Ended December 31, 2024 and 2023

New York Office: 805 Third Avenue New York, NY 10022 www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and Board of Directors of

RTB Digital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RTB Digital, Inc. (collectively, the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2025.

New York, NY

December 8, 2025

New York, NY Washington DC Mumbai & Pune, India Boca Raton, FL

Houston, TX San Francisco, CA Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide

RTB Digital, Inc.

BALANCE SHEETS

	As of December 31,
	2024	2023
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$8	$22
Accounts receivable, net	36	24
Prepayments and other current assets	40	67
Contractual right to offset	259	294
Total current assets	343	407
Property and equipment, net	6	19
Acquired and other intangible assets, net	479	19
Contractual right to offset - noncurrent	109	368
Total assets	$937	$813
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$581	$450
Accrued expenses and other	7	3
Unearned revenue	43	133
Debt, net of unamortized discount	-	460
Deferred cost - contract liability - current	259	294
Due to related party	-	6
Total current liabilities	890	1,346
SAFE notes payable	525	-
Deferred cost - contract liability	109	368
Total liabilities	1,524	1,714
Stockholders’ deficit:
Common stock, Class B $0.0005 par value, authorized 18,000,000: issued and outstanding; 4,141,000 and 1,141,000 shares as of December 31, 2024, and 2023, respectively	2	1
Common stock, Class A $0.0005 par value, authorized 2,000,000: issued and outstanding; 2,000,000 shares as of December 31, 2024 and 2023	1	1

Preferred Stock, Class A $0.0005 par value, authorized 4,000,000: issued and outstanding; 0 shares as of December 31, 2024 and 2023	-	-
Additional paid-in capital	5,153	3,524
Accumulated deficit	(5,743)	(4,427)
Total stockholders’ deficit	(587)	(901)
Total liabilities and stockholders’ deficit	$937	$813

See accompanying footnotes to the financial statements

RTB Digital, Inc.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2024	2023
	($ in thousands, except share data)
Revenue	$1,178	$170
Cost of revenue	819	532
Gross profit (loss)	359	(362)
Operating expenses
Selling and marketing	329	85
General and administrative	1,123	815
Depreciation and amortization	141	4
Total operating expenses	1,593	904
Loss from operations	(1,234)	(1,266)
Other income (expenses)
Gain on sale of investments	30	-
Interest expense, net	(100)	(84)
Loss on sale of assets	(5)	-
Loss on related party receivable	(7)	(102)
Loss on construction in progress write-off	-	(34)
Total other expenses	(82)	(220)
Loss before income taxes	(1,316)	(1,486)
Income tax provision	-	-
Net loss	$(1,316)	$(1,486)

See accompanying footnotes to the financial statements

RTB Digital, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2024 and 2023

($ in thousands, except share data)

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	2,000,000	$1	1,141,000	$1	$3,400	$(2,941)	$461
Warrants	-	-	-	-	124	-	124
Net loss	-	-	-	-	-	(1,486)	(1,486)
Balance at December 31, 2023	2,000,000	$1	1,141,000	$1	$3,524	$(4,427)	$(901)
Issuance of common stock	-	-	3,000,000	1	1,500	-	1,501
Stock-based compensation	-	-	-	-	64	-	64
Non-cash equity consideration - deWeb acquisition	-	-	-	-	65	-	65
Net loss	-	-	-	-	-	(1,316)	(1,316)
Balance at December 31, 2024	2,000,000	$1	4,141,000	$2	$5,153	$(5,743)	$(587)

See accompanying footnotes to the financial statements

RTB Digital, Inc.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2024	2023
	($ in thousands, except share data)
Cash flows from operating activities
Net loss	$(1,316)	$(1,486)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	141	4
Amortization of debt discount	100	84
Construction in progress write-off	-	34
Loss on related party receivable	7	102
Loss on disposal of assets	5	-
Stock-based compensation expense	64	-
Gain on sale of short-term investments	(30)	-
Reserve on contract liability	60	-
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable, net	(12)	12
Prepayments and other current assets	4	(78)
Contractual right to offset	294	(662)
Accounts payable	73	318
Accrued expenses and other	(3)	3
Unearned revenue	(90)	133
Deferred cost – contract liability	(294)	662
Net cash used in operating activities	(997)	(874)
Cash flows from investing activities
Purchase of property and equipment	(1)	-
Acquisition of intangible assets	(368)	(1)
Capitalized platform development cost	(167)	-
Proceeds from sale of short-term investments	247	-
Proceeds from sale of assets	7	-
Net cash used in investing activities	(282)	(1)
Cash flows from financing activities
Proceeds from short-term loan	-	500
Repayment of debt	(560)	-
Proceeds from issuance of SAFE notes payable	325	-
Issuance of stock, net	1,500	-
Net cash provided by financing activities	1,265	500
Net decrease in cash and cash equivalents	(14)	(375)
Cash and cash equivalents – beginning of year	22	397
Cash and cash equivalents – end of year	$8	$22
Supplemental disclosure of cash flow information
Cash paid for interest	$60	$-
Supplemental disclosure of non-cash investing and financing activities
Detachable warrants issued with debt	$-	$124
SAFE notes payables issued	$200	$-
Stock options issued for intangible asset acquisition	$65	$-

See accompanying footnotes to the financial statements

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

1. Organization and Basis of Presentation

Organization

Roundtable Media, LLC was incorporated in Puerto Rico on May 27, 2021 (“Inception”).  On November 9, 2022, the Company transitioned to a Delaware Corporation as “Roundtable Media Inc.” with all LLC shares exchanged for shares in the corporation on a 1:1 basis pursuant to a Stock Exchange Agreement. On June 30, 2024, the Company effected a 1:5 reverse-split of its common stock (the “2024 Reverse Stock Split”) by filing an amendment to the Company’ Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State. The 2024 Reverse Stock Split combined every 5 shares of common stock issued and outstanding immediately prior to effecting the 2024 Reverse Stock Split into one share of common stock. No fractional shares were issued in connection with the 2024 Reverse Stock Split. As a result, the number of shares and per share information throughout these financial statements have been retrospectively adjusted to reflect the reverse stock split. On October 29, 2024, the corporate name was changed to “RTB Digital Inc” dba Roundtable.

Unless the context indicates otherwise, Roundtable Media, LLC, Roundtable Media, Inc. and RTB Digital, Inc., are together hereinafter referred to as the “Company.”

Business Operations

The Company is a media company that has developed an exclusive coalition of professionally-managed online media channels based on a Company developed technology platform. The Company’s operations primarily consisted of software development, advertising and sponsorship sales, building a list of selective, invite-only “Platform Partners” and reaching out to potential Platform Partners for discussion. Each channel is operated by an invite only Platform Partner, drawn from subject matter experts, reporters, group evangelists and social leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging the Company’s proprietary, Web3-based, socially-driven, mobile-enabled, video-focused technology platform engaging niche audiences within a single coalition.

Platform Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content. Because of the state-of-the-art technology and large scale of the Platform and our expertise in search engine optimization, user engagement, ad monetization and content distribution, Platform Partners continually benefit from our ongoing technological advances and audience development expertise. While the Platform Partners benefit from these critical performance improvements, they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

The Company’s strategy includes acquiring related online media, publishing and technology businesses by merger or acquisition that management believes will expand the scale of unique users interacting on our technology platform. The Company believes that with an increased scale in unique users, it will be able to obtain improved advertising terms and grow advertising revenue.

Platform

On January 27, 2024, the Company purchased the Platform, a proprietary online publishing, community, and video platform that provides our Platform Partners (who are third parties producing and publishing content typically on their own domains), and individual creators contributing content to our owned and operated sites (“Expert Contributors”), the ability to produce and manage editorially focused content through tools and services provided by us. The Company has also further developed this proprietary advertising technology, techniques and relationships that allow us, our Platform Partners, and our Expert Contributors to monetize editorially focused online content through various display and video advertisements and other monetization services (the “Monetization Solutions” and, together with the Platform, the “Platform Services”). The Company’s Platform offers audiences bespoke content with optimized design and page construction.

The Platform comprises state-of-the-art publishing tools, video platforms, social/community engagement features, content distribution channels, newsletter technology, content recommendations, notifications, white-label apps for iOS and Android, and other technology that deliver a complete set of features to drive a digital media business in an entirely cloud-based suite of services. The Company’s software engineering and product development teams are experienced at delivering these services at scale. The Company continues to develop the Platform software by combining proprietary code with components from the open-source community, plus select commercial services as well as identifying, acquiring, and integrating other platform technologies where it sees unique long-term benefits to it. Please see Note 3 for further discussion of this purchased and developed technology.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

1. Organization and Basis of Presentation (continued)

Seasonality

The Company expects to experience typical media company advertising and sponsorship sales seasonality, which is strong in the fiscal fourth quarter and slower in the fiscal first quarter.

Going Concern

In accordance with the requirements of Accounting Standards Update (“ASU”) 2014-15, “Presentation of Financial Statements Going Concern (ASU 2014-15)”, and ASC 205, “Presentation of Financial Statements”, the Company is responsible to evaluate at each reporting period whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations.

In its evaluation for this report, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows and conditional and unconditional obligations due within one year following the date of issuance of this Annual Report.

It is noted that prior to obtaining additional financing in 2025 (see Note 14-Subsequent Events), the Company had indicating factors that significantly impact the Company’s ability to continue as a going concern as of December 31, 2024. Specifically, the Company reported a net loss of $1,316 and negative operating cash flows of $997 in 2024. Furthermore, the Company carried a cash balance of $8 and working capital of negative $547. Without additional financing the Company would not have the ability to meet its current obligations in the near term.

Despite the above stated indications for year ended December 31, 2024, obtaining the additional financing in 2025 alleviated the Company’s substantial doubt to continue as a going concern. As a result, the Company believes it has the ability to meet its obligations for at least one year from the date of issuance of this Annual Report. Accordingly, the accompanying financial statements have been prepared assuming it will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Notes to the financial statements are presented in thousands, except share data and per share information.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported results of operations during the reporting period. Significant estimates include: allowance for credit losses; capitalization of platform development and associated useful lives; and other acquired intangible assets and associated useful lives; assumptions used in accruals for potential liabilities; valuation allowances for deferred tax assets and uncertain tax positions; valuation of stock options and warrants; and assumptions used to calculate contingent liabilities. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and worldwide.

These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the United States and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions.

Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

In addition, the Company will compete with many companies that currently have extensive and well-funded projects, marketing and sales operations as well as extensive human capital. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Uncertainty in the global economy presents significant risks to the Company’s business. Increases in inflation, instability in the global banking system, tariffs, geopolitical factors, including the ongoing conflicts in Ukraine and Israel and the responses thereto may have an adverse effect on the Company’s business. While the Company is closely monitoring the impact of the current macroeconomic conditions on all aspects of its business, the ultimate extent of the impact on its business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of the Company’s control and could exist for an extended period of time. As a result, the Company is subject to continuing risks and uncertainties.

Revenue Recognition

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services are transferred to the customer in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company generates most revenue from contracts with customers. The Company has determined that when it is the principal in transactions with customers it accounts for this revenue on a gross as compared to a net basis, in its statement of operations.

The Company has made this determination based on its control of the advertising inventory and the ability to monetize the advertising inventory or publications and determine price before transfer to the customer and because it is also the primary obligor responsible for providing the services to the customer. Significant costs of revenue are presented as a separate line item on the statements of operations.

In the case of revenue derived from its contract with Arena Group, where Arena is the principal in transactions with customers, the Company recognizes revenue on a net basis after subtracting Arena’s contractual revenue share.

The following is a description of the principal activities from which the Company generates revenue.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Advertising, Sponsorship, and Publisher Revenues

Digital Advertising the Company recognizes revenue from digital advertisements at the point when each ad or sponsor element (which may be graphic or a content element such as an interview or topical story or video) is viewed. The Company enters into contracts either directly with advertisers/sponsorships or with advertising networks to serve display or video advertisements on the digital media pages associated with its various channels. The quantity of advertisements, the impression bid prices, and revenue are reported to its partners.

Although reported advertising transactions are subject to adjustment by the advertising partners, any such adjustments are known within a few weeks of month end. The Company owes its independent Publisher Partners a revenue share of the advertising or sponsorships revenue earned, which is recorded as service costs in the same period in which the associated revenue is recognized.

The Company sells sponsorship services that are non-advertising services, such as article and video production and other media services, to customers. The customers are charged an annual fee collected on a quarterly basis.

Publisher revenue is comprised of fees charged for various licensing and syndication agreements, both directly and through its contract with the Arena Group, that provide third-party partners with the right to utilize the Company’s content. Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

Performance Obligations

At contract inception, the Company assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Company allocates the total contract consideration to each distinct performance obligation. Revenue is recognized when, or as, the performance obligations are satisfied, and control is transferred to the customer.

Digital Advertising

The Company sells digital advertising and sponsorship inventory on its websites directly to advertisers or through advertising agencies. The Company’s performance obligations related to digital advertising and sponsorship are generally satisfied when the advertisement or sponsorship element is run on the Company’s platform.

Sponsorship

The Company sells sponsorship services that are non-advertising services, such as article and video production and other media services, to customers.

Publisher Revenues

The Company has entered into various licensing and syndication agreements, both directly and through its contract with the Arena Group, that provide third-party partners with the right to utilize the Company’s content. Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

Determining the Transaction Price

Digital Advertising

The contractual transaction price in digital advertising contracts can vary.

For direct digital advertising, the transaction price is determined by individual clicks on an ad (cost per click) or individual number of ad impressions, or delivering a specified number of ad impressions, regardless of whether the ad is clicked (i.e. count of display of ads to users - cost per thousand of impressions – CPM), delivering a certain number of clicks on an ad (cost per click), a cumulative guaranteed viewership across an entire ad campaign and fixed flat fee.

For programmatic digital advertising, specific pricing is not defined in the individual Sell-Side Platform (“SSP”) contract since the pricing is based on winning bids from real-time auctions, less any fees charged by the SSP. Programmatic pricing involves an automated bidding on ad inventory in real-time, often through ad exchanges. The Company’s ad partners works with the SSP by providing pricing parameters, such as a floor price that the Company is willing to accept.

Sponsorships

Sponsorship services for non-advertising services, such as article and video production and other media services, to customers. The customers are charged an annual fee collected on a quarterly basis.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Publisher Revenue

Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

In exchange for providing the license, the Company will only receive as consideration a percentage of the gross revenue generated from the page views, essentially impressions (that is, usage-based consideration, which is considered a form of variable consideration). The transaction price is typically stated as a percentage of gross revenue generated from page views.

Timing of Satisfaction of Performance Obligations

Point-in-Time Performance Obligations

For performance obligations related to certain digital advertising space, the Company determines that the customer can direct the use of and obtain substantially all the benefits from the advertising products as the digital impressions are served. Revenues from functional licenses and syndication arrangements are recognized as a usage-based royalty when the subsequent usage occurs.

Over-Time Performance Obligations

For performance obligations related to sales of certain digital advertising space or sponsorships, the Company transfers control and recognizes revenue over time by measuring progress towards complete satisfaction using the most appropriate method.

For performance obligations related to digital advertising, the Company satisfies its performance obligations on some flat-fee digital advertising placements over time using a time-elapsed output method.

Determining a measure of progress requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the above methods provide a faithful depiction of the transfer of goods or services to the customer. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by category:

	Years Ended December 31,
	2024	2023
Revenue by category:
Digital revenue
Point in time revenue recognition
Direct advertising	$347	$-
Publisher revenue	79	143
Other digital revenue	7	17
Total digital revenue	433	160
Service revenue
Over-time revenue recognition
Sponsorship	596	10
Other	149	-
Total service revenue	745	10
Total revenue	$1,178	$170

Other service revenue during the year ended December 31, 2024, is related to a terminated contract with a single customer that represented approximately 13% of total revenues.

Cost of Revenue

Cost of revenue represents the cost of providing the Company’s digital media channels advertising, membership, and sponsorship services. The cost of revenue that the Company has incurred in the periods presented primarily include: internal and external cost of content; amortization of developed technology and platform development; revenue share; hosting and bandwidth and software license fees; printing and distribution costs; payroll and related expenses for customer support, technology maintenance; fees paid for data analytics and to other outside service providers.

Contract Balances

The timing of the Company’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset receivable or a contract liability, unearned revenue.

Unearned revenue is recognized when consideration is received from the customer prior to the transfer of goods or services.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

The following table provides information about contract balances:

	As of December 31,
	2024	2023
Unearned revenue (short-term contract liabilities)
Direct advertising revenue	$11	$75
Non-advertising Service revenue	32	58
	$43	$133

Unearned revenue, also referred to as contract liabilities, are contracts signed in advance of performance and are recognized as revenue over time. The Company records contract liabilities as unearned revenue on the balance sheets. Direct advertising revenue and service revenue of $133 was recognized during the year ended December 31, 2024, from unearned revenue at the beginning of the year.

Cash and Cash Equivalents

The Company maintains cash and cash equivalents at banks where amounts on deposit may exceed the Federal Deposit Insurance Corporation limit during the year. Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of December 31, 2024 and 2023, cash and cash equivalents of $8 and $22, respectively, consisted primarily of checking and money market. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk regarding its cash and cash equivalents.

Accounts Receivable and Allowance for Credit Losses

The Company receives payments from direct advertising customers based upon contractual payment terms; accounts receivable is recorded when the right to consideration becomes unconditional and are generally collected within contract terms. The Company generally receives payments from advertising and non-advertising service customers at the time of sign up for each contract and in advance of providing services based on contract terms.

The Company keeps an ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. The Company records an allowance for credit losses in an amount approximating anticipated losses. Accounts receivables are written off when deemed uncollectible and collection of the receivable is no longer being actively pursued.

In determining the amount of the allowance, the Company considers its historical level of credit losses. The Company also makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and the Company assesses current economic trends that might impact the level of credit losses in the future. Historically, the Company has had no significant write-offs of accounts receivable.

However, since the Company cannot reliably predict future changes in the financial stability of its customers, it cannot guarantee that its allowances will continue to be adequate. If actual credit losses are significantly greater than the allowance, the Company would increase its general and administrative expenses and increase its reported net losses. No allowance was recorded as of December 31, 2024 and 2023, respectively. Accounts receivable as of December 31, 2024, and 2023 were $36 and $24, respectively, and are presented net of allowance for credit loss. The Company’s accounts receivable as of January 1, 2023 was $37.

Concentration

Significant Customers

The Company generates a significant portion of its revenue from a limited number of customers and service suppliers. For the year ended December 31, 2024, revenue from two customers represented 29% and 25% of total revenues. For the year ended December 31, 2023, revenue from one service supplier, the Arena Group, represented 99% of total revenues.

Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales.

As of December 31, 2024, one customer accounted for approximately 66% of the Company’s total accounts receivable balance. The loss of this customer could have a material adverse effect on the Company’s operations. As of December 31, 2023, one service supplier, the Arena Group individually accounted for approximately 99% of the Company’s total accounts receivable balance. The loss of this service supplier could have a material adverse effect on the Company’s operations.

The Company continuously monitors the creditworthiness of its customers and service suppliers and maintains allowances for potential credit losses as management deems appropriate. To date, the Company has not experienced any material credit losses or write-offs of accounts receivable.

Significant Vendors

Concentrations of risk with respect to third party vendors who provide products and services to the Company are limited. If not limited, such concentrations could impact profitability if a vendor failed to fulfill their obligations or if a significant vendor was unable to renew an existing contract and the Company was not able to replace the related product or service at the same cost. For the year ended December 31, 2024, one vendor accounted for approximately 18% of the Company’s total cost of revenue. For the year ended December 31, 2023, one vendor accounted for approximately 36% of the Company’s total cost of revenue.

As of December 31, 2024, two vendors accounted for approximately 45% and 14% of the Company’s total accounts payable balance. As of December 31, 2023, three vendors accounted for approximately 16%, 15%, and 12% of the Company’s total accounts payable balance.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Gains and losses from disposition of property and equipment are included on the statements of operations when realized. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Computer hardware and software	1-5 years

Platform Development

The Company capitalizes platform development costs for internal use when planning and design efforts are successfully completed, and development is ready to commence. The Company places capitalized platform development assets into service and commences amortization when the applicable project or asset is substantially complete and ready for its intended use.

Once placed into service, the Company capitalizes qualifying costs of specified upgrades or enhancements to capitalized platform development assets when the upgrade or enhancement will result in new or additional functionality.

The Company capitalizes external labor costs, including payroll-based and stock-based compensation, benefits and payroll tax, direct testing cost, integral to release, tools or small scripts integral to building the release that are incurred for certain capitalized platform development projects related to the Platform.

Platform development costs are amortized on a straight-line basis over three years, which is the estimated useful life of the related asset and is recorded as an expense on the statements of operations. Amortization period may be accelerated if the useful life of the related asset is shortened.

Platform development costs were only incurred for the year ended December 31, 2024, after the acquisition of proprietary technology platform, intellectual property, and related digital assets of deWeb Ltd on January 27, 2024.

Intangible Assets

Definite-lived intangible assets, consisting of acquired and developed technology, and web domains, are amortized using the straight-line method over the estimated economic life of the assets. Definite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For definite-lived intangible assets, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the carrying value of the asset group. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the primary asset in the group.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Amortization is provided using the straight-line method over the following estimated useful lives:

Platforms	3 years
Web domains	15 years

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment as well as intangible assets, to determine whether indicators of impairment may exist that warrant adjustments to carrying values or estimated useful lives. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive undiscounted cash flow in future periods as well as the strategic significance of the assets to the Company’s business objectives.

Selling and Marketing

Selling and marketing expenses consist of compensation, network development and outsourcing of selling and marketing, sales support teams, as well as commissions.

The Company’s sales and advertising expenses are expensed when an advertisement takes place and commissions are paid once collection has been made from customers. During the years ended December 31, 2024 and 2023, the Company incurred advertising expenses of $329 and $85, respectively, which are included within selling and marketing on the statements of operations.

General and Administrative

General and administrative expenses consist primarily of payroll for executive personnel, technology personnel incurred in developing conceptual formulation and determination of existence of needed technology, and administrative personnel along with any related payroll costs; professional services, including accounting, legal and insurance; travel expenses; conferences; other general corporate expenses.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable and accrued expenses and others approximate fair value because of the short-term maturity of these instruments. The Company has no other assets or liabilities measured at fair value.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carryforwards and other deferred tax assets when it is determined that it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

The Company follows accounting guidance that sets forth a threshold for financial statement recognition, measurement, and disclosure of a tax position taken or expected to be taken on a tax return. Such guidance requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on technical merits of the position.

Stock-Based Compensation

The Company accounts for all stock-based compensation awards using a fair-value method on the grant date and recognizes the fair value of each award as an expense over the requisite service period.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

The Company recognizes compensation costs related to stock-based awards granted to employees, directors, and consultants, based on the estimated fair value of the awards on the date of grant. For stock options, the company estimates the grant date fair value using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards.

These assumptions include:

Expected Term—The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method as the Company does not have significant stock option exercises in its history. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

Expected Volatility—Since the Company is not publicly held and does not have any trading history for its common stock, the expected volatility was estimated based on the valuation utilized in determining the value of one share of the Company’s common stock. The valuation was performed utilizing comparable companies that were chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividends—The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, an expected dividend yield of zero is used.

The Company accounts for forfeitures as they occur.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value.

This update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction and requires certain disclosures for equity securities subject to contractual sale restrictions. The adoption of ASU 2022-03 on January 1, 2024 did not have a material impact on the Company’s financial statements.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

2. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2024; early adoption is permitted using either a prospective or retrospective transition method. The Company expects ASU 2023-09 to require additional disclosures in the notes to its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU aims to enhance the transparency of financial reporting by requiring public business entities (PBEs) to provide detailed disclosures about the components of significant expense captions presented in the income statement. The Company will be required to disclose, in a tabular format, the amounts recognized within each relevant expense caption in the income statement. This ASU is effective for fiscal years beginning after December 15, 2026; early adoption is permitted using either a prospective or retrospective transition method.

The Company is not planning to early adopt. The Company expects ASU 2024-23 to require additional tabular disclosures in the notes to its financial statements.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

3. Asset Acquisition

On January 27, 2024, the Company acquired the proprietary technology platform, intellectual property, and related digital assets of deWeb Ltd. (the “deWeb Intangible Assets”) under a binding term sheet. The acquisition was structured as a non-monetary asset acquisition accounted for in accordance with ASC 805-50, Business Combinations – Related Issues. As consideration for the deWeb Intangible Assets, the Company (i) transferred equity in the form of 323,000 non-voting Class B Common Stock options with an aggregate grant-date fair market value of $65 and (ii) signed a 12-month contract for post close services in the amount of a $450 minimum, adjusted for excess services incurred, to be paid over 12-months, totaling $515.

Grant date fair value for the stock options issued was estimated using a Black-Scholes option valuation model using the weighted-average assumptions in the table below:

Year Ended December 31, 2024
Risk-free interest rate	4.51%
Expected dividend yield	0.00%
Expected volatility	53.66%
Expected term in years	3.00

The acquired deWeb Intangible Assets and post-close service liability are both recorded in an amount equal to their relative value of $427, and $362, respectively. Over the course of the 12-month service period, the Company will recognize $7.3 of monthly post-close service expense, adjusted for any excess services incurred. The Company will make monthly minimum payments on the service contract in an amount of $38, adjusted for any excess services incurred. Total cash payments at the end of the 12-month period will equal $450 at minimum.

The Company amortizes the deWeb Intangible Assets over a straight-line useful life of 3 years, recognizing $131 of amortization expense for the year ended December 31, 2024.

4. Prepayments and Other Current Assets

Prepayments and other current assets are summarized as follows:

	As of December 31,
	2024	2023

Prepaid insurance	$19	$17
Legal retainers	10	-
Prepaid expenses	-	50
Other	11	-
	$40	$67

On August 13, 2022, the Company entered into a payment agreement with a third party to obtain video production services in exchange for studio equipment, cash considerations, and a prepaid credit of video production services. During the year ended December 31, 2024, the Company received all video production services from the third party, resulting in the full use of the $50 prepaid.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

5. Property and Equipment

Property and equipment are summarized as follows:

	As of December 31,
	2024	2023
Computer hardware and software	$12	$11
Studio equipment	-	12
	$12	$23
Less: accumulated depreciation	(6)	(4)
Net property and equipment	$6	$19

Depreciation expense for the years ended December 31, 2024 and 2023 were $2 and $2, respectively. Studio equipment purchased in 2023 was never put into service during 2024 as the Company’s plan to build a recording studio was never realized. The Studio equipment was disposed at a loss of $5 and was recorded on the statements of operations.

6. Intangible Assets

On January 27, 2024, RTB Digital, Inc. (the “Company”) entered into an agreement with deWeb Ltd., an Israeli technology company, to acquire proprietary technology platform assets, intellectual property, and related digital assets necessary for the operation of the Company’s media technology platform. The acquisition was completed through a non-monetary exchange in which the Company issued equity instruments and assumed contractual obligations in lieu of cash consideration.

Management determined that the acquired technology platform represents a finite-lived intangible asset under ASC 350-30. The total acquisition cost of the intellectual property was $515 with $427 being allocated on a fair value basis and capitalized as an intangible asset and amortized on a straight-line basis over a three-year estimated useful life, consistent with the expected period of economic benefit. Amortization expense related to this acquisition for the year ended December 31, 2024, was $131.

The carrying amount of the deWeb platform intangible asset, net of accumulated amortization, was $297 as of December 31, 2024.

The Company also incurred in platform development cost that adds new functionality or materially improves performance or features of the platform assets. As of December 31, 2024, the Company capitalized platform development costs of $167 that are amortized on a straight-line basis over a three-year estimated useful life. Amortization expense related to platform development cost for the years ended December 31, 2024 and 2023 was $7 and $0, respectively.

As of December 31, 2024 and 2023, other intangible assets, consisting of web domains reported net of amortization, were $23 and $19, respectively.

These assets are being amortized on a straight-line basis over a 15-year estimated useful life, consistent with the expected period of economic benefit. Amortization expense for web domains for the years ended December 31, 2024 and December 31, 2023, were $1 and $1, respectively.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

6. Intangible Assets (continued)

The Company evaluates the recoverability of intangible assets on an annual basis, or more frequently whenever circumstances indicate an intangible asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event future undiscounted cash flows do not exceed the carrying amount of the assets, the assets will be considered impaired. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. As of December 31, 2024, there were no indicators of impairment present. No impairment loss has been recorded on the statement of operations.

Intangible assets, net and their associated weighted average remaining useful lives consisted of the following (in thousands, except years data):

	As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life
Amortizing intangible assets
Platforms	$594	$138	$456	2.1
Web domains	27	4	23	12.3
Total	$621	$142	$479

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life
Amortizing intangible assets
Web domains	$22	$3	$19	13.2
Total	$22	$3	$19

The expected future amortization expense for amortizing intangible assets as of December 31, 2024 is as follows (in thousands):

2025	$200
2026	200
2027	63
2028	2
2029	2
Thereafter	12
Total expected future amortization expense	$479

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

7. Contractual Right to Offset

The Company’s contractual right to offset as of December 31, 2024 and 2023 is as follows:

	As of December 31,
	2024	2023
Current
Contractual right to offset	$259	$294
Total other assets - current	$259	$294

	As of December 31,
	2024	2023
Noncurrent
Contractual right to offset	$109	$368
Total other assets - noncurrent	$109	$368

Contractual Right to Offset and Deferred Cost

On May 12, 2023, the Company entered into an agreement with The Arena Platform, Inc. to amend their partnership agreement. This agreement granted a credit of $1 million to be applied against future contractual obligations under the agreement. The credit provides the Company with a contractual right to offset future payments and was accounted for in accordance with ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers, as it represents a recoverable cost expected to yield future economic benefit. At the inception of the agreement, the Company recognized the following:

●	An Other Long-Term Asset – Contractual Right to Offset for $1,000 and

●	A corresponding Deferred Cost (Contract Liability) for $1,000.

The asset and liability are amortized or relieved, respectively, as the Company applies the credit to specific contractual obligations or as the related performance obligations are satisfied. The pattern of recognition follows the satisfaction of performance obligations in accordance with ASC 606-10-25-23, Revenue from Contracts with Customers – Recognition – Satisfaction of Performance Obligations.

During the years ended December 31, 2024, and December 31, 2023, the Company utilized $294 and $338, respectively, of the credit against current-period obligations.

	As of December 31,
	2024	2023
Balance Sheet Classification
Contractual right to offset	$368	$662
Deferred cost - contract liability	(368)	(662)

Management evaluates the recoverability of the contractual right each reporting period and concluded that no impairment indicators existed as of December 31, 2024.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

8. Debt

The Company’s outstanding debt consists of the following as of December 31, 2024, and 2023:

	2024	2023
Principal Debt
PI roundtable note	$-	$560
Loan to officer (Note 12)	-	6
Total principal debt	$-	$566

Less: Unamortized debt discount	-	(106)
Total debt	$-	$460

All of the Company’s debt is considered to be current.

PI Roundtable Note

During May of 2023, the Company entered into a Binding Letter of Intent and related Promissory Note Agreement (collectively, the “PI Roundtable Agreement” or the “PI Roundtable Note”) with PI Roundtable LLC (“PI”), a related party, under which the Company received cash proceeds of $500. The note had a stated interest rate per annum of 12.00% and details a maximum repayment of $560 due on December 31, 2023, inclusive of interest.

The effective interest rate of the note was 27.99%. The note also included a conversion option for the related party to convert the repayment of the note to shares at a $1 per share valuation as of the date of repayment.

In connection with the financing, PI was granted detachable Class B common stock warrants (the “PI Warrants”) to purchase shares as follows:

Warrants Issued	Strike Price (per Share)	Expiration Date
50,000 Class B Warrants	$0.05	12/31/2028
100,000 Class B Warrants	$5.00	12/31/2028
50,000 Class B Warrants	$10.00	12/31/2028

The fair value of the PI Warrants of $23 was determined using an option-pricing valuation model and was recorded as a debt discount (contra-liability) with an offsetting credit to Additional Paid-in Capital - Warrants in accordance with ASC 470-20, Debt with Conversion and Other Options, and ASC 815-40, Accounting for Convertible Debt Instruments. The PI Warrants were determined to be freestanding equity instruments under ASC 815-40, Accounting for Convertible Debt Instruments, as they were separately exercisable and did not contain cash-settlement provisions.

The fair value of the PI Warrants on the grant date was determined using a Black-Scholes option valuation model with an expected term of 3.00 years, expected volatility of 53.66%, dividend yield of 0.00%, and risk-free interest rate of 3.64%.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

8. Debt (continued)

The debt discount is amortized to interest expense over the note’s term using the effective interest method in accordance with ASC 835-30, Amortization of Debt Discount or Premium. The effective annual yield for the original term was approximately 38.98%, resulting in total interest expense including amortization of approximately $64 recognized during 2023.

On December 30, 2023, the Company and PI executed a Note Extension Agreement providing a 180-day extension of maturity to July 31, 2024. As consideration for the extension, the Company issued 500,000 Class B “extension” warrants (the “Extension Warrants”) with a strike price of $0.50 per share and an expiration date of December 31, 2028. The market value of the Extension Warrants at the modification date was $0.201 per warrant, resulting in a total fair value of $101.

The Extension Warrants were determined to be freestanding equity instruments under ASC 815-40, Accounting for Convertible Debt Instruments, as they were separately exercisable and did not contain cash-settlement provisions. The fair value of the detachable warrants of $101 was determined using an option-pricing valuation model and was recorded as a debt discount (contra-liability) with an offsetting credit to Additional Paid-in Capital - Warrants in accordance with ASC 470-20, Debt with Conversion and Other Options, and ASC 815-40, Accounting for Convertible Debt Instruments. The fair value of the Extension Warrants on the grant date was determined using a Black-Scholes option valuation model with an expected term of 3.00 years, expected volatility of 53.66%, dividend yield of 0.00%, and risk-free interest rate of 4.51%. Management evaluated the modification of the PI Roundtable Agreement under ASC 470-50, Debt Modifications and Restructurings to determine whether it constituted an extinguishment or modification of debt. Using the 10% test, the present value of the modified cash flows (including the warrant consideration) differed by an amount less than 10% from the present value of the original cash flows, discounted at the original effective rate (27.99%). As the change was less than the 10% threshold, the amendment was accounted for as a modification, not an extinguishment. Accordingly, the carrying value of the existing note was adjusted for the new discount, and the effective interest rate was re-estimated to approximately 35.30% per annum to accrete the PI Roundtable Note’s carrying value to its $560 repayment over the extended 7-month term.

During the years ended December 31, 2024 and 2023, the Company recognized interest expense of $100 and $84 (including the amortization of discounts associated with the issued warrants) under the effective interest method, respectively.

The note was fully repaid on July 31, 2024, with cash payments totaling $560. At the time of repayment, both the PI Roundtable Note, and the associated debt discounts, were paid in full.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

9. SAFE Agreements

During the year ended December 31, 2024, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with various accredited investors. These free-standing instruments provide investors with rights to receive shares of the Company’s capital stock upon certain future events, including qualified equity financing, change in control, or dissolution.

Under the terms of the agreement, the SAFE converts into a variable number of Preferred Class A Shares of the Company’s capital stock upon the next equity financing, based on a post-money valuation cap of $11,000, or entitles the investor to receive the greater of (i) the purchase amount or (ii) the cash value of such shares upon a liquidity event.

Management evaluated the SAFE under ASC 480-10-25-14 and ASC 815-40-25 and determined that the instrument represents a liability, as it may require settlement in cash or in a variable number of shares upon a liquidity event outside the Company’s control. The instrument was therefore classified as a non-current liability as of December 31, 2024.

Total proceeds received under these agreements during 2024 were $525, comprised of $200 cryptocurrency stablecoin commonly referred to as USDC (“USDC”) and $325 of cash. All investors were confirmed as accredited, and the Company’s charter and capitalization structure support the future issuance of shares upon conversion of the SAFEs.

On December 14, 2024, the Company executed a SAFE with an investor for a total purchase amount of $440, providing the investor rights to receive shares of the Company’s Preferred Class A Stock upon certain future events, including a qualified equity financing, change in control, or dissolution. Cash proceeds under this agreement were received by April 29, 2025.

10. Income Taxes

The Company uses the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some portion or all of the net deferred tax balance will not be realized.

The Company evaluates its income tax positions in accordance with ASC 740-10-25 regarding uncertain tax positions and recognizes interest and penalties related to income taxes within income tax expense when applicable.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

10. Income Taxes (continued)

Provision for Income Taxes

The components of net loss before income taxes are as follows:

	For the Year Ended December 31,
	2024	2023
Net loss before income taxes	$1,316	$1,486

The components of the provision for income taxes are as follows:

For the Year Ended December 31,
	2024	2023
Current federal income tax expense (benefit)	$—	$—
Deferred federal income tax expense (benefit)	—	—
Total provision for income taxes	$—	$—

The Company incurred losses in both 2024 and 2023; therefore, no current tax payable or receivable was recorded as of December 31, 2024 and December 31, 2023.

Reconciliation of Statutory to Effective Tax Rate

Reconciliations of the federal statutory rate to the Company’s effective tax rate are as follows:

	For the Year Ended December 31,
	2024	2023
Federal statutory income tax rate	21%	21%
Permanent differences	(0.1)%	(0.1)%
Change in valuation allowance	(20.9)%	(20.9)%
Effective income tax rate	0%	0%

Deferred Tax Assets and Liabilities

Components of deferred tax assets and liabilities are as follows:

	As of December 31,
	2024	2023
Net operating loss carryforwards	$549	$310
Stock-based compensation	10	—
Intangible assets	14	—
Contract liabilities	90	139
Total deferred tax assets	663	449
Contractual right asset	(77)	(139)
Total deferred tax liabilities	(77)	(139)
Less: valuation allowance	(586)	(310)
Net deferred tax assets (liabilities)	$—	$—

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

10. Income Taxes (continued)

The valuation allowance increased by approximately $276 and $310 during the years ended December 31, 2024 and December 31, 2023, respectively, primarily due to additional deferred tax assets arising from the current year operating loss and temporary differences.

Management evaluated both positive and negative evidence regarding the realizability of deferred tax assets in accordance with ASC 740-10-30-5 through 30-25. The Company has incurred cumulative operating losses and has not yet generated sufficient objectively verifiable evidence of future taxable income. Accordingly, a full valuation allowance was recorded against all deferred tax assets as of December 31, 2024 and December 31, 2023.

Net Operating Loss Carryforwards

The Company had approximately $2.6 million and $1.5 million of federal net operating loss (NOL) carryforwards as of December 31, 2024 and December 31, 2023, respectively, available to offset future taxable income. Under current U.S. tax law, NOLs generated after 2017 do not expire but may be utilized to offset up to 80% of future taxable income in any given year. The Company did not have state NOL carryforwards as of December 31, 2024 and December 31, 2023.

Unrecognized Tax Benefits

The Company had no unrecognized tax benefits, interest, or penalties related to income taxes as of December 31, 2024 or December 31, 2023. The Company is subject to examination by the U.S. Internal Revenue Service for all open tax years. The Company is not currently under examination in any jurisdictions.

11. Stockholders’ Deficit

The Company’s current Amended and Restated Certificate of Incorporation dated June 12, 2024, authorizes the issuance of 20,000,000 shares of $0.0005 par value Common Stock, of which 2,000,000 shares are designated Class A Common Stock and 18,000,000 shares are designated Class B Common Stock. A total of 4,000,000 Class A Preferred Stock shares with a par value of $0.0005 have been authorized.

As of December 31, 2024, and 2023, outstanding shares of Class A Common Stock are 2,000,000. As of December 31, 2024, and 2023, outstanding shares of Class B Common Stock are 4,141,000 and 1,141,000, respectively. There are no issued and outstanding shares of Class A Preferred Stock as of December 31, 2024, and 2023.

Class A Common Stock

The holders of the Company’s Class A Common Stock are entitled to one vote for each share of stock at all meetings of stockholders. Furthermore, the holders of the Class A Common Stock shall be entitled to elect all the directors of the Corporation.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

11. Stockholders’ Deficit (continued)

Upon any liquidation or winding up of the Company (a “Liquidation”), the Class A Common Stock holders are entitled to be paid out of the consideration payable to holders of stock only after Class B Common Stock holders are paid an amount per share equal to the original issue price, if any, of each share held, pro rata, determined based upon the ratio of amount payable to all holders of Class B Common Stock. After payment in full of the Liquidation, the remaining assets of the Company available for distribution to stockholders shall be distributed pro rata based on the number of shares held by each stockholder.

Class B Common Stock

The holders of the Company’s Class B Common Stock are not entitled to any voting rights. Upon any liquidation or winding up of the Company (a “Liquidation”), the Class B Common Stock holders are entitled to be paid out of the consideration payable to holders of stock first and foremost in an amount per share equal to the original issue price, if any, of each share held, pro rata, determined based upon the ratio of amount payable to all holders of Class B Common Stock. After payment in full of the Liquidation, the remaining assets of the Company available for distribution to stockholders shall be distributed pro rata based on the number of shares held by each stockholder.

Issuances of Class B Common Stock

During December 2023, the Company entered into various subscription agreements with new and pre-existing investors to offer up to 3,000,000 shares of its non-voting Class B Common Stock in a private offering. On various dates throughout January and April 2024, the Company sold 3,000,000 shares of its Class B Common Stock for an aggregate amount of $1,500.

Equity Awards

The Company issued stock-based compensation awards under the Roundtable Media, Inc. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”). The 2024 Equity Incentive Plan was amended and approved by the Company’s Board of Directors during May of 2024 with a maximum number of Class B shares authorized to be issued under the plan of 2,800,000.

The purpose of the 2024 Equity Incentive Plan is to foster the growth and success of the Company by providing a means to attract, motivate, and retain certain officers, directors, key employees, and consultants through awards of stock options.

Shares subject to an award that have been canceled, expired, settled in cash, or not issued or forfeited for any reason will not reduce the aggregate number of shares that may be subject to or delivered under the 2024 Equity Incentive Plan and will be available for future granted awards. Common stock options issued under the 2024 Equity Incentive Plan may have a term of up to 10 years and may have variable vesting provisions based on time and performance. The issuance of awards under the 2024 Equity Incentive Plan is administered by the Board of Directors. The Company accounts for forfeitures as they occur.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

11. Stockholders’ Deficit (continued)

Stock-based compensation expense for the year ended December 31, 2024, is solely related to the Company’s Class B Common Stock Options. Compensation expense for the year ended December 31, 2024, includes the portion of awards vested in the period for all equity-based awards granted, based on the grant date fair value as estimated using a Black-Scholes option valuation model. There were no equity-based awards granted or outstanding for the year ended December 31, 2023.

Grant date fair value for stock options is estimated using a Black-Scholes option valuation model using the weighted-average assumptions in the table below:

Year Ended December 31, 2024
Risk-free interest rate	4.51%
Expected dividend yield	0.00%
Expected volatility	53.66%
Expected term in years	3.00

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company in accordance with authoritative guidance.

A summary of the common stock option activity during the year ended December 31, 2024, is as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Common stock options outstanding at December 31, 2023	-	$-
Granted	2,087,673	0.50
Common stock options outstanding at December 31, 2024	2,087,673	$0.50	9.25
Common stock options exercisable at December 31, 2024	235,305	$0.50	9.25
Common stock options not vested at December 31, 2024	1,852,368	$0.50	9.25
Common stock options available for future grants at December 31, 2024 (1)	712,327

(1)	Common stock available for future issuance under the 2024 Plan represents 2,800,000 of authorized shares; less 2,087,673 common stock options outstanding

The weighted-average grant-date fair value of options granted during the year ended December 31, 2024, was $0.20. The aggregate intrinsic value of outstanding options at December 31, 2024, was $0. The aggregate intrinsic value is equal to the difference between the exercise price of the underlying option and the fair value of the Company’s common stock for in-the-money options. For the year ended December 31, 2024, stock-based compensation expense was $64.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

11. Stockholders’ Deficit (continued)

As of December 31, 2024, total compensation cost not yet recognized related to unvested options was $372, which is expected to be recognized over a weighted-average period of 3.03 years.

A summary of the Class B warrant activity during the year ended December 31, 2024, is as follows:

	Number of Warrants	Weighted Average Strike Price	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding at December 31, 2022	-	$-
Granted	700,000	1.79
Warrants outstanding at December 31, 2023	700,000	1.79	5.01
Granted	-	-
Warrants outstanding at December 31, 2024	700,000	$1.79	4.00

See Note 8, Debt, for further information on the PI Roundtable Note issued in connection with these warrants.

Non-cash Equity Consideration – deWeb Acquisition

In January 2024, the Company issued 323,000 shares of Class B stock options with an aggregate fair value of $65. The Company also assumed contractual obligations in lieu of cash consideration to acquire DeWeb Ltd.’s proprietary technology platform assets, intellectual property, and related digital assets necessary for the operation of the Company’s media technology platform. See Note 3 for further explanation of the deWeb Acquisition.

Stock Issued for Service – Venture Program Agreement

In July 2024, the Company entered an agreement to issue 165,000 shares of its non-voting Class B Common Stock at an aggregate price of $1.00 in exchange for marketing services. The services are to be performed over a period of 10 months with expense related to the shares recognized ratably over the service period. In the event of the termination of the Venture Program Agreement during the 10-month service period, the Company has an irrevocable and exclusive option and right (the “Reacquisition Option”) for 60 days after the termination date to cancel, forfeit, and terminate any issued securities.

The Vesting Period of the shares is 300 days from the execution of the agreement, and all of the shares shall initially be subject to the Reacquisition Option. All shares will be issued as of the vesting date.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

11. Stockholders’ Deficit (continued)

The entirety of the shares are initially subject to the Reacquisition Option, with shares releasing from the Requisition Option by taking 1 divided by the Vesting Period (1/Vesting Period) on each day until all securities are released at the end of the Vesting Period, provided that such releases shall immediately cease in the event the agreement is terminated.

12. Related Party Transactions

PI Roundtable Note

During May of 2023, the Company entered into a $560 note payable with PI Roundtable, a related party, and issued warrants. The note had a maturity date of December 31, 2023, and on December 30, 2023 it was extended to July 31, 2024, with additional warrants issued at extension. The note was paid in full on July 31, 2024. While the Company believes that all obligations under the note payable have been satisfied, in the event that PI Roundtable disputes the full repayment of the note payable, the Company has recorded a $60 reserve for the maximum potential exposure amount. Refer to Note 8, Debt, for further information on the PI Roundtable Note.

Loan with Officer

During the year ended December 31, 2023, the Company entered into a non-interest bearing $6 loan with an officer of the Company for various expenses. This amount was repaid to the officer in full during the year ended December 31, 2024.

SAFE Agreements

As a component of the Company’s SAFEs with various accredited investors (see Note 9) during the year ended December 31, 2024, approximately $200 of total proceeds received, redeemable for 200,000 shares of Class A Preferred Stock, were from a related party.

13. Commitments and Contingencies

From time to time, the Company is a party to, or has a significant relationship to, legal proceedings, lawsuits, and other claims arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

The Company believes that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations. The Company’s policy is to expense legal costs as they are incurred.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

14. Subsequent Events

The Company evaluated subsequent events through December 8, 2025, the date the financial statements were available to be issued.

Reverse Merger

On September 28, 2025, RYVYL Inc. (“RYVYL”), RYVYL Merger Sub Inc. (“Merger Sub”), and RTB Digital, Inc. (“RTB” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Under the Merger Agreement, Merger Sub will merge with and into RTB, with RTB surviving the transaction as a wholly owned subsidiary of RYVYL (the “Merger”). The Merger is subject to customary closing conditions and was not consummated as of the balance sheet date. Accordingly, the Merger represents a non-recognized subsequent event under ASC 855. However, because the transaction is significant to the Company, the key provisions of the Merger Agreement are summarized below.

Prior to the effective time of the Merger (the “Effective Time”), all outstanding shares of RTB preferred stock will be exchanged or converted into shares of RTB common stock pursuant to the conversion terms provided in RTB’s certificate of incorporation, including any accumulated but unpaid dividends (the “RTB Preferred Stock Exchange”). At the Effective Time, each share of RTB Class A and Class B common stock outstanding after giving effect to the Preferred Stock Exchange, other than excluded or dissenting shares, will be converted into the right to receive shares of RYVYL common stock based on the exchange ratio defined in the Merger Agreement (the “Exchange Ratio”). In addition, any RTB Convertible Note Shares outstanding immediately prior to the Effective Time, or issuable in connection with an additional financing or the closing of the Merger, will also convert into shares of RYVYL common stock based on the Exchange Ratio. Any shares of RTB Class C common stock outstanding at the Effective Time will similarly convert into the right to receive RYVYL common stock using the Exchange Ratio.

At the Effective Time, all outstanding RTB stock options, warrants, and other convertible instruments (the “RTB Convertible Securities”) will be assumed by RYVYL and converted into equivalent RYVYL instruments. The number of shares underlying each assumed instrument will be adjusted by multiplying the original RTB shares subject to the award by the Exchange Ratio, rounded down to the nearest whole share.

The exercise or conversion price of the assumed instruments will be adjusted by dividing the original RTB price by the Exchange Ratio, rounded up to the nearest cent. Vesting schedules and other substantive terms of the awards will remain unchanged.

RTB Digital, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2024 and 2023

14. Subsequent Events (continued)

Based on the structure of the Merger and the expected governance and ownership of the combined company, the transaction is anticipated to be accounted for as a reverse merger under ASC 805. For accounting purposes, RTB will be considered the accounting acquirer, and RYVYL will be treated as the legal acquirer. As a result, following the Merger, the financial statements will represent a continuation of RTB’s financial statements, and RTB’s assets and liabilities will be carried forward at historical cost. RYVYL’s net assets will be included in the financial statements at historical value as of the closing date, and no goodwill or intangible assets will be recorded. Historical share information will be retroactively adjusted to reflect the Exchange Ratio.

Convertible Notes Conversion Event

The Company entered into a significant financing transaction involving the issuance of convertible securities. On September 24, 2025 (the “Effective Date”), RTB Digital, Inc. (“RTB”) executed a Securities Purchase Agreement (the “Purchase Agreement”) with five purchasers. The Purchase Agreement superseded and replaced all prior convertible promissory note and warrant agreements previously executed between the parties, except for the “Side Letter (Affiliate Transfers and Bitcoin Funding Option)” dated September 24, 2025, which remains in effect.

Under the Purchase Agreement, RTB issued an aggregate principal amount of $33,000 of Convertible Securities, together with warrants to purchase a total of 2,588,237 shares of RTB common stock. The Convertible Securities carried the terms specified in the Purchase Agreement, including automatic conversion provisions upon a change of control, liquidity event, or merger transaction.

Preferred Stock Financing

The Company entered a financing transaction to provide working capital through the anticipated consummation of the Merger, as described above. On October 6, 2025, the Company executed a Securities Purchase Agreement with a private purchaser (the “Purchaser”), pursuant to which the Company agreed to issue and sell Series C Preferred Stock in a private placement conducted pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

Pursuant to the October 2025 Purchase Agreement, the Company agreed to issue an aggregate of 50,000 shares of Series C Preferred Stock, representing total gross proceeds of $5,000. On the closing date, the Purchaser delivered immediately available funds equal to its subscription amount to the Company, and the Company issued to the Purchaser 50,000 shares of Series C Preferred Stock in accordance with the agreement.

SAFE Agreements

On July 11, 2024, Roundtable Media Inc. entered into a SAFE with BFF II Pte. Ltd., pursuant to which the Company received $200 in exchange for the right to certain shares of the Company’s Class A Preferred Stock, subject to the terms of the SAFE. Although the agreement was executed in July 2024, the majority of the cash proceeds were received in 2025.

During the subsequent period, the Company received a total of $1,159 in 2025, which includes $440 from a related party transaction with related party, an authorized representative of BFF II Pte. Ltd. Management. The Company will continue to monitor the status of these agreements and assess any future impacts on its financial statements.

RTB Digital, Inc.

Financial Statements

Nine Months Ended September 30, 2025 and 2024

RTB Digital, Inc.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(Unaudited)
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$15,042	$8
USDC	14,994	-
Accounts receivable, net	197	36
Prepayments and other current assets	152	40
Contractual right to offset	173	259
Total current assets	30,558	343
Property and equipment, net	28	6
Acquired and other intangible assets, net	690	479
Contractual right to offset - noncurrent	-	109
Total assets	$31,276	$937
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,363	$581
Accrued expenses and other	7	7
Unearned revenue	284	43
Deferred cost - contract liability - current	173	259
Total current liabilities	1,827	890
SAFE notes payable	-	525
Deferred cost - contract liability	-	109
Total liabilities	1,827	1,524
Stockholders’ equity (deficit):
Common stock, Class B par value $0.000002 and $0.0005 as of September 30, 2025 and December 31, 2024, respectively; authorized 18,000,000 shares; issued and outstanding 4,141,000 shares as of September 30, 2025 and December 31, 2024	-	2
Common stock, Class A par value $0.000002 and $0.0005 as of September 30, 2025 and December 31, 2024, respectively; authorized 2,000,000 shares; issued and outstanding 2,000,000 shares as of September 30, 2025 and December 31, 2024	-	1

Preferred Stock, Class A par value $0.000002; authorized 4,000,000 shares; issued and outstanding 1,684,000 and 0 shares as of September 30, 2025 and December 31, 2024, respectively	-	-
Additional paid-in capital	37,250	5,153
Accumulated deficit	(7,801)	(5,743)
Total stockholders’ equity (deficit)	29,449	(587)
Total liabilities and stockholders’ equity (deficit)	$31,276	$937

See accompanying notes to the unaudited condensed financial statements

RTB Digital, Inc.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended September 30,
	2025	2024
	($ in thousands, except share data)
Revenue	$1,443	$706
Cost of revenue	782	621
Gross profit	661	85
Operating expenses
Selling and marketing	385	190
General and administrative	2,605	869
Depreciation and amortization	197	98
Total operating expenses	3,187	1,157
Loss from operations	(2,526)	(1,072)
Other income (expenses)
Gain (loss) on sale of investments	468	(22)
Interest expense, net	-	(100)
Loss on sale of assets	-	(5)
Loss on related party receivable	-	(7)
Total other income (expenses)	468	(134)
Loss before income taxes	(2,058)	(1,206)
Income tax provision	-	-
Net loss	$(2,058)	$(1,206)

See accompanying notes to the unaudited condensed financial statements

RTB Digital, Inc.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (Unaudited)

Nine Months Ended September 30, 2025 and 2024

($ in thousands, except share data)

	Class A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2024	-	$-	2,000,000	$1	4,141,000	$2	$5,153	$(5,743)	$(587)
Conversion of SAFE notes	1,684,000	-	-	-	-	-	1,684	-	1,684
Change in Par Value	-	-	-	(1)	-	(2)	3	-	-
Warrants	-	-	-	-	-	-	4	-	4
Convertible Notes	-	-	-	-	-	-	30,145	-	30,145
Stock-based compensation	-	-	-	-	-	-	261	-	261
Net loss	-	-	-	-	-	-	-	(2,058)	(2,058)
Balance at September 30, 2025	1,684,000	$-	2,000,000	$-	4,141,000	$-	$37,250	$(7,801)	$29,449

Balance at December 31, 2023	-	$-	2,000,000	$1	1,141,000	$1	$3,524	$(4,427)	$(901)
Issuance of common stock	-	-	-	-	3,000,000	1	1,500	-	1,501
Stock-based compensation	-	-	-	-	-	-	46	-	46
Non-cash equity consideration -deWeb acquisition	-	-	-	-	-	-	65	-	65
Net loss	-	-	-	-	-	-	-	(1,206)	(1,206)
Balance at September 30, 2024	-	$-	2,000,000	$1	4,141,000	$2	$5,135	$(5,633)	$(495)

See accompanying notes to the unaudited condensed financial statements

RTB Digital, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2025	2024
	($ in thousands, except share data)
Cash flows from operating activities
Net loss	$(2,058)	$(1,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	197	98
Amortization of debt discount	-	100
Loss on related party receivable	-	7
Loss on disposal of assets	-	5
Stock-based compensation expense	261	46
(Gain) loss on sale of short-term investment	(468)	22
Reserve on contract liability	-	60
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable, net	(160)	(6)
Prepayments and other current assets	(184)	(97)
Contractual right to offset	194	209
Accounts payable	931	(19)
Accrued expenses and other	-	(1)
Unearned revenue	241	67
Deferred cost-contract liability	(194)	(209)
Net cash used in operating activities	(1,240)	(924)
Cash flows from investing activities
Purchase of property and equipment	(25)	-
Acquisition of intangible assets	(405)	(367)
Capitalized platform development cost	-	(39)
Proceeds from sale of short-term investments	545	42
Proceeds from sale of assets	-	7
Net cash provided by (used in) investing activities	115	(357)
Cash flows from financing activities
Proceeds from convertible loan	15,000	-
Repayment of debt	-	(560)
Proceeds from issuance of SAFE notes payable	1,159	325
Issuance of stock, net	-	1,500
Net cash provided by financing activities	16,159	1,265
Net increase (decrease) in cash and cash equivalents	15,034	(16)
Cash and cash equivalents – beginning of period	8	22
Cash and cash equivalents – end of period	$15,042	$6
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$60
Cash paid for taxes	$-	$-
Supplemental disclosure of non-cash investing and financing activities
Detachable warrants issued with debt	$5	$-
Stock options issued for intangible asset acquisition	$-	$65
USDC proceeds on convertible loan	$15,000	$-
Accounts payable exchanged for convertible loan	$150	$-

See accompanying notes to the unaudited condensed financial statements

1. Organization and Basis of Presentation

Organization

Roundtable Media, LLC was incorporated in Puerto Rico on May 27, 2021 (“Inception”).  On November 9, 2022, the Company transitioned to a Delaware Corporation as “Roundtable Media Inc.” with all LLC shares exchanged for shares in the corporation on a 1:1 basis pursuant to a Stock Exchange Agreement. On June 30, 2024, the Company effected a 1:5 reverse-split of its common stock (the “2024 Reverse Stock Split”) by filing an amendment to the Company’ Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State. The 2024 Reverse Stock Split combined every 5 shares of common stock issued and outstanding immediately prior to effecting the 2024 Reverse Stock Split into one share of common stock. No fractional shares were issued in connection with the 2024 Reverse Stock Split. As a result, the number of shares and per share information throughout these financial statements have been retrospectively adjusted to reflect the reverse stock split. On October 29, 2024, the corporate name was changed to “RTB Digital, Inc.” dba Roundtable. On July 8, 2025, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to change the par value of all classes of common stock and preferred stock from $0.0005 to $0.000002. This change had no impact on total stockholders’ equity and the change is unrelated to the 2024 Reverse Stock Split.

Unless the context indicates otherwise, Roundtable Media, LLC, Roundtable Media, Inc. and RTB Digital, Inc., are together hereinafter referred to as the “Company.”

Business Operations

The Company is a media company that has developed an exclusive coalition of professionally managed online media channels based on a Company developed technology platform. The Company’s operations primarily consisted of software development, advertising and sponsorship sales, building a list of selective, invite-only “Platform Partners” and reaching out to potential Platform Partners for discussion. Each channel is operated by an invite only Platform Partner, drawn from major media companies, subject matter experts, reporters, and social leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging the Company’s proprietary, Web3-based, mobile-enabled, video-focused technology platform engaging niche audiences within a single coalition.

Platform Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content. Because of the state-of-the-art technology and large scale of the Platform and our expertise in search engine optimization, user engagement, ad monetization and content distribution, Platform Partners continually benefit from our ongoing technological advances and audience development expertise. While the Platform Partners benefit from these critical performance improvements, they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

The Company’s strategy includes acquiring related online media, publishing and technology businesses by merger or acquisition that management believes will expand the scale of unique users interacting on our technology platform. The Company believes that with an increased scale in unique users, it will be able to obtain improved advertising terms and grow advertising revenue.

Seasonality

The Company expects to experience typical media company advertising and sponsorship sales seasonality, which is strong in the fiscal fourth quarter and slower in the fiscal first quarter.

Going Concern

In accordance with the requirements of Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern, and ASC 205-40, Presentation of Financial Statements—Going Concern, management is required to evaluate, at each reporting period, whether conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

In performing this evaluation for the nine months ended September 30, 2025, management considered the Company’s financial condition and liquidity, including available cash and digital assets, capital raised during 2025, and the Company’s obligations due within one year following the issuance of these interim unaudited financial statements.

Prior to obtaining financing during 2025, the Company experienced operating losses and negative cash flows that historically indicated potential going concern risk. For the nine months ended September 30, 2025, the Company reported a net loss and negative operating cash flows. However, during 2025 the Company raised significant capital through the issuance of convertible notes and SAFE agreements, which are unrestricted and available for operations.

As of September 30, 2025, the Company had cash of $15,042 and $14,994 of USD Coin (“USDC”), a stablecoin cryptocurrency that is immediately convertible to U.S. dollars. This financing significantly strengthened the Company’s liquidity position.

Based on management’s evaluation, including the Company’s current liquidity and access to capital, management has concluded that substantial doubt does not exist regarding the Company’s ability to continue as a going concern for at least one year from the date these interim unaudited financial statements are issued. Accordingly, the accompanying interim unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the ordinary course of business.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Notes to the financial statements are presented in thousands, except share data and per share information.

The accompanying unaudited interim condensed financial statements (“financials statements”) have been prepared in accordance with U.S. GAAP and SEC interim requirements and are unaudited shown in condensed form and should be read in conjunction with the Company’s audited annual financial statements and related notes. Certain information and disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to applicable interim reporting requirements. These interim statements reflect all adjustments, consisting only of normal recurring items that management considers necessary for a fair presentation of the results for the interim periods.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported results of operations during the reporting period. Significant estimates include: allowance for credit losses; capitalization of platform development and associated useful lives; and other acquired intangible assets and associated useful lives; assumptions used in accruals for potential liabilities; valuation allowances for deferred tax assets and uncertain tax positions; valuation of stock options and warrants; and assumptions used to calculate contingent liabilities. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

Revenue Recognition

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services are transferred to the customer in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company generates most revenue from contracts with customers. The Company has determined that when it is the principal in transactions with customers it accounts for this revenue on a gross as compared to a net basis, in its statements of operations.

The Company has made this determination based on its control of the advertising inventory and the ability to monetize the advertising inventory or publications and determine price before transfer to the customer and because it is also the primary obligor responsible for providing the services to the customer. Significant costs of revenue are presented as a separate line item on the statements of operations.

Partner Agreements

The Company has entered into partner and publisher agreements under which it provides digital media platform access, advertising operations, distribution, and related services in exchange for a contractual share of advertising and distribution revenues generated from the partner’s digital properties. Under these arrangements, the Company generally controls the advertising inventory, establishes pricing, contracts with advertisers and distribution partners, and is responsible for ad serving, reporting, and collections. Accordingly, the Company is the principal in these arrangements and recognizes revenue on a gross basis, with amounts remitted to partners recorded as service costs included in cost of revenue.

Certain partner agreements include minimum revenue support or guarantee provisions intended to support platform launches or audience development during specified periods. These amounts do not represent consideration received from customers and are recorded as selling and marketing expenses in the period incurred. Revenue under these arrangements is otherwise recognized based on variable consideration earned as advertising and distribution services are provided.

The Company sells sponsorship services that are non-advertising services, such as article and video production and other media services, to customers. The customers are charged an annual fee collected on a quarterly basis.

Publisher revenue is comprised of fees charged for various licensing and syndication agreements, both directly and through its contract with the agreement, that provide third-party partners with the right to utilize the Company’s content. Publisher Revenue is generated from the transfer of digital content on the Platform through republishing that content on third-party websites through the granting of a non-exclusive, non-transferable license. The Company is entitled to monthly fees based on the number of page views, which may include a monthly minimum guarantee of page views.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by category:

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2025	2024
Revenue by category:
Digital revenue
Point in time revenue recognition
Direct advertising	$171	$294
Publisher revenue	239	68
Syndication revenue	91	-
Other digital revenue	11	7
Total digital revenue	512	369
Service revenue
Over-time revenue recognition
Sponsorship	931	337
Total service revenue	931	337
Total revenue	$1,443	$706

Contract Balances

The timing of the Company’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset receivable or a contract liability, unearned revenue.

The following table provides information about contract balances:

	As of September 30,	As of December 31,
	2025	2024
Unearned revenue (short-term contract liabilities)
Direct advertising revenue	$18	$11
Non-advertising Service revenue	266	32
	$284	$43

Unearned revenue, also referred to as contract liabilities, are contracts signed in advance of performance and are recognized as revenue over time. The Company records contract liabilities as unearned revenue on the balance sheets. Direct advertising revenue and service revenue of $43 was recognized during the nine months ended September 30, 2025, from unearned revenue at the beginning of the year.

Cash and Cash Equivalents

The Company maintains cash and cash equivalents at banks where amounts on deposit may exceed the Federal Deposit Insurance Corporation limit of $250 during the year. Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of September 30, 2025 and December 31, 2024, cash and cash equivalents of $15,042 and $8, respectively, consisted primarily of checking and money market. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk regarding its cash and cash equivalents.

USDC

USDC is a stablecoin redeemable on a one-to-one basis for U.S. dollars and is accounted for as a financial instrument in the Company’s Balance Sheets. Circle Internet Financial, LLC (“Circle”) and its affiliate, Circle Internet Financial Europe SAS is the issuer of USDC, a crypto-asset stablecoin with a conversion rate 1:1 pegged to the US dollar. The Company records USDC at cost, which approximates fair value, and subsequently measures USDC at fair value each reporting period. Changes in the fair value of USDC, if any, are recognized in other income (expense), net in the accompanying statements of operations. From time to time, the Company utilizes USDC to pay vendors and accepts USDC as payment from customers or investors in lieu of cash and cash equivalents.

There are volatility risks related to stablecoins, which are designed to have a relatively stable price relative to an underlying physical asset, most commonly a fiat currency, such as U.S. dollars, or an exchange-traded commodity. The stability of a stablecoin results from the underlying assets backing the stablecoin that are held by the stablecoin’s issuer in reserve accounts, among other factors such as the ability of a holder to redeem the stablecoin from its issuer at par. The issuers of certain stablecoins currently retain broad discretion to determine the composition and amounts of assets held in the issuers’ accounts backing those stablecoins, and to substitute assets other than the fiat currency that is initially deposited. The composition of backing assets varies considerably across popular stablecoins, with some stablecoins backed entirely by off-chain assets including cash or short-term, highly liquid assets, and others backed by assets significantly less liquid than cash or cash equivalents. In the case of USDC, Circle reported that, as of September 30, 2025, underlying reserves were held in cash, short-duration U.S. Treasuries, and overnight U.S. Treasury repurchase agreements within segregated accounts for the benefit of USDC holders.

Accounts Receivable and Allowance for Credit Losses

The Company receives payments from direct advertising customers based upon contractual payment terms; accounts receivable is recorded when the right to consideration becomes unconditional and are generally collected within contract terms. The Company generally receives payments from advertising and non-advertising service customers at the time of sign up for each contract and in advance of providing services based on contract terms.

The Company keeps an ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. The Company records an allowance for credit losses in an amount approximating anticipated losses. Accounts receivables are written off when deemed uncollectible and collection of the receivable is no longer being actively pursued.

In determining the amount of the allowance, the Company considers its historical level of credit losses. The Company also makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and the Company assesses current economic trends that might impact the level of credit losses in the future. Historically, the Company has had no significant credit loss of accounts receivable.

However, since the Company cannot reliably predict future changes in the financial stability of its customers, it cannot guarantee that its allowances will continue to be adequate. If actual credit losses are significantly greater than the allowance, the Company would increase its general and administrative expenses and increase its reported net losses. No allowance was recorded as of September 30, 2025 and December 31, 2024, respectively. Accounts receivable as of September 30, 2025 and December 31, 2024 were $197 and $36, respectively, and are presented net of allowance for credit loss.

Concentration

The Company’s cash and cash equivalents, USDC, and accounts receivable are potentially subject to concentration of credit risk. See below for a discussion of these risks by type of concentration.

Significant Customers

The Company generates a significant portion of its revenue from a limited number of customers and service suppliers. For the nine months ended September 30, 2025, revenue from one customer represented 17% of total revenues. For the nine months ended September 30, 2024, revenue from four customers represented 76% of total revenues.

Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales.

As of September 30, 2025, four different customers accounted for approximately 97% of the Company’s total accounts receivable balance. The loss of these customers could have a material adverse effect on the Company’s operations. As of December 31, 2024, one customer accounted for approximately 66% of the Company’s total accounts receivable balance. The loss of this customer could have a material adverse effect on the Company’s operations.

The Company continuously monitors the creditworthiness of its customers and service suppliers and maintains allowances for potential credit losses as management deems appropriate. To date, the Company has not experienced any material credit losses.

Significant Vendors

Concentrations of risk with respect to third party vendors who provide products and services to the Company are limited. If not limited, such concentration could impact profitability if a vendor failed to fulfill their obligations or if a significant vendor was unable to renew an existing contract and the Company was not able to replace the related product or service at the same cost. For the nine months ended September 30, 2025, two vendors accounted for approximately 54% of the Company’s total cost of revenue. For the nine months ended September 30, 2024, four vendors accounted for approximately 55% of the Company’s total cost of revenue.

As of September 30, 2025, four vendors accounted for approximately 62% of the Company’s total accounts payable balance. As of December 31, 2024, two vendors accounted for approximately 59% of the Company’s total accounts payable balance.

Selling and Marketing

Selling and marketing expenses consist of compensation, network development and outsourcing of selling and marketing, sales support teams, as well as commissions.

The Company’s sales and advertising expenses are expensed when an advertisement takes place and commissions are paid once collection has been made from customers. During the nine months ended September 30, 2025 and 2024, the Company incurred advertising expenses of $385 and $190, respectively, which are included within selling and marketing on the statements of operations.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable, USDC and accrued expenses approximate fair value because of the short-term maturity of these instruments. The Company has no other assets or liabilities measured at fair value. USDC is contractually redeemable for fiat currency on demand. As any changes in the fair value are reported in earnings as they occur, the derecognition of USDC does not necessarily give rise to a gain or loss.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value.

This update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction and requires certain disclosures for equity securities subject to contractual sale restrictions. The adoption of ASU 2022-03 on January 1, 2024 did not have a material impact on the Company’s financial statements.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2024; early adoption is permitted using either a prospective or retrospective transition method. The Company does not expects the adoption of ASU 2023-09 to have material impact on its financial position or result of operations, but require additional disclosures in the notes to its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU aims to enhance the transparency of financial reporting by requiring public business entities (PBEs) to provide detailed disclosures about the components of significant expense captions presented in the income statement. The Company will be required to disclose, in a tabular format, the amounts recognized within each relevant expense caption in the income statement. This ASU is effective for fiscal years beginning after December 15, 2026; early adoption is permitted using either a prospective or retrospective transition method.

The Company is not planning to early adopt. The Company expects ASU 2024-03 to require additional tabular disclosures in the notes to its financial statements.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. Prepayments and Other Current Assets

Prepayments and other current assets are summarized as follows:

	September 30,	December 31,
	2025	2024
Prepaid insurance	$14	$19
Prepaid engineering maintenance work	77	-
Legal retainers	35	10
Other	26	11
	$152	$40

4. Property and Equipment

Property and equipment are summarized as follows:

	September 30,	December 31,
	2025	2024
Computer hardware and software	$25	$12
Camera and camera equipment	12	-
	$37	$12
Less: accumulated depreciation	(9)	(6)
Net property and equipment	$28	$6

Depreciation expense for the nine months ended September 30, 2025 and September 30, 2024 was $3 and $2, respectively.

5. Intangible Assets

On January 27, 2024, the Company entered into an agreement with deWeb Ltd., an Israeli technology company, to acquire proprietary technology platform assets, intellectual property, and related digital assets necessary for the operation of the Company’s media technology platform. The acquisition was completed through a non-monetary exchange in which the Company issued equity instruments and assumed contractual obligations in lieu of cash consideration.

Management determined that the acquired technology platform represents a finite-lived intangible asset under ASC 350-30. As of the date of acquisition the total acquisition cost of the intellectual property was $515 with $427 being allocated on a fair value basis and capitalized as an intangible asset and amortized on a straight-line basis over a three-year estimated useful life, consistent with the expected period of economic benefit.

The carrying amount of the deWeb platform intangible asset, net of accumulated amortization, as of September 30, 2025 and December 31, 2024 was $190 and $297, respectively. Amortization expense related to deWeb platform intangible asset for the nine months ended September 30, 2025 and 2024 was $106 and $95, respectively.

The Company also incurred in platform development cost that adds new functionality or materially improves performance or features of the platform assets. As of September 30, 2025 and December 31, 2024, the Company capitalized platform development costs of $405 and $167 respectively, that are amortized on a straight-line basis over a three-year estimated useful life. Amortization expense related to platform development cost for the nine months ended September 30, 2025 and 2024 was $86 and $0, respectively.

As of September 30, 2025 and December 31, 2024, other intangible assets, consisting of web domains reported net of amortization, were $21 and $23, respectively.

These assets are being amortized on a straight-line basis over a 15-year estimated useful life, consistent with the expected period of economic benefit. Amortization expense for web domains for the nine months ended September 30, 2025 and 2024, were $2 and $1, respectively.

The Company evaluates the recoverability of intangible assets on an annual basis, or more frequently whenever circumstances indicate an intangible asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event future undiscounted cash flows do not exceed the carrying amount of the assets, the assets will be considered impaired. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. As of September 30, 2025 and 2024, there were no indicators of impairment present. No impairment loss has been recorded on the statement of operations.

Intangible assets, net and their associated weighted average remaining useful lives consisted of the following (in thousands, except years data):

	As of September 30, 2025
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life (in Years)
Amortizing intangible assets
Platforms	$999	$330	$669	2.15
Web domains	27	6	21	11.62
Total	$1,026	$336	$690

	As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life (in Years)
Amortizing intangible assets
Platforms	$594	$138	$456	2.10
Web domains	27	4	23	12.3
Total	$621	$142	$479

The following is the future minimum amortization expense to be recognized as of September 30, 2025 and for each of the following years:

For the years ended December 31,	Amount
2025 (three months)	$84
2026	335
2027	198
2028	59
2029	2
Thereafter	12
Total expected future amortization expense	$690

6. SAFE Agreements

During the year ended December 31, 2024, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with various accredited investors. These free-standing instruments provide investors with rights to receive shares of the Company’s capital stock upon certain future events, including qualified equity financing, change in control, or dissolution.

Under the terms of the agreement, the SAFE converts into a variable number of Preferred Class A Shares of the Company’s capital stock upon the next equity financing, based on a post-money valuation cap of $11,000, or entitles the investor to receive the greater of (i) the purchase amount or (ii) the cash value of such shares upon a liquidity event.

Management evaluated the SAFE under ASC 480-10-25-14 and ASC 815-40-25 and determined that the instrument represents a liability, as it may require settlement in cash or in a variable number of shares upon a liquidity event outside the Company’s control. The instrument was therefore classified as a non-current liability as of December 31, 2024.

Total proceeds received under these agreements during 2024 were $525, comprised of $200 USDC and $325 of cash. All investors were confirmed as accredited, and the Company’s charter and capitalization structure support the future issuance of shares upon conversion of the SAFEs.

On December 14, 2024, the Company executed a SAFE with an investor for a total purchase amount of $440, providing the investor rights to receive shares of the Company’s Preferred Class A Stock upon certain future events, including qualified equity financing, change in control, or dissolution. Cash proceeds under this agreement were received by April 29, 2025.

On various dates throughout 2025, the Company raised an additional $719 in funds and issued SAFE agreements with various investors.

During July of 2025, the Company converted all outstanding SAFE agreements with investors into shares of the Company’s Class A Preferred Stock at a price of $1.00 per share. In total, 1,684,000 shares of Class A Preferred Stock were issued.

7. Stockholders’ Equity (Deficit)

The Company’s current Amended and Restated Certificate of Incorporation dated July 8, 2025, authorizes the issuance of 20,000,000 shares of $0.00002 par value Common Stock, of which 2,000,000 shares are designated Class A Common Stock and 18,000,000 shares are designated Class B Common Stock. A total of 4,000,000 shares of $0.000002 par value Preferred Stock have been authorized with 2,000,000 designated as Class A.

As of September 30, 2025 and December 31, 2024, outstanding shares of Class A Common Stock are 2,000,000. As of September 30, 2025 and December 31, 2024, outstanding shares of Class B Common Stock are 4,141,000. As of September 30, 2025 and December 31, 2024, outstanding shares of Class A Preferred Stock are 1,684,000 and 0, respectively.

Convertible Notes and Warrants

During September 2025, the Company received proceeds of $30,150 in exchange for certain convertible notes (the “Convertible Notes”) and warrants with certain investors. The proceeds consisted of cash of $15,000, USDC of $15,000, and the conversion of an existing accounts payable balance in the amount of $150. The total proceeds of $30,150 was allocated as $30,145 to the convertible notes and $5 to the warrants. As discussed below, the proceeds from both the Convertible Notes and warrants were classified within stockholders’ equity on the Company’s condensed balance sheet.

According to the convertible note agreements, the Convertible Notes bear interest at a rate of 12% per annum, with interest accruing in full from the issuance date. However, the Convertible Notes and related interest accrued is not to be repaid in cash. All outstanding principal and accrued interest automatically convert into shares of the Company’s Class B common stock upon the earliest occurrence of (i) the respective maturity date, (ii) the closing of a qualifying equity financing resulting in aggregate proceeds of at least $20.0 million, or (iii) the occurrence of a qualifying corporate transaction, as defined in the agreements. The conversion price is fixed at $2.55 per share, subject to customary adjustments for stock splits and similar transactions. As of September 30, 2025, no qualifying event had occurred and the Convertible Notes remained outstanding.

As discussed above, in connection with the issuance of the Convertible Notes, the Company issued detachable warrants to purchase an aggregate of 2,588,237 shares of the Company’s Class B common stock. The warrants are exercisable at a price of $2.55 per share, represent warrant shares equal to 20% of the respective note principal divided by the exercise price, and expire one year from the issuance date. The warrants are legally detachable and separately exercisable from the Convertible Notes.

Management evaluated the Convertible Notes and the related warrants in accordance with applicable accounting guidance, including ASC 470, ASC 480, and ASC 815. Based on this evaluation, the Company concluded that (i) the automatic conversion feature embedded in the Convertible Notes does not require bifurcation as a derivative, (ii) the warrants qualify as freestanding financial instruments that are indexed to the Company’s own stock and meet the criteria for equity classification, and (iii) settlement of the Convertible Notes and warrants does not require or permit unilateral cash settlement by the holders. Accordingly, the Convertible Notes and warrants were classified within stockholders’ equity as additional paid-in capital.

As of September 30, 2025, the Company had not recognized any conversion of the Convertible Notes or exercise of the warrants.

Equity Awards

The RTB Digital, Inc. 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan” and collectively the “Equity Incentive Plans”). The 2024 Equity Incentive Plan was amended and approved by the Company’s Board of Directors during May of 2024 with a maximum number of Class B shares authorized to be issued under the plan of 2,800,000. In addition to the shares authorized under the 2024 Equity Incentive Plan, the 2025 Equity Incentive Plan has authorized a maximum number of Class B Shares to be issued under this respective plan of 2,888,333.

Compensation expense for the nine months ended September 30, 2025 and the year ended December 31, 2024, includes the portion of awards vested in the period for all equity-based awards granted, based on the grant date fair value as estimated using a Black-Scholes option valuation model.

Grant date fair value for stock options is estimated using a Black-Scholes option valuation model using the weighted-average assumptions in the table below:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Risk-free interest rate	3.81%	4.51%
Expected dividend yield	0.00%	0.00%
Expected volatility	53.66%	53.66%
Expected term in years	1.75	3.00

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company in accordance with authoritative guidance.

A summary of the common stock option activity during the nine months ended September 30, 2025, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Common stock options outstanding at December 31, 2024	2,087,673	0.50	9.25
Granted	3,136,744	1.00
Cancelled	(26,084)	0.50
Common stock options outstanding at September 30, 2025	5,198,333	$0.80	9.13

Common stock options exercisable at September 30, 2025	1,344,332	$0.62	8.73
Common stock options not vested at September 30, 2025	3,854,001	$0.83	9.24
Common stock options available for future grants at September 30, 2025 (1)	437,832	$0.52

(1)	Common stock available for future issuance at September 30, 2025 represents a combination of 2,800,000 of authorized shares; less 2,362,168 common stock options outstanding under the 2024 Plan and 2,888,333 authorized shares; less 2,888,333 common stock options outstanding under the 2025 Plan

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2025 and 2024 was $0.28 and $0.20, respectively. For the nine months ended September 30, 2025 and 2024, stock-based compensation expense was $261 and $46, respectively.

As of September 30, 2025, total compensation cost not yet recognized related to unvested options was $1,033, which is expected to be recognized over a weighted-average period of 2.99 years.

A summary of the Class B warrant activity during the nine months ended September 30, 2025, is as follows:

	Number of Warrants	Weighted Average Strike Price	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding at December 31, 2024	700,000	1.79	4.00
Granted	2,588,237	2.55
Warrants outstanding at September 30, 2025	3,288,237	$2.39	1.43

Stock Issued for Service – Venture Program Agreement

In July 2024, the Company entered an agreement to issue 165,000 shares of its non-voting Class B Common Stock at an aggregate price of $1.00 in exchange for marketing services. The services are to be performed over a period of 10 months with expense related to the shares recognized ratably over the service period. In the event of the termination of the Venture Program Agreement during the 10-month service period, the Company has an irrevocable and exclusive option and right (the “Reacquisition Option”) for 60 days after the termination date to cancel, forfeit, and terminate any issued securities.

The Vesting Period of the shares is 300 days from the execution of the agreement, and all of the shares shall initially be subject to the Reacquisition Option. All shares will be issued as of the vesting date.

The entirety of the shares are initially subject to the Reacquisition Option, with shares releasing from the Requisition Option by taking 1 divided by the Vesting Period (1/Vesting Period) on each day until all securities are released at the end of the Vesting Period, provided that such releases shall immediately cease in the event the agreement is terminated.

8. Related Party Transactions

SAFE Agreements

As a component of the Company’s SAFEs with various accredited investors (see Note 6) as of September 30, 2025 and December 31, 2024, approximately $979 and $200 of total proceeds received, respectively, eventually converted into 1,178,750 shares of Class A Preferred Stock during the nine months ended September 30, 2025, were from related parties.

Roustan Media Partnership Agreement

During the nine months ended September 30, 2025, the Company entered into a Coalition Partner Agreement with Roustan Media Inc., an entity affiliated with a member of the Company’s board of directors. Under the agreement, effective January 1, 2025, the Company provides digital publishing, advertising operations, distribution, and related platform services for Roustan Media’s media properties, including The Hockey News and related websites.

Pursuant to the agreement and a related term sheet executed in June 2025, the Company collects advertising and distribution revenues and remits a contractually defined revenue share to Roustan Media. The revised economics include a minimum monthly revenue support arrangement applicable to certain months in 2025, under which the Company agreed to compensate Roustan Media for shortfalls between actual advertising collections and a specified monthly threshold of $90.

Amounts paid or accrued under this minimum revenue support arrangement do not represent consideration for distinct goods or services and are recorded as general and administrative expense in the Company’s condensed statements of operations. General and administrative expense related to this agreement for the nine months ended September 30, 2025, was $486.

Convertible Notes

During September 2025, the Company entered into Convertible Note Purchase Agreements with investors, including multiple related parties. The Convertible Notes were issued in exchange for cash and digital asset consideration and are unsecured obligations of the Company. The Notes bear interest at the stated contractual rate and mature during September 2026, unless earlier converted in accordance with their terms. The Notes are convertible into equity of the Company upon the occurrence of certain events or at the option of the holders, as defined in the agreements. Proceeds received and amounts receivable under the Notes are reflected in the accompanying financial statements as of September 30, 2025.

As a component of the issuance of the Company’s Convertible Notes with various investors (see Note 7) during the nine months ended September 30, 2025, approximately $150 of an outstanding related party payable was converted into a $150 convertible note and the related party was subsequently issued 11,765 shares of warrants, determined in line with other investor agreements. The related party’s convertible note has the same terms and features of all other convertible notes. Another related party was responsible for a $2,000 principal amount related to the issuance of the Convertible Notes. This amount was comprised of $1,600 cash and $400 USDC during the nine months ended September 30, 2025. This related party was issued 156,863 shares of warrants, determined in line with other investor agreements. Another related party was responsible for a $15,000 principal amount related to the issuance of the Convertible Notes. This related party was issued 1,176,471 shares of warrants, determined in line with other investor agreements.

9. Commitments and Contingencies

From time to time, the Company is a party to, or has a significant relationship to, legal proceedings, lawsuits, and other claims arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

The Company believes that there are no material litigation matters at the current time. The Company’s policy is to expense legal costs as they are incurred.

10. Subsequent Events

The Company evaluated subsequent events through January 14, 2026, the date the financial statements were available to be issued.

Reverse Merger Agreement Amendments

On January 6, 2026, Amendment No. 2 to the Merger Agreement was approved to, (a) Remove the Ryvyl Warrant amendment requirements; (b) Remove RTB shareholder lock-up agreement requirements; (c) Remove voting and support agreement requirements; (d) Assume RTB equity incentive plans and outstanding equity awards; and (e) Clarify scope of Ryvyl Reverse Split requirement;

The transaction did not impact the Company’s condensed consolidated financial statements as of September 30, 2025.

Preferred Stock Financing

The Company entered a financing transaction with Ryvyl Inc. (“Ryvyl”) to provide working capital through the anticipated consummation of the Merger. On October 6, 2025, the Company executed a Securities Purchase Agreement with Ryvyl, pursuant to which Ryvyl agreed to issue and sell Series C Preferred Stock to the Company in a private placement conducted pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

Pursuant to the October 6, 2025 Purchase Agreement, Ryvyl agreed to issue an aggregate of 50,000 shares of Series C Preferred Stock, representing total gross proceeds of $5,000. On the closing date, the Company delivered immediately available funds equal to its subscription amount to Ryvyl, and Ryvyl issued to the Company 50,000 shares of Series C Preferred Stock in accordance with the agreement.

Further on December 9, 2025, the Company entered into a First Amendment to the Purchase Agreement, with Ryvyl, Inc. The amendment increased the aggregate purchase price for Ryvyl’s Series C Convertible Preferred Stock from $5,000 to $6,500 and increased the stated value per share from $100.00 to $130.00, resulting in an aggregate stated value of $6,500. The additional $1,500 of proceeds was paid by the Company at the execution of the amendment. All other terms of the original Purchase Agreement and related Certificate of Designations remain unchanged.

Roustan Media Partnership Agreement

On November 4, 2025 the Company entered into a binding letter of intent for a long-term strategic partnership with Roustan Media, Inc., True Hockey ULC, and certain affiliated parties, all controlled by W. Graeme Roustan, subject to approval by the Company’s board of directors. The arrangement extends a pre-existing Coalition Partner Agreement with a multi-year platform, advertising, and media partnership, including revenue-sharing arrangements, platform integration, and governance provisions involving Roustan’s media properties, including The Hockey News and related websites. The letter also includes a zero-coupon loan, advertising spend commitments, and equity-related instruments, subject to approval by the Company’s board of directors.

Collection of Note Proceeds

During October 2025, the Company received proceeds related to the issuance of its Convertible Notes that had been executed prior to quarter-end. In October 2025, the Company collected note proceeds in the amount of approximately $2,850, comprised of $1,250 USDC and $1,600 cash. All proceeds related to the Company’s Notes have been collected upon the receipt of the $2,850.

Merger-Related Financing Transaction

On January 5, 2026, the Company entered into a binding term sheet with UTXO Management, an affiliate of 210k Capital, LP, pursuant to which the investor agreed to purchase a $10.0 million secured convertible note. The transaction is expected to result in additional shareholder equity in Ryvyl upon consummation of the proposed merger between the Company and Ryvyl. The proceeds of the investment are to be held in Bitcoin, which may fluctuate in value prior to or following the consummation of the merger.

Upon consummation of the merger, the convertible note is expected to automatically convert into equity of Ryvyl at a pre-money valuation of $200 million. The investor also received warrants with 20% coverage, exercisable at the conversion price, subject to customary terms, including price protection provisions. In addition, the securities issued in connection with the transaction will be subject to lock-up and right-of-first-refusal provisions.

The transaction did not impact the Company’s financial statements as of September 30, 2025.

ANNEX A

AGREEMENT AND PLAN OF MERGER

WITH AMENDMENTS NOS. 1 AND 2

by and among

RYVYL, INC.,

RYVYL MERGER SUB INC.,

and

RTB DIGITAL, INC.

Originally Dated as of September 28, 2025

Article I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01	The Merger	7
Section 1.02	Organizational Documents of the Surviving Corporation	8
Section 1.03	Directors and Officers of the Surviving Corporation	8
Section 1.04	Closing	8
Section 1.05	Parent Governance Matters	8
Section 1.06	Pre-Closing Company Preferred Stock Exchange	8

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE

Section 2.01	Effect on Capital Stock	9
Section 2.02	Warrant Amendment; Parent Warrant Payment	10
Section 2.03	Fully Diluted Parent Common Stock; Fully Diluted Company Common Stock	10
Section 2.04	Exchange of Shares	10
Section 2.05	No Fractional Shares	10
Section 2.06	Dissenting Shares	11
Section 2.07	No Liability	11

Article III

REPRESENTATIONS AND WARRANTIES OF the Company

Section 3.01	Corporate Existence and Power	11
Section 3.02	Corporate Authorization	11
Section 3.03	Governmental Authorization	7
Section 3.04	Non-Contravention	12
Section 3.05	Capitalization	12
Section 3.06	Subsidiaries	12
Section 3.07	Disclosure Documents	13
Section 3.08	Absence of Certain Changes	13
Section 3.09	No Undisclosed Material Liabilities	13
Section 3.10	Litigation	13
Section 3.11	Compliance with Applicable Laws	13
Section 3.12	Company Permits	13
Section 3.13	Company Material Contracts	13
Section 3.14	Digital Assets	15
Section 3.15	Taxes	15
Section 3.16	Company Employee Plans	17
Section 3.17	Labor Matters	18

Exhibits and Annexes

Annex	Description

Annex I	Summary of Obligations

Exhibits	Description

Exhibit A	Lock-Up Agreement
Exhibit B	Olivia Employment Agreement
Exhibit C	Illustrative Exchange Ratio Calculation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 28 2025, by and among RYVYL, Inc., a Nevada corporation (“Parent”), RYVYL Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and RTB Digital, Inc., a Delaware corporation (the “Company”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of Parent (the corporation surviving the Merger, the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions; (c) directed that the approval and adoption of this Agreement (including the Transactions) be submitted to the Company’s stockholders; and (d) recommended the adoption of this Agreement and approval of the Transactions by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that this Agreement and the Transactions (including the Parent Share Issuance and the Parent Articles Amendment) are fair to and in the best interests of Parent and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance and the Parent Articles Amendment); (c) directed that the Parent Share Issuance and the Parent Articles Amendment be submitted to a vote at a meeting of Parent’s stockholders; and (d) recommended the approval of the Parent Share Issuance and the Parent Articles Amendment by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions and (b) directed that this Agreement (including the Transactions) be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, in connection with, and no later than ten (10) calendar days after the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of Company Common Stock sufficient to approve the Merger and the other Transactions shall enter into a voting and support agreement with Parent and the Company in a form to be mutually agreed between Parent and the Company (the “Company Support Agreement”);

WHEREAS, in connection with, and no later than ten (10) calendar days after the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each director and officer of Parent and certain of the Parent’s shareholders who hold an aggregate of 10% or more of Parent’s Common Stock shall enter into voting and support agreements with Parent and the Company in a form to be mutually agreed between Parent and the Company (each, a “Parent Support Agreement”);

WHEREAS, promptly after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver actions by written consent (the “Merger Sub Consent”), adopting this Agreement and approving the Transactions;

WHEREAS, concurrently with the consummation of the Merger and the other transaction contemplated by this Agreement (the “Closing”), certain significant holders of Company Stock have shall enter into lock-up agreements with Parent in substantially the form attached as Exhibit A hereto (each, a “Lock-Up Agreement”);

WHEREAS, concurrently with the Closing, Parent and George Oliva shall enter into an employment agreement substantially in the form attached hereto as Exhibit B (the “Oliva Employment Agreement”), pursuant to which Mr. Oliva will serve as an executive officer of Parent and shall then lead the business unit comprised of Parent’s pre-closing business and operations and shall receive the compensation specified therein (including equity compensation);

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), (ii) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, Parent shall effect the Parent Articles Amendment in accordance with the applicable provisions of the NRS;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties and covenants in this Agreement in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

Article I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall file a certificate of merger with respect to the Merger, in customary form and substance (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the DGCL and (ii) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving company in the Merger.

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the DGCL, and the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.02 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or any other Person, (i) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, and (ii) the bylaws of the Company shall be amended and restated in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

Section 1.03 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 1.04 Closing. The Closing of the Merger shall take place via the electronic exchange of documents and signatures at 9:00 a.m., New York City time, on the second (2nd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions by the Party or Parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.05 Parent Governance Matters.

(a) Parent Organizational Documents. Prior to the Effective Time, (i) subject to the receipt of the Parent Stockholder Approval, the articles of incorporation of Parent shall be amended and restated in its entirety to be in the form to be mutually agreed between Parent and the Company (the “Restated Parent Articles”), and Parent shall file the Restated Parent Articles with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS and (ii) the Board of Directors of Parent shall, at a meeting duly called, adopt resolutions to amend and restate the bylaws of Parent to be in the form to be mutually agreed between Parent and the Company (the “Restated Parent Bylaws”), to be effective as of the Closing Date. The Restated Parent Articles and Restated Parent Bylaws shall be the articles of incorporation and bylaws of Parent until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the NRS.

(b) Board of Directors of Parent. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, to increase the size of the Board of Directors of Parent and appoint the applicable Board Designees to fill the resulting vacancies, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to the Company) the resignations of then-serving directors of the Board of Directors of Parent) to:

(i) cause the size of the Board of Directors of Parent as of the Closing to be fixed at seven (7) and cause the individuals set forth in Section 1.05(b)(i) of the Company Disclosure Schedules (as may be updated by the Company prior to Closing upon written notice to Parent) to be appointed to the Board as of the Closing (each such individual and their successors, a “Board Designee”); and

(ii) designate a Board Designee selected by Parent as a member the Board of Directors of Parent as of the Closing, who shall be required to qualify as an independent director under the applicable Nasdaq listing rules.

(c) Parent Executive Officers. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to the Company) the resignations of then-serving officers of the Company) to cause the officers of Parent as of the Closing to be the individuals set forth in Section 1.05(c) of the Company Disclosure Schedules (as may be updated by the Company prior to Closing upon written notice to Parent).

Section 1.06 Pre-Closing Company Preferred Stock Exchange. On or prior to the Closing Date, the holders of Company Preferred Stock shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company’s certificate of incorporation (the “Company Preferred Stock Exchange”).

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE

Section 2.01 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any Equity Interests in the Company, Parent or Merger Sub:

(i) each share of (A) Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Exchange), other than Excluded Shares and Dissenting Shares, shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; (B) ) Company Convertible Note Shares issued and outstanding immediately prior to the Effective Time (or which would be issued in accordance with the terms of Company Convertible Notes as a result of the Merger or closing of an Additional Company Financing), shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; and (C) Company Class C Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. Each share of Parent Common Stock issued pursuant hereto being “Merger Consideration”). The aggregate Merger Consideration shall be a number of shares equal to the sum of number of shares of Parent Common Stock issued by Parent in respect of each clauses (A), (B), and (C) above. Each share of Company Common Stock or Company Class C Common Stock that was immediately prior to the Effective Time represented by a certificate and each uncertificated share of Company Common Stock or Company Class C Common Stock that immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (other than Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive the Merger Consideration, without any interest. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock and delivery of duly executed letters of transmittal in accordance with Section 2.04 will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Class C Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Class C Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any duly executed letters of transmittal with respect to former shares of Company Common Stock or Company Class C Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be treated in accordance with this Article II. Notwithstanding any other provision of this Agreement, the conversion of the Company Convertible Note Shares and shares of Company Class C Common Stock are intended to dilute each of Parent and the Company equity holders concurrently and on a pro rata basis as if pursuant to an issuance of shares for capital received following the conversion of Company Common Stock specified in Section 2.01(a)(i)(A), above, and as set forth in the illustrative exchange ratio calculation attached hereto as Exhibit C.

(ii) each share of Company Common Stock or Company Class C Common Stock that is held immediately prior to the Effective Time by the Company as treasury stock or owned by any Subsidiary of the Company (the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(iv) each outstanding Company Convertible Security, if not exercised or converted prior to the Effective Time, shall automatically be converted into an equivalent convertible security of Parent (the “Assumed Convertible Security”). Subject to the subsequent sentence, each Assumed Convertible Security will be subject to the terms and conditions set forth in the Company’s equity plan or other applicable agreement (except any references therein to the Company or Company Common Stock will instead mean Parent and Parent Common Stock, respectively). Each Assumed Convertible Security shall: (i) have the right to acquire a number of shares of Parent Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Convertible Security had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the applicable exercise price or conversion price of the Company Convertible Security, divided by (B) the Exchange Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Convertible Security.

Section 2.02 Warrant Amendment; Parent Warrant Payment.

(a) Parent hereby agrees to use its best efforts to amend the Parent Warrants held by certain institutional investors who hold Parent Warrants representing no less than 97% of the outstanding Parent Warrants as of the date of this Agreement (the “Required Warrant Holders”) on or before the 30th calendar day following the date of this Agreement (the “Warrant Amendment Deadline”), in a manner reasonably satisfactory to Parent and the Company (each a, “Warrant Amendment”), provided that no such agreement shall be deemed reasonable unless it removes any possibility for a Required Warrant Holder to compel Parent to pay them cash in satisfaction of any obligations pursuant to any such Warrant Amendment. If Parent is unable to obtain the requisite Warrant Amendments prior to the Warrant Amendment Deadline, the non-solicitation provisions in Section 5.02 (but not those in Section 6.02) shall no longer have any further force or effect.

(b) In the event that at the Effective Time the requisite number of Parent Warrants have not been amended in accordance with Section 2.02(a), above, the Parent Valuation shall be adjusted downward at a rate equal to one dollar ($1.00) of reduction for every three dollars ($3.00) of the potential liability of Parent for any such Parent Warrant Payments that it may be required to pay, up to a maximum aggregate reduction to the Parent Valuation of $1,000,000.

Section 2.03 Fully Diluted Parent Common Stock; Fully Diluted Company Common Stock. Prior to the Closing, (i) Parent shall deliver to the Company a certificate signed on behalf of Parent by the Chief Financial Officer of Parent setting forth the aggregate Fully Diluted Parent Common Stock as of the close of business on the Business Day immediately preceding the Closing Date (after giving effect to the Restated Parent Articles and the Parent Reverse Split), and (ii) the Company shall deliver a certificate signed on behalf of the Company by the Chief Executive Officer of the Company setting forth the aggregate Fully Diluted Company Common Stock and Company Class C Common Stock, each as of the close of business on the Business Day immediately preceding the Closing Date. Absent manifest error or fraud, each certificate delivered pursuant to the preceding sentence shall be final and binding on the Parties and all holders of Equity Interests in any of the Parties.

Section 2.04 Exchange of Shares.

(a) Exchange Agent. Prior to the Closing, Parent shall appoint VStock Transfer LLC (or such other exchange agent as is reasonably acceptable to the Company and Parent) (the “Exchange Agent”) to act as agent for the purpose of delivering to each stockholder of the Company his, her or its portion of the aggregate Merger Consideration in respect of such stockholder’s Company Common Stock or Company Class C Common Stock. As of or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of the Company Common Stock or Company Class C Common Stock, a number of shares of Parent Common Stock, in book-entry form, equal to the aggregate Merger Consideration issuable pursuant to Section 2.01(a)(i) for the purpose of exchanging the Company Common Stock or Company Class C Common Stock for the Merger Consideration.

(b) Exchange Procedures. Prior to the Effective Time, Parent shall provide, or cause the Exchange Agent to provide, to each Person who is or will be, as of immediately prior to the Effective Time, a holder of record of Company Common Stock or Company Class C Common Stock, a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal) for use in such exchange. Upon delivery to (and receipt by) the Exchange Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Common Stock or Company Class C Common Stock will be entitled to receive (following the Effective Time) the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II. Until exchanged as contemplated by this Section 2.04, any shares of Company Common Stock or Company Class C Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Merger Consideration as contemplated by this Section 2.04. No interest will be paid or accrue on any amounts payable upon exchange of any shares of Company Common Stock or Company Class C Common Stock.

Section 2.05 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in exchange for Company Common Stock or Company Class C Common Stock. If the aggregate number of shares of Parent Common Stock that would be paid to the holder of any Company Common Stock or Company Class C Common Stock in respect of all Company Common Stock or Company Class C Common Stock held by such holder pursuant to Section 2.01(a)(i)(A) in the absence of this Section 2.05 is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional share that otherwise would be so paid is less than five-tenths (0.5) of a share of Parent Common Stock and (y) rounded up to the nearest whole number in the event that the fractional share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Parent Common Stock.

Section 2.06 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock or Company Class C Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock or Company Class C Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration, but shall instead automatically cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock or Company Class C Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(a)(i), without interest thereon, upon surrender, in the manner provided in Section 2.04, of such shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Class C Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.07 No Liability. None of the Parties hereto, the Surviving Corporation or the Exchange Agent will be liable to any Person in respect of any shares of Parent Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Article III

REPRESENTATIONS AND WARRANTIES OF the Company

Subject to Section 10.17, except as disclosed in the Disclosure Schedules (the “Company Disclosure Schedules”) delivered to Parent by the Company on the date of this Agreement, the Company hereby represents and warrants to Parent, as follows:

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the second amended and restated certificate of incorporation and bylaws of the Company (as may be amended from time to time, the “Company Organizational Documents”) as in effect on the date of this Agreement.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, are within the corporate powers of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and each of the Ancillary Agreements to which the Company is a party has been (or will be) duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) The Board of Directors of the Company has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions; (iii) directing that the approval and adoption of this Agreement (including the Transactions) be submitted to the Company’s stockholders; and (iv) recommending the adoption of this Agreement and approval of the Transactions by the Company’s stockholders. The Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of each of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of the Nasdaq Capital Market LLC or any successor thereto (“Nasdaq”); or (d) any other actions, Consents or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming effectiveness of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Material Contract binding upon the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company as of the date of this Agreement consists of (i) 20,000,000 shares of Company Common Stock, of which (A) 2,000,000 shares are designated as Company Class A Common Stock, (B) 18,000,000 shares are designated as Company Class B Common Stock and (ii) 4,000,000 shares of Company Preferred Stock, of which 2,000,000 shares are designated as Company Class A Preferred Stock. Subsequent to the date of this Agreement, but prior to the Closing of the Merger, Company expects to authorize shares to be designated as Company Class C Common Stock in sufficient number to accommodate the issuance of such shares in Additional Company Financings. The issued and outstanding Company Securities as of the date of this Agreement are set forth in Section 3.05(a) of the Company Disclosure Schedules. Section 3.05(a) of the Company Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement of the holders of all issued and outstanding Company Securities and the number and type of Company Securities owned of record by each such holder. Except as set forth in this Section 3.05(a) and for changes to the extent not prohibited by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) the Company Convertible Securities and any other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Immediately prior to Closing, Company shall provide a bring down amendment to Section 3.05(a) of the Disclosure Schedule to reflect the capitalization of the Company at the Effective Time, pro forma for the conversion of Company Convertible Notes and issue of Company Class C Common Stock in Additional Company Financings that close on or prior to the Effective Time.

(b) As of the date of this Agreement, all outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(c) As of the date of this Agreement, there are no outstanding (i) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote or (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) As of the date of this Agreement, there are no stockholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock or other Equity Interests of the Company. As of the date of this Agreement, none of the Company or any Subsidiaries of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.06(a) of the Company Disclosure Schedules sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 3.07 Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Registration Statement is and will not (A) at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries have been conducted in all material respects in accordance with the Company’s operational business plan as provided to Parent and (b) there has not been any Company Material Adverse Effect.

Section 3.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations arising in the ordinary course of business, (b) liabilities arising in connection with the Transactions and (c) other liabilities or obligations that have not resulted and would not reasonably be expected to result, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no off-balance-sheet arrangements involving the Company and its Subsidiaries.

Section 3.10 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of the Company or any of its Subsidiaries, that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or that, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions.

Section 3.11 Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company is, and since the date of incorporation of the Company has been, in compliance with all Applicable Laws and is not in default under or in violation of any Applicable Laws and (b) the Company is not a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

Section 3.12 Company Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are and, since the date of incorporation of the Company, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Company Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their assets are bound (other than any Company Employee Plan or Company Real Property Lease) (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i) any Contract that is a “material contract” as such term is defined in Item 601 (b)(10) of Regulation S-K;

(ii) any Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the twelve months ended December 31, 2024 or expected obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the next twelve months after the date of this Agreement;

(iii)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Parent, the Company or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws), (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Corporation, Parent or any of their respective Subsidiaries), (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by the Company or any of its Subsidiaries (other than any such Contracts that are terminable by the Company or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or Indebtedness of any other Person;

(v) any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or the repurchase of stock or other equity of the Company;

(vi) any Contract that would require the disposition of any material assets or line of business of the Company or its Subsidiaries as a result of the consummation of the Merger;

(vii) any joint venture, profit-sharing, partnership, strategic alliance, collaboration, material research and development or other similar agreements with a third party that is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, other than licenses granting rights to use commercially available hardware or software, including pursuant to shrink-wrap, clickthrough or other standard similar licensing terms;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(x) any Contract that is a Collective Bargaining Agreement;

(xi) any material Related Party Contract to which the Company is a party;

(xii) any Contract involving the settlement of any action or threatened action (or series of related actions);

(xiii) any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $100,000 to which the Company or any of its Subsidiaries is a party, as lessee; and

(xiv) any Contract that relates to the acquisition or disposition of any Person, business or asset of value in excess of $100,000 (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or the provision of services in the ordinary course of business).

(b) All of the Company Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Digital Assets.

(a) The Company and its Subsidiaries own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens and other blockchain asset equivalents of the Company and its Subsidiaries (collectively, the “Company Digital Assets”), free and clear of all Liens except for Permitted Liens; provided, however, that such ownership and exclusive ability to control the Company Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains and the structures and functionality of any smart-contract in respect of which the Company or any Subsidiary deposits or swaps Company Digital Assets in furtherance of operation of the Company’s business as described in the Plan. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company Digital Assets from theft or loss due to malfeasance.

Section 3.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

(ii) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by the Company or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between the Company or any of its Subsidiaries and any Taxing Authority.

(v) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(vi) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (nor to the knowledge of the Company is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP or (ii) that would not reasonably be expected to have a Material Adverse Effect on the Company.

(vii) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not pay Taxes or file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(viii) The Company and each of its Subsidiaries are each in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(ix) Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (3) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(x) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi) Neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code (or any similar provision state, local or non-U.S. Applicable Law)), (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made prior to the Closing, or (E) prepaid amount received or deferred revenue recognized prior to the Closing.

(xiii) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or Order of a Governmental Authority.

(xiv)   The Company and each of its Subsidiaries are each in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(b) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 3.16 Company Employee Plans.

(a) Section 3.16(a) of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan. The Company has made available to Parent with respect to each Company Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Company Employee Plans, a written description of the material terms of such Company Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Company Employee Plan to and from any Governmental Authority received since the date of its incorporation.

(b) Except for those Company Employee Plans set forth on Section 3.16(b) of the Company Disclosure Schedules, none of the Company, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since its incorporation, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Company Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (a “Company Pension Plan”), (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Company Multiemployer Plan”), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA). No union has asserted, or, to the knowledge of the Company, threatened to assert that its members have a right to any benefits under a Company Pension Plan not provided by a plan identified in Section 3.16(b) of the Company Disclosure Schedules.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, its Subsidiaries, and each of their respective ERISA Affiliates have timely made all contributions and payments required to be made by such entity to each Company Multiemployer Plan that is subject to Title IV of ERISA (each, a “Company Multiemployer Pension Plan”) under the terms of the applicable Collective Bargaining Agreement, participation agreement or Company Multiemployer Plan trust agreement or other governing document that governs such contribution obligation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, any of its Subsidiaries, nor any of their ERISA Affiliates has incurred or is reasonably expected to incur any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Company Multiemployer Pension Plan (including as a result of the Transactions).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan (but not including any Company Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Employee Plan (but not including any Company Multiemployer Plan) and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Employee Plan or related trust.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Employee Plan (but not including any Company Multiemployer Plan) has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan or related trust before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Company Employee Plan(but not including any Company Multiemployer Plan) that would reasonably be expected to result in the assessment of any excise Taxes or penalties against the Company or any of its Subsidiaries, and (iv) the Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or Applicable Law to be made to a Company Employee Plan.

(f) With respect to each current or former Company Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, the Surviving Corporation to merge, amend or terminate any Company Employee Plan.

(g) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries has any material current or projected liability for, and no material Company Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law).

Section 3.17 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the date of incorporation of the Company have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date of incorporation of the Company, there have been no Proceedings pending or, to the knowledge of the Company, threatened to be filed against the Company or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor of the Company or any of its Subsidiaries regarding such labor and employment Laws. Since the date of incorporation of the Company through the date of this Agreement, neither the Company nor any of its Subsidiaries have been subject to or received any written notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) To the knowledge of the Company, since the date of incorporation of the Company, (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries and (ii) there are no Proceedings pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of the Company or any of its Subsidiaries. Since the date of incorporation of the Company, the Company has not entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of the Company there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Company Service Provider. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(d) The Company and each of its Subsidiaries is, and has been since the date of incorporation of the Company, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Corporation or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.18 Intellectual Property and Information Technology.

(a) Section 3.18(a) of the Company Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement (“Registered Company IP”) and any unregistered trademarks. The Registered Company IP is subsisting and, excluding any pending applications contained therein, to the knowledge of the Company, is valid and enforceable.

(b) The Company or its Subsidiaries solely own, or have the rights to use, in each case free and clear of all Liens (other than Permitted Liens), all Company Owned IP and Company IT Systems material to the conduct of their respective businesses as currently conducted.

(c) Each Person, including employees and independent contractors, who has created or developed any Company Owned IP by or on behalf of the Company or any of its Subsidiaries has assigned all right, title and interest in such Company Owned IP to the Company or the applicable Subsidiary.

(d) (i) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries in any material respect, and the operations of the businesses (including the products and services) of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, other than as in the aggregate would not result in a Company Material Adverse Effect; and (ii) there are no pending or threatened written claims by the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Company Owned IP.

(e) To the knowledge of the Company, the Company does not use any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant to any Person any rights to or immunities from prosecution for infringement of any material Company Owned IP, or that would require the disclosure of source code associated with any otherwise proprietary material Company Owned IP.

(f) The Company has taken commercially reasonable measures to maintain in confidence all Trade Secrets and confidential information that are part of the Company Owned IP or third-party confidential information that the Company or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement. To the knowledge of the Company, there has not been any disclosure of or access to any Trade Secret of the Company or any of its Subsidiaries to any third party in a manner that has resulted in the loss of trade secret or other rights in and to such information.

(g) (i) The Company IT Systems are sufficient to operate and perform as needed by the Company and its Subsidiaries to adequately conduct their respective businesses as currently conducted and (ii) during the two (2) years preceding the date of this Agreement, there have been no known material security breaches of, unauthorized access to or misuse of, failures or unplanned outages of, or other material adverse integrity or security events affecting the Company IT Systems that have resulted in material harm to the Company.

(h) (i) The Company and its Subsidiaries have since their respective dates of incorporation or formation, complied with all Applicable Laws, as well as their own rules, policies and procedures, in each case relating to privacy, data protection and the collection, storage, retention, protection, disclosure, destruction, transfer, use and processing of all Personal Information (“Data Privacy Requirements”), and, to the knowledge of the Company, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Information.

(i) To the knowledge of the Company, the Company and its Subsidiaries have not received any (i) written notice from any applicable Governmental Authority or (ii) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any data security obligation, cybersecurity obligations or obligation under Data Privacy Requirements.

(j) Parent and its Subsidiaries have taken commercially reasonable steps consistent with industry standards to maintain and protect the confidentiality and security of its Company IT Systems, and all data stored therein or processed thereby, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security protocol technology.

Section 3.19 Environmental Matters. The Company has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to the Company and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of the Company or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries is, and has been since the date of incorporation of the Company, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or its properties or operations under Environmental Laws;

(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries; and

(d) neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of the Company, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries under any Environmental Law.

Section 3.20 Anti-Corruption. None of the Company, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of the Company, any of its or their respective other Representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by the Company or any such Subsidiary of any Applicable Laws relating to domestic or foreign bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”). No Proceeding involving the Company, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of the Company, threatened.

Section 3.21 Export Controls and Economic Sanctions.  None of the Company, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of the Company or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly since April 24, 2019 violated any Applicable Laws relating to export, reexport, import, antiboycott or economic sanctions (“Export Control and Economic Sanctions Laws”); (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any country or territory subject to comprehensive embargo under applicable Export Control and Economic Sanctions Laws (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, Luhansk, Kherson or Zaporizhzhia regions of Ukraine, each a “Sanctioned Country”); or (iv) has in the past five years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Section 3.22 Insurance. The Company and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Company Insurance Policies”). Such Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Company Insurance Policy. The Company Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. All such Company Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of the Company, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or its Subsidiaries pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy.

Section 3.23 Properties.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 3.23(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property”), together with the address of each such Company Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Company Real Property Lease”). The Company has delivered or made available to Parent complete and accurate copies of each Company Real Property Lease described in Section 3.23(b) of the Company Disclosure Schedules as in effect on the date of this Agreement, if any. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (I) the Company and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Company Real Property Lease, free and clear of all Liens other than Permitted Liens and (II) each Company Real Property Lease is a valid and binding agreement, enforceable against the Company or one of its Subsidiaries, as the case may be, and is in full force and effect (subject to the Bankruptcy and Equity Exceptions).

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Real Property Lease is in default or breach under the terms of any such Company Real Property Lease, except where such default or breach would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Company Real Property Lease, except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement there are no material disputes with respect to any Company Real Property Lease.

Section 3.24 Transactions with Affiliates. As of the date of this Agreement, except for any Related Party Contract listed or required to be listed on Section 3.13(a)(xi) of the Company Disclosure Schedules and other than any Company Employee Plans, none of any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner of 5% or more of the Equity Interests of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any transaction with or binding upon the Company or any of its Subsidiaries or owns or has any direct or indirect (including, if indirect, through a controlled Affiliate) interest in any of their respective properties or assets.

Section 3.25 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 3.26 No Ownership of Parent Common Stock. Except for the rights granted herein, neither the Company nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or (b) has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of Parent or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as qualified by the applicable items disclosed in the Company Disclosure Schedules in accordance with Section 10.17 and the introduction to this Article III) (but without limiting any representations and warranties in any certificate delivered to Company pursuant to this Agreement or any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Schedules in accordance with Section 10.17 and the introduction to Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. The Company is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, except for (i) the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements and (ii) the representations and warranties made in any certificates delivered pursuant to this Agreement, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Article IV

REPRESENTATIONS AND WARRANTIES OF Parent

Subject to Section 10.17, except as disclosed in the Disclosure Schedules (the “Parent Disclosure Schedules”) delivered by Parent to the Company on the date of this Agreement, Parent hereby represents and warrants to the Company as follows:

Section 4.01 Corporate Existence and Power.

(a) Parent is a corporation duly incorporated and validly existing under the Laws of the State of Nevada. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the amended and restated certificate of incorporation and the amended and restated bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, in each case, as in effect on the date of this Agreement (collectively, and as each may be amended from time to time, the “Parent Organizational Documents”).

(c) Since the date of its incorporation Merger Sub has not acquired any asset, incurred any liability or otherwise engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the Merger Sub Consent (which Merger Sub Consent will be delivered to the Company immediately after the execution and delivery of this Agreement), have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub. The only votes or approvals of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger and the other Transactions contemplated hereby (the “Parent Stockholder Approval”) are (i) a majority of the votes cast at a duly called and held meeting of Parent’s stockholders at which a quorum is present (in person or represented by proxy) approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) and (ii) a majority of the votes cast in favor of adoption of the Restated Parent Articles at a duly called and held meeting of Parent’s stockholders at which a quorum is present (in person or represented by proxy). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent and Merger Sub is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b) At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Parent Share Issuance and the Restated Parent Articles) are fair to and in the best interests of Parent and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Parent Share Issuance and adoption of the Restated Parent Articles); (iii) directing that the Parent Share Issuance and the Restated Parent Articles be submitted to a vote at a meeting of Parent’s stockholders; and (iv) recommending approval of the Parent Share Issuance and the Restated Parent Articles by Parent’s stockholders. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Transactions and (ii) directing that this Agreement (including the Merger) be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub. Except as permitted by Section 6.01, none of the Boards of Directors of Parent or Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of (x) the Certificate of Merger with the Secretary of State of the State of Delaware, (y) the Restated Parent Articles with the Nevada Secretary of State and (z) appropriate documents with the relevant authorities of other states in which Parent or Merger Sub are qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; and (d) any other actions, Consents or Filings the absence of which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming receipt of the Parent Stockholder Approval and the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of the Parent Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approval and the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approval and the Merger Sub Consent, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent Material Contract binding upon Parent or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (x) 100,000,000 shares of Parent Common Stock and (y) 5,000,000 shares of Parent Preferred Stock. The issued and outstanding Parent Securities as of the date of this Agreement are set forth in Section 4.05(a) of the Parent Disclosure Schedules. Upon the filing of the Restated Parent Articles, the shares of Parent Common Stock to be issued as part of the Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of any preemptive right, right of first refusal, or similar right. Except as otherwise set forth in Section 4.05(a) of the Parent Disclosure Schedule there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns directly all of the issued and outstanding Equity Interests of Merger Sub.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent.

(c) Except as otherwise set forth in Section 4.05(c) of the Parent Disclosure Schedules, there are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(d) Except as otherwise set forth on Section 4.05(d) of the Parent Disclosure Schedules, there are no stockholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the capital stock or other Equity Interests of Parent. None of Parent or Merger Sub or any other Subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of Parent is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.06(a) of the Parent Disclosure Schedules sets forth a true and complete list of each Subsidiary of Parent as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07 Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since the Uplist (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”), and has paid all fees and assessments due and payable in connection therewith.

(b) As of its filing date, each Parent SEC Document filed since the Uplist and prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since the Uplist and prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Parent SEC Documents.

(d) Except as otherwise set forth on Section 4.07(d) of the Parent Disclosure Schedules, Parent is, and since the Uplist has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act.

(f)   Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Since the Uplist, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

Section 4.08 Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (i) complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and (ii) present fairly, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance in all material respects with, the books and records of Parent and its Subsidiaries. The books and records of the Company and its Subsidiaries have been maintained in all material respects in compliance with applicable legal and accounting requirements.

(b) From the Uplist to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09 Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Registration Statement will not (A) at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Parent Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities.

(a) Other than the Liabilities set forth on Annex I attached hereto, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no off-balance-sheet arrangements that have not been so described in the Parent SEC Documents.

(b) Annex I contains all material liabilities that the Company now has, in each case arising from Parent’s pre-closing operations (including all Parent Subsidiaries) or from liabilities arising from the Transactions (including payments for closing and retention bonuses), without qualification by Section 4.11(a).

Section 4.12 Litigation. Except as otherwise set forth in Section 4.12 of the Parent Disclosure Schedules, as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of Parent or any of its Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions. As of the date of this Agreement, there is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Parent or any of its Subsidiaries. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of any of Parent or any of its Subsidiaries, under which Parent or any of its Subsidiaries has any ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of any of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.13 Parent Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are and since their respective dates of incorporation or formation, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Compliance with Applicable Laws. Except as would not reasonably be expected, individually or in the aggregate to have, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries are, and since the date of their formation, have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws and (b) neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

Section 4.15 Parent Material Contracts.

(a) Section 4.15(a) of the Parent Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or its or their assets are bound (other than any Parent Employee Plan or Parent Real Property Lease) (each such Contract listed or required to be so listed, a “Parent Material Contract”):

(i) any Contract that is a “material contract” as such term is defined in Item 601 (b)(10) of Regulation S-K;

(ii) any Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the twelve months ended December 31, 2024 or expected obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the next twelve months after the date of this Agreement;

(iii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Parent or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws); (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on Parent or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Corporation or any of its Affiliates); (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person; or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by Parent or any of its Subsidiaries (other than any such Contracts that are terminable by Parent or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv)   promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities or Indebtedness of any other Person;

(v) any Contract restricting the payment of dividends or the making of distributions to stockholders of Parent or the repurchase of stock or other equity of Parent;

(vi) any Contract that would require the disposition of any material assets or line of business of Parent or its Subsidiaries as a result of the consummation of the Merger;

(vii) any joint venture, profit-sharing, partnership, strategic alliance, collaboration, material research and development or other similar agreements with a third party that is material to the business of Parent and its Subsidiaries, taken as a whole;

(viii) any Contract pursuant to which Parent or any of its Subsidiaries grants to or receives from any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, other than licenses granting rights to use commercially available hardware or software, including pursuant to shrink-wrap, clickthrough or other standard similar licensing terms;

(ix) any Contract pursuant to which Parent or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(x) any Contract that is a Collective Bargaining Agreement;

(xi)   any Related Party Contract to which Parent is a party;

(xii) any Contract involving the settlement of any action or threatened action (or series of related actions);

(xiii) any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $100,000 to which Parent or any of its Subsidiaries is a party, as lessee; and

(xiv)   any Contract that relates to the acquisition or disposition of any Person, business or asset of value in excess of $100,000 (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or provision of services in the ordinary course of business).

(b) All of the Parent Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. To the knowledge of Parent, no Person is seeking to terminate or challenge the validity or enforceability of any Parent Material Contract. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.16 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of Parent or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

(ii) Parent and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by Parent or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding pending or, to the knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between Parent or any of its Subsidiaries and any Taxing Authority.

(v) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(vi) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP.

(vii) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not pay Taxes or file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Neither Parent nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(viii) Parent and each of its Subsidiaries are each in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(ix) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(x) Neither Parent nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi) Neither Parent nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Applicable Law)), (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made prior to the Closing, or (E) prepaid amount received or deferred revenue recognized prior to the Closing.

(xiii) Parent and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or Order of a Governmental Authority.

(b) During the period since the date of its incorporation, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither Parent nor any of its Subsidiaries is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 4.17 Parent Employee Plans.

(a) Section 4.17(a) of the Parent Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Parent Employee Plan. Parent has made available to the Company with respect to each Parent Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Parent Employee Plans, a written description of the material terms of such Parent Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Parent Employee Plan to and from any Governmental Authority received since the date of its incorporation.

(b) Except for those Parent Employee Plans set forth on Section 4.17(b) of the Parent Disclosure Schedules, none of Parent, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since the date of the Uplist, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Parent Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (a “Parent Pension Plan”), (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Parent Multiemployer Plan”), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA). No union has asserted, or, to the knowledge of Parent, threatened to assert that its members have a right to any benefits under a Parent Pension Plan not provided by a plan identified in Section 4.17(b) of the Parent Disclosure Schedules.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent, its Subsidiaries, and each of their respective ERISA Affiliates have timely made all contributions and payments required to be made by such entity to each Parent Multiemployer Plan that is subject to Title IV of ERISA (each, a “Parent Multiemployer Pension Plan”) under the terms of the applicable Collective Bargaining Agreement, participation agreement or Parent Multiemployer Plan trust agreement or other governing document that governs such contribution obligation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent, any of its Subsidiaries, nor any of their ERISA Affiliates has incurred or is reasonably expected to incur any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Parent Multiemployer Pension Plan (including as a result of the Transactions).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan (but not including any Parent Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Employee Plan (but not including any Parent Multiemployer Plan) and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Employee Plan or related trust.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Employee Plan (but not including any Parent Multiemployer Plan) has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or reasonably expected to involve, any Parent Employee Plan or related trust (but not including any Parent Multiemployer Plan) before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Parent Employee Plan (but not including any Parent Multiemployer Plan) that would reasonably be expected to result in the assessment of any excise Taxes or penalties against Parent or any of its Subsidiaries, and (iv) Parent and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan or Applicable Law to be made to a Parent Employee Plan.

(f) With respect to each current or former Parent Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Plan; or (iii) limit or restrict the right of Parent or any of its Subsidiaries or, after the Closing, the Surviving Corporation to merge, amend or terminate any Parent Employee Plan.

(g) No amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Parent Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h) Neither Parent nor any of its Subsidiaries has any material current or projected liability for, and no material Parent Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Parent Service Provider (other than coverage mandated by Applicable Law).

Section 4.18 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since their respective dates of incorporation or formation have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of its incorporation, there have been no Proceedings pending or, to the knowledge of Parent, threatened to be filed against Parent or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor regarding such labor and employment Laws. Since their respective dates of incorporation or formation, neither Parent nor any of its Subsidiaries have been subject to or received any written notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) To the knowledge of Parent, since the date of its incorporation (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries, and (ii) there are no Proceedings pending or, to the knowledge of Parent, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries. Since their respective dates of incorporation or formation, neither Parent nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of Parent there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Parent Service Provider. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the Transactions.

(d) Parent and each of its Subsidiaries is, and has been since their respective dates of incorporation or formation, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither Parent nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Corporation or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of Parent, no current or former employee of Parent or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.19 Intellectual Property and Information Technology.

(a) Section 4.19(a) of the Parent Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations, pending applications for any patents, trademarks and copyrights owned by Parent or any of its Subsidiaries as of the date of this Agreement (“Registered Parent IP”) and any unregistered trademarks. The Registered Parent IP is subsisting and, excluding any pending applications contained therein, to the knowledge of Parent, is valid and enforceable.

(b) Parent or its Subsidiaries solely own, free and clear of all Liens, or have the rights to use, in each case free and clear of all Liens (other than Permitted Liens), all Parent Owned IP and Parent IT Systems material to the conduct of their respective businesses as currently conducted and as contemplated to be conducted as of the date of this Agreement.

(c) Each Person, including all current and former employees and independent contractors, who have created or developed any Parent Owned IP by or on behalf of Parent or any of its Subsidiaries has assigned all right, title and interest in such Parent Owned IP to Parent or the applicable Subsidiary pursuant to a valid written assignment or otherwise by operation of Law.

(d) (i) There are and have been no pending or, to the knowledge of Parent, threatened claims against Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property rights of any Person by Parent or any of its Subsidiaries, and the operations of the businesses (including the products and services) of Parent and its Subsidiaries do not, and have not, infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; and (ii) there are and have been no pending or threatened written claims by Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Parent Owned IP and to the knowledge of Parent, no Third Party is and no Third Party has since the date of its incorporation, infringed, misappropriated or otherwise violated any material Parent Owned IP.

(e) To the knowledge of Parent, Parent does not use any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant to any Person any rights to or immunities from prosecution for infringement of any material Parent Owned IP, or that would require the disclosure of source code associated with any otherwise proprietary material Company Owned IP.

(f)   Parent has taken commercially reasonable measures to maintain in confidence all Trade Secrets and confidential information that are part of the Parent Owned IP or third-party confidential information that Parent or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement. To the knowledge of the Parent, there has not been any disclosure of or access to any Trade Secret of Parent or any of its Subsidiaries to any third party in a manner that has resulted in the loss of trade secret or other rights in and to such information.

(g) (i) The Parent IT Systems are sufficient to operate and perform as needed by Parent and its Subsidiaries to adequately conduct their respective businesses as currently conducted and (ii) since the date of its incorporation, there have been no known material security breaches of, unauthorized access to or misuse of, failures or unplanned outages of, or other material adverse integrity or security events affecting the Parent IT Systems that have resulted in material harm to the Company.

(h) (i) Parent and its Subsidiaries have since their respective dates of incorporation or formation, complied with all Applicable Laws, as well as their own rules, policies and procedures, in each case relating to Data Privacy Requirements, and, to the knowledge of Parent, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Information.

(i) To the knowledge of Parent, Parent and its Subsidiaries have not received any (i) written notice from any applicable Governmental Authority or (ii) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any data security obligation, cybersecurity obligations or obligation under Data Privacy Requirements.

(j) Parent and its Subsidiaries have taken commercially reasonable steps consistent with industry standards to maintain and protect the confidentiality and security of its Parent IT Systems, and all data stored therein or processed thereby, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security protocol technology.

Section 4.20 Environmental Matters. Parent has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to Parent and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of Parent or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries is, and has been since its respective date of incorporation or formation, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of the Parent, threatened against Parent or any of its Subsidiaries or their respective properties or operations under Environmental Laws;

(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Parent or any of its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Parent, exposed any Person to or designed, manufactured, sold, marketed, installed, repaired or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability related to Parent or any of its Subsidiaries under Environmental Laws.

Section 4.21 Anti-Corruption. None of Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of Parent, any of its or their respective other Representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by Parent or any such Subsidiary of any applicable Anti-Corruption Laws. No Proceeding involving Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of Parent, threatened.

Section 4.22 Export Controls and Economic Sanctions.  None of Parent, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of Parent or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly within the past five (5) years violated any applicable Export Control and Economic Sanctions Laws; (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any Sanctioned Country; or (iv) has within the past five (5) years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Section 4.23 Insurance. Parent and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Parent Insurance Policies”). Such Parent Insurance Policies are in full force and effect. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Parent Insurance Policies. All premiums due on such Parent Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Parent Insurance Policy. The Parent Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Parent or any of its Subsidiaries. All such Parent Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of Parent, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Parent or its Subsidiaries pending under any such Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Parent nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Parent Insurance Policy.

Section 4.24 Properties.

(a) As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 4.24(b) of the Parent Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), together with the address of each such Parent Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Parent Real Property Lease”). Parent has delivered or made available to Company complete and accurate copies of each Parent Real Property Lease described in Section 4.24(b) of the Parent Disclosure Schedules, and no Parent Real Property Lease has been modified in any material respect or terminated, except to the extent that such modifications or terminations are disclosed by the copies delivered or made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Parent Real Property Lease, free and clear of all Liens other than Permitted Liens and (b) each Parent Real Property Lease is a valid and binding agreement, enforceable against Parent or one of its Subsidiaries, as the case may be, and is in full force and effect. The Parent Leased Real Property constitutes all of the real property used, leased or otherwise occupied in the operation of the businesses of Parent and its Subsidiaries as currently conducted. Parent and its Subsidiaries have not assigned or sublet their interests under, nor granted any security interest in, any Parent Leased Real Property and no Person other than Parent or its Subsidiaries, as applicable, has the right to use or occupy any of the Parent Leased Real Property. Neither Parent nor any of its Subsidiaries is subject to any waiver or forbearance or any deferred, abated or reduced rent with respect to any Parent Real Property Lease.

(c) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party to any Parent Real Property Lease is in default or breach under the terms of any such Parent Real Property Lease, except where such default or breach would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Parent Real Property Lease, and no portion of any security deposit has been applied under any Parent Real Property Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date of this Agreement there are no material disputes with respect to any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries have received any written notice of, nor to the knowledge of Parent does there exist, any pending or threatened condemnation or similar proceedings, or any sale or other disposition of any Parent Leased Real Property or any part thereof in lieu of condemnation.

Section 4.25 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

Section 4.26 No Ownership of Company Common Stock or Company Class C Common Stock. Neither Parent nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock or Company Class C Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or Company Class C Common Stock or (b) has any rights to acquire any shares of Company Common Stock or Company Class C Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of the Company or any of its Subsidiaries.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Schedules in accordance with Section 10.17 and the introduction to this Article IV) (but without limiting any representations and warranties in any certificate delivered to Parent pursuant to this Agreement, or any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article III (as qualified by the applicable items disclosed in the Company Disclosure Schedules in accordance with Section 10.17 and the introduction to Article III) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Parent is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, except for (i) the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements and (ii) the representations and warranties made in any certificates delivered pursuant to this Agreement and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Article V

COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement (the “Interim Period”), except (w) as required by Applicable Law, (x) as set forth in Section 5.01 of the Company Disclosure Schedules, (y) as would not reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions or (z) as otherwise expressly required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with the Company and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of the Company and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 5.01(b) shall not be a breach by the Company or any of its Subsidiaries of the covenants and agreements set forth in this Section 5.01(a).

(b) During the Interim Period, except (A) as required by Applicable Law, (B) as set forth in Section 5.01 of the Company Disclosure Schedules, (C) as would not reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions or (D) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (including the Company Organizational Documents) other than in connection with an Additional Company Financing;

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property; or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(iii) (A) split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, in each case other than by operation of a Contract (x) effective prior to August 7, 2025 or (y) entered into in connection with the Company Convertible Note Financing or an Additional Company Financing;

(iv)   issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, in each case other than (A) by operation of a Contract (x) effective prior to August 7, 2025 or (y) entered into in connection with the Company Convertible Note Financing or an Additional Company Financing or (B) the issuance of any shares of Company Common Stock upon the vesting or settlement of shares of Company equity awards pursuant to the terms of the applicable equity plan and award agreement that are outstanding on the date of this Agreement and previously provided to Parent;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) as set forth in Section 5.01(b)(v) of the Company Disclosure Schedule and (B) any other capital expenditures not to exceed $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(vi)   transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding Intellectual Property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among the Company and one or more of its wholly owned Subsidiaries or (II) solely among the Company’s wholly owned Subsidiaries;

(vii) make any loans, advances or capital contributions of an amount exceeding $100,000 to any other Person;

(viii) terminate, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(ix) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to nonexclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Company Owned IP;

(x) form any Subsidiary or enter into any new line of business;

(xi)   incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any Contract in effect as of the date of this Agreement;

(xii) create or incur any Lien (except for a Permitted Lien) on any material asset (tangible or intangible) (including any Company Owned IP) or property, including real property;

(xiii) (A) acquire any fee interest in any real property; (B) enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice; or (C) amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any Company Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any Parent Real Property Lease;

(xiv)   (A) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract); (B) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract, in each case, other than in connection with the Additional Company Financings;

(xv) except as required by Applicable Law or the terms of any Company Employee Plan as in effect as of the date of this Agreement: (A) adopt, amend, establish or terminate any Company Employee Plan; (B) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any Company Service Providers (whether current, former, or otherwise); (C) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company Service Provider (whether current, former, or otherwise); (D) increase the compensation, bonus or other benefits payable to any Company Service Provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Parent Employee Plan; or (F) hire any Parent Service Provider;

(xvi) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act (“Regulation S-K”), as approved by its independent public accountants;

(xvii) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) enter into any Tax Sharing Agreement, (F) surrender or allow to expire any right to claim a refund of Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (H) settle or surrender any material Tax claim, audit or assessment;

(xviii) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against the Company or any of its Subsidiaries for an amount in excess of $100,000 in the aggregate;

(xix)   enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Related Parties (other than the Company and its Subsidiaries), on the other hand, other than in connection with an Additional Company Financing on terms no more favorable than the terms entered into by parties who are not Company Related Parties;

(xx) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with the Company’s financial accounting policies and procedures and GAAP as determined in consultation with Parent’s outside auditor;

(xxi) (A) enter into any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or (ii) recognize or certify any Labor Organization or group of employees as the bargaining representative for any company Service Provider; (B) waive, release, amend or fail to enforce the restrictive covenant obligations of any Company Service Provider; (C) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or (D) implement any program or formal policy in the United States covering Parent Service Providers that promotes diversity, equity and/or inclusion;

(xxii) sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of the Company or any of its Subsidiaries in excess of $100,000 in the aggregate (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Parent or any of its wholly owned Subsidiaries in excess of $100,000 in the aggregate)), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement; or

(xxiii) agree, commit or publicly propose to do any of the foregoing.

Section 5.02 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 5.02, the Company shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Company Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Company Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; or (iii) except as required by the duties of the Board of Directors of the Company under Applicable Law (as determined by the Board of Directors of the Company in good faith, after consultation with the Company’s outside legal advisors), waive, terminate, modify or release any Third Party (other than Parent and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any Representatives of the Company or its Subsidiaries, whether or not such Representative is so authorized, shall be deemed a breach of this Agreement by Parent. Company may, at any time, provide to Parent a written notice of its intention to pursue a Company Acquisition Proposal (a “Solicitation Notice”), of Company’s desire to terminate the effectiveness of this Section 5.02(a) following which neither this Section 5.02(a), nor Section 6.02, below shall have any further force or effect.

(b) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, indication or request for information (including material modifications thereto) relating to the Company or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of the Board of Directors of the Company, is considering making or has made a Company Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Company Acquisition Proposal, indication or request (including any related documents and correspondence).

(c) The Company shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company that was furnished by or on behalf of the Company t to return or destroy all such information and (ii) other than with respect to Parent and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Company Acquisition Proposal.

Article VI

COVENANTS OF PARENT

Section 6.01 Conduct of Parent.

(a) During the Interim Period, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Parent Disclosure Schedules or (z) as otherwise expressly required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, except for financing transactions conducted by the Parent in the Interim Period, in which case the Company may withhold its consent in its sole and absolute discretion), Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with Parent and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of Parent and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 6.01(b) shall not be a breach by Parent or any of its Subsidiaries of the covenants and agreements set forth in this Section 6.01(a).

(b) During the Interim Period, except (A) as required by Applicable Law, (B) as set forth in Section 6.01 of the Parent Disclosure Schedules (C) as would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions or (D) as otherwise required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(i) Other than as expressly set forth in this Agreement, adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Parent Organizational Documents);

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property, or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii) (A) other than the Parent Reverse Split, split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Subsidiary of Parent or any rights, warrants or options to acquire any such shares or other securities;

(iv) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Parent Common Stock upon the vesting or settlement of shares of Parent equity awards pursuant to the terms of the applicable equity plan and award agreement that are outstanding on the date of this Agreement and previously provided to the Company;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) as set forth in Section 6.01(b)(v) of the Parent Disclosure Schedules and (B) any other capital expenditures not to exceed $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(vi)   transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding Intellectual Property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among Parent and one or more of its wholly owned Subsidiaries or (II) solely among Parent’s wholly owned Subsidiaries;

(vii) make any loans, advances or capital contributions to any other Person;

(viii) terminate, suspend, abrogate, amend or modify any material Parent Permit in a manner material and adverse to Parent and its Subsidiaries, taken as a whole;

(ix) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to nonexclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Parent Owned IP;

(x) form any Subsidiary or enter into any new line of business;

(xi) incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any Contract in effect as of the date of this Agreement;

(xii) create or incur any Lien (except for a Permitted Lien) on any material asset (tangible or intangible) (including any Parent Owned IP) or property, including real property;

(xiii) (A) acquire any fee interest in any real property; (B) enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice; or (C) amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any Parent Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any Parent Real Property Lease;

(xiv) (A) enter into any Parent Material Contract (including by amendment of any Contract that is not a Parent Material Contract such that such Contract becomes a Parent Material Contract); (B) terminate, renew, extend or amend in any material respect any Parent Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract;

(xv) except as required by Applicable Law or the terms of any Parent Employee Plan as in effect as of the date of this Agreement: (A) adopt, amend, establish or terminate any Parent Employee Plan; (B) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any Parent Service Providers (whether current, former, or otherwise); (C) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Parent Service Provider (whether current, former, or otherwise); (D) increase the compensation, bonus or other benefits payable to any Parent Service Provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Parent Employee Plan; or (F) hire any Parent Service Provider;

(xvi) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K, as approved by its independent public accountants;

(xvii) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) enter into any Tax Sharing Agreement, (F) surrender or allow to expire any right to claim a refund of Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (H) settle or surrender any material Tax claim, audit or assessment;

(xviii) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against Parent or any of its Subsidiaries, for an amount in excess of $100,000 in the aggregate;

(xix) enter into any transaction between Parent or any of its Subsidiaries, on the one hand, and any of Parent’s Related Parties (other than Parent and its Subsidiaries), on the other hand;

(xx) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with Parent’s financial accounting policies and procedures and GAAP as determined in consultation with Parent’s outside auditor;

(xxi) (A) enter into any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or (ii) recognize or certify any Labor Organization or group of employees as the bargaining representative for any Parent Service Provider; (B) waive, release, amend or fail to enforce the restrictive covenant obligations of any Parent Service Provider; (C) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or (D) implement any program or formal policy in the United States covering Parent Service Providers that promotes diversity, equity and/or inclusion;

(xxii) sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Parent or any of its Subsidiaries in excess of $100,000 in the aggregate (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Parent or any of its wholly owned Subsidiaries in excess of $100,000 in the aggregate), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement; or

(xxiii) agree, commit or publicly propose to do any of the foregoing.

Section 6.02 No Solicitation by Parent.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.02, Parent shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Parent Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that Parent knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; or (iii) except as required by the duties of the Board of Directors of Parent under Applicable Law (as determined by the Board of Directors of Parent in good faith, after consultation with Parent’s outside legal advisors), waive, terminate, modify or release any Third Party (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of Parent’s Subsidiaries or by any Representatives of Parent or its Subsidiaries, whether or not such Representative is so authorized, shall only be deemed a breach of this Agreement by the Parent if the Parent failed to use reasonable best efforts to prevent such violation. Notwithstanding the foregoing, in the event that during the Interim Period Parent receives a Solicitation Notice from the Company, this Section 6.02 shall be of no further force or effect.

(b) Parent shall notify the Company promptly (but in no event later than forty-eight (48) hours) after receipt by Parent (or, to Parent’s Knowledge, any of its Representatives) of any Parent Acquisition Proposal, indication or request for information (including material modifications thereto) relating to Parent or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of the Board of Directors of Parent, is considering making or has made a Parent Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Parent Acquisition Proposal, indication or request (including any related documents and correspondence).

(c) Parent shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about Parent that was furnished by or on behalf of Parent to return or destroy all such information and (ii) other than with respect to the Company and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Parent Acquisition Proposal.

Section 6.03 Director and Officer Liability.

(a) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company or Parent, as applicable, pursuant to the Company Organizational Documents, the Parent Organizational Documents, the governing or organizational documents of any Subsidiary of the Company or of Parent and any indemnification agreements in existence as of the date of this Agreement, each present and former director or officer of the Company, Parent and their respective Subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other Person if such service was at the request or for the benefit of the Company, Parent or any of their respective Subsidiaries) (collectively, the “D&O Indemnified Parties”) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising out of the fact that such Person is or was a director or officer of the Company, Parent or any of their Subsidiaries or pertaining to matters existing or occurring at or prior to the Closing, including the Transactions; provided that in the case of advancement of expenses, any D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such D&O Indemnified Party is not eligible for indemnification.

(b) For a period of three (3) years after the Closing, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by the Company and Parent as of the Closing (“Current Insurance”) (provided that Parent and the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds) with respect to claims arising from facts or events that occurred at or before the Closing; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend for any annual period an amount in excess of 200% of the current annual premium paid as of the date of this Agreement by the Company or Parent, as applicable, for such insurance (the “Premium Cap”), and if such premium for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent and the Surviving Corporation shall maintain insurance that, in Parent’s good faith determination, provides the maximum coverage available at an aggregate premium equal to the respective Premium Cap.

(c) The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Parent and/or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 6.03.

(d) At or prior to the Closing, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each Person who shall be a director or an officer of Parent immediately after the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.04 Lien Releases. Parent shall cause the Liens listed on Section 6.04 of the Parent Disclosure Schedules or any other Liens that the Company shall reasonably request to be released and terminated on or prior to the Closing Date, and shall provide to the Company evidence of such releases and terminations (including any necessary public filings), in form and substance reasonably satisfactory to the Company.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or any of the other Transactions.

(b) Each of Parent, Merger Sub and the Company undertakes and agrees to: (x) if required, make an appropriate and complete filing of a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division as promptly as practicable after the date of this Agreement; (y) make all other required filings and applications with respect to other Applicable Laws as promptly as practicable; and (z) not extend any waiting period under the HSR Act or other applicable Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions (including any such agreement with respect to any actions, restrictions or conditions to the consummation of the Transactions or not to consummate the Transactions), except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed; provided that it shall not be unreasonable to withhold, condition or delay consent with respect to any action, restriction or condition that, individually or in the aggregate, would or would reasonably be expected to be materially adverse to Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole). The Company and Parent shall each have the responsibility for their respective filing fees associated with filings pursuant to the HSR Act and all other antitrust and other regulatory filings with any Governmental Authority, including those that may be required to be filed in any other jurisdiction.

(c) In addition to the foregoing, none of the Company, on the one hand, nor, except for actions taken in accordance with Section 6.02, Parent or Merger Sub, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such Party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Closing to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any Contract.

(d) In addition and subject to Applicable Law, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to: (i) promptly notify the other Party of any communication from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority concerning this Agreement or the Transactions to that Party and permit the other Party to review in advance any proposed communication to any of the foregoing; (ii) consult with the other Party prior to participating in any meeting, telephone call or discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the Transactions and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion to the extent permitted by the Governmental Authority; and (iii) furnish the other Party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transactions and provide a reasonable opportunity to the other Party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications.

(e) In furtherance thereof, each of the Company and Parent shall, if requested, use reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts or Parent Material Contracts, as applicable, to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Company Material Contracts or Parent Material Contracts following the consummation of the Transactions.

(f) Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Closing. Prior to the Closing, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(g) In connection with and without limiting the efforts referenced above, the Parties shall consider in good faith the views of one another, in connection with the form and content of any notices, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party, hereto in connection with Proceedings under or relating to any Antitrust Law prior to their submission.

Section 7.02 Access to Information; Confidentiality. Upon reasonable advance notice and subject to Applicable Law, each Party shall, and each Party shall cause its Subsidiaries to, afford to the other Party and its Subsidiaries and their respective Representatives reasonable access, during normal business hours and during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, to all their respective properties, books, Contracts, personnel and records and, during such period, each Party shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party all information concerning its business, finances, properties and personnel as Parent or the Company, as applicable, may reasonably request; provided that each Party and its Subsidiaries may withhold any document or information (a) that is subject to an obligation of confidentiality with a Third Party (provided that each Party and its Subsidiaries shall use their reasonable best efforts to permit reasonable disclosure not in violation of any such confidentiality obligation), (b) the disclosure of which would violate any Law or fiduciary duty (provided that each Party and its Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty), (c) that is subject to attorney-client or other privilege (provided that the applicable Party and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure to the maximum extent that would not result in a waiver of any such attorney-client or other privilege), or (d) regarding the deliberations of the Board of Directors of the Company or any of its Subsidiaries or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the Board of Directors of the Company or any of its Subsidiaries or any committee in connection therewith. Parent shall notify Company of any Parent or Merger Sub meetings of either of their Boards of Directors and shall allow Company to observe any such meetings; Parent shall circulate to Company any materials circulated to the Board of Directors or shareholders of Parent or Merger Sub. All information exchanged pursuant to this Section 7.02 shall be subject to the terms of the Confidentiality Agreement.

Section 7.03 Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement collectively, the “Audit Delivery Date”), the Company shall deliver to Parent, the audited and/or reviewed financial statements of the Company (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (the “Required Financial Statements”). Such Required Financial Statements shall fairly present the financial position and results of operations of the Company, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The required audited financial statements shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than thirty (30) days thereafter, the Company shall deliver to Parent, the unaudited financial statements of the Company, consisting of the balance sheet of the Company, as of the end of such three-month period, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the three-month quarterly period then ended.

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than forty five (45) days thereafter, the Company shall deliver to Parent, the audited financial statements of the Company, consisting of the balance sheet of the Company as of the end of such fiscal year, and the related audited consolidated income statement, changes in stockholder equity and statement of cash flows for the fiscal year then ended. Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company, as of the date or for the periods indicated, in accordance with GAAP.

Section 7.04 Registration Statement; Parent Stockholders Meeting.

(a) As promptly as practicable after the execution and delivery of this Agreement, (A) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the stockholders of Parent relating to the Parent Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Registration Statement”), in connection with the registration under the Securities Act of the Parent Common Stock that constitutes the Merger Consideration (the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” Consents required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Interests as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Interests and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority or to Nasdaq, in connection with the Merger and the other Transactions (the “Offer Documents”). Parent shall cause the Registration Statement to be mailed to the stockholders of Parent promptly after the Registration Statement is declared effective by the SEC under the Securities Act.

(b) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Offer Documents promptly after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent.

(e) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Parent shall (x) cause the Proxy Statement to be disseminated to stockholders of Parent in compliance with Applicable Law, (y) duly give notice of and convene and hold a meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) in accordance with Parent’s Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Parent Common Stock to vote in favor of each of the Transaction Proposals. Parent shall, through its Board of Directors, recommend to the stockholders of Parent: (A) the Restated Parent Articles (as may be subsequently amended with such changes as the Company may request before the effectiveness of the Registration Statement), (B) approval of the Parent Share Issuance in connection with the Merger in accordance with Applicable Law and Nasdaq rules, (C) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) the adoption and approval of any other proposals reasonably requested by the Company or reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions, and (E)  the adjournment of the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals described in the foregoing clauses (A) through (E), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Parent shall adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (provided that approval of the Adjournment Proposal shall have been obtained), (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments required by Applicable Law) or (y) later than five (5) Business Days prior to the date on which the End Date occurs.

(f) Without the prior written consent of the Company, the Transaction Proposals shall be the only matters that Parent shall propose be voted on by its stockholders at the Parent Stockholder Meeting. Subject to Section 6.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all such actions, and to do or cause to be done all such things necessary on its part to cause the Transaction Proposals to be approved at the Parent Stockholder Meeting or any adjournment or postponement thereof, and to comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent agrees to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results upon the Company’s reasonable request and, upon the Company’s request (which may be given via email), Parent agrees to give written notice (which may be given via email) to the Company one (1) day prior to, and on the date of, the Parent Stockholder Meeting, indicating whether, as of such date, sufficient proxies representing the Parent Stockholder Approval have been obtained.

Section 7.05 Company Stockholder Approval.

(a) As promptly as reasonably practicable following the date on which the Registration Statement becomes effective under the Securities Act (and in any event within three (3) Business Days thereafter), the Company shall solicit and use its reasonable best efforts to obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the Requisite Company Stockholders (pursuant to the Company Support Agreement) and any other stockholders of the Company as the Company may determine in its reasonable discretion, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company’s stockholders, solely for the purpose of voting on the adoption of this Agreement and approving the Transactions.

(b) If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL.

Section 7.06 Listing and Reporting Matters.

(a) Prior to the Closing, Parent shall use reasonable best efforts to maintain its listing on the Nasdaq and, in the event that Parent receives following the date of this Agreement any notice that Parent has failed to satisfy any Nasdaq listing requirement or any other material communication from Nasdaq in respect thereof, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Parent shall take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent Common Stock being issued in the Parent Share Issuance on Nasdaq no later than Effective Time, subject to official notice of issuance (and, if requested by Nasdaq, the delivery of evidence that Parent complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date), including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Parent Common Stock. Each of the Company and Parent shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party with respect to the preparation and filing of the Listing Application. Parent will (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Parent shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq without providing the Company a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Parent or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Parent shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Parent Common Stock to be issued in connection with the Transactions.

(c) From the date of this Agreement through the Effective Time, Parent will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Laws.

Section 7.07 Name and Ticker. Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the applicable rules of Nasdaq and the SEC such that, effective as of the Closing or as soon as reasonably practicable thereafter, Parent’s name and ticker symbol are changed to “RTB Digital, Inc.” and “RTB”, respectively.

Section 7.08 Parent Reverse Split.

(a) From and after the date of this Agreement, Parent shall use its reasonable best efforts to (i) as promptly as practicable convene a meeting of the stockholders of Parent for purposes of voting on the Parent Reverse Split (the “Parent Reverse Split Meeting”) and (ii) solicit proxies from the holders of Parent Common Stock in favor of the Parent Reverse Split. Parent shall, through its Board of Directors, recommend to the stockholders of Parent (A) approval of the Parent Reverse Split in accordance with Applicable Law and Nasdaq rules, (B) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions and (C) the adjournment of the Parent Reverse Split Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Parent Reverse Split Proposals”). The provisions applicable to the Parent Stockholder Meeting and the Transaction Proposals set forth in Section 7.04(f) and the final sentence of Section 7.04(e) shall apply, mutatis mutandis, with respect to the Parent Reverse Split Meeting and the Parent Reverse Split Proposals.

(b) If the Parent Reverse Split is approved at the Parent Reverse Split Meeting then, Parent shall file or cause to be filed with the Nevada Secretary of State an amendment to its certificate of incorporation, in a form reasonably acceptable to the Company, to effect the Parent Reverse Split.

Section 7.09 Certain Tax Matters. 1

(a) Each of Parent and the Company shall use reasonable best efforts (i) to cause the Merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a party to the reorganization within the meaning of Section 368(a) of the Code and (ii) not to, and to cause its respective Subsidiaries or Affiliates not to, take or cause to be taken any action reasonably likely to cause the Merger, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts to obtain any Tax opinion regarding the qualification of the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code that may be required in connection with the preparation and filing of the Proxy Statement, including by causing its officers to execute and deliver to the law firm delivering such Tax opinion certificates at such time or times as may reasonably be requested by such law firm. In addition, upon prior written request of the Company, Parent shall deliver to the Company a customary officer’s certificate, executed by an appropriate officer of Parent and in a form mutually agreeable (acting in good faith) to Parent and the Company, solely for purposes of the Company obtaining a Tax opinion regarding the qualification of the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Parent and the Company shall (and shall cause their respective Subsidiaries and Affiliates to) report the Merger, taken together, for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and shall not take (or cause or permit any of their Subsidiaries or Affiliates to take) any inconsistent position on any Tax Return, in any audit, examination or other administrative or court Proceeding related to Taxes, or otherwise with respect to Taxes, in each case, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Except for the covenants in Section 7.09(a) and the representations and warranties set forth in Section 3.15(c) and Section 4.16(c) respectively, neither Parent (including any of its Subsidiaries or Affiliates) nor the Company makes any representations or warranties regarding the Tax treatment of the Merger, or any of the Tax consequences of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Parent and the Company acknowledge that each are relying solely on their own Tax advisors for Tax advice regarding this Agreement, the Merger and the other Transactions.

[1]	Note to Draft: Subject to review by ZL tax counsel.

Section 7.10 Public Announcements. The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Concurrently with the initial press release, Parent shall file a Form 8K announcing the agreement and including the Company’s pitch deck and other materials previously provided to investors in the Company Convertible Note Financing and any Additional Company Financing. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other Party and shall consider in good faith the comments of the other Party). This Section 7.10 shall not apply to any release or public statement made or proposed to be made by either Party in the ordinary course of business and which does not relate to this Agreement or the Transactions.

Section 7.11 Notices of Certain Events. Each of the Company and Parent shall promptly advise the other in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement, except where such notification reveals fraud or intentional misrepresentation; provided further that a failure to comply with this Section 7.11 shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying change, event or fact would independently result in the failure of a condition set forth in Article VIII to be satisfied.

Section 7.12 Section 16(a) Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any acquisitions of Parent Common Stock (including derivative securities and equity awards with respect to Parent Common Stock) resulting from the Transactions by each individual who will become or is reasonably expected to become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13 Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Closing, none of Parent, the Company and their respective Subsidiaries shall cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, the Company, and, in the case of the Company and its Subsidiaries, Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14 State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (b) if any such antitakeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.15 Release Agreements. Parent shall enter into settlement and release agreements (the “Release Agreements ”) with certain vendors and short term debt holders on the terms set forth on Section 7.15 of the Company Disclosure Schedules.

Article VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by each of the Parties, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. (i) The Parent Stockholder Approval shall have been duly obtained in accordance with Applicable Law and the Parent Organizational Documents and (ii) the Company Stockholder Approval shall have been duly obtained in accordance with Applicable Law and the Company Organizational Documents.

(b) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(c) Nasdaq Listing. The Registration Statement Securities shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all other approvals, clearances and expiration of applicable waiting periods (including any voluntary agreement between the Parties and any Governmental Authorities not to effect the Merger before a certain date) under any applicable Antitrust Law, or as required by state or federal regulators for digital asset or cryptocurrency-related business activities, have been obtained or occurred (as applicable), provided that if such approvals are not obtained, the parties may proceed if alternative compliance mechanisms are implemented.

(e) Absence of Orders. No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger or any of the other Transactions] shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Merger or any of the other Transactions.

Section 8.02 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by the Company, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of Parent. All of the representations and warranties of Parent contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in Section 8.02(a) (Accuracy of Representations of Parent), Section 8.02(b) (Performance of Obligations of Parent) and Section 8.02(c) (Absence of Parent Material Adverse Effect) have been satisfied.

(e) No Delisting. The Parent Common Stock shall not have been delisted from Nasdaq.

(f) Parent Reverse Split. The Parent Reverse Split shall have been effected.

(g) Release Agreement. Parent shall have entered into the Release Agreements, which shall be in full force and effect as of the Closing.

(h) Appointment to the Board. The members of the Post-Closing Parent Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 1.05(b).

(i) Lock-Up Agreement. Each Lock-Up Agreement shall be duly executed by Parent and the other parties thereto.

(j) Employment Agreements. Parent shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Parent, between each of the persons set forth in Schedule Section 8.02(j) hereto and the Company or Parent, each such employment agreement duly executed by the parties thereto.]

(k) Oliva Employment Agreement. The Oliva Employment Agreement shall be duly executed by George Oliva and Parent.

(l) Outstanding Proceedings. Any outstanding proceeding involving the SEC or any shareholder derivative lawsuit, shall have been finally settled and Parent shall have taken all required remedial actions associated with such settlement.

Section 8.03 Conditions to Obligation of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Parent, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of the Company. All of the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 8.03(a) (Accuracy of Representations of the Company), Section 8.03(b) (Performance of Obligations of the Company), and Section 8.03(c) (Absence of Company Material Adverse Effect) have been satisfied.

(e) Termination of Certain Contracts. Parent shall have received evidence reasonably acceptable to Parent that the Contracts involving the Company and/or the Company’s security holders or other related persons set forth on Schedule 8.03(e) shall have been terminated with no further obligation or Liability of the Company and its Subsidiaries thereunder.

Section 8.04 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (except as otherwise expressly provided below, whether before or after receipt of the Parent Stockholder Approval or the effectiveness of the Company Stockholder Approval or Merger Sub Consent), by action taken or authorized by the board of directors of the terminating Party or Parties:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the Merger or the Closing; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party (A) whose breach of any provision of this Agreement primarily causes or results in the issuance of such Order or (B) who voluntarily agrees to or fails to oppose the issue or entry of such Order; or

(ii) the Merger shall not have been consummated on or before the date that is twelve (12) months] after the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time, provided further that if on the date upon which the End Date would otherwise occur Parent is in process of procuring the effectiveness of a Registration Statement or obtaining Parent Stockholder Approval, the End Date shall be delayed until the first day following which a Proceeding brought by the SEC to prevent effectiveness of the Registration Statement has resulted in a final Order precluding effectiveness of the Registration Statement or the stockholders of Parent affirmatively vote not to authorize the Closing;

(c) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent) or Section 8.02(b) (Performance of Obligations of Parent) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within twenty (20) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 9.01(c)(i) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of the Company) or Section 8.03(b) (Performance of Obligations of the Company) not to be satisfied; or

(ii) the required Warrant Amendments shall not have been obtained by the Warrant Amendment Deadline.

(d) by Parent, if:

(i) the Company Stockholder Approval shall not have been obtained on or before the date that is ten (10) Business Days after the Registration Statement has been declared effective by the SEC; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of the Company) or Section 8.03(b) (Performance of Obligations of the Company) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by the Company within twenty (20) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 9.01(d)(ii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent) or Section 8.02(b) (Performance of Obligations of Parent) not to be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.

Section 9.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability or obligation on the part of any Party (or any stockholder or Representative of such Party) to the other Parties hereto; provided that, no such termination shall relieve any Party from any breach of this Agreement occurring prior to such termination, or any liabilities or damages for fraud or Willful Breach of any covenant, agreement or obligation under this Agreement; provided further that the provisions of this Section 9.02, and Article X (other than Section 10.12) shall survive any valid termination of this Agreement pursuant to Section 9.01. The termination of this Agreement shall not affect the Parties’ respective obligations under the Confidentiality Agreement, which shall survive in accordance with its terms.

Article X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article X.

Section 10.02 Notice. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 10.02):

(a) if to the Company, to:

RTB Digital, Inc.

4300 University Way NE, Suite C

Seattle, WA 98105

Attention: William Sornsin

Email: legal@roundtable.io

with a copy (which shall not constitute notice) to:

Zuber Lawler LLP

2029 Century Park E, Suite 400

Los Angeles, CA 90067

Attention: Josh Lawler

Email: Jlawler@zuberlawler.com

(b) if to Parent, Merger Sub, to:

RYVYL, Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Attention: George Oliva

Email: george@ryvyl.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry I. Grossman, Esq.

   Lloyd N. Steele, Esq.

Email: bigrossman@egsllp.com

     lsteele@egsllp.com

Section 10.03 Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Company Financings” means, with respect to the Company, the sale by the Company for Cash of the Company’s Class C Common Stock or any Company Convertible Securities in each case closing subsequent to August 7, 2025, excluding the Company Convertible Note Financing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Company Support Agreement, the Parent Support Agreements and Lock-Up Agreements and the Olivia Employment Agreement.

“Antitrust Division” means the U.S. Antitrust Division of the Department of Justice.

“Antitrust Laws” means (a) the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and (b) Applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where Parent, the Company or their respective Subsidiaries do business.

“Applicable Law(s)” means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person’s properties or assets.

“Budget” means the budget provided by Parent to Company as Exhibit B to the Non-Binding Letter of Intent between Parent and Company dated as of August 7, 2025.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means United States Dollars, any digital asset commonly understood to be a stable coin representing a properly custodied United States Dollar, and any other digital asset, including BTC and ETH which has a minimum reported aggregate twenty-four-hour market volume in excess of $250 million United States Dollars on the Coinbase, Kraken and Gemini digital asset exchanges.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or Parent or any of their Subsidiaries, as applicable, and any Labor Organization or other authorized employee representative representing Company Service Providers or Parent Service Providers, as applicable.

“Company Balance Sheet Date” means December 31, 2024.

“Company Class A Common Stock” means, the Class A common stock, par value $0.000002 of the Company.

“Company Class B Common Stock” means, the Class B common stock, par value $0.000002 of the Company.

“Company Class C Common Stock” means, upon the establishment, authorization and designation as a separate class of common stock in accordance with Section 3.05(a), the Class C common stock, par value $0.000002 of the Company.

“Company Common Stock” means, the Company Class A Common Stock and the Company Class B common stock, collectively.

“Company Convertible Note” means promissory notes issued by the Company in any Company Convertible Note Financing.

“Company Convertible Note Financing” means the sale, subsequent to August 7, 2025, by the Company of promissory notes convertible to equity of the Company in an amount not to exceed $50,000,000.

“Company Convertible Note Shares” means, the shares of Company Common Stock issued or issuable in the conversion of outstanding principal and interest on Company Convertible Notes.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company, any of its Subsidiaries for the current or future benefit of any Company Service Provider, or (b) for which the Company or any of its Subsidiaries has any direct, indirect or contingent liability or obligation, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Company IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) is or would reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business, regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital or commodities markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (d) any change in cryptocurrency or digital asset market conditions, regulatory developments affecting digital assets, or volatility in Bitcoin or other cryptocurrency valuations; (e) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, unless otherwise excluded in this definition of “Company Material Adverse Effect”); (f) the execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of the Company and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 3.03, Section 3.04 and Section 3.13(b) or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (i) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (j) any action or omission taken by the Company pursuant to the prior written request of Parent, except in the case of each of clause (a), (b), (c) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Service Provider” means any director, officer, employee or individual independent contractor or other service provider of the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement and approval of the Transactions (including the Merger) by the affirmative vote or written consent of the holders of at least a majority of the voting power of the issued and outstanding Company Common Stock in accordance with the organizational documents of the Company and the DGCL.

“Company Valuation” means $35 million.

“Confidentiality Agreement” means the Mutual Non-Circumvention and Non-Disclosure Agreement, dated as of August 3, 2025, by and between Parent and the Company.

“Consent” means any consent, approval, waiver, license, permit, exemption, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any written agreement, contract, note, mortgage, indenture, arrangement or other legally binding obligation or understanding.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, cafeteria plan, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or postemployment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether written or unwritten, whether funded or unfunded, and whether for the benefit of one individual or more than one individual.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, (a) any shares of capital stock or other voting securities of such Person, (b) other equity or voting interests in such Person, (c) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in such Person, or (d) restricted share units, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by such Person or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be (or at any relevant time was or will be) treated as a single employer under Section 414 of the Code or is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with such entity as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to the quotient obtained by dividing (a) the product of (i) the Fully Diluted Parent Common Stock and (ii) the Valuation Ratio by (b) the Fully Diluted Company Common Stock.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock  that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis), plus (b) the aggregate number of shares of Company Common Stock that are issuable upon exercise of vested, in-the-money stock options or warrants of the Company outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) the aggregate number of shares of Company Common Stock that are issuable upon the exercise, exchange or conversion of the Company Convertible Securities, or any other Equity Interests of the Company that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable), provided that Company Class C Common Stock shall not be included in “Fully Diluted Company Common Stock”.

“Fully Diluted Parent Common Stock” means, without duplication, (a) the aggregate number of shares of Parent Common Stock that are issued and outstanding immediately prior to the Effective Time (treating shares of Parent Preferred Stock on an as-converted to Parent Common Stock basis), plus (b) the aggregate number of shares of Parent Common Stock that are issuable upon exercise of in-the-money stock options or warrants of Parent that are outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) the aggregate number of shares of Parent Common Stock that are issuable upon the exercise, exchange or conversion of any other convertible Equity Interests of Parent that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable) (in each case, giving effect to the Restated Parent Articles and the Parent Reverse Split) plus (d) 700,000 shares that Parent may potentially issue in settlement of ongoing litigation matters.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or commission.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to a Person, as at a specified date, without duplication, all of (a) the outstanding principal amount of any indebtedness for borrowed money of such Person and its Subsidiaries (other than current accounts payable incurred in the ordinary course of business), if applicable, including deposits or advances of any kind to such Person; (b) the principal amount of any long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap, futures or other hedging, derivative or other similar agreement or arrangement; (d) finance and capital lease obligations or obligations to pay the deferred and unpaid purchase price of property, services or equipment, including all “earn-out,” contingent purchase price or similar performance-based payment obligations under any Contract for the acquisition of any business, asset or service (other than current accounts payable incurred in the ordinary course of business); (e) obligations under any letter of credit, performance bonds, surety bonds, financial guarantees, banker’s acceptance or similar credit transactions; (f) accounts payable that are not current; (g) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (f) of any other Person; and (h) any accrued and unpaid interest on and prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (c) registered and unregistered copyrights (including those in software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology or information (including know-how, inventions, schematics, drawings, techniques, protocols, improvements, processes, formulae, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain name registrations; (g) other similar types of proprietary or intellectual property; and (h) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” of any Person means (i) with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth in Section 10.03(a) of the Company Disclosure Schedules, and (ii) with respect to Parent, the actual knowledge of those individuals set forth in Section 10.03(a) of the Parent Disclosure Schedules.

“Labor Organization” means any labor union, trade union, works council, labor organization or association, or other employee representative body.

“Law” means any U.S. or non-U.S. supranational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pre-emptive right or option, pledge, charge, collateral assignment, security interest, Uniform Commercial Code financing statement (or local equivalent), adverse claim, right-of-way, easement or encroachment relating to real property or other encumbrance of any kind in respect of such property or asset; provided that “Lien” shall exclude restrictions on transfer imposed under applicable securities Laws.

“NRS” means the Nevada Revised Statues.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Acquisition Proposal” means (A) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Parent or any of its Subsidiaries with respect to assets that, taken together, constitute more than 15% of Parent’s consolidated assets, (B) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the issued and outstanding Parent Common Stock or securities of Parent representing more than 15% of the voting power of Parent or (C) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Parent, in each case, other than the Transactions.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in the draft of Parent’s Annual Report on Form 10-K for the year ended December 31, 2024.

“Parent Balance Sheet Date” means December 31, 2024.

“Parent Common Stock” means, the class A common stock, par value $0.001, of Parent.

“Parent Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any Parent Service Provider, or (b) for which Parent or any of its Subsidiaries has any direct, indirect, or contingent liability, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Parent IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) is or would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Transactions; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (d) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (e) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (f) the execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of Parent and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 4.03, Section 4.04 and Section 4.15(b) or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (h) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (i) any action or omission taken by Parent pursuant to the prior written request of the Company, except in the case of each of clause (a), (b), (c) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Parent and its Subsidiaries operate.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or its Subsidiaries.

“Parent Preferred Stock” means, the preferred stock, par value $0.001, of Parent.

“Parent Reverse Split” means a reverse stock split of all issued and outstanding shares of Parent Common Stock that is effected (a) prior to the Restated Parent Articles, at a reverse stock split ratio in the range of 1:5 to 1:15 and as mutually agreed to by Parent and the Company or (b) otherwise as part of the Restated Parent Articles, in each case effected by Parent for the purpose of compliance with Nasdaq listing standards.

“Parent Service Provider” means any director, officer, employee, individual independent contractor or other service provider of Parent or any of its Subsidiaries.

“Parent Stock Plan” means 2023 Equity Incentive Plan.

“Parent Valuation” means $6.25 million, subject to adjustment pursuant to Section 2.02.

“Parent Warrant Payment” means a cash payment by Parent to purchase the unexercised portion of the Parent Warrant from the holder.

“Parent Warrants” means warrants to purchase shares of Parent Common Stock pursuant to that certain Common Stock Purchase Warrant, dated July 16, 2025.

“PCAOB ” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permitted Lien” means any (a) Liens for Taxes, assessments or other charges of a Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (b) Liens under purchase money and capital lease arrangements, carriers’, warehousemen’s, mechanics’, workers’, materialmen’s, laborers’, repairmen’s, suppliers’, vendors’ or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, declarations, conditions, reservations, restrictions, encroachments, servitudes, rights, licenses, leases, permits and other instruments or encumbrances and all matters of record and other imperfections of title that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value or the use of the property subject thereto or materially interfere with the current operations of the business; (e) statutory, common law or contractual Liens imposed on the underlying fee interest of the subject property thereof under or arising in connection with any lease or conditional sales contracts with third parties entered into in the ordinary course of business; (f) Liens imposed or promulgated by any Governmental Authority, including zoning, entitlement and building regulations, permits, licenses, utility easements and similar Liens, which are not violated in any material respect by the Company’s or any of its Subsidiaries’, or Parent’s or any of its Subsidiaries’, as applicable, present use or occupancy of such property; (g) rights of parties in possession of any such real property without options to purchase or rights of first refusal that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (h) any Liens that are disclosed on the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto; (i) any Liens that are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable; or (j) any non-exclusive license or other grant of rights with respect to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Personal Information” means any information that constitutes “personal information”, “personally identifiable information”, “personal data” or other similar terms under Applicable Laws.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding, citation, summons or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Party” means any (a) executive officer or director of the Company or Parent, as applicable, (b) record or, to the knowledge of the Company or Parent, as applicable, beneficial owner of five percent (5%) or more of the voting securities of the Company or Parent, as applicable, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner.

“Related Party Contract” means any Contract with any Related Party.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing, or arranging for disposal, into the environment.

“Release Agreements” means the agreements whereby the indicated parties release Parent from associated liabilities, as specified on Section 7.15 of the Disclosure Schedule.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives.

“Requisite Company Stockholders” means stockholders of the Company holding the required voting power to obtain the Company Stockholder Approval.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or the United Nations Security Council; (b) any Person listed on any Sanctions-related list maintained by the Government of Canada, including the Consolidated Canadian Autonomous Sanctions List and List of Terrorist Entities; (c) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Country; (d) any Person otherwise subject to Sanctions; or (e) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(d).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by relevant Governmental Authorities, including but not limited to OFAC, the U.S. Department of State, Global Affairs Canada or Public Safety Canada.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, platforms, applications and interfaces), in each case, in source code, object code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications and flow charts).

“Subsidiary” means, when used with reference to a Person, any other Person with respect to which such first Person who (a) holds securities or other ownership interests having (i) ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or (ii) more than 50% of the issued and outstanding equity interests or voting securities of which, are owned, directly or indirectly, or (b) controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, customs duties, license, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes of any kind whatsoever, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any Tax Return, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or Filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or Filing, and including any amendment thereto and any related or supporting information, schedule or attachment with respect thereto.

“Tax Sharing Agreement” means any Tax indemnity, Tax allocation or Tax sharing agreement or similar agreement, arrangement or understanding relating to Taxes or other Tax matters, including any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Subsidiaries or Affiliates.

“Transactions” means the transactions expressly contemplated by this Agreement and the Ancillary Agreements to be consummated in accordance with the terms of this Agreement (including the Merger).

“Uplist” means the uplisting of Parent Common Stock from the OTCQB pursuant to the Uplist Prospectus.

“Uplist Prospectus” means the final prospectus of Parent, dated as of February 16, 2021, and filed with the SEC on February 18, 2021 (File No. 333-252576).

“Valuation Ratio” means quotient obtained by dividing (a) the Company Valuation by (b) the Parent Valuation.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (as amended) and any comparable foreign, state or local Law.

“Willful Breach” means, with respect to any agreement or covenant of a Party in this Agreement, a deliberate action or omission taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching Party should have known would result in a material breach of such agreement or covenant.

Index of Defined Terms

Page
Additional Company Financings	50
Adjournment Proposal	42
Affiliate	50
Agreement	6
Ancillary Agreements	50
Anti-Corruption Laws	20
Antitrust Division	50
Antitrust Laws	50
Applicable Law(s)	50
Assumed Convertible Security	9
Audit Delivery Date	41
Bankruptcy and Equity Exceptions	11
Board Designee	8
Business Day	50
Cash	51
Certificate of Merger	7
Closing	7
Closing Date	8
Code	51
Collective Bargaining Agreement	51
Company	6
Company Balance Sheet Date	51
Company Class A Common Stock	51
Company Class B Common Stock	51
Company Class C Common Stock	51
Company Common Stock	51
Company Convertible Note	51
Company Convertible Note Financing	51
Company Convertible Note Shares	51
Company Convertible Securities	51
Company Digital Assets	15
Company Disclosure Schedules	11
Company Employee Plan	51
Company Insurance Policies	24
Company IT Systems	51
Company Leased Real Property	24
Company Material Adverse Effect	51
Company Material Contract	13
Company Multiemployer Pension Plan	17

Company Multiemployer Plan	17
Company Organizational Documents	11
Company Owned IP	52
Company Pension Plan	17
Company Permits	13
Company Preferred Stock Exchange	8
Company Real Property Lease	21
Company Securities	12
Company Service Provider	52
Company Stockholder Approval	52
Company Support Agreement	6
Company Valuation	52
Confidentiality Agreement	52
Consent	52
Contract	52
control	50
Current Insurance	38
D&O Indemnified Parties	38
Data Privacy Requirements	19
DGCL	52, 79
Dissenting Shares	11
Effective Time	7
Employee Plan	52
End Date	48
Environmental Law	53
Equity Interests	53
ERISA	53
ERISA Affiliate	53
Exchange Act	53
Exchange Agent	10
Exchange Ratio	53
Excluded Shares	9
Export Control and Economic Sanctions Laws	20
FCPA	20
Filing	53
FTC	53
Fully Diluted Company Common Stock	53
Fully Diluted Parent Common Stock	53
GAAP	53
Governmental Authority	53
Group	53
Hazardous Substances	54
HSR Act	54
Indebtedness	54
Intellectual Property	54
Interim Period	32

IRS	54
knowledge	54
Labor Organization	54
Law	54
Lien	54
Listing Application	43
Merger	6
Merger Consideration	9
Merger Sub Consents	7
Nasdaq	12
Offer Documents	41
Oliva Employment Agreement	7
Order	55
Parent	6
Parent Acquisition Proposal	55
Parent Balance Sheet	55
Parent Balance Sheet Date	55
Parent Common Stock	55
Parent Disclosure Schedules	22
Parent Employee Plan	55
Parent Insurance Policies	31
Parent IT Systems	55
Parent Leased Real Property	31
Parent Material Adverse Effect	55
Parent Material Contract	26
Parent Multiemployer Pension Plan	28
Parent Multiemployer Plan	28
Parent Organizational Documents	22
Parent Owned IP	56
Parent Pension Plan	28
Parent Permits	25
Parent Preferred Stock	56
Parent Real Property Lease	31
Parent Reverse Split	56
Parent Reverse Split Meeting	44
Parent Reverse Split Proposals	44
Parent SEC Documents	24
Parent Securities	23
Parent Service Provider	56
Parent Share Issuance	22
Parent Stock Plan	56
Parent Stockholder Approval	22
Parent Stockholder Meeting	42
Parent Support Agreement	6
Parent Valuation	56
Parent Warrant Payment	56

Parent Warrants	56
Parties	6
Party	6
PCAOB	56
Permitted Lien	56
Person	56
Personal Information	56
Premium Cap	38
Proceeding	56
Proxy Statement	41
Registered Company IP	19
Registered Parent IP	30
Registration Statement	41, 57
Registration Statement Securities	41
Regulation S-K	34
Related Party	57
Related Party Contract	57
Release	57
Release Agreements	45, 57
Representatives	57
Required Financial Statements	41
Required Warrant Holders	10
Requisite Company Stockholders	57
Restated Parent Articles	8
Restated Parent Bylaws	8
Restricted Person	57
Sanctioned Country	20
Sanctioned Person	57
Sanctions	57
SEC	57
Securities Act	57
Software	57
Solicitation Notice	34
Subsidiary	57
Surviving Corporation	6
Tax	58
Tax Return	58
Tax Sharing Agreement	58
Taxing Authority	58
Third Party	58
Trade Secrets	54
Transaction Litigation	45
Transaction Proposals	42
Transactions	58
Treasury Regulations	7
under common control with	50
Uplist	58
Valuation Ratio	58
WARN	58
Warrant Amendment	10
Warrant Amendment Deadline	10
Willful Breach	58
Written Consent	43

Section 10.04 Interpretation; Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “will” shall be construed to have the same meaning as “shall”. The words “made available to Parent” and words of similar import refer to documents and other information posted to the virtual data room (if any) by or on behalf of the Company at least one (1) day prior to the date of this Agreement. The words “made available to the Company” and words of similar import refer to documents and other information posted to the virtual data room (if any) by or on behalf of Parent at least one (1) day prior to the date of this Agreement. Unless the context requires otherwise, the word “material” shall be construed in light of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

Section 10.05 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 10.06 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

Section 10.07 Entire Agreement. This Agreement (including any exhibits hereto), the Parent Disclosure Schedules, the Company Disclosure Schedules, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter of this Agreement. Effective as of the execution and delivery of this agreement, the letter agreement, dated as of August 7, 2025, by and between Parent and the Company, shall terminate and be of no further force or effect. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NONE OF PARENT, THE COMPANY OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ANY OTHER PARTY OR ANY OF SUCH PARTY’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.08 No Third-Party Beneficiaries. The Company and Parent hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.09 Obligations of the Company and of Parent. Whenever this Agreement requires Merger Sub or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and Parent shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of the Company or Parent, as applicable to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent, as applicable to cause such Subsidiary to take such action and the Company or Parent, as applicable, shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after Effective Time, on the part of Parent to cause such Subsidiary to take such action.

Section 10.10 Governing Law Arbitration. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION. Any claim, dispute, or controversy arising out of or relating to this Agreement (except for claims relating to the enforcement or validity of the obligations to be performed in connection with the Merger by either Party’s stockholders), including the interpretation or enforcement of this Agreement, shall be exclusively resolved by confidential arbitration conducted in Wilmington, Delaware, in accordance with the Delaware Rapid Arbitration Act (6 Del. C. § 5801 et seq.), and administered by JAMS. The arbitral tribunal shall have exclusive authority to determine any questions regarding its own jurisdiction and the arbitrability of any claim. Judgment upon any arbitral award may be entered in any court of competent jurisdiction. Nothing in this Section 10.10 shall limit the ability of any stockholder or former stockholder of either party to bring claims under applicable federal securities laws or Delaware law in the appropriate court as required by Section 115 of the Delaware General Corporation Law.

Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.12 Specific Performance. Each of Parent and Merger Sub acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, notwithstanding Section 10.10, prior to the termination of this Agreement pursuant to Section 9.01, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the performance of terms and provisions of this Agreement in any court of competent jurisdiction without proof of actual damages, this being in addition to any other remedy to which the Company is entitled at Law or in equity. Parent and Merger Sub further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of Parent and Merger Sub further acknowledges and agrees that the agreements contained in this Section 10.12 are an integral part of the Merger and the other Transactions and that, without these agreements, the Company would not enter into this Agreement. Each of Parent and Merger Sub further agrees that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.13 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by all of the Parties, by action taken or authorized by their respective boards of directors, at any time before or after the Parent Stockholder Approval or the effectiveness of the Merger Sub Consent or Company Stockholder Approval; provided that after the Parent Stockholder Approval has been obtained or the Merger Sub Consents or Company Stockholder Approval has become applicable, any amendment of this Agreement that by Applicable Law requires the further approval by Parent’s stockholders, the stockholders of the Company or the members of Merger Sub shall be effective only with the approval of such stockholders or members, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.14 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, contained in this Agreement, and (c) waive compliance by the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.15 Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the Transactions, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or in connection with any of the Transactions shall be had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Person, other than the Parties, shall be responsible or liable for any damages which may be alleged as a result of this Agreement or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 10.15, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement, the Parent Support Agreements or the Company Support Agreement to the extent such Person is expressly party thereto.

Section 10.16 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the Party incurring such costs and expenses.

Section 10.17 Disclosure Schedules References and SEC Document References. The Parties hereto agree that each section or subsection of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, shall be deemed to qualify the corresponding Section or subsection of this Agreement, irrespective of whether or not any particular Section or subsection of this Agreement specifically refers to the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable. The Parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection solely to the extent such disclosure is made with reasonable specificity and detail in the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RYVYL, INC.

By:	/s/ George Oliva
Name:	George Oliva
Title:	Chief Financial Officer

RYVYL MERGER SUB INC.

By:	/s/ George Oliva
Name:	George Oliva
Title:	Chief Financial Officer

RTB DIGITAL, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (“Amendment”) to Agreement and Plan of Merger is made and entered into as of October 10, 2025, by and among RYVYL, Inc., a Nevada corporation (“Parent”), RYVYL Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and RTB Digital, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of September 28, 2025 (the “Original Agreement”, and as amended, including by this Amendment, the “Merger Agreement”);

WHEREAS, the parties now desire to amend the Original Agreement to, among other things, reduce the time between the execution of the Merger Agreement and the End Date; and

WHEREAS, the parties have agreed to set the End Date to March 28, 2026, which is six months from the effective date of the Original Agreement, for the satisfaction of closing conditions and consummation of the merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.	AMENDMENTS TO THE MERGER AGREEMENT.

(a) The fifth and sixth recitals of the Original Agreement are each hereby amended by deleting the words “ten (10) calendar days” and replacing them with the words “twenty (20) calendar days”.

(b) Section 9.01(b)(ii) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

(ii) the Merger shall not have been consummated on or before March 28, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time; provided, further, that if on the date upon which the End Date would otherwise occur Parent is in process of procuring the effectiveness of a Registration Statement or obtaining Parent Stockholder Approval, the End Date shall be delayed until the first day following which a Proceeding brought by the SEC to prevent effectiveness of the Registration Statement has resulted in a final Order precluding effectiveness of the Registration Statement or the stockholders of Parent affirmatively vote not to authorize the Closing;

2.	MISCELLANEOUS

(a) Except as specifically amended hereby, all other terms and provisions of the Original Agreement shall remain unchanged and in full force and effect. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any ancillary document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURES LOCATED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

RYVYL, INC.

By:	/S/ Geoge Oliva
Name:	George Oliva
Title:	Chief Financial Officer

RYVYL MERGER SUB INC.

By:	/S/ George Oliva
Name:	George Oliva
Title:	President

RTB DIGITAL, INC.

By:	/S/ James Heckman
Name:	James Heckman
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (“Amendment”) to Agreement and Plan of Merger is made and entered into as of January 12, 2025 (the “Effective Date of Amendment”), by and among RYVYL, INC., a Nevada corporation (“Parent”), RYVYL MERGER SUB INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and RTB DIGITAL, INC., a Delaware corporation (“Company”).

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of September 28, 2025 (the “Original Agreement”), as amended by Amendment No. 1 thereto dated as of October 10, 2025 (together with the Original Agreement, as amended, the “Merger Agreement”),

WHEREAS, the parties now desire to amend the Merger Agreement to further modify certain provisions relating to the Parent Warrant amendment requirements, the removal of Company shareholder lock-up agreements, the removal of Voting and Support Agreement requirements, and the assumption of Company equity incentive plans, all as more particularly set forth below, and

WHEREAS, the parties have agreed that such further amendments are necessary and desirable to facilitate the consummation of the Transactions contemplated by the Merger Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. AMENDMENTS TO THE MERGER AGREEMENT

1.1 Adjustment of the Warrant Amendments

Section 2.02 of the Original Agreement is hereby amended as follows:

1.1.1 Section 2.02(a) and Section 2.02(b) of the Original Agreement are hereby deleted in its entirety.

1.2 Removal of Lock-Up Agreements

1.2.1 Amendment to RECITALS (Lock-Up Agreement Recital)

The eighth RECITAL of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“[RESERVED - DELETED]”

1.2.2 Amendment to Section 8.02 (Conditions to Obligation of the Company)

Section 8.02(i) of the Original Agreement, is hereby deleted in its entirety and replaced with the following:

“Section 8.02(i) [RESERVED]”

1.2.4 Amendment to Section 10.03 (Definitions) - “Ancillary Agreements”

The definition of “Ancillary Agreements” in Section 10.03 of the Original Agreement, is hereby amended as follows:

“Ancillary Agreements means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Oliva Employment Agreement.”

1.2.5 Treatment of Exhibit A (Form of Lock-Up Agreement)

Exhibit A to the Original Agreement (the form of Lock-Up Agreement) is hereby deleted in its entirety.

1.3 Removal of Voting and Support Agreement Requirements

1.3.1 Amendment to RECITALS (Company Support Agreement)

The fifth RECITAL of the Original Agreement, is hereby deleted in its entirety and replaced with the following:

“[RESERVED - DELETED]”

1.3.2 Amendment to RECITALS (Parent Support Agreements)

The sixth RECITAL of the Original Agreement, is hereby deleted in its entirety and replaced with the following:

“[RESERVED - DELETED]”

1.3.3 Amendment to Section 10.03 (Definitions) – Index to Defined Terms

Where Section 10.03 of the Original Agreement, Index to Defined Terms contains standalone references for “Company Support Agreement” and/or “Parent Support Agreement”, such references are hereby deleted in their entirety and replaced with:

“[RESERVED - DELETED].”

1.3.4 Amendment to Section 10.15 (Non-Recourse)

The last sentence of Section 10.15 of the Original Agreement is hereby amended as follows:

“Notwithstanding anything to the contrary set forth in this Section 10.15, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement to the extent such Person is expressly party thereto.”

1.3.5 Amendment to Amendment No. 1 (Extension of Support Agreement Deadline)

Section 1(a) of Amendment No. 1 to the Agreement and Plan of Merger dated October 10, 2025, which amended the fifth and sixth recitals of the Original Agreement by changing “ten (10) calendar days” to “twenty (20) calendar days,” is hereby rendered null and void and of no further force or effect as a result of the deletion of the fifth and sixth recitals pursuant to Sections 1.3.1 and 1.3.2 above.

1.4 Assumption of Company Plans

1.4.1 Addition of New Section 2.01(v) (Assumption of Company Equity Plans and Awards)

The Merger Agreement is hereby amended to add a new Section 2.01(v), which shall read in its entirety as follows:

“Section 2.01(v) Assumed Equity Compensation Plan Obligations.

(a)	Assumption of Company Equity Plans. At the Effective Time, Company shall assign and transfer, and Parent (as the surviving corporation’s parent) shall assume and agree to be bound by, all of Company’s rights, obligations, and liabilities arising out of or relating to:

(i)	RTB Digital, Inc. 2024 Equity Incentive Plan (the “2024 Plan”);

(ii)	RTB Digital, Inc. 2025 Equity Incentive Plan (the “2025 Plan”); and

(iii)	any and all equity awards, restricted stock units, stock options, and other equity-based compensation outstanding under the 2024 Plan and the 2025 Plan as of immediately prior to the Effective Time.

(b)	Effect of Assumption. Upon assumption by Parent at the Effective Time:

(i)	All outstanding equity awards under the 2024 Plan and the 2025 Plan (including but not limited to stock options, restricted stock units, restricted stock, stock appreciation rights, and other equity-based awards), whether vested or unvested, shall remain outstanding and shall automatically be converted or assumed as Assumed Convertible Securities to the same extent and upon the same terms as set forth in Section 2.01(iv) of the Original Agreement.

(ii)	Each equity award under the 2024 Plan or 2025 Plan shall be adjusted to reflect the Exchange Ratio and shall be subject to the same vesting schedules, acceleration provisions, forfeiture conditions, and other terms and conditions as were applicable immediately prior to the Effective Time, except that all references to RTB or RTB Common Stock shall thereafter refer to Parent or Parent Common Stock, respectively.

(iii)	Notwithstanding anything to the contrary, the assumption of the 2024 Plan and 2025 Plan obligations shall not result in any duplication of benefits, and the terms of the assumption shall be consistent with the requirements of Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-3.

(c)	Treatment Consistent with Change in Control. The assumption of the 2024 Plan and 2025 Plan and all outstanding equity awards thereunder shall be deemed to constitute an assumption and substitution of awards in connection with the Merger that constitutes a Change in Control for purposes of the 2024 Plan, the 2025 Plan.

(d)	Plan Documents and Administration. Following the Effective Time:

(i)	Parent shall maintain or cause to be maintained records of all assumed equity awards and shall be responsible for the administration, payment, settlement, and all other obligations relating to such awards.

(ii)	Parent shall cause the 2024 Plan and 2025 Plan to be maintained or shall cause the terms thereof to be assumed under Parent’s equity compensation plans in such form as to ensure full compliance with all applicable laws and the treatment of assumed awards consistent with their treatment immediately prior to the Effective Time.

(iii)	Parent shall not amend, modify, or terminate the assumed equity awards or the 2024 Plan or 2025 Plan in any manner that would materially adversely affect the rights of any award holder, except as required by law or for tax compliance purposes, without the written consent of the affected award holders.

1.5 Stock Split

1.5.1 Amendment to Section 10.03 (Definitions) – Index to Defined Terms

Where Section 10.03 of the Original Agreement, Index to Defined Terms contains standalone references for “Parent Reverse Split”, such reference are hereby deleted in their entirety and replaced with:

“Parent Reverse Split” means a reverse stock split of all issued and outstanding shares of Parent Common Stock that is effected (a) prior to the Restated Parent Articles, at a reverse stock split ratio in the range of 1:20 to 1:50 and as mutually agreed to by Parent and the Company or (b) otherwise as part of the Restated Parent Articles, in each case effected by Parent for the purpose of compliance with Nasdaq listing standards.”

1.5.2 It is agreed that the obligation of Parent to effect a Parent Reverse Split pursuant to Section 7.08 and all related provisions relating to the obligation and condition to closing of the transactions contemplated by the Agreement are deemed satisfied by the 1:35 Parent Reverse Split effected January 2, 2026.

2. MISCELLANEOUS

2.1 Entire Amendment

Except as specifically amended hereby, all other terms and provisions of the Original Agreement, as amended by Amendment No. 1 and this Amendment, shall remain unchanged and in full force and effect. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Merger Agreement or any ancillary document, or any other right, remedy, power, or privilege of any party, except as expressly set forth herein.

2.2 Interpretation and Construction

Any reference to the Merger Agreement in the Merger Agreement or in any agreement, document, instrument, or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by Amendment No. 1 and this Amendment, or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof.

2.3 Entire Agreement

The Original Agreement, as amended by Amendment No. 1 and this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

2.4 Conflict Resolution

If any provision of the Original Agreement or Amendment No. 1 is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the conflicting provision shall, to the extent of such difference or inconsistency, be disregarded.

2.5 Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles, and the parties agree that any disputes arising out of or relating to this Amendment shall be resolved in accordance with the dispute resolution provisions set forth in Section 10.10 of the Merger Agreement.

2.6 Severability

If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be severed, and the remaining provisions of this Amendment and the Merger Agreement shall remain in full force and effect to the maximum extent permitted by law.

2.7 Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment by electronic means (including PDF or facsimile) shall have the same force and effect as delivery of manually executed originals.

2.8 Authority

Each party represents and warrants to the others that it has full authority to enter into and execute this Amendment and that all necessary corporate action has been taken (or will be taken prior to execution) to authorize the execution, delivery, and performance of this Amendment by an authorized officer or representative of such party.

2.9 Effective Date

This Amendment shall be effective as of the Effective Date of Amendment set forth in the preamble hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Agreement and Plan of Merger as of the date first written above.

RYVYL, INC.

By:	/S/ George Oliva
Name:	George Oliva
Title:	Chief Financial Officer
Email:	george@ryvyl.com

RYVYL MERGER SUB INC.

By:	/S/ George Oliva
Name:	George Oliva
Title:	President
Email:	george@ryvyl.com

RTB DIGITAL, INC.

By:	/S/James Heckman
Name:	James Heckman
Title:	Chief Executive Officer
Email:	jch@roundtable.io

ANNEX B

OPINION OF NEWBRIDGE SECURITIES CORPORATION

November 7th, 2025

PRIVATE & CONFIDENTIAL

For the Board of Directors of RYVYL Inc. (NASDAQ:RVYL)

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

We understand that RYVYL Inc., a Nevada corporation (“RVYL”) and a publicly reporting company with its shares of common stock, par value $.001 (the Common Stock”), listed on the Capital Market of the Nasdaq Stock Market (“RVYL”), has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RTB Digital Inc., a Delaware corporation (“RTB”) and RYVYL Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of RVYL (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into RTB, with RTB surviving as a wholly owned subsidiary of RYVL. The security holders of RTB will exchange their outstanding Common Stock and the Series C Preferred Stock for shares of the Common Stock of RYVL and certain other securities will be assumed by RYVL (the “Transaction”). The Total Pre-Money Merger Consideration to be paid at closing shall be stock of RVYL paid to RTB security holders and will have an aggregate value of approximately Thirty-Five Million U.S. Dollars ($35.0M).

The closing of the Merger requires approval of the NASDAQ and is subject to other conditions typical in merger transactions like the Transaction.

The Board of Directors has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of November 7th, 2025, the Total Pre-Money Consideration to be received by the stockholders of RTB in the Business Combination is fair, from a financial point of view, to RVYL’s stockholders (the “Opinion”).

We have not been requested to opine to, and our Opinion does not in any manner address the underlying business decision of RYVL to enter into the Merger Agreement. Our Opinion does not address the relative merits of entering into the Merger Agreement as compared to any alternative business strategy that might exist for RYVL.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting, or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, RYVL has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Merger Agreement.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in RYVL.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

■	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

■	reviewed the final Merger Agreement;

■	reviewed RYVL’s publicly available last ten fiscal quarters of historical financial results, (Q1-2023 – Q2-2025);

■	reviewed publicly available financial information of RYVL filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through November 6th, 2025;

■	conducted discussions with RYVL’s management team to better understand RYVL’s recent business history, review their corporate presentation and near-term financials;

■	conducted discussions with RTB’s management team to better understand their company’s business model, their recent business history, and to review near-term financial projections and drivers of future growth;

■	performed a Public Company Comparable analysis of similar companies to RTB, which included variables such as companies trading on a major stock exchange in the US or Europe, and have businesses in the “Digital Media Publisher and Ad-Tech” sector to attain the Q1-2027E Enterprise Value / Revenue multiples;

■	performed an M&A Comparable Transaction analysis of similar companies to RTB, that have businesses in the “Digital Media Publisher and Ad-Tech” sector to attain historical Enterprise Value / Revenue multiples; and

■	performed a Private Market Comparable Transactions analysis of similar companies to RTB that operate globally, operate in the “Digital Media Publisher and Ad-Tech” sector, and have received a minority investment, to derive certain implied historical Enterprise Value / Revenue multiples.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both RYVL and RTB to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections relating to the business and prospects of RYVL and RTB provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of RYVL and RTB as to the future financial performance of the RYVL stock without and subsequent to entering into the Merger Agreement.

This Opinion is solely for the use of the Board of Directors of RYVYL Inc. (NASADAQ:RVYL), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with RYVL may be included in, filings made by RYVL with the U.S. Securities & Exchange Commission, as well as any proxy statement or similar disclosure document delivered to the securityholders of RYVL and/or RTB.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation is necessarily based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, on the date of November 7th, 2025, the Total Pre-Money Consideration to be received by the stockholders of RTB in the Business Combination is fair, from a financial point of view, to RVYL’s stockholders.

Sincerely,

Newbridge Securities Corporation

/S/ Chad champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

ANNEX C

FORM OF AMENDMENT TO THE AMENDED

AND RESTATED ARTICLES OF INCORPORATION FOR NAME CHANGE

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: RYVYL Inc Entity or Nevada Business Identification Number (NVID): NV20071487990
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ____ Or ☐ No action by stockholders is required, name change only.
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ____ Jurisdiction of formation: ____ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ____ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 9/1/2023

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) The name of the entity is changed to "RTB Digital, Inc." (attach additional page(s) if necessary)
6. Signature: (Required)	X ______________________________ Title Signature of Officer or Authorized Signer X ______________________________ Title Signature of Officer or Authorized Signer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

ANNEX D

RYVYL INC. FORM 10-K FOR THE FISCAL YEAR

ENDED DECEMBER 31, 2024

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K (this “Report”) and other materials we have filed or may file, as well as information included in our oral or written statements, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein and in our other SEC filings. You should not rely upon forward-looking statements as predictions of future events.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Report identify important matters or factors which you should consider in evaluating our forward-looking statements. These matters or factors include, among other things:

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses both domestically and internationally;

●	Our ability to comply with new regulations and compliance requirements that affect our business;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in an evolving industry;

●	Our ability to respond and adapt to rapid changes in technology;

●	Our ability to manage our expansion, growth and operating expenses both domestically and internationally;

●	Risks in connection with completed or potential acquisitions, post-acquisition integrations, dispositions and other strategic growth opportunities and initiatives;

●	Our need for, and ability to raise, additional capital;

●	Our ability to maintain operations in the event our financial condition is negatively impacted as the result of litigation or actions of any governmental agencies against us or against any of our officers or directors; and

●	Risks related to our dependence on our proprietary technology, which we may not be able to protect.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission (the “SEC”) or in our press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding risk factors that could affect the Company’s results, see “Risk Factors” beginning on page 18 of this Report, and as may be included from time-to-time in our reports filed with the SEC.

The Company intends the forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this Report, could materially and adversely affect our results of operations, financial condition, liquidity, and our future performance.

In this Report, unless the context otherwise requires, all references to “the Company,” “we,” “our”, “us” and “PubCo” refer to RYVYL Inc (formerly known as GreenBox POS Inc.), a Nevada corporation.

Unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a Washington limited liability company.

On September 6, 2023, the Company effected a reverse stock split of the Company’s shares of common stock, par value $0.001 (“Common Stock”) outstanding at a ratio of one-for-ten (the “Reverse Stock Split”). All share and per share information in this Report have been retroactively adjusted for all periods presented, unless otherwise indicated, to give effect to the Reverse Stock Split, including the financial statements and notes thereto.

PART I

Item 1. Business

Our Company

RYVYL Inc. (“RYVYL”) is a financial technology company that develops software platforms and tools that are focused on providing global payment acceptance and disbursement capabilities. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment.

RYVYL’s comprehensive product suite is designed to create value across the entire financial ecosystem. By combining advanced technology, global reach, and deep regulatory expertise, we empower businesses to manage payments, optimize cash flow, and scale operations efficiently in an increasingly digital world. We believe that our commitment to continuous innovation helps us to remain at the forefront of the global fintech landscape, delivering secure, reliable, and transformative financial solutions that drive growth and create lasting value for our clients and stakeholders.

The Company operates through distinct business segments designed to meet the diverse and evolving needs of global markets. Our business is strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and Electronic Money Institution (“EMI”) services. Our business segments are interconnected through shared technology platforms, unified compliance frameworks, and collaborative global partnerships. This integration enables us to capitalize on synergies across regions, optimize resource allocation, and drive innovation that resonates across all markets in which we operate.

Global Expansion

RYVYL’s growth is fueled by our commitment to expanding our presence in both established and emerging markets, with a primary focus on Europe and North America. In Europe, we capitalize on the strength of Ryvyl EU’s EMI license in Bulgaria, complemented by our operational hub in Portugal. This enables us to offer comprehensive EMI services, including global IBAN issuance, foreign exchange (FX) solutions, and payment processing capabilities. Our direct connections to major card networks and the Central Bank of Europe reinforces our ability to scale across the European Union (EU), providing seamless financial services tailored to the unique demands of businesses operating in the region.

In North America, our focus is on expanding treasury management services, Bank Identification Number (BIN) sponsorship for credit card processing, and comprehensive payment solutions such as Automated Clearing House (ACH) and wire transfers. Our strategy also emphasizes enhancing cross-border payment infrastructure, enabling businesses to transact efficiently across more than 200 markets and 140 currencies, thus solidifying RYVYL’s role as a critical connector in the global financial ecosystem. By leveraging third-party sponsorship arrangements alongside our technology, we are positioned to capture growth opportunities in key sectors, including e-commerce, fintech, and B2B payments.

Product Innovation and Diversification

Innovation is the cornerstone of RYVYL’s growth strategy. We continuously evolve our product portfolio to anticipate and meet the dynamic needs of businesses worldwide. Central to this is the enhancement of our dual-sided payment platform, which facilitates both acquiring and disbursement services. This platform is designed to support emerging use cases in acquiring, disbursements, and embedded finance, thereby delivering seamless, end-to-end financial solutions.

Our treasury management services are evolving to include advanced features such as real-time liquidity tracking, dynamic fund allocation, and sophisticated FX risk management tools, providing businesses with greater control and flexibility over their financial operations. We are expanding our card issuing capabilities - encompassing debit, prepaid, and virtual cards - and strengthening our BIN sponsorship programs to support fintech companies, neobanks, and enterprises looking to launch customized card programs on a global scale. Furthermore, by integrating banking-as-a-service (BaaS) capabilities, RYVYL is positioned to power the financial infrastructure for platforms and marketplaces seeking embedded finance solutions.

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Operational Efficiency and Scalability

Operational excellence is fundamental to sustaining RYVYL’s growth and profitability. Our strategy is focused on enhancing efficiency through technology, automation, and optimized resource management. By leveraging our advanced ledger technology, we believe that we can ensure real-time transaction processing, data integrity, and the scalability required to handle high transaction volumes with minimal latency.

The implementation of automation across key functions - including compliance, reconciliation, and reporting - enables us to reduce operational costs, improve accuracy, and enhance service delivery. We are also optimizing our global operations by aligning activities across Europe and North America, creating synergies that improve resource utilization, reduce overhead, and accelerate the deployment of new products and services.

Regulatory Excellence and Risk Management

Compliance is more than a regulatory requirement for RYVYL; it is a strategic advantage. Our regulatory strategy is designed to ensure resilience amid the complexities of global financial regulations. We maintain rigorous compliance with international standards, including anti-money laundering (AML) and counter-terrorist financing (CTF) regulations under the Financial Crimes Enforcement Network (FinCEN) in the United States and EU directives, alongside data protection frameworks such as the General Data Protection Regulation (GDPR) and security standards like PCI-DSS.

Proactive risk management is integral to our operations. We invest in real-time risk monitoring, advanced fraud detection systems, and comprehensive cybersecurity protocols to mitigate financial, operational, and regulatory risks. Our strong relationships with regulatory bodies in both the U.S. and the EU allow us to anticipate changes in the regulatory landscape, ensuring that we adapt swiftly to maintain uninterrupted service delivery and operational integrity.

Sustainable Growth and Value Creation

RYVYL’s long-term success is anchored in sustainable growth strategies that deliver value to our customers, shareholders, and partners. We are committed to diversifying revenue streams beyond traditional transaction-based income through the expansion of value-added services such as FX trading, treasury advisory, and compliance-as-a-service for fintech partners.

A customer-centric approach underpins our growth strategy. We focus on enhancing client relationships, improving user experiences, and fostering customer loyalty through tailored support models and innovative service offerings. Strategic mergers and acquisitions play a key role in our growth trajectory, allowing us to acquire complementary technologies, expand our customer base, and strengthen our regulatory footprint in critical markets. Our commitment to environmental, social, and governance (ESG) principles is embedded in also our operations. We prioritize ethical business practices, data privacy, financial inclusion, and environmental responsibility, aligning our corporate values with the expectations of our stakeholders and the broader global community.

Company History

The Company was formerly known as ASAP Expo, Inc. and was incorporated in the State of Nevada on April 10, 2007. On January 4, 2020, PubCo and PrivCo entered into an Asset Purchase Agreement to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo (the seller). On April 12, 2018, pursuant to the Verbal Agreement, the Company acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, the Company assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business.

On May 3, 2018, the Company formally changed its name to “GreenBox POS, LLC,” then subsequently changed its name to “GreenBox POS” on December 13, 2018. On October 13, 2022, GreenBox POS changed its name to “RYVYL Inc.”

Our Products and Services

RYVYL Product Portfolio

RYVYL offers a comprehensive suite of financial products designed to meet the diverse and evolving needs of businesses and financial institutions worldwide. Our products are powered by cutting-edge technology, enabling seamless, secure, and scalable payment processing, treasury management, and financial operations across multiple industries. With direct connections to major card brands, global banking networks, and leading payment gateways, RYVYL facilitates cross-border transactions and real-time fund disbursements in over 200 markets and 140 currencies globally. This robust ecosystem supports businesses in optimizing financial performance, enhancing operational efficiency, and driving growth in an increasingly digital economy.

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We generate the majority of our revenue from the acceptance and processing of credit card and debit card payments on behalf of merchants that operate principally online. We typically charge our customers a small percentage, called a residual rate, of the gross value of each transaction processed, which we recognize as revenue as soon as the payment transaction occurs. We also generate revenue from banking and online payments services for which we charge fees for various activities that include, but are not limited to, incoming and outgoing payment, bank account opening, account maintenance, foreign exchange services, etc. We recognize those fees as revenue when the services are provided to the customers.

Strategic Priorities

Our focus on continuous innovation, regulatory excellence, and customer-centric solutions ensures that RYVYL remains at the forefront of the fintech industry, delivering transformative financial services that empower businesses worldwide. Through our integrated business model, we are committed to creating lasting value for our clients, partners, and shareholders, supporting sustainable growth in an increasingly interconnected global economy.

Key strategic initiatives include:

●	Cross-Border Capabilities: We leverage our global infrastructure to support seamless cross-border transactions, enabling businesses to expand into new markets with ease. Our dual-sided platform facilitates efficient fund flows between Europe and North America, enhancing liquidity and financial agility for our clients.

●	Technology Integration: Our advanced technology infrastructure serves as the backbone of both segments, allowing us to deploy innovative solutions rapidly across regions. Shared technology resources reduce development costs, accelerate time-to-market for new products, and ensure consistent service quality worldwide.

●	Operational Efficiency: By standardizing processes and leveraging economies of scale, we optimize operational efficiency across all business functions. This approach reduces costs, improves resource allocation, and enhances service delivery for clients in both regions.

●	Strategic Market Expansion: Our growth strategy is focused on expanding into new verticals and geographic regions. We achieve this through a combination of organic growth, strategic partnerships, and targeted acquisitions that complement our existing product offerings and strengthen our competitive position globally.

●	Unified Compliance Framework: Regulatory compliance is managed through a centralized framework that ensures adherence to both regional and international standards. This unified approach enables us to maintain strong governance, mitigate risks, and support sustainable growth across all markets.

Dual-Sided Payment Platform

At the heart of RYVYL’s ecosystem is our innovative dual-sided payment platform, designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment. By consolidating multiple payment functionalities within a single platform, we empower businesses to manage transactions more effectively, optimize cash flow, and respond rapidly to new opportunities. The platform integrates effortlessly with global payment networks, offering real-time processing capabilities that enhance financial agility and operational resilience.

The acquiring function facilitates the acceptance of payments through diverse channels, including card networks, ACH transfers, wire transfers, and other digital payment methods, supporting both domestic and international transactions. On the disbursement side, the platform enables fast, secure payouts with real-time settlement capabilities, ensuring liquidity and financial flexibility for businesses of all sizes. By simplifying the payment lifecycle, RYVYL’s platform reduces transaction friction, minimizes errors, and optimizes cash flow management.

Treasury Management Services

RYVYL’s treasury management services are designed to help businesses optimize their financial operations, manage liquidity, and improve cash flow efficiency. This comprehensive solution provides powerful tools for real-time monitoring, fund allocation, and automated reconciliation, empowering businesses to make data-driven decisions that enhance financial performance.

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Key features include cash flow optimization, which automates receivables and payables management, improving operational efficiency. Liquidity management tools enable businesses to track and manage cash reserves across multiple accounts, ensuring optimal fund utilization. Additionally, the platform offers real-time financial insights through advanced analytics and reporting capabilities, providing businesses with the visibility needed to navigate complex financial landscapes confidently.

BIN Sponsorship for Credit Card Processing

Through our BIN Sponsorship program, RYVYL enables businesses to process credit card transactions using dedicated BINs, providing direct access to global card networks without the need for a traditional banking license. This program supports businesses in launching custom payment solutions, expanding their payment acceptance capabilities, and optimizing transaction processing efficiency.

Our BIN sponsorship services are designed with a strong focus on security, ensuring full compliance with industry standards such as PCI-DSS for secure data handling. We offer global network access, facilitating seamless integration with major card schemes like Visa and Mastercard. Additionally, we provide tailored solutions for high-volume merchants and specialized industries, delivering customized processing strategies that align with specific business requirements.

Payment Solutions (ACH & Wire Transfers)

We offer a comprehensive range of payment solutions that support both domestic and international transactions. Our solutions are designed to meet the needs of businesses that require fast, secure, and reliable payment processing capabilities.

●	ACH Transfers: A cost-effective electronic funds transfer solution for recurring payments, payroll disbursements, and vendor settlements within the U.S. ACH payments offer efficiency, speed, and low transaction costs, making them ideal for businesses with high transaction volumes.

●	Wire Transfers: Secure, high-speed fund transfer services for domestic and cross-border transactions. Our wire transfer solutions enable businesses to move large sums quickly and securely, with real-time processing capabilities that support urgent payment needs.

These solutions are integrated into RYVYL’s platform to ensure seamless processing, robust security, and regulatory compliance across all payment channels.

Global IBAN Issuance

As a licensed EMI in Bulgaria, RYVYL EU provides global IBAN issuance services that support seamless cross-border transactions. Our IBAN solutions are designed to facilitate international fund transfers, streamline global payment workflows, and enhance financial transparency for businesses operating in multiple jurisdictions.

We offer multi-currency support, enabling businesses to manage transactions in various currencies without the need for multiple bank accounts. Our global IBANs support international wire transfers, SEPA payments within the EU, and other cross-border financial activities. All services are delivered with strict adherence to EU regulatory requirements, ensuring secure and compliant financial operations.

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Card Issuing Services

RYVYL’s card issuing services empower businesses to create branded payment solutions tailored to their specific needs. Our flexible platform supports the issuance of various card types, including:

●	Debit Cards: Designed for business expenses, corporate spending, and employee disbursements, providing businesses with secure, real-time payment capabilities.

●	Prepaid Cards: Ideal for corporate payouts, rewards programs, and travel-related expenses, offering control over spending limits and enhanced security features.

●	Virtual Cards: Secure, digital payment solutions optimized for online transactions, subscription services, and B2B payments. Virtual cards offer advanced fraud protection and real-time transaction tracking.’

Our card issuing solutions integrate with major global payment networks, offering real-time issuance capabilities, transaction monitoring, and comprehensive fraud prevention tools.

FX Services

RYVYL’s FX services are designed to support businesses with international operations, providing competitive currency conversion rates and real-time FX trading capabilities. Our FX solutions help businesses manage currency exposure, optimize international transactions, and mitigate foreign exchange risks.

Key features include multi-currency accounts, enabling businesses to hold and manage funds in different currencies without maintaining multiple bank accounts. We offer real-time FX rates with transparent pricing structures, ensuring cost-effective currency conversions. Additionally, our risk management tools help businesses hedge against currency fluctuations, providing stability in volatile markets.

EMI Services

In Europe, through Ryvyl EU’s EMI license, we offer a wide range of regulated financial services designed to support businesses engaged in international commerce. Our EMI services are fully compliant with EU financial regulations and supported by direct connections to the Central Bank of Europe and major financial institutions.

Our EMI offering includes payment processing solutions that support domestic and cross-border transactions, global IBAN issuance for efficient fund transfers, and comprehensive FX services for businesses managing multi-currency operations. These services are designed to enhance financial agility, reduce transaction costs, and ensure regulatory compliance across all markets.

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Key Features Across All Products

●	Advanced Ledger Technology: Ensures real-time transaction processing, data integrity, and secure financial record-keeping across all business activities.

●	Security & Compliance: Adheres to global regulatory standards, including PCI-DSS, GDPR, and AML/CTF frameworks, ensuring data protection and transaction security at every level.

●	Scalable Infrastructure: Built to support businesses of all sizes, from startups to multinational corporations, with flexible integration options and scalable performance capabilities.

●	Global Connectivity: Direct integrations with major card brands, banking networks, and payment gateways, enabling seamless financial operations across borders and industries.

Industry Diversification

RYVYL’s strategic approach to industry diversification is a core component of our growth and risk management framework. By targeting a broad spectrum of industries- - from traditional sectors like retail and financial services to high-growth areas such as e-commerce, technology, and digital marketplaces- - we effectively minimize our reliance on any single market segment. This diversified focus not only reduces our exposure to sector-specific risks but also positions RYVYL to capitalize on emerging opportunities across the global economy.

Our diversification strategy is designed to enhance resilience, optimize revenue streams, and drive sustainable growth. By engaging with a wide range of industries, we mitigate the potential impacts of economic fluctuations, regulatory shifts, and changes in consumer behavior that may disproportionately affect individual sectors. This proactive approach ensures that our business remains agile, adaptable, and well-insulated from market volatility.

Minimizing Market Dependency

At the heart of RYVYL’s industry diversification strategy is a deliberate effort to avoid over-reliance on any single sector. We recognize that industries can be subject to cyclical downturns, disruptive innovations, and regulatory changes that can significantly impact financial performance. By distributing our operations across multiple industries, we reduce the risk of revenue concentration and create a more balanced, stable business model.

This strategy enables us to maintain strong financial performance even when specific markets face challenges. For example, while economic slowdowns may affect sectors like hospitality or travel, growth in areas such as e-commerce, healthcare, or fintech can offset these impacts, ensuring continuity in revenue generation and operational stability.

Expanding Market Reach and Customer Base

RYVYL’s diversified industry focus also expands our market reach and customer base. By serving clients across various sectors - including retail, e-commerce, financial services, logistics, healthcare, and more - we gain exposure to a wide range of consumer needs, business models, and operational requirements. This broad engagement allows us to tailor our products and services to meet diverse demands, enhancing our value proposition and competitiveness in the global marketplace.

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Our ability to adapt to different industry environments not only strengthens client relationships but also opens doors to new business opportunities. Whether supporting large enterprises, small businesses, or digital startups, RYVYL’s flexible solutions are designed to deliver value across a wide array of industries, fostering long-term customer loyalty and market relevance.

Multiple Revenue Streams for Sustainable Growth

Industry diversification plays a critical role in generating multiple revenue streams for RYVYL. By tapping into various sectors, we create a dynamic business model that supports consistent growth and profitability. This multifaceted approach enables us to leverage different revenue drivers, from transaction fees in payment processing to subscription-based income from financial management solutions.

Our diversified portfolio also facilitates cross-selling and upselling opportunities, as businesses operating in different industries often require complementary financial products and services. This integrated strategy not only enhances revenue potential but also strengthens our competitive positioning in the fintech landscape.

Global Market Presence

RYVYL’s strategic focus on Europe and North America positions the company to effectively tap into two of the largest and most technologically advanced markets in the world. By concentrating its efforts in these regions, RYVYL is not only able to access a vast customer base but also to engage with cutting-edge technologies and innovations that are shaping the future of various industries. This geographical diversification mitigates the risks associated with potential market-specific economic downturns, which can significantly impact businesses that are overly reliant on a single region. Additionally, by operating in both Europe and North America, RYVYL can take full advantage of the high transaction volumes that are prevalent in these markets. The robust economic activity and consumer spending in these regions enhance the company’s revenue potential, allowing it to capitalize on a wide array of business opportunities. This strategic positioning enables RYVYL to not only withstand fluctuations in individual markets but also to thrive by leveraging the strengths and opportunities presented by each region. Ultimately, this approach fosters a more resilient business model that is well-equipped to navigate the complexities of the global marketplace while maximizing growth and profitability.

Competition

In each of our business segments, we compete with a large variety of companies - financial institutions, financial technology companies, traditional payment providers, new market entrants, and others - both large and small. The markets for the services we provide are highly fragmented and competitive. Many of these providers compete with us across our segments, vertical markets and geographies. Some of these competitors possess greater financial, sales and marketing resources than we do. We expect each of our segments to become more competitive over time, as advances in technology enable new entrants, barriers to entry fall and existing providers expand their services, both operationally and geographically. Some of the key industry players with whom we may compete, directly or indirectly within the business verticals we serve, include the following:

●	Adyen - Dutch payment company that functions as an acquiring bank, allowing businesses to accept e-commerce, mobile, and point-of-sale payments. Estimated revenues for 2023 were ~$2 billion.

●	Worldline SA - French financial services company covering the full payments value chain, including issuing processing, payments acceptance, commercial acquiring, and acquiring processing. In 2023, the company generated proforma revenue of €4.61 billion.

●	Nexi Group - Italian multinational financial technology company specializing in payment systems, merchant services, and digital banking services. Estimated revenues for 2023 were ~€3.2 billion.

●	Stripe - A global technology company that builds economic infrastructure for the internet. Businesses of all sizes use Stripe’s software and APIs to accept payments, send payouts, and manage their businesses online. Stripe offers payment processing services and has a significant presence in Europe. Estimated revenues for 2023 were ~$1.8 billion.

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●	Worldpay - A global payment processing company that provides services to merchants and financial institutions. It offers payment gateway solutions, risk management, and payment processing services, supporting various payment methods and currencies. Estimated revenues for 2023 were ~$4.9 billion.

●	Checkout.com – A global payment solutions provider that offers a full-stack payment platform, including payment processing, acquiring, and gateway services. It supports businesses in accepting payments in multiple currencies and provides advanced fraud detection tools. Estimated revenues for 2023 were ~$22 million.

●	2Checkout - Now part of Verifone, 2Checkout is a global payment platform that provides comprehensive e-commerce solutions, including payment processing, global tax and financial services, and subscription billing. It supports various payment methods and currencies, catering to businesses aiming to expand internationally. Estimated revenues for 2023 were ~$22 million.

Government Regulation

RYVYL operates within a dynamic and highly regulated global financial environment, where compliance is fundamental to our operations. As a leading fintech company with a strong presence in both Europe and North America, we are subject to an extensive range of laws and regulations that govern critical areas such as AML, CTF, consumer protection, cybersecurity, data privacy, and financial services supervision. The regulatory landscape is continuously evolving, driven by legislative updates, regulatory reforms, and shifts in global compliance expectations. These changes influence how we structure, deliver, and expand our services worldwide.

Our proactive approach to regulatory compliance ensures that we not only meet current legal requirements but are also well-prepared to adapt to emerging regulatory developments. We closely monitor changes in laws and regulations across all jurisdictions where we operate, enabling us to design secure, compliant, and customer-centric solutions that support our global growth strategy. Recognizing that regulatory shifts, enforcement actions, or heightened scrutiny can impact our business operations and financial performance, we prioritize robust governance frameworks to safeguard our business continuity.

Payments Regulation

RYVYL’s payment services are governed by comprehensive regulatory frameworks in both the United States and the European Union, reflecting the complexity of the global payments ecosystem.

In the United States, we offer a broad range of payment solutions, including credit card processing through BIN sponsorship, ACH transactions, wire transfers, and treasury management services. These services are delivered in collaboration with regulated financial institutions under third-party sponsorship arrangements. This model subjects us to indirect oversight by key regulatory bodies, notably FinCEN, which plays a pivotal role in ensuring compliance with AML and CTF regulations, as well as broader financial crime prevention mandates.

In the European Union, RYVYL EU operates under an EMI license issued in Bulgaria, with additional operations in Portugal. This license authorizes us to issue global IBANs, provide FX services, and deliver acquiring and card issuing solutions. Our activities are regulated under the Payment Services Directive (PSD2) and supervised by the Bulgarian National Bank alongside other relevant EU financial authorities. The regulatory frameworks in both regions impose stringent requirements related to capital adequacy, anti-fraud measures, data security, and transaction monitoring, ensuring the resilience and integrity of our payment infrastructure.

Financial Services Supervision

RYVYL’s operations are subject to both direct and indirect regulatory supervision, reflecting the breadth of our services and the diverse jurisdictions in which we operate.

In Europe, we are directly regulated as an EMI, with obligations encompassing capital requirements, safeguarding client funds, corporate governance, and risk management. This direct oversight ensures that we maintain high standards of financial stability, operational transparency, and customer protection.

In North America, while RYVYL does not operate as a licensed money transmitter, our activities are conducted through third-party sponsorship relationships. These partnerships require strict adherence to the compliance standards of our sponsoring financial institutions, subjecting us to indirect regulatory oversight. This dual-layered supervision framework, combining direct regulatory engagement and indirect compliance obligations, reinforces our commitment to maintaining the highest standards of regulatory integrity across all markets.

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AML and CTF Regulations

RYVYL is dedicated to combating financial crime through comprehensive AML and CTF programs designed to align with global regulatory expectations. Our compliance framework adheres to key international standards, including the U.S. Bank Secrecy Act (BSA), which is overseen by FinCEN, the EU’s Anti-Money Laundering Directives (AMLD), and guidelines issued by the Financial Action Task Force (FATF).

Our AML/CTF framework is built on robust policies and procedures that include customer due diligence (CDD) and know-your-customer (KYC) protocols, advanced transaction monitoring systems to detect and prevent suspicious activities, and rigorous sanctions screening aligned with the U.S. Office of Foreign Assets Control (OFAC) requirements and EU regulations. Ongoing training and development for our employees ensure that compliance remains embedded in our corporate culture, enabling us to proactively manage financial crime risks across all areas of our business.

Data Protection and Privacy

As a global fintech provider, RYVYL handles sensitive personal and financial data, making data protection and privacy critical components of our regulatory compliance strategy. We operate under stringent data privacy laws in both the EU and the United States.

In the EU, we comply with GDPR, which sets rigorous standards for data collection, processing, and transfer. GDPR mandates strict requirements around data security, breach notification, and the lawful basis for data processing, ensuring that we uphold the privacy rights of individuals across the EU.

In the United States, RYVYL adheres to federal and state-level privacy regulations, including the California Consumer Privacy Act (CCPA) and other emerging data protection laws. Our global data governance framework encompasses encryption protocols, cross-border data transfer mechanisms, and incident response plans designed to safeguard data integrity and mitigate potential security risks.

Cybersecurity Compliance

Our cybersecurity measures include regular penetration testing, vulnerability assessments, and advanced threat detection systems to identify and address potential risks proactively. Incident response protocols are in place to ensure swift and effective management of security breaches, minimizing potential impacts on our operations and customers. In addition, we comply with the Payment Card Industry Data Security Standard (PCI-DSS), which governs the secure handling of cardholder data in payment processing environments.

Consumer Protection and Financial Conduct Regulations

RYVYL is committed to safeguarding consumer interests through strict adherence to financial conduct and consumer protection regulations. We ensure transparency in our fee structures, maintain fair lending practices where applicable, and provide clear dispute resolution mechanisms to address customer concerns effectively.

In the United States, our operations are subject to oversight by the Consumer Financial Protection Bureau (CFPB), which regulates consumer financial products and services. In the EU, we comply with directives under the EU Consumer Rights Directive and PSD2, which mandate strong customer authentication (SCA) protocols and secure online payment standards. Our consumer protection strategy is designed to foster trust, promote transparency, and enhance the overall customer experience across all markets.

Sanctions and Anti-Corruption Compliance

RYVYL maintains a robust sanctions and anti-corruption compliance framework, ensuring full adherence to global regulatory standards. We comply with sanctions programs administered by the U.S. Office of Foreign Assets Control (OFAC), the EU’s restrictive measures, the U.S. Foreign Corrupt Practices Act (FCPA), and the U.K. Bribery Act.

Our compliance measures include comprehensive sanctions screening for all transactions and customer onboarding processes, rigorous anti-bribery policies, and regular employee training on ethical business practices. Additionally, we implement third-party risk management protocols to prevent corruption and ensure that our business relationships align with our ethical standards and regulatory obligations.

Emerging Regulatory Developments

RYVYL continuously monitors regulatory developments that may impact our operations, including:

●	Emerging Payment Technologies: We stay ahead of regulatory changes related to digital wallets, tokenization, and evolving payment models, ensuring that our services remain compliant with new industry standards.

●	Environmental, Social, and Governance (ESG) Reporting: We align with global sustainability regulations, such as the EU Corporate Sustainability Reporting Directive (CSRD), reflecting our commitment to responsible business practices.

●	Interchange Fee Regulations: We comply with the EU’s Multilateral Interchange Fee Regulation (MIFR) and U.S. regulations affecting credit and debit card processing fees, ensuring transparency and fairness in our pricing structures.

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Technology Infrastructure

At the core of RYVYL’s fintech ecosystem is our innovative dual-side platform. RYVYL’s technology infrastructure is purpose-built to deliver seamless, secure, and scalable payment solutions that meet the highest standards of performance and reliability. Our platform is underpinned by advanced ledger technology, which ensures real-time transaction processing, robust data integrity, and the secure management of financial data across all business activities.

Performance and Reliability

Our architecture is designed to support high transaction volumes with exceptional speed and accuracy. This performance capability is critical for businesses operating in fast-paced, high-growth environments where the ability to process payments efficiently can be a key driver of success. By leveraging cutting-edge technology, we provide real-time transaction monitoring, dynamic reporting tools, and advanced analytics, enabling businesses to make data-driven decisions with confidence.

Security

Security is embedded in every layer of RYVYL’s technology stack. We operate a comprehensive security framework that incorporates multiple layers of protection, including encryption, tokenization, and fraud detection systems. This multi-faceted approach ensures the confidentiality, integrity, and availability of data, safeguarding both our infrastructure and the sensitive information of our clients.

Our comprehensive cybersecurity program includes continuous system monitoring, rigorous vulnerability assessments, and proactive threat mitigation strategies. We adhere to global security standards such as PCI-DSS for secure payment card transactions and ISO 27001 for information security management. Regular penetration testing and security audits further strengthen our defenses, ensuring that our platform remains resilient in the face of emerging cyber threats.

Scalability and Flexibility

RYVYL’s technology infrastructure is designed with scalability at its core. Our modular architecture allows businesses to expand their operations without facing the technological constraints often associated with legacy payment systems. Whether supporting a startup experiencing rapid growth or a multinational corporation managing complex global transactions, our platform can scale effortlessly to meet evolving business requirements.

We continuously optimize our infrastructure to enhance system reliability, reduce downtime, and improve processing speeds. This commitment to continuous improvement ensures that our platform remains agile and adaptable, capable of integrating with external systems, third-party applications, and evolving regulatory requirements.

Driving Business Transformation Through Technology

RYVYL’s dual-sided platform and advanced technology infrastructure are not just about facilitating payments - they are about transforming the way businesses manage their financial operations. By combining seamless payment processing with robust security measures, real-time data insights, and scalable architecture, we help businesses unlock new growth opportunities, improve operational efficiency, and strengthen their competitive position in the marketplace.

Our technology strategy is aligned with our broader corporate vision: to be the preferred global fintech partner for businesses seeking innovative, secure, and future-ready financial solutions. Through continuous investment in technology, security, and infrastructure, RYVYL is well-positioned to lead the next generation of financial services, delivering unparalleled value to our clients and stakeholders worldwide.

Customers

We currently process transactions for approximately 1,500 business customers in North America, Europe and Asia, and in over 50 industries, including, but not limited to, FX, retail, and e-commerce sectors. We do not rely on any one customer for more than 5% of our processing volume or revenue.

Employees and Human Capital

We currently have approximately 95 full-time employees. None of our employees are subject to collective bargaining agreements. We consider our relationship with our employees to be satisfactory. We also engage temporary employees and consultants as needed to support our operations.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our short-term incentive and long-term equity incentive plan are to attract, retain and reward personnel to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Recent Developments

Product Transition and Loss of Revenues in North America Segment

In February 2024, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

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Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, during the third quarter of 2024, the Company introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025. Due of this strategy shift as well as a reorganization of the Company’s business to better align with management’s revised strategy, which was executed during the second quarter of 2024, the recovery of the loss of revenues resulting from this product transition is now not expected to occur until late 2025.

The decline in revenues resulting from this product transition has adversely impacted the Company’s liquidity in its North America segment in the short term. As a result, management has determined that its cash in the North America segment as of December 31, 2024, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report. Management’s intended plan over the next twelve months to address the liquidity shortfall in the North America segment includes, but is not limited to, the following:

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right-sizing the organization, where appropriate;

●	the sale of noncore assets;

●	continued repatriation of offshore profits from the Company’s European subsidiaries, whose continued accelerated growth and generation of positive cash flow have already provided, and will continue to provide, an immediate and viable short-term source of capital during this product transition (to date, the Company has repatriated approximately $17.6 million from Europe); and

●	raising capital through a variety of means, including private and public equity offerings and debt financings.

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be sufficient to continue our operations in the North America segment.

Preferred Stock Repurchase and Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with a securityholder of the Company (the “Securityholder”), which provides for repayment of the outstanding balance of an 8% Senior Convertible Note issued to the Securityholder on November 8, 2021 (the “Note”), which Note was originally due on November 5, 2023, and which maturity date was extended through April 5, 2026, pursuant to subsequent extensions provided by the Securityholder. Additionally, pursuant to two Exchange Agreements between the Company and the Securityholder entered into on July 25, 2023, and November 27, 2023, respectively, a portion of the outstanding balance of the Note was exchanged for 55,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”).

Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17,000,000 by the Company to the Securityholder (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding Series B Preferred Shares held by the Securityholder will be repurchased by the Company.

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The Repurchase Agreement provides for the payment of the Repurchase Price in two installments, the first in the amount of $13 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4 million (the “Second Installment”), is due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note is advanced to such date. Upon the payment of the First Installment, all Series B Preferred Shares held by the Securityholder were repurchased.

The Repurchase Agreement further provides that, during the period from the payment of the First Installment until the Second Installment Date, no interest will accrue on the remaining balance of the Note and certain restrictive covenants under the Note will be temporarily waived. If the Company fails to make the Second Installment on or before the Second Installment Date, then interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note will also be restored as they were prior to the date the First Installment was paid.

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company’s securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “SPA”) with a purchaser (the “Purchaser”), which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15,000,000 (the “Financing Purchase Price”). Under the terms of the SPA, the Company was required to use $13 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Price.

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provides the Company with the right to terminate the SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the SPA (April 23, 2025), provided that such date may be extended an additional 30 days (May 23, 2025) in consideration for the Company’s payment of $500,000 to the Purchaser. If the SPA is terminated as a result of such payment by the Company, the Ryvyl EU Shares will not be sold to the Purchaser and will be returned to Transact Europe and the SPA will be void and of no further effect, except for some provisions that survive termination. In the event that the SPA is not so terminated, then the Purchaser will close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

Corporate Information

Our principal executive offices are located at 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108. Our telephone number is (619) 631-8261. The address of our website is www.ryvyl.com. The inclusion of our web address in this Report does not include or incorporate by reference the information on our website into this Report.

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Item 1A. Risk Factors

The following describes material risks, uncertainties, and other factors that could have a material effect on us and our operations. The risks described below may not be the only risks we face, as our business and operations may also be subject to risks that we do not yet know of, or that we currently believe are immaterial. If any of the events or circumstances described below actually occur, our business, financial condition, results of operations or cash flow could be materially and adversely affected and the trading price of our common stock could decline. The following risk factors should be read in conjunction with the other information contained herein, including the financial statements and the related notes. An investment in our securities involves a high degree of risk.

Risks Related to Our Business and Industry

Our financial situation creates doubt whether we will continue as a going concern.

As described in the Notes to the Financial Statements for the years ended December 31, 2024, and 2023, the Company has a substantial doubt about the Company’s ability to continue as a going concern. For the year ended December 31, 2024, we had a net loss of $26.8 million, and as of December 31, 2024, we had an accumulated deficit of $179.4 million. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will need to raise additional working capital. No assurance can be given that additional financing will be available, or if available, that we will be able to secure any such financing on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We have entered into a Securities Purchase Agreement to sell a material subsidiary, which represents a substantial portion of our current business. Additionally, we may be required to pay significant liquidated damages if the prospective purchaser is unable to close the acquisition.

As described elsewhere in this Report, we entered into a Securities Purchase Agreement with a prospective purchaser, which provides for the sale to such prospective purchaser of all of the issued and outstanding shares of capital stock of our indirect subsidiary, Ryvyl EU (the “Ryvyl EU Shares”), which represents a materially significant portion of the Company’s current business and substantially all the business classified under the Company’s International reporting segment as described in the Notes to the Financial Statements for the year ended December 31, 2024 and 2023. We also entered into a Termination Agreement with such prospective purchaser, providing us with the right to terminate the Securities Purchase Agreement and such prospective purchaser’s right to purchaser our Ryvyl EU business, if we pay such prospective purchaser $16.5 million on or before April 23, 2025 (or as may be extended an additional 30 days until May 23, 2025 in consideration for our payment of $500,000 to such prospective purchaser). In the event that we are unable to terminate the sale of our Ryvyl EU business, the prospective purchaser would be able to acquire our Ryvyl EU business, which represents a substantial percentage of our current business. The loss of such business would have a material adverse effect on our business and financial condition and would likely result in the termination of our business.

Additionally, if the prospective purchaser is unable to acquire the Ryvyl EU Shares for any reason other than our breach, including the inability to obtain any regulatory clearances required for such transfer from the applicable Bulgarian governmental authorities, then we are required to pay such prospective purchaser liquidated damages in the amount of $16.5 million. In the event that the prospective purchaser is unable to acquire the Ryvyl EU Shares, as a result of our breach, then we are required to pay the prospective purchaser liquidated damages in an amount equal to the appraised value of the Ryvyl EU Shares. Our payment of either of such liquidated damages amounts to the prospective purchaser would have a material adverse impact on our business and financial condition and, in the event of our obligation to pay $16.5 million, would likely result in the termination of our business, and in the event of our obligation to pay the appraised value of the Ryvyl EU Shares, would definitely result in the termination of our business.

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The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman of the Board of Directors (the “Board”) and Executive Vice President, Ben Errez, our Director and Chief Executive Officer, Fredi Nisan, and our Chief Financial Officer, George Oliva. The loss of the services of any of our key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Our executive officers, directors, and principal shareholders maintain the ability to control substantially all matters submitted to shareholders for approval.

As of March 24, 2025, our executive officers, directors, and shareholders who owned more than 5% of our outstanding Common Stock, in the aggregate, beneficially owned 2,307,471 shares of Common Stock representing approximately 27% of our outstanding capital stock. As a result, if these shareholders were to choose to act together, they would be able to control substantially all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other shareholders may desire.

Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our ability to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

A prolonged economic downturn could adversely affect our business.

Uncertain global economic conditions could adversely affect our business. The COVID-19 pandemic negatively impacted some of our clients as they saw reductions in revenues due to business closures which caused our processing volume to decline. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic conditions may negatively affect demand for our products.

The payments technology industry is highly competitive and highly innovative, and some of our competitors have greater financial and operational resources than we do, which may give them an advantage with respect to the pricing of services offered to customers and the ability to develop new and disruptive technologies.

We operate in the payments technology industry, which is highly competitive and highly innovative. In this industry, our primary competitors include other payment processors, credit card processing firms, third-party card processing software institutions, as well as financial institutions, ISOs, and payment facilitators. Some of our current and potential competitors may be larger than we are and have greater financial and operational resources or brand recognition than we have. Competitors may provide payment processing services to merchants at lower margins or at a loss in order to generate banking fees from such merchants. It is also possible that larger financial institutions could decide to perform some or all of the services that we currently provide or could provide in the future in-house. We are facing increasing competition from competitors, including new entrant technology companies, who offer certain innovations in payment methods. Some of these competitors utilize proprietary software and service solutions. Some of these competitors have significant financial resources and robust networks and are highly regarded by consumers. In addition, some competitors, such as private companies or startup companies, may be less risk averse than we are and, therefore, may be able to respond more quickly to market demands. These competitors may compete in ways that minimize or remove the role of traditional card networks, acquirers, issuers and processors in the digital payments process. If these competitors gain a greater share of total digital payments transactions, it could have an adverse effect on our business, financial condition, results of operations and cash flows.

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We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

Notable companies in the payment facilitator industry include PayPal, Stripe, and Square. Many of our payment facilitator competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to a variety of claims including product warranty, product liability, and consumer protection claims related to product defects, among other litigation. We may also be subject to claims involving health and safety, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock. Please see the section titled Legal Proceedings elsewhere in this Report for more details on the Company’s currently ongoing litigation.

Expectations relating to environmental, social, and governance (ESG) considerations could expose us to potential liabilities, increased costs, and reputational harm.

We are subject to laws, regulations, and other measures that govern a wide range of topics, including those related to matters beyond our core products and services. For instance, new laws, regulations, policies, and international accords relating to ESG matters, including sustainability, climate change, human capital, and diversity, are being developed and formalized in Europe, the U.S., and elsewhere, which may entail specific, target-driven frameworks and/or disclosure requirements. Any failure, or perceived failure, by us to adhere to our public statements, comply fully with developing interpretations of ESG laws and regulations, or meet evolving and varied stakeholder expectations and standards could harm our business, reputation, financial condition, and operating results.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, have and could in the future, adversely affect our business, financial condition, results of operations, or prospects.

The funds in our accounts are held in banks or other financial institutions. Our funds held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold our funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

Our business is dependent on our strategic banking relationships to process our electronic transactions. If we are unable to secure or retain a banking partner due to market conditions in the financial services industry, our financial condition will be materially affected.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us could have material adverse impacts on our liquidity, our business, financial condition or results of operations, and our prospects. Our business is dependent on our strategic banking relationships to process our electronic transaction. Our business and our relationships with banking partners has been, and may in the future, be adversely impacted by these developments in ways that we cannot predict at this time. There may be additional risks that we have not yet identified, and we cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

In February 2024, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

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Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, the Company recently introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025. Due of this strategy shift as well as a reorganization of the Company’s business to better align with management’s revised strategy, which was executed during the second quarter of 2024, the recovery of the loss of revenues resulting from this product transition is now not expected to occur until late 2025.

The decline in revenues resulting from this product transition has adversely impacted the Company’s liquidity in its North America segment in the short term. As a result, management has determined that its cash in the North America segment as of December 31, 2024, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report. Refer to the “Going Concern” paragraph within Note 2, Summary of Significant Accounting Policies,  of this Report for management’s response plan and further assessment.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

As much of the Company’s current operations are conducted in Europe, the Company receives a significant amount of currency in Euros from its operations, however, the Company’s reporting currency is U.S. dollars. Accordingly, fluctuations in the value of the Euro relative to the U.S. dollar could affect its results of operations due to translational remeasurements. As its international operations expand relative to its domestic operations, an increasing portion of its revenue and operating expenses will be denominated in non-US currencies. Accordingly, the Company’s revenue and operating expenses will become increasingly subject to fluctuations due to changes in foreign currency exchange rates. If the Company is not able to successfully hedge against the risks associated with currency fluctuations, the Company’s business, financial condition and results of operations could be materially adversely affected.

Changes to U.S. tariff and import/export regulations may affect our portfolio companies, and may negatively impact our business, results of operations or financial condition.

On February 1, 2025, President Donald Trump announced the imposition of a 25% additional tariff on imports from Canada and Mexico as well as an additional 10% tariff on imports from China as part of a broader strategy to leverage access to American markets in exchange for concessions from other countries. The continued pursuit of such a strategy could result in changes to American trade policy that would negatively impact our Company by subjecting it to the material negative effects associated with aforementioned tariffs and an increasingly uncertain investment environment. For example, significant potential changes to U.S. trade policies, treaties and tariffs, create uncertainty about the future relationship between the United States and other countries. These developments may have material adverse effects on global economic conditions and the stability of global financial markets, and may significantly reduce global trade. Any of these factors could dampen economic activity and thereby limit customers’ payment processing volumes, resulting in a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us. We cannot predict whether, or to what extent, any tariff or other trade protections may affect us or our Company.

We are currently operating in a period of severe capital markets disruptions and economic uncertainty which could impair our Company’s financial position and operating results and affect the industries in which we conduct our business and, in turn, harm our operating results.

The U.S. and global markets have, from time to time, experienced periods of disruption due to events such as terrorist attacks; acts of war; natural disasters, such as earthquakes, tsunamis, fires, floods or hurricanes; and outbreaks of epidemic, pandemic or contagious diseases. Such events have created, and continue to create, economic and political uncertainties and have contributed to recent global economic instability. In particular, the U.S. capital markets have recently experienced, and continue to experience, extreme volatility and disruption as a result of inflation, changing interest rates, the Russia-Ukraine war, conflicts in the Middle East and the possibility of an economic recession. These events are having an adverse impact on the ability of lenders to originate loans, increase funding costs, limit access to the capital markets or result in an inability for us to raise capital, which could have a material adverse effect on our business, financial condition and results of operations. Volatility and dislocation in the capital markets can also create a challenging environment in which to raise or access debt capital. If sustained for a prolonged period of time, the current market conditions could result in difficulties refinancing, obtaining additional indebtedness, or raising capital necessary to sustain our business, including the cancellation of the sale of Ryvyl EU. The equity or debt capital that will be available to us in the future, if at all, may be at increased costs and on less favorable terms and conditions than what we currently experience.

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Risks Related to Our Financial Position and Need for Capital

Our revenue projections related to our new licensing arrangements with payment services providers may not materialize due to customer acquisition and banking compliance issues that are outside of our control.

As part of the Company’s plan to diversify its business, it recently launched a new licensing product for its payment processing platform. The Company will generate revenues from these arrangements from use-based license fees that it will charge to the payment services providers. The Company’s ability to generate revenues from these licensing arrangements is contingent on the success of the licensees in utilizing and servicing their customers on their platforms, as the licensees will have exclusive control over, among other things, implementation and operations of the point of banking system, procurement of ACH processing solutions, and customer acquisitions.

The licensees will also have control in determining clients and industries utilizing the licensed technology, which requires an understanding of various banking laws and regulations that may impact the licensee’s servicing of customer accounts. For example, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with operators of certain industries, particularly those with heightened cash reporting obligations and restrictions. As a result, banks may refuse to process certain payments and/or require onerous reporting obligations by payment processors to avoid compliance risk. These and other complexities surrounding banking and payment processing laws may make it difficult for the licensees to acquire customers, thereby negatively impacting the Company’s ability to generate revenues from these arrangements.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities.

The restatement of our historical financial statements has consumed a significant amount of our time and resources and may continue to do so.

We have previously restated our consolidated financial statements for the quarters ended March 31, 2021, June 30, 2021, September 30, 2021, March 31, 2022, June 30, 2022, and September 30, 2022, and for the annual period ended December 31, 2021, and previously presented the effects of the restatement adjustments in the Company’s 2022 Annual Report. The restatement process was highly time and resource-intensive and involved substantial attention from management, as well as significant legal and accounting costs. Although we have completed the restatements, we cannot guarantee that we will have no further inquiries from the SEC or The Nasdaq Stock Market LLC (“Nasdaq”) regarding our restated consolidated financial statements or matters relating thereto.

Any future inquiries from the SEC or Nasdaq as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the restatement itself.

Further, many companies that have been required to restate their historical financial statements have experienced a decline in stock price and stockholder lawsuits related thereto.

Our financial statements may be materially affected as a result of material weaknesses in internal accounting controls.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and Nasdaq rules and regulations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. We must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in this Report, as required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). This requires significant management efforts and requires us to incur substantial professional fees and internal costs to expand our accounting and finance functions. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be significant deficiencies or material weaknesses, including the material weakness described below, or that may require prospective or retroactive changes to our financial statements, or may identify other areas for further attention or improvement. Furthermore, we cannot be certain that our efforts will be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring.

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We previously identified control deficiencies in the design and implementation of our internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of the period including management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our stock.

Management completed its remediation of the identified control deficiencies as of September 30, 2024, and intends to continue to take additional actions as may be deemed appropriate to further strengthen the Company’s internal control over financial reporting. However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In the future, we may identify additional material weaknesses that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate such material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We will require additional financing to sustain or grow our operations. Raising additional capital may cause dilution to our existing stockholders and investors, restrict our operations or require us to relinquish rights to our products and/or product candidates on unfavorable terms to us.

We will need to seek additional capital through a variety of means, including through private and public equity offerings and debt financings, collaborations, strategic alliances, and marketing or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under other types of contracts, or upon the exercise or conversion of outstanding options, warrants, convertible debt or other similar securities, the ownership interests of our stockholders will be diluted, and the terms of such financings may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect the rights of our stockholders, including rights, preferences and privileges that are senior to those of our holders of Common Stock in terms of the payment of dividends or in the event of a liquidation. In addition, debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures, entering into licensing arrangements, or declaring dividends and may require us to grant security interests in our assets. If we raise additional funds through collaborations, strategic alliances, or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, product or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may need to curtail or cease our operations.

Our growth will be dependent on our ability to access additional equity and debt capital. We may seek additional capital through a variety of means, including through private and public equity offerings and debt financings, collaborations, and strategic alliances. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under other types of contracts, or upon the exercise or conversion of outstanding options, warrants, convertible debt or other similar securities, the ownership interests of our stockholders will be diluted, and the terms of such financings may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect the rights of our stockholders, including rights, preferences, and privileges that are senior to those of our holders of Common Stock in terms of the payment of dividends or in the event of a liquidation. In addition, debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require us to grant security interests in our assets. If we raise additional funds through collaborations, strategic alliances, or marketing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, products, and services. If we are unable to raise additional funds through equity or debt financing when needed, we may need to curtail or cease our operations.

We may not realize the anticipated benefits of acquisitions or investments in joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments are likely to be a component of our growth and the development of our business in the future. Acquisitions can broaden and diversify our product concepts. In reviewing potential acquisitions or investments, we target assets or companies that we believe offer attractive products or offerings, the ability for us to leverage our offerings, competencies, or other synergies.

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The combination of two or more independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits of the acquisition. The failure to meet the challenges involved in integrating businesses and realizing the anticipated benefits could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations. The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

●	the diversion of management’s attention to integration matters;

●	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;

●	potential challenges in obtaining requisite government regulatory approvals;

●	difficulties in the integration of operations and systems; and

●	conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies.

We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to market our products more effectively, develop our competencies or to grow our business. In some cases, we expect that the integration of the companies that we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies that we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies will continue to work for us after the acquisition or that they will develop popular and profitable products or services in the future. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant amounts of management attention and other resources, which may negatively impact other aspects of our business.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

●	our ability to attract and retain key personnel in a timely and cost-effective manner;

●	technical difficulties;

●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

●	our ability to identify and enter into relationships with appropriate and qualified third-party providers for necessary development and manufacturing services;

●	regulation by federal, state, or local governments;

●	banking industry turmoil and headwinds in the digital asset space; and

●	general economic conditions, as well as economic conditions specific to the entertainment, theme park, party items, arts and crafts, and packaging industries.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings with a high degree of certainty. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service, or marketing that could have a material and adverse effect on our business, results of operations, and financial condition. Due to the foregoing factors, our revenues and operating results are difficult to forecast.

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Risks Related to Cybersecurity, Information Technology, and Intellectual Property

We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our business.

Further, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Business interruptions or systems failures may impair the availability of our websites, applications, products or services, or otherwise harm our business.

Our systems and operations and those of our service providers and partners have experienced from time to time, and may experience in the future, business interruptions or degradation of service because of distributed denial-of-service and other cyberattacks, insider threats, hardware and software defects or malfunctions, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, public health crises (including pandemics), power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. The frequency and intensity of weather events related to climate change are increasing, which could increase the likelihood and severity of such disasters as well as related damage and business interruption. A catastrophic event that could lead to a disruption or failure of our systems or operations could result in significant losses and require substantial recovery time and significant expenditures to resume or maintain operations. Further, some of our systems are not fully redundant and any failure of these systems, including due to a catastrophic event, may lead to operational outages or delays. While we try to mitigate risks from outages or delays, any planning and testing may not be effective or sufficient for all possible outcomes or events. As a provider of payments solutions, we are also subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and rigorous testing of such plans, which may be costly and time-consuming to implement, and may divert our resources from other business priorities. Any of the foregoing risks could have a material adverse impact on our business, financial condition, and results of operations.

We have experienced, and expect to continue to experience, system failures, cyberattacks, unplanned outages, and other events or conditions from time to time that have and may interrupt the availability, or reduce or adversely affect the speed or functionality, of our products and services. While we continue to undertake system upgrades efforts designed to improve the availability, reliability, resiliency, and speed of our payments platform, these efforts are costly and time-consuming, involve significant technical complexity and risk, may divert our resources from new features and products, and may ultimately not be effective. A prolonged interruption of, or reduction in, the availability, speed, or functionality of our products and services could materially harm our business and financial condition. Frequent or persistent interruptions in our services could permanently harm our relationship with our customers and partners and our reputation. If any system failure or similar event results in damage to our customers or their business partners, they could seek significant compensation or contractual penalties from us for their losses. These claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

In addition, any failure to successfully implement new information systems and technologies or improvements or upgrades to existing information systems and technologies in a timely manner could lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business, adversely impact our business, internal controls, results of operations, and financial condition, and ultimately could cause us to lose existing licenses that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.

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Software and hardware defects, failures, undetected errors and development delays could affect our ability to deliver our services, damage customer relations, expose us to liability and have an adverse effect on our business, financial condition and results of operations.

Our services are based on software and computing systems that may encounter development delays, and the underlying software may contain undetected errors, viruses, defects or vulnerabilities. The hardware infrastructure on which our systems run may have a faulty component or fail. Defects in our software services, underlying hardware or errors or delays in our processing of digital transactions could result in additional development costs, diversion of technical and other resources from our other development efforts and could result in loss of credibility with current or potential customers, harm to our reputation and exposure to liability claims. In instances in which we rely on third-party software, our services are occasionally affected by defects, viruses, vulnerabilities, security incidents or other failures that take place at the vendor level. Depending on the circumstances, a vendor failure could cause delays, disruption or data loss or damage, and therefore cause harm to our credibility, reputation or financial condition. In addition, our insurance may not be adequate to compensate us for all losses or failures that may occur.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Data privacy and security concerns relating to our technology and our practices could cause us to incur significant liability and deter current and potential users from using our products and services. Software bugs or defects, security breaches, and attacks on our systems could result in the improper disclosure and use of user data and interference with our users’ ability to use our products and services, harming our business operations.

Concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other data-privacy-related matters, even if unfounded, could harm our financial condition, and operating results. Our policies and practices may change over time as expectations regarding privacy and data change. Our products and services involve the storage and transmission of proprietary information, and bugs, theft, misuse, defects, vulnerabilities in our products and services, and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and other potential liability. Systems and control failures, security breaches and/or inadvertent disclosure of user data could result in government and legal exposure, seriously harm our business, and impair our ability to attract and retain customers.

We may experience cyber-attacks and other attempts to gain unauthorized access to our systems. We may experience future security issues, whether due to employee error or malfeasance or system errors or vulnerabilities in our or other parties’ systems, which could result in significant legal and financial exposure. We may be unable to anticipate or detect attacks or vulnerabilities or implement adequate preventative measures. Attacks and security issues could also compromise trade secrets and other sensitive information, harming our business. As a result, we may suffer significant legal or financial exposure, which could harm our business, financial condition, and operating results.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages, or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

We may employ individuals who were previously employed by companies that are developing similar products and technology, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

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We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We are highly dependent on information systems and systems failures or interruption could significantly disrupt our business, which may, in turn, negatively affect our financial results and the market price of our common stock.

We depend on communications and information systems for payment-processing as well as certain third-party service providers. As our reliance on these systems has increased, so have the risks posed to these communications and information systems. Any failure or interruption in these systems, including due to (i) electrical or telecommunication outages, (ii) natural disasters such as earthquakes, tornadoes and hurricanes, (iii) disease pandemics, (iv) events arising from local or larger state political or social matters, including terrorist activities, and (v) cyberattacks could cause disruptions in our activities.

If we cannot keep pace with rapid technological developments to provide new and innovative products and services, the use of our products and services and, consequently, our revenues, could decline.

Rapid, significant, and disruptive technological changes impact the industries in which we operate, including payment technologies, internet browser technologies, artificial intelligence and machine learning, and developments in technologies supporting our regulatory and compliance obligations. We expect that new technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. We cannot predict the effects of technological changes on our business, which technological developments or innovations will become widely adopted, and how those technologies may be regulated. Developing and incorporating new technologies into new and existing products and services may require significant investment, take considerable time, and may not ultimately be successful. We may rely on third parties for the development of and access to new or evolving technologies. These third parties may restrict or prevent our access to, or utilization of, those technologies, as well as their platforms or products. Our ability to develop, provide or incorporate new technologies and adapt our existing products and services or develop future and new products and services using new technologies may be limited or restricted by industry-wide standards, platform providers, payments networks, changes to laws and regulations, changing customer expectations, third-party intellectual property rights, and other factors. If we are unable to develop and incorporate new technologies and adapt to technological changes and evolving industry standards in a timely or cost-effective manner, our business, results of operations, or reputation could be harmed.

Risks Related to Owning Our Common Stock

We are subject to increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

The rules and regulations applicable to public companies have substantially increased our legal and financial compliance costs and make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations made it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs in the future to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

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If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market established for unlisted securities, such as the OTC Markets. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because it may be considered a penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 5g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock may, in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and our trading volume could decline.

The trading market for our Common Stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. While we currently have certain analyst coverage, if one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price and trading volume to decline.

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Item 1B. Unresolved Staff Comments

Not applicable.

Item 1C. Cybersecurity

We have processes for assessing, identifying, and managing material risks from cybersecurity threats. These processes are integrated into our overall risk management systems, as overseen by our Board, primarily through its audit committee. These processes also include overseeing and identifying risks from cybersecurity threats associated with the use of third-party service providers. We conduct risk assessments of certain third-party providers before engagement and have established monitoring procedures in an effort to assess and mitigate potential data security exposures originating from third parties. We from time to time engages third-party consultants, legal advisors, and audit firms in evaluating and testing our risk management systems and assessing and remediating certain potential cybersecurity incidents as appropriate.

Governance

Board of Directors

The audit committee of our Board oversees, among other things, the adequacy and effectiveness of our internal controls, including internal controls designed to assess, identify, and manage material risks from cybersecurity threats. The audit committee is informed of material risks from cybersecurity threats pursuant to the escalation criteria, as set forth in our disclosure controls and procedures. Further, at least once per year, our management team reports on cybersecurity matters, including material risks and threats, to the audit committee, and the audit committee provides updates to the Board at regular Board meetings. Our management team also provides updates annually or more frequently as appropriate to the Board.

Management

Under the oversight of the audit committee of the Board, and as directed by our Chief Executive Officer (“CEO”), the Head of IT is primarily responsible for the assessment and management of material cybersecurity risks and the Company’s annual security audits to meet the payment industry expectations. Our management team holds a regular cybersecurity and business continuity reviews to evaluate data security exposures, control effectiveness and necessary remediation actions. The Head of IT is also supported by a third-party IT consulting services provider who helps oversee our IT systems and provides cross-functional support for cybersecurity risk management and facilitates the response to any cybersecurity incidents.

Our Head of IT oversees our cybersecurity incident response plan and related processes that are designed to assess and manage material risks from cybersecurity threats. Our Head of IT also coordinates with our legal counsel and third parties, such as consultants and legal advisors, to assess and manage material risks from cybersecurity threats. Our management team is informed about the effectiveness of the prevention, detection, mitigation, and remediation of cybersecurity incidents pursuant to criteria set forth in our incident response plan and related processes.

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Our audit committee is responsible for overseeing the establishment and effectiveness of controls and other procedures, including controls and procedures related to the public disclosure of material cybersecurity matters. Our Head of IT, or a delegate, informs the CEO of certain cybersecurity incidents that may potentially be determined to be material pursuant to escalation criteria set forth in our incident response plan and related processes. The CEO is also primarily responsible for advising our Chief Financial Officer regarding cybersecurity disclosures in public filings. The CEO also notifies the audit committee chair of any material cybersecurity incidents.

As of the date of this Report, we are not aware of any cybersecurity incidents that have materially affected or are reasonably likely to materially affect the Company, including its business strategy, results of operations, or financial condition and that are required to be reported in this Report. For further discussion of the risks associated with cybersecurity incidents, see the cybersecurity risk factor included in the section entitled “Item 1A. Risk Factors” in this Report.

Impact of Cybersecurity Threats

Our results of operations and financial condition have not been materially affected by cybersecurity threats or incidents to date. However, to assess, identify, and manage material risks from cybersecurity threats, including as a result of previous cybersecurity incidents, we have invested and expect to continue to invest significant resources to sustain and enhance our information security and controls or to investigate and mitigate security vulnerabilities. Although we believe that we maintain a robust program of information security and controls and that none of the cybersecurity incidents that we have encountered to date have materially affected us, we cannot be certain that the security measures and procedures we have in place to detect security incidents and protect sensitive data will be successful or sufficient to counter all current and emerging risks and threats. The impact of a material cybersecurity incident involving our systems and data, or those of our clients, partners or vendors, could have a material adverse effect on our business strategy, results of operations and financial condition.

Item 2. Properties

We lease office space at four locations in the United States (California, Illinois, Massachusetts, and Florida) and two locations in the EU (Sofia, Bulgaria and Lisbon, Portugal). Our executive offices are located at 3131 Camino del Rio North, Suite 1400, San Diego, CA.

Item 3. Legal Proceedings

We are currently a party to, and may in the future be involved in, various litigation matters and legal claims. Refer to Note 14, Commitments and Contingencies, of this Report for further information.

Item 4. Mine Safety Disclosures

Not applicable.

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PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities Market Information

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “RVYL.”

Holders

As of March 24, 2025, there were 8,351,086 shares of Common Stock outstanding held by approximately 219 holders of record (not including an indeterminate number of beneficial holders of stock held in street name).

Dividends

There have been no cash dividends declared on our Common Stock, and we do not anticipate paying cash dividends in the foreseeable future. Dividends are declared at the sole discretion of our Board.

Securities Authorized for Issuance under Equity Compensation Plans

The Company maintains one stock-based compensation plan, the 2023 Equity Incentive Plan (the “2023 EIP”). The 2023 EIP was adopted by our Board of Directors on September 11, 2023, and thereafter timely approved by our stockholders. The 2023 EIP was subsequently amended on October 15, 2024, and thereafter timely approved by our stockholders. As of March 24, 2025, there are 4,224,705 shares of common stock available for the grant of awards under the 2023 EIP.

Issuer Repurchases of Common Stock

On January 6, 2022, we announced that the Board approved an increase of $10 million in its share repurchase program (the “Share Repurchase Program”), providing for the repurchase of a portion of our outstanding Common Stock for up to $15 million. We did not repurchase any shares during the year ended December 31, 2024 or the year ended December 31, 2023.Under the Share Repurchase Program, we are authorized to repurchase shares through open market purchases, privately-negotiated transactions, accelerated share repurchases or otherwise in accordance with applicable federal securities laws, including through Rule 10b5-1 trading plans and under Rule 10b-18 of the Exchange Act. The repurchases may be suspended or discontinued completely at any time. The specific timing and amount of repurchases will vary based on available capital resources and other financial and operational performance, market conditions, securities law limitations, and other factors. The repurchases will be made using our cash resources.

Recent Issuance of Unregistered Securities

We had no sales of unregistered securities in 2024 that have not been previously disclosed in a Current Report on Form 8-K or Quarterly Report on Form 10-Q other than following:

We issued a total of 88,792 unregistered shares of common stock for the year ended December 31, 2024.The shares were issued to vendors and former employees as compensation.

Item 6. [Reserved]

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Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

The following results of operations are provided on a consolidated basis and by reportable segment for the years ended December 31, 2024, and 2023 (dollars in thousands):

	Year Ended December 31,
	2024		2023		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
Revenue	$55,998	100.0%	$65,869	100.0%	$(9,871)	(15.0)%
Cost of revenue	33,572	60.0%	40,157	61.0%	(6,585)	(16.4)%
Gross profit	22,426	40.0%	25,712	39.0%	(3,286)	(12.8)%

Operating expenses:
Advertising and marketing	95	0.2%	80	0.1%	15	19.5%
Research and development	3,848	6.9%	5,757	8.7%	(1,909)	(33.2)%
General and administrative	6,933	12.4%	8,678	13.2%	(1,745)	(20.1)%
Payroll and payroll taxes	13,836	24.7%	12,017	18.2%	1,820	15.1%
Professional fees	4,372	7.8%	7,076	10.7%	(2,703)	(38.2)%
Stock compensation expense	624	1.1%	1,853	2.8%	(1,228)	(66.3)%
Depreciation and amortization	2,264	4.0%	2,553	3.9%	(289)	(11.3)%
Impairment of goodwill	6,675	11.9%	-	N/A	6,675	N/A
Impairment of intangible assets	3,028	5.4%	-	N/A	3,028	N/A
Restructuring charges	1,636	2.9%	-	N/A	1,636	N/A
Total operating expenses	43,311	77.3%	38,014	57.7%	5,298	13.9%
Loss from operations	(20,885)	(37.3)%	(12,302)	(18.7)%	(8,584)	69.8%

Other income (expense):
Interest expense	(862)	(1.5)%	(3,340)	(5.1)%	2,478	(74.2)%
Accretion of debt discount	(2,258)	(4.0)%	(13,134)	(19.9)%	10,876	(82.8)%
Changes in fair value of derivative liability	14	0.0%	6,544	9.9%	(6,530)	(99.8)%
Derecognition expense on conversion of convertible debt	(600)	(1.1)%	(25,035)	(38.0)%	24,435	(97.6)%
Legal settlement expense	(2,064)	(3.7)%	(4,142)	(6.3)%	2,078	(50.2)%
Gain on sale of property and equipment	-	N/A %	1,069	1.6%	(1,069)	(100.0)%
Other income (expense)	970	1.7%	(2,472)	(3.8)%	3,442	(139.2)%
Total other expense, net	(4,800)	(8.6)%	(40,510)	(61.5)%	35,710	(88.2)%

Loss before provision for income taxes	(25,685)	(45.9)%	(52,812)	(80.2)%	27,126	(51.4)%
Provision for income taxes	1,140	2.0%	289	0.4%	851	294.7%
Net loss	$(26,825)	(47.9)%	$(53,101)	(80.6)%	$26,275	(49.5)%

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	Year Ended December 31,
North America segment	2024	2023	$ Change	% Change
Revenue	$18,159	$48,938	$(30,779)	(62.9)%
Cost of revenue	10,766	29,742	(18,976)	(63.8)%
Segment gross profit	$7,393	$19,196	$(11,804)	(61.5)%

	Year Ended December 31,
International segment	2024	2023	$ Change	% Change
Revenue	$37,839	$16,931	$20,908	123.5%
Cost of revenue	22,806	10,415	12,391	119.0%
Segment gross profit	$15,033	$6,516	$8,517	130.7%

Revenue

We generate the majority of our revenue from the acceptance and processing of credit and debit card payments on behalf of merchants that operate principally online. We charge our customers a transaction fee that is generally calculated based on a percentage of the total transaction amount processed. We also generate revenue from banking and online payments services for which we charge fees for various activities that include, but are not limited to, incoming and outgoing payments, bank account opening, account maintenance, foreign exchange services, etc.

Total revenue for the year ended December 31, 2024, decreased by $9.9 million, or 15%, compared to the year ended December 31, 2023. At the reportable segment level, revenue in North America decreased by $30.8 million, or 62.9%, compared to the year ended December 31, 2023, while revenue in the International segment increased by $20.9 million, or 123.5%, compared to the year ended December 31, 2023. The decrease in revenue in North America was driven by the loss of revenues associated with the product transition further described in Note 2, Summary of Significant Accounting Policies. The increase in revenue in the International segment was primarily driven by the continued growth in processing volume, which increased from $1.7 billion for the year ended December 31, 2023 to $3.7 billion for the year ended December 31, 2024. The increase in processing volume is primarily attributable to the continued expansion of our ISO and partnership network and growth in our payments processing and banking-as-a-service offerings.

Cost of Revenue

Cost of revenue primarily consist of interchange and assessment fees, and various other fees paid to third-party payment processors and financial institutions. It also includes commission payments to the ISOs responsible for establishing and maintaining merchant relationships.

Total cost of revenue for the year ended December 31, 2024, decreased by $6.6 million, or 16.4%, compared to the year ended December 31, 2023. At the reportable segment level, cost of revenue in North America decreased by $19.0 million, or 63.8%, compared to the year ended December 31, 2023, while in the International segment, cost of revenue increased by $12.4 million, or 119.0%, compared to the year ended December 31, 2023. The decrease in cost of revenue in North America was consistent with the decline in revenue for the segment. The increase in cost of revenue in the International segment is primarily attributable to the increase in processing volume described in the Company’s revenue discussion above, which resulted in higher interchange and other processing fees, and commission payments to ISOs.

Operating Expenses

Operating expenses for the year ended December 31, 2024, increased by $5.3 million, or 13.9%, compared to the year ended December 31, 2023. The increase was primarily driven by the following:

●	Research and development expenses for the year ended December 31, 2024, decreased by $1.9 million or 33.2%, compared to December 31, 2023, as the Company began capitalizing a portion of internal-use software development costs during the second quarter of 2024.

●	General and administrative expenses for the year ended December 31, 2024, decreased by $1.7 million, or 20.1%, compared to December 31, 2023. This decrease was primarily due to non-recurring credit losses recorded during the year ended December 31, 2023, related to non-continuing legacy accounts.

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●	Payroll and payroll taxes for the year ended December 31, 2024, increased $1.8 million, or 15.1%, compared to December 31, 2023, primarily due to strategic personnel investments in North America during the second half of 2024 as part of management’s plan to return to revenue growth in that segment, and increased headcount and higher variable compensation in the International segment to support the segment’s continued growth and expansion strategy.

●	Professional fees for the year ended December 31, 2024, decreased $2.7 million, or 38.2%, compared to December 31, 2023, primarily due to accounting, consulting, and legal fees incurred in connection with the Company’s restatement of prior period consolidated financial statements during 2023, which did not recur during 2024.

●	Stock compensation expense for the year ended December 31, 2024, decreased $1.2 million, or 66.3%, compared to December 31, 2023, primarily due to a smaller number of stock grants issued in 2024 and a lower stock price associated with grants issued.

●	Impairment of goodwill and impairment of intangible assets increased $6.7 million, or 100%, and $3.0 million, or 100%, respectively, compared to December 31, 2023, as the Company wrote-off 100% of those assets in North America during 2024. See Note 2, Summary of Significant Accounting Policies, for additional details.

●	Restructuring charges increased $1.6 million, or 100%, compared to December 31, 2023, due to the Company’s reorganization and restructuring of its business in North America during the second quarter of 2024. The restructuring charges primarily included employee severance and termination benefits, and a write-off of assets related to the Coyni brand.

Other Expense, Net

Other expense, net for the year ended December 31, 2024, decreased by $35.7 million, or 88.2%, compared to the year ended December 31, 2023. This decrease was primarily driven by the following:

●	Interest expense for the year ended December 31, 2024, decreased by $2.5 million, or 74.2%, compared to December 31, 2023, due the multiple restructurings of the convertible note during 2023, which reduced the principal balance and waived a portion of the accrued interest.

●	On a net basis, Accretion of debt discount, Changes in fair value of derivative liability, and Derecognition expense on conversion of convertible note, for the year ended December 31, 2024, decreased by $28.8 million, or 91.0%, compared to December 31, 2023. The net decrease was primarily driven by the multiple restructurings of the Company’s convertible note during 2023, with no comparable activity during 2024.

●	Legal settlement expense for the year ended December 31, 2024, decreased by $2.1 million or 50.2%, compared to December 31, 2023, due to lower and less significant legal settlements activity during 2024.

●	Gain on sale of property and equipment for the year ended December 31, 2024, decreased by $1.1 million or 100%, compared to December 31, 2023, due to the sale of a building owned by the Company’s subsidiary, Charge Savvy, during 2023 with no similar sales during 2024.

●	Other income (expense), net increased $3.4 million, or 139.2%, to income of $0.9 million for the year ended December 31, 2024 from expense of $2.5 million in the prior year, primarily due to an increase in exchange gains and interest income, and a $2.1 million of expense recorded in 2023 related to the carryover effects of the Company’s restatement of prior period consolidated financial statements, with no similar item recorded in 2024.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s consolidated working capital at December 31, 2024 was negative $8.2 million, which included cash of $2.6 million and restricted cash of $89.4 million. Historically, the Company has financed its operations with proceeds from cash from operations, the sales of equity securities, and its $100 million convertible note. Our material liquidity needs principally relate to working capital requirements and research and development expenditures.

Due to the decline in revenues resulting from the product transition further described in Note 2, Summary of Significant Accounting Policies, of this Report, the Company’s liquidity in its North America segment has been adversely impacted. As a result, management has determined that its cash in the North America segment as of December 31, 2024, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report.

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The Company’s ability to successfully address this liquidity shortfall is contingent upon the successful execution of management’s intended plan over the next twelve months, which includes, without limitation:

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right-sizing the organization, where appropriate;

●	the sale of noncore assets;

●	continued repatriation of offshore profits from the Company’s European subsidiaries, whose continued accelerated growth and generation of positive cash flow have already provided and we believe will continue to provide, an immediate and viable short-term source of capital during this product transition (to date, the Company has repatriated approximately $17.6 million from Europe); and,

●	raising capital through a variety of means, including private and public equity offerings and debt financings.

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be sufficient to continue our operations in the North America segment.

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Cash Flow Activities

The following table shows cash flows for the periods presented (dollars in thousands):

	Years Ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$21,191	$33,161
Net cash provided by (used in) investing activities	(1,808)	2,287
Net cash used in financing activities	(241)	(3,008)
Effects of exchange rates on cash and restricted cash	(430)	44
Net increase (decrease) in cash and restricted cash	$18,712	$32,484

Cash Flows from Operating Activities

For the year ended December 31, 2024, net cash provided by operating activities was $21.2 million, primarily due to net inflows related to changes in cash due from gateways of $12.7 million, accounts payable and other current liabilities of $3.2 million, and payment processing liabilities of $14.0 million. These inflows were partially offset by a net loss of $26.8 million and non-cash expense adjustments of $17.4 million consisting primarily of depreciation and amortization, debt discount accretion, impairment of goodwill and intangible assets, and restructuring charges.

For the year ended December 31, 2023, net cash provided by operating activities was $33.2 million, primarily due net inflows related to prepaids and other current assets of $6.6 million, accounts payable and other current liabilities of $2.3 million, and payment processing liabilities of $47.9 million. There inflows were partially offset by a net loss of $53.1 million non-cash expense adjustments of $35.3 million consisting primarily of depreciation and amortization, stock compensation expense, and non-cash expenses related to the restructuring of our convertible note.

Cash Flows from Investing Activities

For the year ended December 31, 2024, net cash used by investing activities was $1.8 million, primarily due to outflows related to capitalized software development costs. For the year ended December 31, 2023, net cash provided by investing activities was $2.3 million primarily due proceeds from the sale of a building owned by the Company’s subsidiary, Charge Savvy.

Cash Flows from Financing Activities

For the year ended December 31, 2024, net cash used in financing activities was immaterial. For the year ended December 31, 2023, net cash used in financing activities was $3.0 million, due to a partial repayment of principal on our convertible note in connection with the restructuring of that note during the year.

CRITICAL ACCOUNTING ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these estimates require significant judgment, our actual results may differ materially from our estimates.

Cash Due from Gateways

The Company generates the majority of its revenue from payment processing services provided to its merchant clients. When a merchant makes a sale, the process of receiving the payment card information and engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, are the activities for which the Company gets to collect fees.

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The gateways have strict guidelines pertaining to the scheduling of the release of funds to merchants based on several criteria that include, but are not limited to, return and chargeback history, associated risk for the specific business vertical, average transaction amount, etc. To mitigate potential credit losses associated with these risks, these gateway policies determine reserve requirements and a payment in arrears strategy. While reserve and payment in arrears restrictions are in effect for a merchant payout, the Company records the reserved amounts against cash due from the gateways until released.

Cash due from gateways is only applicable to payment processing services provided in North America, as. Ryvyl EU has its own gateway and, therefore, similar receivables are not created.

RECENT DEVELOPMENTS

In February 2024, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, during the third quarter of 2024, the Company introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025. Due of this strategy shift as well as a reorganization of the Company’s business to better align with management’s revised strategy, which was executed during the second quarter of 2024, the recovery of the loss of revenues resulting from this product transition is now not expected to occur until late 2025.

The decline in revenues resulting from this product transition has adversely impacted the Company’s liquidity in its North America segment in the short term. As a result, management has determined that its cash in the North America segment as of December 31, 2024, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report. Management’s intended plan over the next twelve months to address the liquidity shortfall in the North America segment includes, but is not limited to, the following:

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right-sizing the organization, where appropriate;

●	the sale of noncore assets;

●	continued repatriation of offshore profits from the Company’s European subsidiaries, whose continued accelerated growth and generation of positive cash flow have already provided and we believe will continue to provide, an immediate and viable short-term source of capital during this product transition (to date, the Company has repatriated approximately $17.6 million from Europe); and

●	raising capital through a variety of means, including private and public equity offerings and debt financings.

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be sufficient to continue our operations in the North America segment. Refer to the “Going Concern” paragraph within Note 2, Summary of Significant Accounting Policies, of this Report for additional information.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in foreign currency exchange rates.

Foreign Currency Risk

Our consolidated financial statements are presented in U.S. dollars and we have operations internationally that are denominated in the local currency in which those operations are located, primarily the Bulgarian Lev. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. For the years ended December 31, 2024, and 2023, we recorded an other comprehensive loss of $1.7 million and $0.04 million, respectively, in connection with foreign currency translation adjustments.

As the impact of foreign currency exchange rates has historically not been material to our consolidated financial statements, we have not engaged in any foreign currency hedging strategies. As our international operations grow, we will continue to reassess our approach to managing our risk relating to fluctuations in currency rates.

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Item 8. Financial Statements and Supplementary Data

The consolidated financial statements required by this item begin on page F-1 of this Report and are incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Regulations under the Exchange Act require public companies to maintain “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Disclosure controls and procedures include, without limitation, controls and other procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is accumulated and timely communicated to management, including our Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), to allow timely decisions regarding required disclosure. Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Report. Based on their evaluation as of December 31, 2024, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of such date.

Remediation of Material Weakness

During 2024, with the oversight of the Audit Committee of the Board of Directors, the Company executed its remediation plan to address the material weakness identified in Item 9A of its 2023 Annual Report related to not having a complete process in place to fully reconcile the transactions between its operating system (a Company-developed platform) and its general ledger system, at the individual transaction level. The Company took the following actions during the execution of its remediation plan:

●	Implemented an enhanced reconciliation preparation and review process

●	Implemented changes to its operating system to improve reporting

Management has determined, through its current year testing, that these controls have been designed and implemented effectively and that these controls operated effectively for a sufficient period of time to conclude that the previously disclosed material weakness related to the reconciliation of transactions between the Company’s operating system and its general ledger system as of December 31, 2023, has been remediated as of the date of the filing of this Report.

Changes in Internal Control Over Financial Reporting

Except as discussed above, there were no changes in our internal control over financial reporting that occurred during the year ended December 31, 2024, which has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspection

None.

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PART III

Item 10. Directors, Executive Officers and Corporate Governance

The following table sets forth the name, age, and position of each of the Company’s executive officers and directors.

Name	Age	Position(s)
Executive Officers
Ben Errez	64	Chairman of the Board and Executive Vice President
Fredi Nisan	43	Director and Chief Executive Officer (Principal Executive Officer)
Zechariah Kirscher	37	Vice President Legal
George Oliva	63	Chief Financial Officer

Non-Employee Directors
Genevieve Baer	47	Director
Ezra Laniado	41	Director
David Montoya	60	Director

Business Experience of Executive Officers

Ben Errez has acted as Chairman of our Board, Executive Vice President, Principal Financial Officer since July 2017. He has brought this expertise to the Company to lead the Company into the forefront of the blockchain-based financial software, services and hardware market. Since 2017, Errez has been a principal of the GreenBox Business. From August 2004 until August 2015, Errez formed the start-up IHC Capital, where he held the position of Principal Consultant from founding to the present date, through which he advises clients in the South Pacific region with market capitalizations ranging from $50M to $150M on matters such as commerce, security, reliability and privacy. From January 1991 to August 2004, he served as Software Development Lead for the Microsoft International Product Group. He led the International Microsoft Office Components team (Word, Excel, PowerPoint) in design, engineering, development and successful deployment. He also served as Executive Representative of Microsoft Office and was a founding member of the Microsoft Trustworthy Computing Forum, both within the company, and internationally. Errez co-authored the first Microsoft Trustworthy Computing Paper on Reliability. At Microsoft, Mr. Errez was responsible for the development of the first Microsoft software translation Software Development Kit in Hebrew, Arabic, Thai and Simplified Chinese, as well as the development of the first bidirectional extensions to Rich Text Format file format, all bidirectional extensions in text converters for Microsoft Office, and contributed to the development of the international extensions to the Unicode standard to include bidirectional requirements under the World Wide Web Consortium. He received his Bachelor Degree in Mathematics and Computer Science from the Hebrew University.

Fredi Nisan has served as a Director and our Chief Executive Office since July 2017 and has been a principal of the Company since August 2017. In May 2016, Nisan founded Firmness, LLC. Through Firmness, Nisan created “QuickCitizen,” a software program that simplifies the onboarding process for new clients of law firms specializing in immigration issues. The QuickCitizen software significantly reduced law firm’s onboarding processing time from more than three hours to approximately fifteen minutes. In January 2010, Nisan launched Brava POS, where he served as President until 2015. Brava POS provided POS systems for specialty retail companies. Nisan developed software to provide clients with solutions for issues ranging from inventory management to payroll to processing high volume transactions in the form of a cloud-based POS system. This system had the capability to manage multiple stores with centralized inventory and process sales without an internet connection, and offered a secure login for each employee, as well as including advanced inventory management and reporting, plus powerful functionality for its end users.

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Zechariah Kirscher has served on the Company’s internal legal team since May 2022, when he joined as Senior Counsel, and was later appointed VP of Legal Affairs in April 2023. Prior to joining the Company, Mr. Kirscher spent nearly a decade working in law firms in Southern California, most recently at Cooley LLP (“Cooley”) from April 2021 to May 2022 and, before that, DLA Piper (US) (“DLA”) from September 2015 to April 2021. While at Cooley and DLA, Mr. Kirscher represented banks, lenders, private funds, and companies in primarily the venture lending space. Today, Mr. Kirscher leverages his experience with early-stage companies to contribute to the growth and success of RYVYL as it seeks to transform the payments industry. Mr. Kirscher holds a Bachelor of Arts degree from the University of Wisconsin-Madison and a Juris Doctor degree from Chicago-Kent College of Law.

George Oliva joined the RYVYL team in October 2023 as Chief Financial Officer and has over 30 years as a senior finance professional, with a background in corporate finance, treasury, financial planning and analysis, international tax, and strategic planning. Prior to joining RYVYL, he was Chief Financial Officer and Corporate Secretary for Wisa Technologies since 2019. Prior to Wisa, he provided financial consulting services to public and private companies nationwide. He was also a partner with Hardesty LLC, a national executive services firm. Mr. Oliva has held several interim positions with a variety of clients that included a scientific instruments business acquired by a private equity firm, a medical device manufacturer preparing for an IPO, an audio company merger and a yield improvement software company implementing a world-wide ERP system. Mr. Oliva was CFO of Penguin Computing from 2009 through 2013, where he played a leading role in guiding them through a period of rapid growth, twice making the Silicon Valley Business Journal’s list of fastest growing private companies. Prior to Penguin, he was CFO of StreamLogic, a public company doing business as Hammer Storage Solutions, where he navigated its going-private transaction. Prior to serving in such roles, Mr. Oliva was responsible for financial planning and analysis and operational support as the operations controller for Conner Peripherals and at Read-Rite Corporation, both exceeding a billion of revenue in the data storage industry. Mr. Oliva began his career in auditing with Arthur Andersen & Co., a leading public accounting firm. Mr. Oliva is a certified public accountant, currently inactive status. He earned a B.S. degree in Business Administration from U.C. Berkeley with a dual emphasis in Accounting and Finance.

Business Experience of Non-Employee Directors

Genevieve Baer has served as a Director since February 2021 and has been chief executive officer of JKH Consulting since 2009. JKH Consulting is a real estate finance consulting firm that has advised on transactions with a collective value of over $10 billion. Prior to her work with JKH Consulting, Ms. Baer worked at Magnet Industrial Bank for 6 years at the end of which tenure she was a Senior Vice President. Ms. Baer also worked at US Bancorp Piper Jaffray for nine years as a Vice President working on equity and debt real estate financings. Ms. Baer earned a B.S. in chemistry from the University of Utah.

Ezra Laniado has served as a Director since February 2021 and has, since 2018, been Executive Director of the San Diego chapter of Friends of Israel Defence Forces and, since 2017, been Regional Director of the San Diego chapter of the Israeli-American Council, two American charitable organizations providing support and funds for Israel and the Israeli community in America. In such capacity, Mr. Laniado has raised over $5 million in donations and managed over 30 volunteers. From 2014 to 2017, Mr. Laniado was Co-Founder and Business Director of Shonglulu Group, a fashion brand. As Business Director, Mr. Laniado raised capital, coordinated the company’s marketing strategy, and implemented its business plan. Prior to 2014, Mr. Laniado was an attorney in Israel for four years. Mr. Laniado received a B.A. and an L.L.B. from the Interdisciplinary Center Herzliya.

David Montoya has served as a Director since May 2023 and has been the legal and operations managing partner of Seaview Mezzanine Fund, LP since 2005, where he negotiates and reviews investments and private placements. Seaview is a private equity fund making debt and equity investments into lower and middle market companies. Mr. Montoya has been the Chief Executive Officer of Saugatuck Brands, Inc. since 2017. Saugatuck is a holding company with investments in a regulated industry in California. From 2001 to 2005, Mr. Montoya was an Of Counsel attorney at Breslow & Walker LLP, a law firm, where he advised private equity funds, public companies and private companies with respect to general corporate, M&A, real estate and tax matters. Prior to 2001, Mr. Montoya’s experience included working at the law firm Skadden Arps, Slate, Meagher & Flom and the accounting firm Ernst & Young. Mr. Montoya earned a BS in Finance from St John’s University, an MBA from Columbia University Graduate School of Business and a JD from New York University School of Law. Mr. Montoya is an active member of the New York State Bar Association and a New York State CPA (retired).

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Family Relationships

The Company employs two of our CEO’s brothers, Dan and Liron Nusinovich, who are paid approximately $260,000 and $131,000 per year, respectively. There are no family relationships between any of our other directors or executive officers and any other employees or directors or executive officers.

Corporate Governance Overview

Composition of our Board of Directors

Our Board of Directors currently consists of five directors. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that our Board of Directors can consist of not less than one director nor more than 11 directors. Our Amended and Restated Bylaws also provide that a majority of the total number of directors then in office will constitute a quorum for a meeting of the Board of Directors. At each Annual Meeting of Stockholders, directors will be elected for a one year term, until his or her successor is elected at our Annual Meeting or his or her death, resignation or removal, whichever is earliest to occur. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

As our common stock is listed on the Nasdaq Capital Market, our determination of the independence of directors is made using the definition of “independent director” contained in Nasdaq Listing Rule 5605(a)(2). Our Board of Directors has affirmatively determined that each of Ms. Baer, Mr. Montoya and Mr. Laniado are “independent directors,” as that term is defined in the Nasdaq rules. Under the Nasdaq rules, our Board must be composed of a majority of “independent directors.”

Additionally, subject to certain limited exceptions, our Board’s audit, compensation, and nominating and corporate governance committees also must be composed of all independent directors.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his capacity as a member of our audit committee, our Board of Directors, or any other committee of our Board of Directors: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Board Leadership Structure and Board’s Role in Risk Oversight

Ben Errez is our Chairman of the Board. The Chairman has authority, among other things, to preside over and set the agenda for Board of Directors meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We believe that the presence of three independent members of our Board of Directors ensures appropriate oversight by the Board of Directors of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board of Directors may periodically review its leadership structure. In addition, the Board of Directors holds executive sessions in which only independent directors are present.

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization.

Our audit committee oversees the management of financial risks; our Board of Directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board of Directors regularly reviews plans, results and potential risks related to our business, growth, and strategies. Our compensation committee oversees risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on our company.

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Board Committees

The Board has established the following three standing committees: audit committee; compensation committee; and nominating and governance committee or nominating committee. Each of our independent directors, Mr. Montoya, Ms. Baer and Mr. Laniado, serves on each committee, with Mr. Montoya also serving as chairman of each committee. Our Board has adopted written charters for each of these committees. Copies of the charters are available on our website. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee is responsible for, among other matters:

●	Appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our Board of our code of business conduct and our disclosure controls and procedures;

●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters;

●	overseeing and making applicable determinations under the Company’s Executive Compensation Clawback Policy;

●	reviewing and approving related-person transactions; and

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm.

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The Board has reviewed the independence of our directors based on the listing standards of Nasdaq. Based on this review, the Board has determined that Mr. Montoya, Ms. Baer and Mr. Laniado all meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and Nasdaq rules. The Board has determined that Mr. Montoya qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	overseeing and making applicable determinations under the Company’s Executive Compensation Clawback Policy;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

Nominating Committee

The purpose of the nominating committee is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board, evaluating director compensation, and in monitoring the process to assess Board effectiveness.

Director Attendance at Annual Meetings of Stockholders

We do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, but we encourage all directors to make every effort to attend all annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at Board of Directors and committee meetings.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers, and employees. A copy of this code is available on our website at investors.ryvyl.com/governance/charter-documents. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file reports relating to their ownership and changes in ownership of our Common Stock with the SEC. Based on a review of Forms 3, 4 and 5 and any amendments thereto filed with the SEC and stockholder reports from our transfer agent and written representations that no other reports were required, during the fiscal year ended December 31, 2024, our officers, directors and 10% or more stockholders complied with all Section 16(a) filing requirements applicable to them, except that (i) Mr. Errez filed four late Form 4s covering a total of four transactions; (ii) Mr. Nisan filed three late Form 4s covering a total of three transactions; (iii) Ms. Baer filed one late Form 4 covering one transaction; (iv) Mr. Laniado filed two late Form 4s covering a total of two transactions; and (vi) Mr. Montoya filed three late Form 4s covering a total of three transactions. The Company has requested all Section 16(a) officers provide power of attorney to the in-house legal team to ensure timely approvals and filing of Section 16(a) reports and has implemented an equity management software as of the first quarter of 2025 to assist with timely recording and reporting.

Insider Trading Policy

On February 15, 2024, we adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers, and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards (the “Insider Trading Policy”).

The foregoing description of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Insider Trading Policy, which can be found in Exhibit 19.1 incorporated herein by reference.

Item 11. Executive Compensation

Summary Compensation Table

The following table summarizes information for the fiscal years ended December 31, 2024, and 2023, concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our two most highly compensated executive officers, who continued to serve as executive officers, on December 31, 2024, other than the Principal Executive Officer , and up to two additional executive offers for whom disclosure would have been provided, but for the fact such executive officer no longer served as an executive officer, on December 31, 2024 (collectively, “Named Executive Officers”). Our Named Executive Officers in 2024 were Mr. Nisan, Mr. Errez, and Mr. Oliva. Our Named Executive Officers in 2023 were Mr. Nisan, Mr. Errez, and Mr. Wei.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ben Errez	2024	399,010	-	29,959	-	114,633	543,602
Chairman/EVP	2023	380,000		218,585	148,127	88,920	835,632

Fredi Nisan	2024	399,000	-	29,959	-	113,070	542,029
CEO/Director	2023	380,000		217,225	148,927	21,390	767,542

Min Wei	2024	190,183	-	-	-	188,057	378,240
COO (3)	2023	320,000	160,000	158,400	157,949	33,469	829,818

George Oliva	2024	320,000	-	-	-	46,751	366,751
CFO (4)	2023	66,666	-	49,997	-	3,019	119,682

(1)	Represents the aggregate grant date fair value of restricted stock and stock option awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (“ASC 718”). These amounts do not necessarily correspond to the actual value that may be recognized by the holder. Refer to Note 1, Summary of Significant Accounting Policies, of this Report for a description of the assumptions used in determining the grant date fair values of these awards.

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(2)	All other compensation includes Company paid healthcare insurance premiums, compensation for board memberships, and 401(k) match. For Messrs. Errez and Nisan, as members of the Board, each of their compensation includes $90,000 in cash. For Mr. Wei, compensation includes severance compensation.

(3)	Mr. Wei joined the Company in February 2022 and resigned in June 2024.

(4)	Mr. Oliva joined the Company in October 2023.

Narrative to Summary Compensation Table

Employment and Consulting Contracts, Termination of Employment, and Change-in-Control Arrangements

The Company has not entered into employment agreements or other compensation agreements with its executive officers. All employee contracts are “at will.” There are no potential payments payable to the named executive officers upon a termination of employment in connection with a change in control.

Equity Incentive Plan

The Company maintains one stock option plan, the 2023 Equity Incentive Plan (the “2023 EIP”). The 2023 EIP was adopted by our Board of Directors on September 11, 2023, and thereafter timely approved by our stockholders. The 2023 EIP was subsequently amended on October 15, 2024, and thereafter timely approved by our stockholders.

Share Reserve

The 2023 EIP reserved an aggregate of 5,098,262 shares of common stock available for equity incentive awards. As of March 24, 2025, the 2023 EIP has 4,224,705 shares of common stock available for new incentive awards.

If any options granted expire or terminate without being exercised, both the 2023 EIP option plans provides that the shares covered thereby are added back to the plan’s share reserve and become available for stock equity incentive option awards to other participants.

Administration

Our Board of Directors have appointed Ben Errez as administrator of the 2023 EIP. The administrator has the full power to grant options, to determine the persons eligible to receive such equity grants, and to determine the amount, type and terms and conditions of each such grants.

Eligibility

Employees, directors, or consultants of the Company or any of our affiliates, as selected from time to time by the plan administrator in its discretion, are eligible to participate in the equity incentive plan.

Types of Awards

The equity incentive plans permits the granting of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the equity incentive stock option plans will be nonstatutory options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonstatutory options may be granted to any persons eligible to receive awards under the stock option plans.

The plan administrator shall determine the purchase price (the “option price”) for an optionee to exercise the option. For incentive stock options, the option price may not be less than 100% of the fair market value of one share of common stock on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant (or five years for an incentive stock option granted to a 10% or greater stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option price must be paid in full (i) in cash or by check; (ii) with approval of the plan administrator, by delivery of shares of Company common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market, provided that if the shares were acquired from the Company, they have been held by the optionee for more than six months; or (iii) with such other form of legal consideration permitted by federal and state law as may be acceptable to the Board.

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Equitable Adjustments

The 2023 EIP plans provides that the number of shares of common stock covered by each outstanding option, and the price per share thereof set forth in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares affected without receipt of consideration by the Company.

Transferability of Options

Both stock option plans provides that no option may be transferable by the optionee, except by will or by the laws of descent and distribution.

Term of the Option Plans

The 2023 EIP will expire on November 3, 2033. Although no options may be granted under the plans after such dates, the expiration will not affect the validity of outstanding options.

Amendment and Termination

The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of common stock at the time not subject to options, suspend or terminate the 2023 EIP or otherwise revise or amend the equity incentive plan. The Board of Directors must obtain stockholder approval for any revisions that would (i) increase the number of shares subject to the plan, (ii) decrease the price at which options may be granted, (iii) materially increase the benefits to optionees, or (iv) change the class of persons eligible to receive equity grants under the plan. No amendment or termination of the equity incentive plan may alter or impair the rights and obligations under any grants outstanding without the written consent of the grantee thereunder.

Outstanding Equity Awards at Fiscal Year-End

The following table shows, for each of our Named Executive Officers, all equity awards that were outstanding as of December 31, 2024.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable (#)	Number of Securities Underlying Unexercised Options, Not Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Fredi Nisan	8,333	-	$60.60	06/01/2026	26,667	$52,800
	301	-	133.10	06/02/2026
	818	-	36.60	10/13/2027
	53,333	26,667	2.18	11/15/2028
Ben Errez	8,333	-	60.60	06/01/2026	26,667	52,800
	301	-	133.10	06/02/2026
	818	-	36.60	10/13/2027
	53,333	26,667	2.18	11/15/2028

Neither Min Wei nor George Oliva has any equity awards outstanding as of December 31, 2024.

Non-Employee Director Compensation

The following table sets forth compensation earned by each non-employee Director who served during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Genevieve Baer	$45,000	$18,768	$63,768
Ezra Laniado	45,000	18,773	63,773
David Montoya	102,000	37,554	139,554

(1)	Represents the cash portion of annual director fees for service on the RYVYL Board.

(2)	Represents the fair value of the share awards for the year ended December 31, 2024. These amounts reflect the actual value upon vesting realized by the Board member.

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Each non-employee director has entered into Board of Director Agreements (the “BOD Agreements”). Pursuant to the BOD Agreements, each non-employee director receives cash compensation in the amount of $2,500 per month. Pursuant to the BOD Agreements, each non-employee director will receive equity compensation in the form of shares of Common Stock in an amount equal to $2,500 per month. Each chairman of the independent committees receives cash compensation in the amount of $5,000 per month and equity compensation in the form of shares of Common Stock in an amount equal to $5,000 per month. Additionally, from time to time, each of the independent directors may receive awards pursuant to the Company’s Equity Incentive Plan or opt to receive cash in lieu of stock awards.

Each non-employee director has agreed to execute an indemnification agreement in favor of the Board member substantially in the form of the agreement attached to each BOD Agreement as Exhibit A (the “Indemnification Agreement”). In addition, so long as the Company’s indemnification obligations exist under the Indemnification Agreement, the Company shall provide the Board member with directors’ and officers’ liability insurance coverage in the amounts specified in the Indemnification Agreement.

The Company will also provide and maintain a 10b5-1 trading plan (the “Plan”) for its Directors and employees. If such Plan is not in effect at the time each month that Mr. Montoya is granted equity (each monthly grant, an “Equity Grant”), then the Company will compensate Mr. Montoya, within three (3) business days of an such Equity Grant, with an additional cash payment in an amount equal to $3,500 (each, a “Grant Tax Payment”) until such date that the Plan is made available to Montoya. Additionally, on the date that any such Equity Grant vests (each, a “Vesting Date”), if the Grant Tax Payment is not at least fifty percent (50%) of the fair market value of on any Vesting Date (each, a “FMV Grant Value”) then the Company, within three (3) business days of any Vesting Date, shall pay Mr. Montoya the difference between (i) the FMV Grant Value and (ii) the Grant Tax Payment.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder

The following table sets forth certain information with respect to the beneficially owned holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. Applicable percentage ownership is based on the 8,351,086 shares of Common Stock outstanding as of March 24, 2025.

A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at 3131 Camino Del Rio North, Suite 1400, San Diego, California.

Name and Address of Owner	Shares of Common Stock Owned Beneficially		Percent of Class
5% Holders
GreenBox POS LLC (1)	1,848,922		22.14%

Officers and Directors
Ben Errez (2)	2,006,932	(3)	23.85%
Fredi Nisan (4)	2,004,436	(3)	23.82%
George Oliva	8,552		*
Zechariah Kirscher (5)	53,949	(5)	*
Genevieve Baer	14,618	(6)	*
Ezra Laniado	17,334	(6)	*
David Montoya	50,571		*
Total of Officers and Directors (7 Persons)	2,307,471		27.05%

*	Less than 1%

(1)	GreenBox POS LLC (“PrivCo”) holds 1,848,922 shares of the Company’s issued and outstanding stock. PrivCo is managed by its two managing members, Ben Errez and Fredi Nisan, both of whom serve as our sole officers and directors. Messrs. Errez and Nisan each own 50% of PrivCo.

(2)	Mr. Errez owns 50% of PrivCo and therefore owns 924,461 shares held by PrivCo. As one of two managing members of PrivCo, Mr. Errez has influence over PrivCo’s entire holding of 1,848,922 shares.

47

(3)	Includes 62,786 fully vested options.

(4)	Mr. Nisan owns 50% of PrivCo and therefore owns 924,461 shares held by PrivCo. As one of two managing members of PrivCo, Mr. Nisan has influence over PrivCo’s entire holding of 1,848,922 shares

(5)	Includes 53,334 fully vested options.

(6)	Includes 409 fully vested options.

48

Item 13. Certain Relationships and Related Transactions and Director Independence

The following includes a summary of transactions since January 1, 2023 to which we have been a party in which (i) the amount involved exceeded or will exceed $120,000 or one percent (1%) of our average total assets at year-end for the last two completed fiscal years, and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers, and stockholders.

PrivCo

The Company repurchased, in two separate repurchase transactions, each consisting of 100,000 shares of common stock, an aggregate of 200,000 shares owned by PrivCo (an entity controlled by Messrs. Errez and Nisan). In October 2022, the Board unanimously ratified these two repurchase transactions between the Company and PrivCo. The Company repurchased 100,000 shares for a price per share of $55.90 (for total proceeds to PrivCo of $5,590,000) (the “First Repurchase”) and 100,000 shares for a price per share of $8.20 (for total proceeds to PrivCo of $820,000) (the “Second Repurchase”). The First Repurchase was based on the closing price of the common stock on November 24, 2021 and took place over a number of months starting in February 2022 and ending in October 2022. The Second Repurchase was based on the closing price of the common stock on July 29, 2022 and took place in October 2022. The purpose of each of these transactions was to allow the Company to issue shares to new shareholders without increasing the Company’s shares outstanding. As of December 31, 2024, and 2023, there were 11,733 and 100,525 shares available, respectively, of the 200,000 shares of common stock under the aforementioned transactions.

Kenneth Haller

The following are certain transactions between the Company and the Haller Companies. Mr. Haller was an employee of the Company through March 31, 2022.

Sky Financial & Intelligence, LLC – Haller owns 100% of Sky Financial & Intelligence LLC (“Sky”), a Wyoming limited liability company, and serves as its sole Managing Member. Sky is a strategic merchant services company that focuses on high risk merchants and international credit card processing solutions. In 2018, Sky was using GreenBox’s QuickCard payment system as its main payment processing infrastructure, through Sky’s relationship with Mtrac. It was through this successful relationship that we came to know Haller and the Haller Network. Realizing that the Haller Network and Haller’s unique skillset was highly complementary to our business objectives, we commenced discussions to retain Haller through his consulting firm, Sky, for a senior role, directly responsible for growing GreenBox’s operations. Subsequently, in November 2018, Haller was appointed as our Senior Vice President of Payment Systems, for a monthly consulting fee of $10,000, paid to Sky (“Haller Consulting Fee”).

On March 31, 2022, the Company entered into and closed an asset purchase agreement with Sky Financial to purchase a portfolio of certain merchant accounts. The Company paid $16,000,000 in cash at closing and issued 500,000 shares of restricted common stock on May 12, 2022. As of March 31, 2022, Mr. Haller is no longer an employee of the Company. As of December 31, 2024 the Company has not received the delivery of the acquired merchant list and the associated ISO management portal access. The Company wrote-off the entire purchase price during the year ended December 31, 2022. The Company is actively pursuing its entitlements under the purchase agreement. See Note 15, Commitments and Contingencies, for additional information.

Ms. Hogan

Ms. Hogan joined the Board on April 4, 2022 and resigned on April 12, 2023. Ms. Hogan was a Partner and Co-Chair of the Corporate and Securities Practice Group at Lucosky Bookman LLP from March 2021 until November 2022. Lucosky Brookman provided legal services to the Company through July 2023. For the period from January 1, 2022, through April 15, 2023, the Company paid $514,151 in legal fees to Lucosky Brookman.

Mr. Nisan

The Company hired Dan Nusinovich on or about February 19, 2018 as our Development and Testing Manager and he was promoted to Vice President of Development on or about January 12, 2022. Dan is the brother of Fredi Nisan, our CEO and Director. Mr. Nusinovich is paid approximately $260,000 per year.

The Company hired Liron Nusinovich on or about July 16, 2018 as a Risk Analyst and he was promoted to Junior Product Owner on or about February 16, 2022. Mr. Nusinovich is the brother of Fredi Nisan, our CEO and Director. Mr. Nusinovich is paid approximately $131,000 per year.

49

Indemnification Under Articles of Incorporation and Bylaws; Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Nevada Revised Statutes (“NRS”), subject to certain exceptions contained in our Bylaws. In addition, our Bylaws provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Policy Regarding Related Party Transactions

Our Board of Directors adopted a written policy contained in our Code of Business Conduct and Ethics regarding transactions with related persons. As a general rule, conducting corporate business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, should be avoided. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee. If such a related party transaction is unavoidable, the nature of the related party transaction must be fully disclosed to our Chief Financial Officer (“CFO”). If determined to be material to the Company by the CFO, our Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving our directors or executive officers, must be reviewed, and approved in writing in advance by the Board. We must report all such material related party transactions under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to such business.

50

Item 14. Principal Accounting Fees and Services

The following table presents fees paid for professional and other services rendered to the Company by Simon & Edward, LLP and KYJ, LLP in the years ended December 31, 2024, and 2023:

	Year Ended December 31,
	2024	2023
Audit Fees (1)	$228,700	$415,885
Tax Fees (2)	47,281	47,536
Total Fees	$275,981	$463,421

(1)	Consist of professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements, including audited financial statements presented in this Report for the years ended December 31, 2024, and 2023, as well as related services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state, and international tax compliance.

Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Exchange Act, before we engage our independent registered public accounting firm to render audit or non-audit services, the engagement is approved by our audit committee. Our audit committee approved all of the fees referred to in the rows titled “Audit Fees,” and “All Other Fees” in the table above.

51

PART IV

Item 15. Exhibits and Financial Statement Schedules

The following documents are filed as part of this Report:

a)	Financial Statements:

Our financial statements and the Report of Independent Registered Public Accounting Firm are included herein on page F-1.

b)	Financial Statement Schedules:

The financial statement schedules are omitted as they are either not applicable or the information required is presented in the financial statements and notes thereto on page F-1.

c)	Exhibits:

		Incorporated by		Filed or
Exhibit		Reference		Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1	Amended and Restated Articles of Incorporation, filed October 10, 2022	8-K	3.1	10/15/2022
32	Certificate of Change, filed September 6, 2023	8-K	3.1	09/06/2023
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation, filed November 3, 2023	8-K	3.1	11/03/2023
3.4	Amended and Restated Bylaws, adopted effective October 6, 2022	8-K	3.2	10/13/2022
4.1	Form of Base Indenture between GreenBoxPOS and Wilmington Savings Fund Society, FSB	8-K	4.1	11/03/2021
4.2	Form of First Supplemental Indenture	8-K	4.2	11/03/2021
4.3	Form of 8% Senior Convertible Note Due 2023	8-K	4.3	11/03/2021
4.4	Description of Securities	10-K	4.4	04/17/2023
4.5	Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of RYVYL Inc.	8-K	10.3	07/26/2023
4.6	Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of RYVYL Inc.	8-K	10.1	12/04/2023
10.1+	Form of Board of Directors Agreement entered into on February 16, 2021, by and between the Company and each of Ms. Baer and Messrs. Caragol and Laniado	8-K	10.1	02/19/2021
10.2+	2020 Incentive and Nonstatutory Stock Option Plan	S-8	4.1	09/03/2020
10.3+	2021 Incentive and Nonstatutory Stock Option Plan	S-8	4.1	07/13/2021
10.4+	Amendment Agreement No. 1 to Share Purchase Agreement by and between GreenBox POS, and certain individuals named therein, made as of March 24, 2021.	8-K	10.1	03/31/2022
10.5	Asset Purchase Agreement, signed March 31, 2022, between GreenBox POS and Sky Financial and Intelligence, LLC	8-K	10.1	04/06/2022
10.6	Restructuring Agreement, dated August 16, 2022 between GreenBox POS and the Investor	8-K	10.1	08/16/2022
10.7	April 2021 Sublease Agreement with regard to 3131 Camino del Rio North, Suite 1400, San Diego, CA 92108	10-Q	10.3	11/15/2021
10.8	Securities Purchase Agreement, dated November 2, 2021, between GreenBoxPOS and the Investors	8-K	10.1	11/03/2021
10.9	Agreement and Waiver, dated January 28, 2022, between GreenBoxPOS and the Investor	8-K	10.1	01/31/2022
10.10	Form of First Exchange Agreement, dated July 25, 2023, between RYVYL Inc. and the Investor	8-K	10.1	07/26/2023
10.11	Form of Leak-Out Agreement	8-K	10.2	07/26/2023

52

		Incorporated by		Filed or
Exhibit		Reference		Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
10.12	Amendment No. 1 to First Exchange Agreement, dated August 18, 2023, between RYVYL Inc. and the Investor	8-K	10.12	08/18/2023
10.13	Amendment No. 2 to First Exchange Agreement, dated August 25, 2023, between RYVYL Inc. and the Investor	8-K	10.13	08/28/2023
10.14	Form of Second Exchange Agreement, dated November 27, 2023, between RYVYL Inc. and the Investor	8-K	10.1	11/28/2023
10.15	Long-Term Incentive Plan	8-K	10.1	11/21/2023
10.16	Form of Forbearance Agreement	8-K	10.1	05/20/2024
10.17	Preferred Stock Repurchase and Note Repayment Agreement, dated as of January 23, 2025	8-K	10.1	01/24/2025
10.18	Stock Purchase Agreement, dated as of January 23, 2025	8-K	10.2	01/24/2025
10.19	Escrow Agreement, dated as of January 23, 2025	8-K	10.3	01/24/2025
10.20	Termination Agreement, dated as of January 23, 2025	8-K	10.4	01/24/2025
14.1	Code of Business Conduct and Ethics	8-K	14.1	02/19/2021
19.1	Insider Trading Compliance Manual, adopted February 15, 2024	10-K	19.1	03/26/2024
21.1	List of Subsidiaries				X
23.1	Consent of Independent Registered Public Accounting Firm				X
31.1	Certification of Principal Executive Officer Pursuant to Exchange Act Rule 13a-14(a), As adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002				X
31.2	Certification of Principal Financial Officer Pursuant to Exchange Act Rule 13a-14(a), As adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002				X
32.1*	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, As adopted Pursuant to Section 906 of the Sarbanes-Oxley Act 2002				X
32.2*	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, As adopted Pursuant to Section 906 of the Sarbanes-Oxley Act 2002				X
97.1	Executive Compensation Clawback Policy, adopted November 28, 2023	10-K	97.1	03/26/2024
101.INS	Inline XBRL Instance Document				X
101.SCH	Inline XBRL Taxonomy Extension Schema				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

+	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.
*	In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.

Item 16. Form 10-K Summary

None.

53

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYVYL, Inc.

Date: March 28, 2025	By:	/s/ Fredi Nisan
Fredi Nisan
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Date: March 28, 2025	By:	/s/ Fredi Nisan
Fredi Nisan
Chief Executive Officer and Director
(Principal Executive Officer)

Date: March 28, 2025	By:	/s/ George Oliva
George Oliva
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Signature	Title	Date

/s/ Ben Errez	Executive Vice President and Chairman of the Board of Directors	March 28, 2025
Ben Errez

/s/ Genevieve Baer	Director	March 28, 2025
Genevieve Baer

/s/ Ezra Laniado	Director	March 28, 2025
Ezra Laniado

/s/ David Montoya	Director	March 28, 2025
David Montoya

54

RYVYL INC.

F-1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

RYVYL, Inc.

San Diego, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ryvyl, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, stockholders’ equity(deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing on February 2024, which was then terminated on the second quarter of 2024 and the Company then decided to introduce a licensing product for its payments processing platform. This business reorganization has resulted in a significant decline in processing volume and revenue, the recovery of the loss of revenues resulting from this product transition is not expected to occur until late 2025. The loss of revenue has jeopardized its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Impairment

As described in Notes 2, 5 and 6 to the consolidated financial statements, the Company’s consolidated Goodwill balances were $18.9 and $26.8 million at December 31, 2024 and 2023, respectively.

The Company utilized the qualitative assessment when performing annual impairment of goodwill and/or long-lived assets, based on which the management concluded there were $9.7 and $0 impairment as of December 31, 2024 and 2023, respectively.

We identified impairment as a critical audit matter because the assessment is solely relied on a qualitative assessment result which involves the management’s subjective interpretation of the potential events and circumstances. Auditing these elements involved a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s interpretation in relation to the potential events and circumstances.

The primary procedures we performed to address this critical audit matter included:

•	Conducted a comprehensive walkthrough of the financial reporting cycles, specifically focusing on the procedures related to management’s annual evaluation of impairment of goodwill and/or long-lived assets or circumstances indicate.

•	Assessed the validity of management’s qualitative analysis and evaluation of pertinent events and circumstances, scrutinizing the financial data utilized in the assessment.

•	Independently recalculated the fair value of each reporting unit using the discounted cash flow method, aligning with management’s long-term strategic plan and adjusting for the Company’s current performance.

•	Further assessed impairment by comparing the net book value of assets to the Company’s market capitalization.

Modification and Conversion of Senior Convertible Note (the “Note”)

As outlined in Note 8 to the consolidated financial statements, the Company’s consolidated balance of a Note amounted to $16.7 and $15.3 million as of December 31, 2024 and 2023 following modifications made to the Note throughout the years, respectively.

The intricate accounting rules governing senior convertible note modification and conversion necessitate a detailed assessment of future cash flows, particularly considering the variable conversion price and the fair market value of the conversion both before and after modification. Incorrectly applying payment scenarios could result in a significant impact on accounting outcomes.

We identified the Note modification as a critical audit matter because the Company has amended the Note twice in a year. Auditing these elements involved complex auditor judgment due to the nature and extent of audit effort required to address these matters.

The primary procedures we performed to address this critical audit matter included:

•	Conducted a comprehensive walkthrough of the financial reporting cycles, which encompassed the handling of significant equity and financing transactions.

•	Evaluated the expertise of the specialist engaged by the Company to assess the impact of the Note modification. This assessment involved scrutinizing the reasonableness of assumptions made, considering the Company’s historical stock prices, operational performance, third-party market data, and ensuring consistency with evidence obtained elsewhere in the audit.

•	Assessed the accounting treatment of the Note modification in accordance with ASC 470 and ASC 815 while also recalculating the cash flow used for 10% testing.

•	Assessed the accuracy of accounting entries based on the outcomes of the assessment, including the validation of principal repayment and principal conversion entries made upon modification

•	Verified the recognition of the Note by scrutinizing the input of the amortization schedule and recalculating said schedule to ensure accuracy.

/s/ Simon & Edward, LLP

We have served as the Company’s auditor since 2022.

Rowland Heights, CA

March 28, 2025

F-3

RYVYL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash	$2,599	$12,180
Restricted cash	89,432	61,138
Accounts receivable, net of allowance for credit losses of $206 and $23, respectively	1,076	859
Cash due from gateways, net of allowance of $89 and $2,636, respectively	88	12,834
Prepaid and other current assets	2,189	2,854
Total current assets	95,384	89,865

Non-current Assets:
Property and equipment, net	165	306
Goodwill	18,856	26,753
Intangible assets, net	1,802	5,059
Operating lease right-of-use assets, net	3,425	4,279
Other assets	2,644	2,403
Total non-current assets	26,892	38,800
Total assets	$122,276	$128,665

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)

Current Liabilities:
Accounts payable	$3,515	$1,819
Accrued liabilities	8,146	5,755
Payment processing liabilities, net	90,802	76,772
Current portion of operating lease liabilities	839	692
Other current liabilities	240	504
Total current liabilities	103,542	85,542
Long term debt, net of debt discount of $1,556 and $3,906, respectively	17,363	15,912
Operating lease liabilities, less current portion	2,863	3,720
Total liabilities	123,768	105,174

Stockholders’ Equity/(Deficit):
Preferred stock, Series B, par value $0.01, 5,000,000 shares authorized; 53,499 and 55,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Common stock, par value $0.001, 100,000,000 shares authorized; 8,032,318 and 5,996,948 shares issued and outstanding at December 31, 2024 and 2023, respectively	8	6
Additional paid-in capital	179,157	175,664
Accumulated other comprehensive income	(1,251)	401
Accumulated deficit	(179,407)	(152,581)
Total stockholders’ (deficit)/equity	(1,492)	23,491
Total liabilities and stockholder’s (deficit)/equity	$122,276	$128,665

The accompanying notes are an integral part of these audited financial statements.

F-4

RYVYL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue	$55,998	$65,869
Cost of revenue	33,572	40,157
Gross profit	22,426	25,712

Operating expenses:
Advertising and marketing	95	80
Research and development	3,848	5,757
General and administrative	6,933	8,678
Payroll and payroll taxes	13,836	12,017
Professional fees	4,372	7,076
Stock compensation expense	624	1,853
Depreciation and amortization	2,264	2,553
Impairment of goodwill	6,675	-
Impairment of intangible assets	3,028	-
Restructuring charges	1,636	-
Total operating expenses	43,311	38,014

Loss from operations	(20,885)	(12,302)

Other income (expense):
Interest expense	(862)	(3,340)
Accretion of debt discount	(2,258)	(13,134)
Changes in fair value of derivative liability	14	6,544
Derecognition expense on conversion of convertible debt	(600)	(25,035)
Legal settlement expense	(2,064)	(4,142)
Gain on sale of property and equipment	-	1,069
Other income (expense), net	970	(2,472)
Total other expense, net	(4,800)	(40,510)

Loss before provision for income taxes	(25,685)	(52,812)
Income tax provision	1,140	289
Net loss	$(26,825)	$(53,101)

Comprehensive income statement:
Net loss	$(26,825)	$(53,101)
Foreign currency translation (loss) gain	(1,652)	44
Total comprehensive loss	$(28,477)	$(53,057)

Net loss per share:
Basic and diluted	$(4.01)	$(10.11)
Weighted average number of common shares outstanding:
Basic and diluted	6,694,165	5,251,852

The accompanying notes are an integral part of these audited financial statements.

F-5

RYVYL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

(In thousands, except share data)

	Common Stock		Preferred Stock		Additional	Other Accumulated Comprehensive		Total
	Shares	Amount	Series B Shares	Amount	Paid In Capital	Income (Loss)	Accumulated Deficit	Stockholders’ Equity
Balance at December 31, 2023	5,996,948	$6	55,000	$1	$175,664	$401	$(152,581)	$23,491

Issuance of common stock under equity incentive plans	17,804	-	-	-	45	-	-	45

Issuance of restricted common stock under equity incentive plans	70,936	-	-	-	635	-	-	635

Issuance of restricted common stock for compensation	88,792	-	-	-	182	-	-	182

Issuance of common stock upon exercise of stock options	6,218	-	-	-	26	-	-	26

Common stock issued for conversion of convertible debt	823,294	1	-	-	1,416	-	-	1,417

Common stock issued for conversion of Preferred B stock	1,109,036	1	(1,501)	-	(1)	-	-	-

Shares cancelled in connection with the net settlement of vested restricted stock awards	(80,710)	-	-	-	(209)	-	-	(209)

Capital contributions	-	-	-	-	1,399	-	-	1,399

Net loss and comprehensive loss	-	-	-	-	-	(1,652)	(26,825)	(28,477)

Balance at December 31, 2024	8,032,318	$8	52,999	$1	$179,157	$(1,251)	$(179,407)	$(1,492)

	Common Stock				Treasury Stock				Preferred Stock		Additional	Other Accumulated Comprehensive		Total Stockholders’
	Shares	Amount	To be Issued	Amount	To be returned	Amount	Shares	At Cost	Series B Shares	Amount	Paid In Capital	Income (Loss)	Accumulated Deficit	Equity (Deficit)
Balance at December 31, 2022	4,972,736	$5	175,392	$-	(13,689)	$(7)	-	$-	-	-	$97,494	$357	$(99,772)	$(1,923)

Common stock issued to employees for compensation	303,015	-	-	-	-	-	-	-	-	-	1,555	-	-	1,555

Common stock issued for conversion of convertible debt	527,172	1	-	-	-	-	-	-	-	-	2,514	-	-	2,515

Common stock issued for interest on convertible debt	176,130	-	(175,392)	-	-	-	-	-	-	-	5	-	-	5

Restricted common stock issued for compensation	23,820	-	-	-	-	-	-	-	-	-	129	-	-	129

Shares forfeited	(26,683)	-	-	-	-	-	-	-	-	-	(167)	-	-	(167)

Issuance for rounding of fractional shares due to reverse stock split	34,430	-	-	-	-	-	-	-	-	-	-	-	-	-

Issuance of Series B convertible preferred stock for conversion of convertible debt	-	-	-	-	-	-	-	-	55,000	1	74,141	-	-	74,142

Carryover effects of financial statement restatements in prior periods	-	-	-	-	-	-	-	-	-	-	-	-	292	292

Shared returned or cancelled	(13,672)	-	-	-	13,689	7	-	-	-	-	(7)	-	-	-

Net loss and comprehensive loss	-	-	-	-	-	-	-	-	-	-	-	44	(53,101)	(53,057)

Balance at December 31, 2023	5,996,948	$6	-	$-	-	$-	-	$-	55,000	$1	$175,664	$401	$(152,581)	$23,491

The accompanying notes are an integral part of these audited financial statements.

F-6

RYVYL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(26,825)	$(53,101)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,264	2,553
Noncash lease expense	143	350
Stock compensation expense	624	1,853
Restricted common stock issued for compensation	182	-
Accretion of debt discount	2,258	13,134
Derecognition expense on conversion of convertible debt	600	25,035
Changes in fair value of derivative liability	(14)	(6,544)
Gain on sale of property and equipment	-	(1,069)
Impairment of goodwill	6,675	-
Impairment of intangible assets	3,028	-
Restructuring charges	1,636	-
Changes in assets and liabilities:
Accounts receivable, net	(155)	297
Prepaid and other current assets	664	6,568
Cash due from gateways, net	12,684	(5,407)
Other assets	(160)	(1,183)
Accounts payable	1,695	189
Accrued and other current liabilities	1,497	2,080
Accrued interest	366	546
Payment processing liabilities, net	14,029	47,860
Net cash provided by operating activities	21,191	33,161

Cash flows from investing activities:
Purchases of property and equipment	(47)	(108)
Logicquest Technology acquisition	-	(225)
Proceeds from sale of property and equipment	-	2,620
Capitalized software development costs	(1,647)	-
Purchase of intangibles	(114)	-
Net cash (used in) provided by investing activities	(1,808)	2,287

Cash flows from financing activities:
Treasury stock purchases	-	7
Repayments of convertible debt	-	(3,000)
Repayments on long-term debt	(12)	(15)
Tax withholdings related to net settlement of equity awards	(229)	-
Net cash used in financing activities	(241)	(3,008)

Effect of exchange rates in cash and restricted cash	(430)	44
Net increase (decrease) in cash and restricted cash	18,712	32,484

Cash and restricted cash – beginning of period	73,318	40,834

Cash and restricted cash – end of period	$92,030	$73,318

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$300	$2,709
Income taxes	$848	$199

Non-cash financing and investing activities:
Convertible debt conversion to preferred stock	$900	$64,600
Convertible debt conversion to common stock	$-	$1,650
Interest accrual from convertible debt converted to preferred stock	$-	$1,703
Interest accrual from convertible debt converted to common stock	$-	$4

The accompanying notes are an integral part of these audited financial statements.

F-7

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business and Basis of Presentation

Organization

RYVYL Inc. (“RYVYL”) is a financial technology company that develops software platforms and tools that are focused on providing global payment acceptance and disbursement capabilities. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment.

The Company operates through distinct business segments designed to meet the diverse and evolving needs of global markets. Our business is strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompass payment processing, treasury management, acquiring, issuing, and Electronic Money Institution (“EMI”) services. Our business segments are interconnected through shared technology platforms, unified compliance frameworks, and collaborative global partnerships. This integration enables us to capitalize on synergies across regions, optimize resource allocation, and drive innovation that resonates across all markets in which we operate.

Name Change

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. On October 13, 2022 GreenBox POS changed its name to RYVYL Inc. (“RYVYL”). Unless the context otherwise requires, all references to “the Company,” “we,” “our”, “us” and “PubCo” refer to RYVYL Inc. Additionally, unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a limited liability company, formed in the state of Washington.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

2. Summary of Significant Accounting Policies

Going Concern

In February 2024, the Company transitioned its QuickCard product in North America away from terminal-based to app-based processing. This transition was driven by a change in our banking partner that was prompted by recent changes in the compliance environment and banking regulations impacting certain niche high-risk business verticals, which were the predominant revenue driver for QuickCard.

Management planned to recover the loss of revenues resulting from this product transition through the acceleration of business development efforts to launch the new app-based product in existing and new business verticals. However, due to continuous changes in the regulatory environment and our previous banking relationships, during the second quarter of 2024, management determined that the app-based product may not be a viable long-term solution for certain niche high-risk business verticals and made the decision to terminate the rollout of the app-based product in those specific business verticals. To address this change, during the third quarter of 2024, the Company introduced a licensing product for its payments processing platform, which it believes will enable it to serve the same customer base in such verticals through a business partner with more suitable banking compliance capabilities. Revenues from the new licensing product are not expected to materialize until late 2025. Due of this strategy shift as well as a reorganization of the Company’s business to better align with management’s revised strategy, which was executed during the second quarter of 2024, the recovery of the loss of revenues resulting from this product transition is now not expected to occur until late 2025.

F-8

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The decline in revenues resulting from this product transition has adversely impacted the Company’s liquidity in its North America segment in the short term. As a result, management has determined that its cash in the North America segment as of December 31, 2024, will not be sufficient to fund the segment’s operations and capital needs for the next 12 months from the date of this Report. These conditions raise substantial doubt about our ability to continue as a going concern.

The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve the liquidity of its North America segment, which includes, without limitation:

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products, including the recently launched licensing of the Company’s payments processing platform in certain niche high-risk business verticals;

●	continued implementation of cost control measures to more effectively manage spending in the North America segment and right-sizing the organization, where appropriate;

●	the sale of noncore assets;

●	continued repatriation of offshore profits from the Company’s European subsidiaries, whose continued accelerated growth and generation of positive cash flow have already provided and will continue to provide, an immediate and viable short-term source of capital during this product transition (to date, the Company has repatriated approximately $17.6 million from Europe); and

●	raising capital through a variety of means, including private and public equity offerings and debt financings.

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address the liquidity shortfall in its North America segment and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be sufficient to continue our operations in the North America segment. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on current and past experience, to the extent that historical experience is predictive of future performance, and other assumptions that the Company believes are reasonable under the circumstances. The Company evaluates these estimates on an ongoing basis.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported financial position, results of operations or cash flows.

F-9

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reverse Stock Split

On September 6, 2023, the Company filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Nevada to effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, par value $0.001 per share (the “common stock”). Such amendment and ratio were previously approved by the board of directors. Under Nevada Revised Statutes Section 78.207, stockholder approval of the Reverse Stock Split was not required because (i) both the number of authorized shares of the common stock and the number of issued and outstanding shares of the common stock were proportionally reduced as a result of the Reverse Stock Split; (ii) the Reverse Stock Split did not adversely affect any other class of stock of the Company; and (iii) the Company did not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. As a result of the Reverse Stock Split, which was effective September 6, 2023, every ten shares of the Company’s pre-reverse split outstanding common stock were combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stockholders were not affected by the Reverse Stock Split. Any fractional shares of common stock resulting from the Reverse Stock Split were rounded up to the nearest whole share. All stock options outstanding and common stock reserved for issuance under the Company’s equity incentive plans outstanding immediately prior to the Reverse Stock Split were adjusted by dividing the number of affected shares of common stock by ten and, as applicable, multiplying the exercise price by ten. All share numbers, share prices, exercise prices and per share amounts have been adjusted, on a retroactive basis to reflect this 1-for-10 Reverse Stock Split.

Cash and Restricted Cash

Cash consist of cash on hand and cash on deposit with banks. Restricted cash substantially consists of cash received from gateways for merchant transactions processed, which has yet to be distributed to merchants, ISOs and their agents at the end of the period.

Cash Due from Gateways, Net

The Company generates the majority of its revenue from payment processing services provided to its merchant clients. When a merchant makes a sale, the process of receiving the payment card information and engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, are the primary activities for which the Company gets to collect fees. Cash due from gateways represent amounts due to the Company for transactions processed but not yet distributed by the gateways.

F-10

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The gateways have strict policies pertaining to the scheduling of the release of funds to merchants based on several criteria that include, but are not limited to, return and chargeback history, associated risk for the specific business vertical, average transaction amount, etc. To mitigate potential credit losses associated with these risks, the gateways use these policies to determine reserve requirements and a payment in arrears strategy. While reserve and payment in arrears restrictions are in effect for a merchant payout, the Company records the reserved amounts against cash due from the gateways until the restriction is released.

Cash due from gateways is only applicable to payment processing services provided in North America, as. Ryvyl EU has its own gateway and, therefore, similar receivables are not created.

Payment Processing Liabilities

Payment processing liabilities principally represent funds collected from acquiring transactions that are due to merchants and ISOs, net of amounts earned by the Company on those transactions. It also includes net amounts owed to merchants and ISOs in connection with acquiring transactions processed but which have yet to be received from our third-party gateways. These liabilities are secured by funds held in restricted cash accounts and are presented as Restricted cash in the consolidated balance sheets.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company generates the majority of its revenue from payment processing services. Payment processing services revenue is typically based on a percentage of the value of each transaction processed and/or upon fixed amounts specified for each transaction or service. The Company satisfies its performance obligations and, therefore, recognizes the processing fees as revenue at a point in time, upon the authorization of a merchant sale transaction. The Company also generates revenue from banking services, which primarily include incoming and outgoing ACH and wire transfer transactions. For these transactions, we typically charge specified fees on a per transaction basis, which may vary from customer to customer. The Company satisfies its performance obligation related to these transactions at a point in time, upon the authorization of the transaction in the Company’s payments platform.

Research and Development Costs

Research and development costs primarily consist of salaries and benefits for research and development personnel and outsourced contracted services, as well as associated supplies and materials. These costs are expensed as incurred.

Internal-use Software Development Costs

Internal-use software development costs consist of the costs related to outsourced consultants who are directly associated with and who devote time to creating and enhancing internally developed software for the Company’s platforms. Internal-use software development activities generally consist of three stages: (i) the preliminary project stage, (ii) the application development stage, and (iii) the postimplementation-operation stage. In accordance with ASC 350-40, Internal Use Software, costs incurred in the preliminary and postimplementation-operation stages of software development are expensed as incurred. Costs incurred in the application development stage, including significant enhancements and upgrades, are capitalized. Capitalized internal-use software development costs are included within intangible assets, net on the consolidated balance sheets, and are amortized on a straight-line basis over an estimated useful life of three years upon the software or additional features being ready for their intended use.

F-11

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable, Net

Accounts receivable primarily consist of amounts recorded in connection with the sale of payment processing terminals and related accessories. Accounts receivable are recorded at invoiced amounts, net of an allowance for credit losses, and do not bear interest. In accordance with Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), the Company measures its allowance for credit losses using an expected credit loss model that reflects the Company’s current estimate of expected credit losses inherent in the enterprise and the accounts receivable balance. In determining the expected credit losses, the Company considers its historical loss experience, the aging of its accounts receivable balance, current economic and business conditions, and anticipated future economic events that may impact collectability. The Company reviews its allowance for credit losses periodically and, as needed, amounts are written-off when determined to be uncollectible. As of December 31, 2024, and 2023, the allowance for credit losses was immaterial.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily consist of inventory and deposits made by our European subsidiaries with credit card companies.

Property and Equipment, Net

Property and equipment primarily consist of computer equipment and furniture and fixtures. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

Fair Value Measurements

The Company applies fair value accounting for assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Fair value is defined as the price received to sell an asset or paid to transfer a liability in the principal market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC Topic 820, Fair Value Measurements, establishes a three-level hierarchy priority for disclosure of assets and liabilities recorded at fair value. The ordering of priority reflects the degree to which objective prices in external active markets are available to measure fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The three levels in the hierarchy are as follows:

●	Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 – Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that cannot be directly corroborated by observable market data and that typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

F-12

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company measures its convertible note and related derivative liability at fair value. The Company classifies these liabilities as Level 3 of the fair value hierarchy, as fair values are estimated using models that use both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Goodwill and Intangible Assets

Goodwill is recorded when the consideration paid for the acquisition of a business exceeds the fair value of the identifiable net tangible and intangible assets acquired. ASC 350-20, Intangibles—Goodwill and Other—Goodwill, requires companies to assess goodwill for impairment annually or more frequently if indicators of impairment exist. Testing goodwill for impairment is performed at the reporting unit level, using a two-step test, and requires companies to compare the fair value of a reporting unit with its carrying amount, including goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds its fair value. ASC 350-20 also provides for an optional qualitative assessment for testing goodwill for impairment that enables companies to skip the two-step test if it is determined that it is more likely than not (i.e., a likelihood of greater than 50%) that the fair value of a reporting unit is greater than its carrying amount.

The Company’s policy is to perform its annual impairment test of goodwill as of December 31 of each fiscal year or more frequently if indicators of impairment are identified. Based on the most recent impairment assessment, performed as of June 30, 2024, the Company previously recorded an impairment charge of $6.7 million or one hundred percent (100%) of the goodwill balance related to its North America operating unit. As of December 31, 2024, no impairment indicators were identified that would warrant an updated impairment assessment on the remaining balance of goodwill and, as such, no additional adjustment was required.

Intangible assets consist of acquired customer relationships and business intellectual properties. In accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill, the Company’s intangible assets are amortized over their estimated useful lives, ranging from two to five years, using the straight-line method. Intangible assets amortized under ASC 350-30 must be reviewed for impairment when indicators of impairment are present, in accordance with ASC 360-10. As of December 31, 2024, management determined that an impairment assessment over intangible assets held in the North America operating unit was required. Based on that assessment, management determined that the carrying value of the Company’s intangible assets in North America was not recoverable and recorded an impairment of $3.0 million or one hundred percent of the carrying balance as of December 31, 2024.

Leases

The Company leases office space under non-cancellable operating leases with various expiration dates. The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included within noncurrent assets, and lease liabilities, which are included within current and noncurrent liabilities on our consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received, where applicable. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located. Certain leases require the Company to pay taxes, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities. These lease costs are recognized as lease expenses when incurred.

F-13

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates ROU assets related to leases for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of a ROU asset may not be recoverable. When a decision has been made to exit a lease prior to the contractual term or to sublease that space, the Company evaluates the asset for impairment and recognizes the associated impact to the ROU asset and related expense, if applicable. The evaluation is performed at the asset group level initially and when appropriate, at the lowest level of identifiable cash flows, which is at the individual lease level. Undiscounted cash flows expected to be generated by the related ROU assets are estimated over the ROU assets’ useful lives. If the evaluation indicates that the carrying amount of the ROU assets may not be recoverable, any potential impairment is measured based upon the fair value of the related ROU asset or asset group as determined by appropriate valuation techniques.

Foreign Currency

Assets and liabilities of our foreign subsidiaries are translated into the reporting currency using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the period, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ equity.

Stock Based Compensation

Stock-based compensation expense relates to restricted stock awards (“RSAs”) and stock options granted to employees and non-employee directors under the Company’s equity incentive plans, which are measured based on the grant-date fair value. The fair value of RSAs is determined by the closing price of the Company’s common stock on the grant date. The fair value of stock options is estimated on the date of grant using the Black-Scholes-Merton option valuation model. Generally, stock-based compensation expense is recorded on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion of or all the deferred tax assets will not be realized. Judgment is required in determining and evaluating income tax provisions and valuation allowances for deferred income tax assets. We recognize an income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of December 31, 2024, and 2023, the Company has a full valuation allowance on its deferred tax assets.

Net Loss Per Share

The Company’s basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss available to common shareholders by the weighted-average number of shares of common stock outstanding, adjusted for the dilutive effect of all potential shares of common stock. For the years ended December 31, 2024, and 2023, the Company’s diluted net loss per share is the same as the basic net loss per share, since there are no common stock equivalents outstanding that would have a dilutive effect.

Segment Reporting

The Company reports its segments to reflect the manner in which its CODM reviews and assesses performance. The Company’s CODM is its CEO. The primary financial measures used by the CODM to evaluate the performance of its segments and allocate resources to them are revenue and gross profit.

The Company has two reportable segments: North America and International. The CODM uses segment revenue and gross profit for each segment during the annual budgeting and forecasting process. Further, the CODM uses segment revenue and gross profit as the metrics to assess the business trajectory of each segment on a quarterly basis, and to make investment decisions and allocate operating resources to each segment. The CODM does not evaluate performance or allocate resources based on segment asset data. Assets are reviewed on a consolidated basis. As such, segment asset data is not provided.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 aims to simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. ASU 2020-06 also simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity and amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. Early adoption is permitted for fiscal years beginning after December 15, 2020. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods therein. The adoption of the new guidance, effective January 1, 2024, did not have an impact on the financial condition, results of operations, cash flows and disclosures of the Company.

F-14

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments expand segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM, the amount and description of other segment items, permits companies to disclose more than one measure of segment profit or loss, and requires all annual segment disclosures to be included in the interim periods. The amendments do not change how an entity identifies its operating segments, aggregates those operating segments, or applies quantitative thresholds to determine its reportable segments. The Company adopted this guidance effective for the annual reporting period beginning January 1, 2024, and has applied the guidance retrospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures. Refer to Note 15, Segment Reporting, for further details.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. This amended guidance requires fair value measurement of certain crypto assets each reporting period with the changes in fair value reflected in net income. The amendments also require disclosures of the name, fair value, units held, and cost bases for each significant crypto asset held and annual reconciliations of crypto asset holdings. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024, with early adoption permitted. We are required to apply these amendments as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the guidance is adopted. The adoption of this guidance is not expected to have an impact on our consolidated financial statements, as we currently do not hold any crypto assets.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amended guidance enhances income tax disclosures primarily related to the effective tax rate reconciliation and income taxes paid information. This guidance requires disclosure of specific categories in the effective tax rate reconciliation and further information on reconciling items meeting a quantitative threshold. In addition, the amended guidance requires disaggregating income taxes paid (net of refunds received) by federal, state, and foreign taxes. It also requires disaggregating individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The amended guidance is effective for fiscal years beginning after December 15, 2024. The guidance can be applied either prospectively or retrospectively. The Company is currently in the process of evaluating the impact this amended guidance may have on the footnotes to our consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”), and in January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments are intended to enhance disclosures regarding an entity’s costs and expenses by requiring additional disaggregated information disclosures about certain income statement expense line items. The amendments, as clarified by ASU 2025-01, are effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is evaluating the effect of adopting the new disclosure requirements.

3. Acquisitions

Logicquest Technology, Inc.

In April 2023, the Company executed a purchase agreement for 99.4 million shares of restricted common stock of Logicquest Technology, Inc., a Nevada corporation (“Logicquest”) representing ownership of 99.1% of Logicquest, 48 shares of Series C Convertible Non-Redeemable Preferred Stock of Logicquest, and 10 shares of Series D Convertible Non-Redeemable Preferred Stock of Logicquest, in exchange for an aggregate purchase price of $225,000. Logicquest was a shell company (as defined in Rule 12b-2 of the Exchange Act) quoted on the Over-the-Counter Pink Open Market under the symbol “LOGQ” and is required to file reports and other information with the SEC pursuant to the Exchange Act. In June 2023, the Company merged the assets of Coyni, Inc., a wholly-owned subsidiary of the Company, and Logicquest, with Logicquest as the surviving entity. Subsequently, Logicquest changed its name to Coyni, Inc. (“Coyni PubCo”). In the fourth quarter of 2023, the Company amended the share purchase agreement to reflect 98 million shares of restricted common stock of Logicquest, 48 shares of Series C Convertible Non-Redeemable Preferred Stock of Logicquest, and 10 shares of Series D Convertible Non-Redeemable Preferred Stock of Logicquest, in exchange for an aggregate purchase price of $225,000. In accordance with ASC 805, Business Combinations, this transaction was accounted for as an asset acquisition and the acquired assets are included in the consolidated financial statements of the Company as of December 31, 2024.

As previously disclosed, the Company originally intended to transfer the Coyni Platform assets, which are owned by the Company, into Coyni PubCo, and subsequently spin-off Coyni PubCo into a new publicly traded entity. However, we subsequently determined that it was in the best interest of the Company and its shareholders to retain the Coyni Platform at the Company to expand payment processing and banking-as-a-service solutions. As such, management no longer plans to pursue a spin-off of Coyni PubCo.

Merchant Payment Solutions LLC

In November 2021, the Company executed a term sheet to acquire certain Automated Clearing House (“ACH”) business of Merchant Payment Solutions LLC (“MPS”). Upon execution of the term sheet, the Company made a refundable earnest money deposit in the amount of $725,000 toward the total purchase price. After conducting due diligence, the Company elected to terminate the term sheet on April 21, 2023. In June 2023, the Company and MPS agreed to finalize a Portfolio Purchase Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, the Company acquired the ACH portfolio of MPS for $725,000. In accordance with ASC 805, Business Combinations, this transaction was accounted for as an asset acquisition.

F-15

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property and Equipment, Net

The following table details property and equipment, less accumulated depreciation (dollars in thousands):

	December 31,
	2024	2023
Computers and equipment	$288	$276
Furniture and fixtures	135	152
Improvements	186	171
Total property and equipment	609	599
Less: accumulated depreciation	(444)	(293)
Net property and equipment	$165	$306

Depreciation expense was $0.2 million and $0.2 million for the years ended December 31, 2024, and 2023, respectively. During the year ended December 31, 2023, the Company’s subsidiary, Charge Savvy, sold a building it owned and recognized a gain on sale of $1.1 million.

5. Goodwill

The following table summarizes goodwill activity and balances by reportable segment (dollars in thousands):

	North America	International	Consolidated
Goodwill - December 31, 2023	$6,675	$20,078	$26,753
Goodwill Acquired	-	-	-
Goodwill Impairment	(6,675)	-	(6,675)
Adjustments (1)	-	(1,222)	(1,222)
Goodwill – December 31, 2024	$-	$18,856	$18,856

(1)	The adjustments to goodwill pertain to foreign currency translation adjustments, which totaled negative $1.2 million for the twelve months ended December 31, 2024.

6. Intangible Assets, Net

The following table details intangible assets (dollars in thousands):

		December 31, 2024			December 31, 2023
Intangible Assets	Amortization Period	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	2-5 years	$7,812	$(7,762)	$50	$7,812	$(4,100)	$3,712
Business technology/IP	5 years	2,765	(2,657)	108	2,675	(1,328)	1,347
Capitalized internal-use software	3 years	1,648	(4)	1,644	-	-	-
Total intangible assets		$12,225	$(10,423)	$1,802	$10,487	$(5,428)	$5,059

Amortization expense was $2.1 million and $2.4 million for the years ended December 31, 2024, and 2023, respectively. Additionally, during the year ended December 31, 2024, the Company recorded an impairment charge of $3.0 million or 100% of its intangible assets in North America.

The estimated future amortization expense related to intangible assets as of December 31, 2024, is as follows (dollars in thousands):

Year	Amount
2025	$580
2026	640
2027	568
2028	14
2029	-
Total	$1,802

F-16

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Liabilities

The following table details the balance in accrued liabilities (dollars in thousands):

	December 31,
	2024	2023
Accrued gateway fees	$-	$2,356
Payroll related accruals	2,613	1,235
Accrued legal and professional fees	886	1,342
Accrued legal settlements	2,467	-
Accrued taxes	110	528
Accrued convertible note interest	366	-
Other	1,704	294
Total accrued liabilities	$8,146	$5,755

F-17

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Long-Term Debt, Net

The following table summarizes the Company’s debts as of December 31, 2024, and 2023 (dollars in thousands):

	December 31,
	2024	2023
$100,000,000 8% senior convertible note, due April 5, 2026	$18,300	$19,200
Less: Unamortized debt discount	(1,555)	(3,906)
Net carrying value	16,745	15,294

$149,900 Economic Injury Disaster Loan (EIDL), interest rate of 3.75%, due June 1, 2050	155	146
$500,000 EIDL, interest rate of 3.75%, due May 8, 2050	475	487
Total debt	17,375	15,927

Less: current portion	(12)	(15)
Long-term debt, net	$17,363	$15,912

Senior Convertible Note

On November 8, 2021, the Company sold and issued, in a registered direct offering, an 8% Senior convertible note, originally due November 3, 2023, and subsequently extended to April 5, 2025, in the aggregate original principal amount of $100 million (the “Note”). The Note had an original issue discount of sixteen percent (16%) resulting in gross proceeds of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “SPA”), between the Company and the investor in the Note (the “Investor”).

The Note was issued on November 8, 2021, pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Note (the “First Supplemental Indenture” and the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

First Exchange Agreement

On July 25, 2023, the Company entered into an Exchange Agreement (the “First Exchange Agreement”) under which the Company and the Investor agreed to exchange (the “Series A Exchanges”), in two separate exchanges, an aggregate of $22.7 million of the outstanding principal and interest under the Note for 15,000 shares of a newly authorized series of preferred stock of the Company designated as Series A Preferred Convertible Stock (the “Series A Preferred Stock”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of RYVYL Inc. (the “Series A Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of the Series A Preferred Stock. The Series A Preferred Stock is further described in Note 9, Convertible Preferred Stock. As part of the First Exchange Agreement, the Company also agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of the Company’s common stock during the five trading days immediately prior to such conversion; and the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023.

F-18

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 31, 2023, pursuant to the terms of the First Exchange Agreement, the Company closed the initial exchange (the “Initial Series A Exchange”) and issued 6,000 shares of Series A Preferred Stock in exchange for $4.3 million of the outstanding principal balance of the Note and $1.7 million of accrued interest. Additionally, upon satisfaction of all applicable closing conditions, including, without limitation, the Company having obtained any stockholder approval required for the consummation of the transactions and the issuance of the common stock issuable upon the conversion of all of the shares of Series A Preferred Stock (unless waived by the applicable other party), in the final exchange (the “Final Series A Exchange”), the parties agreed to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock on a date mutually agreed to by the Company and the Investor. The Company determined that the parties’ obligation to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange represents an embedded conversion feature that does not require bifurcation and separate valuation because it would not meet the definition of a derivative, if freestanding, under ASC 815, Derivatives and Hedging (“ASC 815”), as net settlement could not be achieved.

The Company analyzed the changes made to the Note under the First Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the First Exchange Agreement added a substantive conversion option, the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $1.3 million which represents the difference between (a) the fair value of the modified Note and the 6,000 shares of Series A Preferred Stock issued in the Initial Series A Exchange and (b) the carrying amount of the Note and the fair value of the bifurcated embedded derivative immediately prior to giving effect to the First Exchange Agreement.

Second Exchange Agreement

Under the terms of the First Exchange Agreement, a final closing was to be held upon which the Investor was to exchange an additional $16.7 million of principal of the Note into 9,000 shares of Series A Preferred Stock (the “Unissued Series A Preferred Stock”) which shares of Unissued Series A Preferred Stock were convertible into shares of common stock, in accordance with the terms of the Series A Certificate of Designations.

On November 27, 2023, the Company entered into an Exchange Agreement (the “Second Exchange Agreement”) with the Investor under which the Company and the Investor agreed to exchange (the “Series B Exchange”), (i) all of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange, (ii) the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and (iii) $60.3 million of the outstanding principal under the Note for 55,000 shares of a newly authorized series of preferred stock of the Company designated as Series B Preferred Convertible Stock (the “Series B Preferred Stock,” and collectively with the Series A Preferred Stock, the “Preferred Stock”),”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of RYVYL Inc. (the “Series B Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of any shares of Series B Preferred Stock. The Series B Preferred Stock is further described in Note 9, Convertible Preferred Stock. As additional consideration for the Series B Exchange, the Company has also agreed to make a cash payment to the Investor in the amount of $3.0 million. As part of the Second Exchange Agreement, the Investor also agreed to forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture (as such term is defined in the Second Exchange Agreement)) during the period commencing on November 5, 2024 through, and including, April 5, 2025; and to extend the waiver of payment of interest under the Note through July 1, 2024.

The Company analyzed the changes made to the Note under the Second Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the Second Exchange Agreement eliminated a substantive conversion option (the parties’ obligation to exchange the remaining $16.7 million of outstanding principal balance subject to the Series A Exchange for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange), the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $22.5 million which represents the difference between (a) the fair value of the modified Note, the fair value of the 55,000 shares of Series B Preferred Stock issued in the Series B Exchange, and the $3.0 million cash payment made to the Investor, and (b) the carrying amount of the Note, the fair value of the bifurcated embedded derivative immediately prior to giving effect to the Second Exchange Agreement, and the fair value of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange forfeited to the Company by the Investor.

F-19

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 29, 2023, the Company closed the Series B Exchange, pursuant to which the Company issued to the Investor 55,000 shares of Series B Convertible Preferred Stock and paid the Investor a cash payment in the amount of $3.0 million, in exchange for 6,000 shares of Series A Convertible Preferred Stock previously issued to the Investor, the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and the reduction of principal of the Note in the aggregate amount of $60.3 million.

Forbearance Agreement

On May 17, 2024, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Investor pursuant to which the Investor, in consideration for the Company’s cash payment in the amount of $80,000 as an advance payment of a portion of the next interest payment, in the estimated amount of $380,000, due and payable under the Note on October 1, 2024, agreed to further forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture) during the period commencing on April 5, 2025 through, and including, April 5, 2026. The Company analyzed the changes made to the Note under the Forbearance Agreement under ASC 470-60 to determine if the transaction qualified as a troubled debt restructuring. For a debt restructuring to be considered troubled, the debtor must be experiencing financial difficulties and the creditor must have granted a concession. The Company considered the indicators of financial difficulties provided in ASC 470-60 and determined that one or more indicators were present at the time the Forbearance Agreement was entered into, such as the existence of substantial doubt about the Company’s ability to continue as a going concern. Furthermore, the Company determined that the effective borrowing rate on the Note decreased as a result of the changes made to the Note under the Forbearance Agreement and, as such, the Investor granted a concession on the debt. As a result, the changes made to the Note under the Forbearance Agreement were accounted for as a troubled debt restructuring. However, no restructuring gain or corresponding adjustment to the carrying amount of the Note was recorded because the net carrying amount of the Note at the time the Forbearance Agreement was entered into was less than the total undiscounted future principal and interest payments of the restructured Note. The $80,000 cash payment made to the Investor in connection with the Forbearance Agreement was treated as a lender fee and expensed as incurred under the troubled debt restructuring model.

During the year ended December 31, 2022, the Investor converted $8.55 million of the outstanding Note principal balance into 598,695 shares of the Company’s common stock at a weighted average conversion price of $1.43. In addition, the Company paid the Investor $6.9 million in January 2022 in exchange for cancellation of $6.0 million of the outstanding principal balance. During the year ended December 31, 2023, the Investor converted $1.65 million of the outstanding Note principal balance into 527,910 shares of the Company’s common stock at a weighted average conversion price of $1.18. During the year ended December 31, 2024, the Investor converted $0.9 million of the outstanding Note principal balance into 823,294 shares of the Company’s common stock at a weighted average conversion price of $1.10.

Ranking

The Note is the senior unsecured obligation of the Company and not the financial obligation of our subsidiaries. Until such date as the principal amount of the Note is $5 million or less, all payments due under the Note will be senior to all other indebtedness of the Company and/or any of its subsidiaries.

Maturity Date

Under its original terms, unless earlier converted, or redeemed, the Note was to mature on November 3, 2023, the second anniversary of the issuance date, which we refer to herein as the “Maturity Date,” subject to the right of the Investor to extend the date:

(i)	if an event of default under the Note has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Note) and

(ii)	for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

F-20

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

As part of the Restructuring Agreement entered into with the Investor on August 16, 2022 (the “Restructuring Agreement”), the Company obtained a forbearance of the Maturity Date from November 5, 2023 to November 5, 2024. As part of the Second Exchange Agreement entered into with the Investor on November 27, 2023, the Company obtained a further forbearance of the Maturity Date from November 5, 2024 to April 5, 2025. As part of the Forbearance Agreement entered into with the Investor on May 17, 2024, the Company obtained a further forbearance of the Maturity Date from April 5, 2025 to April 5, 2026.

Interest

The Note bears interest at the rate of 8% per annum which (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable in cash quarterly in arrears on the first trading day of each calendar quarter or otherwise in accordance with the terms of the Note. If the holder elects to convert or redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable. The interest rate of the Note will automatically increase to 15% per annum upon the occurrence and continuance of an event of default (See “Events of Default” below).

Subject to the satisfaction of certain equity conditions, the terms of the Restructuring Agreement require the holder to voluntarily convert certain interest payments when due under the Note at 95% of the lower of (i) the then in effect conversion price and (ii) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023. As part of the Second Exchange Agreement, the Investor agreed to extend the waiver of payment of interest under the Note through July 1, 2024.

Late Charges

The Company is required to pay a late charge of 15% on any amount of principal or other amounts that are not paid when due.

Conversion

Fixed Conversions at Option of Holder

The holder of the Note may convert all, or any part, of the outstanding principal and interest of the Note, at any time at such holder’s option, into shares of our common stock at an initial fixed conversion price, which is subject to:

●	proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

●	full-ratchet adjustment in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect.

Pursuant to the original terms of the Note, since during the fiscal quarter ending March 31, 2022, the Company (i) failed to process at least $750 million in transaction volume or (ii) had revenue that was less than $12 million, the Note’s fixed conversion price then in effect exceeded the greater of (x) the Note’s $1.67 floor and (y) 140% of the market price as of April 1, 2022 (the “Adjustment Measuring Price”), on April 1, 2022, the fixed conversion price automatically adjusted to the Adjustment Measuring Price.

As part of the Restructuring Agreement, the Company agreed to allow for the conversion of up to $4.5 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to the lesser of (i) $2.40 and (ii) 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Company agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

1-Year Alternate Optional Conversion

At any time following the first anniversary of the issuance date of the Note, but only if the closing bid price of our common stock on the immediately prior trading day is less than $6.50, the holder of the Note shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Note (in $250,000 increments) at the “alternate optional conversion price,” which is equal to the lower of (i) the then in effect conversion price and (ii) the greater of (x).the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date.

F-21

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Note, the holder may alternatively elect to convert the Note (subject to an additional 15% redemption premium) at the “alternate event of default conversion price” equal to the lesser of:

●	the fixed conversion price then in effect; and

the greater of:

●	the floor price; and

●	80% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

Beneficial Ownership Limitation

The Note may not be converted, and shares of common stock may not be issued under the Note if, after giving effect to the conversion or issuance, the applicable holder of the Note (together with its affiliates, if any) would beneficially own in excess of 4.99% of the Company’s outstanding shares of common stock, which is referred to herein as the “Note Blocker”. The Note Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Note, except that any raise will only be effective upon 61 days’ prior notice to us.

Change of Control Redemption Right

In connection with a change of control of the Company, the holder may require us to redeem in cash, all or any portion, of the Note at a 15% redemption premium to the greater of the face value, the equity value of our Common Stock underlying the Note, and the equity value of the change of control consideration payable to the holder of our common stock underlying the Note.

The equity value of our common stock underlying the Note is calculated using the greatest closing sale price of our common stock during the period immediately preceding the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our common stock underlying the Note is calculated using the aggregate cash consideration and aggregate cash value of any non-cash consideration per share of our common stock to be paid to the holders of our common stock upon the change of control.

Events of Default

Under the terms of the First Supplemental Indenture, the events of default contained in the Base Indenture shall not apply to the Note. Rather, the Note contains standard and customary events of default including but not limited to: (i) the suspension from trading or the failure to list the Company’s common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, the holder may require us to redeem all or any portion of the Note (including all accrued and unpaid interest and late charges thereon), in cash, at a 15% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such event of default and the date the Company makes the entire payment required.

Company Optional Redemption Rights

At any time no event of default exists, the Company may redeem all, but not less than all, of the Note outstanding in cash all, or any portion, of the Note at a 5% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

F-22

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day during the period commencing on the date immediately preceding such date the Company notifies the applicable holder of such redemption election and the date the Company makes the entire payment required.

The following is a rollforward of the senior convertible note balance (dollars in thousands):

Balance, December 31, 2020	$-
Convertible debentures issued	100,000
Derivative liability	(21,580)
Original issue discount of 16%	(16,000)
Placement fees and issuance costs	(7,200)
Amortization and write-off of debt discount	3,435
Balance, net of unamortized debt discount of $41,345 - December 31, 2021	58,655
Repayments and conversion	(14,550)
Amortization and write-off of debt discount	16,996
Balance, net of unamortized debt discount of $24,349 - December 31, 2022	61,101
Repayments and conversion	(66,250)
Amortization and write-off of debt discount	20,443
Balance, net of unamortized debt discount of $3,906 - December 31, 2023	15,294
Repayments and conversion	900
Amortization and write-off of debt discount	2,351
Balance, net of unamortized debt discount of $ - December 31, 2024	$16,745

The Company recorded debt discount accretion expense of $2.3 million and $13.1 million for the years ended December 31, 2024, and 2023, respectively.

The Company incurred interest expense of $0.7 million and $3.3 million for the years ended December 31, 2024, and 2023, respectively.

Derivative Liability

The senior convertible note contains embedded derivatives representing certain conversion features, redemption rights, and contingent payments upon the occurrence of certain events of default. The Company determined that these embedded derivatives required bifurcation and separate valuation.

The Company utilizes a binomial lattice model to value its bifurcated derivatives included in the note. ASC 815 does not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be combined and fair-valued as a single compound embedded derivative. The Company selected a binomial lattice model to value the compound embedded derivative because it believes this technique is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the note. Such assumptions include, among other inputs, stock price volatility, risk-free rates, credit risk assumptions, early redemption and conversion assumptions, and the potential for future adjustment of the conversion price due to triggering events. Additionally, there are other embedded features of the Note requiring bifurcation, other than the conversion features, which had no value at December 31, 2024 and December 31, 2023, due to management’s estimates of the likelihood of certain events, but that may have value in the future should those estimates change.

The following is a rollforward of the derivative liability balance (dollars in thousands):

Balance, December 31, 2021	$18,735
Change in fair value 2022	(18,480)
Balance, December 31, 2022	255
Increase in derivative liability upon extinguishment of debt	6,312
Change in fair value 2023	(6,548)
Balance, December 31, 2023	19
Change in fair value 2024	(15)
Balance, December 31, 2024	$4

F-23

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Small Business Association CARES Act Loans

On June 9, 2020, the Company entered into a 30-year loan agreement with the Small Business Association (“SBA”) under the CARES Act in the amount of $149,900. The loan bears interest at 3.75% per annum and requires monthly principal and interest payments of $731 beginning June 9, 2021. Both the Chief Executive Officer and Chairman of the Company signed personal guarantees under this loan. As of December 31, 2024, the loan is not in default.

On May 8, 2020, Charge Savvy, a wholly-owned subsidiary of the Company, entered into a 27-year loan agreement with the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in the amount of $150,000. The loan bears interest at 3.75% per annum and required principal and interest payments of $731 beginning on May 8, 2021, which were subsequently deferred to November 8, 2022. On August 4, 2021, Charge Savvy was granted a loan increase in the amount of $350,000 on identical terms as the initial loan, for an aggregate loan amount of $500,000. Monthly principal and interest payments on the aggregate loan are $2,477 and began on November 8, 2022. Pursuant to the terms of Security Agreements executed in connection with this loan, the SBA was granted a security interest in all tangible and intangible personal property of Charge Savvy. As of December 31, 2024, the loan is not in default.

9.	Convertible Preferred Stock

On July 31, 2023, the Company issued 6,000 shares of Series A Preferred Stock in exchange for $4.297 million of the outstanding principal balance of the 8% senior convertible note due April 5, 2025 and $1.703 million of accrued interest pursuant to the First Exchange Agreement entered into with the investor in the senior convertible note on July 25, 2023. On November 29, 2023, the existing shares of Series A Preferred Stock issued to the investor were forfeited to the Company by the investor and the Company issued 55,000 shares of Series B Preferred Stock, along with a cash payment of $3.0 million, in exchange for $60.303 million of the outstanding principal balance of the senior convertible note pursuant to the Second Exchange Agreement entered into with the investor on November 27, 2023. Refer to Note 8, Long-Term Debt, Net, for further information. The Series A Preferred Stock had a stated value of $1,000 per share and a fair value of approximately $1,111 per share at issuance, as determined by a valuation performed by third-party experts. The Series B Preferred Stock has a stated value of $1,000 per share and a fair value of approximately $1,339 per share at issuance, as determined by a valuation performed by third-party experts.

As of December 31, 2024, and 2023, Preferred Stock consisted of the following (dollars in thousands):

	December 31, 2024
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	53,499	71,622	61,524	17,202,251
Total Preferred Stock	70,000	53,499	$71,622	$61,524	$17,202,251

	December 31, 2023
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	55,000	73,631	63,250	17,684,888
Total Preferred Stock	70,000	55,000	$73,631	$63,250	$17,684,888

The holders of the Preferred Stock have the following rights and preferences:

Voting – The Preferred Stock has no voting power and the holders of Preferred Stock have no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock.

F-24

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends – The holders of Preferred Stock are entitled to receive dividends when and as declared by the Board of Directors, from time to time, in its sole discretion. Such dividends are not cumulative. No such dividends have been declared to date.

Liquidation – In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A Preferred Stock or common stock, an amount per share of Series B Preferred Stock equal to the greater of (A) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock and (B) the amount per share such holder would receive if it converted such share of Series B Preferred Stock into common stock (at the Series B Alternate Conversion Price, as defined below, then in effect) immediately prior to the date of such payment. If at any time, there is more than one holder of the Series B Preferred Stock, and the proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Redemption – Upon a change of control of the Company (as defined in the Company’s “Series B Certificate of Designations”), the holders of Series B Preferred Stock may require the Company to exchange their shares of Series B Preferred Stock for consideration, in the form of the securities or other assets to which holders of shares of common stock are entitled to receive with respect to or in exchange for their shares of common stock in such change of control, equal to the greatest of (i) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock, (ii) 115% of the greatest closing sale price of the number of shares of common stock into which such share of Series B Preferred Stock could be converted (at the Series B Alternate Conversion Price, as defined below, then in effect) during the period beginning on the date immediately preceding the earlier to occur of (a) the consummation of the applicable change of control and (b) the public announcement of such change of control and ending on the date such holder delivers notice to the Company of its election, and (iii) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of common stock that would be paid to the holder upon consummation of such change of control if it converted all of its shares of Series B Preferred Stock into common stock at the conversion price then in effect.

Conversion – Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of common stock either (i) at the fixed conversion price then in effect, which initially is $3.11 (subject to standard antidilution adjustments and adjustments as a result of subsequent issuances of securities where the effective price of the common stock is less than the then current fixed conversion price) or (ii) at the Series B Alternate Conversion Price, as defined below. The Series B Certificate of Designations also provides that in the event of certain “Triggering Events,” any holder may, at any time, convert any or all of such holder’s Series B Preferred Stock at a conversion rate equal to the product of (i) the Series B Alternate Conversion Price and (ii) 115% of the stated value of the Series B Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a failure to timely deliver shares of common stock, upon a conversion, (ii) a suspension of trading on the principal trading market or the failure to be traded or listed on the principal market for five days or more, (iii) the failure to pay any dividend to the holders of Series B Preferred Stock when required, (iv) the failure to remove restrictive legends when required, (v) the Company’s default in payment of indebtedness in an aggregate amount of $2 million or more, (vi) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (vii) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $2 million. The “Series B Alternate Conversion Price” means the lower of (i) the applicable conversion price then in effect and (ii) the greater of (x) $0.62 and (y) 97.5% of the lowest volume weighted average price of the common stock during the five consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice.

10. Income Taxes

The components of the provision for income taxes are as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$-	$-
State	21	17
International	977	406
Current income tax expense (benefit)	998	423
Deferred:
Federal	-	-
State	-	-
International	142	(134)
Deferred income tax expense (benefit)	142	(134)
Total income tax expense	$1,140	$289

F-25

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Taxes on income vary from the statutory federal income tax rate applied to earnings before tax on income as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
Statutory federal income tax rate of 21% applied to earnings before income taxes and extraordinary items	$(5,413)	$(11,091)
State taxes - net of federal benefit	16	14
Meals and entertainment	-	10
Gifts	1	4
Stock compensation (ISOs)	74	189
Goodwill impairment	613	-
Changes in FV of derivative liability	(3)	(1,374)
Derecognition expense on conversion of convertible debt	126	5,257
Foreign withholding tax	384	-
Valuation allowance	6,076	7,223
Others	53	212
Foreign rate difference	(787)	(155)
Total	$1,140	$289

Deferred income tax assets and liabilities arising from differences between accounting for financial statement purposes and tax purposes, less valuation reserves at year-end, are as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
State taxes - prior year	$4	$4
Intangible assets	5,692	4,785
Fixed assets	19	2
Allowance for credit losses	453	1,064
Capitalization of research and development under Sec 174	2,357	2,012
Inventory reserve	29	24
Impairment loss on investment	315	-
Goodwill	755	-
Stock compensation (RSA)	34	111
Lease liability	899	962
Section 163(j) limitation	685	-
Accrued expenses	257	73
Other	-	70
Net operating loss carryover	31,140	26,689
Total deferred tax assets	42,639	35,796

Deferred tax liabilities:
Goodwill	-	(161)
Intangible assets	-	(13)
Right of use assets	(844)	(987)
Other	(87)
Total deferred tax liabilities	(931)	(1,161)

Net deferred tax assets, non-current prior to valuation allowance	41,708	34,635
Valuation allowance	(41,795)	(34,579)
Total net deferred taxes	$(87)	$56

F-26

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes (ASC 740). Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

As of December 31, 2024, the Company had Federal and State Net Operating Loss (“NOL”) carryforwards of $119.5 million and $77.4 million, respectively. Under the new tax law, the Federal NOL arising in tax years ending after December 31, 2017 will be carried forward indefinitely. The Company does not have pre-tax reform Federal NOL carryforwards as of December 31, 2024. NOL carryforwards arising from tax years ending after December 31, 2017, are $119.5 million. The State NOL carryforwards will begin to expire in 2038.

As of December 31, 2024, and 2023, the Company maintained a full valuation allowance for NOL carryforward deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income are reduced.

The Company files a consolidated Federal income tax return and files tax returns in various state and local jurisdictions. The statutes of limitations for its consolidated Federal income tax returns are open for years 2021 and thereafter, and state and local income tax returns are open for years 2020 and thereafter.

Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense. For the tax years ended December 31, 2024, and 2023, the Company recognized no interest or penalties.

11. Stock-Based Compensation

Equity Incentive Plans

The Company adopted the 2023 Equity Incentive Plan (“2023 Plan”) on November 2, 2023, which provides employees, directors, and consultants with opportunities to acquire the Company’s shares, or to receive monetary payments based on the value of such shares. Management has determined that it is in the best interests of the Company to replace the 2020 Incentive and Nonstatutory Stock Option Plan, the 2021 Incentive and Nonstatutory Stock Option Plan, and the 2021 Restricted Stock Plan, with one plan, the 2023 Plan, pursuant to which the Company will be able to grant stock option awards, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The 2023 Plan provides for up to 1,098,262 shares of common stock. Grants made under the 2023 Plan will generally vest and become exercisable at various times from the grant dates. These awards will have such vesting or other provisions as may be established by the Board of Directors at the time of each award.

Stock Option Activity

A summary of stock option activity for the year ended December 31, 2024, is as follows (dollars in thousands):

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2024	766,142	$3.76
Granted	-	N/A
Exercised	(11,999)	1.98
Cancelled/forfeited/expired	(170,169)	3.60
Outstanding at December 31, 2024	583,974	4.20

Exercisable at December 31, 2024	407,974	$4.20

F-27

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate intrinsic value for stock options exercised during the year ended December 31, 2024, and 2023, was $0.03 million and $0.04 million, respectively. There were no stock options granted during the year ended December 31, 2024. The total weighted-average grant date fair value of options granted during the year ended December 31, 2023, was $2.02 per share.

The grant-date fair values of the Company’s stock options awards were estimated using the following assumptions:

	Year Ended December 31,
	2024	2023
Risk free interest rate	N/A	4.44%
Expected term (years)	N/A	5.0
Expected volatility	N/A	204%
Expected dividend yield	N/A	0%

Restricted Stock Activity

A summary of RSA activity for the year December 31, 2024, is as follows (dollars in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2024	189,893	$2.28
Granted	96,893	2.26
Vested	(214,913)	2.41
Forfeited	-	N/A
Unvested at December 31, 2024	71,873	$1.81

The total fair value of restricted shares that vested was $0.5 million and $1.1 million in the years ended December 31, 2024, and 2023, respectively.

12. Operating Leases

The Company leases office space under operating leases at four locations in the United States (California, Illinois, Massachusetts, and Florida) and one location in the European Union (Sofia, Bulgaria). The Company had no finance lease obligations as of December 31, 2024.

The Company’s operating lease expense totaled $1.4 million and $1.1 million for the years ended December 31, 2024, and 2023, respectively. As of December 31, 2024, the weighted-average remaining lease term was 3.7 years and the weighted average discount rate was 11.2%.

F-28

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments under our operating leases and reconciliation to the operating lease liability as of December 31, 2024, are as follows (in thousands):

Year Ending December 31,	Total
2025	$1,167
2026	1,333
2027	1,046
2028	1,042
Thereafter	-
Total lease payments	4,588
Less: imputed interest	(886)
Present value of total lease payments	3,702
Less: current portion	(839)
Long-term lease liabilities	$2,863

13. Related Party Transactions

PrivCo

The Company repurchased, in two separate repurchase transactions each consisting of 100,000 shares of common stock, an aggregate of 200,000 shares owned by PrivCo (an entity controlled by Messrs. Errez and Nisan). In October 2022, the Board unanimously ratified these two repurchase transactions between the Company and PrivCo. The Company repurchased 100,000 shares for a price per share of $55.90 (for total proceeds to PrivCo of $5,590,000) (the “First Repurchase”) and 100,000 shares for a price per share of $8.20 (for total proceeds to PrivCo of $820,000) (the “Second Repurchase”). The First Repurchase was based on the closing price of the common stock on November 24, 2021 and took place over a number of months starting in February 2022 and ending in October 2022. The Second Repurchase was based on the closing price of the common stock on July 29, 2022 and took place in October 2022. The purpose of each of these transactions was to allow the Company to issue shares to new shareholders without increasing the Company’s shares outstanding. As of December 31, 2024, and 2023, there were 11,733 and 100,525 shares available, respectively, of the 200,000 shares of common stock under the aforementioned transactions.

Family Relationships

The Company employs two of our CEO’s brothers, Dan and Liron Nusinovich, who are paid approximately $260,000 and $131,000 per year, respectively. There are no family relationships between any of other directors or executive officers and any other employees or directors or executive officers.

The Company did not pay any commissions to the related parties mentioned above for the years ended December 31, 2024, and 2023.

14. Commitments and Contingencies

From time-to-time, the Company is involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders.

F-29

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On November 8, 2022, the Company filed a complaint against its former Chief Operating Officer Vanessa Luna, Luna Consultant Group, LLC and Does 1 through 50 in San Diego Superior Court (the “Company Filing”). The Company alleged that Ms. Luna abused her position for additional compensation, failed to follow proper protocols and breached her fiduciary duties and duty of loyalty by secretly maintaining alternative employment. The action sought damages, including interest and costs of suit incurred. On November 10, 2022, Ms. Luna filed her own complaint against the Company and Fredi Nisan in San Diego Superior Court (the “Luna Filing”). Ms. Luna alleged that Mr. Nisan used contract negotiations to coerce her, that the Company improperly coded transactions and misled investors, and that when her concerns were reported to management, she was wrongfully terminated, resulting in a number of claims. Ms. Luna also alleged sexual misconduct on the part of Mr. Nisan. Ms. Luna sought damages including compensatory damages, unpaid wages (past and future), loss of wages and benefits (past and future), and other damages to be proven at trial. The Company and Mr. Nisan deny all allegations of the Luna Filing. In April 2023, Ms. Luna sought and was granted permission to add Coyni, Inc. as a defendant with regard to her claims. In addition, in August 2024, the Company and Mr. Nisan were granted leave to file a Second Amended Complaint to add additional claims against Ms. Luna, including securities fraud. After vigorously defending against all claims asserted by Ms. Luna and vigorously prosecuting its own claims against Ms. Luna, on October 17, 2024, the parties entered into a confidential settlement agreement. On February 4, 2025, the parties filed with the San Diego Superior Court Requests for Dismissal, dismissing their respective cases with prejudice.

●	On December 12, 2022, Jacqueline Dollar (aka Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims. The parties are currently in the discovery phase.

●	Since December 2022, the Company has been cooperating with an ongoing investigation by the SEC regarding possible violations of the federal securities laws, which in its course has included a review of the Company’s blockchain technology and former QuickCard business. The Company intends to continue to cooperate fully with the SEC in its investigation. The Company cannot predict the outcome of such investigation or whether it will have a material impact on the Company’s financial condition, results of operations or cash flow.

●

On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, Inc., et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. Lead Plaintiff has begun the process of drafting the Stipulation and Agreement of Settlement and exhibits thereto, which, after negotiation and execution by the Parties, will be filed with the Court in connection with Motion for Preliminary Approval of Class Action Settlement. The Parties intend to move for preliminary approval of the proposed settlement as soon as practicable after the final settlement agreement is executed. There is no assurance, however, that the settlement will be completed and/or that the Court will approve it. The Cullen Defendants continue to deny any and all liability and allegations set forth in the pending Third Amended Complaint.

F-30

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●

On June 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C. The Company currently is working with Ms. Brown’s counsel to coordinate a stay of the Nevada action on the same terms as the stay of the Hertel and Gazaway cases.

The complaint seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. However, given the preliminary stage of the lawsuits, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of either case at this time.

●	On October 1, 2023, the Company filed a demand for arbitration against Sky Financial with the American Arbitration Association in San Diego, California (the “Arbitration”). In the Arbitration, the Company seeks to recover for breach of contract and Sky Financial’s failure to perform its obligations On October 2, 2023, the Company filed a complaint against Sky Financial in San Diego Superior Court asserting the same claims asserted in the Arbitration, solely to toll any applicable statutes of limitations pending the Arbitration and, if necessary, provide jurisdiction for the court to compel arbitration. The action seeks damages, including interest and costs of suit incurred. The parties agreed to proceed in the Arbitration and to implement the steps needed to extend the current stay of the San Diego Superior Court action pending the Arbitration. Subsequently, the parties agreed to stay the Arbitration and attend mediation. A mediation was scheduled but then vacated by stipulation of the parties. The parties have agreed to continue the stay of the Arbitration pending a mediation, which is to be re-scheduled.

●	On July 6, 2022, the Company’s subsidiary, RYVYL EU (formerly known as Transact Europe OOD), received a notary invitation from Satya Consulting PTE Limited (“Satya”) filed in Bulgaria. In the filed claim, Satya alleges nonpayment of its fee in the amount of EUR 900,000, to which statutory default interest is to be added, for failure of payment under the Company’s stock purchase agreement for Transact Europe Holdings OOD. RYVYL EU has retained Bulgarian counsel to assist in the defense of the asserted claim and denies all allegations. As RYVYL EU cannot predict the outcome of the matter, the probability of an outcome cannot be determined. RYVYL EU intends to vigorously defend against all claims. On October 18, 2024, RYVYL EU entered into a confidential settlement agreement with no material impact to the Company. The Court approved the settlement and the case was dismissed on November 23, 2024.

●	On January 2, 2024, the Company filed a Statement of Claim against Chessa Sabourin in the Ontario Superior Court of Justice. Case No. CV-24-00712190-0000. The Company seeks to recover funds unlawfully held by Sabourin, or in the alternative, damages in the equivalent amount. Additionally, punitive and exemplary damages. In September 2023, the Company mistakenly sent funds to Ms. Sabourin and attempted to reverse or recall the transfers but was unable to do so. To date, Ms. Sabourin has failed and/or refused to return the funds mistakenly sent to her. On October 21, 2024, the Court issued a default judgment against Sabourin.

●	On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ’24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company filed a motion to dismiss the first amended complaint on February 3, 2025, which has been set for hearing on April 11, 2025. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

F-31

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment Reporting

The Company reports its segments to reflect the manner in which its CODM reviews and assesses performance. The Company’s CODM is its CEO. The primary financial measures used by the CODM to evaluate the performance of its segments and allocate resources to them are revenue and gross profit.

The Company has two reportable segments: North America and International. The CODM uses segment revenue and gross profit for each segment during the annual budgeting and forecasting process. Further, the CODM uses segment revenue and gross profit as the metrics to assess the business trajectory of each segment on a quarterly basis, and to make investment decisions and allocate operating resources to each segment. The CODM does not evaluate performance or allocate resources based on segment asset data. Assets are reviewed on a consolidated basis. As such, segment asset data is not provided.

The following tables present revenue and gross profit information for each of our reportable segments (dollars in thousands):

	Year Ended December 31, 2024
	North America	International	Total
Revenue	$18,159	$37,839	$55,998
Cost of revenue	10,766	22,806	33,572
Segment gross profit	$7,393	$15,033	$22,426

Depreciation and amortization	$2,011	$253	$2,264

	Year Ended December 31, 2023
	North America	International	Total
Revenue	$48,938	$16,931	$65,869
Cost of revenue	29,742	10,415	40,157
Segment gross profit	$19,196	$6,516	$25,712

Depreciation and amortization	$1,907	$646	$2,553

The following table provides a reconciliation of total segment gross profit to the Company’s loss before provision for income taxes (in thousands):

	Year Ended December 31,
	2024	2023
Total segment gross profit	$22,426	$25,712
Less: Advertising and marketing	95	80
Less: Research and development	3,848	5,757
Less: General and administrative	6,933	8,678
Less: Payroll and payroll taxes	13,837	12,017
Less: Professional fees	4,372	7,076
Less: Stock compensation expense	624	1,853
Less: Depreciation and amortization	2,264	2,553
Less: Impairment of goodwill	6,675	-
Less: Impairment of intangible assets	3,028	-
Less: Restructuring charges	1,636	-
Less: Other expense, net	(4,800)	(40,510)
Loss before provision for income taxes	$(25,686)	$(52,812)

F-32

RYYVL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Subsequent Events

Preferred Stock Repurchase and Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with a securityholder of the Company (the “Securityholder”), which provides for repayment of the outstanding balance of an 8% Senior Convertible Note issued to the Securityholder on November 8, 2021 (the “Note”), which Note was originally due on November 5, 2023, and which maturity date was extended through April 5, 2026, pursuant to subsequent extensions provided by the Securityholder. Additionally, pursuant to two Exchange Agreements between the Company and the Securityholder entered into on July 25, 2023 and November 27, 2023, respectively, a portion of the outstanding balance of the Note was exchanged for 55,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”).

Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17,000,000 by the Company to the Securityholder (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding Series B Preferred Shares held by the Securityholder will be repurchased by the Company.

The Repurchase Agreement provides for the payment of the Repurchase Price in two installments, the first in the amount of $13 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4 million (the “Second Installment”), is due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note is advanced to such date. Upon the payment of the First Installment, all Series B Preferred Shares held by the Securityholder were repurchased.

The Repurchase Agreement further provides that, during the period from the payment of the First Installment until the Second Installment Date, no interest will accrue on the remaining balance of the Note and certain restrictive covenants under the Note will be temporarily waived. If the Company fails to make the Second Installment on or before the Second Installment Date, then interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note will also be restored as they were prior to the date the First Installment was paid.

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company’s securing financing (the “Financing”), the Company entered into a stock purchase agreement (the “SPA”) with a purchaser (the “Purchaser”), which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15,000,000 (the “Financing Purchase Price”). Under the terms of the SPA, the Company was required to use $13 million of the net proceeds raised in the Financing to pay the First Installment of the Repurchase Price.

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provides the Company with the right to terminate the SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the SPA (April 23, 2025), provided that such date may be extended an additional 30 days (May 23, 2025) in consideration for the Company’s payment of $500,000 to the Purchaser. If the SPA is terminated as a result of such payment by the Company, the Ryvyl EU Shares will not be sold to the Purchaser and will be returned to Transact Europe and the SPA will be void and of no further effect, except for some provisions that survive termination. In the event that the SPA is not so terminated, then the Purchaser will close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser is unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer, then the Company is liable for damages in the amount of $16.5 million. In the event that the Purchaser is unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company is liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

F-33

ANNEX E

RYVYL INC. FORM 10-Q FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2025

		Page
PART I Consolidated Financial Information
Item 1.	Financial Statements	1
	Condensed Consolidated Balance Sheets as of September 30, 2025 (unaudited) and December 31, 2024	1
	Condensed Consolidated Statements of Operations and Comprehensive Income for the Three Months and Nine Months Ended September 30, 2025 (unaudited) and 2024 (unaudited)	2
	Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three Months and Nine Months Ended September 30, 2025 (unaudited) and 2024 (unaudited)	3
	Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2025 (unaudited) and 2024 (unaudited)	5
	Notes to Unaudited Condensed Consolidated Financial Statements	6
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	42
Item 4.	Controls and Procedures	42

PART II Other Information
Item 1.	Legal Proceedings	43
Item 1.A	Risk Factors	45
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	48
Item 3.	Defaults Upon Senior Securities	49
Item 4.	Mine Safety Disclosures	49
Item 5.	Other Information	49
Item 6.	Exhibits	49
Signatures		50

i

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

RYVYL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,155	$2,599
Restricted cash	16,581	89,432
Accounts receivable, net of allowance for credit losses of $311 and $142, respectively	839	1,076
Cash due from gateways, net of allowance of $152 and $34, respectively	-	88
Prepaid and other current assets	1,209	2,189
Total current assets	19,784	95,384
Non-current Assets:
Property and equipment, net	115	165
Goodwill	-	18,856
Intangible assets, net	1,467	1,802
Operating lease right-of-use assets, net	1,807	3,425
Other assets	240	2,644
Total non-current assets	3,629	26,892
Total assets	$23,413	$122,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,698	$3,515
Accrued liabilities	5,316	8,146
Payment processing liabilities, net	16,326	90,802
Current portion of operating lease liabilities	636	839
Other current liabilities	45	240
Total current liabilities	24,021	103,542
Long term debt, net of debt discount	615	17,363
Operating lease liabilities, less current portion	1,999	2,863
Total liabilities	26,635	123,768
Commitments and contingencies (Note 15)

Stockholders’ Equity:
Convertible Preferred stock: $0.01 par value; 5,000,000 shares authorized
Series A Preferred Stock: 15,000 shares designated; 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	-	-
Series B Preferred Stock: 55,000 shares designated; 0 shares and 55,000 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	-	1
Common stock, par value $0.001 per share, 100,000,000 shares authorized, shares issued and outstanding of 32,142,324 and 8,032,318 at September 30, 2025 and December 31, 2024, respectively	32	8
Additional paid-in capital	189,270	179,157
Accumulated other comprehensive income	-	(1,251)
Accumulated deficit	(192,524)	(179,407)
Total stockholders’ deficit	(3,222)	(1,492)
Total liabilities and stockholders’ deficit	$23,413	$122,276

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$2,786	$2,832	$8,338	$15,478
Cost of revenue	1,393	1,765	4,357	9,132
Gross profit	1,393	1,067	3,981	6,346

Operating expenses:
Advertising and marketing	17	29	22	62
Research and development	(216)	815	362	3,027
General and administrative	924	(102)	3,412	2,640
Payroll and payroll taxes	1,240	2,292	4,359	7,365
Professional fees	511	1,056	2,196	3,351
Stock compensation expense	133	136	629	542
Depreciation and amortization	(12)	505	229	1,504
Impairment of goodwill	-	-	-	6,675
Impairment of intangible assets	(330)	-	758	-
Restructuring charges	937	-	1,510	1,636
Total operating expenses	3,204	4,731	13,477	26,802
Loss from operations	(1,811)	(3,664)	(9,496)	(20,456)

Other income (expense):
Interest expense	(32)	(345)	(1,785)	(497)
Accretion of debt discount	-	(273)	(150)	(1,978)
Changes in fair value of derivative liability	-	-	-	14
Derecognition expense on conversion of convertible debt	-	-	176	(69)
Legal settlements expense	(155)	(1,598)	(155)	(1,598)
Other (expense) income	45	48	71	147
Total other expense, net	(142)	(2,168)	(1,843)	(3,981)

Loss from continuing operations before income taxes	(1,953)	(5,832)	(11,339)	(24,437)
Provision for income taxes	-	450	305	616
Net loss from continuing operations	(1,953)	(6,282)	(11,644)	(25,053)
Income (Loss) from discontinued operations, net of tax	-	1,108	(1,472)	5,079
Net loss	$(1,953)	$(5,174)	$(13,116)	$(19,974)

Comprehensive income statement:
Net loss	$(1,953)	$(5,174)	$(13,116)	$(19,974)
Foreign currency translation gain (loss)	-	1,338	1,250	719
Total comprehensive loss	$(1,953)	$(3,836)	$(11,866)	$(19,255)

Net loss per share:
Basic	$(0.07)	$(0.76)	$(0.83)	$(3.12)
Diluted	$(0.07)	$(0.76)	$(0.78)	$(3.12)
Weighted average number of common shares outstanding:
Basic	28,546,842	6,812,248	15,812,318	6,408,993
Diluted	29,797,041	6,812,248	16,767,263	6,408,993

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	Common Stock		Preferred Stock		Additional	Other Accumulated		Total
	Shares	Amount	Series B Shares	Amount	Paid In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders’ Equity

Balance at December 31, 2024	8,032,318	$8	53,499	$1	$179,157	$(1,251)	$(179,407)	$(1,492)

Issuance of common stock under equity incentive plans	15,760	-	-	-	55	-	-	55

Common stock issued for conversion of Preferred B stock	314,912	-	(400)	-	-	-	-	-

Preferred B stock repurchase	-	-	(53,099)	(1)	1	-	-	-

Capital contributions	-	-	-	-	9	-	-	9

Net loss and comprehensive loss	-	-	-	-	-	1,102	(2,756)	(1,654)
Balance at March 31, 2025	8,362,990	$8	-	$-	$179,222	$(149)	$(182,163)	$(3,082)

Issuance of common stock under equity incentive plans	475,563	1	-	-	396	-	-	397

Common stock issued for conversion of convertible debt	7,118,843	7	-	-	3,956	-	-	3,963

Stock-based compensation	-	-	-	-	44	-	-	44

Net loss and comprehensive loss	-	-	-	-	-	149	(8,408)	(8,259)
Balance at June 30, 2025	15,957,396	$16	-	$-	$183,618	$-	$(190,571)	$(6,937)

Issuance of common stock under equity incentive plans	121,982	-	-	-	61	-	-	61

Issuance of restricted common stock under equity incentive plans	306,331	-	-	-	95	-	-	95

Issuance of restricted common stock for compensation	372,000	-	-	-	107	-	-	107

Stock-based compensation	-	-	-	-	48	-	-	48

Shares cancelled in connection with the net settlement of vested stock awards	-	-	-	-	(24)	-	-	(24)

Issuance of common stock and warrants in public offering, net of issuance costs	15,384,615	16	-	-	5,365	-	-	5,381

Net loss and comprehensive loss	-	-	-	-	-	-	(1,953)	(1,953)
Balance at September 30, 2025	32,142,324	$32	-	$-	$189,270	$-	$(192,524)	$(3,222)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

	Common Stock		Preferred Stock		Additional	Other Accumulated		Total Stockholders’
	Shares	Amount	Series B Shares	Amount	Paid In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Equity (Deficit)

Balance at December 31, 2023	5,996,948	$6	55,000	$1	$175,664	$401	$(152,581)	$23,491

Issuance of common stock under equity incentive plans	6,333	-	-	-	119	-	-	119

Issuance of restricted common stock under equity incentive plans	14,443	-	-	-	93	-	-	93

Issuance of common stock upon exercise of stock options	6,218	-	-	-	-	-	-	-

Shares cancelled in connection with the net settlement of vested stock awards	(22,455)	-	-	-	(100)	-	-	(100)

Net loss and comprehensive loss	-	-	-	-	-	(445)	(2,689)	(3,134)
Balance at March 31, 2024	6,001,487	$6	55,000	$1	$175,777	$(44)	$(155,270)	$20,470

Issuance of restricted common stock under equity incentive plans	42,659	-	-	-	279	-	-	279

Issuance of common stock upon conversion of convertible debt	169,220	-	-	-	240	-	-	240

Issuance of common stock upon conversion of Series B preferred stock	567,262	1	(875)	-	(1)	-	-	-

Shares cancelled in connection with the net settlement of vested stock awards	(30,528)	-	-	-	(75)	-	-	(75)

Net loss and comprehensive loss	-	-	-	-	-	(174)	(12,111)	(12,285)
Balance at June 30, 2024	6,750,100	$7	54,125	$1	$177,620	$(218)	$(167,382)	$10,028

Issuance of restricted common stock under equity incentive plans	32,866	-	-	-	132	-	-	132

Issuance of common stock upon conversion of convertible debt	-	-	-	-	-	-	-	-

Issuance of common stock upon conversion of Series B preferred stock	194,596	-	(175)	-	-	-	-	-

Shares cancelled in connection with the net settlement of vested stock awards	(19,687)	-	-	-	(1)	-	-	(1)

Net loss and comprehensive loss	-	-	-	-	-	1,338	(5,174)	(3,836)
Balance at September 30, 2024	6,957,875	$7	53,950	$1	$177,751	$1,120	$(172,555)	$6,323

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

RYVYL INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(13,116)	$(19,974)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	325	1,826
Noncash lease expense	603	205
Stock compensation expense	629	542
Accretion of debt discount	150	1,978
Derecognition expense upon conversion of convertible debt	(176)	68
Changes in fair value of derivative liability	-	(14)
Loss on sale of Ryvyl EU	6,497	-
Impairment of intangible assets	758	-
Impairment of goodwill	-	6,675
Restructuring charges	1,510	1,636
Loss on sale of property and equipment	4	-
Changes in assets and liabilities:
Accounts receivable, net	237	70
Prepaid and other current assets	396	(460)
Cash due from gateways, net	88	12,706
Other assets	(91)	(318)
Accounts payable	(1,687)	1,166
Accrued and other current liabilities	(599)	2,243
Payment processing liabilities, net	(1,728)	10,770
Net cash (used in) provided by operating activities	(6,200)	19,119
Cash flows from investing activities:
Proceeds from the sale of property and equipment	1	-
Purchases of property and equipment	(76)	(34)
Capitalized software development costs	(1,088)	(1,100)
Purchases of intangible assets	(234)	(92)
Cash transferred in connection with the sale of Ryvyl EU	(74,954)	-
Net cash used in investing activities	(76,351)	(1,226)
Cash flows from financing activities:
Repayments on convertible debt	(13,000)	-
Repayments on long-term debt	(3)	(13)
Proceeds from short-term note payable	15,000	-
Tax withholdings related to net settlements of equity awards	(24)	(194)
Proceeds from issuance of common stock in public offering, net of issuance costs	5,380	-
Net cash provided by (used in) financing activities	7,353	(207)

Effect of exchange rate changes on cash and restricted cash	904	479

Net (decrease) increase in cash and restricted cash	(74,294)	18,165
Cash and restricted cash – beginning of period	92,030	73,318
Cash and restricted cash – end of period	$17,736	$91,483

Supplemental cash flow disclosures
Cash paid during the period for:
Interest	$154	$-
Income taxes	$761	$759

Non-cash financing and investing activities:
Convertible debt conversion to common stock	$4,000	$200
Interest accrual from convertible debt converted to common stock	$135	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

RYVYL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business and Basis of Presentation

Organization

RYVYL Inc. (“RYVYL”, the “Company”, “us”, “we” or “our”) is a financial technology company that develops software platforms and tools that are focused on providing global payment acceptance and disbursement capabilities. RYVYL’s strategy is rooted in our mission to transform the global payments landscape through technology-driven, customer-centric, and compliance-focused financial solutions. Our first-generation product, QuickCard, was originally developed to facilitate payment processing for predominantly cash-based businesses in certain niche high-risk business verticals. It was a comprehensive physical and virtual payment card processing management system that offered a cloud-based network interface, merchant management, and point-of-sale (POS) connectivity to facilitate noncash payment methods such as credit cards, debit cards and prepaid gift cards, and to subsequently disburse those funds electronically to merchants upon request. In early 2024, in response to evolving changes in the compliance environment and banking regulations, the Company began transitioning QuickCard to a fully virtual, app-based product. In mid-2024, the Company further transitioned its QuickCard product from a direct offering to a licensing model, whereby partners with more suitable compliance capabilities could license the platform from the Company and offer its payments processing capabilities in the same business verticals the Company previously served directly.

As the global fintech industry continues to evolve, it has become evident that there is a need for a fully integrated platform that can seamlessly support multiple types of offerings on a global scale. We believe our second-generation platform, NEMS Core, provides a compelling solution to fill that product void. As a dual-sided platform, NEMS Core is designed to support both acquiring and disbursement services within a unified infrastructure. This end-to-end platform enables businesses to seamlessly accept payments from customers while efficiently distributing funds to vendors, employees, and partners worldwide. Unlike traditional single-function payment systems that often face limitations in adapting to dynamic market demands, RYVYL’s dual-sided platform offers a flexible, agile, and robust architecture. It streamlines the entire transaction lifecycle, from payment initiation to settlement, providing businesses with a competitive advantage in an increasingly interconnected and digital financial environment.

Prior to the sale of the Company’s subsidiary, Ryvyl (EU) EAD (“Ryvyl EU”), which was effective June 1, 2025, the Company operated through two distinct business segments designed to meet the diverse and evolving needs of global markets. Our business was strategically structured around two primary geographic regions - Europe and North America - each offering complementary product and service portfolios that encompassed payment processing, treasury management, acquiring, issuing, and Electronic Money Institution services. This segmentation allowed RYVYL to deliver tailored, market-specific solutions while maintaining a cohesive global strategy that supports operational efficiency, regulatory compliance, and financial growth. As a result of the sale of Ryvyl EU, our operations are now solely conducted in North America.

In North America, the Company’s focus is on expanding treasury management services, Bank Identification Number (BIN) sponsorship for credit card processing, and comprehensive payment solutions such as ACH and wire transfers. By leveraging third-party sponsorship arrangements alongside our technology, we are positioned to capture growth opportunities in key sectors, including e-commerce, fintech, and B2B payments.

Name Change

On May 3, 2018, the Company formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. On October 13, 2022, GreenBox POS changed its name to RYVYL Inc.

6

2. Summary of Significant Accounting Policies

Going Concern

In February 2024, the Company stopped processing credit card payments on its QuickCard platform because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. QuickCard was our first-generation product and was designed to address the needs of previously all-cash businesses. Although not limited to the cannabis industry, prior to discontinuing QuickCard, cannabis merchants made up a substantial majority of the platform’s processing volume. In an effort to recover the loss of revenues, during the second quarter of 2024, the Company transitioned its QuickCard product from terminal-based to app-based processing. Subsequently, management determined that the app-based product was not a viable long-term solution for certain niche high-risk business verticals (including cannabis merchants) and made the decision to terminate the rollout of the app-based product in those specific business verticals.

In response to the discontinuation of QuickCard as a direct offering, during the third quarter of 2024, the Company began to offer a license of the platform, which it believed would enable it to serve the same customer base it previously served with the original product offering. However, to date, the Company has been unable to find a suitable licensing partner and it is no longer actively seeking to license the QuickCard product. As a result, the Company no longer anticipates being able to recover the loss of revenue that resulted from the discontinuation of its QuickCard product.

The decline in revenues resulting from the discontinuation of QuickCard has adversely impacted the Company’s liquidity. Also, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses, which it is no longer be able to do following the sale of Ryvyl EU, effective June 1, 2025. As a result, management has determined that its cash balance as of September 30, 2025, will not be sufficient to fund the Company’s operations and capital needs for the next 12 months from the date of this Quarterly Report on Form 10-Q of the Company for the fiscal year ended September 30, 2025 (the “Report”). These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s intended plan over the next twelve months to improve its liquidity position, which includes, without limitation:

●	raising additional capital through a variety of means, including private and public equity offerings and debt financings. The Company recently executed multiple successful capital raises in July 2025 and October 2025 (see Note 17, Subsequent Events), and continues to be actively engaged in discussions with multiple parties for additional funding opportunities;

●	exploring strategic initiatives, including M&A opportunities; on September 28, 2025, the Company, Ryvyl Merger Sub Inc. (a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and RTB Digital, Inc., a Delaware corporation (“RTB”), entered into an Agreement and Plan of Merger pursuant to which Merger Sub will merge with and into RTB (the “Merger”), with RTB surviving the Merger as a wholly-owned subsidiary of the Company (see Recent Developments subsection under Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of this Report, for additional details);

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products; and

●	continued implementation of cost control measures to more effectively manage spending and further right-sizing the organization, where appropriate;

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address its liquidity shortfall and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available on a timely manner, on favorable terms, or be sufficient to continue our operations. The unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

7

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in the accompanying condensed consolidated financial statements.

Unaudited Interim Financial Information

Certain information and footnote disclosures normally included in the Company’s annual audited financial statements and accompanying notes have been condensed or omitted in this accompanying interim consolidated financial statements and footnotes. Accordingly, the accompanying interim condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 28, 2025 (the “2024 Annual Report”).

In the opinion of management, these unaudited interim condensed consolidated financial statements include all adjustments and accruals, consisting only of normal, recurring adjustments that are necessary for a fair statement of the results of all interim periods reported herein. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on current and past experience to the extent that historical experience is predictive of future performance, and other assumptions that the Company believes are reasonable under the circumstances. The Company evaluates these estimates on an ongoing basis.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported financial position, results of operations or cash flows of the Company.

8

Cash and Restricted Cash

Cash consists of cash on hand and cash on deposit with banks. Restricted cash primarily consists of funds received from banking services clients, which have yet to be distributed to those clients’ end customers at the end of the period.

Payment Processing Liabilities

Payment processing liabilities principally represent funds collected from banking services clients that have yet to be distributed to those clients’ customers at the end of the period. These liabilities are secured by funds held in restricted cash accounts and are presented as restricted cash in the condensed consolidated balance sheets.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

Historically, the Company generated the majority of its revenue from payment processing services. Payment processing services revenue was typically based on a percentage of the value of each transaction processed and/or upon fixed amounts specified for each transaction or service. The Company satisfied its performance obligations and, therefore, recognized the processing fees as revenue at a point in time, upon the authorization of a merchant sale transaction. Following the sale of the Company’s wholly owned subsidiary, Ryvyl EU, effective June 1, 2025, the Company primarily generates revenue from banking services, which primarily includes incoming and outgoing ACH and wire transfer transactions, and fees earned from payment processing transactions where the Company arranges for the delivery of those services to the merchant by a payment processor. For banking services transactions, the Company typically charges specified fees on a per transaction basis, which may vary from customer to customer. The Company satisfies its performance obligation related to these transactions at a point in time, upon the authorization of the transaction in the Company’s payments platform. For revenue earned from arranging for the delivery of payment processing services to merchants by a payment processor, the Company typically charges specified fees on a per transaction basis, a percentage share of the transaction amount, or a combination of both. The Company satisfies the performance obligation related to these transactions at a point in time, upon the authorization of the transaction in the payment processor’s platform. Revenue from these transactions is recognized on a gross basis, as the Company has determined that it is the principal in the arrangements governing those transactions.

Research and Development Costs

Research and development costs primarily consist of salaries and benefits for research and development personnel and outsourced contracted services, as well as associated supplies and materials. These costs are expensed as incurred.

Internal-use Software Development Costs

Internal-use software development costs consist of the costs related to outsourced consultants who are directly associated with and who devote time to creating and enhancing internally developed software for the Company’s platforms. Internal-use software development activities generally consist of three stages: (i) the preliminary project stage, (ii) the application development stage, and (iii) the postimplementation-operation stage. In accordance with ASC 350-40, Internal Use Software, costs incurred in the preliminary and postimplementation-operation stages of software development are expensed as incurred. Costs incurred in the application development stage, including significant enhancements and upgrades, are capitalized. Capitalized internal-use software development costs are included within intangible assets, net on the unaudited condensed consolidated balance sheets, and are amortized on a straight-line basis over an estimated useful life of three years upon the software or additional features being ready for their intended use.

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Accounts Receivable, Net

Accounts receivable primarily consist of amounts recorded in connection with the sale of payment processing terminals and related accessories. Accounts receivable are recorded at invoiced amounts, net of an allowance for credit losses, and do not bear interest. In accordance with Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), the Company measures its allowance for credit losses using an expected credit loss model that reflects the Company’s current estimate of expected credit losses inherent in the enterprise and the accounts receivable balance. In determining the expected credit losses, the Company considers its historical loss experience, the aging of its accounts receivable balance, current economic and business conditions, and anticipated future economic events that may impact collectability. The Company reviews its allowance for credit losses periodically and, as needed, amounts are written-off when determined to be uncollectible. As of September 30, 2025 and December 31, 2024, the allowance for credit losses was immaterial.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily consist of inventory, short term deposits, and prepaid property taxes required under existing lease arrangements.

Property and Equipment, Net

Property and equipment primarily consist of computer equipment and furniture and fixtures. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income or loss for the period.

Fair Value Measurements

The Company applies fair value accounting for assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis. Fair value is defined as the price received to sell an asset or paid to transfer a liability in the principal market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC Topic 820, Fair Value Measurements, establishes a three-level hierarchy priority for disclosure of assets and liabilities recorded at fair value. The ordering of priority reflects the degree to which objective prices in external active markets are available to measure fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The three levels in the hierarchy are as follows:

●	Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 – Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that cannot be directly corroborated by observable market data and that typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The applicability of this guidance was limited to the Note (as defined below) and related derivative liability, which were fully retired during the quarter ended June 30, 2025. As of December 31, 2024, the Company classified these liabilities as Level 3 of the fair value hierarchy, as fair values are estimated using models that use both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

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Goodwill and Intangible Assets

ASC 350-20, Intangibles—Goodwill and Other—Goodwill, requires companies to assess goodwill for impairment annually or more frequently if indicators of impairment exist. Testing goodwill for impairment is performed at the reporting unit level, using a two-step test, and requires companies to compare the fair value of a reporting unit with its carrying amount, including goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds its fair value. ASC 350-20 also provides for an optional qualitative assessment for testing goodwill for impairment that enables companies to skip the two-step test if it is determined that it is more likely than not (i.e., a likelihood of greater than 50%) that the fair value of a reporting unit is greater than its carrying amount. The Company performs a goodwill impairment test annually, on December 31, or more frequently if events and circumstances indicate that the asset might be impaired. Following the sale of the Company’s wholly owned subsidiary, Ryvyl EU, effective June 1, 2025, the Company no longer has any goodwill.

Intangible assets consist of acquired customer relationships and business intellectual properties. In accordance with ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill, the Company’s intangible assets are amortized over their estimated useful lives, ranging from two to five years, using the straight-line method. Intangible assets amortized under ASC 350-30 must be reviewed for impairment when indicators of impairment are present, in accordance with ASC 360-10. Through April 30, 2025, the Company capitalized internal-use software development costs incurred in connection with the development of the European instance of its dual-sided platform, NEMS Core. Following the sale of Ryvyl EU, effective June 1, 2025, the Company halted any further development of the new platform instance. Additionally, the Company determined that all previously capitalized software development costs related to the new platform instances were not recoverable and recorded an impairment charge of $1.1 million, or 100% of the previously capitalized amounts, during the quarter ended June 30, 2025.

Leases

The Company leases office space under non-cancellable operating leases with various expiration dates. The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included within noncurrent assets, and lease liabilities, which are included within current and noncurrent liabilities on our condensed consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received, where applicable. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located. Certain leases require the Company to pay taxes, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities. These lease costs are recognized as lease expenses when incurred.

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The Company evaluates ROU assets related to leases for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. When a decision has been made to exit a lease prior to the contractual term or to sublease that space, the Company evaluates the asset for impairment and recognizes the associated impact to the ROU asset and related expense, if applicable. The evaluation is performed at the asset group level initially and when appropriate, at the lowest level of identifiable cash flows, which is at the individual lease level. Undiscounted cash flows expected to be generated by the related ROU asset are estimated over the ROU asset’s useful life. If the evaluation indicates that the carrying amount of the ROU asset may not be recoverable, any potential impairment is measured based upon the fair value of the related ROU asset or asset group as determined by appropriate valuation techniques. During the quarter ended June 30, 2025, the Company identified indicators of impairment for the ROU asset related to one of its operating leases, which indicated that the carrying value of the ROU asset may not be recoverable. Based on the Company’s impairment analysis, it recorded an impairment charge of $0.5 million as of June 30, 2025. Additionally, during the quarter ended September 30, 2025, the Company updated its impairment analysis based on new facts and circumstances, and recorded an additional impairment charge of $0.1 million.

Foreign Currency

Assets and liabilities of our foreign subsidiaries are translated into the reporting currency using the exchange rates in effect on the condensed consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the period, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ equity. Following the sale of the Company’s wholly owned foreign subsidiary, Ryvyl EU, effective June 1, 2025, the Company is no longer exposed to changes in exchange rates that would impact its condensed consolidated balance sheets on a go forward basis.

Stock Based Compensation

Stock-based compensation expense relates to restricted stock awards (“RSAs”), restricted stock units (“RSUs”), and stock options granted to employees and non-employee directors under the Company’s equity incentive plans, which are measured based on the grant-date fair value. The fair value of RSAs and RSUs is determined by the closing price of the Company’s common stock on the grant date. The fair value of stock options is estimated on the date of grant using the Black-Scholes-Merton option valuation model. Generally, stock-based compensation expense is recorded on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion of or all the deferred tax assets will not be realized. Judgment is required in determining and evaluating income tax provisions and valuation allowances for deferred income tax assets. We recognize an income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by tax authorities, based on the technical merits of the position.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of September 30, 2025 and December 31, 2024, the Company has a full valuation allowance on its deferred tax assets.

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Net Loss Per Share

The Company’s basic net loss per share is computed by dividing the loss available to common shareholders by the weighted average number of common shares outstanding during the period without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss available to common shareholders by the weighted-average number of shares of common stock outstanding, adjusted for the dilutive effect of all potential shares of common stock.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The amended guidance enhances income tax disclosures primarily related to the effective tax rate reconciliation and income taxes paid information. This guidance requires disclosure of specific categories in the effective tax rate reconciliation and further information on reconciling items meeting a quantitative threshold. In addition, the amended guidance requires disaggregating income taxes paid (net of refunds received) by federal, state, and foreign taxes. It also requires disaggregating individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The amended guidance is effective for fiscal years beginning after December 15, 2024. The guidance can be applied either prospectively or retrospectively. The adoption of ASU 2023-09 will impact the Company’s annual disclosures only.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. This amended guidance requires fair value measurement of certain crypto assets each reporting period with the changes in fair value reflected in net income. The amendments also require disclosures of the name, fair value, units held, and cost bases for each significant crypto asset held and annual reconciliations of crypto asset holdings. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024, with early adoption permitted. We are required to apply these amendments as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the guidance is adopted. The adoption of this guidance is not expected to have an impact on the Company’s consolidated financial statements, as we currently do not hold any crypto assets.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”), and in January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments are intended to enhance disclosures regarding an entity’s costs and expenses by requiring additional disaggregated information disclosures about certain income statement expense line items. The amendments, as clarified by ASU 2025-01, are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the effect of adopting the new disclosure requirements.

3. Discontinued Operations

Pursuant to a stock purchase agreement (the “SPA”) and a Termination Agreement (the “Termination Agreement”), both dated January 23, 2025, and entered into between the Company and a purchaser (the “Purchaser”), the Company and the Purchaser completed the sale of its wholly owned subsidiary Ryvyl EU, effective June 1, 2025, which comprised substantially all of the business previously reported under the Company’s International reporting segment. Domiciled in Sofia, Bulgaria, Ryvyl EU is a European Union regulated electronic money institution that provides complete payment solutions by offering acquiring, issuing, banking services across Europe. Pursuant to the terms of the SPA and Termination Agreement, the Company received total consideration of $16.5 million, comprised of $15.0 million of short-term secured debt and a related $1.5 million of accrued interest (or termination fee), which was forgiven by the Purchaser in exchange for the acquisition of Ryvyl EU. The net assets of Ryvyl EU immediately prior to the closing of the sale were approximately $23.0 million and the Company recognized a loss on sale of approximately $6.5 million during the quarter ended June 30, 2025.

In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, since the sale of Ryvyl EU met the held-for-sale criteria as of the second quarter of 2025 and the sale transaction was completed within the same quarter, historical assets and liabilities of Ryvyl EU have not been segregated and reported as discontinued operations in the condensed consolidated balance sheets for all historical periods presented. Pursuant to the same guidance, the income statement activity of Ryvyl EU has been segregated and reported as discontinued operations for all periods presented in the condensed consolidated income statements for all historical periods presented. Additionally, cash flows related to discontinued operations have not been segregated and are included in the unaudited condensed consolidated statement of cash flows for all periods presented.

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The results of operations from discontinued operations for the three and nine months ended September 30, 2025 and 2024, consist of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue	$-	$9,774	$21,033	$25,802
Cost of revenue	-	(5,984)	(12,031)	(15,511)
Advertising and marketing	-	(12)	(45)	(13)
General and administrative	-	(1,544)	(744)	(2,466)
Payroll and payroll taxes	-	(959)	(1,830)	(2,305)
Professional fees	-	(5)	(51)	(5)
Depreciation and amortization	-	(85)	(96)	(322)
Other (expense) income, net	-	59	(634)	497
Income from discontinued operations	-	1,244	5,602	5,677
Loss on sale of discontinued operations	-	-	(6,497)	-
Income from discontinued operations before income taxes	-	1,244	(895)	5,677
Provision for income taxes	-	(136)	577	(598)
(Loss) income from discontinued operations, net of tax	$-	$1,108	$(1,472)	$5,079

Selected financial information related to cash flows from discontinued operations for the nine months ended September 30, 2025 and 2024 is as follows (in thousands):

	Nine Months Ended September 30,
	2025	2024

Depreciation of property and equipment	$5	$227
Amortization of intangible assets	$91	$95
Purchases of property and equipment	$76	$-

4. Property and Equipment, Net

The following table details property and equipment, less accumulated depreciation (in thousands):

	September 30, 2025	December 31, 2024
Computers and equipment	$296	$499
Furniture and fixtures	115	121
Improvements	186	186
Total property and equipment	597	806
Less: accumulated depreciation	(482)	(641)
Net property and equipment	$115	$165

Depreciation expense was $0.02 million and $0.1 million for the three months ended September 30, 2025 and 2024, respectively. Depreciation expense was $0.1 million and $0.1 million for the nine months ended September 30, 2025 and 2024, respectively.

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5. Goodwill

The following table summarizes goodwill activity for the nine months ended September 30, 2025 (in thousands):

Amount
Goodwill – December 31, 2024	$18,856
Adjustments (1)	1,724
Goodwill disposed in connection with the sale of Ryvyl EU	(20,580)
Goodwill – September 30, 2025	$-

(1)	The adjustments to goodwill pertain to foreign currency translation adjustments, which totaled positive $1.7 million for the five months ended May 31, 2025, the date immediately preceding the completion of the sale of Ryvyl EU on June 1, 2025.

6. Intangible Assets, Net

The following tables detail intangible assets (in thousands):

		September 30, 2025
	Estimated Useful Life	Cost	Accumulated Amortization	Impairment Loss	Net
Customer relationships	2-5 years	$6,545	$(3,517)	$(3,028)	$-
Business technology/IP	5 years	2,611	(2,611)	-	-
Capitalized internal-use software	3 years	2,902	(347)	(1,088)	1,467
Total intangible assets		$12,058	$(6,475)	$(4,116)	$1,467

		December 31, 2024
	Estimated Useful Life	Cost	Accumulated Amortization	Impairment Loss	Net
Customer relationships	2-5 years	$7,737	$(4,709)	$(3,028)	$-
Business technology/IP	5 years	4,167	(4,008)	-	159
Capitalized internal-use software	3 years	1,647	(5)	-	1,643
Total intangible assets		$13,551	$(11,750)	$(3,028)	$1,802

Amortization expense was ($0.03) million and $0.5 million for the three months ended September 30, 2025 and 2024, respectively. Amortization expense was $0.3 million and $1.4 million for the nine months ended September 30, 2025 and 2024, respectively.

The estimated future amortization expense related to intangible assets as of September 30, 2025 is as follows (in thousands):

Fiscal years:	Amount
2025 (remainder)	$142
2026	605
2027	598
2028	122
Thereafter	-
Total	$1,467

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7. Accrued Liabilities

The following table details the balance in accrued liabilities (in thousands):

	September 30, 2025	December 31, 2024
Payroll related accruals	$577	$2,613
Accrued legal and professional fees	257	886
Accrued legal settlements	3,000	2,467
Accrued taxes	257	110
Accrued convertible note interest	-	366
Other accrued liabilities	1,225	1,704
Total accrued liabilities	$5,316	$8,146

8. Note Payable

Stock Purchase Agreement and Financing

On January 23, 2025, in connection with the Company securing financing, it entered into a stock purchase agreement (the “January 2025 SPA”) with a purchaser (the “Purchaser”), which provides for the sale to the Purchaser of all of the issued and outstanding shares of capital stock (the “Ryvyl EU Shares”) of the Company’s indirect subsidiary domiciled in Bulgaria, Ryvyl (EU) EAD (“Ryvyl EU”), by Transact Europe Holdings EOOD, the Company’s wholly owned subsidiary, also domiciled in Bulgaria (“Transact Europe”) for an aggregate purchase price of $15.0 million (the “Financing Purchase Price”). Under the terms of the January 2025 SPA, the Company was required to use $13.0 million of the net proceeds raised in the financing to pay the First Installment of the Repurchase Agreement (each as defined below).

On January 23, 2025, the Company, Transact Europe and the Purchaser also entered into a Termination Agreement (the “Termination Agreement”). Among other things, the Termination Agreement provided the Company with the right to terminate the January 2025 SPA and all of the transactions contemplated therein, by paying the Purchaser $16.5 million on or before 90 days after the date of execution of the January 2025 SPA (April 23, 2025). If the January 2025 SPA was terminated as a result of such payment by the Company, the Ryvyl EU Shares would not have been sold to the Purchaser and would have been returned to Transact Europe and the January 2025 SPA would be void and of no further effect, except for some provisions that survive termination. In the event that the January 2025 SPA was not so terminated, then the Purchaser could close on its purchase of the Ryvyl EU Shares; provided, however, if the Purchaser was unable to close for any reason other than the Company’s breach, including the inability to obtain any regulatory clearances required for such transfer, then the Company would have been liable for damages in the amount of $16.5 million. In the event that the Purchaser was unable to close on the transfer of the Ryvyl EU Shares, as a result of the Company’s breach, then the Company would have been liable for damages in an amount equal to the appraised value of the Ryvyl EU Shares.

The Company analyzed the terms of the January 2025 SPA and Termination Agreement and determined that they should be accounted for together as a single transaction, as neither agreement would have been entered into without the other and the exercise of each party’s rights under each agreement would result in the termination of each party’s rights under the other agreement (i.e., the January 2025 SPA would have been void and of no further effect if the Company exercised its termination rights under the Termination Agreement, and the Termination Agreement would have been void and of no further effect in the event that the January 2025 SPA was not so terminated and the Purchaser closes on its purchase of the Ryvyl EU Shares). Further, the Company determined that the terms of the agreements, in particular the Company’s unilateral termination right, were such that the Company would not be considered to have surrendered control of the Ryvyl EU Shares until the termination deadline passes and, therefore, the substance of the transaction effectively represented short-term secured debt (rather than a true sale), akin to a repurchase agreement in which a seller-borrower of securities sells those securities to a buyer-lender with an agreement to repurchase them at a stated price plus interest at a specified date or in specified circumstances, which would be accounted for as a collateralized borrowing, in accordance with ASC 860-30. As such, the Company accounted for the transaction as a secured borrowing by recognizing the Financing Purchase Price as cash in the accompanying condensed consolidated balance sheets, recording an obligation (liability) to return the cash to the Purchaser, and recognizing the difference between the Financing Purchase Price and $16.5 million termination payment as interest expense over the 90-day period from the date of execution of the January 2025 SPA to the termination deadline.

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Modification Agreement

On April 23, 2025, the Company, Transact Europe, and the Purchaser executed and entered into a modification agreement (the “Modification Agreement”) which provides that, notwithstanding the terms of the Termination Agreement or the January 2025 SPA, the Purchaser will not take any actions to close on the purchase of the Ryvyl EU Shares before May 6, 2025, so that the Company and the Purchaser may attempt to enter into an alternative transaction in lieu of the securities purchase transaction under the January 2025 SPA. The Company had the right, at any time, on or before May 6, 2025, to extend this period, so that the Purchaser would not exercise such right to purchase the Ryvyl EU Shares, until May 27, 2025, in consideration for the Company’s payment to the Purchaser of $0.75 million. This payment was to be accounted for as additional interest on the secured borrowing from the date of payment to the termination deadline. All other terms of the January 2025 SPA and the Termination Agreement remain unchanged and in full force and effect.

On May 7, 2025, the Purchaser provided a letter of notice to the Company and Transact Europe, stating that due to the Company not exercising its right to terminate the SPA by payment to the Purchaser of $16.5 million within the time so prescribed by the Termination Agreement, and as the Company had not exercised its right to extend the period during which time the Purchaser agreed not to exercise its rights to close on the transaction per the Modification Agreement (the “Standstill Period”), the Company no longer had the right to terminate the SPA pursuant to the Termination Agreement, and the Standstill Period had expired. The Purchaser also notified the Company that notwithstanding the foregoing, they did not intend to take the final steps to close on the purchase of the Ryvyl EU Shares for a period of ten calendar days from and including the date of the letter, or until May 16, 2025. The parties continued discussions during this period. All other terms of the SPA and the Termination Agreement remained unchanged and in full force and effect. On May 14, 2025, the Purchaser notified the Company that it would proceed to take steps to acquire the Ryvyl EU Shares, and the Company issued a press release stating that the parties had ceased discussions to restructure the terms of the pre-funded asset sale of its Ryvyl EU subsidiary. The sale of Ryvyl EU was completed between the parties, effective June 1, 2025.

Since the $16.5 million owed to the Purchaser was effectively settled in full in exchange for the Purchaser acquiring Ryvyl EU, the amount was treated as the total consideration received by the Company for the sale of Ryvyl EU. Accordingly, the principal balance and accrued interest of $16.5 million were deemed fully repaid as of June 1, 2025, the date of the completion of the Ryvyl EU sale. See Note 3, Discontinued Operations, for additional information.

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9. Long-Term Debt, Net

The following table summarizes the Company’s debt (in thousands):

	September 30, 2025	December 31, 2024
$100,000,000 8% senior convertible note, due April 5, 2026	$-	$18,300
Less: Unamortized debt discount	-	(1,555)
Net carrying value	-	16,745

$149,900 Economic Injury Disaster Loan (EIDL), interest rate of 3.75%, due June 1, 2050	150	155
$500,000 EIDL, interest rate of 3.75%, due May 8, 2050	478	475
Total debt	628	17,375

Less: current portion	(13)	(12)
Long-term debt, net	$615	$17,363

Senior Convertible Note

On November 8, 2021, the Company sold and issued, in a registered direct offering, an 8% senior convertible note, originally due November 3, 2023, and subsequently extended to April 5, 2025, in the aggregate original principal amount of $100 million (the “Note”). The Note had an original issue discount of sixteen percent (16%) resulting in gross proceeds of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “November 2021 SPA”), between the Company and the investor in the Note (the “Investor”).

The Note was issued on November 8, 2021, pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Note (the “First Supplemental Indenture” and the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

First Exchange Agreement

On July 25, 2023, the Company entered into an Exchange Agreement (the “First Exchange Agreement”) under which the Company and the Investor agreed to exchange (the “Series A Exchanges”), in two separate exchanges, an aggregate of $22.7 million of the outstanding principal and interest under the Note for 15,000 shares of a newly authorized series of preferred stock of the Company designated as Series A Preferred Convertible Stock (the “Series A Preferred Stock”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of RYVYL Inc. (the “Series A Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of the Series A Preferred Stock. The Series A Preferred Stock is further described in Note 9, Convertible Preferred Stock. As part of the First Exchange Agreement, the Company also agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of the Company’s common stock during the five trading days immediately prior to such conversion; and the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023.

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On July 31, 2023, pursuant to the terms of the First Exchange Agreement, the Company closed the initial exchange (the “Initial Series A Exchange”) and issued 6,000 shares of Series A Preferred Stock in exchange for $4.3 million of the outstanding principal balance of the Note and $1.7 million of accrued interest. Additionally, upon satisfaction of all applicable closing conditions, including, without limitation, the Company having obtained any stockholder approval required for the consummation of the transactions and the issuance of the common stock issuable upon the conversion of all of the shares of Series A Preferred Stock (unless waived by the applicable other party), in the final exchange (the “Final Series A Exchange”), the parties agreed to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock on a date mutually agreed to by the Company and the Investor. The Company determined that the parties’ obligation to exchange the remaining $16.7 million of the outstanding principal balance subject to the Series A Exchanges for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange represents an embedded conversion feature that does not require bifurcation and separate valuation because it would not meet the definition of a derivative, if freestanding, under ASC 815, Derivatives and Hedging (“ASC 815”), as net settlement could not be achieved.

The Company analyzed the changes made to the Note under the First Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the First Exchange Agreement added a substantive conversion option, the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $1.3 million which represents the difference between (a) the fair value of the modified Note and the 6,000 shares of Series A Preferred Stock issued in the Initial Series A Exchange and (b) the carrying amount of the Note and the fair value of the bifurcated embedded derivative immediately prior to giving effect to the First Exchange Agreement.

Second Exchange Agreement

Under the terms of the First Exchange Agreement, a final closing was to be held upon which the Investor was to exchange an additional $16.7 million of principal of the Note into 9,000 shares of Series A Preferred Stock (the “Unissued Series A Preferred Stock”) which shares of Unissued Series A Preferred Stock were convertible into shares of common stock, in accordance with the terms of the Series A Certificate of Designations.

On November 27, 2023, the Company entered into an Exchange Agreement (the “Second Exchange Agreement”) with the Investor under which the Company and the Investor agreed to exchange (the “Series B Exchange”), (i) all of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange, (ii) the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and (iii) $60.3 million of the outstanding principal under the Note for 55,000 shares of a newly authorized series of preferred stock of the Company designated as Series B Preferred Convertible Stock (the “Series B Preferred Stock,” and collectively with the Series A Preferred Stock, the “Preferred Stock”),”), the terms of which are set forth in a Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of RYVYL Inc. (the “Series B Certificate of Designations”), which the Company filed with the Nevada Secretary of State prior to the initial issuance of any shares of Series B Preferred Stock. The Series B Preferred Stock is further described in Note 9, Convertible Preferred Stock. As additional consideration for the Series B Exchange, the Company also agreed to make a cash payment to the Investor in the amount of $3.0 million. As part of the Second Exchange Agreement, the Investor also agreed to forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture (as such term is defined in the Second Exchange Agreement)) during the period commencing on November 5, 2024 through, and including, April 5, 2025; and to extend the waiver of payment of interest under the Note through July 1, 2024.

The Company analyzed the changes made to the Note under the Second Exchange Agreement under ASC 470-50 to determine if extinguishment accounting was applicable. Under ASC 470-50-40-10, a modification or an exchange that adds or eliminates a substantive conversion option as of the conversion date is always considered substantial and requires extinguishment accounting. Since the Second Exchange Agreement eliminated a substantive conversion option (the parties’ obligation to exchange the remaining $16.7 million of outstanding principal balance subject to the Series A Exchange for 9,000 shares of Series A Preferred Stock in the Final Series A Exchange), the Company determined that extinguishment accounting was applicable. In accordance with the extinguishment accounting guidance, the Company recorded a loss on extinguishment of $22.5 million which represents the difference between (a) the fair value of the modified Note, the fair value of the 55,000 shares of Series B Preferred Stock issued in the Series B Exchange, and the $3.0 million cash payment made to the Investor, and (b) the carrying amount of the Note, the fair value of the bifurcated embedded derivative immediately prior to giving effect to the Second Exchange Agreement, and the fair value of the existing shares of Series A Preferred Stock issued to the Investor in the Initial Series A Exchange forfeited to the Company by the Investor.

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On November 29, 2023, the Company closed the Series B Exchange, pursuant to which the Company issued to the Investor 55,000 shares of Series B Convertible Preferred Stock and paid the Investor a cash payment in the amount of $3.0 million, in exchange for 6,000 shares of Series A Convertible Preferred Stock previously issued to the Investor, the right to exchange the shares of Unissued Series A Preferred Stock for an additional $16.7 million of principal of the Note, and the reduction of principal of the Note in the aggregate amount of $60.3 million.

Forbearance Agreement

On May 17, 2024, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Investor pursuant to which the Investor, in consideration for the Company’s cash payment in the amount of $80,000 as an advance payment of a portion of the next interest payment, in the estimated amount of $380,000, due and payable under the Note on October 1, 2024, agreed to further forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the maturity date and not with respect to any event of default or redemption rights in the Note or pursuant to the Indenture) during the period commencing on April 5, 2025 through, and including, April 5, 2026. The Company analyzed the changes made to the Note under the Forbearance Agreement under ASC 470-60 to determine if the transaction qualified as a troubled debt restructuring. For a debt restructuring to be considered troubled, the debtor must be experiencing financial difficulties and the creditor must have granted a concession. The Company considered the indicators of financial difficulties provided in ASC 470-60 and determined that one or more indicators were present at the time the Forbearance Agreement was entered into, such as the existence of substantial doubt about the Company’s ability to continue as a going concern. Furthermore, the Company determined that the effective borrowing rate on the Note decreased as a result of the changes made to the Note under the Forbearance Agreement and, as such, the Investor granted a concession on the debt. As a result, the changes made to the Note under the Forbearance Agreement were accounted for as a troubled debt restructuring. However, no restructuring gain or corresponding adjustment to the carrying amount of the Note was recorded because the net carrying amount of the Note at the time the Forbearance Agreement was entered into was less than the total undiscounted future principal and interest payments of the restructured Note. The $80,000 cash payment made to the Investor in connection with the Forbearance Agreement was treated as a lender fee and expensed as incurred under the troubled debt restructuring model.

Preferred Stock Repurchase and Note Repayment Agreement

On January 23, 2025, the Company entered into a Preferred Stock Repurchase and Note Repayment Agreement (the “Repurchase Agreement”) with the Investor, which provides for repayment of the outstanding balance of the Note. Pursuant to terms of the Repurchase Agreement, in consideration for an aggregate payment of $17.0 million by the Company to the Investor (the “Repurchase Price”), (i) the entire outstanding principal balance of the Note, including all accrued and unpaid interest, shall be deemed to have been paid and (ii) all outstanding shares of Series B Preferred Stock held by the Investor will be repurchased by the Company. The Repurchase Agreement provides for the payment of the Repurchase Price in two installments, the first in the amount of $13.0 million (the “First Installment”), which was paid on January 27, 2025. The second installment, in the amount of $4.0 million (the “Second Installment”), is due and payable on or before April 30, 2025 (the “Second Installment Date”), and the maturity date of the Note is advanced to such date. Upon the payment of the First Installment, all shares of Series B Preferred Stock held by the Investor were repurchased and the outstanding balance of the Note was reduced to $4.0 million.

The Repurchase Agreement further provides that, during the period from the payment of the First Installment until the Second Installment Date, no interest will accrue on the remaining balance of the Note and certain restrictive covenants under the Note will be temporarily waived. If the Company fails to make the Second Installment on or before the Second Installment Date, then interest will continue to accrue again on the outstanding balance of the Note and all other terms of the Note will also be restored as they were prior to the date the First Installment was paid. The Company did not make the second installment payment of $4.0 million by April 30, 2025.

The Company analyzed the changes made to the Note under the Repurchase Agreement under ASC 470-60 to determine if the transaction qualified as a troubled debt restructuring. For a debt restructuring to be considered troubled, the debtor must be experiencing financial difficulties and the creditor must have granted a concession. The Company considered the indicators of financial difficulties provided in ASC 470-60 and determined that one or more indicators were present at the time the Repurchase Agreement was entered into, such as the existence of substantial doubt about the Company’s ability to continue as a going concern. Furthermore, the Company determined that the effective borrowing rate on the Note decreased as a result of the changes made to the Note under the Repurchase Agreement and, as such, the Investor granted a concession on the debt. As a result, the changes made to the Note under the Repurchase Agreement were accounted for as a troubled debt restructuring. However, no restructuring gain or corresponding adjustment to the carrying amount of the Note was recorded because the net carrying amount of the Note after giving effect to the payment of the First Installment was less than the total undiscounted future principal and interest payments of the restructured Note.

20

During the year ended December 31, 2022, the Investor converted $8.55 million of the outstanding Note principal balance into 598,695 shares of the Company’s common stock at a weighted average conversion price of $1.43 per share. In addition, the Company paid the Investor $6.9 million in January 2022 in exchange for the cancellation of $6.0 million of the outstanding principal balance. During the year ended December 31, 2023, the Investor converted $1.65 million of the outstanding Note principal balance into 527,910 shares of the Company’s common stock at a weighted average conversion price of $1.18 per share. During the year ended December 31, 2024, the Investor converted $0.9 million of the outstanding Note principal balance into 823,294 shares of the Company’s common stock at a weighted average conversion price of $1.10 per share. During the three months ended June 30, 2025, the Investor converted the remaining $4.0 of the outstanding Note principal balance into 7,118,843 shares of the Company’s common stock at a weighted average conversion price of $0.58 per share.

Ranking

The Note is the senior unsecured obligation of the Company and not the financial obligation of our subsidiaries. Until such date as the principal amount of the Note is $5 million or less, all payments due under the Note will be senior to all other indebtedness of the Company and/or any of its subsidiaries. The convertible note was fully retired during the quarter ended June 30, 2025.

Maturity Date

Under its original terms, unless earlier converted, or redeemed, the Note was to mature on November 3, 2023, the second anniversary of the issuance date, which we refer to herein as the “Maturity Date,” subject to the right of the Investor to extend the date:

(i)	if an event of default under the Note has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Note) and

(ii)	for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

As part of the Restructuring Agreement entered into with the Investor on August 16, 2022 (the “Restructuring Agreement”), the Company obtained a forbearance of the Maturity Date from November 5, 2023 to November 5, 2024. As part of the Second Exchange Agreement entered into with the Investor on November 27, 2023, the Company obtained a further forbearance of the Maturity Date from November 5, 2024 to April 5, 2025. As part of the Forbearance Agreement entered into with the Investor on May 17, 2024, the Company obtained a further forbearance of the Maturity Date from April 5, 2025 to April 5, 2026. Pursuant to the terms of the Repurchase Agreement entered into with the Investor on January 23, 2025, the Maturity Date was advanced to April 30, 2025 upon the payment of the First Installment on January 27, 2025. The convertible note was fully retired during the quarter ended June 30, 2025.

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Interest

The Note bears interest at the rate of 8% per annum which (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable in cash quarterly in arrears on the first trading day of each calendar quarter or otherwise in accordance with the terms of the Note. If the holder elects to convert or redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of the Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable. The interest rate of the Note will automatically increase to 15% per annum upon the occurrence and continuance of an event of default (See “Events of Default” below).

Subject to the satisfaction of certain equity conditions, the terms of the Restructuring Agreement require the holder to voluntarily convert certain interest payments when due under the Note at 95% of the lower of (i) the then in effect conversion price and (ii) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Investor agreed to waive any interest that would otherwise accrue on the Note during the period commencing on April 1, 2023 through, and including, December 31, 2023. As part of the Second Exchange Agreement, the Investor agreed to extend the waiver of payment of interest under the Note through July 1, 2024. Pursuant to the terms of the Repurchase Agreement, no interest will accrue on the remaining balance of the Note during the period from the payment of the First Installment until the Second Installment Date. The convertible note was fully retired during the quarter ended June 30, 2025.

Late Charges

The Company is required to pay a late charge of 15% on any amount of principal or other amounts that are not paid when due.

Conversion

Fixed Conversions at Option of Holder

The holder of the Note may convert all, or any part, of the outstanding principal and interest of the Note, at any time at such holder’s option, into shares of our common stock at an initial fixed conversion price, which is subject to:

●	proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

●	full-ratchet adjustment in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect.

Pursuant to the original terms of the Note, since during the fiscal quarter ending March 31, 2022, the Company (i) failed to process at least $750 million in transaction volume or (ii) had revenue that was less than $12 million, the Note’s fixed conversion price then in effect exceeded the greater of (x) the Note’s $1.67 floor and (y) 140% of the market price as of April 1, 2022 (the “Adjustment Measuring Price”), on April 1, 2022, the fixed conversion price automatically adjusted to the Adjustment Measuring Price.

As part of the Restructuring Agreement, the Company agreed to allow for the conversion of up to $4.5 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to the lesser of (i) $2.40 and (ii) 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

As part of the First Exchange Agreement, the Company agreed to allow for the conversion of up to an additional $9.0 million of principal (together with any accrued and unpaid interest thereon) of the Note at a conversion price equal to 97.5% of the lower of (x) the then in effect conversion price and (y) the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

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1-Year Alternate Optional Conversion

At any time following the first anniversary of the issuance date of the Note, but only if the closing bid price of our common stock on the immediately prior trading day is less than $6.50, the holder of the Note shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Note (in $250,000 increments) at the “alternate optional conversion price,” which is equal to the lower of (i) the then in effect conversion price and (ii) the greater of (x).the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date.

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Note, the holder may alternatively elect to convert the Note (subject to an additional 15% redemption premium) at the “alternate event of default conversion price” equal to the lesser of:

●	the fixed conversion price then in effect; and

the greater of:

●	the floor price; and

●	80% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

Beneficial Ownership Limitation

The Note may not be converted, and shares of common stock may not be issued under the Note if, after giving effect to the conversion or issuance, the applicable holder of the Note (together with its affiliates, if any) would beneficially own in excess of 4.99% of the Company’s outstanding shares of common stock, which is referred to herein as the “Note Blocker”. The Note Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of the Note, except that any raise will only be effective upon 61 days’ prior notice to us.

Change of Control Redemption Right

In connection with a change of control of the Company, the holder may require us to redeem in cash, all, or any portion, of the Notes at a 15% redemption premium to the greater of the face value, the equity value of our common stock underlying the Note, and the equity value of the change of control consideration payable to the holder of our common stock underlying the Note.

The equity value of our common stock underlying the Note is calculated using the greatest closing sale price of our common stock during the period immediately preceding the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our common stock underlying the Note is calculated using the aggregate cash consideration and aggregate cash value of any non-cash consideration per share of our common stock to be paid to the holders of our common stock upon the change of control.

Events of Default

Under the terms of the First Supplemental Indenture, the events of default contained in the Base Indenture shall not apply to the Note. Rather, the Note contains standard and customary events of default including but not limited to: (i) the suspension from trading or the failure to list the Company’s common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, the holder may require us to redeem all or any portion of the Note (including all accrued and unpaid interest and late charges thereon), in cash, at a 15% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such event of default and the date the Company makes the entire payment required.

Company Optional Redemption Rights

At any time no event of default exists, the Company may redeem all, but not less than all, of the Note outstanding in cash all, or any portion, of the Note at a 5% redemption premium to the greater of the face value and the equity value of the Company’s common stock underlying the Note.

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The equity value of the Company’s common stock underlying the Note is calculated using the greatest closing sale price of the Company’s common stock on any trading day during the period commencing on the date immediately preceding such date the Company notifies the applicable holder of such redemption election and the date the Company makes the entire payment required.

The following table provides a summary of the changes in the Note balance from inception through September 30, 2025 (in thousands):

Balance, December 31, 2020	$-
Convertible debentures issued	100,000
Derivative liability	(21,580)
Original issue discount of 16%	(16,000)
Placement fees and issuance costs	(7,200)
Accretion and write-off of debt discount	3,435
Balance, net of unamortized debt discount of $41,345 - December 31, 2021	58,655
Repayments and conversion	(14,550)
Accretion and write-off of debt discount	16,996
Balance, net of unamortized debt discount of $24,349 - December 31, 2022	61,101
Repayments and conversion	(66,250)
Accretion and write-off of debt discount	20,443
Balance, net of unamortized debt discount of $3,906 - December 31, 2023	15,294
Conversions	(900)
Accretion and write-off of debt discount	2,351
Balance, net of unamortized debt discount of $1,556 – December 31, 2024	16,745
Repayments and conversions	(18,300)
Accretion and write-off of debt discount	1,555
Balance, net of unamortized debt discount of $0 – September 30, 2025	$-

The Note was fully retired during the quarter ended June 30, 2025. The Company recorded debt discount accretion of $0.3 million for the three months ended September 30, 2024. The Company recorded debt discount accretion of $0.2 million and $2.0 million for the nine months ended September 30, 2025 and 2024, respectively.

Derivative Liability

The Note contains embedded derivatives representing certain conversion features, redemption rights, and contingent payments upon the occurrence of certain events of default. The Company determined that these embedded derivatives required bifurcation and separate valuation.

The Company utilizes a binomial lattice model to value its bifurcated derivatives included in the note. ASC 815 does not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be combined and fair-valued as a single compound embedded derivative. The Company selected a binomial lattice model to value the compound embedded derivative because it believes this technique is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the note. Such assumptions include, among other inputs, stock price volatility, risk-free rates, credit risk assumptions, early redemption and conversion assumptions, and the potential for future adjustment of the conversion price due to triggering events.

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The following table provides a summary of the changes in the derivative liability balance from inception through September 30, 2025 (in thousands):

Balance, December 31, 2021	$18,735
Change in fair value 2022	(18,480)
Balance, December 31, 2022	255
Increase in derivative liability upon extinguishment of debt	6,312
Change in fair value 2023	(6,548)
Balance, December 31, 2023	19
Change in fair value 2024	(15)
Balance, December 31, 2024	4
Decrease in derivative liability upon extinguishment of debt	(4)
Balance, September 30, 2025	$-

Small Business Association CARES Act Loans

On June 9, 2020, the Company entered into a 30-year loan agreement with the Small Business Association (“SBA”) under the CARES Act in the amount of $149,900. The loan bears interest at 3.75% per annum and requires monthly principal and interest payments of $731 beginning June 9, 2021. Both the then-Chief Executive Officer and Chairman of the Company signed personal guarantees under this loan. As of September 30, 2025, the loan is not in default.

On May 8, 2020, Charge Savvy, a wholly-owned subsidiary of the Company, entered into a 27-year loan agreement with the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in the amount of $150,000. The loan bears interest at 3.75% per annum and required principal and interest payments of $731 beginning on May 8, 2021, which were subsequently deferred to November 8, 2022. On August 4, 2021, Charge Savvy was granted a loan increase in the amount of $350,000 on identical terms as the initial loan, for an aggregate loan amount of $500,000. Monthly principal and interest payments on the aggregate loan are $2,477 and began on November 8, 2022. Pursuant to the terms of Security Agreements executed in connection with this loan, the SBA was granted a security interest in all tangible and intangible personal property of Charge Savvy. As of September 30, 2025, the loan is not in default.

10. Equity

Underwritten Public Offering

On July 16, 2025, the Company announced the closing of an aggregate of 15,384,615 shares of common stock (or prefunded warrants in lieu thereof) and common warrants to purchase up to 15,384,615 shares of common stock, at a combined offering price of $0.39 per share and accompanying warrant. The Company received net proceeds from the offering, after deducting placement agent fees and other offering expenses (excluding proceeds to the Company, if any, from the future exercise of the common warrants) of approximately $5.3 million. The common warrants have an exercise price of $0.39 per share, are immediately exercisable upon issuance, and expire on the five-year anniversary of the original issuance date. No common warrants have been exercised through September 30, 2025.

Convertible Preferred Stock

On July 31, 2023, the Company issued 6,000 shares of Series A Preferred Stock in exchange for $4.3 million of the outstanding principal balance of the Note, currently due April 5, 2026 and $1.7 million of accrued interest pursuant to the First Exchange Agreement entered into with the Investor on July 25, 2023. On November 29, 2023, the existing shares of Series A Preferred Stock issued to the Investor were forfeited to the Company by the Investor and the Company issued 55,000 shares of Series B Preferred Stock, along with a cash payment of $3.0 million, in exchange for $60.3 million of the outstanding principal balance of the Note pursuant to the Second Exchange Agreement entered into with the Investor on November 27, 2023. On January 27, 2025, all shares of Series B Preferred Stock held by the Investor were repurchased upon payment of the First Installment pursuant to the Repurchase Agreement entered into with the Investor on January 23, 2025. Refer to Note 9, Long-Term Debt, for further information. The Series A Preferred Stock had a stated value of $1,000 per share and a fair value of approximately $1,111 per share at issuance, as determined by a valuation performed by third-party experts. The Series B Preferred Stock had a stated value of $1,000 per share and a fair value of approximately $1,339 per share at issuance, as determined by a valuation performed by third-party experts.

As of September 30, 2025 and December 31, 2024, preferred stock consisted of the following (in thousands, except number of shares):

	September 30, 2025
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	$-
Series B	55,000	-	-	-	-
Undesignated preferred shares	4,930,000	-	-	-	-
Total Preferred Stock	5,000,000	-	$-	$-	$-

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	December 31, 2024
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A	15,000	-	$-	$-	-
Series B	55,000	55,000	73,631	63,250	17,684,888
Undesignated preferred shares	4,930,000	-	-	-	-
Total Preferred Stock	5,000,000	55,000	$73,631	$63,250	17,684,888

There were no shares of preferred stock issued and outstanding as of September 30, 2025. The holders of the Preferred Stock as of December 31, 2024, had the following rights and preferences:

Voting – The Preferred Stock has no voting power and the holders of Preferred Stock have no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock.

Dividends – The holders of Preferred Stock are entitled to receive dividends when and as declared by the Board of Directors, from time to time, in its sole discretion. Such dividends are not cumulative. No such dividends have been declared to date.

Liquidation – In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A Preferred Stock or common stock, an amount per share of Series B Preferred Stock equal to the greater of (A) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock and (B) the amount per share such holder would receive if it converted such share of Series B Preferred Stock into common stock (at the Series B Alternate Conversion Price, as defined below, then in effect) immediately prior to the date of such payment. If at any time, there is more than one holder of the Series B Preferred Stock, and the proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Redemption – Upon a change of control of the Company (as defined in the Company’s “Series B Certificate of Designations”), the holders of Series B Preferred Stock may require the Company to exchange their shares of Series B Preferred Stock for consideration, in the form of the securities or other assets to which holders of shares of common stock are entitled to receive with respect to or in exchange for their shares of common stock in such change of control, equal to the greatest of (i) 115% of the stated value of such share of Series B Preferred Stock plus all declared and unpaid dividends on such share of Series B Preferred Stock, (ii) 115% of the greatest closing sale price of the number of shares of common stock into which such share of Series B Preferred Stock could be converted (at the Series B Alternate Conversion Price, as defined below, then in effect) during the period beginning on the date immediately preceding the earlier to occur of (a) the consummation of the applicable change of control and (b) the public announcement of such change of control and ending on the date such holder delivers notice to the Company of its election, and (iii) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of common stock that would be paid to the holder upon consummation of such change of control if it converted all of its shares of Series B Preferred Stock into common stock at the conversion price then in effect.

Conversion – Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of common stock either (i) at the fixed conversion price then in effect, which initially is $3.11 (subject to standard antidilution adjustments and adjustments as a result of subsequent issuances of securities where the effective price of the common stock is less than the then current fixed conversion price) or (ii) at the Series B Alternate Conversion Price, as defined below. The Series B Certificate of Designations also provides that in the event of certain “Triggering Events,” any holder may, at any time, convert any or all of such holder’s Series B Preferred Stock at a conversion rate equal to the product of (i) the Series B Alternate Conversion Price and (ii) 115% of the stated value of the Series B Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a failure to timely deliver shares of common stock, upon a conversion, (ii) a suspension of trading on the principal trading market or the failure to be traded or listed on the principal market for five days or more, (iii) the failure to pay any dividend to the holders of Series B Preferred Stock when required, (iv) the failure to remove restrictive legends when required, (v) the Company’s default in payment of indebtedness in an aggregate amount of $2 million or more, (vi) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (vii) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $2 million. The “Series B Alternate Conversion Price” means the lower of (i) the applicable conversion price then in effect and (ii) the greater of (x) $0.62 and (y) 97.5% of the lowest volume weighted average price of the common stock during the five consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice.

11. Income Taxes

The Company recorded income tax expense of approximately $0.3 million and $0.6 million for the nine months ended September 30, 2025 and 2024, respectively. We estimate our annual effective income tax rate to be (7.2%) for the 2025 calendar year, which is different from the U.S. federal statutory rate, primarily due to the Company’s full valuation allowance position.

As of September 30, 2025, we have no material unrecognized tax benefits and we expect no material unrecognized tax benefits for the next 12 months.

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12. Stock-Based Compensation

Equity Incentive Plans

The Company adopted the 2023 Equity Incentive Plan (“2023 Plan”) on November 2, 2023, which provides employees, directors, and consultants with opportunities to acquire the Company’s shares, or to receive monetary payments based on the value of such shares. Management has determined that it is in the best interests of the Company to replace the 2020 Incentive and Nonstatutory Stock Option Plan, the 2021 Incentive and Nonstatutory Stock Option Plan, and the 2021 Restricted Stock Plan, with one plan, the 2023 Plan, pursuant to which the Company will be able to grant stock option awards, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The 2023 Plan provides for up to 5,098,262 shares of common stock. Grants made under the 2023 Plan will generally vest and become exercisable at various times from the grant dates. These awards will have such vesting or other provisions as may be established by the Board of Directors at the time of each award.

Stock Option Activity

The following table provides a summary of stock option activity for the nine months ended September 30, 2025:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2024	583,974	$4.20
Granted	-	N/A
Exercised	-	N/A
Cancelled/forfeited/expired	(44,670)	3.54
Outstanding at September 30, 2025	539,304	$4.30

Exercisable at September 30, 2025	373,971	$5.30

There were no stock options granted or exercised during the three months ended September 30, 2025 and 2024, respectively.

Restricted Stock Activity

The following table provides a summary of RSA activity for the nine months ended September 30, 2025:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2024	74,312	$1.82
Granted	360,635	0.40
Vested	(323,818)	0.42
Forfeited	(11,355)	1.32
Unvested at September 30, 2025	99,774	$1.23

The total grant date fair value of RSAs that vested was $0.1 million and $0.3 million in the nine months ended September 30, 2025 and 2024, respectively.

The following table provides a summary of RSU activity for the nine months ended September 30, 2025:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2024	-	$-
Granted	2,288,000	0.85
Vested	(613,373)	0.80
Forfeited	(518,875)	0.90
Unvested at September 30, 2025	1,155,752	$0.71

The total grant date fair value of RSUs that vested was $0.4 million for the nine months ended September 30, 2025. There were no RSUs granted during the nine months ended September 30, 2024.

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13. Leases

The Company leases office space under operating leases at three locations in the United States (California, Illinois, and Massachusetts). The Company had no finance lease obligations as of September 30, 2025.

The Company’s operating lease expense totaled $0.2 million and $0.3 million for the three months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, the weighted-average remaining lease term was 3.3 years and the weighted average discount rate was 12.0%.

Future minimum lease payments under our operating leases and reconciliation to lease liability as of September 30, 2025, are as follows (in thousands):

Fiscal years:	Amount
2025 (Remainder)	$197
2026	968
2027	1,004
2028	1,042
Thereafter	-
Total	3,211
Less: present value discount	(576)
Operating lease liability	$2,635

14. Related Party Transactions

Family Relationships

Through August 2025, the Company employed two brothers of its then-serving Chief Executive Officer, Fredi Nisan, Dan and Liron Nusinovich, who were paid approximately $260,000 and $131,000 per year, respectively. There are no family relationships between any of the other directors or executive officers and any other employees or directors or executive officers.

The Company did not pay any commissions to the related parties mentioned above for the nine months ended September 30, 2025 and 2024, respectively.

Fredi Nisan

On September 25, 2025, the Company and Fredi Nisan (“Mr. Nisan”) entered into an Advisory Services Agreement (the “Nisan Consulting Agreement”), effective as of November 1, 2025, and continuing through April 30, 2026. Pursuant to the terms and conditions of the Nisan Consulting Agreement, Mr. Nisan will provide services relating to advising the Company on strategic investor partnerships, investment relationships, exploration of merger and acquisition opportunities, corporate development, and such other revenue-generating advice and consulting as the Company may reasonably request from time to time. In consideration for his consulting services and in recognition of the services, the Company has agreed to pay Mr. Nisan a cash consulting fee equal to $10,000 per month, payable within five business days after the commencement of each calendar month during the term of the Nisan Consulting Agreement. With the prior written consent from the Company, the Company is required to reimburse Mr. Nisan for preapproved out-of-pocket travel expenses incurred by Mr. Nisan on behalf of Company.

Ben Errez

On August 15, 2025, the Company and Mr. Errez entered into an Advisory Services Agreement (the “Errez Consulting Agreement”), effective as of September 1, 2025, and continuing through February 28, 2026. Pursuant to the terms and conditions of the Errez Consulting Agreement, Mr. Errez will provide services relating to advising the Company on strategic investor partnerships, investment relationships, exploration of merger and acquisition opportunities, corporate development, and such other revenue-generating advice and consulting as the Company may reasonably request from time to time. In consideration for his consulting services and in recognition of the services, the Company has agreed to pay Mr. Errez a cash consulting fee equal to $10,000 per month, payable within five business days after the commencement of each calendar month during the term of the Consulting Agreement. With the prior written consent from the Company, the Company shall reimburse Mr. Errez for preapproved out-of-pocket travel expenses incurred by Mr. Errez on behalf of Company.

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15. Commitments and Contingencies

Purchase Commitments

Aside from the Company’s operating lease commitments, which are disclosed in Note 13, Leases, the Company also has the following non-cancellable purchase commitments under services contracts with vendors for software products, as of September 30, 2025:

Fiscal years:	Amount
2025 (Remainder)	$49
2026	198
2027	198
2028	17
Total	$462

Severance Agreements

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 1, 2025, effective October 31, 2025 (the “Termination Date”), Fredi Nisan retired as Chief Executive Officer of the Company. In connection with his reported retirement, the Company and Mr. Nisan entered into a Severance Benefits Offer and General Waiver and Release of Claims agreement (the “Severance Agreement”). Pursuant to the Severance Agreement, Mr. Nisan will receive a cash payment of $350,000, less applicable withholding amounts, payable over a twelve-month period following the Termination Date, and all issued but unvested equity grants held by Mr. Nisan will vest as of the Termination Date. The Severance Agreement contains customary representations, warranties, and covenants.

In addition, on September 25, 2025, the Company and Mr. Nisan entered into an Advisory Services Agreement (the “Consulting Agreement”), effective as of November 1, 2025, and continuing through April 30, 2026. Pursuant to the terms and conditions of the Consulting Agreement, Mr. Nisan will provide services relating to advising the Company on strategic investor partnerships, investment relationships, exploration of M&A opportunities, corporate development, and such other revenue-generating advice and consulting as the Company may reasonably request from time to time. In consideration for his consulting services and in recognition of the services, the Company has agreed to pay Mr. Nisan a cash consulting fee equal to $10,000 per month, payable within five business days after the commencement of each calendar month during the term of the Consulting Agreement.

Employment Agreements

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on September 24, 2025, on September 22, 2025, the Company entered into an employment agreement with Mr. Oliva in connection with the continuation of his role as Chief Financial Officer of the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Oliva will continue his employment on an “at-will” basis with compensation to be set by the Company’s management team on an annual basis, eligibility for bonuses in accordance with the Company’s applicable bonus programs, and eligibility for other benefits such as participation in any retirement plans and insurance plans. The Company may terminate the Employment Agreement for cause and Mr. Oliva may terminate the Employment Agreement for good reason, both as further described in the Employment Agreement, and both the Company and Mr. Oliva may also terminate without cause subject to fifteen prior days’ notice. Upon termination for cause (by the Company) or without cause (by Mr. Oliva), the Company will pay for any earned but unpaid base salary, bonus, and vested benefits through the date of termination. In addition to the foregoing, in the case of termination without cause (by the Company) or for good reason (by Mr. Oliva), the Company will also pay Mr. Oliva severance in the amount of twelve months salary to be paid in twelve equal instalments, all vested equity awards will be fully vested, and continue to cover Mr. Oliva’s group health plan premium for a period of twelve months. The Employment Agreement contains standard covenants by the Company and Mr. Oliva, including as it relates to confidentiality and indemnification, and defines the duties and responsibilities of Mr. Oliva’s continued employment with the Company.

Merger Agreement with RTB Digital, Inc.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 2, 2025, on September 28, 2025, the Company, RYVYL Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and RTB Digital, Inc., a Delaware corporation (“RTB”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into RTB (the “Merger”), with RTB surviving the Merger as a wholly-owned subsidiary of the Company (the corporation surviving the Merger, the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), among other things, a number of shares of RTB capital stock will be exchanged for shares of common stock equal to an exchange ratio calculated pursuant to the terms set forth in the Merger Agreement, as consideration for the Merger. Upon the consummation of the Merger, the Company will be renamed “RTB Digital, Inc.”

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The Merger Agreement contains customary representations, warranties and covenants of the Company and RTB, including covenants relating to the conduct of the business of both the Company and RTB from the date of signing the Merger Agreement through the closing, obtaining the requisite approval of the stockholders of the Company and RTB, maintaining listing of the common stock of the Company on the Nasdaq Capital Market (“Nasdaq”) and applying for the continued listing of RTB Digital, Inc. after the closing of the Merger, on Nasdaq.

The Merger Agreement provides that the parties will use their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by the Merger Agreement. The consummation of the Merger is subject to the satisfaction or waiver of customary conditions pursuant to the terms set forth in the Merger Agreement. Following the Merger, RTB’s business will be the primary business of the combined companies, but the Company will continue its current operations, thereafter.

Legal Proceedings

From time to time, the Company is and may become involved in legal proceedings. The Company records a liability for those legal proceedings when it determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses when it is reasonably possible that a material loss may be incurred, however, the amount cannot be reasonably estimated. From time to time, the Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company and its shareholders

The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On December 12, 2022, Jacqueline Dollar (a/k/a Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims. The parties are currently in the discovery phase.

●

As previously disclosed in the Company’s 10-Q for the period ending March 31, 2025, as filed on May 20, 2025, since December 2022, the Company has been cooperating with an ongoing investigation by the SEC regarding possible violations of the federal securities laws. Following discussions with the Staff of the SEC, the Company made certain disclosures addressing the concerns regarding the Company’s 2020 Registration Statement on Form S-1 filed on December 23, 2020 and subsequent reporting, which are contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025 under Part I, Note 15, Commitments and Contingencies, and Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments, and under the Part II section titled “Legal Proceedings.”

We have been informed that the disclosures sufficiently addressed the Staff’s concerns. To resolve the potential charges arising from the SEC’s investigation, the Company has consented, without admitting or denying any wrongdoing, to entry of a judgment permanently restraining and enjoining the Company from violating certain provisions of the federal securities laws. The judgment will not require the Company to pay a monetary penalty and will resolve the SEC’s claims regarding these matters with respect to the Company.

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●	On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. On July 9, 2025, the Parties executed the Stipulation and Agreement of Settlement (“Stipulation of Settlement”). On July 15, 2025, Plaintiff filed its Unopposed Motion for Preliminary Approval of Class Action Settlement, which is scheduled for hearing on August 15, 2025. The Stipulation of Settlement provides for the full resolution and release of all claims against the Cullen Defendants in exchange for $300,000 in cash (“Cash Settlement Amount”), 700,000 freely tradable shares of the Company’s common stock (“Settlement Shares”), and a put option that, together with the Cash Settlement Amount and Settlement Shares, requires that the combined value of the settlement consideration shall be no less than $1,000,000. On August 20, 2025, the Court issued an Order Provisionally Approving Certification of the Proposed Settlement Class and Granting Preliminary Approval of the Class Action Settlement. The Motion for Final Approval of the Settlement is scheduled for hearing on December 19, 2025. There is no assurance, however, that the settlement will be completed and/or that the Court will approve it. The Cullen Defendants continue to deny any and all liability and allegations set forth in the pending Third Amended Complaint.

●

On June 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C.

The Complaints seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. On May 8, 2025, all parties reached an agreement in principle to fully resolve and settle all claims alleged in the lawsuits, and on September 30, 2025 they filed a Stipulation and Agreement of Settlement. The parties filed a Joint Motion for Preliminary Approval of Settlement on October 7, 2025, and it is scheduled for hearing on November 14, 2025. Unless and until the settlement is approved, and given the uncertainty of litigation and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of the cases at this time.

●	On October 1, 2023, the Company filed a demand for arbitration against Sky Financial with the American Arbitration Association in San Diego, California (the “Arbitration”). In the Arbitration, the Company seeks to recover for breach of contract and Sky Financial’s failure to perform its obligations On October 2, 2023, the Company filed a complaint against Sky Financial in San Diego Superior Court asserting the same claims asserted in the Arbitration, solely to toll any applicable statutes of limitations pending the Arbitration and, if necessary, provide jurisdiction for the court to compel arbitration. The action seeks damages, including interest and costs of suit incurred. The parties agreed to proceed in the Arbitration and to implement the steps needed to extend the current stay of the San Diego Superior Court action pending the Arbitration. Subsequently, the parties agreed to stay the Arbitration and attend mediation. A mediation was scheduled but then vacated by stipulation of the parties. The stay of the Arbitration has been lifted. After vigorously prosecuting its claims against Sky and Mr. Haller and vigorously defending against all claims asserted by Sky and Mr. Haller, on September 26, 2025, the parties entered into a confidential settlement agreement. On October 16, 2025, the Company filed with the San Diego Superior Court a Request for Dismissal, dismissing the case with prejudice.

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●

On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ‘24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company moved to dismiss the first amended complaint for similar reasons as its motion to dismiss the original complaint. The Court granted that motion, in part, on April 18, 2025, ruling that Mr. Byelick was incapable of pleading certain claims (and dismissing those claims) but adequately pled others for purposes of a motion to dismiss only. Mr. Byelick subsequently filed a motion for partial summary judgment, which the Court denied in full as premature. The parties are currently engaged in responding to written discovery requests.

The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

●	On July 2, 2025, Plaintiff Kapcharge USA Inc. commenced a lawsuit against Defendants Ryvyl Inc., FFS Data Corporation, CML Management, LLC and Cynthia Lambert in San Diego Superior Court, Case No. 25CU035045C. This lawsuit stems from a dispute between Kapcharge on the one hand and FFS Data Corporation (“FFS”), and CML Management, LLC on the other hand, related to a payment processor agreement between Kapcharge and FFS. Kapcharge alleges causes of action for Conversion, Money Had and Received, Violation of Penal Code § 496, Restitution, Breach of Contract (against FFS, CML, and Lambert), and Unfair Competition in Violation of California Business and Professions Code § 17200 et seq. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

●	On July 15, 2025, Plaintiff Rachael Mora filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Mora is alleging sex discrimination and sexual favoritism in violation of the California Fair Employment and Housing Act (“FEHA”), and failure to prevent discrimination in violation of FEHA. Ms. Mora is also claiming retaliation and negligent supervision/negligent retention. Ms. Mora is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims.

16. Segment Reporting

Prior to June 1, 2025, the Company operated under two reportable segments, North America and International. As of June 1, 2025, the Company has completed the previously announced sale of its wholly owned subsidiary, Ryvyl EU, which comprised substantially all of the business previously reported under the Company’s International segment. Following the sale of Ryvyl EU, the Company views its operations and manages its business as one operating segment. As such, refer to our unaudited condensed consolidated financial statements for the Company’s results of its one operating segment.

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17. Subsequent Events

Securities Purchase Agreement

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 7, 2025, on October 6, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RTB, pursuant to which the Company sold an aggregate of 50,000 shares of its Series C convertible preferred stock, par value $0.001 per share (the “Series C Preferred Stock”) to RTB in a private placement (the “PIPE Financing”), which closed on October 7, 2025. Each share of Series C Preferred Stock was sold at a purchase price of $0.40 per share to RTB for gross proceeds of up to $5,000,000 to the Company, before operating expenses. The Purchase Agreement memorializes that the purchase by RTB of the Series C Preferred Stock is in furtherance of maintaining the Company’s required capital during the period prior to the closing of the Merger, and that regardless of whether the Merger takes place, the Series C Preferred Stock shall be dilutive of the economics or voting of the Company’s shares of common stock only at such times as the Merger Agreement is effective. The Purchase Agreement specifies that solely in the event of a Material Breach Event (as defined in the Purchase Agreement), the Company shall issue to RTB warrants to purchase common stock, as outlined in the Purchase Agreement.

Compliance with Nasdaq’s Stockholders’ Equity Rule

As disclosed in our Current Report on Form 8-K filed with the SEC on April 11, 2025, we received a written notification from the Nasdaq Listing Qualifications Staff (the “Staff”) on April 8, 2025 notifying us that we were not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1)(the “Stockholders’ Equity Rule”). On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Stockholders’ Equity Rule (the “Compliance Plan”), and on May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq determined to grant the Company an extension to regain compliance with such rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company was required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with Rule 5550(b)(1). On October 10, 2025, the Company received a written notification from the Staff that, based on the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2025, the Staff determined that the Company regained compliance with the Stockholders’ Equity Rule.

Departure of Fredi Nisan as Chief Executive Officer and Director and Appointment of George Oliva as Interim Chief Executive Officer

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 1, 2025, the Company’s Chief Executive Officer, Fredi Nisan, informed the Company on September 25, 2025 of his retirement from his position, effective October 31, 2025, at which time George Oliva, the Company’s Chief Financial Officer, became the Company’s interim Chief Executive Officer. Also as previously disclosed in the Current Report on Form 8-K filed with the SEC on October 31, 2025, Mr. Nisan informed the Company on October 28, 2025 of his resignation as a director of the Company, effective October 30, 2025. Mr. Nisan’s departure from his positions was not the result of any disagreement with the Company related to its operations, policies or practices.

Executive Services Agreement with RTB

On November 10, 2025, the Company and RTB entered into an Executive Services Agreement (“Agreement”) pursuant to which the Company will provide RTB with executive oversight and project management relating to RTB’s accounting operations, including supervising, managing, and liaising with external auditors for annual audits and interim reviews. In consideration for the services to be provided, RTB will pay the Company specified hourly fees, as per the terms of the Agreement. The term of the Agreement is six (6) months and may be cancelled at any time by the parties’ mutual consent.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included in this Quarterly Report on Form 10-Q (this “Report”) and other materials we have filed or may filed, as well as information included in our oral or written statements, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words, or similar expressions or variations. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions, and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”). You should not rely upon forward-looking statements as predictions of future events.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Report identify important matters or factors which you should consider in evaluating our forward-looking statements. These matters or factors include, among other things:

●	our ability to effectively execute our business plan;

●	our ability to manage our expansion, growth and operating expenses domestically;

●	our ability to comply with new regulations and compliance requirements that affect our business;

●	our ability to evaluate and measure our business, prospects and performance metrics;

●	our ability to compete and succeed in an evolving industry;

●	our ability to respond and adapt to rapid changes in technology;

●	risks in connection with completed or potential acquisitions, post-acquisition integrations, dispositions and other strategic growth opportunities and initiatives, including, without limitation, the proposed merger transaction with RTB Digital, Inc.;

●	our need for, and ability to raise, additional capital;

●	our ability to maintain the listing of our common stock on the Nasdaq Capital Market or any other national securities exchange;

●	our ability to maintain operations in the event our financial condition is negatively impacted as the result of litigation or actions of any governmental agencies against us or against any of our officers or directors; and

●	our dependence on our proprietary technology, which we may not be able to protect.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by us (such as in our other filings with the SEC or in our press releases) for other factors that may cause actual results to differ materially from those projected by us. For additional information regarding risk factors that could affect our results, see “Risk Factors” beginning on page 18 of our 2024 Annual Report and “Risk Factors” on page 45 of this Report.

We intend the forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this Report, could materially and adversely affect our results of operations, financial condition, liquidity, and future performance.

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In this Report, unless the context otherwise requires, all references to “the Company,” “we,” “our” and “us” refer collectively to RYVYL Inc., a Nevada corporation, and its subsidiaries.

Our Management’s Discussion and Analysis and Results of Operations contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to successfully make and integrate acquisitions; our ability to consummate the proposed merger transaction with RTB Digital, Inc., raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations, including without limitation, our ability to maintain the listing of our common stock on the Nasdaq Capital Market; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; our ability to continue operating as a going concern; and other risks that might be detailed from time to time in our filings with the SEC.

Although the forward-looking statements in this Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this Report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

Going Concern

Substantial doubt exists as to our ability to continue as a going concern based on the fact that we do not have adequate working capital to finance our day-to-day operations. As described in the Notes to the Financial Statements included in our 2024 Form 10-K and in this Report, respectively, for the years ended December 31, 2024 and 2023, and the three and nine month periods ended September 30, 2025 and 2024, there is a substantial doubt about our ability to continue as a going concern. For the year ended December 31, 2024, we had a net loss of $26.8 million, and as of December 31, 2024, we had an accumulated deficit of $179.4 million. For the three months ended September 30, 2025, we had net loss of $2.0 million, and as of September 30, 2025, we had an accumulated deficit of $192.5 million.

In February 2024, the Company stopped processing credit card payments on its QuickCard platform because our processing partner’s bank informed them that they no longer wished to process payments for cannabis merchants. QuickCard was our first-generation product and was designed to address the needs of previously all-cash businesses. Although not limited to the cannabis industry, prior to discontinuing QuickCard, cannabis merchants made up a substantial majority of the platform’s processing volume. The decline in revenues resulting from the discontinuation of QuickCard has adversely impacted the Company’s liquidity. Also, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses, which it is no longer able to do following the sale of its wholly owned subsidiary, Ryvyl EU, effective June 1, 2025. As a result, management has determined that its cash balance as of September 30, 2025, will not be sufficient to fund the Company’s operations and capital needs for the next 12 months from the date of this Report. These conditions raise substantial doubt about our ability to continue as a going concern. See “Risk Factors - Our financial situation creates doubt whether we will continue as a going concern”. The unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

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Recent Developments

Compliance with Nasdaq’s Stockholders’ Equity Rule

As disclosed in our Current Report on Form 8-K filed with the SEC on April 11, 2025, we received a written notification from the Nasdaq Listing Qualifications Staff (the “Staff”) on April 8, 2025 notifying us that we were not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1)(the “Stockholders’ Equity Rule”). On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Stockholders’ Equity Rule (the “Compliance Plan”), and on May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq determined to grant the Company an extension to regain compliance with such rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company was required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with Rule 5550(b)(1). On October 10, 2025, the Company received a written notification from the Staff that, based on the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2025, the Staff determined that the Company regained compliance with the Stockholders’ Equity Rule.

Departure of Fredi Nisan as Chief Executive Officer and Director and Appointment of George Oliva as Interim Chief Executive Officer

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 1, 2025, the Company’s Chief Executive Officer, Fredi Nisan, informed the Company on September 25, 2025 of his retirement from his position, effective October 31, 2025, at which time George Oliva, the Company’s Chief Financial Officer, became the Company’s interim Chief Executive Officer. Also as previously disclosed in the Current Report on Form 8-K filed with the SEC on October 31, 2025, Mr. Nisan informed the Company on October 28, 2025 of his resignation as a director of the Company, effective October 30, 2025. Mr. Nisan’s departure from his positions was not the result of any disagreement with the Company related to its operations, policies or practices.

Executive Services Agreement with RTB

On November 10, 2025, the Company and RTB entered into an Executive Services Agreement (“Agreement”) pursuant to which the Company will provide RTB with executive oversight and project management relating to RTB’s accounting operations, including supervising, managing, and liaising with external auditors for annual audits and interim reviews. In consideration for the services to be provided, RTB will pay the Company specified hourly fees, as per the terms of the Agreement. The term of the Agreement is six (6) months and may be cancelled at any time by the parties’ mutual consent.

36

RESULTS OF OPERATIONS

Three Months Ended September 30, 2025 (Unaudited) Compared to Three Months September 30, 2024 (Unaudited):

(In thousands, except for percentages)

	Three Months Ended September 30,
	2025		2024		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
Revenue	$2,786	100.0%	$2,832	100.0%	$(45)	(1.6)%
Cost of revenue	1,393	50.0%	1,765	62.3%	(372)	(21.1)%
Gross profit	1,393	50.0%	1,067	37.7%	326	30.6%

Operating expenses:
Advertising and marketing	17	0.6%	29	1.0%	(12)	(41.4)%
Research and development	(216)	(7.8)%	815	28.8%	(1,032)	(126.6)%
General and administrative	924	33.2%	(102)	(3.6)%	1,026	(1,005.9)%
Payroll and payroll taxes	1,240	44.5%	2,292	80.9%	(1,052)	(45.9)%
Professional fees	511	18.3%	1,056	37.3%	(545)	(51.6)%
Stock compensation expense	133	4.8%	136	4.8%	(3)	(2.2)%
Depreciation and amortization	(12	(0.4)%	505	17.8%	(517)	(102.4)%
Impairment of intangible assets	(330)	(11.8)%	-	-	(330)	NM (1)
Restructuring charges	937	33.6%	-	-	936	NM (1)
Total operating expenses	3,204	115.0%	4,731	167.1%	(1,527)	(32.3)%
Loss from operations	(1,811)	(65.0)%	(3,664)	(129.4)%	1,853	(50.6)%

Other income (expense):
Interest expense	(32)	(1.1)%	(345)	(12.2)%	313	(90.7)%
Accretion of debt discount	-	-	(273)	(9.6)%	273	(100.0)%
Legal settlements expense	(155)	(5.6)%	(1,598)	(56.4)%	1,443	(90.3)%
Other (expense) income	45	1.6%	48	1.7%	(3)	(6.3)%
Total other (expense), net	(142)	(5.1)%	(2,168)	(76.6)%	2,026	(93.5)%

Loss from continuing operations before income taxes	(1,953)	(70.1)%	(5,832)	(205.9)%	3,879	(66.5)%
Provision for income taxes	-		450	15.9%	(450)	(100.0)%
Net loss from continuing operations	(1,953)	(70.1)%	(6,282)	(221.8)%	4,329	(68.9)%
(Loss) income from discontinued operations, net of tax	-	-	1,108	39.1%	(1,108)	(100.0)%
Net loss	$(1,953)	(70.1)%	$(5,174)	(182.7)%	$3,221	(62.3)%

(1)	Not Meaningful (“NM”)

37

Revenue

Consolidated revenue decreased $0.05 million, or 1.6%, to $2.78 million for the three months ended September 30, 2025, from $2.83 million for the three months ended September 30, 2024. The relatively flat performance in consolidated revenue was primarily driven by changes in transaction volume product mix. Total transaction volume increased from $188.2 million in the quarter ended September 30, 2024, to $285.4 million in the quarter ended September 30, 2025, and was substantially driven by a 51.7% increase, or $97.3 million, in banking transaction volume, which carries a much lower residual rate relative to acquiring transactions.

Cost of Revenue

Consolidated cost of revenue decreased $0.4 million, or 21.1%, to $1.4 million for the three months ended September 30, 2025, from $1.8 million for the three months ended September 30, 2024. Cost of revenue primarily consists of various fees charged by payment processors, fees paid to ISOs, and fees paid to banks for banking transactions. The relatively larger decrease in consolidated cost of revenue compared to consolidated revenue was primarily driven by a decrease in chargebacks activity for acquiring transactions in the quarter ended September 30, 2025, as well as the year-over-year changes in transaction volume product mix, as described above.

Operating Expenses

Operating expenses decreased $1.5 million, or 32.3%, to $3.2 million for the three months ended September 30, 2025, from $4.7 million for the three months ended September 30, 2024. The decrease was primarily driven by decreases in research and development of $1.0 million, payroll and payroll taxes of $1.1 million, professional fees of $0.6 million, depreciation and amortization of $0.5 million. These decreases were primarily partially offset by increases in general and administrative expenses of $1.0 million and restructuring charges of $0.9 million.

Other Expense, Net

Other expense, net, decreased by $2.0 million, or 93.4%, to $0.1 million for the three months ended September 30, 2025, from $2.2 million for the three months ended September 30, 2024. The decrease was primarily driven by decreases in legal settlements expense of $1.4 million, interest expense of $0.3 million, and accretion of debt discount of $0.3 million.

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Nine Months Ended September 30, 2025 (Unaudited) Compared to Nine Months September 30, 2024 (Unaudited):

(In thousands, except for percentages)

	Nine Months Ended September 30,
	2025		2024		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
Revenue	$8,338	100.0%	$15,478	100.0%	$(7,140)	(46.1)%
Cost of revenue	4,357	52.3%	9,132	59.0%	(4,775)	(52.3)%
Gross profit	3,981	47.7%	6,346	41.0%	(2,365)	(37.3)%

Operating expenses:
Advertising and marketing	22	0.3%	62	0.4%	(40)	(64.5)%
Research and development	362	4.3%	3,027	19.6%	(2,665)	(88.0)%
General and administrative	3,412	40.9%	2,640	17.1%	772	29.2%
Payroll and payroll taxes	4,359	52.3%	7,365	47.6%	(3,006)	(40.8)%
Professional fees	2,196	26.3%	3,351	21.7%	(1,155)	(34.5)%
Stock compensation expense	629	7.5%	542	3.5%	87	16.1%
Depreciation and amortization	229	2.7%	1,504	9.7%	(1,275)	(84.8)%
Impairment of goodwill	-	-	6,675	43.1%	(6,675)	(100.0)%
Impairment of intangible assets	758	9.1%	-	-	758	NM (1)
Restructuring charges	1,510	18.1%	1,636	10.6%	(126)	(7.7)%
Total operating expenses	13,477	161.6%	26,802	173.2%	(13,325)	(49.7)%
Loss from operations	(9,496)	(113.9)%	(20,456)	(132.2)%	10,960	(53.6)%

Other income (expense):
Interest expense	(1,785)	(21.4)%	(497)	(3.2)%	(1,288)	259.2%
Accretion of debt discount	(150)	(1.8)%	(1,978)	(12.8)%	1,828	(92.4)%
Changes in fair value of derivative liability	-	-	14	0.1%	(14)	(100.0)%
Derecognition expense on conversion of convertible debt	176	2.1%	(69)	(0.4)%	245	(355.1)%
Legal settlements expense	(155)	(1.9)%	(1,598)	(10.3)%	1,443	(90.3)%
Other income	71	0.9%	147	0.9%	(76)	(51.7)%
Total other (expense), net	(1,843)	(22.1)%	(3,981)	(25.7)%	2,138	(53.7)%

Loss from continuing operations before income taxes	(11,339)	(136.0)%	(24,437)	(157.9)%	13,098	(53.6)%
Provision for income taxes	305	3.7%	616	4.0%	(311)	(50.5)%
Net loss from continuing operations	(11,644)	(139.6)%	(25,053)	(161.9)%	13,409	(53.5)%
(Loss) income from discontinued operations, net of tax	(1,472)	(17.7)%	5,079	32.8%	(6,551)	(129.0)%
Net loss	$(13,116)	(157.3)%	$(19,974)	(129.0)%	$6,858	(34.3)%

(1)	Not Meaningful (“NM”)

39

Revenue

Consolidated revenue decreased $7.1 million, or 46.1%, to $8.3 million for the nine months ended September 30, 2025, from $15.5 million for the nine months ended September 30, 2024. The consolidated decrease in revenue was primarily driven by the previously disclosed loss of revenue associated with the Company’s QuickCard product transition during the first quarter of 2024. Total transaction volume increased from $592.7 million in the nine months ended September 30, 2024, to $719.9 million in the nine months ended September 30, 2025. The increase in transaction volume was driven by an increase of 113.6%, or $220.9 million, in banking transaction volume that was partially offset by a decrease of 23.4%, or $93.0 million, in acquiring transaction volume attributable to the adverse impact associated with the QuickCard product transition noted above.

Cost of Revenue

Consolidated cost of revenue decreased $4.8 million, or 52.3%, to $4.0 million for the nine months ended September 30, 2025, from $6.4 million for the nine months ended September 30, 2024. Cost of revenue primarily consists of various fees charged by payment processors, fees paid to ISOs, and fees paid to banks for banking transactions. The decrease in consolidated cost of revenue is consistent with the decline in revenue primarily associated with the QuickCard product transition, as discussed above.

Operating Expenses

Operating expenses decreased $13.3 million, or 49.7%, to $13.5 million for the nine months ended September 30, 2025, from $26.8 million for the nine months ended September 30, 2024. The decrease was primarily driven by decreases in research and development of $2.7 million, payroll and payroll taxes of $3.0 million, professional fees of $1.2 million, depreciation and amortization of $1.3 million, and impairment of goodwill of $6.7 million. These decreases were partially offset by increases in general and administrative expenses of $0.8 million and intangible assets impairment charges of $0.8 million.

Other Expense

Other expense, net, decreased $2.1 million, or 53.7%, to $1.8 million for the nine months ended September 30, 2025, from $4.0 million for the nine months ended September 30, 2024. The decrease was primarily driven by decreases in accretion of debt discount of $1.8 million and legal settlements expense of $1.4 million, which were partially offset by an increase in interest expense of $1.3 million.

40

Liquidity and Capital Resources

The Company’s consolidated working capital at September 30, 2025 was ($4.2) million, which included cash of $1.2 million and restricted cash of $16.6 million. Historically, the Company has financed its operations with proceeds from cash from operations, the sales of equity securities, and proceeds from its $100 million Note issued in November 2021. Our material liquidity needs principally relate to working capital requirements.

As further described in the subsection titled “section, Going Concern” above, since the first quarter of 2024, the Company’s liquidity has been adversely impacted by the decline in revenues related to the discontinuation of its QuickCard product. As also noted therein, until recently, the Company had relied on the repatriation of profits from its European subsidiaries to cover some of its critical operating expenses in North America, which it is no longer able to do following the sale of its wholly owned subsidiary, Ryvyl EU, effective June 1, 2025. As a result, management has determined that its cash balance as of September 30, 2025, will not be sufficient to fund its operations and capital needs for the next 12 months from the date of this Report. The Company’s ability to successfully address this liquidity shortfall is contingent upon the successful execution of management’s intended plan over the next twelve months, which includes, but is not limited to, the following:

●	raising additional capital through a variety of means, including private and public equity offerings and debt financings. The Company recently executed multiple successful capital raises in July 2025 and October 2025 (see Note 17, Subsequent Events) and continues to be actively engaged in discussions with multiple parties for additional funding opportunities;

●	exploring strategic initiatives, including M&A opportunities; on September 28, 2025, the Company, Ryvyl Merger Sub Inc. (a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and RTB Digital, Inc., a Delaware corporation (“RTB”), entered into an Agreement and Plan of Merger pursuant to which Merger Sub will merge with and into RTB (the “Merger”), with RTB surviving the Merger as a wholly-owned subsidiary of the Company (See Note 15, Commitments and Contingencies, for additional details);

●	continued execution of its accelerated business development efforts to drive volumes in diversified business verticals with the Company’s other products; and

●	continued implementation of cost control measures to more effectively manage spending and further right-sizing the organization, where appropriate.

Management has assessed that its intended plan described above, if successfully implemented, is appropriate and sufficient to address its liquidity shortfall and to provide funds to cover operations for the next 12 months from the date of the issuance of this Report. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available on a timely manner, on favorable terms, or be sufficient to continue our operations.

Cash Flow Activities

The following table summarizes cash flow activities for the periods presented (in thousands):

	Nine Months Ended September 30,
	2025	2024
Cash (used in) provided by operating activities	$(6,200)	$19,119
Cash used in investing activities	(76,351)	(1,226)
Cash provided by (used in) financing activities	7,353	(207)
Effects of exchange rates on cash and restricted cash	904	479)
Net (decrease) increase in cash and restricted cash	$(74,294)	$18,165

Operating Activities – Net cash used in operating activities for the nine months ended September 30, 2025, while cash provided by operating activities for the nine months ended September 30, 2024, was $19.1 million. The net cash used and provided by operating activities was primarily driven by the timing of settlement of assets and liabilities.

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Investing Activities – Net cash used in investing activities for the nine months ended September 30, 2025 and 2024 was $76.4 million and $1.2 million, respectively. The net cash used in investing activities for the nine months ended September 30, 2025, primarily relates to cash transferred to the purchaser in connection with the sale of Ryvyl EU. Net cash used in investing activities for the nine months ended September 30, 2024, primarily related to capitalized software development costs.

Financing Activities – Net cash provided by financing activities during the nine months ended September 30, 2025 was $7.4 million and was primarily driven by proceeds from a short-term note payable obtained by the Company in connection with the January 2025 SPA, partially offset by the partial repayment of the Note. Net cash used in financing activities during the nine months ended September 30, 2024, was negligible.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these estimates require significant judgment, our actual results may differ materially from our estimates.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this Item.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Regulations under the Exchange Act require public companies to maintain “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Disclosure controls and procedures include, without limitation, controls and other procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is accumulated and timely communicated to management, including our Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), to allow timely decisions regarding required disclosure. Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Report. Based on their evaluation as of September 30, 2025, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of such date.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation required by Rules 13a-15(e) and 15d-15(e) of the Exchange Act that occurred during the period covered by this Report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time-to-time, the Company is involved in legal proceedings. The following is a summary of our current outstanding litigation. Note that references to GreenBox POS are for historical purposes. GreenBox POS changed its name to RYVYL Inc. on October 13, 2022.

●	On December 12, 2022, Jacqueline Dollar (aka Jacqueline Reynolds), former Chief Marketing Officer of the Company, filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Dollar is alleging she was undercompensated compared to her male counterparts and retaliated against after raising concerns to management resulting in sex discrimination in violation of the California Fair Employment and Housing Act (“FEHA”) and failure to prevent discrimination in violation of FEHA. Ms. Dollar is also claiming intentional infliction of emotional distress. Ms. Dollar is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims. The parties are currently in the discovery phase.

●	As previously disclosed in the Company’s 10-Q for the period ending March 31, 2025, as filed on May 20, 2025, since December 2022, the Company has been cooperating with an ongoing investigation by the SEC regarding possible violations of the federal securities laws. Following discussions with the Staff of the SEC, the Company made certain disclosures addressing the concerns regarding the Company’s 2020 S-1 filed on December 23, 2020 and subsequent reporting, which are contained in the Company’s 10-Q for the period ending March 31, 2025 under Note 15, Commitments and Contingencies, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments, and under section Legal Proceedings.

We have been informed that the disclosures sufficiently addressed the Staff’s concerns. To resolve the potential charges arising from the SEC’s investigation, the Company has consented, without admitting or denying any wrongdoing, to entry of a judgment permanently restraining and enjoining the Company from violating certain provisions of the federal securities laws. The judgment will not require the Company to pay a monetary penalty and will resolve the SEC’s claims regarding these matters with respect to the Company.

●	On February 1, 2023, a putative class action lawsuit titled Cullen v. RYVYL Inc. fka GreenBox POS, et al., Case No. 3:23-cv-00185-GPC-AGS, was filed in the United States District Court for the Southern District of California against several defendants, including the Company and certain of our current and former directors and officers (the “Cullen Defendants”). The complaint was filed on behalf of persons who purchased or otherwise acquired the Company’s publicly traded securities between January 29, 2021 and January 20, 2023. The complaint alleged that the Cullen Defendants violated Sections 11, 12(a)(2), and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act by making false and/or misleading statements regarding the Company’s financial controls, performance and prospects. On June 30, 2023, the plaintiff filed an amended complaint. On March 1, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss, which included dismissing all Securities Act claims and narrowing the potential class period. The plaintiff filed a second amended complaint on April 30, 2024, which alleges claims against the Cullen Defendants under Exchange Act Sections 10(b) and 20(a) only and a class period of May 13, 2021 through January 20, 2023. The Company filed its motion to dismiss the second amended complaint on July 1, 2024. On October 21, 2024, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. The scope of the remaining claims is consistent with the Court’s last motion to dismiss decision dated March 1, 2024. On November 12, 2024, Plaintiff filed a Third Amended Complaint, which asserts the same legal causes of action and proposed class period as the previous complaint. On February 28, 2025, the Parties executed a Memorandum of Understanding (“MOU”) that reflects their agreement in principle to settle the claims asserted in this class action. On July 9, 2025, the Parties executed the Stipulation and Agreement of Settlement (“Stipulation of Settlement”). On July 15, 2025, Plaintiff filed its Unopposed Motion for Preliminary Approval of Class Action Settlement, which is scheduled for hearing on August 15, 2025. The Stipulation of Settlement provides for the full resolution and release of all claims against the Cullen Defendants in exchange for $300,000 in cash (“Cash Settlement Amount”), 700,000 freely tradable shares of the Company’s common stock (“Settlement Shares”), and a put option that, together with the Cash Settlement Amount and Settlement Shares, requires that the combined value of the settlement consideration shall be no less than $1,000,000. On August 20, 2025, the Court issued an Order Provisionally Approving Certification of the Proposed Settlement Class and Granting Preliminary Approval of the Class Action Settlement. The Motion for Final Approval of the Settlement is scheduled for hearing on December 19, 2025. There is no assurance, however, that the settlement will be completed and/or that the Court will approve it. The Cullen Defendants continue to deny any and all liability and allegations set forth in the pending Third Amended Complaint.

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●	On September 22, 2023, a shareholder derivative complaint was filed in the United States District Court for the Southern District of California against certain of the Company’s current and/or former officers and directors (the “Hertel Defendants”), Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01165-GPC-SBC. On August 4, 2023, a second shareholder derivative complaint was filed in the United States District Court for the Southern District of California against the Hertel Defendants, Marcus Gazaway, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et al., Case No. 3:23-CV-01425-LAB-BLM. Both derivative complaints generally allege that the Hertel Defendants failed to implement adequate internal controls that would prevent false and misleading financial information from being published by the Company and that controlling shareholders participated in overpayment misconduct resulting in violations of Sections 10(b), 14(a) and 20 of the Exchange Act and breached their fiduciary duties and, purportedly on behalf of the Company. On April 2, 2024, the Court granted the parties’ joint motion for an order consolidating the Hertel and Gazaway cases under the caption In re RYVYL Inc. Derivative Litigation, Lead Case No. 3:23-CV-01165-GPC-SBC (S.D. Cal.). On May 6, 2024, the Court issued an order staying the action until after the final resolution of any motion to dismiss the securities class action detailed above. On May 1, 2024, a third nearly identical shareholder derivative complaint was filed in Clark County, Nevada by plaintiff Christina Brown, derivatively on behalf of RYVYL, Inc., v. Ben Errez et al., Case No. A-24-892382-C.

The Complaints seeks damages and contribution from the Hertel Defendants and a direction that the Company and the Hertel Defendants take actions to reform and improve corporate governance and internal procedures to comply with applicable laws. The Hertel Defendants deny all allegations of liability and intend to vigorously defend against all claims. On May 8, 2025, all parties reached an agreement in principle to fully resolve and settle all claims alleged in the lawsuits, and on September 30, 2025 they filed a Stipulation and Agreement of Settlement. The parties filed a Joint Motion for Preliminary Approval of Settlement on October 7, 2025, and it is scheduled for hearing on November 14, 2025. Unless and until the settlement is approved, and given the uncertainty of litigation and the legal standards that must be met for success on the merits, the Company cannot predict the outcome of the cases at this time.

●	On October 1, 2023, the Company filed a demand for arbitration against Sky Financial with the American Arbitration Association in San Diego, California (the “Arbitration”). In the Arbitration, the Company seeks to recover for breach of contract and Sky Financial’s failure to perform its obligations On October 2, 2023, the Company filed a complaint against Sky Financial in San Diego Superior Court asserting the same claims asserted in the Arbitration, solely to toll any applicable statutes of limitations pending the Arbitration and, if necessary, provide jurisdiction for the court to compel arbitration. The action seeks damages, including interest and costs of suit incurred. The parties agreed to proceed in the Arbitration and to implement the steps needed to extend the current stay of the San Diego Superior Court action pending the Arbitration. Subsequently, the parties agreed to stay the Arbitration and attend mediation. A mediation was scheduled but then vacated by stipulation of the parties. The stay of the Arbitration has been lifted. After vigorously prosecuting its claims against Sky and Mr. Haller and vigorously defending against all claims asserted by Sky and Mr. Haller, on September 26, 2025, the parties entered into a confidential settlement agreement. On October 16, 2025, the Company filed with the San Diego Superior Court a Request for Dismissal, dismissing the case with prejudice.

●

On June 25, 2024, J. Drew Byelick, a former Chief Financial Officer of the Company, filed a complaint against the Company in the United States District Court for the Southern District of California, Case No. ‘24CV1096 JLS MSB. Mr. Byelick alleged breach of contract, fraudulent inducement of employment, along with intentional misrepresentation and concealment. The Company moved to dismiss the complaint for failure to state a claim and for other violations of the federal rules of civil procedure. The Court granted that motion on December 20, 2024, but permitted Mr. Byelick to file an amended complaint. Mr. Byelick filed his first amended complaint on January 19, 2025, asserting the same core claims. The Company moved to dismiss the first amended complaint for similar reasons as its motion to dismiss the original complaint. The Court granted that motion, in part, on April 18, 2025, ruling that Mr. Byelick was incapable of pleading certain claims (and dismissing those claims) but adequately pled others for purposes of a motion to dismiss only. Mr. Byelick subsequently filed a motion for partial summary judgment, which the Court denied in full as premature. The parties are currently engaged in responding to written discovery requests.

The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

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●	On July 2, 2025, Plaintiff Kapcharge USA Inc. commenced a lawsuit against Defendants Ryvyl Inc., FFS Data Corporation, CML Management, LLC and Cynthia Lambert in San Diego Superior Court, Case No. 25CU035045C. This lawsuit stems from a dispute between Kapcharge on the one hand and FFS Data Corporation (“FFS”), and CML Management, LLC on the other hand, related to a payment processor agreement between Kapcharge and FFS. Kapcharge alleges causes of action for Conversion, Money Had and Received, Violation of Penal Code § 496, Restitution, Breach of Contract (against FFS, CML, and Lambert), and Unfair Competition in Violation of California Business and Professions Code § 17200 et seq. The Company denies all allegations of liability and intends to vigorously defend against all claims. However, given the preliminary stage of the lawsuit, the uncertainty of litigation, and the legal standards that must be met for success on the merits, the Company cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

●	On July 15, 2025, Plaintiff Rachael Mora filed a complaint against the Company, Fredi Nisan, and Does 1-20 in San Diego Superior Court. Ms. Mora is alleging sex discrimination and sexual favoritism in violation of the California Fair Employment and Housing Act (“FEHA”), and failure to prevent discrimination in violation of FEHA. Ms. Mora is also claiming retaliation and negligent supervision/negligent retention. Ms. Mora is seeking an unspecified amount of damages related to, among other things, payment of past and future lost wages, stock issuances, bonuses and benefits, compensatory damages, and general, economic, non-economic, and special damages. As the Company cannot predict the outcome of the matter, the probability of an outcome cannot be determined. The Company intends to vigorously defend against all claims.

ITEM 1A. RISK FACTORS

Other than the newly identified risk factors described below, there have been no material changes with respect to risk factors previously disclosed in the Company’s 2024 Annual Report.

Our financial situation creates doubt whether we will continue as a going concern.

As described in the notes to our consolidated financial statements included in our 2024 Form 10-K and the notes to our interim condensed consolidated financial statements included in this Report, respectively, for the years ended December 31, 2024, and 2023, and the nine month periods ended September 30, 2025 and 2024, there is a substantial doubt about our ability to continue as a going concern. For the year ended December 31, 2024, we had a net loss of $26.8 million, and as of December 31, 2024, we had an accumulated deficit of $179.4 million. For the three months ended September 30, 2025, we had a net loss of $2.0 million, and as of September 30, 2025, we had an accumulated deficit of $192.5 million. Also, until recently, we had relied on the repatriation of profits from our European subsidiaries to cover some of our critical operating expenses, which we are no longer able to do following the sale of our wholly owned subsidiary, Ryvyl EU, effective June 1, 2025. As a result, management has determined that our cash balance as of September 30, 2025, will not be sufficient to fund our operations and capital needs for the next 12 months from the date of this Report. These conditions raise substantial doubt about our ability to continue as a going concern. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will need to raise additional working capital. No assurance can be given that additional financing will be available, or if available, that we will be able to secure any such financing on acceptable terms. If adequate working capital is not available, we may be forced to discontinue operations.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq.

As disclosed in our Current Report on Form 8-K filed with the SEC on April 11, 2025, we received a written notification from the Nasdaq Listing Qualifications Staff (the “Staff”) on April 8, 2025 notifying us that we were not in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1)(the “Stockholders’ Equity Rule”). On May 21, 2025, the Company submitted a compliance plan to Nasdaq to regain compliance with Stockholders’ Equity Rule (the “Compliance Plan”), and on May 23, 2025, the Company received a letter from Nasdaq (the “Nasdaq Extension Letter”) stating that, based on the information presented in the Compliance Plan, Nasdaq determined to grant the Company an extension to regain compliance with such rule. Pursuant to the terms of the Nasdaq Extension Letter, the Company was required to raise financing and provide sufficient evidence to Nasdaq, on or before October 6, 2025, that the Company believes it is in compliance with Rule 5550(b)(1). On October 10, 2025, the Company received a written notification from the Staff that, based on the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2025, the Staff determined that the Company regained compliance with the Stockholders’ Equity Rule.

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Additionally, on June 12, 2025, the Company received a notice from Nasdaq notifying the Company that, because the closing bid price for the common stock was below $1.00 per share for 30 consecutive business days, the Company was not in compliance with Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Company has been provided an initial compliance period of 180 calendar days, or until December 9, 2025, to regain compliance with the Minimum Bid Price Requirement. If the Company does not regain compliance by December 9, 2025, the Company may be eligible for an additional grace period.

During such compliance period, the common stock will continue to trade on the Nasdaq Capital Market. The Company has been diligently working on a plan to regain and maintain compliance with the Minimum Bid Price Requirement. There are no assurances that the Company will be able to regain or maintain compliance with any listing standards of Nasdaq or that Nasdaq will grant the Company any additional extension of time to regain compliance with any such listing requirements.

In the event that our common stock is delisted from Nasdaq due to a failure to regain compliance with the Minimum Bid Price Requirement, or to comply with any other requirement for continued listing on Nasdaq, and our Common Stock is not eligible for listing on another exchange, trading in the shares of our common stock could be conducted in the over-the-counter market established for unlisted securities such as markets operated by the OTC Markets Group Inc. In such event, it could become more difficult to trade or obtain accurate price quotations for our common stock. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

The Series C Preferred Stock has a liquidation preference over our common stock.

The Series C Preferred Stock has a liquidation preference that gets paid prior to any payment on our common stock. As a result, if we were to liquidate, dissolve or wind-up, each holder of our Series C Preferred Stock would have the right to receive payment out of our assets available for distribution, before any amount is paid to the holders of our common stock, in an amount in cash equal to the aggregate liquidation value of all of the shares of preferred stock held by such holder. Holders of the Series C Preferred Stock will not be entitled to dividends. The payment of the liquidation preferences on the Series C Preferred Stock could result in holders of our common stock not receiving any proceeds if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control.

Risks Related to the Proposed Merger with RTB

We may fail to realize all of the anticipated benefits of the proposed Merger with RTB.

The success of the proposed Merger with RTB, will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of the Company with RTB. To realize these anticipated benefits, however, we must successfully combine the businesses of the Company with RTB. If we are unable to successfully combine the businesses of the Company with RTB, the anticipated benefits and any cost savings of the Merger may not be realized fully or at all or may take longer to realize than expected. There is no guarantee that any cost saving or other economic benefits will occur, and we may incur unanticipated charges or make payments that were not previously contemplated.

The Company and RTB have operated, and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees and the disruption of each of the Company’s and RTB’s ongoing business, or inconsistencies in standards, controls, procedures, and policies that adversely affect the Company’s and RTB’s ability to maintain their relationships with their respective clients, customers, and employees, which could have a negative impact on our ability to achieve the anticipated benefits of the Merger. Integration efforts between the two companies may, to some extent, also divert management’s attention and resources. These integration matters could have an adverse effect on each of the Company and RTB during such transition period.

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The pendency of the Merger could materially and adversely affect the business and operations of the Company and RTB.

Prior to the effective time of the Merger, some customers, potential customers, or vendors of each of the Company and of RTB may delay or defer decisions regarding whether to do business or continue to do business with us or RTB, as applicable, which could materially and adversely affect the revenues or potential revenues, earnings or potential earnings, cash flows, expenses, and prospects of the Company and RTB, regardless of whether the Merger is completed.

Further, the pursuit of the Merger and the preparation for the integration in connection therewith may place a burden on each of the Company’s and RTB’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition, and results of operations.

The market price of our common stock may decline as a result of the proposed Merger.

The market price of our common stock may decline as a result of the proposed Merger with RTB if we do not achieve the perceived benefits of thereof or the effect of the proposed transaction on our financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the Merger, our and RTB’s stockholders will own interests in a combined company operating an expanded business with a different mix of assets, risks, and liabilities. Our existing stockholders may not wish to continue to invest in the Company subsequent to the consummation of the proposed Merger, or for other reasons may wish to dispose of some or all of their shares of our common stock.

The market price of our common stock after the proposed Merger with RTB may be affected by factors different from those currently affecting our shares of common stock.

The businesses of the Company, on the one hand, and RTB, on the other hand, differ and, accordingly, the results of operations of the Company subsequent to the completion of the proposed Merger and the market price of our common stock may be affected by factors different from those currently affecting the independent results of operations and market price of our common stock.

If the proposed Merger with RTB is not completed, we will have incurred substantial expenses without realizing the expected benefits.

We have incurred substantial expenses in connection with the execution of the transaction agreements and the transactions contemplated thereby, including the Merger. The completion of the Merger depends on the satisfaction of specified conditions, including the receipt of the requisite approval of our stockholders. There is no guarantee that these conditions will be met. If the Merger and the other transactions contemplated by the transaction agreements are not completed, these expenses could have a material adverse impact on our financial condition because it would not have realized the expected benefits for which these expenses were incurred.

In addition, if the Merger is not completed, we may experience negative reactions from the financial markets and from our stockholders, customers, and employees. We also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against us to perform our obligations under the Merger Agreement. We cannot assure you that if the proposed transaction is not completed that the risks discussed in this Report will not materialize and will not materially affect our business and financial results and the market price of our common stock.

Failure to consummate the Merger and the other transactions contemplated by the transaction agreements as currently contemplated or at all could materially and adversely affect us.

The consummation of the Merger and the other transactions contemplated by the transaction agreements may be delayed, the Merger and the other transactions contemplated by the transaction agreements may be consummated on terms different than those contemplated by the transaction agreements, or the Merger and the other transactions contemplated by the transaction agreements may not be consummated at all. Failure to consummate the Merger and the other transactions contemplated by the transaction agreements would prevent our stockholders from realizing the anticipated benefits of the Merger and the other transactions contemplated by the transaction agreements. In addition, a failure to consummate the Merger could result in a significant decline in the market price of our common stock and a negative perception of the Company generally, and would materially and adversely affect our future business and financial results. Any delay in the consummation of the Merger and the other transactions contemplated by the transaction agreements or any uncertainty about the consummation of the Merger and the other transactions contemplated by the transaction agreements on terms different than those contemplated by the Merger Agreement and the other transaction agreements or at all could also materially and adversely affect the market price of our common stock and our future business and financial results.

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The consummation of the Merger and the other transactions contemplated by the Merger Agreement are subject to a number of conditions, which, if not satisfied or waived, would adversely impact the parties’ ability to complete the Merger and the other transactions contemplated by the Merger Agreement.

The Merger and the other transactions contemplated by the Merger Agreement are subject to certain closing conditions, including, among others, requisite stockholder approvals. There can be no assurance that these conditions will be satisfied or waived, if permitted. Therefore, there can be no assurance with respect to the timing of the closing of the Merger and the other transactions contemplated by the Merger Agreement or that the Merger and the other transactions contemplated by the Merger Agreement will be completed at all.

The relative ownership position of our stockholders will be diluted as a result of the Merger.

The Merger will dilute the ownership position of our existing stockholders. Immediately following the closing of the transactions contemplated by the Merger Agreement, including the Merger, and without taking into account certain additional shares of common stock issued in consideration for the Merger, (i) the aggregate number of shares of common stock issued to the former stockholders and other equity holders of RTB as consideration for the Merger is expected to represent approximately 84.85% of the outstanding equity interests of the combined companies and (ii) Company equity holders as of immediately prior to the Merger are expected to own approximately 15.15% of the outstanding equity interests of the combined companies. Consequently, our existing stockholders, as a general matter, will have less influence over our management and policies after the effective time of the Merger than they currently exercise over our management and policies.

The Merger will result in changes to the Company’s board of directors and management team that may affect the Company’s business strategy post-Merger as compared to its current business strategy.

If the parties complete the Merger, the composition of the Company’s board of directors and management team may change from the respective current Board and management team. The Board of Directors of the combined companies will be reconstituted to consist of seven (7) members, six (6) of whom will be identified by RTB prior to the closing of the Merger, with Brett Moyer continuing to serve on the Company’s board of directors after such closing. The new composition of the Company’s board of directors and management team may affect our business strategy and operating decisions subsequent to the consummation of the Merger.

Our future results will suffer if we do not effectively manage the increased scale of the combined company’s operations and its optimization and expansion opportunities following the Merger.

Following the Merger, the combined company will be larger and more diverse than it is currently. Its future success will depend, in part, upon our ability to manage its optimization and expansion opportunities, which may pose substantial challenges for us to integrate new operations into our existing business in an efficient and timely manner, and upon our ability to successfully monitor our operations, costs, regulatory compliance, and to maintain other necessary internal controls. There is no assurance that the combined company’s optimization and expansion opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies, or other expected benefits of the proposed Merger with RTB.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

During the quarter ended September 30, 2025, we issued a total of 372,000 unregistered shares of common stock. The shares were issued to vendors and former employees of the Company as compensation.

The sale and the issuance of the foregoing securities were offered and sold in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving any public offering. No underwriter participated in the offer and sale of these securities, no commission or other remuneration was paid or given directly or indirectly in connection therewith, and there was no general solicitation or advertising for securities issued in reliance upon such exemption.

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ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

Trading Arrangements

During the quarterly period ended September 30, 2025, none of our directors or officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act) adopted or terminated any “Rule 10b5-1 trading arrangement” or any “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408 of Regulation S-K.

ITEM 6. EXHIBITS

Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
4.1	Form of Common Warrant dated July 16, 2025	8-K	4.1	July 16, 2025
4.2	Form of Pre-Funded Warrant dated July 16, 2025	8-K	4.2	July 16, 2025
10.1	Form of Securities Purchase Agreement dated July 15, 2025	8-K	10.1	July 16, 2025
10.2	Placement Agency Agreement, dated as of July 15, 2025	8-K	10.2	July 16, 2025
10.3	Warrant Agency Agreement, dated as of July 16, 2025	8-K	4.3	July 16, 2025
10.4	Severance Benefits Offer and General Waiver and Release of Claims Agreement, dated August 15, 2025, between the Company and Ben Errez	8-K	10.1	August 20, 2025
10.5	Employment Agreement dated September 22, 2025 between the Company and George Oliva	8-K	99.1	September 24, 2025
10.6	Severance Benefits Offer and General Waiver and Release of Claims Agreement, dated September 25, 2025, between the Company and Fredi Nisan	8-K	10.1	October 2, 2025
10.7	Agreement and Plan of Merger dated as of September 28, 2025, by and among RYVYL, Inc., RYVYL Merger Sub Inc. and RTB Digital, Inc.	8-K	2.1	October 2, 2025
31.1	Certification of Principal Executive Officer and Principal Financial Officer Pursuant to Exchange Act Rule 13a-14(a), As Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002				X
32.1*	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act 2002				X
101.INS	Inline XBRL Instance Document				X
101.SCH	Inline XBRL Taxonomy Extension Schema				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	In accordance with SEC Release 33-8238, Exhibit 32.1 is being furnished and not filed.

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SCAN TO VIEW MATERIALS VOTE RYVYL INC. 3131 CAMINO DEL RIO NORTH SUITE 1400 SAN DIEGO, CA 92108 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on March 17, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RVYL2026SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on March 17, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V84695-S31668 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. V84696-S31668 RYVYL INC. Special Meeting of Stockholders March 18, 2026 at 4:00 PM Eastern Time/1:00 PM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s), revoking all prior proxies given in connection herewith, hereby appoint(s) Brett Moyer and George Oliva, or either of them, as true and lawful attorney in-fact and proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock or preferred stock, as applicable, of RYVYL Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 4:00 PM Eastern Time/1:00 PM Pacific Time on March 18, 2026, at www.virtualshareholdermeeting.com/RVYL2026SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side